                                                                   Exhibit 17(c)

                               TABLE OF CONTENTS

                           METROPOLITAN SERIES FUND

         Economic and Capital Market Review....................     A-1


         State Street Research Money Market Portfolio..........   MSF-3


         Lehman Brothers Aggregate Bond Index Portfolio........   MSF-7

         State Street Research Income Portfolio................  MSF-19

         Loomis Sayles High Yield Bond Portfolio...............  MSF-30


         State Street Research Diversified Portfolio...........  MSF-41

         Harris Oakmark Large Cap Value Portfolio..............  MSF-53

         Janus Growth Porfolio.................................  MSF-59

         MetLife Stock Index Portfolio.........................  MSF-65

         Putnam Large Cap Growth Portfolio.....................  MSF-77

         State Street Research Investment Trust Portfolio......  MSF-83

         T. Rowe Price Large Cap Growth Portfolio..............  MSF-89


         Janus Mid Cap Portfolio...............................  MSF-96

         MetLife Mid Cap Stock Index Portfolio................. MSF-102

         Neuberger Berman Partners Mid Cap Value Portfolio..... MSF-112

         State Street Research Aggressive Growth Portfolio..... MSF-118


         Franklin Templeton Small Cap Growth Portfolio......... MSF-124

         Russell 2000 Index Portfolio.......................... MSF-132

         State Street Research Aurora Small Cap Value Portfolio MSF-157

         T. Rowe Price Small Cap Growth Portfolio.............. MSF-165


         Morgan Stanley EAFE Index Portfolio................... MSF-175

         Putnam International Stock Portfolio.................. MSF-189

         Scudder Global Equity Portfolio....................... MSF-196


         Notes to Financial Statements......................... MSF-203

         Footnotes to Portfolio Manager Commentary............. MSF-214

A Portfolio may have a name and/or investment objective that is very similar to that of a publicly available mutual fund that is managed by the same money manager. These Portfolios are not publicly available and will not have the same performance as those publicly available mutual funds. Different performance will result from differences in implementation of investment policies, cash flows, fees and size of the Portfolio.

Morgan Stanley sponsors the MSCI EAFE Index, Lehman Brothers sponsors the Lehman Brothers Aggregate Bond Index, Standard & Poor's sponsors the S&P 500 Index and the S&P 400 MidCap Index, and Frank Russell Company sponsors the Russell 2000 Index (together referred to as "index sponsors"). Direct investment in the indexes is not possible. The index sponsors do not sponsor, endorse, sell or promote any of the portfolios or make any representation regarding the advisability of investing in the Portfolios. The Index sponsors have no responsilbility for and do not participate in the management of the Portfolio assets or sale of the Portfolio shares. Each index and its associated service marks are the exclusive property of the respective index sponsors, and references thereto have been made with permission. The Metropolitan Series Fund, Inc. Statement of Additional Information contains a more detailed description of the limited relationship the index sponsors have with MetLife and the Fund.

METROPOLITAN SERIES FUND, INC.



FEBRUARY 2002

TO OUR POLICYHOLDERS/CONTRACT OWNERS:

We are pleased to provide you with the 2001 Annual Reports for the investment portfolios in your MetLife variable annuity and variable life insurance products. These reports include performance histories, portfolio allocations and financial reports as of December 31, 2001, as well as an outlook and strategy for each portfolio. The reports are designed to help you make an informed decision about how to allocate your money within your variable product.

MetLife offers a wide choice of investment and protection programs, including several variable life and variable annuity products, to help you meet your financial objectives. We are committed to meeting your expectations by providing quality products with strong performance potential and high service standards.

As an added service, MetLife now offers electronic delivery of your variable annuity and variable life annual and semi-annual reports, prospectuses, and other informational documents. With electronic delivery, you can view and save your documents on-line, rather than receive them in the mail. If you're interested in going "paperless", see the inside front cover of this report for instructions on how to enroll today!

Feel free to contact your Registered Representative with any questions you may have regarding your product's current asset allocation and other strategies that can help you build financial freedom. Thank you for choosing MetLife for our variable insurance and/or variable annuity needs.

Sincerely,

/s/ Mary Ann Brown

Mary Ann Brown
Head of Individual Business Product Management
MetLife Enterprise

METROPOLITAN SERIES FUND, INC.

 STATE STREET RESEARCH MONEY MARKET PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS


 INVESTMENT OBJECTIVE
 TO ACHIEVE THE HIGHEST POSSIBLE CURRENT INCOME CONSISTENT WITH PRESERVATION OF CAPITAL AND MAINTENANCE OF LIQUIDITY.

 INCEPTION DATE  6/24/83

 ASSET CLASS
 CASH/
 CASH EQUIVALENT

                                  NET ASSETS
                                 $49.3 MILLION

                               PORTFOLIO MANAGER
                                 KEVIN J. LEMA

PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the State Street Research Money Market Portfolio returned 3.8%. The average return of the Portfolio's peer group, the Lipper Variable Insurance Products Money Market Funds universe/15/, was 3.7% for the year. The portfolio's performance can be attributed primarily to declining short-term interest rates, which brought yields down on money market instruments throughout the year.

PORTFOLIO ACTIVITY
The portfolio's return dropped from one year ago as short-term interest rates moved lower as the Federal Reserve Board cut short-term interest rates throughout the year. In an attempt to spark an economic recovery, the Federal Reserve Board cut short-term interest rates 11 times, beginning in January of 2001. The Fed Funds rate -- which member banks pay to borrow from the central bank -- declined from 6.50% to 1.75% -- its lowest point in 40 years. Weak business spending, a slowdown in consumer spending, a declining stock market, and a fall-off in manufacturing were additional factors in the Fed's aggressive moves. Although these actions brought yields on money market funds down, they came down slower than yields on money market instruments and investors took advantage of the lag. Taxable institutional money market fund assets rose above $1 trillion for the first time in 2001.

PORTFOLIO OUTLOOK/A/
The potential for further interest rate cuts to revive U.S. economic growth and continuing concerns about the quality of corporate credits could keep money market yields low and demand high in the year ahead. The fund continues to invest only in high quality first-tier money market instruments such as corporate and domestic bank paper, as well as the paper of Canadian banks and provinces. The fund will continue to seek the highest possible current income consistent with preservation of capital and maintenance of liquidity.

--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------
                             STATE STREET RESEARCH
                            MONEY MARKET PORTFOLIO

                                           SRR MONEY
                                            MARKET
                                           PORTFOLIO
                           1 Year            3.`8%
                           3 Years            5.0
                           5 Years            5.1
                           10 Years           4.6
                           Since Inception    6.1

--------------------------------------------------------------------------------

 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                See footnotes to Portfolio Manager Commentary.

                                     MSF-3

METROPOLITAN SERIES FUND, INC.
STATE SREET RESEARCH MONEY MARKET PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMERCIAL PAPER--100.1% OF TOTAL NET ASSETS


   FACE                                   INTEREST MATURITY     VALUE
  AMOUNT   ISSUE                            RATE     DATE     (NOTE 1A)
           AEROSPACE & DEFENSE--4.1%
$2,000,000 United Technologies Corp......  2.95%   1/18/2002 $ 1,997,214
                                                             -----------

           ASSET BACKED--19.9%
 1,000,000 Windmill Funding Corp.........  2.10%    1/2/2002     999,942
 1,000,000 CXC, Inc......................  2.32%   1/11/2002     999,355
 1,000,000 CXC, Inc......................  2.28%   1/17/2002     998,987
 2,000,000 Delaware Funding Corp.........  2.32%   1/22/2002   1,997,293
   600,000 Kittyhawk Funding Corp........  2.00%   1/25/2002     599,200
   900,000 Verizon Global Funding........  2.35%    2/5/2002     897,944
   437,000 Kittyhawk Funding Corp........  1.90%    2/7/2002     436,147
 1,000,000 Preferred Receivables Funding
            Corp.........................  1.80%   2/28/2002     997,100
   900,000 Kittyhawk Funding Corp........  1.83%    3/8/2002     896,980
 1,000,000 Verizon Global Funding........  1.81%   4/18/2002     994,620
                                                             -----------
                                                               9,817,568
                                                             -----------

           BANKS--4.0%
   950,000 Wells Fargo & Co..............  2.32%    3/8/2002     945,959
 1,050,000 Wells Fargo & Co..............  1.82%   3/26/2002   1,045,541
                                                             -----------
                                                               1,991,500
                                                             -----------

           COMMUNICATION SERVICES--3.8%
   889,000 SBC Communications, Inc.......  2.02%   1/30/2002     887,554
 1,000,000 SBC Communications, Inc.......  2.00%    3/1/2002     996,722
                                                             -----------
                                                               1,884,276
                                                             -----------

           COSMETICS & TOILETRIES--4.4%
   700,000 Proctor & Gamble Co...........  1.77%   2/26/2002     698,073
 1,500,000 Proctor & Gamble Co...........  2.01%   3/14/2002   1,493,970
                                                             -----------
                                                               2,192,043
                                                             -----------

           DRUGS & HEALTH CARE--3.6%
 1,000,000 Merck & Co., Inc..............  1.77%   3/28/2002     995,772
   800,000 Merck & Co., Inc..............  2.00%   4/29/2002     794,755
                                                             -----------
                                                               1,790,527
                                                             -----------

           FEDERAL AGENCIES--6.8%
 1,000,000 Federal Home Loan Mortgage....  1.80%   3/15/2002     996,350
   388,000 Federal National Mortgage
            Association..................  1.85%    5/3/2002     385,567
 2,000,000 Federal National Mortgage
            Association..................  1.79%   6/13/2002   1,983,791
                                                             -----------
                                                               3,365,708
                                                             -----------

           FINANCE & BANKING--19.0%
 1,141,000 American Express Credit Corp..  1.70%    1/2/2002   1,140,946
 1,000,000 Sheffield Receivables Corp....  1.95%    1/4/2002     999,838
 1,000,000 Goldman Sachs Group, L.P......  3.35%   1/15/2002     998,697
   850,000 Sheffield Receivables Corp....  2.08%   1/22/2002     848,969
 1,000,000 General Electric Capital Corp.  2.22%   1/25/2002     998,520
 1,000,000 General Electric Capital Corp.  2.17%   1/25/2002     998,553
 1,000,000 Toronto Dominion Holdings.....  1.94%   2/14/2002     997,629
   400,000 Goldman Sachs Group, L.P......  2.22%   2/20/2002     398,767

   FACE                                   INTEREST MATURITY     VALUE
  AMOUNT   ISSUE                            RATE     DATE     (NOTE 1A)
           FINANCE & BANKING--(CONTINUED)
$1,000,000 Toronto Dominion Holdings.....  1.77%   3/14/2002 $   996,460
 1,000,000 Goldman Sachs Group, L.P......  1.72%   3/15/2002     996,512
                                                             -----------
                                                               9,374,891
                                                             -----------

           FINANCIAL SERVICES--8.9%
   400,000 Caterpillar Financial Services
            N.V..........................  2.34%   1/14/2002     399,662
 1,000,000 Household Finance Corp........  2.34%   1/24/2002     998,505
   500,000 Household Finance Corp........  2.31%   1/25/2002     499,230
   500,000 Caterpillar Financial Services
            N.V..........................  2.20%   2/12/2002     498,717
   900,000 Household Finance Corp........  1.77%   4/16/2002     895,354
 1,100,000 Caterpillar Financial Services
            N.V..........................  1.83%   5/20/2002   1,092,227
                                                             -----------
                                                               4,383,695
                                                             -----------

           FOOD & BEVERAGES--3.4%
   682,000 Coca Cola Co..................  1.80%   1/16/2002     681,489
 1,000,000 Coca Cola Co..................  2.24%    2/1/2002     998,071
                                                             -----------
                                                               1,679,560
                                                             -----------

           FOREIGN GOVERNMENT--8.1%
 1,000,000 Province of British Columbia..  1.95%   2/22/2002     997,183
 1,000,000 Province of British Columbia..  1.86%   2/27/2002     997,055
 1,000,000 Province of Quebec............  2.06%   3/28/2002     995,079
 1,000,000 Province of Ontario...........  1.98%    6/6/2002     991,420
                                                             -----------
                                                               3,980,737
                                                             -----------

           INVESTMENT BROKERAGE--5.1%
 1,000,000 Morgan Stanley Dean Witter
            & Co.........................  2.35%   1/11/2002     999,347
 1,500,000 J.P. Morgan Chase & Co........  1.86%   2/11/2002   1,496,823
                                                             -----------
                                                               2,496,170
                                                             -----------

           LEISURE--4.4%
 1,000,000 Park Avenue Recreation Corp...  2.32%   1/16/2002     999,033
   400,000 Park Avenue Recreation Corp...  2.10%   1/28/2002     399,370
   751,000 Park Avenue Recreation Corp...  2.05%    2/1/2002     749,674
                                                             -----------
                                                               2,148,077
                                                             -----------

           PUBLISHING--4.6%
 1,500,000 McGraw-Hill, Inc..............  1.85%   3/22/2002   1,493,833
   800,000 McGraw-Hill, Inc..............  2.05%    4/5/2002     795,718
                                                             -----------
                                                               2,289,551
                                                             -----------
           Total Commercial Paper
            (Cost $49,391,517)....................            49,391,517
                                                             -----------
           Total Investments--100.1%
            (Cost $49,391,517) (a)................            49,391,517
           Other assets less liabilities..........               (64,301)
                                                             -----------
           TOTAL NET ASSETS--100.0%...............           $49,327,216
                                                             ===========

(a)The aggregate cost for Federal income tax purposes was $49,391,517.

                See accompanying notes to financial statements.

                                     MSF-4

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH MONEY MARKET PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

         ASSETS
           Investments at value...................         $49,391,517
           Cash...................................               8,037
           Receivable for:
            Fund shares sold......................               5,223
           Prepaid Expenses.......................                 283
                                                           -----------
             Total Assets.........................          49,405,060
         LIABILITIES
           Payable for:
            Fund shares redeemed.................. $34,181
           Accrued expenses:
            Management fees.......................  10,286
            Other expenses........................  33,377
                                                   -------
             Total Liabilities....................              77,844
                                                           -----------
         NET ASSETS...............................         $49,327,216
                                                           ===========
           Net assets consist of:
            Capital paid in.......................         $49,326,348
            Undistributed net investment income...                 982
            Accumulated net realized gains
             (losses).............................                (114)
                                                           -----------
         NET ASSETS...............................         $49,327,216
                                                           ===========
         Computation of offering price:
         Net asset value and redemption price per
          share ($49,327,216 divided by
          4,867,934 shares of beneficial interest)         $     10.13
                                                           ===========
         Identified cost of investments...........         $49,391,517
                                                           ===========

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

           INVESTMENT INCOME
             Interest...........................          $1,985,925
           EXPENSES
             Management fees.................... $119,563
             Directors fees and expenses........   13,746
             Custodian..........................   47,193
             Audit and tax services.............   16,290
             Legal..............................    1,186
             Printing...........................   19,860
             Insurance..........................    2,575
             Miscellaneous......................    3,595
                                                 --------
               Total expenses...................             224,008
                                                          ----------
           NET INVESTMENT INCOME................           1,761,917
                                                          ----------
           NET INCREASE (DECREASE) IN NET ASSETS
            FROM OPERATIONS.....................          $1,761,917
                                                          ==========

                See accompanying notes to financial statements.

                                     MSF-5

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH MONEY MARKET PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                      YEAR ENDED   YEAR ENDED
                                                                     DECEMBER 31, DECEMBER 31,
                                                                         2001         2000
                                                                     ------------ ------------
FROM OPERATIONS
  Net investment income............................................. $ 1,761,917  $ 3,668,769
  Net realized gain (loss)..........................................           0           (6)
                                                                     -----------  -----------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................   1,761,917    3,668,763
                                                                     -----------  -----------
FROM DISTRIBUTIONS TO SHAREHOLDERS
   Net investment income............................................  (1,760,935)  (3,703,606)
                                                                     -----------  -----------
  TOTAL DISTRIBUTIONS...............................................  (1,760,935)  (3,703,606)
                                                                     -----------  -----------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.   1,029,934   (3,213,848)
                                                                     -----------  -----------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   1,030,916   (3,248,691)

NET ASSETS
  Beginning of the year.............................................  48,296,300   51,544,991
                                                                     -----------  -----------
  End of the year................................................... $49,327,216  $48,296,300
                                                                     ===========  ===========
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $       982  $         0
                                                                     ===========  ===========

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                      YEAR ENDED                YEAR ENDED
                                                                   DECEMBER 31, 2001         DECEMBER 31, 2000
                                                               ------------------------  ------------------------
                                                                 SHARES         $          SHARES         $
                                                               ----------  ------------  ----------  ------------
  Sales.......................................................  3,706,003  $ 38,239,889   4,639,469  $ 48,836,954
  Reinvestments...............................................    173,868     1,760,935     365,047     3,703,606
  Redemptions................................................. (3,773,580)  (38,970,890) (5,226,435)  (55,754,408)
                                                               ----------  ------------  ----------  ------------
  Increase (decrease) derived from capital share transactions.    106,291  $  1,029,934    (221,919) $ (3,213,848)
                                                               ==========  ============  ==========  ============

 FINANCIAL HIGHLIGHTS


                                                                   YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------
                                                          2001     2000     1999     1998     1997
                                                         -------  -------  -------  -------  -------
NET ASSET VALUE, BEGINNING OF YEAR...................... $ 10.14  $ 10.34  $ 10.35  $ 10.38  $ 10.44
                                                         -------  -------  -------  -------  -------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income.................................    0.39     0.65     0.51     0.54     0.54
                                                         -------  -------  -------  -------  -------
  Total from investment operations......................    0.39     0.65     0.51     0.54     0.54
                                                         -------  -------  -------  -------  -------
LESS DISTRIBUTIONS
  Distributions from net investment income..............   (0.40)   (0.85)   (0.52)   (0.57)   (0.60)
                                                         -------  -------  -------  -------  -------
  Total distributions...................................   (0.40)   (0.85)   (0.52)   (0.57)   (0.60)
                                                         -------  -------  -------  -------  -------
NET ASSET VALUE, END OF YEAR............................ $ 10.13  $ 10.14  $ 10.34  $ 10.35  $ 10.38
                                                         =======  =======  =======  =======  =======
TOTAL RETURN (%)........................................     3.8      6.2      4.9      5.2      5.2
Ratio of operating expenses to average net assets (%)...    0.47     0.37     0.42     0.48     0.49
Ratio of net investment income to average net assets (%)    3.68     6.02     4.81     5.11     5.08
Net assets, end of period (000)......................... $49,327  $48,296  $51,545  $41,185  $39,480

                See accompanying notes to financial statements.

                                     MSF-6

METROPOLITAN SERIES FUND, INC.

 LEHMAN BROTHERS AGGREGATE BOND INDEX PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS


 INVESTMENT OBJECTIVE
 TO EQUAL THE PERFORMANCE OF THE LEHMAN BROTHERS AGGREGATE BOND INDEX.

 INCEPTION DATE  11/9/98

 ASSET CLASS
 U.S. BONDS

                                  NET ASSETS
                                $270.7 MILLION

                             PORTFOLIO MANAGEMENT
                         METLIFE INVESTMENT DEPARTMENT

PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the Lehman Brothers Aggregate Bond Index Portfolio returned 7.4%, while its benchmark, the Lehman Brothers Aggregate Bond Index/1/, returned 8.4% over the same time period. An Index portfolio cannot exactly duplicate its benchmark Index's return because of differences that result primarily from sampling, pricing, and transaction costs.

PORTFOLIO ACTIVITY
The year 2001 began with the Federal Reserve easing interest rates 0.5% to help stimulate a softening U.S. economy. Spread (non-Treasury) sectors rallied in anticipation of a quick recovery, but reversed trend in March 2001 and the yield difference with Treasuries widened with subsequent reports of continued weakness in the economy. Weakness in the equity market put pressure on High Yield Corporate market, which widened 2.00% in March. Other spread sectors were also wider as the first quarter came to a close: Mortgage Backed Securities -0.20%, US Agencies -0.10%, Collateralized Mortgaged Backed Securities -0.40%, and Asset Backed Securities -0.15%.

The second quarter 2001 saw the Federal Reserve lower interest rates again, which led to lower Treasury yields and wider spreads. On September 11th, an event bigger than the market occurred and the financial world stood still. The impact of that day is personally immeasurable however the effects were felt in the economy. A wave of mass firings in numerous industries propelled the U.S. economy deeper into recession. Concerns over U.S. economic growth and a flight to quality in the face of volatile equity markets led to more action by the Federal Reserve in the third quarter.

Late in the year, the economy continued to weaken prompting the Federal Reserve to add liquidity into the financial system. In total, the Federal Reserve eased short-term interest rates 4.75% in 2001.

The end of 2001 concluded on a negative note. The fourth quarter saw Argentina default on it's debt and Enron file for bankruptcy. A difficult year has passed but 2002 should be a more rewarding year for the capital markets.

PORTFOLIO OUTLOOK/A/
Factors that can impact the return of the Portfolio and Index include the Federal Reserve's interest rate policy and global economic growth trends. With recent data showing signs of stronger U.S. economic growth, the markets expectation is for the Federal Reserve to raise short-term interest rates by mid 2002.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                       % OF TOTAL
              SECURITY                                 NET ASSETS
              ---------------------------------------------------
              FEDERAL HOME LOAN.......................    27.3%
              UNITED STATES TREASURY NOTES............    22.1
              FEDERAL NATIONAL MORTGAGE ASSOCIATION...    10.3
              UNITED STATES TREASURY BONDS............     6.9
              GOVERNMENT NATIONAL MORTGAGE ASSOCIATION     4.2
              GENERAL MOTORS ACCEPTANCE CORP..........     2.4
              FEDERAL FARM CREDIT BANKS...............     0.6
              CITIBANK CREDIT CARD MASTER TRUST I.....     0.6
              DEUTSCHE TELEKOM INTERNATIONAL FINANCE..     0.4
              TRIZECHAHN OFFICE PROPERTIES TRUST......     0.4

   A $10,000 INVESTMENT COMPARED TO THE LEHMAN BROTHERS AGGREGATE BOND INDEX
                                SINCE 11/9/98R


                                    [CHART]

         Lehman Brothers Aggregate      Lehman Brothers
            Bond Index Portfolio        Aggregate Index
         -------------------------      ---------------
11/98             10,000                    10,000
12/98             10,138                    10,087
12/99              9,999                    10,004
12/00             11,139                    11,167
12/01             11,965                    12,110

--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                              LEHMAN BROTHERS AGGREGATE  LEHMAN
                                BOND INDEX PORTFOLIO    BROTHERS
                              CLASS A CLASS B  CLASS E  AGGREGATE
              1 Year            7.4%    N/A      N/A       8.4%
              3 Years           5.7     N/A      N/A       6.3
              Since Inception   5.9     6.1(a)   4.8(b)    6.2

--------------------------------------------------------------------------------
(a)Inception date was January 2, 2001.
(b)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                See footnotes to Portfolio Manager Commentary.

                                     MSF-7

METROPOLITAN SERIES FUND, INC.
LEHMAN BROTHERS AGGREGATE BOND INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--89.5% OF TOTAL NET ASSETS


   FACE                                                  VALUE
  AMOUNT                                               (NOTE 1A)
               AEROSPACE & DEFENSE--0.5%
$   460,000    Boeing Co. 7.250%, 06/15/25.......... $     469,977
    233,000    Raytheon Co. 6.750%, 08/15/07........       239,599
    600,000    United Technologies Corp.
                7.500%, 9/15/29.....................       660,210
                                                     -------------
                                                         1,369,786
                                                     -------------

               ALUMINUM--0.1%
    300,000    Alcoa, Inc. 6.500%, 06/01/11.........       308,289
                                                     -------------

               ASSET BACKED--0.2%
    190,000    Citibank Credit Card Issuance Trust
                7.450%, 09/15/07....................       201,043
    435,000    Detroit Edison Co. 6.190%, 03/01/13..       442,810
                                                     -------------
                                                           643,853
                                                     -------------

               AUTO PARTS--0.1%
    300,000    Delphi Automotive Systems Corp.
                7.125%, 5/1/29......................       266,235
                                                     -------------

               AUTOMOBILES--0.5%
    350,000    DaimlerChrysler North America Holding
                Corp. 8.000%, 6/15/2010.............       367,672
    400,000    Ford Motor Co. 7.250%, 10/01/08......       398,228
    250,000    Ford Motor Co. 6.500%, 08/01/18......       220,140
    500,000    Ford Motor Co. 6.375%, 02/01/29......       402,345
                                                     -------------
                                                         1,388,385
                                                     -------------

               BANKS--0.1%
    300,000    Export Import Bank Korea
                6.500%, 2/10/02.....................       300,315
                                                     -------------

               BROADCASTING--0.1%
    250,000    Time Warner Entertainment Co., L.P.
                7.250%, 09/01/08....................       266,298
                                                     -------------

               CHEMICALS--0.4%
    300,000    E. I. du Pont de Nemours
                6.875%, 10/15/09....................       321,072
    460,000    E. I. du Pont de Nemours
                6.500%, 1/15/28.....................       459,821
    300,000    Rohm & Haas Co.
                7.400%, 07/15/09 (c)................       322,494
                                                     -------------
                                                         1,103,387
                                                     -------------

               COLLATERALIZED MORTGAGE OBLIGATIONS--1.2%
    500,000    Asset Backed Securities Corp.
                7.570%, 3/21/24.....................       515,420
    200,000    Bear Stearns Commercial Mortgage
                Securities, Inc. 7.780%, 02/15/10...       219,647

   FACE                                                     VALUE
  AMOUNT                                                  (NOTE 1A)
               COLLATERALIZED MORTGAGE OBLIGATIONS--(CONTINUED)
$  250,000     First Union Lehman Brothers Bank of
                America Commercial Mortgage Trust
                6.560%, 11/18/35........................ $    260,237
   250,000     Lehman Brothers Commercial Conduit
                Mortgage Trust 6.210%, 10/15/35.........      254,164
   100,000     Residential Asset Security Mortgage Pass
                Thru 5.751%, 08/25/05...................      101,693
   500,000     Saxon Asset Securities Trust
                6.190%, 8/25/22.........................      505,437
   400,000     Structured Asset Securities Corp.
                6.950%, 03/12/07........................      419,434
 1,000,000     Trizechahn Office Properties Trust (144A)
                6.211%, 03/15/13........................      998,200
                                                         ------------
                                                            3,274,232
                                                         ------------

               COMMUNICATION SERVICES--0.3%
   250,000     Comcast Cable Communications
                8.375%, 5/1/07..........................      277,350
   418,000     Time Warner, Inc. 9.125%, 01/15/13.......      494,665
                                                         ------------
                                                              772,015
                                                         ------------

               COMMUNICATIONS--0.1%
   300,000     SBC Communications, Inc.
                5.750%, 5/2/06..........................      307,077
                                                         ------------

               COMPUTERS & BUSINESS EQUIPMENT--0.2%
   425,000     International Business Machines Corp.
                8.375%, 11/1/19.........................      507,068
                                                         ------------

               CONGLOMERATES--0.1%
   300,000     Honeywell International, Inc.
                7.500%, 3/1/10..........................      322,329
                                                         ------------

               CONSTRUCTION MATERIALS--0.1%
   250,000     Caterpillar, Inc. 7.250%, 09/15/09.......      270,703
                                                         ------------

               COSMETICS & TOILETRIES--0.2%
   400,000     Procter & Gamble Co.
                6.600%, 12/15/04........................      426,560
                                                         ------------

               DOMESTIC OIL--0.1%
   300,000     Tosco Corp. 7.625%, 05/15/06.............      327,864
                                                         ------------

               DRUGS & HEALTH CARE--0.4%
   145,000     Abbott Laboratories
                5.600%, 10/01/03........................      150,799
   300,000     Abbott Laboratories
                5.625%, 07/01/06........................      308,028
   250,000     Johnson & Johnson
                6.950%, 09/01/29........................      264,495
   300,000     Merck & Co., Inc. 5.950%, 12/01/28.......      281,844
                                                         ------------
                                                            1,005,166
                                                         ------------

                See accompanying notes to financial statements.

                                     MSF-8

METROPOLITAN SERIES FUND, INC.
LEHMAN BROTHERS AGGREGATE BOND INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                             VALUE
  AMOUNT                                          (NOTE 1A)

               ELECTRIC UTILITIES--0.9%
$  200,000     Coastal Corp. 7.750%, 10/15/35... $    195,450
   235,000     Commonwealth Edison Co.
                6.400%, 10/15/05 (b)............      241,035
   150,000     Consolidated Edison Co.
                6.450%, 12/01/07................      153,387
   300,000     Dominion Resources, Inc.
                8.125%, 6/15/10.................      328,413
   400,000     K N Energy, Inc. 6.650%, 03/01/05      409,840
   226,829     Niagara Mohawk Power Corp.
                7.625%, 10/1/2005...............      241,840
   600,000     Puget Sound Energy, Inc.
                7.960%, 2/22/2010...............      597,072
   300,000     TXU Corp. 6.375%, 06/15/06.......      301,620
                                                 ------------
                                                    2,468,657
                                                 ------------

               ELECTRONICS--0.1%
   300,000     Exelon Generation Co. (144A)
                6.950%, 6/15/2011...............      301,575
                                                 ------------

               FEDERAL AGENCIES--35.4%
 1,650,000     Federal Farm Credit Banks
                6.380%, 11/27/06................    1,751,574
   864,254     Federal Home Loan
                7.000%, 12/01/15................      894,503
 1,003,733     Federal Home Loan
                7.500%, 03/01/16................    1,051,411
 1,637,578     Federal Home Loan
                6.000%, 04/01/16................    1,644,226
   369,743     Federal Home Loan
                8.000%, 10/01/28................      388,463
   839,560     Federal Home Loan
                6.000%, 02/01/29................      824,608
   922,727     Federal Home Loan
                6.000%, 04/01/29................      906,293
   710,074     Federal Home Loan
                7.000%, 01/01/30................      724,495
 2,116,417     Federal Home Loan
                7.500%, 05/01/30................    2,184,500
   240,523     Federal Home Loan
                6.500%, 10/01/30................      240,823
   598,311     Federal Home Loan
                6.500%, 11/01/30................      599,059
 1,366,918     Federal Home Loan
                6.500%, 05/01/31................    1,368,627
   767,694     Federal Home Loan
                6.000%, 06/01/31................      751,619
   174,503     Federal Home Loan
                6.500%, 06/01/31................      174,721
   119,730     Federal Home Loan
                6.000%, 07/01/31................      117,223

   FACE                                      VALUE
  AMOUNT                                   (NOTE 1A)
               FEDERAL AGENCIES--(CONTINUED)
$ 5,079,032    Federal Home Loan
                6.000%, 08/01/31......... $  4,972,677
  2,445,708    Federal Home Loan
                6.500%, 08/01/31.........    2,448,765
  2,085,224    Federal Home Loan
                6.000%, 09/01/31.........    2,043,726
    628,713    Federal Home Loan
                6.500%, 10/01/31.........      629,499
  3,882,882    Federal Home Loan
                6.500%, 11/01/31.........    3,887,735
  2,500,000    Federal Home Loan
                7.000%, 12/01/31.........    2,549,200
    360,000    Federal Home Loan Banks
                5.250%, 04/25/02.........      363,992
    400,000    Federal Home Loan Banks
                6.340%, 06/13/05.........      423,688
  3,709,000    Federal Home Loan Mortgage
                5.500%, 5/15/02..........    3,760,592
  1,050,000    Federal Home Loan Mortgage
                6.250%, 10/15/02.........    1,079,694
    400,000    Federal Home Loan Mortgage
                5.000%, 1/15/04..........      413,000
    275,000    Federal Home Loan Mortgage
                7.000%, 03/15/10 (c).....      299,233
    360,904    Federal Home Loan Mortgage
                7.000%, 6/1/11...........      375,225
    445,228    Federal Home Loan Mortgage
                7.500%, 8/1/24...........      463,038
    232,283    Federal Home Loan Mortgage
                7.500%, 11/1/24..........      241,574
      9,208    Federal Home Loan Mortgage
                7.000%, 3/1/26...........        9,415
    292,403    Federal Home Loan Mortgage
                7.500%, 10/1/26..........      304,465
    180,218    Federal Home Loan Mortgage
                8.000%, 2/1/27...........      189,342
    821,075    Federal Home Loan Mortgage
                7.500%, 10/1/27..........      851,348
    186,111    Federal Home Loan Mortgage
                7.000%, 12/1/27..........      190,066
  1,658,811    Federal Home Loan Mortgage
                6.000%, 11/1/28..........    1,629,268
    366,097    Federal Home Loan Mortgage
                7.000%, 11/1/28..........      373,705
    579,341    Federal Home Loan Mortgage
                6.000%, 12/1/28..........      569,023
    315,327    Federal Home Loan Mortgage
                7.000%, 4/1/29...........      321,731
    439,028    Federal Home Loan Mortgage
                6.000%, 5/1/29...........      431,209

                See accompanying notes to financial statements.

                                     MSF-9

METROPOLITAN SERIES FUND, INC.
LEHMAN BROTHERS AGGREGATE BOND INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                             VALUE
  AMOUNT                                          (NOTE 1A)
           FEDERAL AGENCIES--(CONTINUED)
$  270,099 Federal Home Loan Mortgage
            7.000%, 5/1/29...................... $    275,585
   790,246 Federal Home Loan Mortgage
            6.500%, 6/1/29......................      793,699
   666,842 Federal Home Loan Mortgage
            7.000%, 6/1/29......................      680,386
   774,687 Federal Home Loan Mortgage
            7.000%, 7/1/29......................      790,421
   686,324 Federal Home Loan Mortgage
            6.500%, 9/1/29......................      688,253
   689,834 Federal Home Loan Mortgage
            7.000%, 9/1/29......................      703,844
   579,597 Federal Home Loan Mortgage
            6.500%, 10/1/29.....................      581,226
 1,803,398 Federal Home Loan Mortgage
            7.500%, 10/1/29.....................    1,862,567
   763,926 Federal Home Loan Mortgage
            6.500%, 2/1/30......................      766,072
   965,000 Federal Home Loan Mortgage
            6.750%, 3/15/31.....................    1,023,353
   245,000 Federal National Mortgage Association
            5.375%, 03/15/02 (c)................      246,455
   600,000 Federal National Mortgage Association
            6.490%, 03/19/02....................      605,250
   550,000 Federal National Mortgage Association
            5.875%, 02/02/06....................      575,267
   370,000 Federal National Mortgage Association
            5.250%, 01/15/09....................      366,589
   455,731 Federal National Mortgage Association
            7.000%, 04/01/12....................      473,295
   543,321 Federal National Mortgage Association
            6.500%, 01/01/13....................      557,013
    20,802 Federal National Mortgage Association
            6.500%, 04/01/13....................       21,309
 1,020,225 Federal National Mortgage Association
            6.500%, 06/01/13....................    1,045,088
    39,692 Federal National Mortgage Association
            6.500%, 07/01/13....................       40,659
   440,409 Federal National Mortgage Association
            7.000%, 02/01/14....................      451,873
   796,239 Federal National Mortgage Association
            6.000%, 03/01/14....................      803,700
   181,809 Federal National Mortgage Association
            6.000%, 06/01/14....................      183,513
   328,381 Federal National Mortgage Association
            6.500%, 06/01/14....................      336,282
 1,090,647 Federal National Mortgage Association
            6.000%, 07/01/14....................    1,100,866
   275,291 Federal National Mortgage Association
            6.000%, 09/01/14....................      277,870

   FACE                                                 VALUE
  AMOUNT                                              (NOTE 1A)
               FEDERAL AGENCIES--(CONTINUED)
$  590,075     Federal National Mortgage Association
                7.500%, 08/01/15.................... $    618,097
   420,443     Federal National Mortgage Association
                7.500%, 09/01/25....................      436,470
    38,078     Federal National Mortgage Association
                7.000%, 06/01/26....................       38,863
   382,738     Federal National Mortgage Association
                7.500%, 06/01/26....................      397,328
    12,813     Federal National Mortgage Association
                8.000%, 10/01/26....................       13,462
    27,353     Federal National Mortgage Association
                7.500%, 09/01/27....................       28,395
    24,789     Federal National Mortgage Association
                7.500%, 11/01/27....................       25,734
     7,469     Federal National Mortgage Association
                7.500%, 12/01/27....................        7,753
   546,619     Federal National Mortgage Association
                7.500%, 03/01/28....................      564,384
    15,475     Federal National Mortgage Association
                 7.500%, 08/01/28...................       15,978
 1,150,000     Federal National Mortgage Association
                6.160%, 08/07/28....................    1,126,644
   154,480     Federal National Mortgage Association
                7.000%, 09/01/28....................      157,472
   546,338     Federal National Mortgage Association
                7.000%, 10/01/28....................      557,392
   278,983     Federal National Mortgage Association
                6.000%, 11/01/28....................      274,014
   157,885     Federal National Mortgage Association
                7.000%, 11/01/28....................      160,943
   112,045     Federal National Mortgage Association
                6.000%, 12/01/28....................      110,050
   691,249     Federal National Mortgage Association
                7.000%, 01/01/29....................      705,074
 1,260,916     Federal National Mortgage Association
                6.500%, 03/01/29....................    1,263,274
 3,035,265     Federal National Mortgage Association
                6.500%, 04/01/29....................    3,040,941
   260,788     Federal National Mortgage Association
                6.500%, 05/01/29....................      261,275
   900,000     Federal National Mortgage Association
                6.250%, 05/15/29 (c)................      896,202
   980,562     Federal National Mortgage Association
                7.500%, 07/01/29....................    1,017,941
   209,143     Federal National Mortgage Association
                6.500%, 08/01/29....................      209,534
   508,252     Federal National Mortgage Association
                7.000%, 08/01/29....................      517,781
   750,501     Federal National Mortgage Association
                7.000%, 09/01/29....................      764,573

                See accompanying notes to financial statements.

                                    MSF-10

METROPOLITAN SERIES FUND, INC.
LEHMAN BROTHERS AGGREGATE BOND INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                                VALUE
  AMOUNT                                             (NOTE 1A)
           FEDERAL AGENCIES--(CONTINUED)
$1,601,932 Federal National Mortgage Association
            7.000%, 10/01/29....................... $  1,631,968
   646,773 Federal National Mortgage Association
            7.500%, 10/01/29.......................      667,586
   304,456 Federal National Mortgage Association
            7.000%, 11/01/29.......................      310,164
    16,450 Federal National Mortgage Association
            8.000%, 11/01/29.......................       17,242
   624,016 Federal National Mortgage Association
            7.000%, 12/01/29.......................      635,716
   143,846 Federal National Mortgage Association
            8.000%, 04/01/30.......................      150,768
   177,126 Federal National Mortgage Association
            8.000%, 05/01/30.......................      185,649
   436,072 Federal National Mortgage Association
            7.500%, 07/01/30.......................      449,970
   622,734 Federal National Mortgage Association
            8.000%, 11/01/30.......................      654,257
   490,727 Federal National Mortgage Association
            8.000%, 01/01/31.......................      514,341
 1,979,396 Federal National Mortgage Association
            6.500%, 09/01/31.......................    1,982,613
   300,000 Federal National Mortgage Association
            6.210%, 08/06/38.......................      293,157
 1,060,478 Federal National Mortgage Association
            8.000%, 02/01/31.......................    1,111,508
    27,888 Government National Mortgage Association
            8.000%, 09/15/16.......................       29,718
    92,036 Government National Mortgage Association
            6.500%, 05/15/23.......................       93,043
   390,178 Government National Mortgage Association
            9.000%, 11/15/24.......................      424,928
   155,247 Government National Mortgage Association
            8.000%, 08/15/26.......................      163,495
   164,846 Government National Mortgage Association
            8.000%, 09/15/26.......................      173,605
 1,719,036 Government National Mortgage Association
            6.500%, 02/15/27.......................    1,727,631
     9,537 Government National Mortgage Association
            7.000%, 04/15/27.......................        9,773
   160,038 Government National Mortgage Association
            8.000%, 04/15/27.......................      168,040
   162,152 Government National Mortgage Association
            8.000%, 05/15/27.......................      170,260
   674,071 Government National Mortgage Association
            7.000%, 01/15/28.......................      690,707
   267,588 Government National Mortgage Association
            7.500%, 02/20/28.......................      276,033
   421,359 Government National Mortgage Association
            7.000%, 04/15/28.......................      430,444

   FACE                                            VALUE
  AMOUNT                                         (NOTE 1A)
               FEDERAL AGENCIES--(CONTINUED)
$  520,462     Government National Mortgage
                Association 7.000%, 05/15/28... $    531,683
   539,978     Government National Mortgage
                Association 7.000%, 06/15/28...      551,620
   610,732     Government National Mortgage
                Association 6.500%, 07/15/28...      612,827
   843,039     Government National Mortgage
                Association 6.500%, 08/15/28...      845,931
   389,155     Government National Mortgage
                Association 7.000%, 10/15/28...      397,546
   640,776     Government National Mortgage
                Association 6.500%, 11/15/28...      642,974
   539,983     Government National Mortgage
                Association 6.500%, 12/15/28...      541,835
   310,849     Government National Mortgage
                Association 6.000%, 01/15/29...      305,213
   340,355     Government National Mortgage
                Association 7.000%, 06/15/29...      347,587
   590,627     Government National Mortgage
                Association 8.000%, 06/15/29...      618,499
   298,161     Government National Mortgage
                Association 6.500%, 07/15/29...      299,184
   433,726     Government National Mortgage
                Association 7.500%, 08/15/29...      448,906
   657,103     Government National Mortgage
                Association 7.000%, 9/15/29....      671,067
   750,321     Government National Mortgage
                Association 7.500%, 04/15/30...      776,109
   162,067     Government National Mortgage
                Association 7.000%, 1/15/31....      165,511
 1,178,938     Government National Mortgage
                Association 7.000%, 3/15/31....    1,203,990
 2,925,088     Government National Mortgage
                Association 6.500%, 6/20/31....    2,922,339
                                                ------------
                                                  95,748,801
                                                ------------

               FINANCE & BANKING--8.0%
   500,000     Abitibi Consolidated, Inc.
                7.875%, 8/1/09.................      500,910
   250,000     American General Corp.
                8.500%, 07/01/30...............      291,677
   600,000     Associates Corp. North America
                6.250%, 11/1/08................      618,450
   300,000     Bank America Corp.
                7.400%, 01/15/11...............      321,792
   250,000     Bank One Corp. 7.625%, 08/01/05.      271,372
   150,000     Bank of America 7.800%, 02/15/10      164,097
   350,000     Bankamerica Corp.
                8.125%, 02/01/02...............      351,571

                See accompanying notes to financial statements.

                                    MSF-11

METROPOLITAN SERIES FUND, INC.
LEHMAN BROTHERS AGGREGATE BOND INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                                   VALUE
  AMOUNT                                                (NOTE 1A)
               FINANCE & BANKING--(CONTINUED)
 $  250,000    Bear Stearns Co., Inc. 7.800%, 08/15/07 $    272,282
    800,000    Bear Stearns Commercial
                Mortgage Securities, Inc.
                7.080%, 07/15/31......................      846,833
    550,000    Boeing Capital Corp.
                5.650%, 05/15/06......................      548,218
    250,000    CIT Group Holdings, Inc.
                6.375%, 10/1/2002.....................      256,598
    200,000    Capital One Bank 6.700%, 05/15/08......      185,316
    151,000    Chase Manhattan Corp.
                7.125%, 02/01/07......................      162,749
    500,000    Chase Manhattan Corp.
                7.875%, 06/15/10......................      553,205
    125,000    Chemical Master Credit Card Trust I
                5.980%, 09/15/08......................      129,375
    200,000    Citibank Credit Card Master Trust I
                6.550%, 02/15/04......................      201,000
    228,000    Citibank Credit Card Master Trust I
                5.300%, 01/09/06......................      234,341
  1,100,000    Citibank Credit Card Master Trust I
                6.100%, 05/15/08......................    1,149,148
    750,000    Citigroup, Inc. 6.200%, 03/15/09 (c)...      762,037
    250,000    Citigroup, Inc. 7.250%, 10/01/10.......      268,158
    800,000    Diageo Capital, Plc.
                6.625%, 06/24/04 (c)..................      848,776
    300,000    Donaldson Lufkin & Jenrette
                6.500%, 6/1/2008......................      306,939
    200,000    EOP Operating, L.P. 6.375%, 02/15/03...      206,138
    250,000    Equitable Cos., Inc.
                6.500%, 04/01/08......................      255,123
    175,000    First USA Credit Card Master Trust
                5.280%, 09/18/06......................      179,484
    250,000    First Union Corp. 7.550%, 08/18/05.....      271,010
    500,000    Fleet National Bank
                5.750%, 01/15/09......................      484,805
    250,000    FleetBoston Financial Corp.
                7.250%, 9/15/05.......................      269,072
    568,000    Ford Motor Credit Co.
                8.200%, 02/15/02......................      569,886
    500,000    Ford Motor Credit Co.
                7.500%, 06/15/03 (c)..................      516,690
    300,000    Ford Motor Credit Co.
                7.375%, 02/01/11......................      296,040
    550,000    General Electric Capital Corp.
                6.750%, 9/11/03.......................      583,104
    100,000    General Electric Capital Corp.
                7.500%, 8/21/35.......................      110,989
    250,000    Goldman Sachs Group, Inc.
                6.650%, 5/15/09.......................      253,293

   FACE                                                 VALUE
  AMOUNT                                              (NOTE 1A)
               FINANCE & BANKING--(CONTINUED)
$  350,000     Heller Financial, Inc.
                7.375%, 11/01/09.................... $    380,744
   350,000     Household Finance Corp.
                8.000%, 05/09/05....................      376,568
   300,000     Household Finance Corp.
                8.000%, 07/15/10....................      325,779
   250,000     J.P. Morgan & Co., Inc.
                6.250%, 12/15/05 (c)................      260,998
   250,000     J.P. Morgan Chase & Co.
                6.750%, 02/01/11....................      256,265
   500,000     Korea Development Bank
                7.125%, 04/22/04....................      527,665
   800,000     Lehman Brothers Holdings, Inc.
                6.625%, 2/5/06......................      837,808
   500,000     Mellon Financial Co.
                5.750%, 11/15/03....................      521,390
   250,000     Mellon Funding Corp. 6.400%, 05/14/11      254,000
   300,000     Merrill Lynch & Co., Inc.
                6.560%, 12/16/07....................      314,493
   300,000     Merrill Lynch & Co., Inc.
                6.000%, 2/17/09.....................      298,587
   250,000     Merrill Lynch & Co.
                6.375%, 10/15/08....................      257,795
   200,000     Merrill Lynch & Co.
                6.500%, 07/15/18....................      193,610
   300,000     Morgan Stanley Group, Inc.
                8.000%, 6/15/10.....................      334,638
   300,000     PNC Funding Corp.
                6.950%, 09/01/02....................      309,108
   170,000     PP&L Transition Bond, L.L.C.
                6.830%, 3/25/07.....................      180,675
   640,000     Paine Webber Group, Inc.
                6.550%, 4/15/08.....................      667,853
   350,000     Speiker Properties, L.P.
                7.350%, 12/01/17....................      334,981
   200,000     Standard Credit Card Master Trust I
                7.250%, 04/07/08....................      214,062
   250,000     Swiss Bank Corp. New York Branch
                7.750%, 9/1/26......................      274,190
   350,000     Vanderbilt Mortgage & Finance, Inc.
                6.120%, 02/07/15....................      361,754
    55,000     Vanderbilt Mortgage & Finance, Inc.
                6.080%, 12/07/15....................       56,709
   300,000     Wells Fargo & Co.
                5.900%, 05/21/06 (c)................      309,735
   250,000     Wells Fargo Financial, Inc.
                7.000%, 11/1/05.....................      267,430
   375,000     Western National Corp.
                7.125%, 02/15/04....................      397,481
                                                     ------------
                                                       21,754,796
                                                     ------------

                See accompanying notes to financial statements.

                                    MSF-12

METROPOLITAN SERIES FUND, INC.
LEHMAN BROTHERS AGGREGATE BOND INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                                      VALUE
  AMOUNT                                                   (NOTE 1A)

               FINANCIAL SERVICES--1.6%
$  300,000     Bell Atlantic Financial Services, Inc.
                7.600%, 03/15/07......................... $    324,006
   190,000     California Infrastructure & Economic
                Development 6.480%, 12/26/09.............      197,305
   250,000     Chase Commercial Mortgage Securities
                Corp. 6.390%, 11/18/30...................      256,621
   115,000     Chase Credit Card Owner Trust
                6.660%, 1/15/07..........................      121,792
   300,000     Chase Funding Mortgage Loan
                6.550%, 3/25/13..........................      303,479
   250,000     General Motors Acceptance Corp.
                5.850%, 1/14/09..........................      234,105
 1,000,000     General Motors Acceptance Corp.
                7.750%, 1/19/10..........................    1,042,390
   300,000     General Motors Acceptance Corp.
                7.250%, 3/2/11...........................      302,139
   250,000     Morgan Stanley Capital I, Inc.
                6.540%, 5/15/08..........................      259,691
   250,000     Morgan Stanley Capital I, Inc.
                6.550%, 3/15/30..........................      260,082
   700,000     Morgan Stanley Dean Witter Capital I Trust
                7.200%, 10/15/33.........................      744,976
   250,000     Qwest Capital Funding, Inc.
                7.900%, 8/15/10..........................      254,665
                                                          ------------
                                                             4,301,251
                                                          ------------

               FOOD & BEVERAGES--0.5%
   300,000     Coca Cola Enterprises, Inc.
                6.950%, 11/15/26.........................      308,841
   300,000     Pepsi Bottling Group, Inc.
                7.000%, 3/1/29...........................      317,985
   250,000     Pepsi Bottling Holdings, Inc. (144A)
                5.625%, 02/17/09.........................      246,938
   300,000     Unilever Capital 7.125%, 11/01/10.........      324,516
   250,000     Unilever Corp. 6.750%, 11/01/03...........      265,382
                                                          ------------
                                                             1,463,662
                                                          ------------
               INDUSTRIAL MACHINERY--0.1%
   300,000     Deere & Co. 7.850%, 05/15/10..............      324,354
                                                          ------------

               INTERNATIONAL OIL--0.2%
   300,000     Atlantic Richfield Co. 5.900%, 04/15/09...      299,250
   300,000     Transocean Sedco Forex, Inc.
                7.500%, 4/15/31..........................      295,581
                                                          ------------
                                                               594,831
                                                          ------------

               INTERNET--0.2%
   600,000     AOL Time Warner, Inc.
                7.625%, 04/15/31.........................      634,974
                                                          ------------

   FACE                                                VALUE
  AMOUNT                                             (NOTE 1A)

               LEISURE--0.3%
$  500,000     Carnival Corp. 6.150%, 04/15/08..... $    455,670
   250,000     The Walt Disney Co.
                7.300%, 02/08/05 (c)...............      266,490
                                                    ------------
                                                         722,160
                                                    ------------

               PAPER & FOREST--0.1%
   250,000     International Paper Co.
                6.875%, 04/15/29...................      235,920
                                                    ------------

               PETROLEUM SERVICES--1.0%
   400,000     Conoco, Inc. 5.900%, 04/15/04.......      413,212
   300,000     Conoco, Inc. 6.950%, 04/15/29.......      305,319
   650,000     Occidental Petroleum Corp.
                7.375%, 11/15/08...................      686,608
   300,000     Phillips Petroleum Co.
                6.375%, 03/30/09...................      303,144
   600,000     Phillips Petroleum Co.
                8.750%, 05/25/10...................      698,400
   250,000     Texaco Capital, Inc.
                6.000%, 06/15/05...................      262,455
                                                    ------------
                                                       2,669,138
                                                    ------------

               PUBLISHING--0.1%
   300,000     News America Holdings, Inc.
                7.375%, 10/17/08...................      311,934
                                                    ------------

               RAILROADS & EQUIPMENT--0.3%
   350,000     Norfolk Southern Corp.
                6.200%, 04/15/09...................      345,716
   300,000     Union Pacific Corp.
                7.600%, 05/01/05...................      322,995
                                                    ------------
                                                         668,711
                                                    ------------

               RETAIL--1.5%
   447,000     Dayton Hudson Corp. 6.400%, 02/15/03      465,385
   850,000     Federated Department Stores, Inc.
                6.300%, 04/01/09...................      819,281
   300,000     Fred Meyer, Inc. 7.450%, 03/01/08...      317,805
   497,000     McDonald's Corp. 5.950%, 01/15/08...      513,510
   500,000     Safeway, Inc. 7.000%, 09/15/02......      515,105
   300,000     Safeway, Inc. 6.150%, 03/01/06......      310,566
   250,000     Sears Roebuck Acceptance Corp.
                7.000%, 2/1/2011...................      254,143
   300,000     Target Corp. 7.000%, 07/15/31.......      310,518
   500,000     Wal-Mart Stores, Inc.
                6.875%, 08/10/09...................      536,080
                                                    ------------
                                                       4,042,393
                                                    ------------

                See accompanying notes to financial statements.

                                    MSF-13

METROPOLITAN SERIES FUND, INC.
LEHMAN BROTHERS AGGREGATE BOND INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


  FACE                                                VALUE
 AMOUNT                                             (NOTE 1A)

          TELEPHONE--1.2%
$ 500,000 AT&T Corp. 6.000%, 03/15/09............. $    475,535
  500,000 AT&T Corp. 6.500%, 03/15/29.............      436,765
  250,000 BellSouth Capital Funding Corp.
           7.875%, 2/15/30........................      289,200
  250,000 Cox Communications, Inc.
           7.750%, 11/1/10........................      268,902
  100,000 New York Telephone Co.
           5.875%, 09/01/03.......................      104,047
  250,000 Qwest Communications International, Inc.
           7.250%, 11/01/08.......................      246,345
  400,000 Sprint Capital Corp. 7.625%, 01/30/11...      419,532
  150,000 Vodafone Airtouch, Plc.
           7.750%, 02/15/10.......................      164,225
  125,000 Worldcom, Inc. 6.400%, 08/15/05.........      127,365
  300,000 Worldcom, Inc. 8.000%, 05/15/06.........      322,080
  300,000 Worldcom, Inc. 6.950%, 08/15/28.........      272,313
                                                   ------------
                                                      3,126,309
                                                   ------------

          TRANSPORTATION--0.4%
   96,771 Arcadia Automobile Receivables
           6.550%, 6/15/2005......................       98,330
  300,000 CSX Corp. 7.450%, 05/01/07..............      322,911
  300,000 Norfolk Southern Corp.
           7.250%, 02/15/31.......................      309,402
  190,026 Premier Auto Trust
           5.820%, 10/08/03.......................      194,241
                                                   ------------
                                                        924,884
                                                   ------------

          TRUCKING & FREIGHT FORWARDING--0.1%
  250,000 Fedex Corp. 6.625%, 02/12/04............      259,935
  100,000 Fedex Corp. 6.875%, 02/15/06............      103,214
                                                   ------------
                                                        363,149
                                                   ------------
          U.S. TREASURY--29.0%
  270,000 United States Treasury Bonds
           13.875%, 5/15/11.......................      370,829
  385,000 United States Treasury Bonds
           10.375%, 11/15/12 (c)..................      493,281
5,350,000 United States Treasury Bonds
           9.250%, 02/15/16 (c)...................    7,235,875
  570,000 United States Treasury Bonds
           8.875%, 08/15/17 (c)...................      757,211
2,625,000 United States Treasury Bonds
           8.875%, 02/15/19 (c)...................    3,521,595
  595,000 United States Treasury Bonds
           8.125%, 08/15/19 (c)...................      751,283
  315,000 United States Treasury Bonds
           8.750%, 08/15/20 (c)...................      422,591

   FACE                                        VALUE
  AMOUNT                                     (NOTE 1A)
               U.S. TREASURY--(CONTINUED)
$ 1,200,000    United States Treasury Bonds
                7.875%, 02/15/21 (c)....... $  1,492,692
    500,000    United States Treasury Bonds
                6.750%, 08/15/26 (c).......      563,670
    165,000    United States Treasury Bonds
                6.625%, 2/15/27............      183,459
    200,000    United States Treasury Bonds
                6.375%, 08/15/27 (c).......      215,906
  1,050,000    United States Treasury Bonds
                6.125%, 11/15/27 (c).......    1,100,694
  1,470,000    United States Treasury Bonds
                5.500%, 08/15/28 (c).......    1,419,461
    250,000    United States Treasury Bonds
                5.250%, 02/15/29 (c).......      234,062
  3,750,000    United States Treasury Notes
                6.250%, 02/28/02 (c).......    3,775,200
    600,000    United States Treasury Notes
                6.250%, 08/31/02 (c).......      617,250
    550,000    United States Treasury Notes
                5.875%, 9/30/02............      566,154
  1,000,000    United States Treasury Notes
                4.750%, 1/31/03............    1,027,660
    850,000    United States Treasury Notes
                5.750%, 04/30/03 (c).......      887,451
  1,450,000    United States Treasury Notes
                7.250%, 08/15/04 (c).......    1,582,762
  6,830,000    United States Treasury Notes
                7.875%, 11/15/04 (c).......    7,590,930
  6,700,000    United States Treasury Notes
                6.500%, 08/15/05 (c).......    7,248,529
  1,150,000    United States Treasury Notes
                5.625%, 02/15/06 (c).......    1,211,628
    200,000    United States Treasury Notes
                7.000%, 07/15/06 (c).......      221,124
  4,200,000    United States Treasury Notes
                5.500%, 02/15/08 (c).......    4,380,474
 10,080,000    United States Treasury Notes
                5.625%, 05/15/08 (c).......   10,560,413
  8,900,000    United States Treasury Notes
                5.500%, 05/15/09 (c).......    9,217,018
  6,680,000    United States Treasury Notes
                6.500%, 02/15/10 (c).......    7,332,369
  3,500,000    United States Treasury Notes
                5.000%, 08/15/11 (c).......    3,489,045
                                            ------------
                                              78,470,616
                                            ------------

                See accompanying notes to financial statements.

                                    MSF-14

METROPOLITAN SERIES FUND, INC.
LEHMAN BROTHERS AGGREGATE BOND INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)
                                              SHORT TERM INVESTMENT--9.5%

   FACE                                                  VALUE
  AMOUNT                                               (NOTE 1A)

               YANKEE--3.8%
$   230,000    ABN-AMRO Bank NV-New York Branch
                7.750%, 05/15/23..................... $    244,656
    300,000    Apache Finance Canada Corp.
                7.750%, 12/15/29.....................      330,390
     45,000    Asian Development Bank
                5.750%, 05/19/03.....................       46,465
    300,000    British Telecommunications, Plc.
                7.875%, 12/15/05.....................      321,852
  1,000,000    Deutsche Telekom International Finance
                B.V. 7.750%, 06/15/05................    1,070,290
    500,000    Government of Canada
                6.750%, 08/28/06.....................      543,155
    250,000    Hydro Quebec 7.500%, 04/01/16.........      275,695
    400,000    Intermediate American Development Bank
                8.875%, 06/01/09.....................      478,756
    200,000    Intermediate American Development Bank
                7.000%, 06/15/25.....................      219,346
    200,000    Korea Republic 8.875%, 04/15/08.......      230,282
    350,000    National Australia Bank, Ltd.
                6.600%, 12/10/07.....................      362,750
  1,000,000    Norsk Hydro 6.700%, 01/15/18..........      969,000
  1,000,000    PDVSA Financial, Ltd.
                6.450%, 02/15/04 (c).................      985,000
    250,000    Province of Nova Scotia
                9.250%, 03/01/20.....................      323,418
    300,000    Province of Ontario
                5.500%, 10/01/08.....................      300,927
    415,000    Province of Quebec
                8.800%, 04/15/03.....................      447,275
    350,000    Province of Quebec
                7.500%, 07/15/23.....................      386,816
    350,000    Republic of Finland 7.875%, 07/28/04..      385,157
    300,000    Republic of Italy 6.000%, 05/29/08....      306,420
    200,000    Transcanada Pipelines, Ltd.
                9.125%, 4/20/06......................      220,676
    300,000    Tyco International Group S.A.
                6.375%, 2/15/06......................      305,847
    700,000    Tyco International Group S.A.
                6.875%, 1/15/29......................      669,193
    500,000    United Mexican States
                9.875%, 02/01/10.....................      557,500
    250,000    United Mexican States
                8.375%, 01/14/11.....................      258,750
                                                      ------------
                                                        10,239,616
                                                      ------------
               Total Bonds & Notes
                (Identified Cost $237,424,848).......  242,227,293
                                                      ------------

   FACE                                                        VALUE
  AMOUNT                                                     (NOTE 1A)
               DISCOUNT NOTES--9.5%
25,800,000     Federal Home Loan Mortgage
                1.510%, 1/2/02.............................   25,798,918
                                                            ------------
               Total Short Term Investment (Identified Cost
                $25,798,918)...............................   25,798,918
                                                            ------------
               Total Investments--99.0%
                (Identified Cost $263,223,766) (a).........  268,026,211
               Other assets less liabilities...............    2,693,710
                                                            ------------
               TOTAL NET ASSETS--100%...................... $270,719,921
                                                            ============

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $264,526,998 for federal income tax purposes was as follows:

       Aggregate gross unrealized appreciation for all
        investments in which there is an excess of value
        over tax cost...................................... $ 4,991,643
       Aggregate gross unrealized depreciation for all
        investments in which there is an excess of tax cost
        over value.........................................  (1,492,430)
                                                            -----------
       Net unrealized appreciation......................... $ 3,499,213
                                                            ===========

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $37,965,749 with cash collateral backing valued at $38,242,388 and securities collateral backing valued at $303,375.

Key to Abbreviations:
144A--Securities exempt from registration under Rule 144A of the securities act of 1933. These securities may be resold to institutional buyers. At the period end, the value of these securities amounted to $1,546,713 or 0.6% of net assets.

                See accompanying notes to financial statements.

                                    MSF-15

METROPOLITAN SERIES FUND, INC.
LEHMAN BROTHERS AGGREGATE BOND INDEX PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value..................             $268,026,211
         Cash..................................                   95,395
         Receivable for:
          Fund shares sold.....................                  801,981
          Dividends and interest...............                3,052,050
          Collateral for securities loaned.....               38,242,388
         Prepaid expense.......................                    1,164
                                                            ------------
           Total Assets........................              310,219,189
       LIABILITIES
         Payable for:
          Fund shares redeemed................. $   123,985
          Securities purchased.................   1,043,719
          Return of collateral for securities
           loaned..............................  38,242,388
         Accrued expenses:
          Management fees......................      54,781
          Service and distribution fees
           Class B.............................       3,267
          Other expenses.......................      31,128
                                                -----------
           Total Liabilities...................               39,499,268
                                                            ------------
       NET ASSETS..............................             $270,719,921
                                                            ============
         Net assets consist of:
          Capital paid in......................             $260,239,467
          Undistributed net investment
           income..............................                8,257,896
          Accumulated net realized gains
           (losses)............................               (2,579,887)
          Unrealized appreciation
           (depreciation) on investments.......                4,802,445
                                                            ------------
       NET ASSETS..............................             $270,719,921
                                                            ============
       Computation of offering price:
       CLASS A
       Net asset value and redemption price
        per share ($254,356,841 divided by
        24,310,546 shares of beneficial
        interest)..............................             $      10.46
                                                            ============
       CLASS B
       Net asset value and redemption price
        per share ($16,275,978 divided by
        1,570,278 shares of beneficial
        interest)..............................             $      10.37
                                                            ============
       CLASS E
       Net asset value and redemption price
        per share ($87,102 divided by
        8,334 shares of beneficial interest)...             $      10.45
                                                            ============
       Identified cost of investments..........             $263,223,766
                                                            ============


 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

        INVESTMENT INCOME
          Interest................................          $12,595,478

        EXPENSES
          Management fees......................... $521,865
          Service and distribution fees--Class B..   17,439
          Directors' fees and expenses............   11,746
          Custodian...............................  156,102
          Audit and tax services..................   15,311
          Legal...................................      784
          Printing................................   87,396
          Insurance...............................    3,409
          Miscellaneous...........................      495
                                                   --------
            Total expenses........................              814,547
                                                            -----------
        NET INVESTMENT INCOME.....................           11,780,931
                                                            -----------
        REALIZED AND UNREALIZED GAIN (LOSS)
        Realized gain (loss) on:
          Investments--net........................             (338,303)
        Unrealized appreciation (depreciation) on:
          Investments--net........................            2,736,590
                                                            -----------
        Net gain (loss)...........................            2,398,287
                                                            -----------
        NET INCREASE (DECREASE) IN NET ASSETS
         FROM OPERATIONS..........................          $14,179,218
                                                            ===========

(a)Income on securities loaned $65,365

                See accompanying notes to financial statements.

                                    MSF-16

METROPOLITAN SERIES FUND, INC.
LEHMAN BROTHERS AGGREGATE BOND INDEX PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                      YEAR ENDED    YEAR ENDED
                                                                     DECEMBER 31,  DECEMBER 31,
                                                                         2001          2000
                                                                     ------------  ------------
FROM OPERATIONS
  Net investment income............................................. $ 11,780,931  $  8,936,080
  Net realized gain (loss)..........................................     (338,303)     (583,476)
  Unrealized appreciation (depreciation)............................    2,736,590     6,476,771
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................   14,179,218    14,829,375
                                                                     ------------  ------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................   (3,032,285)   (8,943,763)
   Class B..........................................................      (56,328)            0
                                                                     ------------  ------------
  TOTAL DISTRIBUTIONS...............................................   (3,088,613)   (8,943,763)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.  113,792,100    10,612,944
                                                                     ------------  ------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................  124,882,705    16,498,556
NET ASSETS
  Beginning of the year.............................................  145,837,216   129,338,660
                                                                     ------------  ------------
  End of the year................................................... $270,719,921  $145,837,216
                                                                     ============  ============
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $  8,257,896  $     41,985
                                                                     ============  ============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                   YEAR ENDED               YEAR ENDED
                                                                DECEMBER 31, 2001        DECEMBER 31, 2000
                                                            ------------------------  ----------------------
                                                              SHARES         $         SHARES         $
                                                            ----------  ------------  ---------  -----------
CLASS A
  Sales.................................................... 12,865,313  $131,876,290  1,106,980  $11,106,756
  Reinvestments............................................    304,446     3,032,285    904,239    8,943,763
  Redemptions.............................................. (3,590,669)  (37,203,649)  (960,016)  (9,437,575)
                                                            ----------  ------------  ---------  -----------
  Net increase (decrease)..................................  9,579,090  $ 97,704,926  1,051,203  $10,612,944
                                                            ==========  ============  =========  ===========
CLASS B
  Sales....................................................  1,993,280  $ 20,324,171          0  $         0
  Reinvestments............................................      5,690        56,328          0            0
  Redemptions..............................................   (428,692)   (4,379,873)         0            0
                                                            ----------  ------------  ---------  -----------
  Net increase (decrease)..................................  1,570,278  $ 16,000,626          0  $         0
                                                            ==========  ============  =========  ===========
CLASS E
  Sales....................................................      8,344  $     86,653          0  $         0
  Reinvestments............................................          0             0          0            0
  Redemptions..............................................        (10)         (105)         0            0
                                                            ----------  ------------  ---------  -----------
  Net increase (decrease)..................................      8,334  $     86,548          0  $         0
                                                            ==========  ============  =========  ===========
Increase (decrease) derived from capital share transactions 11,157,702  $113,792,100  1,051,203  $10,612,944
                                                            ==========  ============  =========  ===========

                See accompanying notes to financial statements.

                                    MSF-17

METROPOLITAN SERIES FUND, INC.
LEHMAN BROTHERS AGGREGATE BOND INDEX PORTFOLIO

 FINANCIAL HIGHLIGHTS


                                                                            CLASS A                     CLASS B       CLASS E
                                                          ---------------------------------------     ------------  ------------
                                                                                        NOVEMBER 9,    JANUARY 2,      MAY 1,
                                                                                          1998(A)       2001(A)       2001(A)
                                                             YEAR ENDED DECEMBER 31,      THROUGH       THROUGH       THROUGH
                                                          ----------------------------  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                            2001      2000      1999        1998          2001          2001
                                                          --------  --------  --------  ------------  ------------  ------------
NET ASSET VALUE, BEGINNING OF PERIOD..................... $   9.90  $   9.45  $  10.06    $ 10.00       $  9.93        $ 9.97
                                                          --------  --------  --------    -------       -------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income..................................     0.54      0.63      0.48       0.07          0.38          0.02
  Net realized and unrealized gain (loss) on investments.     0.19      0.45     (0.62)      0.07          0.23          0.46
                                                          --------  --------  --------    -------       -------        ------
  Total from investment operations.......................     0.73      1.08     (0.14)      0.14          0.61          0.48
                                                          --------  --------  --------    -------       -------        ------
LESS DISTRIBUTIONS
  Distributions from net investment income...............    (0.17)    (0.63)    (0.47)     (0.08)        (0.17)         0.00
  Distributions from net realized capital gains..........     0.00      0.00      0.00       0.00          0.00          0.00
                                                          --------  --------  --------    -------       -------        ------
  Total distributions....................................    (0.17)    (0.63)    (0.47)     (0.08)        (0.17)         0.00
                                                          --------  --------  --------    -------       -------        ------
NET ASSET VALUE, END OF PERIOD........................... $  10.46  $   9.90  $   9.45    $ 10.06       $ 10.37        $10.45
                                                          ========  ========  ========    =======       =======        ======
TOTAL RETURN (%).........................................      7.4      11.4      (1.4)       1.4 (b)       6.1 (b)      4.8 (b)
Ratio of operating expenses to average net assets (%)....     0.38      0.37      0.40       0.42 (c)      0.63 (c)      0.53(c)
Ratio of net investment income to average net assets (%).     5.66      6.54      6.06       5.28 (c)      5.33 (c)      5.74(c)
Portfolio turnover rate (%)..............................       18        15        96         11 (c)        18            18
Net assets, end of period (000).......................... $254,357  $145,837  $129,339    $58,810       $16,276        $   87
The Ratios of operating expenses to average net assets
 without giving effect to the voluntary expense agreement
 would have been (%).....................................       --        --        --       0.59 (c)        --            --

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.

                See accompanying notes to financial statements.

                                    MSF-18

METROPOLITAN SERIES FUND, INC.

 STATE STREET RESEARCH INCOME PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS


 INVESTMENT OBJECTIVE
 TO ACHIEVE THE HIGHEST POSSIBLE TOTAL RETURN, BY COMBINING CURRENT INCOME WITH CAPITAL GAINS, CONSISTENT WITH PRUDENT INVESTMENT RISKS AND, SECONDARILY, THE PRESERVATION OF CAPITAL.

 INCEPTION DATE  6/24/83

 ASSET CLASS
 U.S. BONDS

                                  NET ASSETS
                                $542.7 MILLION

                               PORTFOLIO MANAGER
                                JOHN H. KALLIS

PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of State Street Research Income Portfolio returned 8.3%. That was slightly less than the Lehman Brothers Aggregate Index,/1 which returned 8.4% for the same time period. The average return of the portfolio's peer group, the Lipper Variable Insurance Products Corporate Debt A Rated Funds universe15/, was 7.7% for the year. The portfolio's performance can be attributed primarily to declining interest rates and a generally favorable environment for bonds.

PORTFOLIO ACTIVITY
The Federal Reserve Board reduced short-term interest rates eleven times during the year, which created a favorable environment for short-term bonds -- and for the fixed-income markets in general. In the first half of the year, the portfolio benefited from its emphasis on short-to-intermediate term U.S. Treasury and Agency securities. Although our decision to position the fund for lower long-term interest rates in the second half of the year has not been fully rewarded (as the yield on the 10-Year U.S. Treasury bond ended the year about where it started at just over 5.0%), it positions the fund for what we believe will be declining rates in the months ahead. Yields reached a new cyclical low in November then turned upward.

The portfolio fell just short of the index primarily because of weaker performance in the first half of the year when it was underweighted in high-grade corporate bonds, which performed strongly. However, relative performance picked up in the second half. Investments in U.S. Treasury and Agency bonds did well in the third quarter. Our emphasis on bonds that trade off their yield spread to U.S. Treasuries was a good decision later in the year. European non-dollar bonds and emerging market bonds, although a small percentage of the portfolio, also made a positive contribution to performance, as did high yield bonds.
PORTFOLIO OUTLOOK/A/
We expect inflation to remain tame in the period ahead, the result of lower energy costs and lack of pricing power among retailers. We do not believe that an economic recovery will be strong enough to warrant an increase in interest rates, which the future's market appears to have priced into current levels. As a result, we have lengthened the fund's duration. (Duration is a measure of the fund's sensitivity to changing interest rates.) We continue to emphasize bonds outside the Treasury/Agency sector, which we believe will be the beneficiaries of lower interest rates, continued low inflation, and a stabilizing U.S. economy: corporate, and high yield bonds, as well as asset-backed securities and commercial mortgage-backed securities. If our outlook is on target, we believe that bonds are positioned to experience another good year and the portfolio is positioned to take advantage of an environment of declining interest rates and what we believe will be a saucer-shaped economic recovery. Diversification among the various bond market sectors and exposure to bond markets outside the U.S. should help cushion the portfolio against any surprises.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                       % OF TOTAL
              SECURITY                                 NET ASSETS
              ---------------------------------------------------
              UNITED SATES TREASURY BONDS.............    9.3%
              FEDERAL NATIONAL MORTGAGE ASSOCIATION...    5.4
              UNITED STATES TREASURY NOTES............    3.7
              GOVERNMENT NATIONAL MORTGAGE ASSOCIATION    2.1
              DLJ COMMERCIAL MORTGAGE CORP............    2.0
              CITIBANK CREDIT CARD ISSUANCE TRUST.....    1.3
              FORD MOTOR CREDIT CO....................    1.2
              REPUBLIC OF GREECE......................    1.2
              CONNECTICUT RRB SPECIAL PURPOSE TRUST...    1.2
              UNITED MEXICAN STATES...................    1.1


A $10,000 INVESTMENT COMPARED TO THE LEHMAN BROTHERS AGGREGATE BOND INDEX SINCE
                                   12/31/91


                                    [CHART]

          State Street
        Research Income  Lehman Brothers
           Portfolio     Aggregate Index
        ---------------  ---------------
12/91        10,000           10,000
12/92        10,692           10,740
12/93        11,907           11,787
12/94        11,533           11,443
12/95        13,787           13,558
12/96        14,284           14,050
12/97        15,689           15,406
12/98        17,164           16,745
12/99        16,775           16,607
12/00        18,654           18,538
12/01        20,210           20,103


--------------------------------------------------------------------------------
                         AVERAGE ANNUAL TOTAL RETURNS
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                STREET STREET RESEARCH
                  INCOME PORTFOLIO     LEHMAN BROTHERS
                CLASS A       CLASS E  AGGREGATE INDEX
1 Year            8.3%           N/A         8.4%
3 Years           5.6            N/A         6.3
5 Years           7.2            N/A         7.4
10 Years          7.3            N/A         7.2
Since Inception   9.6           6.2(a)       9.4

--------------------------------------------------------------------------------

(a)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.


                See footnotes to Portfolio Manager Commentary.

                                    MSF-19

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INCOME PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--97.7% OF TOTAL NET ASSETS


   FACE                                                  VALUE
  AMOUNT                                               (NOTE 1A)
               AEROSPACE & DEFENSE--1.0%
$ 1,250,000    Lockheed Martin Corp.
                8.500%, 12/01/29.................... $   1,495,400
    850,000    United Technologies Corp.
                6.350%, 3/1/11......................       864,093
  2,850,000    United Technologies Corp.
                6.700%, 8/1/28......................     2,848,375
                                                     -------------
                                                         5,207,868
                                                     -------------

               AGRICULTURAL MACHINERY--0.5%
  2,500,000    Cargill, Inc. (144A) 6.250%, 05/01/06     2,584,775
                                                     -------------

               AUTO PARTS--0.6%
  2,450,000    Dana Corp. (144A) 9.000%, 08/15/11...     2,217,250
  1,275,000    Lear Corp. 7.960%, 05/15/05..........     1,288,987
                                                     -------------
                                                         3,506,237
                                                     -------------

               AUTOMOBILES--2.1%
    375,000    Autonation, Inc. (144A)
                9.000%, 08/01/08....................       382,500
  2,950,000    BMW Vehicle Owner Trust
                5.110%, 05/25/06....................     3,004,389
  1,375,000    Briggs & Stratton Corp.
                8.875%, 03/15/11....................     1,430,371
  2,500,000    DaimlerChrysler Auto Trust
                5.320%, 9/6/2006....................     2,567,175
  1,450,000    DaimlerChrysler North America Holding
                Corp. 8.500%, 01/18/31..............     1,552,776
  2,575,000    Ford Motor Co. 7.450%, 07/16/31......     2,362,640
                                                     -------------
                                                        11,299,851
                                                     -------------

               BANKS--0.9%
  2,550,000    Suntrust Banks, Inc. 6.375%, 04/01/11     2,587,714
  2,100,000    Wells Fargo Bank N.A.
                6.450%, 02/01/11....................     2,145,969
                                                     -------------
                                                         4,733,683
                                                     -------------

               BUSINESS SERVICES--0.5%
  1,275,000    Electronic Data Systems Corp.
                6.850%, 10/15/04....................     1,348,759
  1,350,000    Electronic Data Systems Corp.
                7.450%, 10/15/29....................     1,402,555
                                                     -------------
                                                         2,751,314
                                                     -------------

               CHEMICALS--0.9%
  1,300,000    Airgas, Inc. 9.125%, 10/01/11........     1,391,000
  2,675,000    Lyondell Chemical Co.
                9.625%, 05/01/07....................     2,688,375

   FACE                                                 VALUE
  AMOUNT                                              (NOTE 1A)
            CHEMICALS--(CONTINUED)
$   900,000 OM Group, Inc. (144A)
             9.250%, 12/15/11....................... $    913,500
                                                     ------------
                                                        4,992,875
                                                     ------------

            COAL--0.1%
    525,000 Luscar Coal, Ltd. (144A)
             9.750%, 10/15/11.......................      556,778
                                                     ------------

            COLLATERALIZED MORTGAGE OBLIGATIONS--10.8%
  1,850,000 Bear Stearns Commercial Mortgage
             Securities, Inc. 7.080%, 07/15/31......    1,949,437
  1,226,832 Bear Stearns Commercial Mortgage
             Securities, Inc. 6.080%, 02/15/35......    1,243,318
  1,996,253 Chase Commercial Mortgage Securities
             Corp. 6.025%, 11/18/30.................    2,031,811
  2,325,000 Commercial Mortgage Acceptance Corp.
             (144A) 6.230%, 03/15/13................    1,773,357
  3,250,000 Commercial Mortgage Acceptance Corp.
             (144A) 5.440%, 05/15/13................    2,258,750
  6,175,000 Connecticut RRB Special Purpose Trust
             5.360%, 03/30/07.......................    6,368,401
  3,375,000 DLJ Commercial Mortgage Corp.
             7.362%, 06/10/31 (d)...................    2,708,437
  3,774,280 DLJ Commercial Mortgage Corp.
             6.930%, 8/10/09........................    3,924,058
  1,150,000 DLJ Commercial Mortgage Corp.
             7.500%, 9/10/10........................    1,195,637
  2,750,000 DLJ Commercial Mortgage Corp.
             6.240%, 11/12/31.......................    2,765,364
  3,150,000 First Union Lehman Brothers (144A)
             7.500%, 11/18/29.......................    2,520,630
  2,561,000 First Union Lehman Brothers Commercial
             Mortgage Trust II 6.600%, 11/18/29.....    2,644,489
  2,050,000 J.P. Morgan Commercial Mortgage
             Finance Corp. 6.507%, 10/15/35.........    2,088,117
  2,300,000 J.P. Morgan Project Commercial Mortgage
             Finance Corp. 7.238%, 09/15/29 (d).....    2,376,187
  2,531,871 Lehman Brothers-UBS Commercial
             Mortgage Trust (144A)
             6.155%, 07/14/16.......................    2,512,123
    549,907 Morgan Stanley Capital I, Inc.
             6.190%, 1/15/07........................      576,220
  4,525,000 Morgan Stanley Dean Witter Capital, Inc.
             6.460%, 02/15/33.......................    4,625,726
  1,450,000 NationsLink Funding Corp. (Class E)
             7.105%, 11/20/08.......................    1,438,690
  5,375,000 Principal Residential Mortgage Capital
             (144A) 4.550%, 12/20/04 (d)............    5,333,612
  2,550,000 Residential Asset Security Mortgage Pass
             Thru 5.751%, 08/25/05..................    2,561,455

                See accompanying notes to financial statements.

                                    MSF-20

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INCOME PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                                VALUE
  AMOUNT                                             (NOTE 1A)
            COLLATERALIZED MORTGAGE OBLIGATIONS--(CONTINUED)
$ 2,075,000 Salomon Brothers Commercial Mortgage
             Trust 6.226%, 12/18/35................ $  2,114,311
  3,508,355 Structured Asset Securities Corp.
             6.790%, 10/12/34......................    3,620,974
                                                    ------------
                                                      58,631,104
                                                    ------------

            COMMUNICATION SERVICES--2.3%
  2,400,000 AOL Time Warner, Inc.
             6.125%, 04/15/06......................    2,455,392
  2,475,000 CSC Holdings, Inc. 7.625%, 04/01/11....    2,480,470
  1,350,000 Cingular Wireless, L.L.C. (144A)
             5.625%, 12/15/06......................    1,354,077
    875,000 Crown Castle International Corp.
             10.750%, 08/01/11 (c).................      855,312
  2,605,000 Telecomunicacione de Puerto Rico, Inc.
             6.650%, 05/15/06......................    2,635,791
  2,425,000 Vodafone Airtouch, Plc.
             7.750%, 02/15/10......................    2,654,963
                                                    ------------
                                                      12,436,005
                                                    ------------

            COMMUNICATIONS--1.2%
    925,000 Charter Communications Holdings
             9.625%, 11/15/09......................      934,250
    375,000 Charter Communications Holdings, L.L.C.
             10.750%, 10/01/09.....................      391,875
  2,575,000 Clear Channel Communications
             7.250%, 9/15/03.......................    2,676,094
  2,425,000 Comcast Cable Communications
             6.750%, 1/30/11.......................    2,434,458
                                                    ------------
                                                       6,436,677
                                                    ------------

            COMPUTERS & BUSINESS EQUIPMENT--0.5%
  2,650,000 International Business Machines Corp.
             4.875%, 10/01/06......................    2,641,864
                                                    ------------

            DOMESTIC OIL--0.3%
  1,375,000 Pioneer Natural Resources Co.
             9.625%, 4/1/10........................    1,522,813
                                                    ------------

            DRUGS & HEALTH CARE--1.6%
  1,200,000 Columbia/HCA Healthcare Corp.
             6.870%, 9/15/03.......................    1,215,000
  1,395,000 Columbia/HCA Healthcare Corp.
             7.690%, 6/15/25.......................    1,325,250
  2,625,000 HealthSouth Corp. 7.000%, 06/15/08.....    2,559,375
  1,050,000 Quest Diagnostics, Inc.
             7.500%, 07/12/11......................    1,086,991

   FACE                                               VALUE
  AMOUNT                                            (NOTE 1A)
            DRUGS & HEALTH CARE--(CONTINUED)
$ 2,700,000 Tenet Healthcare Corp. (144A)
             5.375%, 11/15/06..................... $  2,633,904
                                                   ------------
                                                      8,820,520
                                                   ------------

            ELECTRIC UTILITIES--4.3%
  2,675,000 AEP Resources, Inc. (144A)
             6.500%, 12/1/03......................    2,748,830
    250,000 Allied Waste North America, Inc.
             8.875%, 4/1/08.......................      256,875
  1,150,000 Ameren Energy Generating Co.
             7.750%, 11/1/05......................    1,200,485
  1,350,000 American Electric Power, Inc.
             6.125%, 5/15/06......................    1,334,273
    800,000 Calpine Corp. 7.750%, 04/15/09 (c)....      708,000
  2,525,000 DTE Energy Co. 6.000%, 06/01/04.......    2,589,615
  2,300,000 Dominion Resources, Inc.
             7.625%, 7/15/05......................    2,452,352
  2,300,000 Duke Energy Co. 7.375%, 03/01/10......    2,437,379
  2,150,000 Exelon Corp. 6.750%, 05/01/11.........    2,155,461
  2,325,000 KeySpan Corp. 7.625%, 11/15/10........    2,524,810
  2,275,000 Peco Energy Transition Trust
             7.625%, 3/1/10.......................    2,491,057
  2,525,000 Progress Energy, Inc. 7.100%, 03/01/11    2,620,798
                                                   ------------
                                                     23,519,935
                                                   ------------

            ELECTRICAL EQUIPMENT--0.2%
  1,250,000 Ametek, Inc. 7.200%, 07/15/08.........    1,206,388
                                                   ------------

            FEDERAL AGENCIES--7.6%
    233,258 Federal Home Loan Mortgage Corp.
             9.000%, 12/1/09......................      248,770
     96,992 Federal National Mortgage Association
             7.750%, 09/01/06.....................      100,522
    184,468 Federal National Mortgage Association
             7.750%, 03/01/08.....................      193,169
     18,516 Federal National Mortgage Association
             7.750%, 04/01/08.....................       19,372
     42,007 Federal National Mortgage Association
             8.000%, 06/01/08.....................       44,228
    309,824 Federal National Mortgage Association
             8.250%, 07/01/08.....................      327,034
    317,853 Federal National Mortgage Association
             8.500%, 02/01/09.....................      339,118
     95,653 Federal National Mortgage Association
             8.500%, 09/01/09.....................      101,867
  4,300,000 Federal National Mortgage Association
             6.250%, 02/01/11.....................    4,367,854
     50,771 Federal National Mortgage Association
             9.000%, 04/01/16.....................       54,249

                See accompanying notes to financial statements.

                                    MSF-21

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INCOME PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                               VALUE
  AMOUNT                                            (NOTE 1A)
            FEDERAL AGENCIES--(CONTINUED)
$ 6,275,000 Federal National Mortgage Association
             7.125%, 01/15/30..................... $  6,963,305
  5,000,000 Federal National Mortgage Association
             7.250%, 05/15/30.....................    5,632,800
 11,100,000 Federal National Mortgage Association
             TBA, 12/01/99........................   11,315,118
     67,791 Government National Mortgage
             Association 7.500%, 05/15/07.........       70,871
  3,245,091 Government National Mortgage
             Association 7.500%, 12/15/14.........    3,419,515
  7,756,323 Government National Mortgage
             Association 7.000%, 05/15/31.........    7,921,145
                                                   ------------
                                                     41,118,937
                                                   ------------

            FINANCE & BANKING--17.6%
  2,750,000 AIG Sunamerica Global Financing II
             (144A) 7.600%, 06/15/05..............    2,974,922
  2,150,000 AIG Sunamerica Global Financing VI
             (144A) 6.300%, 05/10/11..............    2,173,822
  3,375,000 Bank America Corp.
             7.400%, 01/15/11 (c).................    3,620,160
  2,300,000 Bombardier Capital, Inc. (144A)
             7.300%, 12/15/02.....................    2,388,734
  2,550,000 Caterpillar Financial Asset Trust
             4.850%, 04/25/07.....................    2,604,825
  1,200,000 Chase Manhattan Corp.
             7.875%, 06/15/10.....................    1,327,692
  2,300,000 Citibank Credit Card Issuance Trust
             7.050%, 09/17/07.....................    2,449,500
  4,550,000 Citibank Credit Card Issuance Trust
             6.650%, 05/15/08.....................    4,687,910
  1,150,000 Citibank Credit Card Master Trust I
             5.300%, 01/09/06.....................    1,181,982
  1,695,000 Citibank Credit Card Master Trust I
             5.875%, 03/10/11.....................    1,710,357
  1,850,000 Citigroup, Inc. 6.750%, 12/01/05......    1,958,632
  1,125,000 Citigroup, Inc. 7.250%, 10/01/10......    1,206,709
  2,675,000 Conoco Funding Co. 5.450%, 10/15/06...    2,680,296
  2,550,000 Countrywide Funding Corp.
             5.250%, 5/22/03......................    2,613,699
  1,300,000 Credit Suisse USA, Inc.
             5.875%, 08/01/06.....................    1,322,464
  4,925,000 Detroit Edison Securitization Funding,
             L.L.C. 5.510%, 03/01/07..............    5,082,501
  4,800,000 Discover Card Master Trust I
             5.300%, 11/16/06.....................    4,944,000
  2,725,000 Distribution Financial Services Trust
             5.670%, 01/17/17.....................    2,674,860
  1,275,000 EOP Operating, L.P. 6.500%, 06/15/04..    1,323,425

   FACE                                                 VALUE
  AMOUNT                                              (NOTE 1A)
            FINANCE & BANKING--(CONTINUED)
$ 3,850,000 FleetBoston Financial Corp.
             7.250%, 9/15/05........................ $  4,143,716
  2,600,000 Florida Windstorm Underwriting (144A)
             7.125%, 02/25/19.......................    2,549,638
  6,575,000 Ford Motor Credit Co. 6.875%,
             02/01/06...............................    6,572,699
    550,000 GE Global Insurance Holding Corp.
             7.000%, 02/15/26.......................      571,224
  1,470,000 GE Global Insurance Holding Corp.
             7.750%, 06/15/30.......................    1,659,836
  3,700,000 General Motors Acceptance Corp.
             8.000%, 11/1/31........................    3,743,253
  1,175,000 Goldman Sachs Group, Inc.
             7.625%, 8/17/05........................    1,262,479
  1,225,000 Goldman Sachs Group, L.P. (144A)
             6.625%, 12/1/04........................    1,288,161
    675,000 J.P. Morgan Chase & Co.
             6.750%, 02/01/11.......................      691,916
  4,275,000 John Hancock Global Funding (144A)
             7.900%, 07/02/10.......................    4,722,421
  1,300,000 MBNA Corp. Senior Medium Term Note
             6.875%, 11/15/02.......................    1,341,964
  1,775,000 MBNA Master Credit Card Trust II
             7.000%, 2/15/12........................    1,884,819
  1,150,000 NiSource Finance Corp.
             7.500%, 11/15/03.......................    1,200,152
    625,000 Senior Housing Properties Trust
             8.625%, 1/15/12........................      631,250
  2,550,000 Simon Debartolo Group, L.P.
             6.875%, 11/15/06.......................    2,616,453
  2,700,000 Sprint Capital Corp. 6.000%, 01/15/07...    2,684,637
  2,575,000 United States Bank National Association
             Minneapolis 6.375%, 08/01/11...........    2,608,681
  2,400,000 United States West Capital Funding, Inc.
             6.375%, 07/15/08.......................    2,265,984
  1,500,000 Verizon Global Funding Corp.
             7.250%, 12/1/10........................    1,604,235
  2,450,000 Wells Fargo & Co. 7.250%, 08/24/05......    2,635,098
                                                     ------------
                                                       95,605,106
                                                     ------------

            FINANCIAL SERVICES--4.5%
  1,350,000 ERAC USA Finance Co. (144A)
             6.950%, 3/1/04.........................    1,369,008
  1,175,000 ERAC USA Finance Co. (144A)
             6.625%, 2/15/05........................    1,187,619
  2,500,000 General Electric Capital Corp.
             6.875%, 11/15/10.......................    2,694,800
  5,475,000 Household Finance Corp.
             6.375%, 10/15/11.......................    5,302,209

                See accompanying notes to financial statements.

                                    MSF-22

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INCOME PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)

   FACE                                                         VALUE
  AMOUNT                                                      (NOTE 1A)
            FINANCIAL SERVICES--(CONTINUED)
$   874,180 Long Beach Asset Holdings Corp. (144A)
             7.870%, 09/26/31............................... $    863,253
    900,000 Long Beach Asset Holdings Corp. (144A)
             0.990%, 12/31/31...............................      892,404
  2,700,000 MBNA Credit Card Master Note Trust
             1.000%, 06/15/09...............................    2,700,000
  2,425,000 MBNA Master Credit Card Trust
             6.500%, 4/15/10................................    2,552,116
    455,000 MBNA Master Credit Card Trust II 6.600%,
             4/16/07........................................      480,876
  1,525,000 Morgan Stanley Capital, Inc.
             6.210%, 11/15/31...............................    1,537,612
  2,225,000 Qwest Capital Funding, Inc. (144A) 7.000%,
             08/03/09.......................................    2,138,003
  2,425,000 West Penn Funding, L.L.C.
             6.810%, 9/25/08................................    2,584,638
                                                             ------------
                                                               24,302,538
                                                             ------------

            FOOD & BEVERAGES--2.1%
    900,000 Coca Cola Enterprises, Inc. 6.950%, 11/15/26....      926,523
  2,450,000 Conagra, Inc. 7.500%, 09/15/05..................    2,604,154
    200,000 Constellation Brands, Inc. 8.000%, 2/15/08......      204,000
  1,400,000 Kellogg Co. 5.500%, 04/01/03....................    1,436,470
  1,850,000 Pepsi Bottling Holdings, Inc. (144A)
             5.625%, 02/17/09...............................    1,827,337
  2,650,000 Tyson Foods, Inc. (144A) 6.625%, 10/1/04........    2,709,519
  1,400,000 Unilever Capital 7.125%, 11/01/10...............    1,514,408
                                                             ------------
                                                               11,222,411
                                                             ------------

            FOREIGN GOVERNMENT--3.1%
  3,100,000 Bundes Republic of Deutschland
             5.250%, 01/04/11, (EUR)........................    2,823,209
  4,325,000 Government of Canada 6.000%, 06/01/11, (CAD)....    2,843,858
 10,925,000 Government of New Zealand
             8.000%, 11/15/06, (NZD)........................    4,858,848
  6,108,767 Republic of Greece
             8.800%, 06/19/07, (EUR)........................    6,455,454
                                                             ------------
                                                               16,981,369
                                                             ------------

            GAS & PIPELINE UTILITIES--0.2%
    950,000 PSEG Transitions Funding, L.L.C. 5.980%, 6/15/08      987,696
                                                             ------------

            HEALTH CARE--PRODUCTS--0.5%
  2,375,000 Unilever Capital Corp. 6.875%, 11/01/05 (c).....    2,531,228
                                                             ------------

            HOTELS & RESTAURANTS--0.8%
  2,050,000 McDonald's Corp. 6.000%, 04/15/11...............    2,065,580

   FACE                                                        VALUE
  AMOUNT                                                     (NOTE 1A)
            HOTELS & RESTAURANTS--(CONTINUED)
$ 2,300,000 Park Place Entertainment Corp..................
              9.375%, 2/15/07.............................. $  2,392,000
                                                            ------------
                                                               4,457,580
                                                            ------------

            INDUSTRIAL MACHINERY--1.3%
  2,125,000 Beckman Industrials 7.450%, 03/04/08...........    2,210,127
  2,600,000 Dover Corp. 6.500%, 02/15/11...................    2,640,638
  2,300,000 Tembec Industries, Inc. 8.500%, 02/01/11.......    2,369,000
                                                            ------------
                                                               7,219,765
                                                            ------------

            INVESTMENT BROKERAGE--0.7%
  3,800,000 Merrill Lynch & Co., Inc.
             5.350%, 6/15/04...............................    3,905,982
                                                            ------------

            LEISURE--1.2%
  1,325,000 Aztar Corp. (144A) 9.000%, 08/15/11............    1,378,000
  2,300,000 Harrah's Operating, Inc. 7.875%, 12/15/05......    2,386,250
  2,650,000 The Walt Disney Co. 3.900%, 09/15/03...........    2,655,830
                                                            ------------
                                                               6,420,080
                                                            ------------

            MUNICIPAL BOND--0.6%
  2,775,000 New Jersey Economic Development Authority
             7.425%, 02/15/29..............................    3,080,833
                                                            ------------

            NEWSPAPERS--0.5%
  1,350,000 News America Holdings Inc. 8.625%, 2/1/03......    1,414,152
  1,275,000 News America Holdings, Inc. 7.750%, 1/20/24....    1,252,471
                                                            ------------
                                                               2,666,623
                                                            ------------

            PAPER & FOREST--0.5%
  1,125,000 International Paper Co. 8.000%, 07/08/03.......    1,197,664
  1,425,000 Potlatch Corp. (144A) 10.000%, 07/15/11........    1,479,720
                                                            ------------
                                                               2,677,384
                                                            ------------

            POLLUTION CONTROL--0.4%
  2,350,000 Allied Waste North America, Inc. 7.875%, 1/1/09    2,285,375
                                                            ------------

            RAILROADS & EQUIPMENT--0.8%
  1,100,000 Burlington Northern Santa Fe Corp.
             6.700%, 08/01/28..............................    1,057,155
  2,350,000 Union Pacific Corp.
             6.650%, 01/15/11..............................    2,388,469
    775,000 Union Pacific Corp.
             6.625%, 02/01/29..............................      738,017
                                                            ------------
                                                               4,183,641
                                                            ------------

                See accompanying notes to financial statements.

                                    MSF-23

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INCOME PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                               VALUE
  AMOUNT                                            (NOTE 1A)
            REAL ESTATE INVESTMENT TRUST--0.2%
$ 1,225,000 Spieker Properties, L.P...............
              6.800%, 5/1/04...................... $  1,272,481
                                                   ------------

            RETAIL--1.3%
  2,150,000 Kroger Co. 8.050%, 02/01/10...........    2,350,853
    125,000 Safeway, Inc. 7.000%, 09/15/02........      128,776
  3,825,000 Wal-Mart Stores, Inc. 7.550%, 02/15/30    4,416,116
                                                   ------------
                                                      6,895,745
                                                   ------------

            STEEL--0.5%
  2,700,000 Alaska Steel Corp. 7.875%, 02/15/09...    2,659,500
                                                   ------------

            TECHNOLOGY--0.4%
  2,400,000 CSX Corp. 7.050%, 05/01/02............    2,432,976
                                                   ------------

            TELEPHONE--3.1%
  1,125,000 AT&T Corp. 6.000%, 03/15/09...........    1,069,954
  1,475,000 AT&T Corp. 6.500%, 03/15/29...........    1,288,456
  1,250,000 AT&T Corp. (144A) 8.000%, 11/15/31....    1,307,638
  1,250,000 AT&T Wireless Services, Inc.
             8.750%, 3/1/31.......................    1,421,488
  2,250,000 British Telecommunications, Plc.
             8.875%, 12/15/30 (d).................    2,581,965
  2,325,000 GTE Corp. 6.940%, 04/15/28............    2,328,860
  2,250,000 Telus Corp. 7.500%, 06/01/07..........    2,342,002
  1,325,000 Worldcom, Inc. 7.875%, 05/15/03.......    1,392,893
  1,225,000 Worldcom, Inc. 6.500%, 05/15/04.......    1,259,655
  2,050,000 Worldcom, Inc. 7.500%, 05/15/11.......    2,099,364
                                                   ------------
                                                     17,092,275
                                                   ------------

            TRANSPORTATION--0.5%
  2,300,000 Norfolk Southern Corp.
             7.350%, 05/15/07.....................    2,471,281
                                                   ------------

            U.S. TREASURY--13.0%
  2,875,000 United States Treasury Bonds
             11.250%, 02/15/15 (c)................    4,410,883
 13,100,000 United States Treasury Bonds
             10.625%, 08/15/15 (c)................   19,433,064
  3,705,000 United States Treasury Bonds
             8.875%, 2/15/19......................    4,970,480
  5,800,000 United States Treasury Bonds
             8.125%, 8/15/21......................    7,407,702
 10,825,000 United States Treasury Bonds
             6.750%, 08/15/26 (c).................   12,203,455
  1,950,000 United States Treasury Bonds
             6.125%, 08/15/29 (c).................    2,063,958
    125,000 United States Treasury Bonds
             6.250%, 05/15/30 (c).................      135,274

   FACE                                               VALUE
  AMOUNT                                            (NOTE 1A)
            U.S. TREASURY--(CONTINUED)
$ 3,925,000 United States Treasury Notes
             6.125%, 08/31/02 (c)................. $  4,034,782
  5,100,000 United States Treasury Notes
             5.875%, 11/15/04 (c).................    5,398,044
  7,675,000 United States Treasury Notes
             7.000%, 07/15/06 (c).................    8,485,633
  2,250,000 United States Treasury Notes
             5.000%, 02/15/11 (c).................    2,241,563
                                                   ------------
                                                     70,784,838
                                                   ------------

            UTILITIES--0.5%
    900,000 Energy East Corp. 7.750%, 11/15/03 (d)      944,055
  1,655,000 PECO Energy Co. 6.130%, 03/01/09......    1,696,888
                                                   ------------
                                                      2,640,943
                                                   ------------

            YANKEE--8.0%
  2,100,000 British Sky Broadcasting Group
             6.875%, 2/23/09......................    2,014,992
  2,450,000 Deutsche Telekom International Finance
             B.V. 7.750%, 06/15/05................    2,622,211
  3,800,000 DR Investments (144A)
             7.100%, 05/15/02.....................    3,859,052
  3,078,525 Federal Republic of Brazil
             8.000%, 04/15/14 (c).................    2,333,830
  1,150,000 Flextronics International, Ltd.
             9.875%, 07/01/10 (c).................    1,207,500
  2,525,000 France Telecom S.A. (144A)
             7.200%, 3/1/06.......................    2,651,881
  3,069,000 National Republic of Bulgaria
             4.563%, 01/28/02 (d).................    2,700,720
  1,300,000 Province of Quebec
             5.500%, 04/11/06 (c).................    1,324,128
    525,000 Province of Quebec 6.125%, 01/22/11...      528,381
  2,575,000 Province of Quebec 7.500%, 09/15/29...    2,878,695
  2,262,956 Republic of Panama
             4.750%, 07/17/02 (d).................    2,005,117
  1,875,000 Republic of Peru 4.500%, 03/07/03 (d).    1,457,066
  1,808,000 Republic of Philippines
             2.938%, 12/01/09 (d).................    1,586,520
    325,000 Republic of Philippines
             9.875%, 03/16/10.....................      335,969
  2,648,250 Republic of Poland
             6.000%, 10/27/14 (d).................    2,632,361
  2,425,000 Russian Federation 8.250%, 03/31/10...    2,123,451
  5,100,000 Tyco International Group S.A.
             6.375%, 2/15/06......................    5,199,399
  1,200,000 United Mexican States
             9.750%, 04/06/05.....................    1,347,000
  3,300,000 United Mexican States
             9.875%, 02/01/10.....................    3,679,500

                See accompanying notes to financial statements.

                                    MSF-24

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INCOME PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                        VALUE
  AMOUNT                                     (NOTE 1A)
            YANKEE--(CONTINUED)
$   650,000 United Mexican States
             11.500%, 05/15/26............. $    827,125
                                            ------------
                                              43,314,898
                                            ------------
            Total Bonds & Notes
             (Identified Cost $520,504,134)  530,060,172
                                            ------------

 SHORT TERM INVESTMENTS--2.9%


           COMMERCIAL PAPER--2.8%
 1,440,000 Goldman Sachs Group, L.P.
            1.750%, 1/2/2002.......................   1,439,930
 8,450,000 Goldman Sachs Group, L.P.
            1.950%, 1/14/2002......................   8,444,050
 5,190,000 Morgan Stanley Dean Witter & Co. 2.020%,
            1/15/2002..............................   5,185,923
                                                    -----------
                                                     15,069,903
                                                    -----------

   FACE                                                VALUE
  AMOUNT                                             (NOTE 1A)
            REPURCHASE AGREEMENT--0.1%
$   839,000 State Street Repurchase Agreement dated
             12/31/01 at 0.650% to be
             repurchased at $839,030 on
             01/02/02, collateralized by
             $865,000 U.S. Treasury Bill
             1.710% due 05/16/02 with a value of
             $856,783.............................. $    839,000
                                                    ------------
            Total Short Term Investments
             (Identified Cost $15,908,903).........   15,908,903
                                                    ------------
            Total Investments--100.6%
             (Identified Cost $536,413,037) (a)....  545,969,075
            Other assets less liabilities..........   (3,241,806)
                                                    ------------
            TOTAL NET ASSETS--100%................. $542,727,269
                                                    ============

                See accompanying notes to financial statements.

                                    MSF-25

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INCOME PORTFOLIO

 FORWARD CONTRACTS OUTSTANDING AT DECEMBER 31, 2001


                                                                    LOCAL    AGGREGATE               UNREALIZED
                                                          DELIVERY CURRENCY    FACE       TOTAL    APPRECIATION/
FORWARD CURRENCY CONTRACTS                                  DATE    AMOUNT     VALUE      VALUE    (DEPRECIATION)
Euro Currency (sold)..................................... 01/09/02 5,160,000 $4,618,613 $4,591,424    $ 27,189
Euro Currency (sold)..................................... 01/22/02 2,200,000  1,930,280  1,956,507     (26,227)
Euro Currency (sold)..................................... 01/22/02   865,000    760,577    769,263      (8,686)
Canadian Dollar (sold)................................... 01/09/02 4,490,000  2,814,906  2,819,632      (4,726)
New Zealand Dollar (sold)................................ 01/22/02 1,786,000    738,582    742,123      (3,540)
New Zealand Dollar (sold)................................ 01/22/02 1,211,000    501,112    503,197      (2,085)
New Zealand Dollar (sold)................................ 01/22/02 1,210,000    500,335    502,782      (2,447)
New Zealand Dollar (sold)................................ 01/22/02 4,190,000  1,724,918  1,741,038     (16,119)
New Zealand Dollar (sold)................................ 01/22/02 2,880,000  1,183,680  1,196,704     (13,024)
                                                                                                      --------
Net Unrealized Depreciation on Forward Currency Contracts                                             $(49,665)
                                                                                                      ========

 FUTURES CONTRACTS

                                                                                                   UNREALIZED
                                                EXPIRATION NUMBER OF  CONTRACT   VALUATION AS OF  APPRECIATION
FUTURES CONTRACTS LONG                             DATE    CONTRACTS   AMOUNT       12/31/01     (DEPRECIATION)
US Treasury Bond Futures.......................  03/31/02     210    $21,551,595   $21,321,563     $(230,033)
US Treasury Notes 5 Year Futures...............  04/01/02     163     17,196,062    17,249,984        53,923
US Treasury Notes 2 Year Futures...............  04/02/02     158     32,903,122    33,019,531       116,409

FUTURES CONTRACTS SHORT
US Treasury Notes 10 Year Futures..............  03/31/02     353     37,478,545    37,114,641       363,904
                                                                                                   ---------
Net Unrealized Appreciation on Future Contracts                                                    $ 304,203
                                                                                                   =========

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $537,806,688 for federal income tax purposes was as follows:

Aggregate gross unrealized appreciation for all investments in which there is an excess of value over tax cost $11,413,748
Aggregate gross unrealized depreciation for all investments in which there is an excess of tax cost over value  (3,251,361)
                                                                                                               -----------
Net unrealized appreciation................................................................................... $ 8,162,387
                                                                                                               ===========

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $37,920,120 with cash collateral backing valued at $36,658,425 and Securities Collateral backing valued at $2,270,000.
(d)Variable or floating rate security. Rate disclosed as of December 31, 2001

Key to Abbreviations:
144A--Securitiesexempt from registration under Rule 144A of the securities act of 1933. These securities may be resold in institutional buyers. At the period end, the value of these securities amounted to $65,551,218 or 12.1% of net assets.
CAD--CanadianDollar
EUR--EuroCurrency
NZD--NewZealand Dollar

                See accompanying notes to financial statements.

                                    MSF-26

METROPOLITAN SERIES FUND, INC.
STATE STREET RESERACH INCOME PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value..................             $545,969,075
         Cash..................................                  167,728
         Receivable for:
          Fund shares sold.....................                  153,892
          Futures variation margin.............                  135,249
          Dividends and interest...............                8,869,676
          Foreign taxes........................                   10,267
          Collateral for securities loaned.....               36,658,425
         Prepaid expense.......................                    2,900
                                                            ------------
           Total Assets........................              591,967,212
       LIABILITIES
         Payable for:
          Fund shares redeemed................. $    94,063
          Securities purchased.................  12,256,914
          Open forward currency
           contracts--net......................      49,665
          Return of collateral for securities
           loaned..............................  36,658,425
          Foreign taxes........................       1,765
         Accrued expenses:
          Management fees......................     145,908
          Other expenses.......................      33,203
                                                -----------
           Total Liabilities...................               49,239,943
                                                            ------------
       NET ASSETS..............................             $542,727,269
                                                            ============
         Net assets consist of:
          Capital paid in......................             $525,633,576
          Undistributed net investment
           income..............................               20,624,873
          Accumulated net realized gains
           (losses)............................              (13,341,293)
          Unrealized appreciation
           (depreciation) on investments
           and futures contracts...............                9,810,113
                                                            ------------
       NET ASSETS..............................             $542,727,269
                                                            ============
       Computation of offering price:
       CLASS A
       Net asset value and redemption price
        per share ($542,646,215 divided by
        41,870,908 shares of beneficial
        interest)..............................             $      12.96
                                                            ============
       CLASS E
       Net asset value and redemption price
        per share ($81,054 divided by
        6,251 shares of beneficial interest)...             $      12.97
                                                            ============
       Identified cost of investments..........             $536,413,037
                                                            ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

     INVESTMENT INCOME
       Interest................................             $31,764,462 (a)
     EXPENSES
       Management fees......................... $1,654,497
       Service and distribution fees--Class E..          4
       Directors fees and expenses.............     11,746
       Custodian...............................    169,001
       Audit and tax services..................     17,171
       Legal...................................      1,888
       Printing................................    206,148
       Insurance...............................      5,063
       Miscellaneous...........................        508
                                                ----------
         Total expenses........................                2,066,026
                                                            ------------
     NET INVESTMENT INCOME.....................               29,698,436
                                                            ------------
     REALIZED AND UNREALIZED GAIN (LOSS)
     Realized gain (loss) on:
       Investments--net........................  5,622,173
       Foreign currency transactions--net......   (179,344)
       Futures transactions--net...............    921,123     6,363,952
                                                ----------
     Unrealized appreciation (depreciation) on:
       Investments--net........................  3,704,540
       Foreign currency transactions--net......    413,199
       Futures transactions--net...............    304,203     4,421,942
                                                ----------  ------------
     Net gain (loss)...........................               10,785,894
                                                            ------------
     NET INCREASE (DECREASE) IN NET
      ASSETS FROM OPERATIONS...................             $ 40,484,330
                                                            ============

(a)Income on securities loaned $145,276

                See accompanying notes to financial statements.

                                    MSF-27

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INCOME PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                      YEAR ENDED    YEAR ENDED
                                                                     DECEMBER 31,  DECEMBER 31,
                                                                         2001          2000
                                                                     ------------  ------------
FROM OPERATIONS
  Net investment income............................................. $ 29,698,436  $ 30,907,654
  Net realized gain (loss)..........................................    6,363,952   (10,741,449)
  Unrealized appreciation (depreciation)............................    4,421,942    28,926,110
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................   40,484,330    49,092,315
                                                                     ------------  ------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................  (39,627,840)      (19,908)
                                                                     ------------  ------------
  TOTAL DISTRIBUTIONS...............................................  (39,627,840)      (19,908)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.   66,972,746   (52,054,073)
                                                                     ------------  ------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   67,829,236    (2,981,666)

NET ASSETS
  Beginning of the year.............................................  474,898,033   477,879,699
                                                                     ------------  ------------
  End of the year................................................... $542,727,269  $474,898,033
                                                                     ============  ============
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $ 20,624,873  $ 30,979,802
                                                                     ============  ============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                      YEAR ENDED                YEAR ENDED
                                                                   DECEMBER 31, 2001         DECEMBER 31, 2000
                                                               ------------------------  ------------------------
                                                                 SHARES         $          SHARES         $
                                                               ----------  ------------  ----------  ------------
CLASS A
  Sales.......................................................  6,020,641  $ 78,153,564   1,095,397  $ 13,297,199
  Reinvestments...............................................  3,250,848    39,627,840       1,611        19,908
  Redemptions................................................. (3,953,204)  (50,889,170) (5,444,092)  (65,371,180)
                                                               ----------  ------------  ----------  ------------
  Net increase (decrease).....................................  5,318,285  $ 66,892,234  (4,347,084) $(52,054,073)
                                                               ==========  ============  ==========  ============
CLASS E
  Sales.......................................................      6,259  $     80,618           0  $          0
  Reinvestments...............................................          0             0           0             0
  Redemptions.................................................         (8)         (106)          0             0
                                                               ----------  ------------  ----------  ------------
  Net increase (decrease).....................................      6,251  $     80,512           0  $          0
                                                               ==========  ============  ==========  ============
  Increase (decrease) derived from capital share transactions.  5,324,536  $ 66,972,746  (4,347,084) $(52,054,073)
                                                               ==========  ============  ==========  ============

                See accompanying notes to financial statements.

                                    MSF-28

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INCOME PORTFOLIO

 FINANCIAL HIGHLIGHTS


                                                                              CLASS A                         CLASS E
                                                          -----------------------------------------------  --------------
                                                                                                           MAY 1, 2001(A)
                                                                      YEAR ENDED DECEMBER 31,                 THROUGH
                                                          -----------------------------------------------   DECEMBER 31,
                                                            2001      2000     1999      1998      1997         2001
                                                          --------  -------- --------  --------  --------  --------------
NET ASSET VALUE, BEGINNING OF PERIOD..................... $  12.99  $  11.68 $  12.78  $  12.66  $  12.36      $12.21
                                                          --------  -------- --------  --------  --------      ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income..................................     0.74      0.85     0.81      0.75      0.83        0.03
  Net realized and unrealized gain (loss) on investments.     0.28      0.46    (1.10)     0.42      0.38        0.73
                                                          --------  -------- --------  --------  --------      ------
  Total from investment operations.......................     1.02      1.31    (0.29)     1.17      1.21        0.76
                                                          --------  -------- --------  --------  --------      ------
LESS DISTRIBUTIONS
  Distributions from net investment income...............    (1.05)     0.00    (0.79)    (0.80)    (0.87)       0.00
  Distributions from net realized capital gains..........     0.00      0.00    (0.02)    (0.25)    (0.04)       0.00
                                                          --------  -------- --------  --------  --------      ------
  Total distributions....................................    (1.05)     0.00    (0.81)    (1.05)    (0.91)       0.00
                                                          --------  -------- --------  --------  --------      ------
NET ASSET VALUE, END OF PERIOD........................... $  12.96  $  12.99 $  11.68  $  12.78  $  12.66      $12.97
                                                          ========  ======== ========  ========  ========      ======
TOTAL RETURN (%).........................................      8.3      11.2     (2.3)      9.4       9.8         6.2(b)
Ratio of operating expenses to average net assets (%)....     0.40      0.38     0.38      0.39      0.38        0.55(c)
Ratio of net investment income to average net assets (%).     5.79      6.69     6.15      6.13      6.57        5.64(c)
Portfolio turnover rate (%)..............................      143       199      183       124       122         143
Net assets, end of period (000).......................... $542,646  $474,898 $477,880  $526,854  $412,191      $   81

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.

                See accompanying notes to financial statements.

                                    MSF-29

METROPOLITAN SERIES FUND, INC.

 LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS


 INVESTMENT OBJECTIVE
 TO ACHIEVE HIGH TOTAL INVESTMENT RETURN THROUGH A COMBINATION OF CURRENT INCOME AND CAPITAL APPRECIATION

 INCEPTION DATE  3/3/97

 ASSET CLASS
 HIGH YIELD BONDS

                                  NET ASSETS
                                 $69.4 MILLION

                               PORTFOLIO MANAGER
                           DANIEL J. FUSS, CFA, CIC
                           KATHLEEN C. GAFFNEY, CFA

PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of Loomis Sayles High Yield Bond Portfolio returned -1.3%, under-performing its benchmark, the Merrill Lynch High Yield Bond Inde/x2/, which returned +6.3% for the same time period. The average return of the portfolio's peer group, the Lipper Variable Insurance Products High Current Yield Funds universe/15/, was +1.1% for the same period. The portfolio's under performance can be attributed to negative returns in the paper sector, where we suffered from a default of Asia Pulp and Paper early in the year, and by under performance in the Telecommunication sector.

PORTFOLIO ACTIVITY
As an active portfolio manager, investment decisions are primarily driven by credit research. During the year, we purchased companies like Xerox, when our research identified them as undervalued, and felt the likelihood for a bankruptcy filing was remote. The bonds have since performed very well, and the company has regained their financial footing. We also took advantage of the weakness in the market after the terrorist attacks in September. We increased exposure to airlines, buying issuers Delta, Continental, and United. We maintained exposure to the healthcare sector all year long, investing in names like Tenet Healthcare, Columbia HCA, and Healthsouth Corp. We also held Nabi, and Affymetrix convertibles, which did very well.
PORTFOLIO OUTLOOK/ A/
The fourth quarter began with investors still reeling from the tragic events of September 11th. High yield bonds began the quarter at historically wide spreads with Treasuries, but these spreads tightened considerably after the attacks. The Federal Reserve interest rate reductions are beginning to take effect, and our chief economist anticipates the economy to trough sometime in the first quarter of 2002, with a rebound in the second half of the year.

Moody's has reduced the expected default rate of high yield issuers in 2002 to 7.2% from 2001's level of 10.2%, which bodes well for performance in the New Year. And, we are encouraged by the improving fundamentals in the market. In short, we think we've been through the worst.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                   % OF TOTAL
                   SECURITY                        NET ASSETS
                   ------------------------------------------
                   PIONEER NATURAL RESOURCE.......    2.5%
                   CHARTER COMMUNICATIONS HOLDINGS    2.3
                   ROGERS COMMUNICATIONS..........    1.8
                   FEDERAL REPUBLIC OF BRAZIL.....    1.8
                   INTERMEDIA COMMUNICATIONS, INC.    1.7
                   ESPIRITO SANTO-ESCELSA.........    1.7
                   AES CORP.......................    1.5
                   LUCENT TECHNOLOGIES............    1.5
                   PENNZOIL QUAKER STATE..........    1,5
                   MASCOTECH, INC.................    1.5

A $10,000 INVESTMENT COMPARED TO THE MERRILL LYNCH HIGH YIELD BOND INDEX SINCE
                                    3/3/97



                                     [CHART]

             Loomis Sayles         Merrill Lynch
            High Yield Bond       High Yield Bond
            ---------------       ---------------
3/97             10,000                10,000
12/97            10,618                11,042
12/98             9,821                11,446
12/99            11,571                11,626
12/00            11,460                11,178
12/01            11,309                11,879


--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                      LOOMIS SAYLES            ML
                                 HIGH YIELD BOND PORTFOLIO HIGH YIELD
                                  CLASS A         CLASS E    INDEX
                 1 Year           -1.3%             N/A       6.3%
                 3 Years           4.8              N/A       1.3
                 Since Inception   2.6             -3.6(a)    3.6

--------------------------------------------------------------------------------

(a)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                See footnotes to Portfolio Manager Commentary.

                                    MSF-30

METROPOLITAN SERIES FUND, INC.
LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--72.1% OF TOTAL NET ASSETS

   FACE                                               VALUE
  AMOUNT                                            (NOTE 1A)
           AIR TRAVEL--1.5%
$  100,000 Delta Air Lines, Inc.
            7.900%, 12/15/09 (c).................. $    90,500
   150,000 Delta Air Lines, Inc. 10.125%, 05/15/10     135,000
   500,000 Delta Air Lines, Inc. 8.300%, 12/15/29.     400,000
   445,000 United Air Lines, Inc.
            10.670%, 05/01/04 (c).................     324,850
   100,000 United Air Lines, Inc. 9.125%, 01/15/12      65,500
                                                   -----------
                                                     1,015,850
                                                   -----------

           APPAREL & TEXTILES--0.7%
   550,000 Phillips Van Heusen Corp.
            7.750%, 11/15/23......................     467,500
                                                   -----------

           ASSET BACKED--0.2%
   195,104 Northwest Airlines Pass Through
            7.950%, 3/1/15........................     169,288
                                                   -----------

           AUTO PARTS--2.1%
   150,000 Dana Corp. 6.250%, 03/01/04............     136,500
   350,000 Dana Corp. 6.500%, 03/01/09 (c)........     287,000
 1,315,000 Pennzoil Quaker State Co...............
             7.375%, 4/1/29.......................   1,048,712
                                                   -----------
                                                     1,472,212
                                                   -----------

           BIOTECHNOLOGY--0.4%
   320,000 Human Genome Sciences, Inc.
            3.750%, 3/15/07.......................     245,568
                                                   -----------

           BROADCASTING--2.3%
 1,900,000 Charter Communications Holdings
            0/9.920%, 04/01/04 (d)................   1,368,000
   350,000 Charter Communications Holdings
            0/11.75%, 5/15/11 (d).................     215,250
                                                   -----------
                                                     1,583,250
                                                   -----------

           CHEMICALS--1.4%
   707,000 Arco Chemical Co. 9.800%, 02/01/20.....     643,370
   150,000 Lyondell Chemical Co.
            10.875%, 05/01/09 (c).................     138,750
   200,000 Solutia, Inc. 7.375%, 10/15/27.........     155,701
                                                   -----------
                                                       937,821
                                                   -----------

           COMMUNICATION SERVICES--3.6%
   550,000 Alamosa Holdings, Inc..................
             0/12.875%, 2/15/05 (d)...............     335,500
 1,050,000 Analog Devices, Inc. 4.750%, 10/01/05..     993,562
   250,000 Cablevision S.A. 13.750%, 04/30/07 (c).      75,000
   645,000 Juniper Networks, Inc.
            4.750%, 03/15/07......................     467,625

   FACE                                              VALUE
  AMOUNT                                           (NOTE 1A)
           COMMUNICATION SERVICES--(CONTINUED)
$  150,000 Lucent Technologies, Inc.
            7.250%, 07/15/06 (c)................. $   127,500
   450,000 Nortel Networks, Ltd. 6.125%, 02/15/06     374,535
   235,000 Telewest Communications
            0/9.250%, 04/15/09 (d)...............     103,694
                                                  -----------
                                                    2,477,416
                                                  -----------

           COMMUNICATIONS--3.8%
   350,000 Adelphia Communications Corp.
            10.250%, 11/1/06.....................     357,000
   200,000 Adelphia Communications Corp.
            10.250%, 6/15/11.....................     198,000
   250,000 Callable Net Enterprises, Inc.
            9.375%, 5/15/09......................      85,000
   200,000 Century Communications Corp.
            0.010%, 1/15/08......................     102,000
   700,000 Century Communications Corp.
            8.375%, 11/15/17.....................     525,000
   450,000 Fox Family Worldwide, Inc.
            0/10.250%, 11/01/07 (d)..............     450,000
   200,000 Nextel Communications, Inc.
            0/9.950%, 02/15/08 (d) (c)...........     137,500
   600,000 Nextel Communications, Inc.
            9.375%, 11/15/09 (c).................     465,000
    51,000 RCN Corp. 0/11.000%, 07/01/08 (d).....      13,173
   170,000 RCN Corp. (Series B)
            0/9.800%, 02/15/08 (d)...............      45,688
   630,000 Williams Communications Group
            11.700%, 8/1/08......................     269,325
                                                  -----------
                                                    2,647,686
                                                  -----------

           COMPUTERS & BUSINESS EQUIPMENT--1.5%
   150,000 Lucent Technologies, Inc.
            6.500%, 1/15/28......................      99,000
 1,250,000 Lucent Technologies, Inc.
            6.450%, 3/15/29......................     825,000
   150,000 Xerox Corp. 7.150%, 08/01/04 (c)......     138,750
                                                  -----------
                                                    1,062,750
                                                  -----------

           DOMESTIC OIL--3.1%
    80,000 Clark Refining & Marketing, Inc.
            8.375%, 11/15/07 (c).................      68,800
   250,000 Parker Drilling Co. 9.750%, 11/15/06..     248,750
   500,000 Pioneer Natural Resources Co.
            6.500%, 1/15/08......................     461,250
 1,510,000 Pioneer Natural Resources Co.
            7.200%, 1/15/28......................   1,283,500

                See accompanying notes to financial statements.

                                    MSF-31

METROPOLITAN SERIES FUND, INC.
LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                                VALUE
  AMOUNT                                             (NOTE 1A)
           DOMESTIC OIL--(CONTINUED)
$  100,000 Trico Marine Services, Inc.
            8.500%, 8/1/05......................... $    90,000
                                                    -----------
                                                      2,152,300
                                                    -----------

           DRUGS & HEALTH CARE--1.4%
   500,000 Columbia/HCA Healthcare Corp.
            7.690%, 6/15/25........................     475,000
   300,000 Columbia/HCA Healthcare Corp.
            7.050%, 12/1/27........................     274,500
   250,000 Columbia/HCA Healthcare Corp.
            7.750%, 7/15/36........................     231,108
                                                    -----------
                                                        980,608
                                                    -----------

           ELECTRIC UTILITIES--3.8%
   300,000 AES Corp. 8.375%, 08/15/07..............     243,000
   250,000 AES Corp. 9.375%, 09/15/10..............     216,977
   300,000 AES Corp. 8.875%, 02/15/11..............     246,000
   500,000 AES Corp. 8.875%, 11/01/27..............     361,290
   350,000 Calpine Corp. 8.500%, 02/15/11 (c)......     313,250
   200,000 Nuevo Energy Co. 9.500%, 06/01/08.......     186,750
   600,000 Nuevo Energy Co. 9.375%, 10/01/10.......     560,250
   250,000 Seagull Energy Corp.
            7.500%, 09/15/27.......................     228,225
   300,000 Tiverton Power Associates, Ltd. (144A)
            9.000%, 07/15/18.......................     271,500
                                                    -----------
                                                      2,627,242
                                                    -----------

           ELECTRICAL EQUIPMENT--1.7%
 1,350,000 Espirito Santo-Escelsa
            10.000%, 07/15/07......................   1,147,500
                                                    -----------

           FINANCE & BANKING--3.1%
   350,000 Dillon Reed 7.430%, 08/15/18............     191,135
   230,934 DR Structured Finance Corp.
            7.600%, 8/15/07........................     184,124
   500,000 DR Structured Finance Corp.
            8.375%, 8/15/15........................     317,250
   350,000 DR Structured Finance Corp.
            9.350%, 8/15/19........................     225,225
   270,000 Northern Telecom Capital Corp.
            7.875%, 6/15/26........................     175,578
   560,000 PTC International Finance B.V...........
             0/10.750%, 07/01/07 (d)...............     480,200
   243,035 Panda Funding Corp. 11.625%, 08/20/12...     243,338
   330,000 Salton Sea Funding Corp. 7.840%, 5/30/10     313,576
                                                    -----------
                                                      2,130,426
                                                    -----------

   FACE                                            VALUE
  AMOUNT                                          (NOTE 1A
           FINANCIAL SERVICES--0.2%
$  170,000 Service Corp. International
            6.875%, 10/1/07..................... $   145,775
                                                 -----------

           FOOD & BEVERAGES--0.5%
   255,000 IMC Global, Inc. 6.500%, 08/01/03....     251,379
   125,000 IMC Global, Inc. 6.550%, 01/15/05....     116,054
                                                 -----------
                                                     367,433
                                                 -----------

           FOREIGN CORPORATE--3.7%
   200,000 Calpine Canada Energy Finance ULC
            8.750%, 10/15/07, (CAD).............     107,130
   350,000 Colt Telecom Group
            2.000%, 03/29/06, (EUR).............     182,192
 1,225,000 Colt Telecom Group
            2.000%, 04/03/07, (EUR).............     621,293
   265,000 Kon Kpn 3.500%, 11/24/05, (EUR)......     192,509
 1,900,000 Microcell Telecommunications
            0/11.125, 10/15/02 (d), (CAD).......     728,107
   300,000 Xerox Capital Europe, Plc.
            5.250%, 12/03/04, (EUR).............     227,294
   650,000 Xerox Corp. 3.500%, 02/04/04, (EUR)..     482,042
                                                 -----------
                                                   2,540,567
                                                 -----------

           FOREIGN GOVERNMENT--0.4%
 3,125,000 Republic of South Africa
            13.500%, 09/15/15, (ZAR)............     301,549
                                                 -----------

           GAS & PIPELINE UTILITIES--0.3%
   200,000 Chesapeake Energy Corp.
            8.500%, 03/15/12....................     200,000
                                                 -----------

           HOTELS & RESTAURANTS--1.9%
   850,000 HMH Properties, Inc. 7.875%, 08/01/08     786,250
   300,000 Host Marriot, L.P. 8.375%, 02/15/06..     287,250
   250,000 ITT Corp. 7.375%, 11/15/15 (c).......     212,222
                                                 -----------
                                                   1,285,722
                                                 -----------

           HOUSEHOLD APPLIANCES & HOME
            FURNISHINGS--0.0%
   424,000 Zenith Corp. 8.190%, 11/01/09........      33,920
                                                 -----------

           INDUSTRIAL MACHINERY--1.0%
   450,000 Borden, Inc. 9.200%, 03/15/21........     238,500
   100,000 Borden, Inc. 7.875%, 02/15/23........      48,000
   650,000 Dana Corp. 7.000%, 03/01/29..........     442,000
                                                 -----------
                                                     728,500
                                                 -----------

                See accompanying notes to financial statements.

                                    MSF-32

METROPOLITAN SERIES FUND, INC.
LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                              VALUE
  AMOUNT                                           (NOTE 1A)
           MINING--0.8%
$  750,000 Glencore Nickel Properties, Ltd.
            9.000%, 12/1/14...................... $   412,500
   122,914 Southern Peru, Ltd. 7.900%, 05/30/07..     120,456
                                                  -----------
                                                      532,956
                                                  -----------

           PAPER & FOREST--0.0%
   225,000 APP China Group, Ltd. (144A)
            14.000%, 03/15/10 (e) (f)............      32,625
                                                  -----------

           REAL ESTATE--2.0%
   470,000 Crescent Real Estate Equities
            7.500%, 9/15/07......................     424,078
   660,000 Meditrust Corp. 7.000%, 08/15/07......     594,000
   500,000 Murrin Murrin Holdings Property, Ltd.
            9.375%, 08/31/07.....................     365,000
                                                  -----------
                                                    1,383,078
                                                  -----------

           REAL ESTATE INVESTMENT TRUST--1.0%
   300,000 JDN Realty Corp. 6.950%, 08/01/07.....     255,135
   350,000 Trinet Corporate Realty Trust, Inc.
            7.950%, 05/15/06.....................     345,177
   150,000 Trinet Corporate Realty Trust, Inc.
            7.700%, 07/15/17.....................     118,425
                                                  -----------
                                                      718,737
                                                  -----------

           RETAIL--3.5%
   450,000 Amazon.com, Inc. 4.750%, 02/01/09.....     223,312
   425,000 Amazon.com, Inc. 6.875%, 02/16/10.....     191,306
   125,000 J.C. Penney Co., Inc. 6.500%, 12/15/07     118,750
   400,000 J.C. Penney Co., Inc. 6.875%, 10/15/15     330,000
   300,000 J.C. Penney Co., Inc. 7.650%, 08/15/16     258,437
   150,000 J.C. Penney Co., Inc. 7.950%, 04/01/17     132,182
   175,000 J.C. Penney Co., Inc. 7.125%, 11/15/23     143,450
   350,000 K-Mart Corp. 7.950%, 02/01/23.........     223,651
   100,000 K-Mart Corp. (144A) 9.875%, 06/15/08..      80,000
   900,000 Woolworth Corp. 8.500%, 01/15/22......     748,431
                                                  -----------
                                                    2,449,519
                                                  -----------

           SEMICONDUCTORS--1.4%
    45,000 Cypress Semiconductor Corp.
            4.000%, 2/1/05.......................      39,199
   100,000 LSI Logic Corp.
            4.000%, 02/15/05.....................      85,110
   300,000 Triquint Semiconductor, Inc.
            4.000%, 3/1/07.......................     219,720
   800,000 Vitesse Semiconductor Corp.
            4.000%, 3/15/05......................     622,000
                                                  -----------
                                                      966,029
                                                  -----------

   FACE                                              VALUE
  AMOUNT                                           (NOTE 1A)
           TECHNOLOGY--1.6%
$  500,000 CSC Holdings, Inc. 7.625%, 07/15/18... $   473,085
   150,000 RF Micro Devices 3.750%, 08/15/05.....     125,430
 1,000,000 Solectron Corp. Zero Coupon, 05/08/20.     528,750
                                                  -----------
                                                    1,127,265
                                                  -----------

           TELEPHONE--7.1%
   500,000 Barak I.T.C. Telecom, Ltd.
            0/12.500%, 11/15/07 (d)..............     200,000
   300,000 Cienna Corp. 3.750%, 02/01/08.........     194,700
   250,000 Intermedia Communications, Inc.
            8.875%, 11/1/07......................     262,813
   650,000 Intermedia Communications, Inc.
            8.500%, 01/15/08.....................     665,437
   250,000 Intermedia Communications, Inc.
            8.600%, 6/1/08.......................     257,813
   800,000 McCaw International, Ltd.
            0/13.000%, 04/15/07 (d)..............      40,000
   675,000 NTL, Inc. 11.500%, 02/01/06...........     216,000
   430,000 NTL, Inc. 10.000%, 02/15/07...........     137,600
 1,950,000 Nextel International, Inc.
            0/12.125%, 04/15/08 (d)..............      97,500
   500,000 Nextel International, Inc.
            12.750%, 8/1/10......................      35,000
   900,000 Philippine Long Distance Telephone Co.
            8.350%, 03/06/17.....................     550,950
 1,125,000 Telecorp PCS, Inc.
            0/11.625, 04/15/04 (d)...............     990,000
   550,000 Tritel PCS, Inc. 12.750%, 05/15/09....     473,000
   200,000 Tritel PCS, Inc. 10.375%, 01/15/11....     226,500
   800,000 US Unwired, Inc. 13.375%, 11/01/09....     576,000
                                                  -----------
                                                    4,923,313
                                                  -----------

           TRANSPORTATION--1.3%
    95,000 AMR Corp. 9.000%, 08/01/12 (c)........      87,400
    50,000 American President Cos., Ltd.
            7.125%, 11/15/03.....................      39,000
   700,000 American President Cos., Ltd.
            8.000%, 1/15/24......................     399,000
   195,920 Continental Airlines 6.703%, 06/15/21.     171,469
   256,546 Seabulk International, Inc.
            12.500%, 6/30/07.....................     179,583
   196,704 TBS Shipping International, Ltd.
            10.000%, 07/08/08....................      59,011
                                                  -----------
                                                      935,463
                                                  -----------

           YANKEE--14.8%
   650,000 Bangko Sentral Philipinas
            8.600%, 6/15/27......................     487,500

                See accompanying notes to financial statements.

                                    MSF-33

METROPOLITAN SERIES FUND, INC.
LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)
                                             CONVERTIBLE BONDS--15.6%

   FACE                                              VALUE
  AMOUNT                                           (NOTE 1A)
           YANKEE--(CONTINUED)
$  750,000 Bangkok Public Bank, Ltd. (144A)
            9.025%, 3/15/29...................... $   607,500
   600,000 CTI Holdings S.A. 11.500%, 04/15/08...      60,000
   400,000 Call-Net Enterprises
            , 0/9.270%, 08/15/07 (d).............     104,000
 1,000,000 Call-Net Enterprises
            0/8.9375%, 08/15/08 (d)..............     250,000
   150,000 Cerro Negro Finance, Ltd. (144A)
            7.900%, 12/1/20......................     120,246
 1,077,481 Federal Republic of Brazil
            8.000%, 04/15/14 (c).................     824,273
   280,000 Federal Republic of Brazil
            8.875%, 4/15/24......................     186,200
   300,000 Federal Republic of Brazil
            10.125%, 05/15/27 (c)................     221,250
   593,750 Ivory Coast, Inc. 2.000%, 03/31/18 (f)      93,516
   400,000 KPNQuest 8.125%, 06/01/09.............     257,000
   267,775 Korea Electric Power Corp.
            7.400%, 4/1/16.......................     258,328
   350,000 Pemex Petroleos Mexicanos
            9.500%, 09/15/27 (c).................     365,750
   700,000 Petroleos Mexicanos (144A)
            8.625%, 12/1/23......................     680,750
   495,000 Quezon Power Philippines Co.
            8.860%, 6/15/17......................     331,650
   500,000 Republic of Argentina (144A)
            8.875%, 3/1/29 (f)...................      80,400
   650,000 Republic of Peru 4.000%, 03/07/03 (e).     455,000
   300,000 Republic of Philippines
            9.875%, 01/15/19.....................     283,125
   650,000 Republic of South Africa
            8.500%, 6/23/17......................     637,000
 1,450,000 Republic of Venezuela
            9.250%, 09/15/27 (c).................     904,800
   650,000 Royal Caribbean Cruises, Ltd.
            7.500%, 10/15/27.....................     422,500
   750,000 TFM S.A. 0/11.750%, 06/15/02 (d)......     660,000
   915,000 Tenaga Nasional Berhad (144A)
            7.500%, 11/1/25......................     730,988
   775,000 Thai Farmers Bank Public, Ltd. (144A)
            8.250%, 08/21/16.....................     627,750
   350,000 Transportacione Maritima Mexicana
            10.250%, 11/15/06....................     262,500
   350,000 Xerox Capital Europe, Plc.
            5.875%, 5/15/04......................     322,000
                                                  -----------
                                                   10,234,026
                                                  -----------
           Total Bonds & Notes
            (Identified Cost $55,598,236)........  50,023,894
                                                  -----------

   FACE                                             VALUE
  AMOUNT                                          (NOTE 1A)
           AEROSPACE & DEFENSE--0.3%
$  225,000 Hexcel Corp. 7.000%, 08/01/03........ $   122,906
   115,000 Hexcel Corp. 7.000%, 08/01/11........      50,600
                                                 -----------
                                                     173,506
                                                 -----------

           BIOTECHNOLOGY--1.6%
   700,000 Affymetrix, Inc. 4.750%, 02/15/07....     527,625
   250,000 Affymetrix, Inc. (144A)
            4.750%, 02/15/07....................     188,438
   550,000 Human Genome (144A)
            3.750%, 03/15/07....................     415,937
                                                 -----------
                                                   1,132,000
                                                 -----------

           COMPUTERS & BUSINESS EQUIPMENT--2.9%
   107,000 Hutchingson Technology, Inc. (144A)
            6.000%, 03/15/05....................     109,274
   360,000 Maxtor Co. 5.750%, 03/01/12..........     255,600
 1,075,000 Quantum Corp. 7.000%, 08/01/04.......     972,015
   320,000 Western Digital Zero Coupon, 02/18/18     131,200
 1,225,000 Western Digital Corp. (144A)
            Zero Coupon, 02/18/18...............     502,250
    75,000 Xerox Corp. 0.570%, 04/21/18.........      39,656
                                                 -----------
                                                   2,009,995
                                                 -----------

           DOMESTIC OIL--0.3%
   200,000 Pogo Producing Co. 5.500%, 06/15/06..     194,340
                                                 -----------

           DRUGS & HEALTH CARE--1.5%
   450,000 Glycomed, Inc. 7.500%, 01/01/03......     415,687
   650,000 Nabi 6.500%, 02/01/03................     650,000
                                                 -----------
                                                   1,065,687
                                                 -----------

           ELECTRONICS--0.2%
    40,000 Richardson Electronics, Ltd.
            7.250%, 12/15/06....................      31,850
   100,000 Thermedics, Inc. 0.010%, 06/01/03....      93,000
                                                 -----------
                                                     124,850
                                                 -----------

           FINANCE & BANKING--0.5%
   100,000 Sizeler Property Investments, Inc.
            8.000%, 07/15/03....................      99,230
   400,000 Telewest Finance 6.000%, 07/07/05....     258,822
                                                 -----------
                                                     358,052
                                                 -----------

           FOREIGN CORPORATE--1.8%
 1,400,000 Colt Telecom Group, Plc.
            2.000%, 12/16/06, (EUR).............     730,015

                See accompanying notes to financial statements.

                                    MSF-34

METROPOLITAN SERIES FUND, INC.
LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 CONVERTIBLE BONDS--(CONTINUED)
                                             COMMON STOCK--4.4%


   FACE                                                VALUE
  AMOUNT                                             (NOTE 1A)
           FOREIGN CORPORATE--(CONTINUED)
$  650,000 Telewest Communications
            5.250%, 02/19/07, (GBP)................ $   531,508
                                                    -----------
                                                      1,261,523
                                                    -----------

           HOTELS & RESTAURANTS--0.6%
   495,000 Hilton Hotels Corp. 5.000%, 05/15/06....     439,907
                                                    -----------

           INDUSTRIAL MACHINERY--1.5%
 1,250,000 Mascotech, Inc. 4.500%, 12/15/03........   1,043,750
                                                    -----------

           RETAIL--0.0%
   200,000 CML Group, Inc. 5.500%, 01/15/03 (e) (f)         126
    50,000 CML Group, Inc. (144A)
            5.500%, 01/15/03 (e) (f)...............          32
   100,000 Jacobson's Stores, Inc. 6.750%, 12/15/11      15,000
                                                    -----------
                                                         15,158
                                                    -----------

           SEMICONDUCTORS--0.9%
   300,000 Broadband Technologies, Inc.
            5.000%, 05/15/01 (e)...................          93
   750,000 Cypress Semiconductor Corp.
            3.750%, 7/1/05.........................     617,325
                                                    -----------
                                                        617,418
                                                    -----------

           TECHNOLOGY--0.9%
   600,000 Amkor Technology, Inc. 5.000%, 03/15/07.     409,500
   700,000 Aspect Telecommunications Corp.
            Zero Coupon, 08/10/18..................     190,750
                                                    -----------
                                                        600,250
                                                    -----------

           YANKEE--2.6%
   300,000 Burns Philp & Co., Ltd. 5.500%, 04/30/04     249,000
 1,600,000 Rogers Communications, Inc.
            2.000%, 11/26/05.......................   1,263,360
   400,000 S3, Inc. 5.750%, 10/01/03...............     270,000
                                                    -----------
                                                      1,782,360
                                                    -----------
           Total Convertible Bonds
            (Identified Cost $11,610,308)..........  10,818,796
                                                    -----------

                                                             VALUE
 SHARES                                                    (NOTE 1A)

          COMMUNICATION SERVICES--0.4%
   14,500 Philippine Long Distance Telephone Co. (ADR).... $  286,375
                                                           ----------

          DOMESTIC OIL--0.5%
   47,412 Trico Marine Services, Inc. (b).................    357,961
                                                           ----------

          ELECTRIC UTILITIES--0.6%
    7,900 Pacific Gas & Electric Co.......................     86,900
   10,000 Pacific Gas & Electric Co.......................    123,500
   10,757 Pacific Gas & Electric Co.......................    161,355
                                                           ----------
                                                              371,755
                                                           ----------

          ELECTRONICS--0.4%
   11,380 Park Electrochemical Corp.......................    300,432
                                                           ----------

          FOREIGN CORPORATE--0.0%
1,867,500 Indah Kiat Pulp & Paper (b), (IDR)..............          0
                                                           ----------

          PAPER & FOREST--1.4%
   92,550 Sappi, Ltd. (ADR) (c)...........................    948,637
                                                           ----------

          REAL ESTATE INVESTMENT TRUST--1.0%
   16,500 Associated Estates Realty Corp..................    151,470
    2,000 Developers Diversified Realty Corp..............     38,200
   14,000 La Quinta Properties, Inc.......................    304,780
    8,700 New Plan Excel Realty Trust, Inc. (ADR).........    216,630
                                                           ----------
                                                              711,080
                                                           ----------

          TRANSPORTATION--0.1%
      869 Seabulk International, Inc......................        326
   18,557 Seabulk International, Inc......................     65,877
    1,423 Seabulk International, Inc. (144A)..............      2,846
    2,208 TBS International, Ltd. (b) (e).................         22
    8,042 TBS International, Ltd. (b) (e).................         81
    4,704 TBS International, Ltd. (b) (e).................         47
    1,872 TBS Shipping International, Ltd. (Class B)(b)(e)         19
    4,545 TBS Shipping International, Ltd. (Class C)(b)(e)         45
                                                           ----------
                                                               69,263
                                                           ----------
          Total Common Stocks
           (Identified Cost $3,872,262)...................  3,045,503
                                                           ----------

                See accompanying notes to financial statements.

                                    MSF-35

METROPOLITAN SERIES FUND, INC.
LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 PREFERRED STOCKS--3.4%
                                             WARRANTS--0.0%


                                                               VALUE
SHARES                                                       (NOTE 1A)

       COMMUNICATION SERVICES--0.0%
 1,790 Adelphia Business Solutions 12.875%.................. $    4,475
                                                             ----------

       COMMUNICATIONS--0.0%
 1,500 Williams Communications Group (144A) 6.75%...........     21,375
                                                             ----------

       ELECTRIC UTILITIES--0.6%
 1,035 Central Maine Power Co. 3.500%.......................     53,820
   680 Consumers Energy Co. 4.500%..........................     42,160
   150 Consumers Energy Co. 4.160%..........................      8,400
   140 Entergy Gulf States, Inc. 4.520%.....................      8,715
   300 Entergy Gulf States, Inc. (Series 1944) 4.40%........     17,700
    50 Niagara Mohawk Power Corp. 4.850%....................      3,575
   200 Niagara Mohawk Power Corp. 3.400%....................     11,450
 1,200 Niagara Mohawk Power Corp. 3.600%....................     64,200
 2,680 Niagara Mohawk Power Corp. 4.400%....................    136,010
    50 Ohio Edison Co. 4.440% (c)...........................      3,200
   150 Ohio Edison Co. 4.400%...............................      9,450
   300 Toledo Edison Co. 4.250%.............................     17,250
                                                             ----------
                                                                375,930
                                                             ----------

       FINANCE & BANKING--0.3%
10,300 Istar Financial, Inc. 8.000%.........................    219,905
                                                             ----------

       FOREIGN CORPORATE--0.0%
 7,000 Siam Commercial Bank 5.250%, (THB)...................      2,674
                                                             ----------

       REAL ESTATE INVESTMENT TRUST--2.5%
 1,000 CarrAmerica Realty Corp. 8.450%......................     24,200
10,000 CarrAmerica Realty Corp. (Series B) 8.57%............    245,100
 5,900 CarrAmerica Realty Corp. (Series C) 8.55%............    144,255
16,100 Colonial Properties Trust 8.750%.....................    404,110
 3,200 Developers Diversified Realty 8.375%.................     80,000
14,646 Developers Diversified Realty (Class C) 8.68%........    356,630
 5,000 First Industrial Realty Trust, Inc. (Series D) 7.950%    116,550
 6,000 First Industrial Realty Trust, Inc. (Series E) 7.900%    142,020
 7,500 Highwoods Properties, Inc. 8.625%....................    174,150
 1,600 JDN Realty Corp. 9.375%..............................     39,632
                                                             ----------
                                                              1,726,647
                                                             ----------
       Total Preferred Stocks
        (Identified Cost $3,002,645)........................  2,351,006
                                                             ----------

                                                      VALUE
  SHARES                                            (NOTE 1A)

           FOREIGN CORPORATE--0.0%
     7,000 Siam Commercial Bank, (THB)............ $       192
                                                   -----------

           PAPER & FOREST--0.0%
       250 Asia Pulp & Paper, Ltd. (144A) (b).....           0
                                                   -----------
           Total Warrants
            (Identified Cost $0)..................         192
                                                   -----------
 SHORT TERM INVESTMENT--2.4%

   FACE
  AMOUNT

           REPURCHASE AGREEMENT--2.4%
$1,680,000 State Street Corp. Repurchase Agreement
            dated 12/31/01 at 0.850% to be
            repurchased at $1,680,079 on
            01/02/02, collateralized by $1,735,000
            U.S. Treasury Bill 1.710% due 05/16/02
            with a value of $1,718,518............   1,680,000
                                                   -----------
           Total Short Term Investments
            (Identified Cost $1,680,000)..........   1,680,000
                                                   -----------
           Total Investments--97.9%
            (Identified Cost $75,763,451) (a).....  67,919,391
           Other assets less liabilities..........   1,438,668
                                                   -----------
           TOTAL NET ASSETS--100%................. $69,358,059
                                                   ===========

                See accompanying notes to financial statements.

                                    MSF-36

METROPOLITAN SERIES FUND, INC.
LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001




(a)Federal Tax Information:
   At December 31, 2001 the net unrealized depreciation on investments based on cost of $75,758,107 for federal income tax purposes was as follows:

       Aggregate gross unrealized appreciation for all
        investments in which there is an excess of value
        over tax cost........................................ $  4,382,509
       Aggregate gross unrealized depreciation for all
        investments in which there is an excess of tax cost
        over value...........................................  (12,221,225)
                                                              ------------
       Net unrealized depreciation........................... $ (7,838,716)
                                                              ============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $2,372,518 with collateral backing valued at $2,516,118.
(d)Step Bond. Coupon rate is zero or below market for an initial period and then increased to a higher coupon rate at a specified date.
(e)Issuers filed petition under Chapter 11 of the Federal Bankruptcy Code.
(f)Non-Income Producing; Defaulted Bond.

Key to Abbreviations:
144A--Securitiesexempt from registration under Rule 144A of the securities act of 1933. These securities may be resold in institutional buyers. At the periord end, the value of these securities amounted to $4,771,911 or 6.9% of net assets.
ADR  --An American Depositary Receipt (ADR) is a certificate issued by a
       Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the not located in the United States or Canada.
CAD  --Canadian Dollar
EUR  --Euro Currency
GBP  --Pound Sterling
IDR   --Indonesian Rupiah
THB  --Thailand Baht
ZAR  --South African Rand
ILLIQUID SECURITIES:

                                                          MARKET VALUE
                                                             AS OF
                                  ACQUISITION ACQUISITION DECEMBER 31,
                   ISSUE             DATE        COST         2001
                   -----          ----------- ----------- ------------
          APP China Group, Ltd.
           14.0%, 03/15/10.......  03/09/00   $  196,090    $32,625
          APP China Group, Ltd.
           (warrants)............  03/09/00            0          0
          CML Group, 5.5%,
           01/15/03..............  12/01/97      150,500        126
          CML Group, 5.5%,
           01/15/03..............  04/14/98       30,875         32
          Seabulk International,
           (warrants)............  12/14/99         0.00      2,846
          Seabulk International,
           (warrants)............  01/26/00         0.00        326
          Seabulk International,
           (common stock)........  01/26/00      753,418     65,877
          Adelphia Business
           Solutions, Inc........  11/16/98    1,031,888      4,475
          Broadband
           Technologies, Inc.
           5.00% 05/15/01........  06/13/97      220,400         93
          Borden, Inc. 7.875%,
           02/15/23..............  06/02/97       90,974     48,000
          Jacobsen's Stores, Inc.
           6.75%, 12/15/11.......  03/03/97       77,250     15,000
          Nextel International,
           Inc. 04/15/08.........  03/09/98    1,191,826     97,500

The aggregate value of illiquid securities at December 31, 2001 was $266,900 or 0.4% of the Loomis Sayles High Yield Bond Portfolio's net assets.

                See accompanying notes to financial statements.

                                    MSF-37

METROPOLITAN SERIES FUND, INC.
LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value...................            $ 67,919,391
         Cash...................................                     854
         Receivable for:
          Securities sold.......................                 109,198
          Fund shares sold......................                  55,027
          Dividends and interest................               1,410,119
          Collateral for securities loaned......               2,516,118
         Prepaid expense                                           3,569
                                                            ------------
           Total Assets.........................              72,014,276
       LIABILITIES
         Payable for:
          Fund shares redeemed.................. $   70,827
          Withholding taxes.....................      2,239
          Return of collateral for securities
           loaned...............................  2,516,118
         Accrued expenses:
          Management fees.......................     40,919
          Other expenses........................     26,114
                                                 ----------
           Total Liabilities....................               2,656,217
                                                            ------------
       NET ASSETS...............................            $ 69,358,059
                                                            ============
         Net assets consist of:
          Capital paid in.......................            $ 86,921,899
          Undistributed net investment income...               5,597,567
          Accumulated net realized gains
           (losses).............................             (15,315,424)
          Unrealized appreciation
           (depreciation) on investments........              (7,845,983)
                                                            ------------
       NET ASSETS...............................            $ 69,358,059
                                                            ============
       Computation of offering price:
       CLASS A
       Net asset value and redemption price per
        share ($69,357,962 divided by
        8,887,584 shares of beneficial interest)            $       7.80
                                                            ============
       CLASS E
       Net asset value and redemption price per
        share ($97 divided by 12 shares of
        beneficial interest)....................            $       7.80
                                                            ============
       Identified cost of investments...........            $ 75,763,451
                                                            ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

   INVESTMENT INCOME
     Dividends...............................               $    404,043 (a)
     Interest................................                  8,351,657 (b)
                                                            ------------
                                                               8,755,700
   EXPENSES
     Management fees......................... $    513,125
     Directors' fees and expenses............       11,746
     Custodian...............................      104,386
     Audit and tax services..................       14,424
     Legal...................................          279
     Printing................................       27,860
     Insurance...............................        2,713
     Miscellaneous...........................          493
                                              ------------
       Total expenses........................                    675,026
                                                            ------------
   NET INVESTMENT INCOME.....................                  8,080,674
                                                            ------------
   REALIZED AND UNREALIZED GAIN
    (LOSS)
   Realized gain (loss) on:
     Investments--net........................  (13,887,829)
     Foreign currency transactions--net......     (116,698)  (14,004,527)
                                              ------------  ------------
   Unrealized appreciation (depreciation) on:
     Investments--net........................    4,374,679
     Foreign currency transactions--net......       (4,324)    4,370,355
                                              ------------  ------------
   Net gain (loss)...........................                 (9,634,172)
                                                            ------------
   NET INCREASE (DECREASE) IN NET
    ASSETS FROM OPERATIONS...................               $ (1,553,498)
                                                            ============

(a)Net of foreign taxes of $8,637
(b)Income on securities loaned $8,766

                See accompanying notes to financial statements.

                                    MSF-38

METROPOLITAN SERIES FUND, INC.
LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                        YEAR ENDED        YEAR ENDED
                                                                     DECEMBER 31, 2001 DECEMBER 31, 2000
                                                                     ----------------- -----------------
FROM OPERATIONS
  Net investment income.............................................   $  8,080,674       $ 6,886,924
  Net realized gain (loss)..........................................    (14,004,527)        1,273,152
  Unrealized appreciation (depreciation)............................      4,370,355        (8,989,860)
                                                                       ------------       -----------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................     (1,553,498)         (829,784)
                                                                       ------------       -----------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................     (9,209,890)          (23,224)
  Net realized gain
   Class A..........................................................              0            (3,167)
                                                                       ------------       -----------
  TOTAL DISTRIBUTIONS...............................................     (9,209,890)          (26,391)
                                                                       ------------       -----------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.     11,177,077         8,099,176
                                                                       ------------       -----------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................        413,689         7,243,001
NET ASSETS
  Beginning of the year.............................................     68,944,370        61,701,369
                                                                       ------------       -----------
  End of the year...................................................   $ 69,358,059       $68,944,370
                                                                       ============       ===========
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year...................................................   $  5,597,567       $ 6,826,647
                                                                       ============       ===========

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                      YEAR ENDED               YEAR ENDED
                                                                   DECEMBER 31, 2001        DECEMBER 31, 2000
                                                               ------------------------  ----------------------
                                                                 SHARES         $         SHARES         $
                                                               ----------  ------------  ---------  -----------
CLASS A
  Sales.......................................................  2,010,223  $ 17,713,633  1,382,615  $12,843,463
  Reinvestments...............................................  1,151,236     9,209,890      2,696       26,391
  Redemptions................................................. (1,930,177)  (15,746,546)  (516,507)  (4,770,678)
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................  1,231,282  $ 11,176,977    868,804  $ 8,099,176
                                                               ==========  ============  =========  ===========
CLASS E
  Sales.......................................................         12  $        100          0  $         0
  Reinvestments...............................................          0             0          0            0
  Redemptions.................................................          0             0          0            0
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................         12  $        100          0  $         0
                                                               ==========  ============  =========  ===========
  Increase (decrease) derived from capital share transactions.  1,231,294  $ 11,177,077    868,804  $ 8,099,176
                                                               ==========  ============  =========  ===========

                See accompanying notes to financial statements.

                                    MSF-39

METROPOLITAN SERIES FUND, INC.
LOOMIS SAYLES HIGH YIELD BOND PORTFOLIO

 FINANCIAL HIGHLIGHTS


                                                                                     CLASS A
                                                               ------------------------------------------------
                                                                                                   MARCH 3, 1997(A)
                                                                     YEAR ENDED DECEMBER 31,           THROUGH
                                                               ----------------------------------    DECEMBER 31,
                                                                2001     2000     1999     1998          1997
                                                               -------  -------  -------  -------  ----------------
NET ASSET VALUE, BEGINNING OF PERIOD.......................... $  9.00  $  9.09  $  8.39  $ 10.14      $ 10.00
                                                               -------  -------  -------  -------      -------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income.......................................    0.86     0.90     0.80     0.88         0.35
  Net realized and unrealized gain (loss) on investments......   (0.95)   (0.99)    0.69    (1.65)        0.26
                                                               -------  -------  -------  -------      -------
  Total from investment operations............................   (0.09)   (0.09)    1.49    (0.77)        0.61
                                                               -------  -------  -------  -------      -------
LESS DISTRIBUTIONS
  Distributions from net investment income....................   (1.11)    0.00    (0.79)   (0.89)       (0.35)
  Distributions from net realized capital gains...............    0.00     0.00     0.00    (0.09)       (0.12)
                                                               -------  -------  -------  -------      -------
  Total distributions.........................................   (1.11)    0.00    (0.79)   (0.98)       (0.47)
                                                               -------  -------  -------  -------      -------
NET ASSET VALUE, END OF PERIOD................................ $  7.80  $  9.00  $  9.09  $  8.39      $ 10.14
                                                               =======  =======  =======  =======      =======
TOTAL RETURN (%)..............................................    (1.3)    (1.0)    17.8     (7.5)         6.2 (b)
Ratio of operating expenses to average net assets (%).........    0.92     0.88     0.93     0.87         0.83 (c)
Ratio of net investment income to average net assets (%)......   11.02    10.11     9.49    10.41         7.04 (c)
Portfolio turnover rate (%)...................................      43       42       28       46           39 (c)
Net assets, end of period (000)............................... $69,358  $68,944  $61,701  $42,403      $27,804
The Ratios of operating expenses to average net assets without giving effect to the voluntary expense agreement would have
 been (%).....................................................      --       --     0.94     1.05         1.35 (c)

                                                                  CLASS E
                                                               --------------
                                                               MAY 1, 2001(A)
                                                                  THROUGH
                                                                DECEMBER 31,
                                                                    2001
                                                               --------------
NET ASSET VALUE, BEGINNING OF PERIOD..........................     $ 8.07
                                                                   ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income.......................................       0.56
  Net realized and unrealized gain (loss) on investments......      (0.83)
                                                                   ------
  Total from investment operations............................      (0.27)
                                                                   ------
LESS DISTRIBUTIONS
  Distributions from net investment income....................       0.00
  Distributions from net realized capital gains...............       0.00
                                                                   ------
  Total distributions.........................................       0.00
                                                                   ------
NET ASSET VALUE, END OF PERIOD................................     $ 7.80
                                                                   ======
TOTAL RETURN (%)..............................................       (3.3)(b)
Ratio of operating expenses to average net assets (%).........       1.07 (c)
Ratio of net investment income to average net assets (%)......      10.63 (c)
Portfolio turnover rate (%)...................................         43
Net assets, end of period (000)...............................     $  0.1
The Ratios of operating expenses to average net assets without giving effect to the voluntary expense agreement would have
 been (%).....................................................         --

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.


                See accompanying notes to financial statements.

                                    MSF-40

METROPOLITAN SERIES FUND, INC.

 STATE STREET RESEARCH DIVERSIFIED PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS



 INVESTMENT OBJECTIVE
 TO ACHIEVE HIGH TOTAL RETURN WHILE ATTEMPTING TO LIMIT INVESTMENT RISK AND PRESERVE CAPITAL.

 INCEPTION DATE  7/25/86

 ASSET CLASS
 U.S. BONDS/
 LARGE CAP STOCKS

                                  NET ASSETS
                                 $2.3 BILLION

                               PORTFOLIO MANAGER
                                JOHN H. KALLIS
                                (FIXED INCOME)
                                JOHN T. WILSON,
                                      CFA
                                   (EQUITY)


PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of State Street Research Diversified Portfolio returned -6.3%. The Standard and Poor's 500 Index/3 /and the Lehman Aggregate Bond Index,/1 returned -11.9% and +8.4% for the same time period, respectively. The average return of the portfolio's peer group, the Lipper Variable Insurance Products Income Funds universe15/, was -0.3% for the same period. A strong bond environment lessened the impact of a declining stock market on the fund's performance.

PORTFOLIO ACTIVITY
The stock segment of the portfolio suffered from disappointments in the technology sector early in the year. However, as we began to position the portfolio in anticipation of an economic recovery in the year ahead, performance relative to the index picked up later in the year. Our investments in semiconductor stocks benefited the portfolio, and insurance and oil service stocks bounced back. Nevertheless, a weak economy and declining corporate profits kept a damper on investors' enthusiasm for stocks, and not even the fund's strong bond market showing could push the performance needle into positive territory for the year.

On the fixed income side, the portfolio benefited early in the year from its emphasis on short-to-intermediate term U. S. Treasury and Agency securities. Relative performance picked up in the second half of the year as we added to our investment in bonds that trade off their yield spread to U.S. Treasuries. European non-dollar bonds and emerging market bonds also made a positive contribution to performance, as did high-yield bonds.

PORTFOLIO OUTLOOK/A/
We expect inflation to remain tame in the period ahead, the result of lower energy costs and lack of pricing power among retailers. And, we do not believe that an economic recovery will be strong enough to warrant an increase in interest rates. As a result, we have lengthened the fund's duration --[a measure of the fund's sensitivity to changing interest rates]; when rates fall, longer duration can add more price appreciation to performance than shorter duration bonds. We continue to emphasize bonds outside the Treasury/Agency sector, which we believe will be the beneficiaries of lower interest rates, continued low inflation, and a stabilizing U.S. economy. It is our opinion that bonds are positioned to experience another good year.

On the stock side of the portfolio, we are cautiously optimistic that a recovering economy will help boost corporate earnings after a tough year in 2001. In an environment that we believe will reward careful stock selection, we are focusing on companies that will benefit from a recovering economy, including technology, industrial, and commodity-related sectors. We also favor sectors with attractive valuations and smaller companies on the market capitalization spectrum.


                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                      % OF TOTAL
                SECURITY                              NET ASSETS
                ------------------------------------------------
                UNITED STATES TREASURY BONDS.........    3.7%
                INTEL CORP...........................    2.8
                MICROSOFT CORP.......................    2.4
                FEDERAL NATIONAL MORTGAGE ASSOCIATION    2.2
                ACE, LTD.............................    1.9
                CITIGROUP, INC.......................    1.8
                GENERAL ELECTRIC CO..................    1.8
                PFIZER, INC..........................    1.7
                AOL TIME WARNER, INC.................    1.6
                PHARMACIA CORP.......................    1.6

 A $10,000 INVESTMENT COMPARED TO S&P 500 INDEX AND LEHMAN BROTHERS AGGREGATE
                          BOND INDEX SINCE 12/31/1991



                                    [CHART]

      State Street Research       S&P 500        Lehman Brothers
           Diversified        Composite Index    Aggregate Index
      ---------------------   ---------------    ---------------
12/91        10,000               10,000             10,000
12/92        10,950               10,761             10,740
12/93        12,347               11,843             11,787
12/94        11,967               11,999             11,443
12/95        15,202               16,502             13,558
12/96        17,406               20,289             14,050
12/97        20,989               27,055             15,406
12/98        25,110               34,787             16,745
12/99        27,299               42,106             16,607
12/00        27,580               38,276             18,538
12/01        25,836               33,730             20,103

--------------------------------------------------------------------------------
                         AVERAGE ANNUAL TOTAL RETURNS
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                                              LEHMAN
                               STATE STREET RESEARCH         BROTHERS
                               DIVERSIFIED PORTFOLIO S&P 500 AGGREGATE
                               CLASS A      CLASS E   INDEX    INDEX
               1 Year           -6.3%          N/A    -11.9%    8.4%
               3 Years           1.0           N/A     -1.0     6.3
               5 Years           8.2           N/A     10.7     7.4
               10 Years         10.0           N/A     12.9     7.2
               Since Inception  10.4         -4.1(a)   13.6     8.2

--------------------------------------------------------------------------------

 (a) Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                See footnotes to Portfolio Manager Commentary.

                                    MSF-41

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH DIVERSIFIED PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--60.1% OF TOTAL NET ASSETS


                                                      VALUE
 SHARES                                             (NOTE 1A)
          AEROSPACE & DEFENSE--1.3%
  158,700 Lockheed Martin Corp................... $   7,406,529
  347,400 United Technologies Corp...............    22,452,462
                                                  -------------
                                                     29,858,991
                                                  -------------

          BANKS--3.5%
  631,400 Bank One Corp..........................    24,656,170
  240,200 Bank of America Corp...................    15,120,590
  834,530 Citigroup, Inc.........................    42,127,074
                                                  -------------
                                                     81,903,834
                                                  -------------

          BIOTECHNOLOGY--1.2%
  169,500 Forest Laboratories, Inc. (b)..........    13,890,525
  246,200 Genzyme Corp. (b) (c)..................    14,737,532
                                                  -------------
                                                     28,628,057
                                                  -------------

          BROADCASTING--2.5%
  952,000 USA Networks, Inc. (b).................    25,999,120
  744,080 Viacom, Inc. (Class B) (b).............    32,851,132
                                                  -------------
                                                     58,850,252
                                                  -------------

          BUSINESS SERVICES--2.1%
    5,887 Anacomp, Inc...........................           294
1,377,000 Cendant Corp. (b)......................    27,002,970
  723,200 Waste Management, Inc..................    23,077,312
                                                  -------------
                                                     50,080,576
                                                  -------------

          CHEMICALS--0.9%
  197,900 Dow Chemical Co........................     6,685,062
  331,100 E. I. du Pont de Nemours...............    14,075,061
                                                  -------------
                                                     20,760,123
                                                  -------------

          COMMUNICATION SERVICES--2.3%
1,186,400 AOL Time Warner, Inc...................    38,083,440
  402,000 SBC Communications, Inc................    15,746,340
                                                  -------------
                                                     53,829,780
                                                  -------------

          COMPUTERS & BUSINESS EQUIPMENT--5.5%
  548,800 Advanced Micro Devices, Inc. (b).......     8,703,968
  698,500 American Tower Corp. (c)...............     6,614,795
1,071,900 Cisco Systems, Inc. (b)................    19,412,109
  953,300 Flextronics International, Ltd. (b) (c)    22,869,667
  245,000 International Business Machines Corp...    29,635,200
   81,000 Qualcomm, Inc. (b).....................     4,090,500
1,179,900 Sun Microsystems, Inc..................    14,512,770
  860,500 Texas Instruments, Inc.................    24,094,000
                                                  -------------
                                                    129,933,009
                                                  -------------

                                                        VALUE
 SHARES                                               (NOTE 1A)

          CONGLOMERATES--2.8%
1,030,300 General Electric Co...................... $   41,294,424
  434,600 Tyco International, Ltd..................     25,597,940
                                                    --------------
                                                        66,892,364
                                                    --------------

          COSMETICS & TOILETRIES--0.3%
  155,600 Avon Products, Inc.......................      7,235,400
                                                    --------------

          DOMESTIC OIL--2.7%
  203,900 Anadarko Petroleum Corp..................     11,591,715
  545,800 ExxonMobil Corp..........................     21,449,940
  923,900 Ocean Energy, Inc. (b)...................     17,738,880
  284,200 Royal Dutch Petroleum Co. (ADR)..........     13,931,484
                                                    --------------
                                                        64,712,019
                                                    --------------

          DRUGS & HEALTH CARE--6.5%
  102,800 Amgen, Inc. (b)..........................      5,802,032
  331,900 Baxter International, Inc................     17,799,797
  312,500 Biogen, Inc..............................     17,921,875
   67,500 Laboratory Corp. America Holdings (b) (c)      5,457,375
  988,075 Pfizer, Inc..............................     39,374,789
  864,000 Pharmacia Corp...........................     36,849,600
  408,200 Schering-Plough Corp.....................     14,617,642
  246,800 Sepracor, Inc. (b) (c)...................     14,082,408
                                                    --------------
                                                       151,905,518
                                                    --------------

          ELECTRONICS--3.3%
2,102,500 Intel Corp...............................     66,123,625
  173,900 Millipore Corp...........................     10,555,730
                                                    --------------
                                                        76,679,355
                                                    --------------

          FEDERAL AGENCIES--1.1%
  313,500 Federal National Mortgage Association....     24,923,250
                                                    --------------

          FINANCIAL SERVICES--1.1%
  688,050 J.P. Morgan Chase & Co...................     25,010,618
                                                    --------------

          FOOD & BEVERAGES--2.3%
  371,300 Coca Cola Co.............................     17,506,795
  394,100 Kraft Foods, Inc.........................     13,411,223
  489,700 PepsiCo, Inc.............................     23,843,493
                                                    --------------
                                                        54,761,511
                                                    --------------

          HEALTH CARE PRODUCTS--1.7%
  283,500 Johnson & Johnson........................     16,754,850
  291,300 Procter & Gamble Co......................     23,050,569
                                                    --------------
                                                        39,805,419
                                                    --------------

                See accompanying notes to financial statements.

                                    MSF-42

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH DIVERSIFIED PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                       VALUE
 SHARES                                              (NOTE 1A)

          HOTELS & RESTAURANTS--0.9%
  781,100 McDonald's Corp......................... $   20,675,717
                                                   --------------

          HOUSEHOLD APPLIANCES & HOME
           FURNISHINGS--0.6%
  492,100 Gemstar-TV Guide International, Inc. (c)     13,631,170
                                                   --------------

          INSURANCE--2.6%
1,107,900 ACE, Ltd................................     44,482,185
  104,000 Prudential Financial, Inc...............      3,451,760
  288,400 The St. Paul Cos., Inc..................     12,680,948
                                                   --------------
                                                       60,614,893
                                                   --------------

          INVESTMENT BROKERAGE--1.1%
  474,200 Morgan Stanley Dean Witter & Co.........     26,526,748
                                                   --------------

          MUTUAL FUNDS--0.5%
  280,900 Nasdaq 100 Trust........................     10,929,819
                                                   --------------

          PAPER & FOREST--1.1%
      500 Crown Packaging Holdings, Ltd. (144A)...              5
  669,100 International Paper Co..................     26,998,185
                                                   --------------
                                                       26,998,190
                                                   --------------

          PETROLEUM SERVICES--1.1%
  741,200 Noble Drilling Corp. (b)................     25,230,448
                                                   --------------

          RAILROADS & EQUIPMENT--0.6%
  384,400 CSX Corp................................     13,473,220
                                                   --------------

          RETAIL--3.9%
  528,700 Home Depot, Inc.........................     26,968,987
  813,700 Target Corp.............................     33,402,385
  537,300 Wal-Mart Stores, Inc....................     30,921,615
                                                   --------------
                                                       91,292,987
                                                   --------------

          SOFTWARE--3.4%
  273,300 Intuit, Inc. (b)........................     11,691,774
  113,500 Mercury Interactive Corp. (b) (c).......      3,856,730
  854,300 Microsoft Corp. (b).....................     56,597,375
  506,700 Peregrine Systems, Inc. (b).............      7,514,361
                                                   --------------
                                                       79,660,240
                                                   --------------

          TELEPHONE--2.4%
1,049,800 Qwest Communications International, Inc.     14,833,674
1,101,200 Sprint Corp. (PCS Group) (b) (c)........     26,880,292
1,024,100 Worldcom, Inc...........................     14,419,328
                                                   --------------
                                                       56,133,294
                                                   --------------

                                                     VALUE
  SHARES                                           (NOTE 1A)
           TOBACCO--0.8%
   403,800 Philip Morris Cos., Inc.............. $   18,514,230
                                                 --------------
           Total Common Stocks
            (Identified Cost $1,389,828,546)....  1,409,451,032
                                                 --------------
 BONDS & NOTES--36.4%
   FACE
  AMOUNT
           AEROSPACE & DEFENSE--0.3%
$1,750,000 Lockheed Martin Corp.
            8.500%, 12/01/29....................      2,093,560
 5,300,000 United Technologies Corp.
            6.700%, 8/1/28......................      5,296,979
                                                 --------------
                                                      7,390,539
                                                 --------------
           ALUMINUM--0.2%
 4,550,000 Alcoa, Inc. 6.000%, 01/15/12.........      4,458,409
                                                 --------------
           ASSET BACKED--0.3%
 6,450,000 Citibank Credit Card Issuance Trust
            7.450%, 09/15/07....................      6,824,874
                                                 --------------
           AUTO PARTS--0.3%
 4,900,000 Dana Corp. (144A)
            9.000%, 08/15/11....................      4,434,500
 3,450,000 Lear Corp. 7.960%, 05/15/05..........      3,487,846
                                                 --------------
                                                      7,922,346
                                                 --------------
           AUTOMOBILES--0.4%
   725,000 Autonation, Inc. (144A)
            9.000%, 08/01/08....................        739,500
   850,000 DaimlerChrysler Auto Trust
            5.320%, 9/6/06......................        872,840
 2,375,000 DaimlerChrysler North America Holding
            Corp. 8.500%, 01/18/31..............      2,543,340
 4,225,000 Ford Motor Co. 7.450%, 07/16/31......      3,876,564
                                                 --------------
                                                      8,032,244
                                                 --------------
           BANKS--0.5%
 5,025,000 Suntrust Banks, Inc..................
             6.375%, 04/01/11...................      5,099,320
 6,250,000 Wells Fargo Bank N.A.................
             6.450%, 02/01/11...................      6,386,812
                                                 --------------
                                                     11,486,132
                                                 --------------
           BUSINESS SERVICES--0.1%
 2,950,000 Electronic Data Systems Corp.
            7.450%, 10/15/29....................      3,064,844
                                                 --------------
           CHEMICALS--0.2%
   950,000 Airgas, Inc. 9.125%, 10/01/11........      1,016,500
 3,425,000 Lyondell Chemical Co.
            9.625%, 05/01/07....................      3,442,125

                See accompanying notes to financial statements.

                                    MSF-43

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH DIVERSIFIED PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                                  VALUE
  AMOUNT                                               (NOTE 1A)

           CHEMICALS--(CONTINUED)
$  850,000 Lyondell Chemical Co.
            9.875%, 05/01/07......................... $    847,875
                                                      ------------
                                                         5,306,500
                                                      ------------

           COLLATERALIZED MORTGAGE OBLIGATIONS--4.6%
 5,825,000 Bear Stearns Commercial Mortgage
            Securities, Inc. 7.080%, 07/15/31........    6,138,094
 3,067,081 Bear Stearns Commercial Mortgage
            Securities, Inc. 6.080%, 02/15/35........    3,108,295
 3,933,211 Chase Commercial Mortgage Securities
            Corp. 6.025%, 11/18/30...................    4,003,271
 4,375,000 Commercial Mortgage Acceptance Corp.
            (144A) 6.230%, 03/15/13..................    3,336,961
 6,475,000 Commercial Mortgage Acceptance Corp.
            (144A) 5.440%, 05/15/13..................    4,500,125
 4,700,000 Connecticut RRB Special Purpose Trust
            5.360%, 03/30/07.........................    4,847,204
 3,000,000 Connecticut RRB Special Purpose Trust
            5.730%, 03/30/09.........................    3,065,700
 5,200,000 DLJ Commercial Mortgage Corp.
            7.362%, 01/01/02 (d).....................    4,173,000
 3,100,000 DLJ Commercial Mortgage Corp.
            7.500%, 9/10/10..........................    3,223,020
 6,300,000 First Union Lehman Brothers (144A)
            7.500%, 11/18/29.........................    5,041,260
 3,250,388 J.P. Morgan Commercial Mortgage Finance
            Corp. 6.180%, 10/15/35...................    3,334,950
 5,155,000 J.P. Morgan Commercial Mortgage Finance
            Corp. 6.507%, 10/15/35...................    5,250,851
 6,544,000 J.P. Morgan Project Commercial Mortgage
            Finance Corp. 7.238%, 09/15/29 (d).......    6,760,770
 4,990,708 Lehman Brothers-UBS Commercial Mortgage
            Trust (144A) 6.155%, 07/14/16............    4,951,780
 1,128,756 Morgan Stanley Capital I, Inc.
            6.190%, 1/15/07..........................    1,182,767
 5,493,042 NationsLink Funding Corp.
            6.001%, 08/20/30 (d).....................    5,613,340
 6,950,000 NationsLink Funding Corp. (Class E)
            7.105%, 11/20/08.........................    6,895,790
 6,325,000 PECO Energy Transition Trust
            7.650%, 3/1/10...........................    6,951,681
 8,800,000 Principal Residential Mortgage Capital
            (144A) 4.550%, 12/20/04 (d)..............    8,732,240
 4,450,000 Reliant Energy Transition Bond Co., L.L.C.
            4.760%, 09/15/09.........................    4,328,916
 4,600,000 Salomon Brothers Commercial Mortgage
            Trust 6.226%, 12/18/35...................    4,687,147

   FACE                                                   VALUE
  AMOUNT                                                (NOTE 1A)

           COLLATERALIZED MORTGAGE OBLIGATIONS--(CONTINUED)
$6,882,634 Structured Asset Securities Corp.
            6.790%, 10/12/34.......................... $  7,103,566
                                                       ------------
                                                        107,230,728
                                                       ------------

           COMMUNICATION SERVICES--1.0%
 4,875,000 AOL Time Warner, Inc.
            6.125%, 04/15/06..........................    4,987,515
 2,225,000 BAE Systems Holding (144A)
            6.400%, 12/15/11..........................    2,213,875
 5,575,000 CSC Holdings, Inc. 7.625%, 04/01/11........    5,587,321
 4,550,000 Deutsche Telekom International Finance B.V.
            7.750%, 06/15/05..........................    4,869,819
 4,175,000 France Telecom S.A. (144A)
            7.200%, 3/1/06............................    4,384,794
 2,300,000 Univision Communications, Inc.
            7.850%, 7/15/11...........................    2,324,985
                                                       ------------
                                                         24,368,309
                                                       ------------

           COMMUNICATIONS--0.5%
 2,400,000 Charter Communications Holdings
            9.625%, 11/15/09..........................    2,424,000
 4,125,000 Clear Channel Communications
            7.250%, 9/15/03...........................    4,286,948
 4,275,000 Comcast Cable Communications
            6.750%, 1/30/11...........................    4,291,672
                                                       ------------
                                                         11,002,620
                                                       ------------

           DOMESTIC OIL--0.2%
 3,800,000 Pioneer Natural Resources Co.
            9.625%, 4/1/10............................    4,208,500
                                                       ------------

           DRUGS & HEALTH CARE--0.4%
 3,700,000 Columbia/HCA Healthcare Corp.
            6.870%, 9/15/03...........................    3,746,250
 3,925,000 Columbia/HCA Healthcare Corp.
            7.690%, 6/15/25...........................    3,728,750
 2,875,000 HealthSouth Corp. 7.000%, 06/15/08.........    2,803,125
                                                       ------------
                                                         10,278,125
                                                       ------------

           ELECTRIC UTILITIES--1.8%
 5,250,000 AEP Resources, Inc.
            6.500%, 12/01/03..........................    5,394,900
 3,150,000 Ameren Energy Generating Co. 7.750%,
            11/1/05...................................    3,288,285
 1,250,000 Calpine Corp. 7.750%, 04/15/09.............    1,106,250
 5,050,000 DTE Energy Co. 6.000%, 06/01/04............    5,179,229
 4,025,000 Dominion Resources, Inc.
            7.625%, 7/15/05...........................    4,291,616

                See accompanying notes to financial statements.

                                    MSF-44

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH DIVERSIFIED PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                                 VALUE
  AMOUNT                                              (NOTE 1A)

            ELECTRIC UTILITIES--(CONTINUED)
$ 2,100,000 Duke Energy Co. 7.125%, 09/03/02....... $    2,155,440
  2,050,000 Duke Energy Co. 7.375%, 03/01/10.......      2,172,447
  4,300,000 Exelon Corp. 6.750%, 05/01/11..........      4,310,922
  4,925,000 General Electric Capital Corp.
             6.875%, 11/15/10......................      5,308,756
  4,025,000 KeySpan Corp. 7.625%, 11/15/10.........      4,370,908
  4,175,000 Progress Energy, Inc.
             7.100%, 03/01/11......................      4,333,400
                                                    --------------
                                                        41,912,153
                                                    --------------

            ELECTRICAL EQUIPMENT--0.2%
  5,650,000 Ametek, Inc. 7.200%, 07/15/08..........      5,452,872
                                                    --------------

            FEDERAL AGENCIES--3.1%
    206,269 Federal National Mortgage Association
             7.250%, 09/01/07......................        214,730
    970,582 Federal National Mortgage Association
             7.000%, 12/01/07......................      1,006,076
    415,868 Federal National Mortgage Association
             8.000%, 06/01/08......................        437,859
    500,619 Federal National Mortgage Association
             8.500%, 02/01/09......................        534,111
    350,000 Federal National Mortgage Association
             7.125%, 06/15/10......................        383,796
  8,500,000 Federal National Mortgage Association
             6.250%, 02/01/11......................      8,634,130
     16,924 Federal National Mortgage Association
             9.000%, 04/01/16......................         18,083
 16,200,000 Federal National Mortgage Association
             7.125%, 01/15/30......................     17,976,978
  1,700,000 Federal National Mortgage Association
             7.250%, 05/15/30......................      1,915,152
 20,750,000 Federal National Mortgage Association
             TBA, 12/01/99.........................     21,152,135
    862,952 Government National Mortgage
             Association 6.000%, 02/15/09..........        874,170
  5,786,111 Government National Mortgage
             Association 7.500%, 12/15/14..........      6,097,115
 13,655,297 Government National Mortgage
             Association 7.000%, 03/15/31..........     13,945,471
                                                    --------------
                                                        73,189,806
                                                    --------------

            FINANCE & BANKING--6.3%
  5,525,000 American Express Credit Account Trust
             5.530%, 10/15/08......................      5,647,879
  2,425,000 Bank America Corp.
             7.400%, 01/15/11......................      2,601,152
  3,775,000 Bombardier Capital, Inc. (144A) 7.300%,
             12/15/02..............................      3,920,640

   FACE                                               VALUE
  AMOUNT                                            (NOTE 1A)

            FINANCE & BANKING--(CONTINUED)
$ 5,100,000 Caterpillar Financial Asset Trust
             4.850%, 04/25/07..................... $  5,209,650
  3,200,000 Citibank Credit Card Issuance Trust
             6.650%, 05/15/08.....................    3,296,992
  5,360,000 Citibank Credit Card Master Trust I
             6.650%, 11/15/06.....................    5,674,900
  1,725,000 Citigroup, Inc. 7.250%, 10/01/10......    1,850,287
  2,325,000 Conoco Funding Co. 5.450%, 10/15/06...    2,329,604
  4,250,000 Countrywide Funding Corp.
             5.250%, 5/22/03......................    4,356,165
  2,550,000 Credit Suisse USA, Inc.
             5.875%, 08/01/06.....................    2,594,064
 11,175,000 Detroit Edison Securitization Funding,
             L.L.C. 5.510%, 03/01/07..............   11,532,376
    175,000 Discover Card Master Trust I
             5.300%, 11/16/06.....................      180,250
  2,470,000 EOP Operating, L.P.
             6.500%, 01/15/04.....................    2,567,861
  2,525,000 EOP Operating, L.P.
             6.500%, 06/15/04.....................    2,620,900
  6,100,000 FleetBoston Financial Corp.
             7.250%, 9/15/05......................    6,565,369
  6,000,000 Florida Windstorm Underwriting (144A)
             7.125%, 02/25/19.....................    5,883,780
 10,600,000 Ford Motor Credit Co.
             6.875%, 02/01/06.....................   10,596,290
  7,750,000 GE Global Insurance Holding Corp.
             7.000%, 02/15/26.....................    8,049,073
  6,025,000 General Motors Acceptance Corp.
             8.000%, 11/1/31......................    6,095,432
  2,375,000 Goldman Sachs Group, Inc.
             7.625%, 8/17/05......................    2,551,819
  2,475,000 Goldman Sachs Group, L.P. (144A)
             6.625%, 12/01/04.....................    2,602,611
  8,975,000 Household Finance Corp.
             6.375%, 10/15/11.....................    8,691,749
 10,090,000 John Hancock Global Funding (144A)
             7.900%, 07/02/10.....................   11,146,019
  3,100,000 NiSource Finance Corp.
             7.500%, 11/15/03.....................    3,235,191
  4,200,000 Qwest Capital Funding, Inc.
             7.750%, 8/15/06......................    4,291,644
  3,900,000 Simon Property Group, L.P.
             7.375%, 1/20/06......................    4,035,837
  4,475,000 Sprint Capital Corp.
             6.000%, 01/15/07.....................    4,449,537
  5,150,000 United States Bank NA Minnesota
             6.375%, 8/01/11......................    5,217,362
  2,525,000 Verizon Global Funding Corp.
             7.250%, 12/01/10.....................    2,700,462

                See accompanying notes to financial statements.

                                    MSF-45

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH DIVERSIFIED PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                                VALUE
  AMOUNT                                             (NOTE 1A)

            FINANCE & BANKING--(CONTINUED)
$ 6,575,000 Wells Fargo & Co.
              7.250%, 08/24/05.................... $    7,071,741
                                                   --------------
                                                      147,566,636
                                                   --------------

            FINANCIAL SERVICES--1.4%
  4,350,000 AIG Sunamerica Global Financing VI
             (144A) 6.300%, 05/10/11..............      4,398,198
  4,300,000 Distribution Financial Services Trust
             5.670%, 01/17/17.....................      4,220,880
  2,500,000 ERAC USA Finance Co. (144A) 6.625%,
             2/15/05..............................      2,526,850
  2,450,000 ERAC USA Finance Co. (144A) 8.250%,
             5/01/05..............................      2,595,726
  2,150,000 J.P. Morgan Chase & Co.
             6.750%, 02/01/11.....................      2,203,879
  1,248,829 Long Beach Asset Holdings Corp. (144A)
             7.870%, 09/26/31.....................      1,233,219
  1,575,000 Long Beach Asset Holdings Corp. (144A)
             0.990%, 12/31/31.....................      1,561,707
  4,825,000 MBNA Credit Card Master Note Trust
             6.550%, 12/15/08.....................      4,918,460
  3,375,000 MBNA Master Credit Card Trust
             6.500%, 4/15/10......................      3,551,914
  4,500,000 Reed Elsevier Capital, Inc.
             6.125%, 8/1/06.......................      4,578,885
                                                   --------------
                                                       31,789,718
                                                   --------------

            FOOD & BEVERAGES--0.7%
  1,775,000 Coca Cola Enterprises, Inc.
             6.950%, 11/15/26.....................      1,827,309
  3,725,000 Conagra, Inc. 7.500%, 09/15/05........      3,959,377
    425,000 Constellation Brands, Inc.
             8.000%, 2/15/08......................        433,500
  1,425,000 Crown Castle International Corp.
             10.750%, 08/01/11 (c)................      1,392,938
  4,250,000 Kellogg Co. 6.000%, 04/01/06..........      4,367,300
  4,650,000 Tyson Foods, Inc. (144A)
             6.625%, 10/1/04......................      4,754,439
                                                   --------------
                                                       16,734,863
                                                   --------------

            FOREIGN GOVERNMENT--1.2%
  5,875,000 Bundes Republic of Deutschland
             5.250%, 01/04/11, (EUR)..............      5,350,437
  7,600,000 Government of Canada
             6.000%, 06/01/11 (c), (CAD)..........      4,997,299
 18,875,000 Government of New Zealand
             8.000%, 11/15/06, (NZD)..............      8,394,576

   FACE                                                  VALUE
  AMOUNT                                               (NOTE 1A)

            FOREIGN GOVERNMENT--(CONTINUED)
$ 9,245,000 Republic of Greece
             8.800%, 06/19/07, (EUR)................ $   9,769,676
                                                     -------------
                                                        28,511,988
                                                     -------------

            HEALTH CARE--PRODUCTS--0.3%
  6,675,000 Unilever Capital Corp.
             6.875%, 11/01/05.......................     7,114,082
                                                     -------------

            HOTELS & RESTAURANTS--0.2%
  4,800,000 Park Place Entertainment Corp.
             9.375%, 2/15/07........................     4,992,000
                                                     -------------

            INDUSTRIAL MACHINERY--0.4%
  4,750,000 Dover Corp. 6.650%, 06/01/28............     4,520,622
  4,700,000 Illinois Tool Works, Inc. 5.750%, 3/1/09     4,639,793
                                                     -------------
                                                         9,160,415
                                                     -------------

            INVESTMENT BROKERAGE--0.3%
  7,750,000 Merrill Lynch & Co., Inc.
             5.350%, 6/15/04........................     7,966,147
                                                     -------------

            LEISURE--0.4%
  2,225,000 Aztar Corp. (144A) 9.000%, 08/15/11.....     2,314,000
  6,975,000 Harrah's Operating, Inc.
             7.875%, 12/15/05.......................     7,236,562
                                                     -------------
                                                         9,550,562
                                                     -------------

            MUNICIPAL BOND--0.1%
  2,150,000 New Jersey Economic Development
             Authority 7.425%, 02/15/29.............     2,386,952
                                                     -------------

            NEWSPAPERS--0.2%
  3,400,000 News America Holdings, Inc.
             7.750%, 1/20/24........................     3,339,922
                                                     -------------

            PAPER & FOREST--0.1%
  2,800,000 Potlatch Corp. (144A)
             10.000%, 07/15/11......................     2,907,520
                                                     -------------

            POLLUTION CONTROL--0.2%
  3,700,000 Allied Waste North America, Inc.
             8.875%, 4/1/08.........................     3,811,000
    525,000 Allied Waste North America, Inc.
             7.875%, 1/1/09.........................       510,562
  6,100,000 Safety Kleen Corp.
             9.250%, 05/15/09 (e)...................         3,813
                                                     -------------
                                                         4,325,375
                                                     -------------

                See accompanying notes to financial statements.

                                    MSF-46

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH DIVERSIFIED PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)


   FACE                                              VALUE
  AMOUNT                                           (NOTE 1A)

            RAILROADS & EQUIPMENT--0.4%
$ 5,050,000 Burlington Northern Santa Fe
             6.700%, 8/1/28..................... $   4,853,302
  4,050,000 Norfolk Southern Corp.
             7.350%, 05/15/07...................     4,351,604
                                                 -------------
                                                     9,204,906
                                                 -------------

            REAL ESTATE INVESTMENT TRUST--0.1%
  1,025,000 Senior Housing Properties Trust
             8.625%, 1/15/12....................     1,035,250
                                                 -------------

            RETAIL--0.5%
  4,225,000 Safeway, Inc. 6.150%, 03/01/06......     4,373,804
  2,575,000 The Kroger Co. 8.000%, 09/15/29.....     2,838,423
  4,025,000 Wal-Mart Stores, Inc.
             7.550%, 02/15/30...................     4,647,023
                                                 -------------
                                                    11,859,250
                                                 -------------

            STEEL--0.1%
  2,275,000 Alaska Steel Corp. 7.875%, 02/15/09.     2,240,875
                                                 -------------

            TELEPHONE--1.5%
  2,250,000 AT&T Corp. 6.000%, 03/15/09.........     2,139,907
  2,475,000 AT&T Corp. 6.500%, 03/15/29.........     2,161,987
  4,625,000 AT&T Wireless Services, Inc.
             8.750%, 3/01/31....................     5,259,504
  2,400,000 British Telecommunications, Plc.
             8.375%, 12/15/10 (d)...............     2,651,664
  2,250,000 British Telecommunications, Plc.
             8.875%, 12/15/30 (d)...............     2,581,965
  2,200,000 Cingular Wireless, L.L.C. (144A)
             5.625%, 12/15/06...................     2,206,644
  5,025,000 Telus Corp. 8.000%, 06/01/11........     5,298,963
  4,000,000 Vodafone Airtouch, Plc.
             7.750%, 02/15/10...................     4,379,320
  2,600,000 Worldcom, Inc. 7.875%, 05/15/03.....     2,733,224
  2,450,000 Worldcom, Inc. 6.500%, 05/15/04.....     2,519,310
  2,550,000 Worldcom, Inc. 7.500%, 05/15/11.....     2,611,404
                                                 -------------
                                                    34,543,892
                                                 -------------

            TRANSPORTATION--0.2%
  5,050,000 Union Pacific Corp. 5.840%, 05/25/04     5,212,610
                                                 -------------

            U.S. TREASURY--4.4%
  7,000,000 United States Treasury Bonds
             11.250%, 02/15/15 (c)..............    10,739,540
 15,175,000 United States Treasury Bonds
             10.625%, 08/15/15 (c)..............    22,511,202
 22,500,000 United States Treasury Bonds
             8.125%, 08/15/21 (c)...............    28,736,775

   FACE                                         VALUE
  AMOUNT                                      (NOTE 1A)

            U.S. TREASURY--(CONTINUED)
$18,650,000 United States Treasury Bonds
             6.750%, 08/15/26 (c)..........  $  21,024,891
  1,625,000 United States Treasury Bonds
             6.125%, 08/15/29 (c)..........      1,719,965
  1,600,000 United States Treasury Bonds
             6.250%, 05/15/30 (c)..........      1,731,504
  2,400,000 United States Treasury Notes
             5.875%, 11/15/04 (c)..........      2,540,256
  8,625,000 United States Treasury Notes
             7.000%, 7/15/06...............      9,535,972
  4,775,000 United States Treasury Notes
             5.000%, 2/15/11...............      4,757,094
                                            --------------
                                               103,297,199
                                            --------------

            UTILITIES--0.3%
  2,400,000 Energy East Corp.
             7.750%, 11/15/03 (d)..........      2,517,480
  3,925,000 PECO Energy Co.
             6.130%, 03/01/09..............      4,024,342
                                            --------------
                                                 6,541,822
                                            --------------

            YANKEE--3.0%
  5,755,000 British Sky Broadcasting Group
             6.875%, 02/23/09..............      5,522,038
  6,700,000 DR Investments (144A)
             7.100%, 05/15/02..............      6,804,118
  5,695,271 Federal Republic of Brazil
             8.000%, 04/15/14 (c)..........      4,317,585
  2,125,000 Flextronics International, Ltd.
             9.875%, 07/01/10 (c)..........      2,231,250
  5,618,250 National Republic of Bulgaria
             4.563%, 01/28/02 (d)..........      4,944,060
  3,000,000 Norsk Hydro ASA
             7.150%, 11/15/25..............      3,000,870
  2,125,000 Province of Quebec
             5.500%, 04/11/06..............      2,164,440
    850,000 Province of Quebec
             6.125%, 01/22/11..............        855,474
  4,200,000 Province of Quebec
             7.500%, 09/15/29..............      4,695,348
  3,803,692 Republic of Panama
             4.750%, 07/17/02 (d)..........      3,370,303
  3,150,000 Republic of Peru
             4.500%, 03/07/17 (d)..........      2,447,871
  4,697,600 Republic of Philippines
             2.9375%, 12/01/09 (d).........      4,122,144
  4,331,250 Republic of Poland
             6.000%, 10/27/14 (d)..........      4,305,262

                See accompanying notes to financial statements.

                                    MSF-47

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH DIVERSIFIED PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 BONDS & NOTES--(CONTINUED)
                                             SHORT TERM INVESTMENTS--(CONTINUED)


   FACE                                         VALUE
  AMOUNT                                      (NOTE 1A)

            YANKEE--(CONTINUED)
$ 4,275,000 Russian Federation
             8.250%, 03/31/10............... $  3,743,404
  4,150,000 Tyco International Group S.A....
              6.375%, 02/15/06..............    4,230,883
  4,375,000 Tyco International Group S.A....
              6.375%, 10/15/11..............    4,279,625
  1,950,000 United Mexican States
             9.750%, 04/06/05...............    2,188,875
  5,400,000 United Mexican States
             9.875%, 02/01/10...............    6,021,000
  1,050,000 United Mexican States
             11.500%, 05/15/26..............    1,336,125
                                             ------------
                                               70,580,676
                                             ------------
            Total Bonds & Notes
             (Identified Cost $842,953,621 )  852,991,661
                                             ------------
 SHORT TERM INVESTMENTS--4.0%

            COMMERCIAL PAPER--3.9%
  7,570,000 American Express Credit Corp.
             1.840%, 01/03/02...............    7,569,226
 13,515,000 General Electric Capital Corp.
             1.920%, 01/02/02...............   13,514,279
 14,714,000 General Electric Capital Corp.
             1.900%, 01/04/02...............   14,711,670
  2,096,000 General Electric Capital Corp.
             1.750%, 01/07/02...............    2,095,389
 14,274,000 Household Finance Corp.
             2.000%, 01/03/02...............   14,272,414
 19,574,000 J.P. Morgan Chase & Co.
             1.850%, 01/14/02...............   19,560,924
  8,035,000 Morgan Stanley Dean Witter & Co.
             2.020%, 1/15/02................    8,028,688
  8,053,000 Verizon Network Fund
             1.770%, 01/11/02...............    8,049,041
  5,000,000 Wells Fargo & Co.
             2.060%, 01/15/02...............    4,995,994
                                             ------------
                                               92,797,625
                                             ------------

   FACE                                               VALUE
  AMOUNT                                            (NOTE 1A)

            REPURCHASE AGREEMENT--0.1%
$ 1,857,000 State Street Repurchase Agreement
             dated 12/31/01 at 0.650%
             to be repurchased at $1,857,067
             on 01/02/02, collateralized
             by $1,915,000 U.S. Treasury Bill
             1.710% due 05/16/02
             with a value of $1,896,808..........      1,857,000
                                                  --------------
            Total Short Term Investments
             (Identified Cost $94,654,625).......     94,654,625
                                                  --------------
            Total Investments--100.5%
             (Identified Cost $2,327,436,792) (a)  2,357,097,318
            Other assets less liabilities........    (12,011,693)
                                                  --------------
            TOTAL NET ASSETS--100%............... $2,345,085,625
                                                  ==============


                See accompanying notes to financial statements.

                                    MSF-48

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH DIVERSIFIED PORTFOLIO

 FORWARD CONTRACTS OUTSTANDING AT DECEMBER 31, 2001


                                                   LOCAL                                 UNREALIZED
                                        DELIVERY  CURRENCY   AGGREGATE                  APPECIATION/
FORWARD CURRENCY CONTRACT                 DATE     AMOUNT    FACE VALUE    TOTAL VALUE  DEPRECIATION
Canadian Dollar (sold).................  1/9/2002 7,900,000 $4,952,729.64 $4,961,044.81   $ (8,315)
Euro Currency (sold)...................  1/9/2002 7,219,000     6,461,583     6,423,544     38,038
Euro Currency (sold)................... 1/22/2002 4,611,000     4,045,691     4,100,660    (54,969)
Euro Currency (sold)................... 1/22/2002 1,570,000     1,380,470     1,396,234    (15,765)
New Zealand Dollar (sold).............. 1/22/2002 4,395,000     1,817,508     1,826,220     (8,711)
New Zealand Dollar (sold).............. 1/22/2002   927,000       383,593       385,189     (1,596)
New Zealand Dollar (sold).............. 1/22/2002 6,334,000     2,619,109     2,631,917    (12,808)
New Zealand Dollar (sold).............. 1/22/2002 2,055,000       845,992       853,898     (7,906)
New Zealand Dollar (sold).............. 1/22/2002 5,810,000     2,387,910     2,414,183    (26,273)
                                                                                          --------
Net Unrealized Depreciation on Forward
 Currency Contracts....................                                                   $(98,305)
                                                                                          ========

 FUTURES CONTRACTS OUTSTANDING AT DECEMBER 31, 2001


                                                                                            UNREALIZED
                                        EXPIRATION NUMBER OF   CONTRACT    VALUATION AS OF APPRECIATION/
FUTURES CONTRACT LONG                      DATE    CONTRACTS    AMOUNT       12/31/2001    DEPRECIATION
US Treasury Bonds Futures.............. 3/31/2002     143    $ 14,676,376   $ 14,518,969     $(157,407)
US Treasury Notes 5 Year Futures....... 3/31/2002     319      33,695,240     33,759,172        63,932
US Treasury Notes 2 Year Futures....... 3/31/2002     300      62,471,163     62,695,312       224,149
FUTURES CONTRACT SHORT
US Treasury Bond 10 Year Futures....... 3/31/2002    (626)    (66,452,492)   (65,818,031)      634,461
                                                                                             ---------
Net Unrealized Appreciation on Future
 Contracts.............................                                                      $ 765,135
                                                                                             =========

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $2,345,360,800 for federal income tax purposes was as follows:

Aggregate gross unrealized appreciation for all investments in which there is an excess of value over tax cost $ 120,839,007
Aggregate gross unrealized depreciation for all investments in which there is an excess of tax cost over value  (109,102,489)
                                                                                                               -------------
Net unrealized appreciation................................................................................... $  11,736,518
                                                                                                               =============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $100,474,069 with collateral backings valued at $104,202,119.
(d)Variable or floating rate security. Rate disclosed is as of 12/31/2001.
(e)Issuer filed petition under Chapter 11 of the Federal Bankruptcy Code.

Key to Abbreviations:
144A--Securities exempt from registration under Rule 144A of the securities act of 1933. These securities may be resold in institutional buyers. At the period end, the value of these securities amounted to $98,585,411 or 4.20% of net assets.
ADR --An American Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.
CAD --Canadian Dollar
EUR --Euro Currency
NZD --NewZealand Dollar

                See accompanying notes to financial statements.

                                    MSF-49

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH DIVERSIFIED PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value...............              $2,357,097,318
         Cash...............................                     306,287
         Receivable for:
          Securities sold...................                   6,375,584
          Fund shares sold..................                     238,174
          Futures variation margin..........                      43,203
          Dividends and interest............                  15,724,153
          Foreign taxes.....................                      28,136
          Collateral for securities loaned..                 104,202,119
         Prepaid expense....................                     121,563
                                                          --------------
           Total Assets.....................               2,484,136,537
       LIABILITIES
         Payable for:
          Fund shares redeemed.............. $    258,802
          Securities purchased..............   33,568,304
          Open forward currency
           contracts--net...................       98,305
          Return of collateral for
           securities loaned................  104,202,119
         Accrued expenses:
          Management fees...................      858,006
          Other expenses....................       65,376
                                             ------------
           Total Liabilities................                 139,050,912
                                                          --------------
       NET ASSETS...........................              $2,345,085,625
                                                          ==============
         Net assets consist of:
          Capital paid in...................              $2,393,311,595
          Undistributed net investment
           income...........................                  45,549,850
          Accumulated net realized gains
           (losses).........................                (124,100,004)
          Unrealized appreciation
           (depreciation) on investments....                  30,324,184
                                                          --------------
       NET ASSETS...........................              $2,345,085,625
                                                          ==============
       Computation of offering price:
       CLASS A
         Net asset value and redemption
          price per share
          ($2,345,063,875 divided by
          151,156,136 shares of
          beneficial interest)..............              $        15.51
                                                          ==============
       CLASS E
         Net asset value and redemption
          price per share ($21,750
          divided by 1,402 shares of
          beneficial interest)..............              $        15.51
                                                          ==============
       Identified cost of investments.......              $2,327,436,792
                                                          ==============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

     INVESTMENT INCOME
       Dividends..........................                $  13,182,120 (a)
       Interest...........................                   66,484,706 (b)
                                                          -------------
                                                             79,666,826
     EXPENSES
       Management fees.................... $  10,709,985
       Directors fees and expenses........        11,746
       Custodian..........................       381,914
       Audit and tax services.............        29,593
       Legal..............................         8,871
       Printing...........................       929,939
       Insurance..........................        16,126
       Miscellaneous......................           535
                                           -------------
       Total expenses before reductions...    12,088,709
       Expense reductions.................      (345,462)    11,743,247
                                           -------------  -------------
     NET INVESTMENT INCOME................                   67,923,579
                                                          -------------
     REALIZED AND UNREALIZED GAIN
      (LOSS)
     Realized gain (loss) on:
       Investments--net...................  (117,607,023)
       Futures contracts--net.............     1,763,608
       Foreign currency transactions--net.      (889,899)  (116,733,314)
                                           -------------  -------------
     Unrealized appreciation
      (depreciation) on:
       Investments--net...................  (131,789,217)
       Futures contracts--net.............       765,135
       Foreign currency transactions--net.     1,176,314   (129,847,768)
                                           -------------  -------------
     Net gain (loss)......................                 (246,581,082)
                                                          -------------
     NET INCREASE (DECREASE) IN NET
      ASSETS FROM OPERATIONS..............                $(178,657,503)
                                                          =============

(a)Net of foreign taxes of $9,854
(b)Income on securities loaned $346,845

                See accompanying notes to financial statements.

                                    MSF-50

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH DIVERSIFIED PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                               YEAR ENDED      YEAR ENDED
                                              DECEMBER 31,    DECEMBER 31,
                                                  2001            2000
                                             --------------  --------------
    FROM OPERATIONS
     Net investment income.................. $   67,923,579  $   93,235,491
     Net realized gain (loss)...............   (116,733,314)    133,804,958
     Unrealized appreciation (depreciation).   (129,847,768)   (197,171,011)
                                             --------------  --------------
     INCREASE (DECREASE) IN NET ASSETS FROM
       OPERATIONS...........................   (178,657,503)     29,869,438
                                             --------------  --------------
    FROM DISTRIBUTIONS TO SHAREHOLDERS
     Net investment income
       Class A..............................   (112,496,059)              0
     Net realized gain
       Class A..............................   (139,750,259)    (12,782,481)
                                             --------------  --------------
     TOTAL DISTRIBUTIONS....................   (252,246,318)    (12,782,481)
                                             --------------  --------------
     INCREASE (DECREASE) IN NET ASSETS FROM
       CAPITAL SHARE TRANSACTIONS...........     19,067,611    (134,576,767)
                                             --------------  --------------
     TOTAL INCREASE (DECREASE) IN NET ASSETS   (411,836,210)   (117,489,810)
    NET ASSETS
     Beginning of the year..................  2,756,921,835   2,874,411,645
                                             --------------  --------------
     End of the year........................ $2,345,085,625  $2,756,921,835
                                             ==============  ==============
    UNDISTRIBUTED NET INVESTMENT INCOME
     End of the year........................ $   45,549,850  $   91,694,821
                                             ==============  ==============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                YEAR ENDED                  YEAR ENDED
                                             DECEMBER 31, 2001          DECEMBER 31, 2000
                                        --------------------------  -------------------------
                                          SHARES           $          SHARES          $
                                        -----------  -------------  ----------  -------------
CLASS A
 Sales.................................   2,518,950  $  40,353,234   1,674,535  $  31,484,952
 Reinvestments.........................  15,944,773    252,246,318     656,185     12,782,481
 Redemptions........................... (17,288,874)  (273,553,741) (9,641,089)  (178,844,200)
                                        -----------  -------------  ----------  -------------
 Net increase (decrease)...............   1,174,849  $  19,045,811  (7,310,369) $(134,576,767)
                                        ===========  =============  ==========  =============
CLASS E
 Sales.................................       1,408  $      21,895           0  $           0
 Reinvestments.........................           0              0           0              0
 Redemptions...........................          (6)           (95)          0              0
                                        -----------  -------------  ----------  -------------
 Net increase (decrease)...............       1,402  $      21,800           0  $           0
                                        ===========  =============  ==========  =============
 Increase (decrease) derived from
   capital share transactions..........   1,176,251  $  19,067,611  (7,310,369) $(134,576,767)
                                        ===========  =============  ==========  =============

                See accompanying notes to financial statements.

                                    MSF-51

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH DIVERSIFIED PORTFOLIO

 FINANCIAL HIGHLIGHTS


                                                                  CLASS A                             CLASS E
                                        ----------------------------------------------------------  ------------
                                                                                                       MAY 1,
                                                                                                      2001 (A)
                                                          YEAR ENDED DECEMBER 31,                     THROUGH
                                        ----------------------------------------------------------  DECEMBER 31,
                                           2001        2000        1999        1998        1997         2001
                                        ----------  ----------  ----------  ----------  ----------  ------------
NET ASSET VALUE, BEGINNING OF PERIOD... $    18.38  $    18.27  $    18.39  $    16.98  $    16.67     $16.18
                                        ----------  ----------  ----------  ----------  ----------     ------
INCOME FROM INVESTMENT OPERATIONS
 Net investment income.................       0.49        0.62        0.59        0.60        0.60       0.01
 Net realized and unrealized gain
   (loss) on investments...............      (1.62)      (0.43)       0.96        2.70        2.71      (0.68)
                                        ----------  ----------  ----------  ----------  ----------     ------
 Total from investment operations......      (1.13)       0.19        1.55        3.30        3.31      (0.67)
                                        ----------  ----------  ----------  ----------  ----------     ------
LESS DISTRIBUTIONS
 Distributions from net investment
   income..............................      (0.78)       0.00       (0.60)      (0.57)      (0.60)      0.00
 Distributions from net realized
   capital gains.......................      (0.96)      (0.08)      (1.07)      (1.32)      (2.40)      0.00
                                        ----------  ----------  ----------  ----------  ----------     ------
 Total distributions...................      (1.74)      (0.08)      (1.67)      (1.89)      (3.00)      0.00
                                        ----------  ----------  ----------  ----------  ----------     ------
NET ASSET VALUE, END OF PERIOD......... $    15.51  $    18.38  $    18.27  $    18.39  $    16.98     $15.51
                                        ==========  ==========  ==========  ==========  ==========     ======
TOTAL RETURN (%).......................       (6.3)        1.0         8.7        19.6        20.6       (4.1)(b)
Ratio of operating expenses to average
 net assets before expense reductions
 (%)...................................       0.49        0.46        0.45        0.48        0.40       0.64 (c)
Ratio of operating expenses to average
 net assets after expense reductions
 (%) (d)...............................       0.47        0.46          --          --          --       0.62 (c)
Ratio of net investment income to
 average net assets (%)................       2.73        3.26        3.08        3.39        3.50       2.58 (c)
Portfolio turnover rate (%)............        131         131         124         106         115        131
Net assets, end of period (000)........ $2,345,064  $2,756,922  $2,874,412  $2,656,987  $1,982,232     $   22

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.
(d)The Portfolio has entered into arrangements with certain brokers who paid a portion of the Portfolio's expenses.

                See accompanying notes to financial statements.

                                    MSF-52

METROPOLITAN SERIES FUND, INC.

 HARRIS OAKMARK LARGE CAP VALUE PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS


 INVESTMENT OBJECTIVE
 TO SEEK LONG-TERM CAPITAL APPRECIATION.

 INCEPTION DATE  11/9/98

 ASSET CLASS
 LARGE CAP STOCK

                                  NET ASSETS
                                $213.9 MILLION

                              PORTFOLIO MANAGERS
                               WILLIAM C. NYGREN
                                      CFA
                                KEVIN G. GRANT,
                                      CFA


PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of Harris Oakmark Large Cap Value Portfolio returned +18.4%. Its benchmark, the Russell 1000 Value Index/4/, returned -5.6% for the same period. The average return of the portfolio's peer group, the Lipper Variable Insurance Products Multi-Cap Value Funds universe/15/, was -0.2% for the same period. The portfolio's performance can be attributed to gains in several stocks, including J.C. Penney, Xerox, H&R Block, and Cendant Corp., which were up over 100% for the year. In addition, our philosophy of buying quality companies inexpensively helped us to avoid areas of the market that were significantly overvalued.

PORTFOLIO ACTIVITY
Currently, the portfolio holds 56 stocks across a variety of industries. As examples of our stock picking process, the following two new stocks were added to the portfolio during the fourth quarter.

Illinois Tool Works manufactures a broad array of industrial components. We believe that ITW's ability to consistently earn a 20% operating margin in mundane businesses is a strong testament to their unusually talented and profit focused management. ITW stock has fallen from a high of $82 in 1999 to a low of $53 last quarter as the recession caused a small drop in earnings. We believe that a modest economic recovery combined with cost savings generated from their acquisition of Premark will lead to strong earnings growth for the next few years. ITW stock, which has normally traded at an above average multiple, now sells at a below average multiple of seventeen times expected 2003 earnings.

General Mills is the third largest packaged foods company in the United States. Most of their brands hold number one market shares and are household names like Cheerios, Wheaties, and Betty Crocker. Despite good earnings growth, General Mills stock spent most of last year priced in the mid $40s, the same price it sold for in 1999. With the acquisition of Pillsbury now complete, major cost cutting opportunities lie ahead. General Mills has an above average dividend of 2%, above average expected double-digit annual earnings growth, yet is priced at just sixteen times our estimate of calendar 2002 earnings.

The two positions sold during the past quarter include Equifax, Inc. and Maytag Corporation. These positions were eliminated because more undervalued alternatives were identified.

PORTFOLIO OUTLOOK/A/
Lower interest rates and fiscal stimulus will eventually translate into a more buoyant economy and better corporate earnings. We think a recovery will begin some time in 2002, but the rebound is unlikely to occur as abruptly as the recession. One reason is there is a global slowdown underway that will probably affect overseas sales for many U.S. companies. Additionally, the market is likely to remain volatile. That volatility breeds opportunity for value investors like us, as price declines place attractive companies within our valuation parameters.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                  % OF TOTAL
                    SECURITY                      NET ASSETS
                    ----------------------------------------
                    WASHINGTON MUTUAL, INC.......    3.7%
                    AT&T CORP....................    2.9
                    H&R BLOCK, INC...............    2.6
                    TXU CORP.....................    2.4
                    THE KROGER CO................    2.3
                    US BANCORP...................    2.3
                    ELECTRONIC DATA SYSTEMS CORP.    2.3
                    FIRST DATA CORP..............    2.2
                    H.J. HEINZ CO................    2.2
                    J.C. PENNEY CO., INC.........    2.2

                       A $10,000 INVESTMENT COMPARED TO
                  THE RUSSELL 1000 VALUE INDEX SINCE 11/9/98



                                    [CHART]

       Harris Oakmark  Russell 1000
      Large Cap Value     Value
      ---------------  ------------
11/98      10,000         10,000
12/98       9,730         10,822
12/99       9,059         11,617
12/00      10,185         12,432
12/01      12,057         11,737

--------------------------------------------------------------------------------
              AVERAGE ANNUAL TOTAL RETURN AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                     HARRIS OAKMARK
                                LARGE CAP VALUE PORTFOLIO
                                                          RUSSELL 1000
                                 CLASS A         CLASS E  VALUE INDEX
                1 Year           18.4%             N/A        -5.6%
                3 Years           7.4              N/A         2.7
                Since Inception   6.1              5.0(a)      5.2

--------------------------------------------------------------------------------

 (a) Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                See footnotes to Portfolio Manager Commentary.

                                    MSF-53

METROPOLITAN SERIES FUND, INC.
HARRIS OAKMARK LARGE CAP VALUE PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--94.9% OF TOTAL NET ASSETS


                                                           VALUE
           SHARES                                        (NOTE 1A)
                   AEROSPACE & DEFENSE--3.6%
            52,000 Goodrich Corp....................... $  1,384,240
            95,000 Honeywell International, Inc........    3,212,900
           157,000 Rockwell Collins, Inc. (c)..........    3,061,500
                                                        ------------
                                                           7,658,640
                                                        ------------

                   AUTOMOBILES--1.4%
           195,000 Ford Motor Co.......................    3,065,400
                                                        ------------

                   BANKS--2.3%
           237,000 US Bancorp..........................    4,960,410
                                                        ------------

                   BUILDING & CONSTRUCTION--1.9%
           165,300 Masco Corp..........................    4,049,850
                                                        ------------

                   BUSINESS SERVICES--10.1%
           135,000 Cendant Corp. (b) (c)...............    2,647,350
            71,000 Electronic Data Systems  Corp.......    4,867,050
            61,000 First Data Corp.....................    4,785,450
           124,400 H&R Block, Inc. (c).................    5,560,680
           114,000 Waste Management, Inc...............    3,637,740
                                                        ------------
                                                          21,498,270
                                                        ------------

                   COMMUNICATION SERVICES--7.6%
           146,000 Citizens Communications Co..........    1,556,360
           242,700 General Motors Corp.................    3,749,715
           125,000 Interpublic Group of Cos............    3,692,500
           286,000 Liberty Media Corp..................    4,004,000
           166,000 Sprint Corp. (FON Group)............    3,333,280
                                                        ------------
                                                          16,335,855
                                                        ------------

                   COMMUNICATIONS--1.1%
           153,000 Motorola, Inc.......................    2,298,060
                                                        ------------

                   COMPUTERS & BUSINESS EQUIPMENT--2.4%
            25,000 Teradyne, Inc. (c)..................      753,500
           414,000 Xerox Corp. (c).....................    4,313,880
                                                        ------------
                                                           5,067,380
                                                        ------------

                   DOMESTIC OIL--5.6%
            91,000 Burlington Resources, Inc...........    3,416,140
           152,600 Conoco, Inc.........................    4,318,580
            72,000 Phillips Petroleum Co...............    4,338,720
                                                        ------------
                                                          12,073,440
                                                        ------------

                   DRUGS & HEALTH CARE--5.4%
            24,000 Apogent Technologies, Inc...........      619,200
            63,000 Chiron Corp.........................    2,761,920
            77,000 Guidant Corp. (b)...................    3,834,600
            75,000 Merck & Co., Inc....................    4,410,000
                                                        ------------
                                                          11,625,720
                                                        ------------

                                                              VALUE
         SHARES                                             (NOTE 1A)
                 ELECTRIC UTILITIES--2.4%
         110,000 TXU Corp. (c)............................ $  5,186,500
                                                           ------------

                 FEDERAL AGENCIES--2.1%
          55,000 Federal National Mortgage Association....    4,372,500
                                                           ------------

                 FINANCIAL SERVICES--4.1%
          22,000 American Express Co......................      785,180
         242,300 Washington Mutual, Inc...................    7,923,210
                                                           ------------
                                                              8,708,390
                                                           ------------

                 FOOD & BEVERAGES--5.3%
          55,000 General Mills, Inc.......................    2,860,550
         114,000 H.J. Heinz Co............................    4,687,680
         110,000 Kraft Foods, Inc.........................    3,743,300
                                                           ------------
                                                             11,291,530
                                                           ------------

                 HEALTH CARE--PRODUCTS--1.5%
          80,000 Clorox Co................................    3,164,000
                                                           ------------

                 HOTELS & RESTAURANTS--5.1%
         110,000 McDonald's Corp..........................    2,911,700
         176,000 Park Place Entertainment Corp. (b).......    1,613,920
          98,000 Starwood Hotels & Resorts Worldwide, Inc.
                  (Class B)...............................    2,925,300
          72,000 Tricon Global Restaurants, Inc. (b)......    3,542,400
                                                           ------------
                                                             10,993,320
                                                           ------------

                 HOUSEHOLD APPLIANCES & HOME
                  FURNISHINGS--3.7%
         103,200 Black & Decker Corp......................    3,893,736
         103,300 Fortune Brands, Inc......................    4,089,647
                                                           ------------
                                                              7,983,383
                                                           ------------

                 HOUSEHOLD PRODUCTS--2.0%
         152,300 Newell Rubbermaid, Inc...................    4,198,911
                                                           ------------

                 INDUSTRIAL MACHINERY--1.6%
          50,000 Illinois Tool Works, Inc.................    3,386,000
                                                           ------------

                 INSURANCE--1.9%
          66,000 MGIC Investment Corp.....................    4,073,520
                                                           ------------

                 LEISURE--4.2%
         150,000 Brunswick Corp...........................    3,264,000
          83,500 Carnival Corp............................    2,344,680
         200,500 Mattel, Inc..............................    3,448,600
                                                           ------------
                                                              9,057,280
                                                           ------------

                See accompanying notes to financial statements.

                                    MSF-54

METROPOLITAN SERIES FUND, INC.
HARRIS OAKMARK LARGE CAP VALUE PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)
                                             SHORT TERM INVESTMENTS--4.7%


                                                         VALUE
              SHARES                                   (NOTE 1A)

                      PUBLISHING--3.2%
               39,000 Gannett, Inc................... $  2,621,970
               65,100 Knight Ridder, Inc.............    4,226,943
                                                      ------------
                                                         6,848,913
                                                      ------------

                      RETAIL--11.7%
              118,000 CVS Corp.......................    3,492,800
              174,000 J.C. Penney Co., Inc. (c)......    4,680,600
               80,000 Safeway, Inc. (b)..............    3,340,000
              320,000 The Gap, Inc...................    4,460,800
              240,500 The Kroger Co. (b).............    5,019,235
              191,000 Toys "R" Us, Inc. (b)..........    3,961,340
                                                      ------------
                                                        24,954,775
                                                      ------------

                      SOFTWARE--1.8%
              132,500 Sungard Data Systems, Inc. (b).    3,833,225
                                                      ------------

                      TELEPHONE--2.9%
              344,000 AT&T Corp......................    6,240,160
                                                      ------------
                      Total Common Stocks
                       (Identified Cost $189,393,504)  202,925,432
                                                      ------------

           FACE                                                VALUE
          AMOUNT                                             (NOTE 1A)

                    REPURCHASE AGREEMENT--4.7%
        $10,157,000 State Street Corp. Repurchase Agreement
                     dated 12/31/01 at 1.570% to be
                     repurchased at $10,157,886 on
                     01/02/02, collateralized by
                     $10,460,000 U.S. Treasury Bills
                     1.710% due 05/16/02 with value of
                     $10,360,630........................... $ 10,157,000
                                                            ------------
                    Total Short Term Investments
                     (Identified Cost $10,157,000).........   10,157,000
                                                            ------------
                    Total Investments--99.6%
                     (Identified Cost $199,550,504) (a)....  213,082,432
                    Other assets less liabilities..........      860,486
                                                            ------------
                    TOTAL NET ASSETS--100%................. $213,942,918
                                                            ============

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $200,069,418 for federal income tax purposes was as follows:

        Aggregate gross unrealized appreciation for all
         investments in which there is an excess of value
         over tax cost........................................ $21,174,764
        Aggregate gross unrealized depreciation for all
         investments in which there is an excess of tax cost
         over value...........................................  (8,161,750)

                                                               -----------
        Net unrealized appreciation........................... $13,013,014

                                                               ===========

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $9,659,078 with collateral backing valued at $10,033,922.

                See accompanying notes to financial statements.

                                    MSF-55

METROPOLITAN SERIES FUND, INC.
HARRIS OAKMARK LARGE CAP VALUE PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

        ASSETS
          Investments at value..................            $213,082,432
          Cash..................................                     418
          Receivable for:
           Fund shares sold.....................                 716,996
           Dividends and interest...............                 302,077
           Collateral for securities loaned.....              10,033,922
          Prepaid expense.......................                     869
                                                            ------------
            Total Assets........................             224,136,714
        LIABILITIES
          Payable for:
           Return of collateral for securities
            loaned.............................. 10,033,922
          Accrued expenses:
           Management fees......................    130,707
           Other expenses.......................     29,167
                                                 ----------
            Total Liabilities...................              10,193,796
                                                            ------------
        NET ASSETS..............................            $213,942,918
                                                            ============
          Net assets consist of:
           Capital paid in......................            $196,925,539
           Undistributed net investment income..               1,147,251
           Accumulated net realized gains
            (losses)............................               2,338,200
           Unrealized appreciation
            (depreciation) on investments.......              13,531,928
                                                            ------------
        NET ASSETS..............................            $213,942,918
                                                            ============
        Computation of offering price:
        CLASS A
        Net asset value and redemption price per
         share ($213,758,221 divided by
         18,489,106 shares of beneficial
         interest)..............................            $      11.56
                                                            ============
        CLASS E
        Net asset value and redemption price per
         share ($184,697 divided by 15,991
         shares of beneficial interest).........            $      11.55
                                                            ============
        Identified cost of investments..........            $199,550,504
                                                            ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

     INVESTMENT INCOME
       Dividends...............................             $ 2,133,120
       Interest................................                 467,960(a)
                                                            -----------
                                                              2,601,080
     EXPENSES
       Management fees......................... $1,076,242
       Directors' fees and expenses............     11,746
       Custodian...............................     73,612
       Audit and tax services..................     14,989
       Legal...................................        529
       Printing................................     55,429
       Insurance...............................      3,128
       Miscellaneous...........................        461
                                                ----------
       Total expenses before reductions........  1,236,136
       Expense reductions......................    (38,136)   1,198,000
                                                ----------  -----------
     NET INVESTMENT INCOME.....................               1,403,080
                                                            -----------
     REALIZED AND UNREALIZED GAIN (LOSS)
     Realized gain (loss) on:
       Investments--net........................               6,027,126
     Unrealized appreciation (depreciation) on:
       Investments--net........................              10,058,187
                                                            -----------
     Net gain (loss)...........................              16,085,313
                                                            -----------
     NET INCREASE (DECREASE) IN NET
      ASSETS FROM OPERATIONS...................             $17,488,393
                                                            ===========

(a)Income on securities loaned $15,793

                See accompanying notes to financial statements.

                                    MSF-56

METROPOLITAN SERIES FUND, INC.
HARRIS OAKMARK LARGE CAP VALUE PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                      YEAR ENDED    YEAR ENDED
                                                                     DECEMBER 31,  DECEMBER 31,
                                                                         2001          2000
                                                                     ------------  ------------
FROM OPERATIONS
  Net investment income............................................. $  1,403,080  $   736,778
  Net realized gain (loss)..........................................    6,027,126   (3,673,250)
  Unrealized appreciation (depreciation)............................   10,058,187    9,121,706
                                                                     ------------  -----------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................   17,488,393    6,185,234
                                                                     ------------  -----------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................     (301,387)    (762,922)
  Net realized gain
   Class A..........................................................            0     (497,606)
                                                                     ------------  -----------
  TOTAL DISTRIBUTIONS...............................................     (301,387)  (1,260,528)
                                                                     ------------  -----------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.  143,180,975   10,272,702
                                                                     ------------  -----------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................  160,367,981   15,197,408

NET ASSETS
  Beginning of the year.............................................   53,574,937   38,377,529
                                                                     ------------  -----------
  End of the year................................................... $213,942,918  $53,574,937
                                                                     ============  ===========
UNDISTRIBUTED NET INVESTMENT INCOME
  End of the year................................................... $  1,147,251  $    45,558
                                                                     ============  ===========

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                      YEAR ENDED               YEAR ENDED
                                                                   DECEMBER 31, 2001        DECEMBER 31, 2000
                                                               ------------------------  ----------------------
                                                                 SHARES         $         SHARES         $
                                                               ----------  ------------  ---------  -----------
CLASS A
  Sales....................................................... 14,629,079  $160,084,971  1,825,899  $15,720,860
  Reinvestments...............................................     27,958       301,387    133,785    1,260,528
  Redemptions................................................. (1,637,792)  (17,386,525)  (786,900)  (6,708,686)
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease)..................................... 13,019,245  $142,999,833  1,172,784  $10,272,702
                                                               ==========  ============  =========  ===========
CLASS E
  Sales.......................................................     16,000  $    181,244          0  $         0
  Reinvestments...............................................          0             0          0            0
  Redemptions.................................................         (9)         (102)         0            0
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................     15,991  $    181,142          0  $         0
                                                               ==========  ============  =========  ===========
  Increase (decrease) derived from capital share transactions. 13,035,236  $143,180,975  1,172,784  $10,272,702
                                                               ==========  ============  =========  ===========

                See accompanying notes to financial statements.

                                    MSF-57

METROPOLITAN SERIES FUND, INC.
HARRIS OAKMARK LARGE CAP VALUE PORTFOLIO

 FINANCIAL HIGHLIGHTS



                                                                                          CLASS A
                                                                      -------------------------------------------
                                                                                                  NOVEMBER 9, 1998(A)
                                                                        YEAR ENDED DECEMBER 31,         THROUGH
                                                                      --------------------------     DECEMBER 31,
                                                                        2001     2000     1999           1998
                                                                      --------  -------  -------  -------------------
NET ASSET VALUE, BEGINNING OF PERIOD................................. $   9.79  $  8.93  $  9.70        $10.00
                                                                      --------  -------  -------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income..............................................     0.08     0.13     0.10          0.03
  Net realized and unrealized gain (loss) on investments.............     1.72     0.97    (0.78)        (0.30)
                                                                      --------  -------  -------        ------
  Total from investment operations...................................     1.80     1.10    (0.68)        (0.27)
                                                                      --------  -------  -------        ------
LESS DISTRIBUTIONS
  Distributions from net investment income...........................    (0.03)   (0.14)   (0.08)        (0.03)
  Distributions from net realized capital gains......................     0.00    (0.10)   (0.01)         0.00
                                                                      --------  -------  -------        ------
  Total distributions................................................    (0.03)   (0.24)   (0.09)        (0.03)
                                                                      --------  -------  -------        ------
NET ASSET VALUE, END OF PERIOD....................................... $  11.56  $  9.79  $  8.93        $ 9.70
                                                                      ========  =======  =======        ======
TOTAL RETURN (%).....................................................     18.4     12.4     (6.9)         (2.7)(b)
Ratio of operating expenses to average net assets before expense
 reductions (%)......................................................     0.86     0.94     0.91          0.70 (c)
Ratio of operating expenses to average net assets after expense
 reductions (%) (d)..................................................     0.84     0.85       --            -- (c)
Ratio of net investment income to average net assets (%).............     0.98     1.74     1.63          2.47 (c)
Portfolio turnover rate (%)..........................................       33       82       17            16 (c)
Net assets, end of period (000)...................................... $213,758  $53,575  $38,378        $8,658
The Ratios of operating expenses to average net assets without giving
 effect to the voluntary expense agreement would have been (%).......       --       --     1.15          1.79 (c)

                                                                         CLASS E
                                                                      --------------
                                                                      MAY 1, 2001(A)
                                                                         THROUGH
                                                                       DECEMBER 31,
                                                                           2001
                                                                      --------------
NET ASSET VALUE, BEGINNING OF PERIOD.................................     $11.00
                                                                          ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income..............................................       0.00
  Net realized and unrealized gain (loss) on investments.............       0.55
                                                                          ------
  Total from investment operations...................................       0.55
                                                                          ------
LESS DISTRIBUTIONS
  Distributions from net investment income...........................       0.00
  Distributions from net realized capital gains......................       0.00
                                                                          ------
  Total distributions................................................       0.00
                                                                          ------
NET ASSET VALUE, END OF PERIOD.......................................     $11.55
                                                                          ======
TOTAL RETURN (%).....................................................       5.0 (b)
Ratio of operating expenses to average net assets before expense
 reductions (%)......................................................       1.01(c)
Ratio of operating expenses to average net assets after expense
 reductions (%) (d)..................................................       0.98(c)
Ratio of net investment income to average net assets (%).............       1.28(c)
Portfolio turnover rate (%)..........................................         33
Net assets, end of period (000)......................................     $  185
The Ratios of operating expenses to average net assets without giving
 effect to the voluntary expense agreement would have been (%).......         --

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.
(d)The Portfolio has entered into arrangements with certain brokers who paid a portion of the Portfolio's expenses.

                See accompanying notes to financial statements.

                                    MSF-58

METROPOLITAN SERIES FUND, INC.

 JANUS GROWTH PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS



 INVESTMENT OBJECTIVE
 TO ACHIEVE LONG-TERM GROWTH OF
 CAPITAL

 INCEPTION DATE  5/1/01

 ASSET CLASS
 COMMON STOCKS

                                  NET ASSETS
                                 $13.4 MILLION

                               PORTFOLIO MANAGER
                                    METLIFE
                                    JOHN H.
                                   SCHREIBER


PERFORMANCE AT-A-GLANCE
The Class A shares of the Janus Growth Portfolio returned -21.8% from its inception on May 1, 2001 to the end of the year, trailing its benchmark the Standard & Poor's 500 Index/3/, which returned -7.2% for the same time period.

PORTFOLIO ACTIVITY
Investors may boil down the year into two words: liquidity injection. The Federal Reserve cut its prime lending rate to a 40-year low of 1.75% and continued to funnel cash into the economy via its money supply controls. Helping keep the country awash in dollars were lower fuel costs, tame inflation figures, and historically small borrowing costs for home and auto purchases.

The abundance of money sloshing around the economy worked its usual magic and found its way into stocks, which helped push the markets higher at year-end after a long malaise. But it wasn't enough to offset some considerable losses, particularly those before and shortly after the tragic events of September 11.

Among our new holdings this period is Enzon. The biotech firm developed Peg-Intron, a hepatitis C treatment that the U.S. Food and Drug Administration recently approved for use in chronic conditions in combination with Schering-Plough's Rebetol. Two holdings we cut were financial services provider Citigroup, which we eliminated after concluding that the company's growing involvement with bankrupt energy trader Enron was symptomatic of an increasingly desperate-for-growth business model, and Liberty Media, the media holding company which saw its valuation knocked way down post-September 11 and recovered to a point where we took some nice profits.

PORTFOLIO OUTLOOK/A/
While I found the Portfolio's performance less than satisfying, I believe it is now positioned appropriately for an economic rebound. Our emphasis remains on getting paid twice by our investments -- initially from the earnings growth well run companies consistently produce and then from P/E multiple expansions as the market recognizes the prospects for continued growth into the future.


                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                    % OF TOTAL
                  SECURITY                          NET ASSETS
                  --------------------------------------------
                  ENZON, INC.......................    8.2%
                  LABORATORY CORP. AMERICA HOLDINGS    6.2
                  COCA COLA CO.....................    4.8
                  LIBERTY MEDIA CORP...............    4.6
                  MICROSOFT CORP...................    4.5
                  CAPITAL ONE FINANCIAL CORP.......    4.3
                  TYCO INTERNATIONAL, LTD..........    3.5
                  MOTOROLA, INC....................    3.3
                  VIACOM, INC. (CLASS B)...........    3.3
                  FOREST LABORATORIES, INC.........    3.0

        A $10,000 INVESTMENT COMPARED TO THE S&P 500 INDEX SINCE 5/1/01



                                     [CHART]

                  Janus Growth     S&P 500 Index
                  ------------     -------------
 5/01                10,000            10,000
12/01                 7,819             9,277


--------------------------------------------------------------------------------
                         AVERAGE ANNUAL TOTAL RETURNS
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                                           S&P
                                JANUS GROWTH PORTFOLIO  MIDCAP 400
                                CLASS A CLASS B CLASS E   INDEX
             Since Inception(a) -21.8%  -21.8%  -21.8%    -7.2%

--------------------------------------------------------------------------------

 (a) Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                See footnotes to Portfolio Manager Commentary.

                                    MSF-59

METROPOLITAN SERIES FUND, INC.
JANUS GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--89.5% OF TOTAL NET ASSETS


                                                VALUE
SHARES                                        (NOTE 1A)
       APPAREL & TEXTILES--1.2%
 4,100 Coach, Inc........................... $   159,818
                                             -----------

       BANKS--0.5%
 1,645 Bank of New York Co., Inc............      67,116
                                             -----------

       BUSINESS SERVICES--1.4%
 2,290 Concord EFS, Inc. (b)................      75,066
 3,365 Weight Watchers International, Inc...     113,804
                                             -----------
                                                 188,870
                                             -----------

       COMMUNICATION SERVICES--14.2%
 6,720 AOL Time Warner, Inc.................     215,712
20,390 Acme Communications, Inc. (b)........     137,429
 5,945 Alamosa Holdings, Inc. (b)...........      70,924
33,455 Level 3 Communications, Inc. (b).....     167,275
44,390 Liberty Media Corp...................     621,460
10,440 Sprint Corp. (PCS Group) (b).........     254,840
 9,865 Viacom, Inc. (Class B) (b)...........     435,540
                                             -----------
                                               1,903,180
                                             -----------

       COMMUNICATIONS--3.3%
29,150 Motorola, Inc........................     437,833
                                             -----------

       COMPUTERS & BUSINESS EQUIPMENT--3.4%
 1,690 FEI Co. (b)..........................      53,252
 5,120 Flextronics International, Ltd. (b)..     122,829
 6,730 Micron Technology, Inc...............     208,630
 2,560 Teradyne, Inc........................      77,158
                                             -----------
                                                 461,869
                                             -----------

       CONGLOMERATES--3.5%
 7,925 Tyco International, Ltd..............     466,782
                                             -----------

       DRUGS & HEALTH CARE--24.3%
 1,645 Amgen, Inc. (b)......................      92,844
19,555 Enzon, Inc. (b)......................   1,100,555
 4,935 Forest Laboratories, Inc. (b)........     404,423
 5,045 Inhale Therapeutic Systems, Inc. (b).      93,585
10,330 Laboratory Corp. America Holdings (b)     835,180
 4,935 Medtronic, Inc.......................     252,721
 3,225 Quest Diagnostics, Inc. (b)..........     231,265
 2,605 Stryker Corp. (b)....................     152,054
 1,655 Tenet Healthcare Corp. (b)...........      97,182
                                             -----------
                                               3,259,809
                                             -----------

       ELECTRONICS--3.6%
45,800 ARM Holdings, Plc. (b), (GBP)........     239,037
 2,560 Celestica, Inc. (ADR)................     103,398

                                                        VALUE
SHARES                                                (NOTE 1A)

       ELECTRONICS--(CONTINUED)
 8,805 Symbol Technologies, Inc..................... $   139,823
                                                     -----------
                                                         482,258
                                                     -----------

       FEDERAL AGENCIES--2.5%
 4,230 Federal National Mortgage Association........     336,285
                                                     -----------

       FINANCIAL SERVICES--10.4%
 3,370 American Express Co..........................     120,275
10,690 Capital One Financial Corp...................     576,725
 5,930 Lehman Brothers Holdings, Inc................     396,124
 9,255 Washington Mutual, Inc.......................     302,639
                                                     -----------
                                                       1,395,763
                                                     -----------

       FOOD & BEVERAGES--4.8%
13,605 Coca Cola Co.................................     641,476
                                                     -----------

       FOREIGN CORPORATE--2.6%
25,395 Bank of Ireland, (EUR).......................     240,295
 2,400 Sony Corp., (JPY)............................     109,732
                                                     -----------
                                                         350,027
                                                     -----------

       HOTELS & RESTAURANTS--3.5%
13,120 MGM Mirage, Inc..............................     378,775
 3,185 Starwood Hotels & Resorts Worldwide, Inc.
        (Class B)...................................      95,072
                                                     -----------
                                                         473,847
                                                     -----------

       HOUSEHOLD PRODUCTS--1.3%
 3,050 Colgate Palmolive Co.........................     176,138
                                                     -----------

       INSURANCE--1.0%
    51 Berkshire Hathaway, Inc. (Class B) (b).......     128,775
                                                     -----------

       INTERNET--0.8%
 2,610 Check Point Software Technologies, Ltd. (ADR)     104,113
                                                     -----------

       LEISURE--0.3%
   630 Polaris Industries, Inc......................      36,383
                                                     -----------

       RETAIL--2.4%
 1,660 Fred's, Inc..................................      67,994
 6,890 Insight Enterprises, Inc. (b)................     169,494
 2,040 TJX Companies, Inc...........................      81,314
                                                     -----------
                                                         318,802
                                                     -----------

       SOFTWARE--4.5%
 9,145 Microsoft Corp. (b)..........................     605,856
                                                     -----------
       Total Common Stocks
        (Identified Cost $11,455,600)...............  11,995,000
                                                     -----------

                See accompanying notes to financial statements.

                                    MSF-60

METROPOLITAN SERIES FUND, INC.
JANUS GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 SHORT TERM INVESTMENTS--15.7%


   FACE                                          VALUE
  AMOUNT                                       (NOTE 1A)
           DISCOUNT NOTES--15.7%
$2,100,000 Federal Home Loan Mortgage
            1.510%, 1/2/2002................. $ 2,099,912
                                              -----------
           Total Short Term Investments
            (Identified Cost $2,099,912).....   2,099,912
                                              -----------
           Total Investments--105.2%
            (Identified Cost $13,555,512) (a)  14,094,912
           Other assets less liabilities.....    (698,456)
                                              -----------
           TOTAL NET ASSETS--100%............ $13,396,456
                                              ===========

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $13,875,002 for federal income tax purposes was as follows:

        Aggregate gross unrealized appreciation for all
         investments in which there is an excess of value over
         tax cost............................................... $ 716,819
        Aggregate gross unrealized depreciation for all
         investments in which there is an excess of tax cost
         over value.............................................  (496,909)
                                                                 ---------
        Net unrealized appreciation............................. $ 219,910
                                                                 =========

(b)Non-Income producing security.

Key to Abbreviations:
ADR-- AnAmerican Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issurer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.
EUR--EuroCurrency
GBP--PoundSterling
JPY--JapaneseYen

                See accompanying notes to financial statements.

                                    MSF-61

METROPOLITAN SERIES FUND, INC.
JANUS GROWTH PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value......................          $14,094,912
         Cash......................................               78,113
         Receivable for:
          Fund shares sold.........................               41,441
          Dividends and interest...................                5,941
          Due from Investment Adviser..............               36,798
          Prepaid expense..........................                  254
                                                             -----------
           Total Assets............................           14,257,459
       LIABILITIES
         Payable for:
          Fund shares redeemed..................... $  2,724
          Securities purchased.....................  833,470
          Withholding taxes........................      598
         Accrued expenses:
          Management fees..........................    5,855
          Service and distribution fees Class B....      579
          Other expenses...........................   17,777
                                                    --------
           Total Liabilities.......................              861,003
                                                             -----------
       NET ASSETS..................................          $13,396,456
                                                             ===========
         Net assets consist of:
          Capital paid in..........................          $14,382,557
          Accumulated net realized gains (losses)..           (1,525,534)
          Unrealized appreciation (depreciation)
           on investments..........................              539,433
                                                             -----------
       NET ASSETS..................................          $13,396,456
                                                             ===========
       Computation of offering price:
       CLASS A
       Net asset value and redemption price per
        share ($10,308,948 divided by
        1,318,446 shares of beneficial interest)...          $      7.82
                                                             ===========
       CLASS B
       Net asset value and redemption price per
        share ($3,067,984 divided by 392,607
        shares of beneficial interest).............          $      7.81
                                                             ===========
       CLASS E
       Net asset value and redemption price per
        share ($19,524 divided by 2,496 shares
        of beneficial interest)....................          $      7.82
                                                             ===========
       Identified cost of investments..............          $13,555,512
                                                             ===========

 STATEMENT OF OPERATIONS
EIGHT MONTHS ENDED DECEMBER 31, 2001(B)

     INVESTMENT INCOME
       Dividends..............................              $    22,356 (a)
       Interest...............................                   16,749
                                                            -----------
                                                                 39,105
     EXPENSES
       Management fees........................ $    38,389
       Service and distribution fees--Class B.       1,844
       Directors' fees and expenses...........       6,696
       Custodian..............................      53,867
       Audit and tax services.................       7,849
       Legal..................................          18
       Printing...............................       1,369
       Insurance..............................          28
       Miscellaneous..........................         138
                                               -----------
       Total expenses before reimbursements...     110,198
       Expense reimbursements.................     (62,766)      47,432
                                               -----------  -----------
     NET INVESTMENT LOSS......................                   (8,327)
                                                            -----------
     REALIZED AND UNREALIZED GAIN (LOSS)
     Realized gain (loss) on:
       Investments--net.......................  (1,531,701)
       Foreign currency transactions--net.....       6,556   (1,525,145)
                                               -----------  -----------
       Unrealized appreciation (depreciation)
        on:
       Investments--net.......................     539,400
       Foreign currency transactions--net.....          33      539,433
                                               -----------  -----------
     Net gain (loss)..........................                 (985,712)
                                                            -----------
     NET INCREASE (DECREASE) IN NET
      ASSETS FROM OPERATIONS..................              $  (994,039)
                                                            ===========
     (a)Net of foreign taxes of $647
     (b)Portfolio commenced operations May 1, 2001.

                See accompanying notes to financial statements.

                                    MSF-62

METROPOLITAN SERIES FUND, INC.
JANUS GROWTH PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                     MAY 1, 2001(A)
                                                                        THROUGH
                                                                      DECEMBER 31,
                                                                          2001
                                                                     --------------
FROM OPERATIONS
  Net investment loss...............................................  $    (8,327)
  Net realized gain (loss)..........................................   (1,525,145)
  Unrealized appreciation (depreciation)............................      539,433
                                                                      -----------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................     (994,039)
                                                                      -----------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.   14,390,495
                                                                      -----------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   13,396,456

NET ASSETS
  Beginning of the period...........................................            0
                                                                      -----------
  End of the period.................................................  $13,396,456
                                                                      ===========
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the period.................................................  $         0
                                                                      ===========

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                 MAY 1, 2001 THROUGH
                                                                  DECEMBER 31, 2001
                                                               ----------------------
                                                                SHARES         $
                                                               ---------  -----------
CLASS A
  Sales....................................................... 2,035,109  $17,649,453
  Reinvestments...............................................         0            0
  Redemptions.................................................  (716,663)  (6,412,724)
                                                               ---------  -----------
  Net increase (decrease)..................................... 1,318,446  $11,236,729
                                                               =========  ===========
CLASS B
  Sales.......................................................   424,624  $ 3,380,934
  Reinvestments...............................................         0            0
  Redemptions.................................................   (32,017)    (246,677)
                                                               ---------  -----------
  Net increase (decrease).....................................   392,607  $ 3,134,257
                                                               =========  ===========
CLASS E
  Sales.......................................................     2,506  $    19,586
  Reinvestments...............................................         0            0
  Redemptions.................................................       (10)         (77)
                                                               ---------  -----------
  Net increase (decrease).....................................     2,496  $    19,509
                                                               =========  ===========
  Increase (decrease) derived from capital share transactions. 1,713,549  $14,390,495
                                                               =========  ===========

(a)Commencement of Operations

                See accompanying notes to financial statements.

                                    MSF-63

METROPOLITAN SERIES FUND, INC.
JANUS GROWTH PORTFOLIO

 FINANCIAL HIGHLIGHTS


                                    CLASS A        CLASS B        CLASS E
                                 -------------- -------------- --------------
                                 MAY 1, 2001(A) MAY 1, 2001(A) MAY 1, 2001(A)
                                    THROUGH        THROUGH        THROUGH
                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                      2001           2001           2001
                                 -------------- -------------- --------------
  NET ASSET VALUE, BEGINNING OF
   PERIOD.......................    $ 10.00         $10.00         $10.00
                                    -------         ------         ------
  INCOME FROM INVESTMENT
   OPERATIONS
   Net investment loss..........       0.00          (0.01)          0.00
   Net realized and unrealized
     gain (loss) on investments.      (2.18)         (2.18)         (2.18)
                                    -------         ------        -------
   Total from investment
     operations.................      (2.18)         (2.19)         (2.18)
                                    -------         ------        -------
  NET ASSET VALUE, END OF PERIOD    $  7.82         $ 7.81        $  7.82
                                    =======         ======        =======
  TOTAL RETURN (%)..............      (21.8)(b)      (21.8)(b)      (21.8)(b)
  Ratio of operating expenses
   to average net assets (%)....       0.95 (c)       1.20 (c)       1.10 (c)
  Ratio of net investment loss
   to average net assets (%)....      (0.13)(c)      (0.43)(c)      (0.28)(c)
  Portfolio turnover rate (%)...        218 (c)        218 (c)        218 (c)
  Net assets, end of period
   (000)........................    $10,309         $3,068        $    20
  The Ratios of operating
   expenses to average net
   assets without giving effect
   to the voluntary expense
   agreement would have been (%)       2.26 (c)       2.51 (c)       2.41 (c)

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.

                See accompanying notes to financial statements.

                                    MSF-64

METROPOLITAN SERIES FUND, INC.

 METLIFE STOCK INDEX PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS



 INVESTMENT OBJECTIVE
 TO EQUAL THE PERFORMANCE OF THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX.

 INCEPTION
 DATE  5/1/90

 ASSET CLASS
 LARGE CAP STOCKS

                                  NET ASSETS
                                 $3.7 BILLION

                               PORTFOLIO MANAGER
                         METLIFE INVESTMENT DEPARTMENT

PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the MetLife Stock Index Portfolio returned -12.2%. Its benchmark, The Standard & Poor's 500 Composite Stock Price Index/3/ (S&P 500 Index), returned -11.9% for the same time period, while the average return of the Portfolio's peer group, the Lipper Variable Insurance Product S&P 500 Index Funds universe/15/, was -12.2%. Dividend income accounted for 1.15% of this year's total return of the index. This was the worst year for the S&P 500 since 1974. It was also the first time since the 1973-74 period that the index had back-to-back negative annual returns. The combination of the tragic events of September 11 and the economy officially entering into a recession led the S&P 500 to a three-year low on September 21. Despite eleven interest rate cuts by the Federal Reserve in 2001 and a +19.3% rally in the S&P 500 between September 21 and December 31, ten of the eleven sectors in the index experienced negative returns for the year.

PORTFOLIO ACTIVITY
The technology sector, which decreased -23.6%, accounted for almost half of the benchmark's loss for the year. The technology sector weighting decreased from 22.0% of total benchmark on December 31, 2000 to 18.6% at the close of December 2001. Other poor performing sectors were utilities, down 32.4%, communication services, down 13.6%, and health care, down 12.0%. The three largest names to impact performance were Cisco down 52.6%, EMC down 79.3%, and Oracle down 52.4%.

A noteworthy event in the S&P 500 this year was that in early October, Standard and Poor's added Real Estate Investment Trusts (REITs) to the S&P 500. REIT's had been excluded from the indices since the 1970's because they were considered passive investment vehicles. However, changes in US tax law as well as Standard & Poor's broad object to reflect the US economy through the equity markets, caused S&P to reverse their long-time stance of not including REITs in their equity benchmarks. The two REITs added to the S&P 500 were Equity Office Properties and Equity Residential Properties. As of year-end, their combined weighting was approximately 20 basis points (0.20%) of the index.

There were thirty-nine companies added to the benchmark and forty deleted this year. Benchmark turnover was approximately 6.0% for the year. This figure represents a significant decrease over the benchmark's 11.0% turnover last year.

PORTFOLIO OUTLOOK/A/
Factors that could impact stock prices in the coming quarter include developments in the War on Terrorism, the Federal Reserve's interest rate policy, corporate earnings, unemployment trends, and the timing of any potential recovery in the US economy.



                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                      % OF TOTAL
                SECURITY                              NET ASSETS
                ------------------------------------------------
                GENERAL ELECTRIC CO..................    3.8%
                MICROSOFT CORP.......................    3.4
                EXXONMOBIL CORP......................    2.5
                CITIGROUP, INC.......................    2.5
                WAL-MART STORES, INC.................    2.4
                PFIZER, INC..........................    2.4
                INTEL CORP...........................    2.0
                INTERNATIONAL BUSINESS MACHINES CORP.    2.0
                AMERICAN INTERNATIONAL GROUP, INC....    2.0
                JOHNSON & JOHNSON....................    1.7

                       A $10,000 INVESTMENT COMPARED TO
                       THE S&P 500 INDEX SINCE 12/31/91


                                    [CHART]

                 Metlife             S&P 500
               Stock Index       Composite Index
                -------             -------
12/91            10,000              10,000
12/92            10,744              10,761
12/93            11,769              11,843
12/94            11,908              11,999
12/95            16,299              16,502
12/96            19,992              20,289
12/97            26,427              27,055
12/98            33,888              34,787
12/99            40,932              42,106
12/00            37,111              38,276
12/01            32,609              33,730


--------------------------------------------------------------------------------
                         AVERAGE ANNUAL TOTAL RETURNS
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                               METLIFE STOCK INDEX PORTFOLIO S&P 500
                               CLASS A     CLASS B  CLASS E   INDEX
               1 Year           -12.2%       N/A      N/A     -11.9%
               3 Years           -1.3        N/A      N/A      -1.0
               5 Years           10.3        N/A      N/A      10.7
               10 Years          12.5        N/A      N/A      12.9
               Since Inception   13.2       -9.8(a)  -8.7(b)   13.8

--------------------------------------------------------------------------------

(a)Inception date was January 2, 2001.
(b)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                See footnotes to Portfolio Manager Commentary.

                                    MSF-65

METROPOLITAN SERIES FUND, INC.
METLIFE STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--99.0% OF TOTAL NET ASSETS



                                                         VALUE
            SHARES                                     (NOTE 1A)
                    AEROSPACE & DEFENSE--1.6%
             34,792 Goodrich Corp................... $      926,163
             70,569 General Dynamics Corp...........      5,620,115
            283,556 Honeywell International, Inc....      9,589,864
            153,435 Lockheed Martin Corp............      7,160,811
             38,464 Northrop Grumman Corp...........      3,877,556
            136,160 Raytheon Co.....................      4,421,115
             64,228 Rockwell Collins, Inc. (c)......      1,252,446
             43,680 TRW, Inc........................      1,617,907
             49,093 Textron, Inc....................      2,035,396
            291,700 The Boeing Co...................     11,312,126
            163,195 United Technologies Corp........     10,547,293
                                                     --------------
                                                         58,360,792
                                                     --------------

                    AIR TRAVEL--0.2%
             53,034 AMR Corp. (b)...................      1,175,764
             43,232 Delta Air Lines, Inc............      1,264,968
            266,573 Southwest Airlines Co...........      4,926,269
             23,543 U.S. Airways Group, Inc. (b) (c)        149,263
                                                     --------------
                                                          7,516,264
                                                     --------------

                    ALUMINUM--0.4%
            111,933 Alcan Aluminum, Ltd. (ADR)......      4,021,752
            295,816 Alcoa, Inc......................     10,516,259
                                                     --------------
                                                         14,538,011
                                                     --------------

                    APPAREL & TEXTILES--0.3%
             43,945 Jones Apparel Group, Inc. (b)...      1,457,656
             18,237 Liz Claiborne, Inc..............        907,291
             93,563 NIKE, Inc. (Class B)............      5,261,983
             19,852 Reebok International, Ltd. (b)..        526,078
             38,651 VF Corp.........................      1,507,775
                                                     --------------
                                                          9,660,783
                                                     --------------

                    AUTO PARTS--0.2%
             25,277 Cooper Tire & Rubber Co. (b)....        403,421
             49,232 Dana Corp.......................        683,340
            193,700 Delphi Automotive Systems Corp..      2,645,942
             56,532 Goodyear Tire & Rubber Co. (c)..      1,346,027
             30,752 Johnson Controls, Inc...........      2,483,224
             20,486 Snap-On, Inc....................        689,559
             45,407 Visteon Corp....................        682,921
                                                     --------------
                                                          8,934,434
                                                     --------------

                    AUTOMOBILES--0.7%
            630,736 Ford Motor Co...................      9,915,170
            193,485 General Motors Corp.............      9,403,371
            105,785 Harley Davidson, Inc............      5,745,183

                                                           VALUE
            SHARES                                       (NOTE 1A)
                     AUTOMOBILES--(CONTINUED)
              20,528 Navistar International Corp. (b). $      810,856
                                                       --------------
                                                           25,874,580
                                                       --------------

                     BANKS--7.8%
             126,929 AmSouth Bancorporation...........      2,398,958
             157,803 BB&T Corp........................      5,698,266
             405,989 Bank One Corp....................     15,853,871
             547,994 Bank of America Corp.............     34,496,222
             256,710 Bank of New York Co., Inc........     10,473,768
              78,285 Charter One Financial, Inc.......      2,125,438
           1,791,963 Citigroup, Inc...................     90,458,292
              62,346 Comerica, Inc....................      3,572,426
             201,140 Fifth Third Bancorp..............     12,335,916
             363,986 FleetBoston Financial Corp.......     13,285,489
              54,900 Golden West Financial Corp.......      3,230,865
              87,491 Huntington Bancshares, Inc. (c)..      1,503,970
             147,897 Keycorp..........................      3,599,813
             162,949 Mellon Financial Corp............      6,130,142
             211,074 National City Corp...............      6,171,804
              77,364 Northern Trust Corp..............      4,658,860
              79,221 Regions Financial Corp. (c)......      2,371,877
             119,111 SouthTrust Corp..................      2,938,468
             100,596 Sun Trust Banks, Inc.............      6,307,369
             101,742 Synovus Financial Corp...........      2,548,637
             679,503 US Bancorp.......................     14,221,998
              47,849 Union Planters Corp..............      2,159,425
             474,000 Wachovia Corp....................     14,864,640
             590,449 Wells Fargo & Co.................     25,655,009
              32,149 Zions Bancorp....................      1,690,395
                                                       --------------
                                                          288,751,918
                                                       --------------

                     BIOTECHNOLOGY--0.1%
              62,143 Forest Laboratories, Inc. (b)....      5,092,619
                                                       --------------

                     BUILDING & CONSTRUCTION--0.1%
              21,282 Crane Co.........................        545,670
              27,664 Fluor Corp.......................      1,034,634
             158,999 Masco Corp.......................      3,895,476
                                                       --------------
                                                            5,475,780
                                                       --------------

                     BUSINESS SERVICES--2.4%
              68,604 Allied Waste Industries, Inc. (c)        964,572
             214,765 Automatic Data Processing, Inc...     12,649,659
              38,246 Avery Dennison Corp..............      2,162,046
             341,858 Cendant Corp. (b)................      6,703,835
              59,287 Cintas Corp. (c).................      2,845,776
             175,456 Concord EFS, Inc. (b)............      5,751,448
              59,637 Convergys Corp. (b)..............      2,235,791
              23,519 Deluxe Corp......................        977,920

                See accompanying notes to financial statements.

                                    MSF-66

METROPOLITAN SERIES FUND, INC.
METLIFE STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                             VALUE
         SHARES                                            (NOTE 1A)
                  BUSINESS SERVICES--(CONTINUED)
          165,116 Electronic Data Systems Corp.......... $   11,318,702
           49,695 Equifax, Inc..........................      1,200,134
          132,880 First Data Corp.......................     10,424,436
           65,106 Fiserv, Inc. (b)......................      2,755,286
           64,231 H&R Block, Inc........................      2,871,126
          101,555 IMS Health, Inc.......................      1,981,338
          131,533 Interpublic Group of Cos..............      3,885,485
          130,225 Paychex, Inc..........................      4,538,341
           84,934 Pitney Bowes, Inc.....................      3,194,368
           40,436 R.R. Donnelley & Sons Co..............      1,200,545
           61,632 Robert Half International, Inc........      1,645,574
           21,130 Ryder System, Inc.....................        468,030
           46,385 Sabre Holdings Corp...................      1,964,405
          218,887 Waste Management, Inc.................      6,984,684
                                                         --------------
                                                             88,723,501
                                                         --------------

                  CHEMICALS--1.3%
           79,118 Air Products & Chemicals, Inc.........      3,711,425
           24,478 Ashland, Inc..........................      1,127,946
          313,773 Dow Chemical Co.......................     10,599,252
          357,069 E. I. du Pont de Nemours..............     15,179,003
           27,087 Eastman Chemical Co...................      1,056,935
           44,639 Ecolab, Inc...........................      1,796,720
           45,765 Engelhard Corp........................      1,266,775
           17,708 Great Lakes Chemical Corp. (c)........        429,950
           37,791 Hercules, Inc. (c)....................        377,910
           58,534 PPG Industries, Inc...................      3,027,378
           55,842 Praxair, Inc..........................      3,085,271
           76,393 Rohm & Haas Co........................      2,645,490
           25,552 Sigma Aldrich.........................      1,007,004
           35,589 Vulcan Materials Co...................      1,706,137
                                                         --------------
                                                             47,017,196
                                                         --------------

                  COMMUNICATION SERVICES--4.5%
        1,541,817 AOL Time Warner, Inc..................     49,492,326
          108,118 ALLTEL Corp...........................      6,674,124
           96,142 Citizens Communications Co. (c).......      1,024,874
          208,161 Clear Channel Communications (b)......     10,597,477
          329,123 Comcast Corp. (b).....................     11,848,428
           17,513 Meredith Corp.........................        624,338
          278,054 Nextel Communications, Inc. (b) (c)...      3,047,472
           65,057 Omnicom Group, Inc....................      5,812,843
        1,170,848 SBC Communications, Inc...............     45,862,116
           38,506 TMP Worldwide, Inc. (c)...............      1,651,907
           73,571 Univision Communications, Inc. (b) (c)      2,976,683
          617,662 Viacom, Inc. (Class B) (b)............     27,269,777
                                                         --------------
                                                            166,882,365
                                                         --------------

                                                             VALUE
          SHARES                                           (NOTE 1A)
                   COMMUNICATIONS--3.2%
           133,162 Altera Corp.......................... $    2,825,698
           125,857 Analog Devices, Inc. (b).............      5,586,792
         2,554,366 Cisco Systems, Inc. (b)..............     46,259,568
           908,741 Dell Computer Corp. (b)..............     24,699,580
           770,205 EMC Corp. (b)........................     10,351,555
           775,233 Motorola, Inc........................     11,644,000
            46,063 Noble Drilling Corp. (b).............      1,567,985
           266,251 Qualcomm, Inc. (b)...................     13,445,675
                                                         --------------
                                                            116,380,853
                                                         --------------

                   COMPUTERS & BUSINESS EQUIPMENT--5.0%
           268,567 ADC Telecommunications, Inc..........      1,235,408
            28,350 Andrew Corp..........................        620,581
           122,189 Apple Computer, Inc..................      2,675,939
            18,888 Autodesk, Inc........................        703,956
            91,749 Broadcom Corp........................      3,749,782
           111,601 Ciena Corp. (b) (c)..................      1,597,010
            65,383 Citrix Systems, Inc. (b) (c).........      1,481,579
           586,510 Compaq Computer Corp.................      5,724,338
            88,752 Conexant Systems, Inc................      1,274,479
           110,850 Gateway, Inc. (b)....................        891,234
           675,151 Hewlett Packard Co...................     13,867,602
           600,005 International Business Machines Corp.     72,576,605
           127,778 LSI Logic Corp.......................      2,016,337
            45,332 Lexmark International, Inc. (b)......      2,674,588
           110,265 Linear Technology Corp...............      4,304,746
         1,189,170 Lucent Technologies, Inc. (c)........      7,479,879
           209,101 Micron Technology, Inc...............      6,482,131
            33,718 NCR Corp.............................      1,242,845
            61,395 National Semiconductor Corp..........      1,890,352
           115,334 Network Appliance, Inc...............      2,522,355
            49,552 Novellus Systems, Inc. (c)...........      1,954,826
            57,392 PMC--Sierra, Inc. (c)................      1,220,154
           196,024 Palm, Inc. (c).......................        760,573
            32,329 QLogic Corp..........................      1,438,964
         1,129,063 Sun Microsystems, Inc................     13,887,475
            77,241 Symbol Technologies, Inc.............      1,226,587
           141,676 Tellabs, Inc. (b)....................      2,119,473
            62,989 Teradyne, Inc. (c)...................      1,898,488
           603,333 Texas Instruments, Inc...............     16,893,324
            66,351 Vitesse Semiconductor Corp...........        824,743
           250,775 Xerox Corp. (c)......................      2,613,075
           116,195 Xilinx, Inc. (b).....................      4,537,415
                                                         --------------
                                                            184,386,843
                                                         --------------

                   CONGLOMERATES--4.9%
         3,457,753 General Electric Co..................    138,586,740
            30,909 ITT Industries, Inc..................      1,560,905

                See accompanying notes to financial statements.

                                    MSF-67

METROPOLITAN SERIES FUND, INC.
METLIFE STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                          VALUE
             SHARES                                     (NOTE 1A)
                      CONGLOMERATES--(CONTINUED)
              694,905 Tyco International, Ltd........ $   40,929,904
                                                      --------------
                                                         181,077,549
                                                      --------------

                      CONTAINERS & GLASS--0.1%
               18,672 Bemis, Inc.....................        918,289
               55,487 Pactiv Corp. (b)...............        984,894
               29,405 Sealed Air Corp. (c)...........      1,200,312
                                                      --------------
                                                           3,103,495
                                                      --------------

                      COSMETICS & TOILETRIES--0.4%
               82,282 Avon Products, Inc.............      3,826,113
              367,576 Gillette Co....................     12,277,038
                                                      --------------
                                                          16,103,151
                                                      --------------

                      DOMESTIC OIL--5.9%
               31,223 Amerada Hess Corp..............      1,951,438
               86,644 Anadarko Petroleum Corp........      4,925,711
               47,854 Apache Corp....................      2,386,977
               69,928 Burlington Resources, Inc......      2,625,097
              371,570 ChevronTexaco Corp.............     33,296,388
              218,215 Conoco, Inc....................      6,175,485
               43,891 Devon Energy Corp. (c).........      1,696,387
               40,163 EOG Resources, Inc.............      1,570,775
            2,382,589 ExxonMobil Corp................     93,635,748
              146,934 Halliburton Co.................      1,924,835
               34,895 Kerr-McGee Corp................      1,912,246
               20,948 Mcdermott International, Inc...        257,032
              130,124 Occidental Petroleum Corp......      3,452,190
              133,034 Phillips Petroleum Co..........      8,016,629
               31,230 Rowan Companies, Inc...........        604,925
              739,797 Royal Dutch Petroleum Co. (ADR)     36,264,849
              200,433 Schlumberger, Ltd..............     11,013,793
               27,377 Sunoco, Inc. (c)...............      1,022,257
              108,189 USX-Marathon Group.............      3,245,670
               84,540 Unocal Corp....................      3,049,358
                                                      --------------
                                                         219,027,790
                                                      --------------

                      DRUGS & HEALTH CARE--10.5%
               45,692 Allergan, Inc..................      3,429,185
              364,514 Amgen, Inc. (b)................     20,573,170
               73,817 Applera Corp. (b)..............      2,898,794
               18,743 Bausch & Lomb, Inc.............        705,861
              205,622 Baxter International, Inc......     11,027,508
               90,236 Becton Dickinson & Co..........      2,991,323
               51,464 Biogen, Inc....................      2,951,460
               94,328 Biomet, Inc....................      2,914,735
              139,904 Boston Scientific Corp.........      3,374,485
              673,920 Bristol-Myers Squibb Co........     34,369,920

                                                              VALUE
         SHARES                                             (NOTE 1A)
                  DRUGS & HEALTH CARE--(CONTINUED)
           17,918 C.R. Bard, Inc......................... $    1,155,711
          157,047 Cardinal Health, Inc...................     10,154,659
           65,833 Chiron Corp............................      2,886,119
          391,567 Eli Lilly & Co.........................     30,753,672
           74,300 Genzyme Corp. (b)......................      4,447,598
          106,138 Guidant Corp. (b)......................      5,285,673
          179,385 HCA Healthcare Co......................      6,913,498
           85,513 Health Management Associates (b).......      1,573,439
          136,639 HealthSouth Corp.......................      2,024,990
           58,757 Humana, Inc. (b).......................        692,745
          189,697 Immunex Corp. (b)......................      5,256,504
           85,555 King Pharmaceuticals, Inc. (b).........      3,604,432
           35,199 Manor Care, Inc. (b)...................        834,568
           99,275 McKesson Corp..........................      3,712,885
           74,621 Medimmune, Inc. (c)....................      3,458,683
          421,651 Medtronic, Inc.........................     21,592,748
          792,292 Merck & Co., Inc.......................     46,586,770
        2,189,695 Pfizer, Inc............................     87,259,346
          449,109 Pharmacia Corp.........................     19,154,499
           41,212 Quintiles Transnational Corp. (b)......        661,453
          510,106 Schering-Plough Corp...................     18,266,896
           30,462 St. Jude Medical, Inc. (b).............      2,365,374
           68,912 Stryker Corp. (b)......................      4,022,394
          113,513 Tenet Healthcare Corp. (b).............      6,665,483
          108,595 UnitedHealth Group, Inc................      7,685,268
           37,411 Watson Pharmaceuticals, Inc. (b).......      1,174,331
           22,384 Wellpoint Health Networks, Inc. (b) (c)      2,615,570
           67,828 Zimmer Holdings, Inc...................      2,071,467
                                                          --------------
                                                             388,113,216
                                                          --------------

                  ELECTRIC UTILITIES--2.5%
          185,205 AES Corp. (b)..........................      3,028,102
           43,520 Allegheny Energy, Inc..................      1,576,294
           48,320 Ameren Corp............................      2,043,936
          112,236 American Electric Power, Inc...........      4,885,633
           46,029 CMS Energy Corp........................      1,106,077
          104,232 Calpine Corp. (b) (c)..................      1,750,055
           55,988 Cinergy Corp. (c)......................      1,871,679
           73,777 Consolidated Edison, Inc...............      2,977,640
           57,149 Constellation Energy Group, Inc........      1,517,306
           56,653 DTE Energy Co..........................      2,376,027
           91,907 Dominion Resources, Inc................      5,523,611
          270,566 Duke Energy Co.........................     10,622,421
          122,230 Dynegy, Inc............................      3,116,865
          113,481 Edison International, Inc..............      1,713,563
           77,534 Entergy Corp...........................      3,032,355
          112,112 Exelon Corp............................      5,367,922
           61,256 FPL Group, Inc.........................      3,454,838
          103,675 FirstEnergy Corp.......................      3,626,551
          139,535 Mirant Corp............................      2,235,351

                See accompanying notes to financial statements.

                                    MSF-68

METROPOLITAN SERIES FUND, INC.
METLIFE STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                             VALUE
          SHARES                                           (NOTE 1A)
                   ELECTRIC UTILITIES--(CONTINUED)
            55,956 Niagara Mohawk Holdings, Inc. (b).... $      992,100
           134,883 PG&E Corp............................      2,595,149
            51,160 PPL Corp.............................      1,782,926
            29,756 Pinnacle West Capital Corp...........      1,245,289
            76,188 Progress Energy, Inc.................      3,430,746
            72,584 Public Service Enterprise Group, Inc.      3,062,319
           103,755 Reliant Energy, Inc..................      2,751,583
           242,117 Southern Co..........................      6,137,666
            92,337 TXU Corp.............................      4,353,689
            48,721 Teco Energy, Inc.....................      1,278,439
           119,910 Xcel Energy, Inc.....................      3,326,303
                                                         --------------
                                                             92,782,435
                                                         --------------

                   ELECTRICAL EQUIPMENT--0.5%
            68,104 American Power Conversion Corp. (b)..        984,784
            32,888 Cooper Industries, Inc...............      1,148,449
            24,106 Eaton Corp...........................      1,793,727
           149,059 Emerson Electric Co..................      8,511,269
            67,593 Molex, Inc...........................      2,092,003
            27,203 Power-One, Inc.......................        283,183
            62,100 Rockwell International Corp..........      1,109,106
            61,925 Thermo Electron Corp.................      1,477,531
            20,253 Thomas & Betts Corp..................        428,351
                                                         --------------
                                                             17,828,403
                                                         --------------

                   ELECTRONICS--3.4%
           117,752 Advanced Micro Devices, Inc. (b).....      1,867,547
           160,575 Agilent Technologies, Inc. (b).......      4,577,993
           284,310 Applied Materials, Inc. (b)..........     11,400,831
           102,888 Applied Micro Circuits Corp..........      1,164,692
           329,410 Corning, Inc. (c)....................      2,938,337
         2,337,821 Intel Corp...........................     73,524,470
           462,442 JDS Uniphase Corp....................      4,013,997
            67,795 Jabil Circuit, Inc. (b)..............      1,540,302
            64,949 KLA-Tencor Corp. (b).................      3,218,872
           112,487 Maxim Integrated Products, Inc. (b)..      5,906,692
            16,954 Millipore Corp.......................      1,029,108
            42,906 Perkinelmer, Inc.....................      1,502,568
           181,345 Sanmina Corp.........................      3,608,766
            54,431 Scientific-Atlanta, Inc. (b).........      1,303,078
           285,820 Solectron Corp.......................      3,224,050
            31,588 Tektronix, Inc.......................        814,339
            45,658 Waters Corp. (b).....................      1,767,878
                                                         --------------
                                                            123,403,520
                                                         --------------

                   FEDERAL AGENCIES--1.2%
           242,267 Federal Home Loan Mortgage Corp......     15,844,262
           347,957 Federal National Mortgage Association     27,662,581
                                                         --------------
                                                             43,506,843
                                                         --------------

                                                             VALUE
         SHARES                                            (NOTE 1A)
                 FINANCE & BANKING--0.2%
         113,308 State Street Corp...................... $    5,920,343
                                                         --------------

                 FINANCIAL SERVICES--3.2%
         464,715 American Express Co....................     16,585,678
          33,056 Bear Stearns Co., Inc. (c).............      1,938,404
          74,841 Capital One Financial Corp.............      4,037,672
         476,011 Charles Schwab Corp....................      7,363,890
          42,572 Countrywide Credit Industries, Inc.....      1,744,175
          90,837 Franklin Resources, Inc................      3,203,821
          85,395 Hartford Financial Services Group, Inc.      5,365,368
         159,424 Household International, Inc...........      9,237,027
         687,203 J.P. Morgan Chase & Co.................     24,979,829
          83,003 Lehman Brothers Holdings, Inc..........      5,544,600
         296,679 MBNA Corp..............................     10,443,101
          54,044 Moody's Corp...........................      2,154,194
          98,942 PNC Financial Services Group, Inc......      5,560,540
          87,312 Providian Financial Corp...............        309,958
          76,304 Stilwell Financial, Inc................      2,076,995
          42,538 T. Rowe Price Group, Inc...............      1,477,345
          54,604 USA Education, Inc.....................      4,587,828
         305,502 Washington Mutual, Inc.................      9,989,915
                                                         --------------
                                                            116,600,340
                                                         --------------

                 FOOD & BEVERAGES--3.9%
          13,022 Adolph Coors Co. (Class B) (c).........        695,375
         307,993 Anheuser Busch Cos., Inc...............     13,924,364
         228,060 Archer Daniels Midland Co..............      3,272,661
          24,104 Brown Forman Corp. (Class B) (c).......      1,508,910
         142,505 Campbell Soup Co.......................      4,256,624
         866,155 Coca Cola Co...........................     40,839,208
         154,905 Coca Cola Enterprises, Inc.............      2,933,901
         186,283 Conagra, Inc...........................      4,427,947
         126,886 General Mills, Inc.....................      6,599,341
         122,433 H.J. Heinz Co..........................      5,034,445
          47,236 Hershey Foods Corp.....................      3,197,877
         141,570 Kellogg Co.............................      4,261,257
          98,878 Pepsi Bottling Group, Inc..............      2,323,633
         609,392 PepsiCo, Inc...........................     29,671,297
         272,835 Sara Lee Corp..........................      6,065,122
         199,082 Unilever N.V. (ADR)....................     11,469,114
          78,444 William Wringley Jr. Co................      4,029,668
                                                         --------------
                                                            144,510,744
                                                         --------------

                 GAS & PIPELINE UTILITIES--0.6%
         177,706 El Paso Corp...........................      7,927,465
          48,444 KeySpan Corp...........................      1,678,584
          38,881 Kinder Morgan, Inc.....................      2,165,283
          71,745 NiSource, Inc..........................      1,654,440
          16,013 Nicor, Inc.............................        666,781
          12,515 Peoples Energy Corp. (c)...............        474,694

                See accompanying notes to financial statements.

                                    MSF-69

METROPOLITAN SERIES FUND, INC.
METLIFE STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                               VALUE
        SHARES                                               (NOTE 1A)
                 GAS & PIPELINE UTILITIES--(CONTINUED)
          72,571 Sempra Energy............................ $    1,781,618
         178,852 The Williams Cos., Inc...................      4,564,303
                                                           --------------
                                                               20,913,168
                                                           --------------

                 HEALTH CARE--PRODUCTS--3.7%
          19,805 Alberto Culver Co. (Class B) (b).........        886,076
         459,496 American Home Products Corp..............     28,194,675
          35,895 AmerisourceBergen Corp. (c)..............      2,281,127
          81,008 Clorox Co................................      3,203,867
          33,289 International Flavours & Fragrances, Inc.        989,016
       1,068,403 Johnson & Johnson........................     63,142,617
         451,271 Procter & Gamble Co......................     35,709,074
                                                           --------------
                                                              134,406,452
                                                           --------------

                 HOTELS & RESTAURANTS--0.7%
          40,168 Darden Restaurants, Inc..................      1,421,947
          39,085 Harrah Entertainment, Inc. (b)...........      1,446,536
         128,628 Hilton Hotels Corp.......................      1,404,618
          30,557 International Game Technology (b) (c)....      2,087,043
          83,584 Marriott International, Inc..............      3,397,689
         447,725 McDonald's Corp..........................     11,851,281
          68,821 Starwood Hotels & Resorts Worldwide,
                  Inc. (Class B)..........................      2,054,307
          50,800 Tricon Global Restaurants, Inc. (b)......      2,499,360
          36,423 Wendy's International, Inc...............      1,062,459
                                                           --------------
                                                               27,225,240
                                                           --------------

                 HOUSEHOLD APPLIANCES & HOME FURNISHINGS--0.3%
          27,468 Black & Decker Corp......................      1,036,368
          21,554 Centex Corp..............................      1,230,518
          51,754 Fortune Brands, Inc......................      2,048,941
          17,527 KB HOME (c)..............................        702,833
          68,436 Leggett & Platt, Inc.....................      1,574,028
          27,111 Maytag Corp..............................        841,254
          20,524 Pulte Corp. (c)..........................        916,807
          23,379 Whirlpool Corp...........................      1,714,382
                                                           --------------
                                                               10,065,131
                                                           --------------

                 HOUSEHOLD PRODUCTS--0.4%
         192,165 Colgate Palmolive Co.....................     11,097,529
          92,569 Newell Rubbermaid, Inc...................      2,552,127
          20,244 Tupperware Corp..........................        389,697
                                                           --------------
                                                               14,039,353
                                                           --------------

                 INDUSTRIAL MACHINERY--1.0%
         119,652 Caterpillar, Inc.........................      6,251,817
          14,492 Cummins Engine, Inc. (c).................        558,522
          49,944 Danaher Corp.............................      3,012,122

                                                            VALUE
          SHARES                                          (NOTE 1A)
                  INDUSTRIAL MACHINERY--(CONTINUED)
           81,727 Deere & Co........................... $    3,568,201
           70,504 Dover Corp...........................      2,613,583
           60,331 Genuine Parts Co.....................      2,214,148
          106,336 Illinois Tool Works, Inc.............      7,201,074
           63,346 Inco, Ltd. (ADR).....................      1,073,081
           58,511 Ingersoll-Rand Co....................      2,446,345
           26,892 Paccar, Inc..........................      1,764,653
           42,542 Pall Corp............................      1,023,560
           40,937 Parker Hannifin Corp.................      1,879,418
           29,470 Stanley Works (c)....................      1,372,418
           33,092 W.W. Grainger, Inc...................      1,588,416
                                                        --------------
                                                            36,567,358
                                                        --------------

                  INSURANCE--4.3%
          181,197 AFLAC, Inc...........................      4,450,198
           49,514 Aetna, Inc...........................      1,633,467
          248,350 Allstate Corp........................      8,369,395
           37,070 Ambac Financial Group, Inc...........      2,144,870
          909,939 American International Group, Inc....     72,249,157
           93,770 Aon Corp.............................      3,330,710
           50,375 CIGNA Corp...........................      4,667,244
           56,792 Cincinnati Financial Corp............      2,166,615
          117,897 Conseco, Inc. (c)....................        525,821
           52,813 Jefferson-Pilot Corp.................      2,443,658
          104,030 John Hancock Financial Services, Inc.      4,296,439
           66,302 Lincoln National Corp................      3,220,288
           66,698 Loews Corp...........................      3,693,735
           51,956 MBIA, Inc............................      2,786,400
           37,602 MGIC Investment Corp.................      2,320,795
           95,660 Marsh & McLennan Cos., Inc...........     10,278,667
          252,442 MetLife, Inc.........................      7,997,363
           25,534 Progressive Corp.....................      3,812,226
           44,969 Safeco Corp..........................      1,400,784
           59,139 The Chubb Corp.......................      4,080,591
           72,241 The St. Paul Cos., Inc...............      3,176,437
           43,251 Torchmark, Inc.......................      1,701,062
           84,768 UnumProvident Corp...................      2,247,200
           46,209 Xl Capital, Ltd......................      4,221,654
                                                        --------------
                                                           157,214,776
                                                        --------------

                  INVESTMENT BROKERAGE--1.0%
          294,778 Merrill Lynch & Co., Inc.............     15,363,829
          381,994 Morgan Stanley Dean Witter & Co......     21,368,745
                                                        --------------
                                                            36,732,574
                                                        --------------

                  LEISURE--0.7%
           30,362 Brunswick Corp.......................        660,677
          203,942 Carnival Corp........................      5,726,691
           59,967 Hasbro, Inc. (c).....................        973,264

                See accompanying notes to financial statements.

                                    MSF-70

METROPOLITAN SERIES FUND, INC.
METLIFE STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                            VALUE
            SHARES                                        (NOTE 1A)
                    LEISURE--(CONTINUED)
            150,338 Mattel, Inc......................... $ 2,585,814
            710,058 The Walt Disney Co..................  14,712,402
                                                         -----------
                                                          24,658,848
                                                         -----------

                    MEDICAL LABORATORIES--0.8%
            540,735 Abbott Laboratories.................  30,145,976
                                                         -----------

                    MINING--0.7%
             27,955 Allegheny Technologies, Inc. (b)....     468,246
              9,902 Ball Corp...........................     700,071
            186,692 Barrick Gold Corp. (ADR)............   2,977,744
             48,259 Freeport-McMoran Copper & Gold, Inc.
                     (Class B) (b) (c)..................     646,188
            136,565 Minnesota Mining & Manufacturing Co.  16,143,349
             68,221 Newmont Mining Corp.................   1,303,703
             27,407 Nucor Corp..........................   1,451,475
             27,671 Phelps Dodge Corp...................     896,541
            114,364 Placer Dome, Inc. (ADR).............   1,247,711
             29,742 Worthington Industries, Inc.........     422,336
                                                         -----------
                                                          26,257,364
                                                         -----------

                    NEWSPAPERS--0.2%
             52,802 New York Times Co...................   2,283,686
            104,155 Tribune Co..........................   3,898,522
                                                         -----------
                                                           6,182,208
                                                         -----------

                    PAPER & FOREST--0.8%
             20,186 Boise Cascade Corp..................     686,526
             80,568 Georgia-Pacific Corp. (c)...........   2,224,483
            167,869 International Paper Co..............   6,773,514
            182,913 Kimberly-Clark Corp.................  10,938,197
             36,382 Louisiana-Pacific Corp..............     307,064
             34,312 Mead Corp...........................   1,059,898
             17,299 Temple-Inland, Inc..................     981,372
             35,630 Westvaco Corp.......................   1,013,674
             75,766 Weyerhaeuser Co.....................   4,097,425
             38,408 Willamette Industries, Inc..........   2,001,825
                                                         -----------
                                                          30,083,978
                                                         -----------

                    PETROLEUM SERVICES--0.3%
            116,958 Baker Hughes, Inc...................   4,265,458
             49,066 Nabors Industries, Inc..............   1,684,436
            111,365 Transocean Sedco Forex, Inc.........   3,766,364
                                                         -----------
                                                           9,716,258
                                                         -----------

                    PHOTOGRAPHY--0.1%
            101,229 Eastman Kodak Co. (c)...............   2,979,169
                                                         -----------

                                                           VALUE
            SHARES                                       (NOTE 1A)
                    PUBLISHING--0.4%
             22,070 American Greetings Corp. (c)....... $   304,125
             29,580 Dow Jones & Co., Inc...............   1,618,913
             92,249 Gannett, Inc.......................   6,201,900
             29,289 Knight Ridder, Inc.................   1,901,735
             67,328 McGraw-Hill Cos., Inc..............   4,105,661
                                                        -----------
                                                         14,132,334
                                                        -----------

                    RAILROADS & EQUIPMENT--0.4%
            134,339 Burlington Northern Santa Fe Corp..   3,832,691
             73,977 CSX Corp...........................   2,592,894
            134,281 Norfolk Southern Corp..............   2,461,371
             86,521 Union Pacific Corp.................   4,931,697
                                                        -----------
                                                         13,818,653
                                                        -----------

                    REAL ESTATE INVESTMENT TRUST--0.2%
            144,314 Equity Office Properties Trust.....   4,340,965
             94,321 Equity Residential Properties Trust   2,707,956
                                                        -----------
                                                          7,048,921
                                                        -----------

                    RETAIL--7.4%
            141,348 Albertson's, Inc...................   4,451,049
             37,550 Autozone, Inc......................   2,696,090
            101,118 Bed Bath & Beyond, Inc. (b)........   3,427,900
             73,603 Best Buy Co., Inc. (b).............   5,481,951
             39,648 Big Lots, Inc......................     412,339
            136,112 CVS Corp...........................   4,028,915
             72,558 Circuit City Stores, Inc...........   1,882,880
            157,814 Costco Wholesale Corp. (b).........   7,003,785
             28,586 Dillard's, Inc. (c)................     457,376
            113,766 Dollar General Corp................   1,695,113
             59,922 Family Dollar Stores, Inc. (b).....   1,796,462
             67,110 Federated Department Stores, Inc...   2,744,799
            816,195 Home Depot, Inc....................  41,634,107
             91,823 J.C. Penney Co., Inc. (c)..........   2,470,039
            170,989 K-Mart Corp. (b) (c)...............     933,600
            116,765 Kohl's Corp........................   8,224,927
            269,577 Lowe's Cos., Inc...................  12,511,069
            103,802 May Department Stores Co...........   3,838,598
             46,815 Nordstrom, Inc. (c)................     947,067
            106,921 Office Depot, Inc. (b).............   1,982,315
             62,430 Radioshack Corp....................   1,879,143
            174,814 Safeway, Inc. (b)..................   7,298,485
            112,362 Sears Roebuck & Co.................   5,352,926
             53,186 Sherwin-Williams Co................   1,462,615
            160,783 Staples, Inc.......................   3,006,642
            133,106 Starbucks Corp. (c)................   2,535,669
             46,429 Supervalue, Inc....................   1,027,009
            232,152 Sysco Corp.........................   6,087,025
             94,996 TJX Cos., Inc......................   3,786,541
            314,610 Target Corp........................  12,914,740

                See accompanying notes to financial statements.

                                    MSF-71

METROPOLITAN SERIES FUND, INC.
METLIFE STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                              VALUE
         SHARES                                             (NOTE 1A)
                  RETAIL--(CONTINUED)
          299,968 The Gap, Inc............................ $  4,181,554
          279,791 The Kroger Co. (b)......................    5,839,238
          149,283 The Limited, Inc........................    2,197,446
           51,365 Tiffany & Co............................    1,616,457
           69,180 Toys "R" Us, Inc. (b)...................    1,434,793
        1,552,425 Wal-Mart Stores, Inc....................   89,342,059
          355,574 Walgreen Co.............................   11,968,621
           46,918 Winn-Dixie Stores, Inc..................      668,582
                                                           ------------
                                                            271,219,926
                                                           ------------

                  SOFTWARE--5.3%
           82,615 Adobe Systems, Inc......................    2,565,196
           83,383 BMC Software, Inc. (b)..................    1,364,980
          200,603 Computer Associates International, Inc..    6,918,797
           59,342 Computer Sciences Corp. (b).............    2,906,571
          129,523 Compuware Corp. (b).....................    1,527,076
           64,607 Comverse Technology, Inc................    1,445,259
           73,863 Intuit, Inc. (b)........................    3,159,859
           28,491 Mercury Interactive Corp. (b)...........      968,124
        1,875,884 Microsoft Corp. (b).....................  124,277,315
          126,148 Novell, Inc. (b)........................      579,019
           50,356 Nvidia Corp. (b)........................    3,368,816
        1,937,155 Oracle Corp. (b)........................   26,752,111
           88,570 Parametric Technology Corp..............      691,732
          105,493 Peoplesoft, Inc.........................    4,240,819
           44,004 Sapient Corp. (b).......................      339,711
          161,043 Siebel Systems, Inc. (b)................    4,505,983
          111,146 Unisys Corp.............................    1,393,771
          139,627 Veritas Software Corp. (b)..............    6,259,478
          197,853 YAHOO!, Inc. (c)........................    3,509,912
                                                           ------------
                                                            196,774,529
                                                           ------------

                  STEEL--0.0%
           29,323 USX-U.S. Steel Group....................      531,040
                                                           ------------

                  TECHNOLOGY--0.0%
           99,924 Avaya, Inc..............................    1,214,077
                                                           ------------

                  TELEPHONE--4.1%
        1,232,312 AT&T Corp...............................   22,354,140
          880,252 AT&T Wireless Services, Inc.............   12,649,221
          653,599 BellSouth Corp..........................   24,934,802
           49,547 Centurytel, Inc.........................    1,625,142
        1,114,851 Nortel Networks Corp....................    8,361,382
          579,889 Qwest Communications International, Inc.    8,193,832
          308,939 Sprint Corp. (FON Group)................    6,203,495

                                                              VALUE
          SHARES                                            (NOTE 1A)
                    TELEPHONE--(CONTINUED)
            343,322 Sprint Corp. (PCS Group) (b) (c)..... $    8,380,490
            945,457 Verizon Communications...............     44,871,389
          1,027,290 Worldcom, Inc........................     14,464,243
                                                          --------------
                                                             152,038,136
                                                          --------------

                    TOBACCO--1.0%
            754,670 Philip Morris Cos., Inc..............     34,601,620
             57,365 UST, Inc.............................      2,007,775
                                                          --------------
                                                              36,609,395
                                                          --------------

                    TRUCKING & FREIGHT FORWARDING--0.1%
            103,837 FedEx Corp...........................      5,387,064
                                                          --------------

                    Total Common Stocks
                     (Identified Cost $3,134,750,922)....  3,645,535,696
                                                          --------------
         SHORT TERM INVESTMENT--1.0%

           FACE
          AMOUNT

                    DISCOUNT NOTES--1.0%
        $35,300,000 Federal Home Loan Mortgage
                     1.510%, 1/2/02......................     35,298,519
                                                          --------------
                    Total Short Term Investment
                     (Identified Cost $35,298,519).......     35,298,519
                                                          --------------
                    Total Investments--100.0%
                     (Identified Cost $3,170,049,441) (a)  3,680,834,215
                    Other assets less liabilities........      1,787,166
                                                          --------------
                    TOTAL NET ASSETS--100%............... $3,682,621,381
                                                          ==============

                See accompanying notes to financial statements.

                                    MSF-72

METROPOLITAN SERIES FUND, INC.
METLIFE STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 FUTURES CONTRACTS


                                                       VALUATION AS OF
                      NUMBER OF EXPIRATION  CONTRACT    DECEMBER 31,    UNREALIZED
FUTURE CONTRACTS LONG CONTRACTS    DATE      AMOUNT         2001       APPRECIATION
    S&P Index 500....    120     3/1/2002  $34,172,250   $34,476,000     $303,750
                                                                         ========

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $3,190,812,337 for federal income tax purposes was as follows:

Aggregate gross unrealized appreciation for all investments in which there is an excess of value over tax cost $ 937,516,838
Aggregate gross unrealized depreciation for all investments in which there is an excess of tax cost over value  (447,494,960)
                                                                                                               -------------
Net unrealized appreciation................................................................................... $ 490,021,878
                                                                                                               =============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $34,088,153 with collateral backing valued at $36,085,799.

Key to Abbreviations:
ADR-- AnAmerican Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADR's is significantly influenced by trading on exchanges not located in the United States or Canada.


                                    MSF-73

METROPOLITAN SERIES FUND, INC.
METLIFE STOCK INDEX PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

      ASSETS
        Investments at value..................             $3,680,834,215
        Receivable for:
         Securities sold......................                    688,602
         Fund shares sold.....................                  2,000,092
         Dividends and interest...............                  3,690,518
         Prepaid Expense......................                    101,090
         Collateral for securities loaned.....                 36,085,799
                                                           --------------
          Total Assets........................              3,723,400,316
      LIABILITIES
        Payable for:
         Fund shares redeemed................. $ 1,324,617
         Securities purchased.................   2,137,653
         Due to custodian bank................      53,826
         Futures variation margin.............     315,330
         Return of collateral for securities
          loaned..............................  36,085,799
        Accrued expenses:
         Management fees......................     780,864
         Service and distribution fees
          Class B.............................       3,164
         Other expenses.......................      77,682
                                               -----------
          Total Liabilities...................                 40,778,935
                                                           --------------
      NET ASSETS..............................             $3,682,621,381
                                                           ==============
        Net assets consist of:
         Capital paid in......................             $3,137,934,530
         Undistributed net investment
          income..............................                 27,964,663
         Accumulated net realized gains
          (losses)............................                  5,633,665
         Unrealized appreciation
          (depreciation) on investments.......                511,088,523
                                                           --------------
      NET ASSETS..............................             $3,682,621,381
                                                           ==============
      Computation of offering price:
      CLASS A
      Net asset value and redemption price
       per share ($3,665,168,081
       divided by 119,785,923 shares of
       beneficial interest)...................             $        30.60
                                                           ==============
      CLASS B
      Net asset value and redemption price
       per share ($17,420,598 divided
       by 580,072 shares of beneficial
       interest)..............................             $        30.03
                                                           ==============
      CLASS E
      Net asset value and redemption price
       per share ($32,702 divided by
       1,071 shares of beneficial interest)...             $        30.54
                                                           ==============
      Identified cost of investments..........             $3,170,049,441
                                                           ==============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

     INVESTMENT INCOME
       Dividends........................                 $  49,083,751 (a)
       Interest.........................                     1,055,189 (b)
                                                        --------------
                                                            50,138,940
     EXPENSES
       Management fees.................. $   9,392,479
       Service and distribution fees--
        Class B.........................        16,351
       Directors' fees and expenses.....        11,746
       Custodian........................       512,171
       Audit and tax services...........        38,367
       Legal............................        16,605
       Printing.........................     1,725,144
       Insurance........................        23,892
       Miscellaneous....................         2,604
                                         -------------
       Total expenses before reductions.    11,739,359
       Expense reductions...............          (217)     11,739,142
                                         -------------  --------------
     NET INVESTMENT INCOME..............                    38,399,798
                                                        --------------
     REALIZED AND UNREALIZED GAIN (LOSS)
     Realized gain (loss) on:
       Investments--net.................    57,328,298
       Futures contracts--net...........    (1,775,057)     55,553,241
                                         -------------  --------------
     Unrealized appreciation
      (depreciation) on:
       Investments--net.................  (603,246,814)
       Futures contracts--net...........       749,117    (602,497,697)
                                         -------------  --------------
     Net gain (loss)....................                  (546,944,456)
                                                        --------------
     NET INCREASE (DECREASE) IN NET
      ASSETS FROM OPERATIONS............                ($ 508,544,658)
                                                        ==============

(a)Net of foreign taxes of $221,667
(b)Income on securities loaned $128,949

                See accompanying notes to financial statements.

                                    MSF-74

METROPOLITAN SERIES FUND, INC.
METLIFE STOCK INDEX PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                       YEAR ENDED      YEAR ENDED
                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          2001            2000
                                                                     --------------  --------------
FROM OPERATIONS
  Net investment income............................................. $   38,399,798  $   37,302,018
  Net realized gain (loss)..........................................     55,553,241      96,707,682
  Unrealized appreciation (depreciation)............................   (602,497,697)   (541,489,023)
                                                                     --------------  --------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................   (508,544,658)   (407,479,323)
                                                                     --------------  --------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................    (10,400,646)    (37,803,271)
   Class B..........................................................        (12,649)              0
                                                                     --------------  --------------
                                                                        (10,413,295)    (37,803,271)
                                                                     --------------  --------------
  Net realized gain
   Class A..........................................................    (34,109,646)   (135,628,617)
   Class B..........................................................        (41,483)              0
                                                                     --------------  --------------
                                                                        (34,151,129)   (135,628,617)
                                                                     --------------  --------------
  TOTAL DISTRIBUTIONS...............................................    (44,564,424)   (173,431,888)
                                                                     --------------  --------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.    235,826,988     375,612,999
                                                                     --------------  --------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   (317,282,094)   (205,298,212)
NET ASSETS
  Beginning of the year.............................................  3,999,903,475   4,205,201,687
                                                                     --------------  --------------
  End of the year................................................... $3,682,621,381  $3,999,903,475
                                                                     ==============  ==============
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $   27,964,663  $            0
                                                                     ==============  ==============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                       YEAR ENDED                  YEAR ENDED
                                                                    DECEMBER 31, 2001          DECEMBER 31, 2000
                                                               --------------------------  -------------------------
                                                                 SHARES           $          SHARES          $
                                                               -----------  -------------  ----------  -------------
CLASS A
  Sales.......................................................  18,299,706  $ 573,304,366  11,848,663  $ 467,844,625
  Reinvestments...............................................   1,369,126     44,510,292   4,725,501    173,431,888
  Issued from Substitution....................................   8,014,575    265,683,177          --             --
  Redemptions................................................. (21,341,071)  (665,536,973) (6,738,929)  (265,663,514)
                                                               -----------  -------------  ----------  -------------
  Net increase (decrease).....................................   6,342,336  $ 217,960,862   9,835,235  $ 375,612,999
                                                               ===========  =============  ==========  =============
CLASS B
  Sales.......................................................     682,269  $  20,889,333           0  $           0
  Reinvestments...............................................       1,693         54,132           0              0
  Redemptions.................................................    (103,890)    (3,110,418)          0              0
                                                               -----------  -------------  ----------  -------------
  Net increase (decrease).....................................     580,072  $  17,833,047           0  $           0
                                                               ===========  =============  ==========  =============
CLASS E
  Sales.......................................................       1,071  $      33,079           0  $           0
  Reinvestments...............................................           0              0           0              0
  Redemptions.................................................           0              0           0              0
                                                               -----------  -------------  ----------  -------------
  Net increase (decrease).....................................       1,071  $      33,079           0  $           0
                                                               ===========  =============  ==========  =============
  Increase (decrease) derived from capital share transactions.   6,923,479  $ 235,826,988   9,835,235  $ 375,612,999
                                                               ===========  =============  ==========  =============

                See accompanying notes to financial statements.

                                    MSF-75

METROPOLITAN SERIES FUND, INC.
METLIFE STOCK INDEX PORTFOLIO

 FINANCIAL HIGHLIGHTS



                                                               CLASS A                                CLASS B
                                     ----------------------------------------------------------  ------------------
                                                                                                 JANUARY 2, 2001(A)
                                                       YEAR ENDED DECEMBER 31,                        THROUGH
                                     ----------------------------------------------------------     DECEMBER 31,
                                        2001        2000        1999        1998        1997            2001
                                     ----------  ----------  ----------  ----------  ----------  ------------------
NET ASSET VALUE, BEGINNING OF
 PERIOD............................. $    35.26  $    40.59  $    35.38  $    28.78  $    22.23       $ 33.71
                                     ----------  ----------  ----------  ----------  ----------       -------
INCOME FROM INVESTMENT
 OPERATIONS
  Net investment income.............       0.33        0.34        0.37        0.37        0.34          0.17
  Net realized and unrealized gain
   (loss) on investments............      (4.59)      (4.07)       6.89        7.75        6.79         (3.45)
                                     ----------  ----------  ----------  ----------  ----------       -------
  Total from investment operations..      (4.26)      (3.73)       7.26        8.12        7.13         (3.28)
                                     ----------  ----------  ----------  ----------  ----------       -------
LESS DISTRIBUTIONS
  Distributions from net investment
   income...........................      (0.09)      (0.35)      (0.36)      (0.36)      (0.34)        (0.09)
  Distributions from net realized
   capital gains....................      (0.31)      (1.25)      (1.69)      (1.16)      (0.24)        (0.31)
                                     ----------  ----------  ----------  ----------  ----------       -------
  Total distributions...............      (0.40)      (1.60)      (2.05)      (1.52)      (0.58)        (0.40)
                                     ----------  ----------  ----------  ----------  ----------       -------
NET ASSET VALUE, END OF
 PERIOD............................. $    30.60  $    35.26  $    40.59  $    35.38  $    28.78       $ 30.03
                                     ==========  ==========  ==========  ==========  ==========       =======
TOTAL RETURN (%)....................      (12.2)       (9.3)       20.8        28.2        32.2          (9.8)(b)
Ratio of operating expenses to
 average net assets (%).............       0.31        0.28        0.29        0.30        0.33          0.56 (c)
Ratio of net investment income to
 average net assets (%).............       1.02        0.88        1.01        1.21        1.47          0.83 (c)
Portfolio turnover rate (%).........          5           7           9          15          11             5
Net assets, end of period (000)..... $3,665,168  $3,999,903  $4,205,202  $3,111,919  $2,020,480       $17,421

                                        CLASS E
                                     --------------
                                     MAY 1, 2001(A)
                                        THROUGH
                                      DECEMBER 31,
                                          2001
                                     --------------
NET ASSET VALUE, BEGINNING OF
 PERIOD.............................     $33.45
                                         ------
INCOME FROM INVESTMENT
 OPERATIONS
  Net investment income.............       0.00
  Net realized and unrealized gain
   (loss) on investments............      (2.91)
                                         ------
  Total from investment operations..      (2.91)
                                         ------
LESS DISTRIBUTIONS
  Distributions from net investment
   income...........................       0.00
  Distributions from net realized
   capital gains....................       0.00
                                         ------
  Total distributions...............       0.00
                                         ------
NET ASSET VALUE, END OF
 PERIOD.............................     $30.54
                                         ======
TOTAL RETURN (%)....................       (8.7)(b)
Ratio of operating expenses to
 average net assets (%).............       0.46 (c)
Ratio of net investment income to
 average net assets (%).............       0.93 (c)
Portfolio turnover rate (%).........          5
Net assets, end of period (000).....     $   33

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.

                See accompanying notes to financial statements.

                                    MSF-76

METROPOLITAN SERIES FUND, INC.

 PUTNAM LARGE CAP GROWTH PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS



 INVESTMENT OBJECTIVE
 TO ACHIEVE CAPITAL APPRECIATION.

 INCEPTION DATE  5/1/00

 ASSET CLASS
 LARGE CAP GROWTH STOCKS

 NET ASSETS
 $55.72 MILLION

 PORTFOLIO MANAGER
 PUTNAM LARGE CAP GROWTH TEAM, WITH JEFFREY LINDSEY AS THE LEAD MANAGER

PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the Putnam Large Cap Growth Portfolio returned -30.8%, underperforming its benchmark, the Russell 1000 Growth Index/5/, which returned -20.4% for the same time period. The average return of the Portfolio's peer group, the Lipper Variable Insurance Product Large Cap Growth Funds universe/15/, was -21.9% for the year. The portfolio's performance can be attributed primarily to stock selection in technology (software) and health care (biotechnology). In addition, overweighting the lagging utilities sector detracted from performance.

PORTFOLIO ACTIVITY
2001 proved to be a difficult year for growth investing. The portfolio's investment process seeks to select stocks that are growing faster than the market with strong prospects for the future; this year we strove to look past the lagging economy to select companies that would maintain leadership positions in their respective industries when the economy strengthens.

Weakness in software (Veritas, BEA Systems) and biotechnology (Applied Biosystems) hindered performance throughout the period. Performance benefited from adept stock selection in the consumer staples sector in entertainment (Viacom) and media (Liberty Media).

In September, we reduced the portfolio's technology position substantially as the environment for technology companies declined. This strategy detracted from results as tech stocks bounced back from their post-September 11 lows more quickly than anticipated. In the final months of the year, we raised the technology weighting to match the benchmark as conditions improved. The portfolio began the year with a slight overweight to finance companies, but as investment opportunities presented themselves, we added holdings to reach a more substantial overweight. Weakness in the communications services industry prompted a decrease in our holdings in this area; as a result, the fund's weighting in this sector is now well below the benchmark.

PORTFOLIO OUTLOOK/A/
We believe that as the first quarter of 2002 progresses, we will see growing evidence of an economic recovery. Valuations, which looked cheap in late September, are no longer compelling, so we are carefully choosing areas of opportunity. In particular, we are overweighting financials (investment banking and diversified financials) and utilities (natural gas and power producers), while underweighting the consumer cyclicals and energy sectors.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                   % OF TOTAL
                   SECURITY                        NET ASSETS
                   ------------------------------------------
                   MICROSOFT CO...................    6.8%
                   PFIZER, INC....................    5.2
                   GENERAL ELECTRIC CO............    4.1
                   INTEL CORP.....................    3.7
                   WAL-MART STORES, INC...........    3.5
                   LOWE'S COS., INC...............    3.4
                   TYCO INTERNATIONAL, LTD........    3.0
                   JOHNSON & JOHNSON..............    2.8
                   MAXIM INTEGRATED PRODUCTS, INC.    2.8
                   SCHERING-PLOUGH CORP...........    2.6


                       A $10,000 INVESTMENT COMPARED TO
                  THE RUSSELL 1000 GROWTH INDEX SINCE 5/1/00

                                    [CHART]

             Putnam Large     Russell 1000
              Cap Growth      Growth Index
             ------------     ------------
4/00            10,000           10,000
12/00            7,301            7,603
12/01            5,050            6,051

--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                 PUTNAM LARGE CAP    RUSSELL
                                 GROWTH PORTFOLIO  1000 GROWTH
                                 CLASS A CLASS E      INDEX
                 1 Year           -30.8%    N/A       -20.4%
                 Since Inception  -33.6   -17.9(a)    -26.0

--------------------------------------------------------------------------------

 (a) Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                See footnotes to Portfolio Manager Commentary.

                                    MSF-77

METROPOLITAN SERIES FUND, INC.
PUTNAM LARGE CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--96.7% OF TOTAL NET ASSETS


                                                 VALUE
SHARES                                         (NOTE 1A)
       AEROSPACE & DEFENSE--0.6%
 3,200 Northrop Grumman Corp................. $   322,592
                                              -----------

       BANKS--1.2%
16,200 Bank of New York Co., Inc.............     660,960
                                              -----------

       BUSINESS SERVICES--1.2%
32,600 Cendant Corp. (b) (c).................     639,286
                                              -----------

       COMMUNICATION SERVICES--5.1%
25,900 AOL Time Warner, Inc..................     831,390
17,500 Univision Communications, Inc. (b) (c)     708,050
29,900 Viacom, Inc. (Class B) (b)............   1,320,085
                                              -----------
                                                2,859,525
                                              -----------

       COMMUNICATIONS--7.8%
77,100 Cisco Systems, Inc. (b)...............   1,396,281
39,000 Dell Computer Corp. (b)...............   1,060,020
19,500 Echostar Communications, Inc. (b) (c).     535,665
11,300 Nokia Corp. (ADR).....................     277,189
21,500 Qualcomm, Inc. (b)....................   1,085,750
                                              -----------
                                                4,354,905
                                              -----------

       COMPUTERS & BUSINESS EQUIPMENT--5.2%
12,700 Broadcom Corp. (c)....................     519,049
17,700 Hewlett Packard Co....................     363,558
10,300 International Business Machines Corp..   1,245,888
 4,800 KLA-Tencor Corp. (b)..................     237,888
34,700 LSI Logic Corp. (c)...................     547,566
                                              -----------
                                                2,913,949
                                              -----------

       CONGLOMERATES--7.0%
56,500 General Electric Co...................   2,264,520
28,100 Tyco International, Ltd. (c)..........   1,655,090
                                              -----------
                                                3,919,610
                                              -----------

       DRUGS & HEALTH CARE--21.5%
12,200 Allergan, Inc.........................     915,610
 9,500 Bristol-Myers Squibb Co...............     484,500
15,800 Eli Lilly & Co........................   1,240,932
15,400 HCA Healthcare Co.....................     593,516
18,300 King Pharmaceuticals, Inc. (b)........     770,979
12,400 McKesson Corp.........................     463,760
16,700 Medimmune, Inc. (b)...................     774,045
26,300 Medtronic, Inc........................   1,346,823
72,600 Pfizer, Inc...........................   2,893,110
40,300 Schering-Plough Corp..................   1,443,143
14,900 UnitedHealth Group, Inc...............   1,054,473
                                              -----------
                                               11,980,891
                                              -----------

                                                VALUE
SHARES                                        (NOTE 1A)
       ELECTRIC UTILITIES--0.7%
24,900 Mirant Corp.......................... $   398,898
                                             -----------

       ELECTRONICS--7.2%
65,800 Intel Corp...........................   2,069,410
29,500 Maxim Integrated Products, Inc. (b)..   1,549,045
34,600 Solectron Corp. (c)..................     390,288
                                             -----------
                                               4,008,743
                                             -----------

       FEDERAL AGENCIES--1.8%
12,800 Federal National Mortgage Association   1,017,600
                                             -----------

       FINANCIAL SERVICES--4.1%
12,900 Capital One Financial Corp. (c)......     695,955
13,400 Citigroup, Inc.......................     676,432
12,700 Lehman Brothers Holdings, Inc........     848,360
10,100 Providian Financial Corp. (c)........      35,855
                                             -----------
                                               2,256,602
                                             -----------

       FOOD & BEVERAGES--1.7%
10,400 Kraft Foods, Inc.....................     353,912
12,100 PepsiCo, Inc.........................     589,149
                                             -----------
                                                 943,061
                                             -----------

       GAS & PIPELINE UTILITIES--1.0%
20,770 Dynegy, Inc. (c).....................     529,635
                                             -----------

       HEALTH CARE--PRODUCTS--2.9%
26,800 Johnson & Johnson....................   1,583,880
                                             -----------

       HOUSEHOLD PRODUCTS--0.6%
 5,400 Colgate Palmolive Co.................     311,850
                                             -----------

       INSURANCE--2.2%
11,900 American International Group, Inc....     944,860
 2,800 Xl Capital, Ltd. (c).................     255,808
                                             -----------
                                               1,200,668
                                             -----------

       INVESTMENT BROKERAGE--1.9%
19,300 Morgan Stanley Dean Witter & Co......   1,079,642
                                             -----------

       RETAIL--8.8%
 4,800 Best Buy Co., Inc. (b) (c)...........     357,504
40,900 Lowe's Cos., Inc.....................   1,898,169
38,300 Starbucks Corp. (c)..................     729,615
33,500 Wal-Mart Stores, Inc.................   1,927,925
                                             -----------
                                               4,913,213
                                             -----------

                See accompanying notes to financial statements.

                                    MSF-78

METROPOLITAN SERIES FUND, INC.
PUTNAM LARGE CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)
                                             SHORT TERM INVESTMENTS--6.0%


                                                  VALUE
SHARES                                          (NOTE 1A)
       SEMICONDUCTORS--1.0%
23,900 Flextronics International, Ltd. (b) (c) $   573,361
                                               -----------

       SOFTWARE--10.3%
 4,700 Electronic Arts, Inc. (b)..............     281,765
11,200 Electronic Data Systems Corp...........     767,760
56,800 Microsoft Corp. (b)....................   3,763,000
 9,900 VeriSign, Inc. (b) (c).................     376,596
12,600 Veritas Software Corp. (b) (c).........     564,858
                                               -----------
                                                 5,753,979
                                               -----------

       TELEPHONE--0.6%
13,100 Sprint Corp. (PCS Group) (b) (c).......     319,771
                                               -----------

       TOBACCO--2.3%
28,000 Philip Morris Cos., Inc................   1,283,800
                                               -----------
       Total Common Stocks
        (Identified Cost $56,120,143).........  53,826,421
                                               -----------

   FACE                                           VALUE
  AMOUNT                                        (NOTE 1A)
           COMMERCIAL PAPER--6.0%
$3,353,000 Tyco Capital Corp. 1.600%, 01/02/02 $ 3,352,851
                                               -----------
           Total Short Term Investments
            (Identified Cost $3,352,851)......   3,352,851
                                               -----------
           Total Investments--102.7%
            (Identified Cost $59,472,994) (a).  57,179,272
           Other assets less liabilities......  (1,517,280)
                                               -----------
           TOTAL NET ASSETS--100%............. $55,661,992
                                               ===========

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized depreciation on investments based on cost of $62,171,628 for federal income tax purposes was as follows:

     Aggregate gross unrealized appreciation for all
     investments in which there is an excess of value over
     tax cost................................................... $ 2,571,380
     Aggregate gross unrealized depreciation for all
     investments in which there is an excess of tax cost over
     value......................................................  (7,563,736)
                                                                 -----------
     Net unrealized depreciation................................ $(4,992,356)
                                                                 ===========

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $4,924,518 with collateral backing valued at $5,127,525.

Key to Abbreviations:
ADR--An American Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.

                See accompanying notes to financial statements.

                                    MSF-79

METROPOLITAN SERIES FUND, INC.
PUTNAM LARGE CAP GROWTH PORTFOLIO


 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value..................            $ 57,179,272
         Cash..................................                  87,578
         Receivable for:
          Securities sold......................                  55,577
          Fund shares sold.....................                 172,852
          Dividends and interest...............                  33,071
          Collateral for securities loaned.....               5,127,525
          Prepaid expense......................                     500
                                                           ------------
           Total Assets........................              62,656,375
       LIABILITIES
         Payable for:
          Fund shares redeemed................. $   41,004
          Securities purchased.................  1,769,143
          Return of collateral for securities
           loaned..............................  5,127,525
         Accrued expenses:
          Management fees......................     34,119
          Service and distribution fees
           Class E.............................        112
          Other expenses.......................     22,480
                                                ----------
           Total Liabilities...................               6,994,383
                                                           ------------
       NET ASSETS..............................            $ 55,661,992
                                                           ============
         Net assets consist of:
          Capital paid in......................            $ 81,454,595
          Accumulated net realized gains
           (losses)............................             (23,498,881)
          Unrealized appreciation
           (depreciation) on investments.......              (2,293,722)
                                                           ------------
       NET ASSETS..............................            $ 55,661,992
                                                           ============
       Computation of offering price:
       CLASS A
       Net asset value and redemption price per
        share ($54,625,911 divided by
        10,817,416 shares of beneficial
        interest)..............................            $       5.05
                                                           ============
       CLASS E
       Net asset value and redemption price per
        share ($1,036,081 divided by 205,466
        shares of beneficial interest).........            $       5.04
                                                           ============
       Identified cost of investments..........            $ 59,472,994
                                                           ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

     INVESTMENT INCOME
       Dividends................................           $    247,779
       Interest.................................                102,623 (a)
                                                           ------------
                                                                350,402
     EXPENSES
       Management fees.......................... $372,724
       Service and distribution fees--Class E...      218
       Directors fees and expenses..............   11,798
       Custodian................................   80,840
       Audit and tax services...................   14,279
       Legal....................................      166
       Printing.................................   36,759
       Insurance................................    2,553
       Miscellaneous............................      386
                                                 --------
         Total expenses before reimbursements...  519,723
       Expense reimbursements...................  (53,601)      466,122
                                                 --------  ------------
     NET INVESTMENT LOSS........................               (115,720)
                                                           ------------
     REALIZED AND UNREALIZED GAIN (LOSS)
     Realized gain (loss) on:
       Investments--net.........................            (20,314,890)
     Unrealized appreciation (depreciation) on:
       Investments--net.........................              4,507,905
                                                           ------------
     Net gain (loss)............................            (15,806,985)
                                                           ------------
     NET INCREASE (DECREASE) IN NET ASSETS
      FROM OPERATIONS...........................           $(15,922,705)
                                                           ============

(a)Income on securities loaned $10,075

                See accompanying notes to financial statements.

                                    MSF-80

METROPOLITAN SERIES FUND, INC.
PUTNAM LARGE CAP GROWTH PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS

                                                                                  MAY 1, 2000(A)
                                                                      YEAR ENDED    THROUGH
                                                                     DECEMBER 31,  DECEMBER 31,
                                                                         2001         2000
                                                                     ------------  ------------
FROM OPERATIONS
  Net investment loss............................................... $   (115,720) $    (30,622)
  Net realized gain (loss)..........................................  (20,314,890)   (3,183,991)
  Unrealized appreciation (depreciation)............................    4,507,905    (6,801,627)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................  (15,922,705)  (10,016,240)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.   34,652,949    46,947,988
                                                                     ------------  ------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   18,730,244    36,931,748

NET ASSETS
  Beginning of the year.............................................   36,931,748             0
                                                                     ------------  ------------
  End of the year................................................... $ 55,661,992  $ 36,931,748
                                                                     ============  ============
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $          0  $          0
                                                                     ============  ============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                                             MAY 1, 2000 (A)
                                                                      YEAR ENDED                 THROUGH
                                                                   DECEMBER 31, 2001        DECEMBER 31, 2000
                                                               ------------------------  ----------------------
                                                                 SHARES         $         SHARES         $
                                                               ----------  ------------  ---------  -----------
CLASS A
  Sales.......................................................  8,253,888  $ 47,016,285  5,263,177  $48,463,032
  Redemptions................................................. (2,502,439)  (13,378,102)  (197,210)  (1,515,044)
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................  5,751,449  $ 33,638,183  5,065,967  $46,947,988
                                                               ==========  ============  =========  ===========
CLASS E
  Sales.......................................................    227,476  $  1,120,891          0  $         0
  Redemptions.................................................    (22,010)     (106,125)         0            0
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................    205,466  $  1,014,766          0  $         0
                                                               ==========  ============  =========  ===========
  Increase (decrease) derived from capital share transactions.  5,956,915  $ 34,652,949  5,065,967  $46,947,988
                                                               ==========  ============  =========  ===========

(a)Commencement of operations.

                See accompanying notes to financial statements.

                                    MSF-81

METROPOLITAN SERIES FUND, INC.
PUTNAM LARGE CAP GROWTH PORTFOLIO

 FINANCIAL HIGHLIGHTS



                                                                                                        CLASS A
                                                                                              -----------------------
                                                                                                           MAY 1, 2000(A)
                                                                                               YEAR ENDED     THROUGH
                                                                                              DECEMBER 31,  DECEMBER 31,
                                                                                              ------------ --------------
                                                                                                  2001          2000
                                                                                              ------------ --------------
NET ASSET VALUE, BEGINNING OF PERIOD.........................................................   $  7.29       $ 10.00
                                                                                                -------       -------
INCOME FROM INVESTMENT OPERATIONS
  Net investment loss........................................................................     (0.01)        (0.01)
  Net realized and unrealized gain (loss) on investments.....................................     (2.23)        (2.70)
                                                                                                -------       -------
  Total from investment operations...........................................................     (2.24)        (2.71)
                                                                                                -------       -------
NET ASSET VALUE, END OF PERIOD...............................................................   $  5.05       $  7.29
                                                                                                =======       =======
TOTAL RETURN (%).............................................................................     (30.8)        (27.1)(b)
Ratio of operating expenses to average net assets (%)........................................      1.00          1.00 (c)
Ratio of net investment loss to average net assets (%).......................................     (0.25)        (0.23)(c)
Portfolio turnover rate (%)..................................................................        77            70 (c)
Net assets, end of period (000)..............................................................   $54,626       $36,932
The Ratios of operating expenses to average net assets without giving effect to the voluntary
 expense agreement would have been (%).......................................................      1.12          1.39 (c )

                                                                                                 CLASS E
                                                                                              --------------
                                                                                              MAY 1, 2001(A)
                                                                                                 THROUGH
                                                                                               DECEMBER 31,
                                                                                              --------------
                                                                                                   2001
                                                                                              --------------
NET ASSET VALUE, BEGINNING OF PERIOD.........................................................     $ 6.14
                                                                                                  ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment loss........................................................................      (0.01)
  Net realized and unrealized gain (loss) on investments.....................................      (1.09)
                                                                                                  ------
  Total from investment operations...........................................................      (1.10)
                                                                                                  ------
NET ASSET VALUE, END OF PERIOD...............................................................     $ 5.04
                                                                                                  ======
TOTAL RETURN (%).............................................................................      (17.9)(b)
Ratio of operating expenses to average net assets (%)........................................       1.15 (c)
Ratio of net investment loss to average net assets (%).......................................      (0.35)(c)
Portfolio turnover rate (%)..................................................................         77
Net assets, end of period (000)..............................................................     $1,036
The Ratios of operating expenses to average net assets without giving effect to the voluntary
 expense agreement would have been (%).......................................................       1.27 (c)

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.

                See accompanying notes to financial statements.

                                    MSF-82

METROPOLITAN SERIES FUND, INC.

 STATE STREET RESEARCH INVESTMENT TRUST PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS


 INVESTMENT OBJECTIVE
 LONG-TERM GROWTH OF CAPITAL AND INCOME, AND MODERATE CURRENT INCOME.

 INCEPTION DATE  6/24/83

 ASSET CLASS
 LARGE CAP STOCKS

                                  NET ASSETS
                                 $2.5 BILLION

                               PORTFOLIO MANAGER
                              JOHN T. WILSON CFA

PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the State Street Research Investment Trust Portfolio returned -17.0%. The portfolio underperformed the Standard & Poor's 500 Index/3/, which returned -11.9% for the period. The average return of the Portfolio's peer group, the Lipper Variable Insurance Products Large Cap Core Funds universe/15/, was -13.0% for the year. The portfolio's performance can be attributed primarily to a weak stock market and a slowing economy, which put pressure on corporate earnings for the year.

PORTFOLIO ACTIVITY
Underperformance in the first and third quarters put a damper on the portfolio's overall performance relative to the index and peer group. Disappointments in the technology sector early in the year led us to revise our expectations for a speedy economic recovery. Emphasis on financial services, selected technology and media stocks gave the fund a boost in the second quarter. However, the events of September 11 hit the portfolio particularly hard as key holdings in consumer discretionary, insurance, and technology stocks dropped sharply. The battered telecommunications sector fell even further, and although we were underweighted in the sector, it was a drag on performance. In the third and fourth quarters, we began to position the portfolio to benefit from an overall economic and market recovery. We added to the portfolio's exposure to semiconductor stocks and raised the portfolio's weighting in technology in general. Although the economy did not pick up, the market rebounded strongly in the fourth quarter and these stocks benefited, as did investments in other segments that had been depressed earlier in the year, such as insurance and oil service stocks. Despite these bright spots, a weak economy and declining corporate profits took their toll on the U.S. stock market for the year.

PORTFOLIO OUTLOOK/A/
We are beginning to see signs that the U.S. economy is stabilizing and hints of improvement in some of the companies represented in the portfolio. Although we still expect a seesaw pattern of good news and bad news in the first half of 2002, on balance we believe that the U.S. economy is on a recovery trajectory. In fact, the economy appears to have performed better than expected in the aftermath of September 11.

We expect a solid but unspectacular recovery in 2002. There is little to drive a big surge in consumer demand. We expect earnings growth to pick up after a tough year in 2001, but we also believe the environment will favor careful stock selection. Our goal is to seek additional ways to leverage the expected improvement in the economy and earnings for the year ahead. We will look for specific opportunities in industrial and commodity-related sectors. Financial services, telecommunications, and energy stocks present opportunity with lowered valuations. We also expect small company stocks to have a performance advantage over large company stocks, and will focus on the lower end of the large-cap range where the portfolio is invested. Finally, we will continue to keep a defensive component in the portfolio as a hedge against volatility and uncertainty in the period ahead.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                       % OF TOTAL
               SECURITY                                NET ASSETS
               --------------------------------------------------
               INTEL CORP.............................    4.5%
               MICROSOFT CORP.........................    3.9
               J.P. MORGAN CHASE & CO.................    3.8
               ACE, INC...............................    3.0
               CITIGROUP, INC.........................    2.9
               GENERAL ELECTRIC CO....................    2.8
               PFIZER, INC............................    2.7
               AOL TIME WARNER........................    2.6
               PHARMACIA..............................    2.5
               TARGET CORP............................    2.3

       A $10,000 INVESTMENT COMPARED TO THE S&P 500 INDEX SINCE 12/31/91


                                    [CHART]

           State Street
       Research Investment
              Trust         S&P 500 Index
       -------------------  -------------
12/91       $10,000            $10,000
12/92        11,156             10,761
12/93        12,762             11,843
12/94        12,349             11,999
12/95        16,438             16,502
12/96        20,086             20,289
12/97        25,782             27,055
12/98        33,040             34,787
12/99        39,144             42,106
12/00        36,728             38,276
12/01        30,483             33,730

--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                              SSR INVESTMENT TRUST
                           CLASS A CLASS B   CLASS E   S&P 500 INDEX
           1 Year           -17.0%    N/A       N/A        -11.9%
           3 Years           -2.7     N/A       N/A         -1.0
           5 Years            8.7     N/A       N/A         10.7
           10 Y`ears         11.8     N/A       N/A         12.9
           Since Inception   12.5   -11/5(a)  -11.4(a)      14.1

--------------------------------------------------------------------------------

(a)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                 See footntes to Portfolio Manager Commentary.

                                    MSF-83

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INVESTMENT TRUST PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--94.7% OF TOTAL NET ASSETS



                                                      VALUE
 SHARES                                             (NOTE 1A)
          AEROSPACE & DEFENSE--2.0%
  265,800 Lockheed Martin Corp................... $   12,404,886
  581,500 United Technologies Corp...............     37,582,345
                                                  --------------
                                                      49,987,231
                                                  --------------

          BANKS--5.6%
1,056,100 Bank One Corp..........................     41,240,705
  402,200 Bank of America Corp...................     25,318,490
1,397,664 Citigroup, Inc.........................     70,554,079
                                                  --------------
                                                     137,113,274
                                                  --------------

          BIOTECHNOLOGY--1.9%
  282,200 Forest Laboratories, Inc. (b) (c)......     23,126,290
  412,900 Genzyme Corp. (b)......................     24,716,194
                                                  --------------
                                                      47,842,484
                                                  --------------

          BROADCASTING--1.8%
1,594,000 USA Networks, Inc. (b).................     43,532,140
                                                  --------------

          BUSINESS SERVICES--3.4%
2,298,100 Cendant Corp. (b)......................     45,065,741
1,210,600 Waste Management, Inc..................     38,630,246
                                                  --------------
                                                      83,695,987
                                                  --------------

          CHEMICALS--1.0%
  554,500 E. I. du Pont de Nemours...............     23,571,795
                                                  --------------

          COMMUNICATION SERVICES--5.9%
1,989,700 AOL Time Warner, Inc...................     63,869,370
  673,200 SBC Communications, Inc................     26,369,244
1,245,362 Viacom, Inc. (Class B) (b).............     54,982,732
                                                  --------------
                                                     145,221,346
                                                  --------------

          COMPUTERS & BUSINESS EQUIPMENT--8.9%
  919,300 Advanced Micro Devices, Inc. (b).......     14,580,098
1,169,700 American Tower Corp. (c)...............     11,077,059
1,795,600 Cisco Systems, Inc. (b)................     32,518,316
1,598,500 Flextronics International, Ltd. (b) (c)     38,348,015
  410,400 International Business Machines........     49,641,984
  135,600 Qualcomm, Inc. (b).....................      6,847,800
1,977,600 Sun Microsystems, Inc..................     24,324,480
1,440,300 Texas Instruments, Inc.................     40,328,400
                                                  --------------
                                                     217,666,152
                                                  --------------

          CONGLOMERATES--4.6%
1,727,700 General Electric Co....................     69,246,216
  727,400 Tyco International, Ltd................     42,843,860
                                                  --------------
                                                     112,090,076
                                                  --------------

                                                        VALUE
 SHARES                                               (NOTE 1A)
          COSMETICS & TOILETRIES--0.5%
  260,900 Avon Products, Inc....................... $   12,131,850
                                                    --------------

          DOMESTIC OIL--4.4%
  341,800 Anadarko Petroleum Corp..................     19,431,330
  913,600 ExxonMobil Corp..........................     35,904,480
1,547,300 Ocean Energy, Inc. (b)...................     29,708,160
  474,600 Royal Dutch Petroleum Co. (ADR)..........     23,264,892
                                                    --------------
                                                       108,308,862
                                                    --------------

          DRUGS & HEALTH CARE--10.3%
  172,300 Amgen, Inc. (b)..........................      9,724,612
  555,500 Baxter International, Inc................     29,791,465
  523,600 Biogen, Inc..............................     30,028,460
  113,000 Laboratory Corp. America Holdings (b) (c)      9,136,050
1,642,425 Pfizer, Inc..............................     65,450,636
1,446,100 Pharmacia Corp...........................     61,676,165
  683,500 Schering-Plough Corp.....................     24,476,135
  413,200 Sepracor, Inc. (b) (c)...................     23,577,192
                                                    --------------
                                                       253,860,715
                                                    --------------

          ELECTRONICS--4.5%
3,520,500 Intel Corp...............................    110,719,725
                                                    --------------

          FEDERAL AGENCIES--1.7%
  524,800 Federal National Mortgage Association....     41,721,600
                                                    --------------

          FINANCIAL SERVICES--1.7%
1,152,250 J.P. Morgan Chase & Co...................     41,884,288
                                                    --------------

          FOOD & BEVERAGES--3.7%
  621,500 Coca Cola Co.............................     29,303,725
  648,900 Kraft Foods, Inc.........................     22,082,067
  819,800 PepsiCo, Inc.............................     39,916,062
                                                    --------------
                                                        91,301,854
                                                    --------------

          HEALTH CARE--PRODUCTS--2.7%
  475,500 Johnson & Johnson........................     28,102,050
  488,100 Procter & Gamble Co......................     38,623,353
                                                    --------------
                                                        66,725,403
                                                    --------------

          HOTELS & RESTAURANTS--1.4%
1,308,400 McDonald's Corp..........................     34,633,348
                                                    --------------

          HOUSEHOLD APPLIANCES & HOME FURNISHINGS--0.9%
  820,000 Gemstar-TV Guide International, Inc. (c).     22,714,000
                                                    --------------

          INSURANCE--4.1%
1,855,615 ACE, Ltd. (c)............................     74,502,942
  179,400 Prudential Financial, Inc................      5,954,286

                See accompanying notes to financial statements.

                                    MSF-84

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INVESTMENT TRUST PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)
                                             SHORT TERM INVESTMENTS--5.6%


                                                       VALUE
 SHARES                                              (NOTE 1A)
          INSURANCE--(CONTINUED)
  482,700 The St. Paul Cos., Inc.................. $   21,224,319
                                                   --------------
                                                      101,681,547
                                                   --------------

          INVESTMENT BROKERAGE--1.8%
  794,100 Morgan Stanley Dean Witter & Co.........     44,421,954
                                                   --------------

          MUTUAL FUNDS--0.8%
  471,000 Nasdaq 100 Trust........................     18,326,610
                                                   --------------

          PAPER & FOREST--1.8%
1,114,800 International Paper Co..................     44,982,180
                                                   --------------

          PETROLEUM SERVICES--1.7%
1,240,700 Noble Drilling Corp. (b)................     42,233,428
                                                   --------------

          RAILROADS & EQUIPMENT--0.9%
  643,700 CSX Corp................................     22,561,685
                                                   --------------

          RETAIL--6.2%
  885,500 Home Depot, Inc.........................     45,169,355
1,362,400 Target Corp.............................     55,926,520
  899,900 Wal-Mart Stores, Inc....................     51,789,245
                                                   --------------
                                                      152,885,120
                                                   --------------

          SOFTWARE--5.4%
  457,800 Intuit, Inc. (b)........................     19,584,684
  190,000 Mercury Interactive Corp. (b) (c).......      6,456,200
1,431,400 Microsoft Corp. (b).....................     94,830,250
  873,900 Peregrine Systems, Inc. (b).............     12,959,937
                                                   --------------
                                                      133,831,071
                                                   --------------

          TELEPHONE--3.8%
1,759,900 Qwest Communications International, Inc.     24,867,387
1,843,300 Sprint Corp. (PCS Group) (b) (c)........     44,994,953
1,714,100 Worldcom, Inc...........................     24,134,528
                                                   --------------
                                                       93,996,868
                                                   --------------

          TOBACCO--1.3%
  675,700 Philip Morris Cos., Inc.................     30,980,845
                                                   --------------
          Total Common Stocks
           (Identified Cost $2,279,881,470).......  2,330,623,438
                                                   --------------

   FACE                                               VALUE
  AMOUNT                                            (NOTE 1A)
            COMMERCIAL PAPER--5.6%
$24,694,000 AIG Funding, Inc.
             1.760%, 01/18/02.................... $   24,673,477
 12,949,000 American Express Credit Corp.
             1.970%, 1/2/02......................     12,948,291
    455,000 General Electric Capital Corp.
             1.900% 1/4/02.......................        454,928
 15,000,000 Goldman Sachs Group, L.P.
             1.950%, 1/3/02......................     14,998,375
 13,950,000 Goldman Sachs Group, L.P.
             1.750%, 1/8/02......................     13,945,253
  9,486,000 Household Finance Corp.
             1.700%, 01/04/02....................      9,484,656
 27,651,000 J.P. Morgan Chase & Co.
             1.850%, 01/14/02....................     27,632,528
 25,000,000 J.P. Morgan Chase & Co.
             1.730%, 02/11/02....................     24,950,743
  8,411,000 Verizon Network Fund
             1.880%, 01/29/02....................      8,398,701
                                                  --------------
                                                     137,486,952
                                                  --------------
            Total Short Term Investments
             (Identified Cost $137,486,952)......    137,486,952
                                                  --------------
            Total Investments--100.3%
             (Identified Cost $2,417,368,422) (a)  2,468,110,390
            Other assets less liabilities........     (7,911,271)
                                                  --------------
            TOTAL NET ASSETS--100%............... $2,460,199,119
                                                  ==============

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $2,429,768,261 for federal income tax purposes was as follows:

       Aggregate gross unrealized appreciation for all
       investments in which there is an excess of value
       over tax cost......................................... $ 217,482,968
       Aggregate gross unrealized depreciation for all
       investments in which there is an excess of tax cost
       over value............................................  (179,140,839)
                                                              -------------
       Net unrealized appreciation........................... $  38,342,129
                                                              =============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $79,481,116 with collateral backing valued at $82,786,688.

Key to Abbreviations:
ADR-- AnAmerican Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.

                See accompanying notes to financial statements.

                                    MSF-85

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INVESTMENT TRUST PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

      ASSETS
        Investments at value..................             $2,468,110,390
        Receivable for:
         Securities sold......................                 11,064,891
         Fund shares sold.....................                    251,209
         Dividends and interest...............                  2,069,858
         Collateral for securities loaned.....                 82,786,688
         Prepaid expenses.....................                    132,345
                                                           --------------
          Total Assets........................              2,564,415,381
      LIABILITIES
        Payable for:
         Fund shares redeemed................. $   750,542
         Securities purchased.................  18,209,356
         Due to custodian bank................   1,409,348
         Return of collateral for securities
          loaned..............................  82,786,688
        Accrued expenses:
         Management fees......................   1,002,120
         Service and distribution fees
          Class B.............................         473
         Other expenses.......................      57,735
                                               -----------
          Total Liabilities...................                104,216,262
                                                           --------------
      NET ASSETS..............................             $2,460,199,119
                                                           ==============
        Net assets consist of:
         Capital paid in......................             $2,664,010,694
         Undistributed net investment
          income..............................                 11,271,956
         Accumulated net realized gains
          (losses)............................               (265,825,499)
         Unrealized appreciation
          (depreciation) on
          investments.........................                 50,741,968
                                                           --------------
      NET ASSETS..............................             $2,460,199,119
                                                           ==============
      Computation of offering price:
      CLASS A
        Net asset value and redemption
         price per share ($2,457,338,764
         divided by 94,486,018 shares of
         beneficial interest).................             $        26.01
                                                           ==============
      CLASS B
      Net asset value and redemption price
       per share ($2,849,192 divided by
       110,433 shares of beneficial
       interest)..............................             $        25.80
                                                           ==============
      CLASS E
      Net asset value and redemption price
       per share ($11,163 divided by 431
       shares of beneficial interest).........             $        25.89
                                                           ==============
      Identified cost of investments..........             $2,417,368,422
                                                           ==============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

      INVESTMENT INCOME
        Dividends...........................              $  23,591,054
        Interest............................                  5,869,811(a)
                                                          -------------
                                                             29,460,865

      EXPENSES
        Management fees..................... $12,961,977
        Service and distribution fees--
         Class B............................       1,334
        Directors fees and expenses.........      11,747
        Custodian...........................     343,791
        Audit and tax services..............      30,946
        Legal...............................       9,444
        Printing............................   1,026,955
        Insurance...........................      17,585
        Miscellaneous.......................         540
                                             -----------
         Total expenses before reductions...  14,404,319
         Expense reductions.................    (747,982)    13,656,337
                                             -----------  -------------
      NET INVESTMENT INCOME.................                 15,804,528
                                                          -------------
      REALIZED AND UNREALIZED GAIN
       (LOSS)
      Realized gain (loss) on:
        Investments--net....................               (251,930,862)
      Unrealized appreciation (depreciation)
       on:
        Investments--net....................               (313,784,015)
                                                          -------------
      Net gain (loss).......................               (565,714,877)
                                                          -------------
      NET INCREASE (DECREASE) IN NET
       ASSETS FROM OPERATIONS...............              $(549,910,349)
                                                          =============

(a)Income on securities loaned $155,694

                See accompanying notes to financial statements.

                                    MSF-86

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INVESTMENT TRUST PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS



                                                                       YEAR ENDED      YEAR ENDED
                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          2001            2000
                                                                     --------------  --------------
FROM OPERATIONS
  Net investment income............................................. $   15,804,528  $   17,389,307
  Net realized gain (loss)..........................................   (251,930,862)    356,979,192
  Unrealized appreciation (depreciation)............................   (313,784,015)   (589,040,799)
                                                                     --------------  --------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................   (549,910,349)   (214,672,300)
                                                                     --------------  --------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................    (21,911,871)              0
                                                                     --------------  --------------
  Net realized gain
   Class A..........................................................   (367,325,777)    (39,952,468)
                                                                     --------------  --------------
  TOTAL DISTRIBUTIONS...............................................   (389,237,648)    (39,952,468)
                                                                     --------------  --------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.    120,383,739     (89,727,501)
                                                                     --------------  --------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   (818,764,258)   (344,352,269)

NET ASSETS
  Beginning of the year.............................................  3,278,963,377   3,623,315,646
                                                                     --------------  --------------
  End of the year................................................... $2,460,199,119  $3,278,963,377
                                                                     ==============  ==============
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $   11,271,956  $   17,389,307
                                                                     ==============  ==============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                       YEAR ENDED                  YEAR ENDED
                                                                    DECEMBER 31, 2001          DECEMBER 31, 2000
                                                               --------------------------  -------------------------
                                                                 SHARES           $          SHARES          $
CLASS A                                                        -----------  -------------  ----------  -------------
  Sales.......................................................   2,310,323  $  63,987,682   1,982,540  $  79,707,644
  Reinvestments...............................................  13,763,708    389,237,648     949,892     39,952,468
  Redemptions................................................. (11,827,845)  (335,679,032) (5,267,751)  (209,387,613)
                                                               -----------  -------------  ----------  -------------
  Net increase (decrease).....................................   4,246,186  $ 117,546,298  (2,335,319) $ (89,727,501)
                                                               ===========  =============  ==========  =============
CLASS B
  Sales.......................................................     127,824  $   3,253,084           0  $           0
  Reinvestments...............................................           0              0           0              0
  Redemptions.................................................     (17,391)      (426,821)          0              0
                                                               -----------  -------------  ----------  -------------
  Net increase (decrease).....................................     110,433  $   2,826,263           0  $           0
                                                               ===========  =============  ==========  =============
CLASS E
  Sales.......................................................         435  $      11,265           0  $           0
  Reinvestments...............................................           0              0           0              0
  Redemptions.................................................          (4)           (87)          0              0
                                                               -----------  -------------  ----------  -------------
  Net increase (decrease).....................................         431  $      11,178           0  $           0
                                                               ===========  =============  ==========  =============
  Increase (decrease) derived from capital share transactions.   4,357,050  $ 120,383,739  (2,335,319) $ (89,727,501)
                                                               ===========  =============  ==========  =============

                See accompanying notes to financial statements.

                                    MSF-87

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH INVESTMENT TRUST PORTFOLIO

 FINANCIAL HIGHLIGHTS



                                                             CLASS A                              CLASS B        CLASS E
                                   ----------------------------------------------------------  -------------- --------------
                                                                                               MAY 1, 2001(A) MAY 1, 2001(A)
                                                     YEAR ENDED DECEMBER 31,                      THROUGH        THROUGH
                                   ----------------------------------------------------------   DECEMBER 31,   DECEMBER 31,
                                      2001        2000        1999        1998        1997          2001           2001
                                   ----------  ----------  ----------  ----------  ----------  -------------- --------------
NET ASSET VALUE, BEGINNING
 OF PERIOD........................ $    36.34  $    39.14  $    37.10  $    31.92  $    30.51      $29.14         $29.23
                                   ----------  ----------  ----------  ----------  ----------      ------         ------
INCOME FROM INVESTMENT
 OPERATIONS
  Net investment income...........       0.18        0.19        0.23        0.36        0.44        0.02           0.01
  Net realized and unrealized
   gain (loss) on investments.....      (6.00)      (2.55)       6.38        8.52        7.72       (3.36)         (3.35)
                                   ----------  ----------  ----------  ----------  ----------      ------         ------
  Total from investment
   operations.....................      (5.82)      (2.36)       6.61        8.88        8.16       (3.34)         (3.34)
                                   ----------  ----------  ----------  ----------  ----------      ------         ------
LESS DISTRIBUTIONS
  Distributions from net
   investment income..............      (0.25)       0.00       (0.24)      (0.36)      (0.44)       0.00           0.00
  Distributions from net realized
   capital gains..................      (4.26)      (0.44)      (4.33)      (3.34)      (6.31)       0.00           0.00
                                   ----------  ----------  ----------  ----------  ----------      ------         ------
   Total distributions............      (4.51)      (0.44)      (4.57)      (3.70)      (6.75)       0.00           0.00
                                   ----------  ----------  ----------  ----------  ----------      ------         ------
NET ASSET VALUE, END OF
 PERIOD........................... $    26.01  $    36.34  $    39.14  $    37.10  $    31.92      $25.80         $25.89
                                   ==========  ==========  ==========  ==========  ==========      ======         ======
TOTAL RETURN (%)..................      (17.0)       (6.2)       18.5        28.2        28.4       (11.5)(b)      (11.4)(b)
Ratio of operating expenses to
 average net assets before
 expense reductions (%)...........       0.53        0.50        0.49        0.53        0.43        0.78 (c)       0.68 (c)
Ratio of operating expenses to
 average net assets after
 expense reductions (%) (d).......       0.50        0.49          --          --          --        0.75 (c)       0.65 (c)
Ratio of net investment income to
 average net assets (%)...........       0.58        0.48        0.59        1.04        1.37        0.45 (c)       0.43 (c)
Portfolio turnover rate (%).......        101          86          83          74          83         101            101
  Net assets, end of period
   (000).......................... $2,457,339  $3,278,964  $3,623,316  $3,112,081  $2,349,062      $2,849         $   11

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.
(d)The Portfolio has entered into arrangements with certain brokers who paid a portion of the Portfolio's expenses.

                See accompanying notes to financial statements.

                                    MSF-88

METROPOLITAN SERIES FUND, INC.

 T. ROWE PRICE LARGE CAP GROWTH PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS


 INVESTMENT OBJECTIVE
 TO ACHIEVE LONG-TERM CAPITAL GROWTH, AND SECONDARILY, DIVIDEND INCOME.

 INCEPTION DATE  11/9/98

 ASSET CLASS
 LARGE CAP STOCKS

                                  NET ASSETS
                                $173.2 MILLION

                               PORTFOLIO MANAGER
                               ROBERT GENDELMAN

PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the T. Rowe Price Large Cap Growth Portfolio returned -9.9%, compared to its benchmark return of -13.8%, which is comprised of 80% of the Standard & Poor's 500 Index/3/ (S&P
500) and 20% of the Morgan Stanley Capital International (MSCI) EAFE(R) Index/6/. The average return of the Portfolio's peer group, the Lipper Variable Insurance Product Large Cap Growth Funds universe/15/, was -21.9% for the year. For the 12-month period, technology and telecom stocks detracted from results, while healthcare providers and processing companies provided gains.

PORTFOLIO ACTIVITY
MARKET ENVIRONMENT
Even as the economy weakened, economically sensitive stocks showed a strong rally after bottoming on September 21. The rationale for this movement was that fears regarding the corporate effects of the tragedy very quickly became reality, and the sudden drop in fundamentals created a floor from which business could improve. Investors began to discount this expected improvement rapidly as lower interest rates and improved liquidity helped move the market higher. By the end of the year, while still in the midst of a poor economy, the market acted as though it was certain of a recovery, and only slightly unsure of its timing.

PORTFOLIO HIGHLIGHTS
Our sector allocations remained relatively unchanged over the period. An overweighted position in the consumer discretionary sector aided our performance. At the same time, underweighting telecommunications services was beneficial over 12 months and mixed for the last six months of the year. The ownership of data processing companies like First Data, and health care service companies, including UnitedHealth Group helped your portfolio. On the downside, software stocks had a difficult year, and in spite of solid fourth-quarter performance, diversified financial firms detracted from annual returns. Most of our portfolio changes through the last six months targeted increasing the portfolio's economic sensitivity.

PORTFOLIO OUTLOOK/A/
We are generally optimistic that the economy and the markets will be stronger in 2002. What keeps us from a greater enthusiasm is the fact that consumer spending remained relatively strong during the downturn, and therefore we expect a more modest recovery than normal. In addition, capital spending was stronger than expected in the late 1990s, before its recent downturn, and could be slower to recover.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                   % OF TOTAL
                  SECURITY                         NET ASSETS
                  -------------------------------------------
                  CITIGROUP, INC..................    4.2%
                  FEDERAL HOME LOAN MORTGAGE CORP.    3.5
                  PFIZER, INC.....................    3.1
                  TYCO INTERNATIONAL, LTD.........    2.5
                  UNITEDHEALTH GROUP INC..........    2.5
                  FIRST DATA CORP.................    2.4
                  MICROSOFT CORP..................    2.2
                  GENERAL ELECTRIC CO.............    2.2
                  AMERICAN HOME PRODUCTS CORP.....    2.0
                  VODAFONE AIRTOUCH, PLC..........    2.0


                       A $10,000 INVESTMENT COMPARED TO
                80% S&P500 / 20% MSCI EAFE INDEX SINCE 11/9/98



                                    [CHART]

              T. Rowe Price        80% S&P 500/
            Large Cap Growth      20% MSCI EAFE
                                      Index
                -------             --------
11/98            10,000              10,000
12/98            11,028              11,159
12/99            13,479              13,648
12/00            13,412              12,276
12/01            12,084              10,579


--------------------------------------------------------------------------------
                         AVERAGE ANNUAL TOTAL RETURNS
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                   T. ROWE PRICE
                                  LARGE CAP GROWTH
                                                   80% S&P/20%
                                                    MSCI EAFE
                                  CLASS A CLASS E     INDEX
                  1 Year           -9.9%    N/A       -13.8%
                  3 Years           3.1     N/A        -1.8
                  5 Years           N/A     N/A         N/A
                  10 Years          N/A     N/A         N/A
                  Since Inception   6.2    -5.6(1)      1.8

--------------------------------------------------------------------------------

(1)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                See footnotes to Portfolio Manager Commentary.

                                    MSF-89

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE LARGE CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--96.9% OF TOTAL NET ASSETS



                                                    VALUE
 SHARES                                           (NOTE 1A)
          AEROSPACE & DEFENSE--0.5%
   24,600 Honeywell International, Inc.......... $    831,972
                                                 ------------

          AUTOMOBILES--0.9%
   28,600 Harley Davidson, Inc..................    1,553,266
                                                 ------------

          BANKS--6.8%
   24,300 Bank of New York Co., Inc.............      991,440
  143,915 Citigroup, Inc........................    7,264,829
   18,500 Fifth Third Bancorp...................    1,134,605
   31,500 Mellon Financial Corp.................    1,185,029
   10,900 Northern Trust Corp...................      656,398
   12,700 Wells Fargo & Co......................      551,815
                                                 ------------
                                                   11,784,116
                                                 ------------

          BUSINESS SERVICES--7.8%
   24,700 Apollo Group, Inc.....................    1,111,747
   26,900 Automatic Data Processing, Inc........    1,584,410
  131,100 Cendant Corp. (b) (c).................    2,570,871
   83,700 Concord EFS, Inc. (b).................    2,743,686
   36,700 Convergys Corp. (b)...................    1,375,883
   52,400 First Data Corp.......................    4,110,780
                                                 ------------
                                                   13,497,377
                                                 ------------

          COMMUNICATION SERVICES--8.1%
   63,300 AOL Time Warner, Inc..................    2,031,930
   49,000 China Unicom, Ltd. (ADR)..............      547,330
   20,700 Clear Channel Communications (b)......    1,053,837
   33,400 Comcast Corp. (b).....................    1,202,400
  191,300 Liberty Media Corp....................    2,678,200
    4,900 McGraw-Hill Cos., Inc.................      298,802
   20,300 Omnicom Group, Inc....................    1,813,805
   14,600 TMP Worldwide, Inc. (c)...............      626,340
   18,700 Univision Communications, Inc. (b) (c)      756,602
   67,323 Viacom, Inc. (Class B) (b)............    2,972,310
                                                 ------------
                                                   13,981,556
                                                 ------------

          COMMUNICATIONS--2.6%
   13,500 Analog Devices, Inc. (b)..............      599,265
   78,700 Cisco Systems, Inc. (b)...............    1,425,257
   88,200 Crown Castle International Corp. (c)..      941,976
   36,400 Dell Computer Corp. (b)...............      989,352
   12,800 Nokia Corp. (ADR).....................      313,984
    5,700 Qualcomm, Inc. (b)....................      287,850
                                                 ------------
                                                    4,557,684
                                                 ------------

          COMPUTERS & BUSINESS EQUIPMENT--0.1%
    3,300 Lexmark International, Inc. (b).......      194,700
                                                 ------------

                                                     VALUE
 SHARES                                            (NOTE 1A)
          CONGLOMERATES--4.8%
   95,500 General Electric Co.................... $  3,827,640
   74,800 Tyco International, Ltd................    4,405,720
                                                  ------------
                                                     8,233,360
                                                  ------------

          DOMESTIC OIL--2.8%
   18,300 ChevronTexaco Corp.....................    1,639,863
   47,816 ExxonMobil Corp........................    1,879,169
   27,500 Royal Dutch Petroleum Co. (ADR)........    1,348,050
                                                  ------------
                                                     4,867,082
                                                  ------------

          DRUGS & HEALTH CARE--14.0%
   18,900 Allergan, Inc..........................    1,418,445
   12,700 Amgen, Inc. (b)........................      716,788
   32,300 Baxter International, Inc..............    1,732,249
    6,000 Biovail Corp (c).......................      337,500
   14,900 Bristol-Myers Squibb Co................      759,900
    5,600 Cardinal Health, Inc...................      362,096
   31,300 HCA Healthcare Co......................    1,206,302
    8,200 Laboratory Corp. America Holdings (b)..      662,970
   37,600 Medimmune, Inc. (c)....................    1,742,760
  136,550 Pfizer, Inc............................    5,441,518
   11,381 Pharmacia Corp.........................      485,400
   21,900 Sanofi-Synthelabo S.A., (EUR)..........    1,633,621
   32,600 Schering-Plough Corp...................    1,167,406
   60,300 UnitedHealth Group, Inc................    4,267,431
   19,200 Wellpoint Health Networks, Inc. (b)....    2,243,520
                                                  ------------
                                                    24,177,906
                                                  ------------

          ELECTRONICS--1.3%
    9,400 Applied Materials, Inc. (b)............      376,940
   19,100 Maxim Integrated Products, Inc. (b)....    1,002,941
   21,600 Waters Corp. (b).......................      837,000
                                                  ------------
                                                     2,216,881
                                                  ------------

          FEDERAL AGENCIES--5.0%
   93,000 Federal Home Loan Mortgage Corp........    6,082,200
   31,400 Federal National Mortgage Association..    2,496,300
                                                  ------------
                                                     8,578,500
                                                  ------------

          FINANCE & BANKING--0.4%
   13,600 State Street Corp......................      710,600
                                                  ------------

          FINANCIAL SERVICES--1.3%
   11,300 Capital One Financial Corp.............      609,635
   26,000 Hartford Financial Services Group, Inc.    1,633,580
                                                  ------------
                                                     2,243,215
                                                  ------------

                See accompanying notes to financial statements.

                                    MSF-90

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE LARGE CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                       VALUE
 SHARES                                              (NOTE 1A)
          FOOD & BEVERAGES--1.7%
   28,300 Coca Cola Co............................. $  1,334,345
   32,900 PepsiCo, Inc.............................    1,601,901
                                                    ------------
                                                       2,936,246
                                                    ------------

          FOREIGN CORPORATE--6.6%
    6,800 Adecco S.A., (CHF).......................      369,788
   47,600 Ahold Koninklijke NV, (EUR)..............    1,384,689
    4,823 Fairfax Financial Holdings, Ltd., (CAD)..      496,748
  109,100 Hutchison Whampoa, Ltd., (HKD)...........    1,056,337
   46,600 Inditex, (EUR)...........................      888,108
       34 Nippon Telegraph & Telephone Corp., (JPY)      399,664
    6,000 Samsung Electronics Co., Ltd., (KRW).....    1,279,328
   19,800 Securitas A.B., (SEK)....................      376,944
   16,300 Sony Corp., (JPY)........................      745,264
1,304,283 Vodafone AirTouch, Plc., (GBP)...........    3,408,357
   78,300 WPP Group, Plc., (GBP)...................      865,127
   87,000 Walmart De Mexico, (MXN).................      237,549
                                                    ------------
                                                      11,507,903
                                                    ------------

          GAS & PIPELINE UTILITIES--0.6%
   23,500 El Paso Corp.............................    1,048,335
                                                    ------------

          HEALTH CARE--PRODUCTS--4.3%
   55,900 American Home Products Corp..............    3,430,024
   17,200 AmerisourceBergen Corp...................    1,093,060
   49,400 Johnson & Johnson........................    2,919,540
                                                    ------------
                                                       7,442,624
                                                    ------------

          HOTELS & RESTAURANTS--0.6%
   13,000 MGM Mirage, Inc. (c).....................      375,310
   23,500 Starwood Hotels & Resorts Worldwide, Inc.
           (Class B)...............................      701,475
                                                    ------------
                                                       1,076,785
                                                    ------------

          HOUSEHOLD PRODUCTS--0.5%
   15,700 Colgate Palmolive Co.....................      906,675
                                                    ------------

          INSURANCE--4.5%
   38,100 ACE, Ltd.................................    1,529,715
   31,200 American International Group, Inc........    2,477,280
       10 Berkshire Hathaway, Inc. (c).............      756,000
    7,800 Loews Corp...............................      431,964
   10,100 Marsh & McLennan Cos., Inc...............    1,085,245
    6,200 Progressive Corp.........................      925,660
    6,500 Xl Capital, Ltd..........................      593,840
                                                    ------------
                                                       7,799,704
                                                    ------------

                                                     VALUE
 SHARES                                            (NOTE 1A)
          INTERNET--0.2%
    9,000 Check Point Software Technologies, Ltd.
           (ADR) (c)............................. $    359,010
                                                  ------------

          INVESTMENT BROKERAGE--1.5%
   26,700 Merrill Lynch & Co., Inc...............    1,391,604
   20,800 Morgan Stanley Dean Witter & Co........    1,163,552
                                                  ------------
                                                     2,555,156
                                                  ------------

          LEISURE--0.4%
   33,800 The Walt Disney Co.....................      700,336
                                                  ------------

          MEDICAL LABORATORIES--0.9%
   29,500 Abbott Laboratories....................    1,644,625
                                                  ------------

          PETROLEUM SERVICES--0.8%
   37,900 Baker Hughes, Inc......................    1,382,213
                                                  ------------

          RETAIL--7.7%
    5,300 Best Buy Co., Inc. (b).................      394,744
   59,750 Home Depot, Inc........................    3,047,847
   22,400 Safeway, Inc. (b)......................      935,200
   48,300 Sysco Corp.............................    1,266,426
   68,000 Target Corp............................    2,791,400
   35,000 The Kroger Co. (b).....................      730,450
   31,500 Wal-Mart Stores, Inc...................    1,812,825
   46,200 Wal-Mart de Mexico S.A. (ADR) (c)......    1,259,745
   34,000 Walgreen Co............................    1,144,440
                                                  ------------
                                                    13,383,077
                                                  ------------

          SEMICONDUCTORS--1.1%
   81,900 Flextronics International, Ltd. (b) (c)    1,964,781
                                                  ------------

          SOFTWARE--6.1%
   19,000 Adobe Systems, Inc.....................      589,950
   15,200 Affiliated Computer Services, Inc. (b).    1,613,176
    9,700 Amdocs, Ltd. (c).......................      329,509
   16,400 Electronic Arts, Inc. (b)..............      983,180
   12,200 Electronic Data Systems Corp...........      836,310
   58,000 Microsoft Corp. (b)....................    3,842,500
   10,500 Openwave Systems, Inc..................      102,795
   44,500 Oracle Corp. (b).......................      614,545
   13,100 Siebel Systems, Inc. (b)...............      366,538
   32,900 VeriSign, Inc. (b).....................    1,251,516
                                                  ------------
                                                    10,530,019
                                                  ------------

          TELEPHONE--1.6%
   64,100 Sprint Corp. (PCS Group) (b) (c).......    1,564,681
   80,778 Worldcom, Inc..........................    1,137,354
                                                  ------------
                                                     2,702,035
                                                  ------------

                See accompanying notes to financial statements.

                                    MSF-91

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE LARGE CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                    VALUE
  SHARES                                          (NOTE 1A)
           TOBACCO--1.4%
    53,300 Philip Morris Cos., Inc.............. $  2,443,805
                                                 ------------
           Total Common Stocks
            (Identified Cost $162,387,686)......  167,811,544
                                                 ------------
 SHORT TERM INVESTMENT--3.1%

   FACE
  AMOUNT
           MONEY MARKET FUNDS--3.1%
$5,348,813 T. Rowe Price Reserve Investment Fund    5,348,813
                                                 ------------
           Total Short Term Investments
            (Identified Cost $5,348,813)........    5,348,813
                                                 ------------
           Total Investments--100.0%
            (Identified Cost $167,736,499) (a)..  173,160,357
           Other assets less liabilities........       80,568
                                                 ------------
           TOTAL NET ASSETS--100%............... $173,240,925
                                                 ============

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $170,845,217 for federal income tax purposes was as follows:

      Aggregate gross unrealized appreciation for all
      investments in which there is an excess of value over
      tax cost................................................ $ 16,397,253
      Aggregate gross unrealized depreciation for all
      investments in which there is an excess of tax cost
      over value..............................................  (14,082,113)
                                                               ------------
      Net unrealized appreciation............................. $  2,315,140
                                                               ============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $4,709,219 with collateral backing value at $4,917,982.

Key to Abbreviations:
ADR--An American Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.
CAD--Canadian Dollar
CHF--Swiss Franc
EUR--Euro Currency
GBP--Pound Sterling
HKD--Hond Kong Dollar
JPY--Japanese Yen
KRW--South Korean Won
MXN--Mexican Peso
SEK--Swedish Krona

                See accompanying notes to financial statements.

                                    MSF-92

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE LARGE CAP GROWTH PORTFOLIO


 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value..................            $173,160,357
         Receivable for:
          Securities sold......................               1,517,647
          Fund shares sold.....................                  66,545
          Dividends and interest...............                 145,830
          Foreign taxes........................                     825
          Collateral for securities loaned.....               4,917,982
         Prepaid Expenses......................                   6,178
                                                           ------------
           Total Assets........................             179,815,364
       LIABILITIES
         Payable for:
          Fund shares redeemed................. $   22,378
          Securities purchased.................  1,511,012
          Withholding taxes....................      1,466
          Return of collateral for securities
           loaned..............................  4,917,982
         Accrued expenses:
          Management fees......................     91,779
          Other expenses.......................     29,822
                                                ----------
           Total Liabilities...................               6,574,439
                                                           ------------
       NET ASSETS..............................            $173,240,925
                                                           ============
         Net assets consist of:
          Capital paid in......................            $197,351,964
          Undistributed net investment
           income..............................                 280,256
          Accumulated net realized gains
           (losses)............................             (29,815,664)
          Unrealized appreciation
           (depreciation) on investments.......               5,424,369
                                                           ------------
       NET ASSETS..............................            $173,240,925
                                                           ============
       Computation of offering price:
       CLASS A
       Net asset value and redemption price per
        share ($173,218,232 divided by
        14,886,549 shares of beneficial
        interest)..............................            $      11.64
                                                           ============
       CLASS E
       Net asset value and redemption price per
        share ($22,693 divided by 1,951
        shares of beneficial interest).........            $      11.63
                                                           ============
       Identified cost of investments..........            $167,736,499
                                                           ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

      INVESTMENT INCOME
        Dividends...........................               $  1,371,654(a)
        Interest............................                    346,317(b)
                                                           ------------
                                                              1,717,971
      EXPENSES
        Management fees..................... $  1,060,841
        Directors fees and expenses.........       11,746
        Custodian...........................      121,956
        Audit and tax services..............       15,029
        Legal...............................          600
        Printing............................       61,971
        Insurance...........................        3,249
        Miscellaneous.......................          424
                                             ------------
        Total expenses before reductions....    1,275,816
        Expense reductions..................       (4,777)    1,271,039
                                             ------------  ------------
      NET INVESTMENT INCOME.................                    446,932
                                                           ------------
      REALIZED AND UNREALIZED GAIN
       (LOSS)
      Realized gain (loss) on:
        Investments--net....................  (26,222,723)
        Foreign currency transactions--net..      (35,434)  (26,258,157)
                                             ------------  ------------
      Unrealized appreciation (depreciation)
       on:
        Investments--net....................    6,863,488
        Foreign currency transaction--nets..          388     6,863,876
                                             ------------  ------------
      Net gain (loss).......................                (19,394,281)
                                                           ------------
      NET INCREASE (DECREASE) IN NET
       ASSETS FROM OPERATIONS...............               $(18,947,349)
                                                           ============

(a)Net of foreign taxes of $15,587
(b)Income on securities loaned $13,516

                See accompanying notes to financial statements.

                                    MSF-93

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE LARGE CAP GROWTH PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS



                                                                      YEAR ENDED    YEAR ENDED
                                                                     DECEMBER 31,  DECEMBER 31,
                                                                         2001          2000
                                                                     ------------  ------------
FROM OPERATIONS
  Net investment income............................................. $    446,932  $    285,877
  Net realized gain (loss)..........................................  (26,258,157)    1,141,663
  Unrealized appreciation (depreciation)............................    6,863,876    (8,046,471)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................  (18,947,349)   (6,618,931)
                                                                     ------------  ------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................     (127,389)     (263,365)
  Net realized gain
   Class A..........................................................      (14,154)   (5,319,777)
                                                                     ------------  ------------
  TOTAL DISTRIBUTIONS...............................................     (141,543)   (5,583,142)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.   12,257,770   140,872,604
                                                                     ------------  ------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   (6,831,122)  128,670,531

NET ASSETS
  Beginning of the year.............................................  180,072,047    51,401,516
                                                                     ------------  ------------
  End of the year................................................... $173,240,925  $180,072,047
                                                                     ============  ============
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $    280,256  $      8,851
                                                                     ============  ============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                      YEAR ENDED                YEAR ENDED
                                                                   DECEMBER 31, 2001         DECEMBER 31, 2000
                                                               ------------------------  ------------------------
                                                                 SHARES         $          SHARES         $
                                                               ----------  ------------  ----------  ------------
CLASS A
  Sales.......................................................  3,524,849  $ 40,726,414  10,052,383  $139,713,180
  Reinvestments...............................................     11,944       141,543     421,113     5,583,142
  Redemptions................................................. (2,571,757)  (28,632,907)   (385,404)   (4,423,718)
                                                               ----------  ------------  ----------  ------------
  Net increase (decrease).....................................    965,036  $ 12,235,050  10,088,092  $140,872,604
                                                               ==========  ============  ==========  ============
CLASS E
  Sales.......................................................      1,959  $     22,813           0  $          0
  Reinvestments...............................................          0             0           0             0
  Redemptions.................................................         (8)          (93)          0             0
                                                               ----------  ------------  ----------  ------------
  Net increase (decrease).....................................      1,951  $     22,720           0  $          0
                                                               ==========  ============  ==========  ============
  Increase (decrease) derived from capital share transactions.    966,987  $ 12,257,770  10,088,092  $140,872,604
                                                               ==========  ============  ==========  ============

                See accompanying notes to financial statements.

                                    MSF-94

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE LARGE CAP GROWTH PORTFOLIO

 FINANCIAL HIGHLIGHTS



                                                                                          CLASS A
                                                                      --------------------------------------------
                                                                                                   NOVEMBER 9, 1998(A)
                                                                        YEAR ENDED DECEMBER 31,          THROUGH
                                                                      ---------------------------     DECEMBER 31,
                                                                        2001      2000     1999           1998
                                                                      --------  --------  -------  -------------------
NET ASSET VALUE, BEGINNING OF PERIOD................................. $  12.93  $  13.41  $ 11.02        $10.00
                                                                      --------  --------  -------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income..............................................     0.03      0.03     0.02          0.01
  Net realized and unrealized gain (loss) on investments.............    (1.31)    (0.09)    2.43          1.02
                                                                      --------  --------  -------        ------
  Total from investment operations...................................    (1.28)    (0.06)    2.45          1.03
                                                                      --------  --------  -------        ------
LESS DISTRIBUTIONS
  Distributions from net investment income...........................    (0.01)    (0.02)   (0.03)        (0.01)
  Distributions from net realized capital gains......................     0.00     (0.40)   (0.03)         0.00
                                                                      --------  --------  -------        ------
  Total distributions................................................    (0.01)    (0.42)   (0.06)        (0.01)
                                                                      --------  --------  -------        ------
NET ASSET VALUE, END OF PERIOD....................................... $  11.64  $  12.93  $ 13.41        $11.02
                                                                      ========  ========  =======        ======
TOTAL RETURN (%).....................................................     (9.9)     (0.4)    22.2          10.3 (b)
Ratio of operating expenses to average net assets before expense
 reductions (%)......................................................     0.76      0.78     0.87          0.50 (c)
Ratio of operating expenses to average net assets after expense
 reductions (%) (d)..................................................     0.75      0.77       --            -- (c)
Ratio of net investment income to average net assets (%).............     0.27      0.23     0.23          0.93 (c)
Portfolio turnover rate (%)..........................................       67        62       46             6 (c)
Net assets, end of period (000)...................................... $173,218  $180,072  $51,402        $6,740
The Ratios of operating expenses to average net assets without giving
 effect to the voluntary expense agreement would have been (%).......       --        --     1.31          2.62 (c)

                                                                         CLASS E
                                                                      --------------
                                                                      MAY 1, 2001(A)
                                                                         THROUGH
                                                                       DECEMBER 31,
                                                                           2001
                                                                      --------------
NET ASSET VALUE, BEGINNING OF PERIOD.................................     $12.32
                                                                          ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income..............................................       0.00
  Net realized and unrealized gain (loss) on investments.............      (0.69)
                                                                          ------
  Total from investment operations...................................      (0.69)
                                                                          ------
LESS DISTRIBUTIONS
  Distributions from net investment income...........................       0.00
  Distributions from net realized capital gains......................       0.00
                                                                          ------
  Total distributions................................................       0.00
                                                                          ------
NET ASSET VALUE, END OF PERIOD.......................................     $11.63
                                                                          ======
TOTAL RETURN (%).....................................................       (5.6)(b)
Ratio of operating expenses to average net assets before expense
 reductions (%)......................................................       0.91 (c)
Ratio of operating expenses to average net assets after expense
 reductions (%) (d)..................................................       0.90 (c)
Ratio of net investment income to average net assets (%).............       0.75 (c)
Portfolio turnover rate (%)..........................................         67
Net assets, end of period (000)......................................     $   23
The Ratios of operating expenses to average net assets without giving
 effect to the voluntary expense agreement would have been (%).......         --

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.
(d)The Portfolio has entered into arrangements with certain brokers who paid a portion of the Portfolio's expenses.

                See accompanying notes to financial statements.

                                    MSF-95

METROPOLITAN SERIES FUND, INC.

 JANUS MID CAP PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS


 INVESTMENT OBJECTIVE
 TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

 INCEPTION DATE  3/3/97

 ASSET CLASS
 MID CAP STOCKS

                                   NET ASSETS
                                  $1.1 BILLION

                               PORTFOLIO MANAGER
                               JAMES P. GOFF, CFA


PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the Janus Mid Cap Portfolio returned -37.3%, trailing its benchmark, the Standard & Poor's Mid Cap 400 Index/7/, which returned -0.6%. The average return of the Portfolio's peer group, the Lipper Variable Insurance Products Mid Cap Growth Funds universe/15/, was -23.3% for the same period. After a year of malaise, stocks gained sharply in November and December, making up much of the ground lost immediately following the events of September 11th. Select stocks that had suffered in the previous period rose dramatically at the expense of many healthcare and financial issues.

PORTFOLIO ACTIVITY
We had begun to ratchet down our technology positions throughout the second and third quarters as a defensive move. We also picked up additional healthcare and financial issues, which offered steadier performance, but still enjoyed attractive growth rates consistent with the Portfolio's objective. It's important to note that we haven't completely abandoned technology interests. Semiconductor and LED display maker Cree, for example, is among the Portfolio's top holdings. This innovative company's multi-pronged product mix includes long-life florescent lighting and other niches that we believe will drive strong growth for the rest of the decade.

AmeriCredit, a sub-prime auto loan provider, proved a challenging decision for us. Our early enthusiasm over the company's risk assessment prowess and market share gains was, at first, rewarded. But the stock suffered from a growing perception -- particularly by its own creditors --that loan defaults among its niche, high-risk customer base may increase in the shadow of rising unemployment. As a result, we sought to minimize our losses, and eliminated the position.

Energy-related holding Kinder Morgan was a "steady eddie" in an otherwise disastrous sector during the period as the Enron collapse wreaked havoc. While the prevailing investor sentiment eschewed energy stocks, Kinder Morgan held its ground, and surged at year end, while on a fast track to build new energy plants and gain significant market share in its natural gas pipeline enterprise.

PORTFOLIO OUTLOOK/A/
I believe that the tragedies of September 11 and the resulting government stimulus probably accelerated a potential upturn in the economy. While we won't likely return to the peak margins and capital spending experienced in the recent past, we may get in the ballpark. The fact remains that the Portfolio still trails its benchmark, and I'm being much more selective as a result.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                   % OF TOTAL
                  SECURITY                         NET ASSETS
                  -------------------------------------------
                  APOLLO GROUP, INC...............    4.8%
                  KINDER MORGAN, INC..............    4.2
                  CREE, INC.......................    3.7
                  EBAY, INC.......................    3.4
                  CROWN CASTLE INTERNATIONAL CORP.    3.4
                  PAYCHEX, INC....................    3.2
                  NVIDIA CORP.....................    3.0
                  CONCORD EFS, INC................    3.0
                  ENZON, INC......................    2.6
                  HUMAN GENOME SCIENCES, INC......    2.6


                See footnotes to Portfolio Manager Commentary.

                       A $10,000 INVESTMENT COMPARED TO
                       THE S&P MIDCAP INDEX SINCE 3/3/97

                                    [CHART]

                                        S&P MidCap
                   Janus Mid Cap         400 Index
                   -------------        ----------
 3/97                 10,000              10,000
12/97                 12,836              12,852
12/98                 17,610              15,308
12/99                 39,257              17,561
12/00                 26,993              20,633
12/01                 16,918              20,509


--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                                            S&P
                               JANUS MID CAP PORTFOLIO    MIDCAP
                             CLASS A CLASS B   CLASS E   400 INDEX
             1 Year           -37.3%    N/A       N/A      -0.6%
             3 Years           -1.3     N/A       N/A      10.2
             Since Inception   11.5   -32.5(a)  -23.3(b)   16.0

--------------------------------------------------------------------------------

(a)Inception date was January 2, 2001.
(b)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                                    MSF-96

METROPOLITAN SERIES FUND, INC.
JANUS MID CAP PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--95.0% OF TOTAL NET ASSETS



                                                             VALUE
          SHARES                                           (NOTE 1A)
                   AIR TRAVEL--2.1%
           706,290 RyanAir Holdings, Plc. (ADR).......... $ 22,636,595
                                                          ------------

                   BANKS--1.0%
           220,425 National Commerce Financial Corp......    5,576,752
           157,910 North Fork Bancorporation, Inc........    5,051,541
                                                          ------------
                                                            10,628,293
                                                          ------------

                   BROADCASTING--1.2%
           121,900 Entercom Communications Corp. (b).....    6,095,000
           275,460 Hispanic Broadcasting Corp. (b).......    7,024,230
                                                          ------------
                                                            13,119,230
                                                          ------------

                   BUSINESS SERVICES--13.3%
           208,615 Apollo Group, Inc. (c)................    6,798,763
           990,350 Apollo Group, Inc. (Class A)..........   44,575,654
         1,107,520 Cendant Corp. (b).....................   21,718,467
           118,615 Certegy, Inc..........................    4,059,005
           981,765 Concord EFS, Inc. (b) (c).............   32,182,257
           989,893 Paychex, Inc..........................   34,497,771
                                                          ------------
                                                           143,831,917
                                                          ------------

                   COMMUNICATION SERVICES--8.3%
         1,366,815 Charter Communications, Inc. (c)......   22,456,770
           525,270 Echostar Communications, Inc. (b) (c).   14,429,167
           534,340 Lamar Advertising Co..................   22,623,956
           323,060 TMP Worldwide, Inc. (c)...............   13,859,274
           567,020 Western Wireless Corp.................   16,018,315
                                                          ------------
                                                            89,387,482
                                                          ------------

                   COMMUNICATIONS--4.1%
         3,402,405 Crown Castle International Corp. (c)..   36,337,686
           565,420 SBA Communications Corp. (b)..........    7,361,768
                                                          ------------
                                                            43,699,454
                                                          ------------

                   COMPUTERS & BUSINESS EQUIPMENT--2.7%
            79,990 Brocade Communications Systems,
                    Inc. (b) (c).........................    2,649,269
           313,570 Ciena Corp. (b).......................    4,487,186
           823,110 Integrated Device Technology, Inc. (b)   21,886,495
                                                          ------------
                                                            29,022,950
                                                          ------------

                   CONSTRUCTION MATERIALS--2.6%
         1,097,460 Hanover Compressor Co. (b) (c)........   27,721,840
                                                          ------------

                   DOMESTIC OIL--2.8%
           277,540 EOG Resources, Inc....................   10,854,590
           652,970 Universal Compression Holdings (b)....   19,256,085
                                                          ------------
                                                            30,110,675
                                                          ------------

                                                               VALUE
         SHARES                                              (NOTE 1A)
                  DRUGS & HEALTH CARE--30.9%
          350,060 Abgenix, Inc............................. $ 11,776,018
          375,235 Andrx Corp...............................   26,420,296
          346,400 Apogent Technologies, Inc................    8,937,120
            5,895 Biomet, Inc..............................      182,156
          215,080 Cerus Corp. (b) (c)......................    9,839,910
          288,040 Community Health Systems, Inc............    7,345,020
          510,045 CuRagen Corp. (b)........................   11,409,707
          501,700 Enzon, Inc. (b)..........................   28,235,676
          140,130 Forest Laboratories, Inc. (b)............   11,483,653
          882,000 Health Management Associates (b).........   16,228,800
          827,270 Human Genome Sciences, Inc. (b)..........   27,895,544
          266,520 Invitrogen Corp. (b) (c).................   16,505,584
          358,193 King Pharmaceuticals, Inc. (b)...........   15,090,671
          253,060 Laboratory Corp. America Holdings (b)....   20,459,901
           47,645 Manor Care, Inc. (b).....................    1,129,663
          298,015 McKesson Corp............................   11,145,761
          647,985 Medarex, Inc. (c)........................   11,637,811
          747,965 Millennium Pharmaceuticals (b) (c).......   18,332,622
          273,470 OSI Pharmaceuticals, Inc.................   12,508,518
          204,465 Quest Diagnostics, Inc. (b)..............   14,662,185
          265,470 Sepracor, Inc. (b) (c)...................   15,147,718
          281,295 St. Jude Medical, Inc. (b)...............   21,842,557
          264,055 Stryker Corp. (b) (c)....................   15,412,890
                                                            ------------
                                                             333,629,781
                                                            ------------

                  ELECTRICAL EQUIPMENT--0.3%
          139,550 Plexus Corp. (b).........................    3,706,448
                                                            ------------

                  ELECTRONICS--4.1%
        1,362,805 Cree, Inc. (c)...........................   40,148,235
          275,885 Symbol Technologies, Inc.................    4,381,054
                                                            ------------
                                                              44,529,289
                                                            ------------

                  FINANCIAL SERVICES--0.8%
          211,885 Moody's Corp.............................    8,445,736
                                                            ------------

                  GAS & PIPELINE UTILITIES--4.2%
          820,895 Kinder Morgan, Inc. (c)..................   45,715,643
                                                            ------------

                  HOTELS & RESTAURANTS--0.4%
          137,120 Starwood Hotels & Resorts Worldwide, Inc.
                   (Class B)...............................    4,093,032
                                                            ------------

                  INSURANCE--3.9%
          425,550 AFLAC, Inc...............................   10,451,508
          122,985 Everest Reinsurance Group, Ltd...........    8,695,039
          202,690 MGIC Investment Corp.....................   12,510,027

                See accompanying notes to financial statements.

                                    MSF-97

METROPOLITAN SERIES FUND, INC.
JANUS MID CAP PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                            VALUE
         SHARES                                           (NOTE 1A)

                 INSURANCE--(CONTINUED)
          63,535 Renaissancere Holdings................ $    6,061,239
          80,030 W.R. Berkley Corp. (b)................      4,297,611
                                                        --------------
                                                            42,015,424
                                                        --------------

                 INTERNET--0.8%
         810,780 E*Trade Group, Inc. (b) (c)...........      8,310,495
                                                        --------------

                 RADIO--0.5%
         217,890 Cox Radio, Inc........................      5,551,837
                                                        --------------

                 RETAIL--3.4%
         553,755 eBay, Inc. (b) (c)....................     37,046,209
                                                        --------------

                 SOFTWARE--7.5%
          63,370 Affiliated Computer Services, Inc. (b)      6,725,458
         159,075 Amdocs, Ltd. (c)......................      5,403,778
         499,610 Cadence Design Systems, Inc. (b) (c)..     10,951,451
         428,425 Electronic Arts, Inc. (b).............     25,684,079
         483,980 Nvidia Corp. (b)......................     32,378,262
                                                        --------------
                                                            81,143,028
                                                        --------------

                 TRUCKING & FREIGHT FORWARDING--0.1%
          22,545 Expeditors International Washington,
                  Inc. (c).............................      1,283,938
                                                        --------------
                 Total Common Stocks
                  (Identified Cost $1,162,920,409).....  1,025,629,296
                                                        --------------

 SHORT TERM INVESTMENTS--6.3%

          FACE
         AMOUNT

                      COMMERCIAL PAPER--6.3%
       $54,600,000    General Electric Capital Corp.
                       1.800%, 01/02/02.....................     54,597,270
        13,000,000    Prudential Funding Corp.
                       1.720%, 01/02/02.....................     12,999,379
                                                             --------------
                                                                 67,596,649
                                                             --------------
                      Total Short Term Investments
                       (Identified Cost $67,596,649)........     67,596,649
                                                             --------------
                      Total Investments--101.3%
                        (Identified Cost $1,230,517,058) (a)  1,093,225,945
                      Other assets less liabilities.........    (13,604,754)
                                                             --------------
                      TOTAL NET ASSETS--100%................ $1,079,621,191
                                                             ==============

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized depreciation on investments based on cost of $1,237,281,195 for federal income tax purposes was as follows:

       Aggregate gross unrealized appreciation for all
       investments in which there is an excess of value
       over tax cost......................................... $  86,420,016
       Aggregate gross unrealized depreciation for all
       investments in which there is an excess of tax cost
       over value............................................  (230,475,266)
                                                              -------------
       Net unrealized depreciation........................... $(144,055,250)
                                                              =============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of June 30, 2001, the market value of securities loaned was $111,373,658 with collateral backing valued at $118,200,877.

Key to Abbreviations:
ADR--AnAmerican Depositary Receipt (ADR) is a certificate issued by a Custodian
       Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.

                See accompanying notes to financial statements.

                                    MSF-98

METROPOLITAN SERIES FUND
JANUS MID CAP PORTFOLIO


 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value...............              $1,093,225,945
         Cash...............................                     196,706
         Receivable for:
          Fund shares sold..................                   1,208,234
          Dividends and interest............                     113,827
          Collateral for securities loaned..                 118,200,877
          Prepaid expense...................                       7,588
                                                          --------------
           Total Assets.....................               1,212,953,177
       LIABILITIES
         Payable for:
          Fund shares redeemed.............. $    382,940
          Securities purchased..............   14,081,170
          Return of collateral for
           securities loaned................  118,200,877
         Accrued expenses:
          Management fees...................      615,473
          Service and distribution fees
           Class B..........................        2,486
          Other expenses....................       49,040
                                             ------------
           Total Liabilities................                 133,331,986
                                                          --------------
       NET ASSETS...........................              $1,079,621,191
                                                          ==============
         Net assets consist of:
          Capital paid in...................              $1,859,581,647
         Accumulated net realized gains
          (losses)..........................                (642,669,343)
         Unrealized appreciation
          (depreciation) on investments.....                (137,291,113)
                                                          --------------
       NET ASSETS...........................              $1,079,621,191
                                                          ==============
       Computation of offering price:
       CLASS A
       Net asset value and redemption
        price per share
        ($1,067,259,379 divided by
        72,780,801 shares of beneficial
        interest)...........................              $        14.66
                                                          ==============
       CLASS B
       Net asset value and redemption
        price per share ( $12,333,557
        divided by 850,651 shares of
        beneficial interest)................              $        14.50
                                                          ==============
       CLASS E
       Net asset value and redemption
        price per share ( $28,255
        divided by 1,937 shares of
        beneficial interest)................              $        14.58
                                                          ==============
       Identified cost of investments.......              $1,230,517,058
                                                          ==============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

     INVESTMENT INCOME
       Dividends..........................                $   3,145,188
       Interest...........................                    4,156,671(a)
                                                          -------------
                                                              7,301,859
     EXPENSES
       Management fees.................... $   8,632,720
       Service and distribution fees--
        Class B...........................        19,674
       Directors' fees and expenses.......        11,746
       Custodian..........................       222,252
       Audit and tax services.............        21,863
       Legal..............................         4,324
       Printing...........................       531,746
       Insurance..........................         9,551
       Miscellaneous......................           491
                                           -------------
         Total expenses...................                    9,454,367
                                                          -------------
     NET INVESTMENT LOSS..................                   (2,152,508)
                                                          -------------
     REALIZED AND UNREALIZED GAIN
      (LOSS)
     Realized gain (loss) on:
       Investments--net...................  (634,471,719)
       Foreign currency transactions--net.          (390)  (634,472,109)
                                           -------------  -------------
     Unrealized appreciation
      (depreciation) on:
       Investments--net...................   (20,879,984)
       Foreign currency transactions--net.          (944)   (20,880,928)
                                           -------------  -------------
     Net gain (loss)......................                 (655,353,037)
                                                          -------------
     NET INCREASE (DECREASE) IN NET
      ASSETS FROM OPERATIONS..............                $(657,505,545)
                                                          =============

(a)Income on securities loaned $465,573

                See accompanying notes to financial statements.

                                    MSF-99

METROPOLITAN SERIES FUND, INC.
JANUS MID CAP PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS




                                                                       YEAR ENDED      YEAR ENDED
                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          2001            2000
                                                                     --------------  --------------
FROM OPERATIONS
  Net investment loss............................................... $   (2,152,508) $   (7,724,588)
  Net realized gain (loss)..........................................   (634,472,109)      2,341,531
  Unrealized appreciation (depreciation)............................    (20,880,928)   (848,073,092)
                                                                     --------------  --------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................   (657,505,545)   (853,456,149)
                                                                     --------------  --------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net realized gain.................................................
   Class A..........................................................              0    (169,399,200)
                                                                     --------------  --------------
  TOTAL DISTRIBUTIONS...............................................              0    (169,399,200)
                                                                     --------------  --------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.    (46,252,004)    874,437,035
                                                                     --------------  --------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   (703,757,549)   (148,418,314)

NET ASSETS
  Beginning of the year.............................................  1,783,378,740   1,931,797,054
                                                                     --------------  --------------
  End of the year................................................... $1,079,621,191  $1,783,378,740
                                                                     ==============  ==============
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $        1,195  $            0
                                                                     ==============  ==============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                       YEAR ENDED                  YEAR ENDED
                                                                    DECEMBER 31, 2001          DECEMBER 31, 2000
                                                               --------------------------  -------------------------
                                                                 SHARES           $          SHARES          $
                                                               -----------  -------------  ----------  -------------
CLASS A
  Sales.......................................................  15,189,049  $ 248,620,200  24,868,030  $ 909,480,986
  Reinvestments...............................................           0              0   5,217,765    169,399,200
  Redemptions................................................. (18,675,450)  (309,987,429) (6,692,738)  (204,443,151)
                                                               -----------  -------------  ----------  -------------
  Net increase (decrease).....................................  (3,486,401) $ (61,367,229) 23,393,057  $ 874,437,035
                                                               ===========  =============  ==========  =============
CLASS B
  Sales.......................................................   1,105,746  $  19,147,167           0  $           0
  Reinvestments...............................................           0              0           0              0
  Redemptions.................................................    (255,095)    (4,059,999)          0              0
                                                               -----------  -------------  ----------  -------------
  Net increase (decrease).....................................     850,651  $  15,087,168           0  $           0
                                                               ===========  =============  ==========  =============
CLASS E
  Sales.......................................................       1,937  $      28,057           0  $           0
  Reinvestments...............................................           0              0           0              0
  Redemptions.................................................           0              0           0              0
                                                               -----------  -------------  ----------  -------------
  Net increase (decrease).....................................       1,937  $      28,057           0  $           0
                                                               ===========  =============  ==========  =============
  Increase (decrease) derived from capital share transactions.  (2,633,813) $ (46,252,004) 23,393,057  $ 874,437,035
                                                               ===========  =============  ==========  =============


                See accompanying notes to financial statements.

                                    MSF-100

METROPOLITAN SERIES FUND, INC.
JANUS MID CAP PORTFOLIO

 FINANCIAL HIGHLIGHTS



                                                                  CLASS A                                  CLASS B
                                       ----------------------------------------------------------     ------------------
                                                                                     MARCH 3, 1997(A) JANUARY 2, 2001(A)
                                                  YEAR ENDED DECEMBER 31,                THROUGH           THROUGH
                                       --------------------------------------------    DECEMBER 31,      DECEMBER 31,
                                          2001        2000        1999       1998          1997              2001
                                       ----------  ----------  ----------  --------  ---------------- ------------------
NET ASSET VALUE, BEGINNING OF
 PERIOD............................... $    23.38  $    36.54  $    17.44  $  12.77      $  10.00          $ 21.47
                                       ----------  ----------  ----------  --------      --------          -------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (Loss)........      (0.03)      (0.10)      (0.05)    (0.02)         0.01            (0.04)
  Net Realized and Unrealized Gain
   (Loss) on Investments..............      (8.69)     (10.66)      21.14      4.77          2.81            (6.93)
                                       ----------  ----------  ----------  --------      --------          -------
  Total From Investment operations....      (8.72)     (10.76)      21.09      4.75          2.82            (6.97)
                                       ----------  ----------  ----------  --------      --------          -------
LESS DISTRIBUTIONS
  Distributions From Net Investment
   Income.............................       0.00        0.00        0.00      0.00         (0.01)            0.00
  Distributions From Net Realized
   Capital Gains......................       0.00       (2.40)      (1.99)    (0.08)        (0.04)            0.00
                                       ----------  ----------  ----------  --------      --------          -------
  Total Distributions.................       0.00       (2.40)      (1.99)    (0.08)        (0.05)            0.00
                                       ----------  ----------  ----------  --------      --------          -------
NET ASSET VALUE, END OF PERIOD........ $    14.66  $    23.38  $    36.54  $  17.44      $  12.77          $ 14.50
                                       ==========  ==========  ==========  ========      ========          =======
Total Return (%)......................      (37.3)      (31.3)      122.9      37.2          28.2 (b)        (32.5)(b)
Ratio of Operating Expenses to Average
 Net Assets (%).......................       0.74        0.70        0.71      0.81          0.85 (c)         0.99 (c)
Ratio of Net Investment Income to
 Average Net Assets (%)...............      (0.17)      (0.33)      (0.41)    (0.22)         0.10 (c)        (0.40)(c)
Portfolio Turnover Rate (%)...........        105         118         103       107            75 (c)          105
Net Assets, End of Period (000)....... $1,067,259  $1,783,379  $1,931,797  $371,504      $103,852          $12,334
The Ratios of operating expenses to
 average net assets without giving
 effect to the voluntary expense
 agreement would have been (%)........         --          --          --        --          0.99 (c)           --

                                          CLASS E
                                       --------------
                                       MAY 1, 2001(A)
                                          THROUGH
                                        DECEMBER 31,
                                            2001
                                       --------------
NET ASSET VALUE, BEGINNING OF
 PERIOD...............................     $19.02
                                           ------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (Loss)........       0.00
  Net Realized and Unrealized Gain
   (Loss) on Investments..............      (4.44)
                                           ------
  Total From Investment operations....      (4.44)
                                           ------
LESS DISTRIBUTIONS
  Distributions From Net Investment
   Income.............................       0.00
  Distributions From Net Realized
   Capital Gains......................       0.00
                                           ------
  Total Distributions.................       0.00
                                           ------
NET ASSET VALUE, END OF PERIOD........     $14.58
                                           ======
Total Return (%)......................      (23.3)(b)
Ratio of Operating Expenses to Average
 Net Assets (%).......................       0.89 (c)
Ratio of Net Investment Income to
 Average Net Assets (%)...............      (0.22)(c)
Portfolio Turnover Rate (%)...........        105
Net Assets, End of Period (000).......     $   28
The Ratios of operating expenses to
 average net assets without giving
 effect to the voluntary expense
 agreement would have been (%)........         --

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.

                See accompanying notes to financial statements.

                                    MSF-101

METROPOLITAN SERIES FUND, INC.

 METLIFE MID CAP STOCK INDEX PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS


 INVESTMENT OBJECTIVE
 TO EQUAL THE
 PERFORMANCE
 OF THE STANDARD
 & POOR'S MIDCAP
 400 COMPOSITE
 STOCK PRICE INDEX.

 INCEPTION
DATE  7/5/00

 ASSET CLASS
 MID CAP STOCKS

                                  NET ASSETS
                                $103.4 MILLION

                              PORTFOLIO MANAGMENT
                                    METLIFE
                                  INVESTMENT
                                  DEPARTMENT



PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the MetLife Mid Cap Stock Index Portfolio returned -1.2%. Its benchmark, the Standard & Poor's Mid Cap 400 Index/7/, returned -0.6% over the same time period. Dividend income accounted for 1.04% of this year's total return. This was only the second time the Index posted a negative return in the last eleven years. Similar to the larger capitalization S&P 500, the S&P MidCap 400 Index also rallied, up 26%, between September 21 and the end of the year. Mid Cap stocks outperformed large-cap stocks for the second year in a row beating the S&P 500 by 11.2%.

PORTFOLIO ACTIVITY
Only three sectors, consumer cyclicals, up 11.3%, consumer staples, up 15.1%, and capital goods, up 15.6% experienced significant positive returns this year. The three worst performing sectors were technology, down 8.8%, energy, down 18.3%, and utilities down 13.2%. The contribution of the three worst performing sectors offset any positive performance resulting in a benchmark return that was essentially flat for the year.

The three largest names to impact performance in 2001 were Millennium Pharmaceuticals, down 60.3%, Waters Corp, down 53.5%, and Nvidia, up 308.3%. There were fifty-four additions and deletions in the benchmark this year and turnover was approximately 13.0% for the year. This figure represents a significant decrease over the benchmark's 28.8% turnover last year.

PORTFOLIO OUTLOOK/A/
Factors that could impact stock prices in the coming quarter include developments in the War on Terrorism, the Federal Reserve's interest rate policy, corporate earnings, unemployment trends, and the timing of any potential recovery in the U.S. economy.



                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                    % OF TOTAL
                 SECURITY                           NET ASSETS
                 ---------------------------------------------
                 *MIDCAP SPDR TRUST SERIES 1.......    2.4%
                 IDEC PHARMACEUTICALS CORP.........    1.2
                 ELECTRONIC ARTS, INC..............    0.9
                 SUNDGARD DATA SYSTEMS, INC........    0.9
                 M&T BANK CORP.....................    0.8
                 QUEST DIAGNOSTICS, INC............    0.8
                 MARSHALL & ILSLEY CORP............    0.8
                 AFFILIATED COMPUTER SERVICES, INC.    0.7
                 GILEAD SCIENCES, INC..............    0.7
                 DST SYSTEMS, INC..................    0.7

 *Please note that this security is an investment fund and not a common stock.

    A $10,000 INVESTMENT COMPARED TO THE S&P MIDCAP 400 INDEX SINCE 7/5/00

                See footnotes to Portfolio Manager Commentary.


                                     [CHART]

                   Metlife Midcap       S&P MidCap
                    Index Fund           400 Index
                     --------            --------
7/30/2000             10,000              10,000
12/31/2000            10,685              10,783
12/31/2001            10,558              10,718


--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                                           S&P
                                     METLIFE MID CAP      MIDCAP
                                  STOCK INDEX PORTFOLIO    400
                                CLASS A CLASS B  CLASS E  INDEX
                1 Year           -1.2%    N/A      N/A     -0.6%
                Since Inception   3.7     3.1(a)  -0.9(b)   4.7

--------------------------------------------------------------------------------

(a)Inception date was January 2, 2001.
(b)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                                    MSF-102

METROPOLITAN SERIES FUND, INC.
METLIFE MID CAP STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--97.9% OF TOTAL NET ASSETS



                                                             VALUE
          SHARES                                           (NOTE 1A)
                  AEROSPACE & DEFENSE--0.3%
            3,873 Ametek Aerospace Products, Inc......... $    123,510
            6,015 Precision Castparts Corp...............      169,924
            1,220 Sequa Corp. (b)........................       57,974
                                                          ------------
                                                               351,408
                                                          ------------

                  AIR TRAVEL--0.1%
            3,109 Alaska Air Group, Inc. (b).............       90,472
                                                          ------------

                  APPAREL & TEXTILES--0.4%
            5,110 Coach, Inc.............................      199,188
            4,542 Timberland Co. (b).....................      168,417
            6,001 Unifi, Inc. (b)........................       43,507
                                                          ------------
                                                               411,112
                                                          ------------

                  AUTO PARTS--1.2%
            7,736 ArvinMeritor, Inc......................      151,935
            2,424 Bandag, Inc. (b).......................       84,258
            3,089 Borg Warner Automotive, Inc. (b) (c)...      161,400
            5,250 Federal Signal Corp. (c)...............      116,918
            8,757 Gentex Corp. (b).......................      234,075
            7,502 Lear Corp. (b).........................      286,126
            3,880 Modine Manufacturing Co................       90,520
            3,043 Superior Industries International, Inc.      122,481
                                                          ------------
                                                             1,247,713
                                                          ------------

                  BANKS--9.6%
            7,685 Associated Banc Corp...................      271,204
           10,794 Astoria Financial Corp. (c)............      285,609
           17,782 Banknorth Group, Inc...................      400,451
            5,649 City National Corp.....................      264,656
           13,478 Colonial Bancgroup, Inc. (b)...........      189,905
           14,917 Compass Bancshares, Inc................      422,151
           14,815 First Tennessee National Corp. (c).....      537,192
            5,594 First Virginia Banks, Inc..............      283,951
            9,925 Firstmerit Corp........................      268,868
           15,855 Golden State Bancorp, Inc. (c).........      414,608
            5,857 Greater Bay Bancorp (c)................      167,393
           11,717 Greenpoint Financial Corp..............      418,883
           18,579 Hibernia Corp..........................      330,520
            6,881 Independence Community Bank Corp.......      156,611
           11,054 M&T Bank Corp..........................      805,284
           12,349 Marshall & Ilsley Corp.................      781,445
            8,168 Mercantile Bankshares Corp.............      351,551
           23,809 National Commerce Financial Corp.......      602,368
           11,967 New York Community Bancorp, Inc. (c)...      273,685
           19,004 North Fork Bancorporation, Inc. (c)....      607,938
            8,985 Pacific Century Financial Corp. (b)....      232,622
            5,742 Provident Financial Group, Inc. (c)....      150,900
           10,286 Roslyn Bancorp, Inc. (b)...............      180,005

                                                             VALUE
         SHARES                                            (NOTE 1A)
                BANKS--(CONTINUED)
          5,406 Silicon Valley Bancshares (b) (c)........ $    144,502
         28,817 Sovereign Bancorp, Inc. (c)..............      352,720
          8,994 TCF Financial Corp. (c)..................      431,532
          5,786 Webster Financial Corp. (b)..............      182,433
          4,046 Westamerica Bancorporation...............      160,100
          3,816 Wilmington Trust Corp....................      241,591
                                                          ------------
                                                             9,910,678
                                                          ------------

                BIOTECHNOLOGY--0.5%
          6,909 Edwards Lifesciences Corp. (b)...........      190,896
         10,324 Protein Design Laboratories, Inc. (b) (c)      338,627
                                                          ------------
                                                               529,523
                                                          ------------

                BROADCASTING--0.7%
         12,690 Hispanic Broadcasting Corp. (b)..........      323,595
         12,552 Westwood One, Inc. (b)...................      377,188
                                                          ------------
                                                               700,783
                                                          ------------

                BUILDING & CONSTRUCTION--0.7%
          8,417 American Standard Cos., Inc. (b).........      574,292
          4,565 York International Corp..................      174,063
                                                          ------------
                                                               748,355
                                                          ------------

                BUSINESS SERVICES--5.6%
         13,383 Apollo Group, Inc........................      602,369
          2,887 Banta Corp...............................       85,224
          6,213 CSG Systems International, Inc. (b)......      251,316
         17,130 Ceridian Corp............................      321,187
          8,045 Certegy, Inc.............................      275,300
          9,016 Checkfree Corp. (b) (c)..................      162,288
          7,356 ChoicePoint, Inc. (b)....................      372,876
          5,644 Covanta Energy Corp. (b).................       25,511
          8,191 Devry, Inc. (b)..........................      233,034
          9,190 Dun & Bradstreet Corp. (b)...............      324,407
          3,964 Education Management Corp. (b)...........      143,695
          6,861 HON Industries, Inc......................      189,707
          4,207 Kelly Services, Inc......................       92,091
          4,397 Korn/Ferry International (b).............       46,828
          8,903 Manpower, Inc. (c).......................      300,120
          8,829 Miller Herman, Inc.......................      208,894
         11,479 Modis Professional Services, Inc. (b)....       81,960
          3,024 NCO Group, Inc. (b) (c)..................       69,250
          6,349 Pittston Brink's Group...................      140,313
         19,784 Republic Services, Inc...................      395,086
          8,385 Reynolds & Reynolds Co...................      203,336
          3,544 Rollins, Inc.............................       70,880
          7,197 Sotheby's Holdings, Inc. (b).............      119,542
          4,534 Sylvan Learning Systems, Inc. (b)........      100,065
          6,887 The Bisys Group, Inc. (b) (c)............      440,699

                See accompanying notes to financial statements.

                                    MSF-103

METROPOLITAN SERIES FUND, INC.
METLIFE MID CAP STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                            VALUE
           SHARES                                         (NOTE 1A)

                   BUSINESS SERVICES--(CONTINUED)
             6,269 Valassis Communications, Inc. (b).... $    223,302
            10,335 Viad Corp............................      244,733
             4,810 Wallace Computer Series, Inc.........       91,342
                                                         ------------
                                                            5,815,355
                                                         ------------

                   CHEMICALS--2.7%
             3,425 A. Schulman, Inc.....................       46,751
             8,101 Airgas, Inc. (b).....................      122,487
             5,301 Albemarle Corp.......................      127,224
             7,336 Cabot Corp...........................      261,895
             2,816 Cabot Microelectronics Corp. (b) (c).      223,168
            13,050 Crompton Corp........................      117,450
             4,645 Cytec Industries, Inc. (b) (c).......      125,415
             3,670 FMC Corp. (b)........................      218,365
             4,019 Ferro Corp. (c)......................      103,690
             3,318 H.B. Fuller Co.......................       95,459
            13,328 IMC Global, Inc......................      173,264
             6,011 Lubrizol Corp. (b)...................      210,926
            13,664 Lyondell Chemical Co. (c)............      195,805
             2,298 Minerals Technologies, Inc...........      107,179
             5,100 Olin Corp............................       82,314
            11,863 RPM, Inc.............................      171,539
            12,164 Solutia, Inc.........................      170,539
             5,796 Valspar Corp. (c)....................      229,522
                                                         ------------
                                                            2,782,992
                                                         ------------

                   COMMUNICATION SERVICES--3.3%
            12,868 A.H. Belo Corp.......................      241,275
            25,396 Broadwing, Inc. (b)..................      241,262
             6,451 Catalina Marketing Corp. (b).........      223,850
             5,555 Emmis Communications Corp. (b) (c)...      131,320
             5,317 Entercom Communications Corp. (b) (c)      265,850
             7,375 Harte Hanks, Inc.....................      207,754
             5,147 Lee Enterprises, Inc.................      187,196
             5,947 Macrovision Corp. (b) (c)............      209,453
             2,694 Media General, Inc...................      134,242
             6,366 Price Communications Corp. (b).......      121,527
             4,127 Scholastic Corp. (b) (c).............      207,712
             6,852 Telephone & Data Systems, Inc........      614,967
             1,111 Washington Post Co. (Class B)........      588,830
                                                         ------------
                                                            3,375,238
                                                         ------------

                   COMMUNICATIONS--2.6%
             6,303 Cooper Cameron Corp. (b).............      254,389
             4,991 Dycom Industries, Inc. (b) (c).......       83,400
            15,751 Ensco International, Inc. (c)........      391,412
             4,827 Granite Construction, Inc............      116,234
            12,622 Grant Prideco, Inc. (b)..............      145,153
             5,944 Helmerich And Payne, Inc.............      198,411

                                                              VALUE
         SHARES                                             (NOTE 1A)

                COMMUNICATIONS--(CONTINUED)
          3,143 Jacobs Engineering Group, Inc. (b)........ $    207,438
         15,536 Pride International, Inc..................      234,594
          7,012 Quanta Services, Inc. (b) (c).............      108,195
          7,110 Tidewater, Inc............................      241,029
         11,234 Varco International, Inc. (b).............      168,285
         13,428 Weatherford International, Inc. (b) (c)...      500,327
                                                           ------------
                                                              2,648,867
                                                           ------------

                COMPUTERS & BUSINESS EQUIPMENT--6.9%
         40,685 3Com Corp. (b)............................      259,570
          4,633 Adtran, Inc. (b)..........................      118,234
          9,527 Advanced Fibre Communications (b) (c).....      168,342
         54,198 Atmel Corp. (b)...........................      399,439
          9,127 Cirrus Logic, Inc. (b)....................      120,659
          6,033 Commscope, Inc. (b).......................      128,322
          6,994 Credence Systems Corp. (b) (c)............      129,879
          8,459 Cree, Inc. (b) (c)........................      249,202
         14,073 Cypress Semiconductor Corp. (b)...........      280,475
          3,115 DSP Group, Inc. (b).......................       72,455
         22,678 Enterasys Networks, Inc...................      200,700
          3,725 FEI Co. (b)...............................      117,375
         11,450 Fairchild Semiconductor International.....      322,283
          4,557 Infocus Corp. (b) (c).....................      100,345
         12,191 Integrated Device Technology, Inc. (b) (c)      324,159
          7,412 International Rectifier Corp. (b) (c).....      258,531
          4,587 L-3 Communications Holdings, Inc. (b) (c).      412,830
          5,651 LTX Corp. (b).............................      118,332
         14,678 Lam Research Corp. (b)....................      340,823
         12,815 Lattice Semiconductor Corp. (b) (c).......      263,605
          4,337 MIPS Technologies, Inc. (Class B) (b).....       34,609
         13,151 McData Corp. (c)..........................      322,199
         10,886 Micrel, Inc. (b)..........................      285,540
         15,598 Microchip Technology, Inc. (b)............      604,267
          5,488 Plantronics, Inc. (b) (c).................      140,712
         10,547 Polycom, Inc. (b).........................      359,336
          7,516 Powerwave Technologies, Inc. (b) (c)......      129,876
         18,187 Quantum Corp. (b).........................      179,142
          7,983 Sandisk Corp. (b) (c).....................      114,955
          8,229 Semtech Corp. (b) (c).....................      293,693
         12,307 Storage Technology Corp. (b)..............      254,386
         10,697 Transwitch Corp. (b)......................       48,137
                                                           ------------
                                                              7,152,412
                                                           ------------

                CONSTRUCTION MATERIALS--0.6%
          3,554 Carlisle Cos., Inc. (c)...................      131,427
          7,410 Hanover Compressor Co. (b) (c)............      187,177
          5,677 Martin Marietta Materials, Inc............      264,548
                                                           ------------
                                                                583,152
                                                           ------------

                See accompanying notes to financial statements.

                                    MSF-104

METROPOLITAN SERIES FUND, INC.
METLIFE MID CAP STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                            VALUE
          SHARES                                          (NOTE 1A)

                 CONTAINERS & GLASS--0.6%
           5,855 Longview Fibre Co...................... $     69,148
          12,352 Packaging Corp of America (b)..........      224,189
          11,178 Sonoco Products Co.....................      297,111
                                                         ------------
                                                              590,448
                                                         ------------

                 COSMETICS & TOILETRIES--0.1%
           8,630 Perrigo Co. (b)........................      102,007
                                                         ------------

                 DOMESTIC OIL--2.6%
           7,483 Equitable Resources, Inc...............      254,946
           1,324 FMC Technologies, Inc..................       21,780
           5,468 Forest Oil Corp. (b)...................      154,252
           5,320 Murphy Oil Corp. (c)...................      447,093
           9,496 National-Oilwell, Inc. (b).............      195,713
           6,646 Noble Affiliates, Inc..................      234,537
          20,104 Ocean Energy, Inc. (b).................      385,997
           9,281 Pennzoil-Quaker State Co...............      134,111
          11,427 Pioneer Natural Resources Co. (b)......      220,084
          12,595 Valero Energy Corp. (c)................      480,121
           3,817 Western Gas Resources, Inc.............      123,365
                                                         ------------
                                                            2,651,999
                                                         ------------

                 DRUGS & HEALTH CARE--11.2%
          12,401 Apogent Technologies, Inc..............      319,946
           6,400 Apria Healthcare Group, Inc. (b).......      159,936
           7,131 Beckman Coulter, Inc...................      315,903
           6,519 COR Therapeutics, Inc. (b) (c).........      156,000
           6,952 Covance, Inc. (b) (c)..................      157,810
          13,569 Cytyc Corp. (b)........................      354,151
           6,078 Dentsply International, Inc............      305,116
           9,263 Express Scripts, Inc. (b) (c)..........      433,138
          11,654 First Health Group Corp. (b) (c).......      288,320
          11,226 Gilead Sciences, Inc. (b)..............      737,773
          14,443 Health Net, Inc. (b) (c)...............      314,569
           4,994 Henry Schein, Inc. (b).................      184,928
           7,337 Hillenbrand Industries, Inc............      405,516
           9,565 ICN Pharmaceuticals, Inc. (c)..........      320,427
          17,844 IDEC Pharmaceuticals Corp. (b) (c).....    1,229,987
           7,726 Incyte Genomics, Inc. (b)..............      150,193
          23,092 Ivax Corp. (b).........................      465,073
           4,595 Lifepoint Hospitals, Inc. (b)..........      156,414
          12,592 Lincare Holdings, Inc. (b).............      360,761
          25,899 Millennium Pharmaceuticals (b) (c).....      634,784
          14,727 Mylan Laboratories, Inc................      552,262
          10,935 Omnicare, Inc. (c).....................      272,063
          10,752 Oxford Health Plans, Inc. (b) (c)......      324,065
           3,952 PacifiCare Health Systems, Inc. (b) (c)       63,232
           7,930 Patterson Dental Co. (c)...............      324,575
          11,182 Quest Diagnostics, Inc. (b)............      801,861

                                                                  VALUE
     SHARES                                                     (NOTE 1A)

             DRUGS & HEALTH CARE--(CONTINUED)
       9,141 Sepracor, Inc. (b) (c)........................... $    521,585
       8,057 Steris Corp. (b).................................      147,201
       8,429 Triad Hospitals, Inc. (b) (c)....................      247,391
       4,187 Trigon Healthcare, Inc. (b) (c)..................      290,787
       7,043 Universal Health Services, Inc. (Class B) (b) (c)      301,300
       6,426 VISX, Inc. (b)...................................       85,145
       8,728 Vertex Pharmaceuticals, Inc. (b).................      214,622
                                                               ------------
                                                                 11,596,834
                                                               ------------

             ELECTRIC UTILITIES--3.9%
       9,734 ALLETE, Inc......................................      245,297
      10,281 Alliant Corp.....................................      312,131
       3,109 Black Hills Corp. (b)............................      105,209
       5,291 Cleco Corp.......................................      116,243
      10,418 Conectiv, Inc....................................      255,137
      14,783 DPL, Inc.........................................      355,975
       6,564 DQE, Inc. (c)....................................      124,257
      13,665 Energy East Corp. (c)............................      259,498
       7,265 Great Plains Energy, Inc.........................      183,078
       3,966 Hawaiian Electric Industries, Inc................      159,750
       4,394 Idacorp, Inc. (c)................................      178,396
      11,778 Montana Power Co. (b)............................       67,723
       6,228 NSTAR............................................      279,326
      16,395 Northeast Utilities..............................      289,044
       9,152 OGE Energy Corp. (c).............................      211,228
      12,568 Potomac Electric Power Co........................      283,660
       4,595 Public Service Co................................      128,430
      10,120 Puget Energy, Inc. (c)...........................      221,527
      13,629 Wisconsin Energy Corp............................      307,470
                                                               ------------
                                                                  4,083,379
                                                               ------------

             ELECTRICAL EQUIPMENT--2.0%
       7,733 Harris Corp......................................      235,934
       6,872 Hubbell, Inc.....................................      201,899
       4,859 Plexus Corp. (b) (c).............................      129,055
      19,496 RF Micro Devices, Inc. (b).......................      374,908
       4,714 SPX Corp. (b) (c)................................      645,347
       2,182 Tecumseh Products Co.............................      110,475
      18,633 Vishay Intertechnology, Inc. (b).................      363,343
                                                               ------------
                                                                  2,060,961
                                                               ------------

             ELECTRONICS--1.7%
      11,664 Arrow Electronics, Inc...........................      348,754
      13,784 Avnet, Inc.......................................      351,078
       8,353 Diebold, Inc.....................................      337,795
      10,022 Kemet Corp. (b)..................................      177,890
       4,268 Newport Corp. (c)................................       82,287
       6,449 Technologies Data Corp. (b) (c)..................      279,113

                See accompanying notes to financial statements.

                                    MSF-105

METROPOLITAN SERIES FUND, INC.
METLIFE MID CAP STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                           VALUE
           SHARES                                        (NOTE 1A)
                  ELECTRONICS--(CONTINUED)
            4,570 Teleflex, Inc........................ $    216,207
                                                        ------------
                                                           1,793,124
                                                        ------------

                  FINANCE & BANKING--0.5%
           13,851 Dime Bancorp, Inc....................      499,744
                                                        ------------

                  FINANCIAL SERVICES--3.7%
            9,202 A.G. Edwards, Inc....................      406,452
            9,868 Americredit Corp. (b) (c)............      311,335
            8,087 Eaton Vance Corp. (c)................      287,493
            7,079 Indymac Bancorp, Inc. (b)............      165,507
            5,684 Investment Technology Group, Inc. (b)      222,074
            3,728 Investors Financial Services Corp....      246,831
            6,869 Labranche & Co., Inc. (b)............      236,706
            7,797 Legg Mason, Inc. (c).................      389,694
            6,495 Leucadia National Corp...............      187,511
            7,447 Metris Cos., Inc. (c)................      191,462
            8,234 Neuberger Berman, Inc. (c)...........      361,473
           12,639 SEI Investments Co. (c)..............      570,145
            9,360 Waddell & Reed Financial, Inc........      301,392
                                                        ------------
                                                           3,878,075
                                                        ------------

                  FOOD & BEVERAGES--2.9%
            5,023 Dean Foods Co. (c)...................      342,545
            6,559 Dole Food, Inc.......................      175,978
            4,033 Dreyer's Grand Ice Cream, Inc. (c)...      155,311
           16,272 Hormel Foods Corp. (c)...............      437,229
            5,914 Interstate Bakeries Corp.............      143,000
            8,084 McCormick & Co., Inc.................      339,285
           18,205 PepsiAmericas, Inc...................      251,229
            5,509 Sensient Technologies Corp. (c)......      114,642
           13,054 Smithfield Foods, Inc. (b)...........      287,710
            2,850 The J. M. Smucker Co. (c)............      100,833
            5,932 Tootsie Roll Industries, Inc.........      231,823
           40,781 Tyson Foods, Inc. (c)................      471,021
                                                        ------------
                                                           3,050,606
                                                        ------------

                  GAS & PIPELINE UTILITIES--2.9%
            6,388 AGL Resources, Inc...................      147,052
           11,698 American Water Works, Inc............      488,391
            8,090 MDU Resources Group, Inc.............      227,733
            9,294 National Fuel Gas Co. (c)............      229,562
            6,986 Oneok, Inc...........................      124,630
            8,934 Patterson-UTI Energy, Inc............      208,251
            9,572 Questar Corp.........................      239,779
           12,226 Scana Corp...........................      340,250
           11,944 Sierra Pacific Resources (b) (c).....      179,757
           13,537 Utilicorp United, Inc. (c)...........      340,726
            7,953 Vectren Corp.........................      190,713

                                                             VALUE
          SHARES                                           (NOTE 1A)
                 GAS & PIPELINE UTILITIES--(CONTINUED)
           5,680 WGL Holdings, Inc. (c).................. $    165,118
           8,164 Western Resources, Inc..................      140,421
                                                          ------------
                                                             3,022,383
                                                          ------------

                 HEALTH CARE-PRODUCTS--0.2%
          11,032 Dial Corp...............................      189,199
                                                          ------------

                 HOTELS & RESTAURANTS--1.5%
           4,089 Bob Evans Farms, Inc....................      100,467
           6,431 CBRL Group, Inc. (b)....................      189,328
          10,896 Extended Stay America, Inc. (b).........      178,694
           6,239 International Speedway Corp.............      243,945
           8,282 Mandalay Resort Group (b) (c)...........      177,235
           8,939 Outback Steakhouse, Inc. (b) (c)........      306,161
           2,636 Papa John's International, Inc. (b) (c).       72,437
          35,245 Park Place Entertainment Corp. (b)......      323,197
                                                          ------------
                                                             1,591,464
                                                          ------------

                 HOUSEHOLD APPLIANCES & HOME FURNISHINGS--1.4%
           5,530 Blyth, Inc. (b) (c).....................      128,572
          16,060 Clayton Homes, Inc. (c).................      274,626
           5,903 Furniture Brands International, Inc. (b)      189,014
           4,321 Lancaster Colony Corp...................      153,439
           7,500 Lennar Corp. (c)........................      351,150
           6,179 Mohawk Industries, Inc. (b) (c).........      339,104
                                                          ------------
                                                             1,435,905
                                                          ------------

                 HOUSEHOLD PRODUCTS--0.2%
          10,770 Energizer Holdings, Inc.................      205,169
                                                          ------------

                 INDUSTRIAL MACHINERY--1.7%
           8,384 AGCO Corp...............................      132,299
           3,631 Albany International Corp. (b)..........       78,793
           5,152 Donaldson, Inc..........................      200,104
           4,456 Fastenal Co. (c)........................      296,012
           5,190 Flowserve Corp. (b).....................      138,106
           4,675 Harsco Corp.............................      160,352
           3,521 Kaydon Corp.............................       79,856
           3,647 Kennametal, Inc.........................      146,865
           3,904 Nordson Corp............................      103,105
           5,757 Pentair, Inc............................      210,188
           3,317 Stewart & Stevenson Services, Inc.......       62,393
           5,166 Trinity Industries, Inc.................      140,360
                                                          ------------
                                                             1,748,433
                                                          ------------

                 INSURANCE--3.8%
           6,196 Allmerica Financial Corp................      276,032
           7,968 American Financial Group, Inc...........      195,614

                See accompanying notes to financial statements.

                                    MSF-106

METROPOLITAN SERIES FUND, INC.
METLIFE MID CAP STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                           VALUE
            SHARES                                       (NOTE 1A)

                    INSURANCE--(CONTINUED)
              9,910 Arthur J. Gallagher & Co........... $    341,796
              5,417 Everest Reinsurance Group, Ltd. (c)      382,982
             10,022 Fidelity National Financial, Inc...      248,546
              7,100 HCC Insurance Holdings, Inc. (c)...      195,605
              4,759 Horace Mann Educators Corp.........      100,986
              5,570 Mony Group, Inc....................      192,555
              7,055 Ohio Casualty Corp. (b)............      113,233
             13,923 Old Republic International Corp....      389,983
              8,051 Protective Life Corp...............      232,915
             10,973 Radian Group, Inc..................      471,290
              3,501 Stancorp Financial Group, Inc......      165,422
              5,208 The PMI Group, Inc. (c)............      348,988
              7,874 Unitrin, Inc.......................      311,181
                                                        ------------
                                                           3,967,128
                                                        ------------

                    INTERNET--0.7%
             43,594 E*Trade Group, Inc. (b) (c)........      446,838
              3,363 GTECH Holdings Corp. (b) (c).......      152,310
              6,573 RSA Security, Inc. (c).............      114,765
                                                        ------------
                                                             713,913
                                                        ------------

                    INVESTMENT TRUSTS--2.4%
             26,280 Midcap SPDR Trust Series 1.........    2,438,784
                                                        ------------

                    LEISURE--0.3%
              9,121 Callaway Golf Co. (c)..............      174,667
             10,791 Six Flags, Inc. (b) (c)............      165,966
                                                        ------------
                                                             340,633
                                                        ------------

                    MEDICAL LABORATORIES--0.4%
              4,967 Barr Laboratories, Inc. (b) (c)....      394,181
                                                        ------------

                    MINING--0.4%
             12,473 Alaska Steel Holding Corp..........      141,943
              6,133 Arch Coal, Inc.....................      139,219
              2,590 Carpenter Technology Corp..........       68,946
              6,390 UCAR International, Inc. (b).......       68,373
                                                        ------------
                                                             418,481
                                                        ------------

                    PAPER & FOREST--0.7%
              6,418 Bowater, Inc.......................      306,139
              4,987 P.H. Glatfelter Co.................       77,697
              3,323 Potlatch Corp......................       97,430
              3,189 Rayonier, Inc......................      160,949
              5,862 Wausau Mosinee Paper Corp..........       70,930
                                                        ------------
                                                             713,145
                                                        ------------

                                                           VALUE
            SHARES                                       (NOTE 1A)

                   PETROLEUM SERVICES--0.9%
            19,180 BJ Services Co. (c).................. $  622,391
             5,780 Smith International, Inc. (b) (c)....    309,924
                                                         ----------
                                                            932,315
                                                         ----------

                   PUBLISHING--0.3%
            11,702 Reader's Digest Association, Inc.....    270,082
                                                         ----------

                   RAILROADS & EQUIPMENT--0.9%
             9,868 C.H. Robinson Worldwide, Inc.........    285,334
             5,692 GATX Corp. (c).......................    185,104
            10,005 Gartner Group, Inc. (Class B) (b)....    112,056
             4,226 JB HuntTransport Services, Inc. (b)..     98,043
             9,969 Swift Transportation, Inc. (b) (c)...    214,433
                                                         ----------
                                                            894,970
                                                         ----------

                   REAL ESTATE--0.2%
             8,577 United Rentals, Inc. (b) (c).........    194,698
                                                         ----------

                   REAL ESTATE INVESTMENT TRUST--0.4%
             7,314 Hospitality Properties Trust (c).....    215,763
            10,216 New Plan Excel Realty Trust, Inc. (c)    194,615
                                                         ----------
                                                            410,378
                                                         ----------

                   RETAIL--4.1%
            11,637 Abercrombie & Fitch Co. (b) (c)......    308,730
             8,410 American Eagle Outfitters, Inc. (b)..    220,090
             8,549 BJ's Wholesale Club, Inc.............    377,011
             7,846 Barnes & Noble, Inc. (b) (c).........    232,242
             9,513 Borders Group, Inc. (b)..............    188,738
            11,491 Brinker International, Inc. (b)......    341,972
            10,351 CDW Computer Centers., Inc. (b)......    555,952
             4,558 Church & Dwight, Inc.................    121,379
             5,715 Claires Stores, Inc..................     86,296
            13,175 Dollar Tree Stores, Inc. (b) (c).....    407,239
             3,496 Lands' End, Inc. (b) (c).............    175,359
             4,438 Long's Drug Stores Corp. (c).........    103,760
             5,599 Neiman Marcus Group, Inc. (b)........    173,961
             2,605 Payless Shoesource, Inc. (b).........    146,271
             9,362 Ross Stores, Inc.....................    300,333
             5,435 Ruddick Corp.........................     86,906
            16,434 Saks, Inc. (b).......................    153,494
             6,690 Williams-Sonoma, Inc. (b) (c)........    287,001
                                                         ----------
                                                          4,266,734
                                                         ----------

                   SEMICONDUCTORS--0.2%
            15,165 TriQuint Semiconductor, Inc. (b) (c).    185,923
                                                         ----------

                See accompanying notes to financial statements.

                                    MSF-107

METROPOLITAN SERIES FUND, INC.
METLIFE MID CAP STOCK INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                               VALUE
         SHARES                                              (NOTE 1A)

                SHIPBUILDING--0.2%
          4,757 Alexander & Baldwin, Inc.................... $  127,012
          4,014 Overseas Shipholding Group, Inc.............     90,315
                                                             ----------
                                                                217,327
                                                             ----------

                SOFTWARE--8.3%
         10,169 Acxiom Corp. (b) (c)........................    177,652
          3,969 Advent Software, Inc. (b) (c)...............    198,252
          7,045 Affiliated Computer Services, Inc. (b)......    747,686
         30,345 Ascential Software Corp.....................    122,897
          5,188 Avocent Corp. (b)...........................    125,809
         28,608 Cadence Design Systems, Inc. (b) (c)........    627,087
         14,083 DST Systems, Inc. (b).......................    702,038
         16,039 Electronic Arts, Inc. (b)...................    961,538
          4,047 Imation Corp. (b)...........................     87,334
          5,591 Internet Security Systems, Inc..............    179,247
         10,390 Jack Henry & Associates, Inc................    226,918
          8,826 Keane, Inc. (b).............................    159,133
         10,435 Legato Systems, Inc. (b)....................    135,342
          6,782 Macromedia, Inc. (b)........................    120,720
          7,588 Mentor Graphics Corp. (b)...................    178,849
          5,972 National Instruments Corp. (b) (c)..........    223,711
         16,199 Networks Associates, Inc. (b) (c)...........    418,744
         22,713 Rational Software Corp. (b) (c).............    442,904
          5,959 Retek, Inc. (b) (c).........................    177,995
         32,694 Sungard Data Systems, Inc. (b)..............    945,837
         11,554 Sybase, Inc. (b)............................    182,091
          4,678 Sykes Enterprises, Inc. (b).................     43,693
          8,152 Symantec Corp. (b)..........................    540,722
          6,939 Synopsys, Inc. (c)..........................    409,887
          8,132 Titan Corp. (b) (c).........................    202,893
          4,300 Transaction Systems Architects, Inc. (b) (c)     52,718
          9,088 Wind River Systems, Inc. (b) (c)............    162,766
                                                             ----------
                                                              8,554,463
                                                             ----------

                TOBACCO--0.7%
         11,219 R.J. Reynolds Tobacco Holdings..............    631,630

                                                                VALUE
       SHARES                                                 (NOTE 1A)

               TOBACCO--(CONTINUED)
         3,129 Universal Corp............................... $    113,927
                                                             ------------
                                                                  745,557
                                                             ------------

               TRUCKING & FREIGHT FORWARDING--0.7%
         5,649 Airborne, Inc................................       83,775
         4,489 Atlas Air, Inc. (b)..........................       65,764
         5,732 CNF Transportation, Inc......................      192,308
         5,578 EGL, Inc. (b) (c)............................       77,813
         6,037 Expeditors International Washington, Inc. (c)      343,807
                                                             ------------
                                                                  763,467
                                                             ------------
               Total Common Stocks
                (Identified Cost $100,345,434)..............  101,269,969
                                                             ------------
       WARRANTS--0.0%
                                                                VALUE
                                                              (NOTE 1A)

               FINANCE & BANKING--0.0%
         7,309 Dime Bancorp, Inc............................        1,096
                                                             ------------
               Total Warrants
                (Identified Cost $2,887)....................        1,096
                                                             ------------
       SHORT TERM INVESTMENT--1.6%

             FACE
            AMOUNT
                     DISCOUNT NOTES--1.6%
          $1,600,000 Federal Home Loan Mortgage 1.510%,
                      01/02/02..........................    1,599,933
                                                         ------------
                     Total Short Term Investments
                      (Identified Cost $1,599,933)......    1,599,933
                                                         ------------
                     Total Investments--99.5%
                      (Identified Cost $101,948,254) (a)  102,870,998
                     Other assets less liabilities......      529,109
                                                         ------------
                     TOTAL NET ASSETS--100%............. $103,400,107
                                                         ============

 FUTURES CONTRACTS OUTSTANDING AS OF DECEMBER 31, 2001

FUTURES          NUMBER OF EXPIRATION  CONTRACT   VALUATION AS OF   UNREALIZED
CONTRACTS LONG   CONTRACTS    DATE      AMOUNT   DECEMBER 31, 2001 APPRECIATION
S & P MIPCAP 400     7     3/14/2002  $1,745,054    $1,781,850       $36,796
                                                                     =======

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $102,699,497 for federal income tax purposes was as follows:

        Aggregate gross unrealized appreciation for
         all investments in which there is an excess
         of value over tax cost......................... $ 11,178,325
        Aggregate gross unrealized depreciation for
         all investments in which there is an excess
         of tax cost over value.........................  (11,006,824)
                                                         ------------
        Net unrealized appreciation..................... $    171,501
                                                         ============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $16,512,064 with collateral backing valued at $17,306,360.

                See accompanying notes to financial statements.

                                    MSF-108

METROPOLITAN SERIES FUND
METLIFE MID CAP STOCK INDEX PORTFOLIO


 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value..................             $102,870,998
         Cash..................................                   65,600
         Receivable for:
          Securities sold......................                1,072,537
          Fund shares sold.....................                  351,413
          Dividends and interest...............                   70,329
          Collateral for securities loaned.....               17,306,360
         Prepaid expense.......................                    4,214
                                                            ------------
           Total Assets........................              121,741,451
       LIABILITIES
         Payable for:
          Fund shares redeemed................. $   146,158
          Securities purchased.................     772,088
          Futures variation margin.............      13,358
          Return of collateral for securities
           loaned..............................  17,306,360
         Accrued expenses:
          Management fees......................      72,762
          Service and distribution fees
           Class B.............................       1,162
          Other expenses.......................      29,456
                                                -----------
           Total Liabilities...................               18,341,344
                                                            ------------
       NET ASSETS..............................             $103,400,107
                                                            ============
         Net assets consist of:
          Capital paid in......................             $103,058,086
          Undistributed net investment
           income..............................                  442,042
          Accumulated net realized gains
           (losses)............................               (1,059,561)
          Unrealized appreciation
           (depreciation) on investments
           and futures contracts...............                  959,540
                                                            ------------
       NET ASSETS..............................             $103,400,107
                                                            ============
       Computation of offering price:

       CLASS A
       Net asset value and redemption price
        per share ($97,505,004 divided by
        9,320,711 shares of beneficial
        interest)..............................             $      10.46
                                                            ============
       CLASS B
       Net asset value and redemption price
        per share ($5,895,003 divided by
        565,358 shares of beneficial interest).             $      10.43
                                                            ============
       CLASS E
       Net asset value and redemption price
        per share ($100 divided by 10
        shares of beneficial interest).........             $      10.45
                                                            ============
       Identified cost of investments..........             $101,948,254
                                                            ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

      INVESTMENT INCOME
        Dividends...............................             $  828,428
        Interest................................               121,842 (a)
                                                             ----------
                                                                950,270
      EXPENSES
        Management fees......................... $  204,629
        Service and distribution fees--Class B..      6,309
        Directors' fees and expenses............     11,021
        Custodian...............................    155,798
        Audit and tax services..................     14,508
        Legal...................................        291
        Printing................................     31,757
        Insurance...............................      2,745
        Miscellaneous...........................        495
                                                 ----------
        Total expenses before reimbursements....    427,553
        Expense reimbursements..................    (52,910)    374,643
                                                 ----------  ----------
      NET INVESTMENT INCOME.....................                575,627
                                                             ----------
      REALIZED AND UNREALIZED GAIN (LOSS)
      Realized gain (loss) on:
        Investments--net........................   (204,610)
        Futures contracts--net..................   (414,965)   (619,575)
                                                 ----------
      Unrealized appreciation (depreciation) on:
        Investments--net........................  1,180,167
        Futures contracts--net..................      6,059   1,186,226
                                                 ----------  ----------
      Net gain (loss)...........................                566,651
                                                             ----------
      NET INCREASE (DECREASE) IN NET ASSETS
       FROM OPERATIONS..........................             $1,142,278
                                                             ==========

(a)Income on securities loaned $29,694

                See accompanying notes to financial statements.

                                    MSF-109

METROPOLITAN SERIES FUND, INC.
METLIFE MID CAP STOCK INDEX PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                      YEAR ENDED    YEAR ENDED
                                                                     DECEMBER 31,  DECEMBER 31,
                                                                         2001        2000 (A)
                                                                     ------------  ------------
FROM OPERATIONS
  Net investment income............................................. $    575,627  $   152,722
  Net realized gain (loss)..........................................     (619,575)     (71,690)
  Unrealized appreciation (depreciation)............................    1,186,226     (226,686)
                                                                     ------------  -----------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................    1,142,278     (145,654)
                                                                     ------------  -----------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................     (132,193)    (150,134)
   Class B..........................................................       (1,876)           0
                                                                     ------------  -----------
                                                                         (134,069)    (150,134)
                                                                     ------------  -----------
  Net realized gain
   Class A..........................................................     (257,041)    (109,713)
   Class B..........................................................       (3,646)           0
                                                                     ------------  -----------
                                                                         (260,687)    (109,713)
                                                                     ------------  -----------
  TOTAL DISTRIBUTIONS...............................................     (394,756)    (259,847)
                                                                     ------------  -----------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.   40,718,577   62,339,509
                                                                     ------------  -----------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   41,466,099   61,934,008

NET ASSETS
  Beginning of the year.............................................   61,934,008            0
                                                                     ------------  -----------
  End of the year................................................... $103,400,107  $61,934,008
                                                                     ============  ===========
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $    442,042  $     2,588
                                                                     ============  ===========

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                      YEAR ENDED               YEAR ENDED
                                                                   DECEMBER 31, 2001      DECEMBER 31, 2000 (A)
                                                               ------------------------  ----------------------
                                                                 SHARES         $         SHARES         $
                                                               ----------  ------------  ---------  -----------
CLASS A
  Sales.......................................................  4,700,670  $ 47,191,802  6,106,689  $65,462,750
  Reinvestments...............................................     38,424       389,233     23,971      259,847
  Redemptions................................................. (1,238,362)  (12,549,128)  (310,681)  (3,383,088)
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................  3,500,732  $ 35,031,907  5,819,979  $62,339,509
                                                               ==========  ============  =========  ===========
CLASS B
  Sales.......................................................    687,866  $  6,907,792          0  $         0
  Reinvestments...............................................        547         5,523          0            0
  Redemptions.................................................   (123,055)   (1,226,745)         0            0
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................    565,358  $  5,686,570          0  $         0
                                                               ==========  ============  =========  ===========
CLASS E
  Sales.......................................................         10  $        100          0  $         0
  Reinvestments...............................................          0             0          0            0
  Redemptions.................................................          0             0          0            0
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................         10  $        100          0  $         0
                                                               ==========  ============  =========  ===========
  Increase (decrease) derived from capital share transactions.  4,066,100  $ 40,718,577  5,819,979  $62,339,509
                                                               ==========  ============  =========  ===========

(a)Fund commenced operation July 5, 2000.

                See accompanying notes to financial statements.

                                    MSF-110

METROPOLITAN SERIES FUND, INC.
METLIFE MID CAP STOCK INDEX PORTFOLIO

 FINANCIAL HIGHLIGHTS




                                                                                             CLASS A            CLASS B
                                                                                    ----------------------    ------------
                                                                                                   JULY 5,     JANUARY 2,
                                                                                        YEAR       2000(A)      2001(A)
                                                                                       ENDED       THROUGH      THROUGH
                                                                                    DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                                                        2001         2000         2001
                                                                                    ------------ ------------ ------------
NET ASSET VALUE, BEGINNING OF PERIOD...............................................   $ 10.64      $ 10.00       $10.54
                                                                                      -------      -------       ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income............................................................      0.06         0.03         0.04
  Net realized and unrealized gain (loss) on investments...........................     (0.19)        0.66        (0.10)
                                                                                      -------      -------       ------
  Total from investment operations.................................................     (0.13)        0.69        (0.06)
                                                                                      -------      -------       ------
LESS DISTRIBUTIONS
  Distributions from net investment income.........................................     (0.02)       (0.03)       (0.02)
  Distributions from net realized capital gains....................................     (0.03)       (0.02)       (0.03)
                                                                                      -------      -------       ------
  Total distributions..............................................................     (0.05)       (0.05)       (0.05)
                                                                                      -------      -------       ------
NET ASSET VALUE, END OF PERIOD.....................................................   $ 10.46      $ 10.64       $10.43
                                                                                      =======      =======       ======
TOTAL RETURN (%)...................................................................      (1.2)       6.8  (b)     3.1  (b)
Ratio of operating expenses to average net assets (%)..............................      0.45       0.45  (c)     0.70 (c)
  Ratio of net investment income to average net assets (%).........................      0.71       0.92  (c)     0.48 (c)
Portfolio turnover rate (%)........................................................        45        124  (c)        45
Net assets, end of period (000)....................................................   $97,505      $61,934       $5,895
The Ratios of operating expenses to average net assets without giving effect to the
 voluntary expense agreement would have been (%)...................................      0.52       0.83  (c)     0.77 (c)

                                                                                      CLASS E
                                                                                    ------------
                                                                                       MAY 1,
                                                                                      2001(A)
                                                                                      THROUGH
                                                                                    DECEMBER 31,
                                                                                        2001
                                                                                    ------------
NET ASSET VALUE, BEGINNING OF PERIOD...............................................    $10.54
                                                                                       ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income............................................................      0.00
  Net realized and unrealized gain (loss) on investments...........................     (0.09)
                                                                                       ------
  Total from investment operations.................................................     (0.09)
                                                                                       ------
LESS DISTRIBUTIONS
  Distributions from net investment income.........................................      0.00
  Distributions from net realized capital gains....................................      0.00
                                                                                       ------
  Total distributions..............................................................      0.00
                                                                                       ------
NET ASSET VALUE, END OF PERIOD.....................................................    $10.45
                                                                                       ======
TOTAL RETURN (%)...................................................................      (0.9)(b)
Ratio of operating expenses to average net assets (%)..............................     0.60 (c)
  Ratio of net investment income to average net assets (%).........................     0.00 (c)
Portfolio turnover rate (%)........................................................        45
Net assets, end of period (000)....................................................    $  0.1
The Ratios of operating expenses to average net assets without giving effect to the
 voluntary expense agreement would have been (%)...................................     0.67 (c)

(a)Commencement of operations
(b)Periods less than one year are not computed on an annualized basis
(c)Computed on an annualized basis

                See accompanying notes to financial statements

                                    MSF-111

METROPOLITAN SERIES FUND, INC.

 NEUBERGER BERMAN PARTNERS MID CAP VALUE PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS


 INVESTMENT OBJECTIVE
 TO SEEK CAPITAL GROWTH.

 INCEPTION
 DATE  11/9/98

 ASSET CLASS
 MID CAP STOCKS

                                  NET ASSETS
                                $162.5 MILLION

                               PORTFOLIO MANAGER
                               ROBERT GENDELMAN


PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the Neuberger Berman Partners Mid Cap Value Portfolio declined 2.5%, underperfoming its benchmark, the Standard & Poor's MidCap 400 / BARRA Value Index,/8/, which rose 7.1% for the same time period. The average return of its peer group, the Lipper Variable Insurance Product Mid-Cap Value Funds universe/15/, was +7.3% for the year. The portfolio's negative return and underperformance of the index can be attributed to holdings within Information Technology and Energy, two generally unfavorable performers in 2001.

PORTFOLIO ACTIVITY
Information Technology had the largest negative impact on relative and absolute return. While performance within the sector was mixed, the detractors outweighed the contributors. Tech was hard-hit throughout much of the year as the economic slowdown caused a reduction in capital spending, demand, and corporate earnings. The 4/th quarter was strong, as investors began to anticipate an economic and earnings recovery, though it was not enough to make the year one of positive returns for many tech components. Energy was also a negatively performing sector; the weak economy significantly hurt demand for oil & gas in 2001, disrupting the supply/demand picture and dragging down commodity prices. Conversely, the resilient U.S. consumer supported the Consumer Discretionary sector. Our holdings had very strong relative and absolute performance, aided by strong stock selection and an overweight allocation. /

PORTFOLIO OUTLOOK/A/
There is mounting evidence that the economy is showing signs of recovering. However, it is still very early in the process and, put simply, anything could happen. The market seems to already have fully discounted a robust recovery and many stocks possess unattractive valuations. While we do acknowledge growing evidence of economic improvement, we are concerned about the robustness of the recovery and are therefore cautiously optimistic. As the new year begins, we are continuing our search for what we believe are the best opportunities in those industry groups that are discounting a more modest recovery. Energy and credit- sensitive financials are two areas we are monitoring. The latter group was under pressure throughout 2001 due to concerns about loan losses. These fears should wane as the economy picks up, providing a boost to these stocks. Though we remain cautious due to near-term uncertainty, we believe that select energy stocks possess attractive longer-term return potential and should exhibit valuation improvement as the economy recovers and, in turn, demand and commodity prices improve. Technology has regained some strength and seems to have emerged from its lengthy downward spiral. However, the sector's lofty valuations already discount a return to boom times. We therefore feel that tech does not offer much in the way of compelling valuations. Nonetheless, we have been able to find some attractive opportunities here.

Despite speaking on a sector basis, we find it essential to primarily look at investments on an individual basis. We think it is, and will continue to be, a stock picker's market, in part because there are no obvious sectors of value relative to economic expectations. We feel market volatility has allowed us to build a strong portfolio, one with characteristics that should enable us to outperform under a variety of potential macroeconomic outcomes.



                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                  % OF TOTAL
                    SECURITY                      NET ASSETS
                    ----------------------------------------
                    *MIDCAP SPDR TRUST SERIES 1..    4.1%
                    RADIAN GROUP, INC............    2.1
                    CIGNA CORP...................    2.0
                    SHERWIN-WILLIAMS CO.S CO.....    1.9
                    VALASSIS COMMUNICATIONS, INC.    1.9
                    PITNEY BOWES, INC............    1.8
                    LEAR CORP. P.................    1.7
                    GTECH HOLDINGS CORP..........    1.6
                    VIAD CORP....................    1.6
                    MAY DEPARTMENT STORES CO.....    1.6

 *Please note that this security is an investment fund and not a common stock.

                See footnotes to Portfolio Manager Commentary.

     A $10,000 INVESTMENT COMPARED TO THE S&P MIDCAP 400/BARRA VALUE INDEX
                                 SINCE 11/9/98


                                    [CHART]

                Neuberger          S&P Mid Cap
                 Berman              400/Barra
                Partners           Value Index
              MidCap Value
                -------             -------
11/98            10,000              10,000
12/98            10,744              10,689
12/99            12,639              10,938
12/00            16,209              13,984
12/01            15,802              14,982


--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                               NBP MID CAP VALUE       S&P MID CAP
                           CLASS A CLASS B  CLASS E  400 BARRA VALUE
           1 Year           -2.5%    N/A      N/A          7.1%
           3 Years          13.7     N/A      N/A         11.9
           Since Inception  15.7    -1.7(a)  -1.5(a)      13.6

--------------------------------------------------------------------------------

(a)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                                    MSF-112

METROPOLITAN SERIES FUND, INC.
NEUBERGER BERMAN PARTNERS MID CAP VALUE PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--97.4% OF TOTAL NET ASSETS


                                             VALUE
SHARES                                     (NOTE 1A)

        AUTO PARTS--2.5%
 73,200 Lear Corp. (b)................... $  2,791,848
 82,200 Visteon Corp.....................    1,236,288
                                          ------------
                                             4,028,136
                                          ------------

        BANKS--8.5%
 51,500 City National Corp...............    2,412,775
 42,000 Comerica, Inc....................    2,406,600
  4,000 Cullen Frost Bankers, Inc. (b)...      123,520
 73,200 Golden State Bancorp, Inc........    1,914,180
 50,000 North Fork Bancorporation, Inc...    1,599,500
 94,800 SouthTrust Corp..................    2,338,716
 33,100 TCF Financial Corp...............    1,588,138
 27,200 Zions Bancorp....................    1,430,176
                                          ------------
                                            13,813,605
                                          ------------

        BUILDING & CONSTRUCTION--1.5%
 36,500 American Standard Cos., Inc. (b).    2,490,395
                                          ------------

        BUSINESS SERVICES--10.4%
 14,500 Avery Dennison Corp..............      819,685
 27,400 Dun & Bradstreet Corp. (b).......      967,220
 72,700 Manpower, Inc....................    2,450,717
 77,200 Pitney Bowes, Inc................    2,903,492
 38,200 Sabre Holdings Corp..............    1,617,770
 84,500 Valassis Communications, Inc. (b)    3,009,890
110,600 Viad Corp........................    2,619,008
 77,700 Waste Management, Inc............    2,479,407
                                          ------------
                                            16,867,189
                                          ------------

        CHEMICALS--1.2%
 41,000 Air Products & Chemicals, Inc....    1,923,310
                                          ------------

        COMMUNICATION SERVICES--4.3%
 70,900 A.H. Belo Corp...................    1,329,375
 35,800 Cablevision Systems Corp. (c)....    1,698,710
108,700 Reader's Digest Association, Inc.    2,508,796
 51,500 USA Networks, Inc. (b)...........    1,406,465
                                          ------------
                                             6,943,346
                                          ------------

        COMPUTERS & BUSINESS EQUIPMENT--1.0%
 30,600 Apple Computer, Inc..............      670,140
 46,500 Comverse Technology, Inc.........    1,040,205
                                          ------------
                                             1,710,345
                                          ------------

        CONGLOMERATES--0.9%
 77,600 Phoenix Cos., Inc................    1,435,600
                                          ------------

                                                 VALUE
SHARES                                          (NOTE1A)

        CONSTRUCTION MATERIALS--1.2%
 42,600 Vulcan Materials Co.................. $  2,042,244
                                              ------------

        DOMESTIC OIL--8.4%
 33,550 Apache Corp..........................    1,673,474
 49,200 EOG Resources, Inc...................    1,924,212
 73,500 Equitable Resources, Inc.............    2,504,145
 85,000 Ocean Energy, Inc. (b)...............    1,632,000
 43,100 Talisman Energy, Inc.................    1,631,335
 83,900 USX-Marathon Group...................    2,517,000
 98,749 XTO Energy, Inc......................    1,728,107
                                              ------------
                                                13,610,273
                                              ------------

        DRUGS & HEALTH CARE--7.0%
 35,900 Beckman Coulter, Inc.................    1,590,370
 47,800 Becton Dickinson & Co................    1,584,570
 34,400 CIGNA Corp...........................    3,187,160
 76,500 ICN Pharmaceuticals, Inc.............    2,562,750
 99,300 Omnicare, Inc........................    2,470,584
                                              ------------
                                                11,395,434
                                              ------------

        ELECTRIC UTILITIES--3.6%
 40,537 Exelon Corp..........................    1,940,912
 67,700 FirstEnergy Corp.....................    2,368,146
 36,100 Pinnacle West Capital Corp...........    1,510,785
                                              ------------
                                                 5,819,843
                                              ------------

        ELECTRICAL EQUIPMENT--1.0%
 54,300 Harris Corp..........................    1,656,693
                                              ------------

        ELECTRONICS--1.8%
 56,200 Arrow Electronics, Inc...............    1,680,380
 63,200 Vishay Intertechnology, Inc. (b).....    1,232,400
                                              ------------
                                                 2,912,780
                                              ------------

        FINANCIAL SERVICES--2.4%
 49,900 Federated Investors, Inc. (Class B)..    1,590,812
 58,300 John Hancock Financial Services, Inc.    2,407,790
                                              ------------
                                                 3,998,602
                                              ------------

        FOOD & BEVERAGES--2.8%
165,195 Archer Daniels Midland Co............    2,370,548
 31,500 Dean Foods Co. (c)...................    2,148,300
                                              ------------
                                                 4,518,848
                                              ------------

        GAS & PIPELINE UTILITIES--2.3%
 28,400 Kinder Morgan, Inc...................    1,581,596
141,800 Sierra Pacific Resources (b) (c).....    2,134,090
                                              ------------
                                                 3,715,686
                                              ------------

                See accompanying notes to financial statements.

                                    MSF-113

METROPOLITAN SERIES FUND, INC.
NEUBERGER BERMAN PARTNERS MID CAP VALUE PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                     VALUE
SHARES                                             (NOTE 1A)

        HOTELS & RESTAURANTS--4.6%
 71,300 Brinker International, Inc. (b).......... $  2,121,888
 58,200 GTECH Holdings Corp. (b) (c).............    2,635,878
 41,800 Starwood Hotels & Resorts Worldwide, Inc.
         (Class B)...............................    1,247,730
 30,900 Tricon Global Restaurants, Inc. (b)......    1,520,280
                                                  ------------
                                                     7,525,776
                                                  ------------

        INDUSTRIAL MACHINERY--1.5%
 88,400 Pall Corp................................    2,126,904
  5,700 Parker Hannifin Corp.....................      261,687
                                                  ------------
                                                     2,388,591
                                                  ------------

        INSURANCE--8.9%
 41,400 Ambac Financial Group, Inc...............    2,395,404
 43,400 Aon Corp.................................    1,541,568
 34,300 MBIA, Inc................................    1,839,509
 80,900 Radian Group, Inc........................    3,474,655
 35,600 The Chubb Corp...........................    2,456,400
 63,900 The Principal Financial Group, Inc.......    1,533,600
 12,900 Xl Capital, Ltd..........................    1,178,544
                                                  ------------
                                                    14,419,680
                                                  ------------

        INTERNET--0.4%
 39,400 KPMG Consulting, Inc.....................      652,858
                                                  ------------

        INVESTMENT TRUSTS--4.1%
 72,400 Midcap SPDR Trust Series 1...............    6,718,720
                                                  ------------
        PUBLISHING--1.5%
 36,800 Knight Ridder, Inc.......................    2,389,424
                                                  ------------
        RAILROADS & EQUIPMENT--2.7%
 69,400 CSX Corp.................................    2,432,470
 42,400 Canadian National Railway Co. (ADR)......    2,047,072
                                                  ------------
                                                     4,479,542
                                                  ------------
        REAL ESTATE INVESTMENT TRUST--4.2%
 89,900 Archstone-Smith Trust....................    2,364,370
 52,800 AvalonBay Communities, Inc...............    2,497,968
  9,000 Boston Properties, Inc...................      342,000
 13,700 Equity Residential Properties Trust......      393,327
 28,800 Vornado Realty Trust.....................    1,198,080
                                                  ------------
                                                     6,795,745
                                                  ------------
        RETAIL--6.2%
 56,500 Autonation, Inc..........................      696,645
 76,200 Foot Locker, Inc.........................    1,192,530
 70,100 May Department Stores Co.................    2,592,298
 44,500 Payless Shoesource, Inc. (b).............    2,498,675
111,100 Sherwin-Williams Co......................    3,055,250
                                                  ------------
                                                    10,035,398
                                                  ------------

                                            VALUE
SHARES                                    (NOTE 1A)

        SOFTWARE--1.0%
 75,500 Cadence Design Systems, Inc. (b) $  1,654,960
                                         ------------

        TRANSPORTATION--1.5%
 69,200 Teekay Shipping Corp. (c).......    2,411,620
                                         ------------
        Total Common Stocks
         (Identified Cost $149,109,372).  158,354,643
                                         ------------

 SHORT-TERM INVESTMENTS--0.8%

   FACE
  AMOUNT

           REPURCHASE AGREEMENT--0.8%
$1,217,000 State Street Corp. Repurchase Agreement
            dated 12/31/01 at .650% to be
            repurchased at $1,217,044 on
            01/02/02, collateralized by
            $1,255,000 U.S. Treasury Bill 1.710%
            due 05/16/02 with a value of
            $1,243,077............................    1,217,000
                                                   ------------
           Total Short Term Investments
            (Identified Cost $1,217,000)..........    1,217,000
                                                   ------------
           Total Investments--98.2%
            (Identified Cost $150,326,372) (a)....  159,571,643
           Other assets less liabilities..........    2,944,280
                                                   ------------
           TOTAL NET ASSETS--100%................. $162,515,923
                                                   ============

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $151,326,350 for federal income tax purposes was as follows:

       Aggregate gross unrealized appreciation for all
        investments in which there is an excess of value
        over tax cost...................................... $10,757,220
       Aggregate gross unrealized depreciation for all
        investments in which there is an excess of tax cost
        over value.........................................  (2,511,927)
                                                            -----------
       Net unrealized appreciation......................... $ 8,245,293
                                                            ===========

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $4,408,362 with collateral backing valued at $4,573,300

Key to Abbreviations:
ADR--AnAmerican Depositary Receipt (ADR) is a certificate issued by a Custodian
       Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.

                See accompanying notes to financial statements.

                                    MSF-114

METROPOLITAN SERIES FUND, INC.
NEUBERGER BERMAN PARTNERS MID CAP VALUE PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

ASSETS
  Investments at value.........................             $159,571,643
  Cash.........................................                2,340,913
  Receivable for:
   Securities sold.............................                  553,767
   Fund shares sold............................                  149,137
   Dividends and interest......................                  162,492
   Collateral for securities loaned............                4,573,300
  Prepaid expense..............................                    3,606
                                                            ------------
    Total Assets...............................              167,354,858
LIABILITIES
  Payable for:
   Fund shares redeemed........................ $       287
   Securities purchased........................     139,377
   Withholding taxes...........................       1,218
   Return of collateral for securities loaned..   4,573,300
  Accrued expenses:
   Management fees.............................      93,065
   Service and distribution fees Class B.......         446
   Other expenses..............................      31,242
                                                -----------
    Total Liabilities..........................                4,838,935
                                                            ------------
NET ASSETS.....................................             $162,515,923
                                                            ============
  Net assets consist of:
   Capital paid in.............................             $153,758,640
   Undistributed net investment
    income.....................................                  167,106
   Accumulated net realized gains (losses).....                 (655,022)
   Unrealized appreciation (depreciation)
    on investments.............................                9,245,199
                                                            ------------
NET ASSETS.....................................             $162,515,923
                                                            ============
Computation of offering price:

CLASS A
Net asset value and redemption price per
 share ($160,073,950 divided by
 11,302,747 shares of beneficial interest).....             $      14.16
                                                            ============
CLASS B
Net asset value and redemption price
 per share ($2,409,781 divided by
 170,714 shares of beneficial
 interest).....................................             $      14.12
                                                            ============
CLASS E
Net asset value and redemption price per
 share ($32,192 divided by 2,275 shares
 of beneficial interest).......................             $      14.15
                                                            ============
Identified cost of investments.................             $150,326,372
                                                            ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

INVESTMENT INCOME
  Dividends..............................              $ 2,215,153(a)
  Interest...............................                  295,749(b)
                                                       -----------
                                                         2,510,902
EXPENSES
  Management fees........................ $ 1,087,854
  Service and distribution fees--Class B.       2,044
  Directors' fees and expenses...........      11,746
  Custodian..............................     103,868
  Audit and tax services.................      15,036
  Legal..................................         582
  Printing...............................      60,542
  Insurance..............................       3,229
  Miscellaneous..........................         395
                                          -----------
    Total expenses before reductions.....   1,285,296
    Expense reductions...................    (197,100)   1,088,196
                                          -----------  -----------
NET INVESTMENT INCOME....................                1,422,706
                                                       -----------
REALIZED AND UNREALIZED GAIN (LOSS)
Realized gain (loss) on:
  Investments--net.......................                1,938,122
                                                       -----------
UNREALIZED APPRECIATION (DEPRECIATION) ON:
  Investments--net.......................  (7,122,111)
  Foreign currency transactions--net.....         (70)  (7,122,181)
                                          -----------  -----------
Net gain (loss)..........................               (5,184,059)
                                                       -----------
NET INCREASE (DECREASE) IN NET ASSETS
 FROM OPERATIONS.........................              $(3,761,353)
                                                       ===========

(a)Net of foreign taxes of $4,125
(b)Income on securities loaned $22,375

                See accompanying notes to financial statements.

                                    MSF-115

METROPOLITAN SERIES FUND, INC.
NEUBERGER BERMAN PARTNERS MID CAP VALUE PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS



                                                                      YEAR ENDED    YEAR ENDED
                                                                     DECEMBER 31,  DECEMBER 31,
                                                                         2001          2000
                                                                     ------------  ------------
FROM OPERATIONS
  Net investment income............................................. $  1,422,706  $    356,809
  Net realized gain (loss)..........................................    1,938,122     2,890,701
  Unrealized appreciation (depreciation)............................   (7,122,181)   14,772,481
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................   (3,761,353)   18,019,991
                                                                     ------------  ------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................     (277,956)     (294,983)
  Net realized gain
   Class A..........................................................   (2,924,102)   (3,976,535)
                                                                     ------------  ------------
  TOTAL DISTRIBUTIONS...............................................   (3,202,058)   (4,271,518)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.   38,123,159    78,885,713
                                                                     ------------  ------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   31,159,748    92,634,186

NET ASSETS
  Beginning of the year.............................................  131,356,175    38,721,989
                                                                     ------------  ------------
  End of the year................................................... $162,515,923  $131,356,175
                                                                     ============  ============
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $    167,106  $        558
                                                                     ============  ============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                      YEAR ENDED               YEAR ENDED
                                                                   DECEMBER 31, 2001        DECEMBER 31, 2000
                                                               ------------------------  ----------------------
                                                                 SHARES         $         SHARES         $
                                                               ----------  ------------  ---------  -----------
CLASS A
  Sales.......................................................  4,725,649  $ 66,285,927  5,734,840  $79,643,229
  Reinvestments...............................................    226,614     3,202,058    287,163    4,271,518
  Redemptions................................................. (2,510,125)  (33,759,535)  (395,995)  (5,029,034)
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................  2,442,138  $ 35,728,450  5,626,008  $78,885,713
                                                               ==========  ============  =========  ===========
CLASS B
  Sales.......................................................    206,920  $  2,863,028          0  $         0
  Reinvestments...............................................          0             0          0            0
  Redemptions.................................................    (36,206)     (500,621)         0            0
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................    170,714  $  2,362,407          0  $         0
                                                               ==========  ============  =========  ===========
CLASS E
  Sales.......................................................      2,275  $     32,302          0  $         0
  Reinvestments...............................................          0             0          0            0
  Redemptions.................................................          0             0          0            0
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................      2,275  $     32,302          0  $         0
                                                               ==========  ============  =========  ===========
  Increase (decrease) derived from capital share transactions.  2,615,127  $ 38,123,159  5,626,008  $78,885,713
                                                               ==========  ============  =========  ===========

                See accompanying notes to financial statements.

                                    MSF-116

METROPOLITAN SERIES FUND, INC.
NEUBERGER BERMAN PARTNERS MID CAP VALUE PORTFOLIO

 FINANCIAL HIGHLIGHTS


                                                                  CLASS A                         CLASS B        CLASS E
                                              --------------------------------------------     -------------- --------------
                                                                           NOVEMBER 9, 1998(A) MAY 1, 2001(A) MAY 1, 2001(A)
                                                YEAR ENDED DECEMBER 31,          THROUGH          THROUGH        THROUGH
                                              ---------------------------     DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                                2001      2000     1999           1998              2001           2001
                                              --------  --------  -------  ------------------- -------------- --------------
NET ASSET VALUE, BEGINNING OF PERIOD......... $  14.82  $  11.97  $ 10.73        $10.00            $14.36         $14.37
                                              --------  --------  -------        ------            ------         ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income......................     0.13      0.04     0.06          0.03              0.04           0.00
  Net realized and unrealized gain (loss) on
   investments...............................    (0.50)     3.35     1.80          0.71             (0.28)         (0.22)
                                              --------  --------  -------        ------            ------         ------
  Total from investment operations...........    (0.37)     3.39     1.86          0.74             (0.24)         (0.22)
                                              --------  --------  -------        ------            ------         ------
LESS DISTRIBUTIONS
  Distributions from net investment income...    (0.03)    (0.04)   (0.07)        (0.01)             0.00           0.00
  Distributions from net realized capital
   gains.....................................    (0.26)    (0.50)   (0.55)         0.00              0.00           0.00
                                              --------  --------  -------        ------            ------         ------
  Total distributions........................    (0.29)    (0.54)   (0.62)        (0.01)             0.00           0.00
                                              --------  --------  -------        ------            ------         ------
NET ASSET VALUE, END OF PERIOD............... $  14.16  $  14.82  $ 11.97        $10.73            $14.12         $14.15
                                              ========  ========  =======        ======            ======         ======
TOTAL RETURN (%).............................     (2.5)     28.3     17.6           7.4 (b)          (1.7)(b)       (1.5)(b)
Ratio of operating expenses to average net
 assets before expense reductions (%)........     0.81      0.87     0.72          0.68 (c)          1.06 (c)       0.96 (c)
Ratio of operating expenses to average net
 assets after expense reductions(%) (d)......     0.69      0.76       --            -- (c)          0.97 (c)       0.87 (c)
Ratio of net investment income to average net
 assets (%)..................................     0.90      0.58     0.86          2.61 (c)          0.77 (c)       0.67 (c)
Portfolio turnover rate (%)..................      212       207      134            21 (c)           212            212
Net assets, end of period (000).............. $160,074  $131,356  $38,722        $8,647            $2,410         $   32
The Ratios of operating expenses to average
 net assets without giving effect to the
 voluntary expense agreement would have
 been (%)....................................       --        --     1.18          1.86 (c)            --             --

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.
(d)The Portfolio has entered into arrangements with certain brokers who paid a portion of the Portfolio's expenses.



                                    MSF-117

METROPOLITAN SERIES FUND, INC.

 STATE STREET RESEARCH AGGRESSIVE GROWTH PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS



 INVESTMENT OBJECTIVE
 MAXIMUM CAPITAL APPRECIATION.

 INCEPTION
 DATE  4/29/88

 ASSET CLASS
 MID CAP STOCKS

                                  NET ASSETS
                                 $1.1 BILLION

                               PORTFOLIO MANAGER
                             CATHERINE DUDLEY, CFA


PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the State Street Research Aggressive Growth Portfolio returned -23.8% compared to the Russell MidCap Growth Index,/9/, which returned -20.2% and the Standard and Poor's 500 Composite Stock Price Index/3/ which returned -11.9% for the same time period. The average return of the portfolio's peer group, the Lipper Variable Insurance Products Mid Cap Growth Funds universe/15/, was -23.3% for the same period. The portfolio's underperformance can be attributed primarily to our emphasis on defensive sectors late in the year as the market rallied and a relatively higher than normal exposure to cash.

PORTFOLIO ACTIVITY
During a year that was generally negative for growth stocks, our defensive posture relative to the index helped performance until late in the year when the stock market rallied in the aftermath of September 11th sell-off. The fund's technology investments were both a plus and a minus. Our light exposure to technology helped performance early in the year as disappointing earnings and slower economic growth steered investors away from the sector, but it hurt when the sector staged a rally at mid-year and again in the fourth quarter. Our investments in consumer-oriented segments of the market, such as restaurants and retail stocks, did well as consumers continued to spend despite an economic recession. Our investments in healthcare also made a positive contribution to performance. New product introductions, attractive earnings growth prospects, and the general defensive nature of the sector all contributed positively to the returns we experienced. We ended the year overweighted in both healthcare and consumer stocks relative to the index and underweighted in technology, although we expect to close that gap by adding to technology where we find attractive opportunities. We also cut the fund's cash position back to around
3.4 percent.

PORTFOLIO OUTLOOK/A/
We believe that economic growth actually picked up in the fourth quarter of 2001 and that it will continue to improve into the second half of the year, so we have begun to reposition the portfolio to reflect our optimism. As we increase our exposure to technology, we plan to reduce our exposure to more defensive segments of the market, such as healthcare, which has enjoyed a strong run. We have also begun to increase our exposure to energy and insurance stocks as the result of our economic outlook. Insurance stocks also stand to benefit from a favorable pricing environment.

We will look to add stocks with higher growth prospects back into the portfolio mix to reflect our expectations of a stronger environment over the next year. Our expectation is for growth stocks to outperform value in an environment in which investors focus more on rising earnings expectations than on valuations. We believe that all market sectors have the potential to participate in a rising stock market, with better performance coming from cyclical growth industries such as technology and consumer goods.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                    % OF TOTAL
                 SECURITY                           NET ASSETS
                 ---------------------------------------------
                 BARR LABORATORIES, INC............    2.8%
                 SEPRACOR, INC.....................    2.7
                 ANDRX CORP........................    2.5
                 ADVANCED MICRO DEVICES, INC.......    2.2
                 EXPRESS SCRIPTS, INC..............    2.1
                 INVESTORS FINANCIAL SERVICES CORP.    2.1
                 BRINKER INTERNATIONAL, INC........    2.1
                 WELLPOINT HEALTH NETWORKS, INC....    1.9
                 EBAY, INC.........................    1.9
                 CIRCUIT CITY STORES, INC..........    1.8

                See footnotes to Portfolio Manager Commentary.

 A $10,000 INVESTMENT COMPARED TO THE S&P 500 INDEX AND RUSSELL MIDCAP GROWTH
                             INDEX SINCE 12/31/91



                                    [CHART]

           State Street
       Research Aggressive  Russell MidCap
             Growth             Growth      S&P 500 Index
       -------------------  --------------  -------------
12/91       $10,000            $10,000         $10,000
12/92        11,041             10,871          10,761
12/93        13,540             12,088          11,843
12/94        13,285             11,826          11,999
12/95        17,203             15,845          16,502
12/96        18,533             18,614          20,289
12/97        19,769             22,810          27,055
12/98        22,477             26,884          34,787
12/99        29,949             40,674          42,106
12/00        27,666             35,895          38,276
12/01        21,093             28,662          33,730
--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------
                             STATE STREET RESEARCH
                          AGGRESSIVE GROWTH PORTFOLIO

                                                   RUSSELL
                                SSR        SSR     MIDCAP
                             AGGRESSIVE AGGRESSIVE GROWTH  S&P 500
                              CLASS A    CLASS E    INDEX   INDEX
             1 Year            -23.8%       N/A     -20.2%  -11.9%
             3 Years            -2.1        N/A       2.2    -1.0
             5 Years             2.6        N/A       9.0    10.7
             10 Years            7.3        N/A      11.1    12.9
             Since Inception    11.3      -13.4(a)   13.1    14.2

--------------------------------------------------------------------------------

(a)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                                    MSF-118

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH AGGRESSIVE GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--95.3% OF TOTAL NET ASSETS



                                                     VALUE
 SHARES                                            (NOTE 1A)
          APPAREL & TEXTILES--1.0%
  330,200 Jones Apparel Group, Inc. (b) (c)..... $   10,952,734
                                                 --------------

          BIOTECHNOLOGY--2.7%
  193,700 Forest Laboratories, Inc. (b).........     15,873,715
  217,500 Genzyme Corp. (b).....................     13,019,550
                                                 --------------
                                                     28,893,265
                                                 --------------

          BUILDING & CONSTRUCTION--1.1%
  178,500 American Standard Cos., Inc. (b)......     12,179,055
                                                 --------------

          BUSINESS SERVICES--3.0%
  518,496 Concord EFS, Inc. (b).................     16,996,299
  417,100 Paychex, Inc..........................     14,535,935
                                                 --------------
                                                     31,532,234
                                                 --------------

          COMMUNICATION SERVICES--3.8%
  539,300 Adelphia Communications Corp. (c).....     16,815,374
  304,600 Lamar Advertising Co..................     12,896,764
  267,600 Univision Communications, Inc. (b) (c)     10,827,096
                                                 --------------
                                                     40,539,234
                                                 --------------

          COMMUNICATIONS--1.0%
  312,100 Brocade Communications Systems,
           Inc. (b) (c).........................     10,336,752
                                                 --------------

          COMPUTERS & BUSINESS EQUIPMENT--10.7%
1,459,700 Advanced Micro Devices, Inc. (b)......     23,150,842
  531,900 Altera Corp...........................     11,286,918
  282,800 Broadcom Corp.........................     11,558,036
  629,200 Cypress Semiconductor Corp. (b).......     12,539,956
  403,200 National Semiconductor Corp...........     12,414,528
  156,900 Polycom, Inc. (b).....................      5,345,583
  702,000 RF Micro Devices, Inc. (b) (c)........     13,499,460
  520,700 Riverstone Networks, Inc. (c).........      8,643,620
1,033,800 Symbol Technologies, Inc..............     16,416,744
                                                 --------------
                                                    114,855,687
                                                 --------------

          DOMESTIC OIL--4.4%
  179,100 Anadarko Petroleum Corp...............     10,181,835
  354,800 EOG Resources, Inc....................     13,876,228
  670,100 Ocean Energy, Inc. (b)................     12,865,920
  583,200 XTO Energy, Inc. (c)..................     10,206,000
                                                 --------------
                                                     47,129,983
                                                 --------------

          DRUGS & HEALTH CARE--22.5%
  381,200 Andrx Corp. (b).......................     26,840,292
  287,800 Biogen, Inc...........................     16,505,330
  540,500 Cytyc Corp. (b).......................     14,107,050

                                                          VALUE
 SHARES                                                 (NOTE 1A)
          DRUGS & HEALTH CARE--(CONTINUED)
  492,200 Express Scripts, Inc. (b) (c)............. $    23,015,272
  422,000 ICN Pharmaceuticals, Inc. (c).............      14,137,000
  153,500 IDEC Pharmaceuticals Corp. (b)............      10,580,755
  340,100 King Pharmaceuticals, Inc. (b)............      14,328,413
  253,500 Quest Diagnostics, Inc. (b)...............      18,178,485
  508,200 Sepracor, Inc. (b) (c)....................      28,997,892
  491,700 Shire Pharmaceuticals Group, Plc.
           (ADR) (b)................................      17,996,220
  640,600 Sicor, Inc. (b)...........................      10,044,608
  130,600 St. Jude Medical, Inc. (b)................      10,141,090
  239,700 Teva Pharmaceutical Industries, Ltd. (ADR)      14,772,711
  178,500 Wellpoint Health Networks, Inc. (b).......      20,857,725
                                                     ---------------
                                                         240,502,843
                                                     ---------------

          ELECTRONICS--4.7%
  285,500 Intersil Holding Corp.....................       9,207,375
  246,500 Millipore Corp............................      14,962,550
  519,300 Sanmina Corp..............................      10,334,070
  412,600 Waters Corp. (b)..........................      15,988,250
                                                     ---------------
                                                          50,492,245
                                                     ---------------

          FINANCIAL SERVICES--4.6%
  204,200 Capital One Financial Corp................      11,016,590
  339,400 Investors Financial Services Corp.........      22,471,674
  240,100 Lehman Brothers Holdings, Inc.............      16,038,680
                                                     ---------------
                                                          49,526,944
                                                     ---------------

          FOOD & BEVERAGES--2.5%
  563,900 Coca Cola Enterprises, Inc................      10,680,266
  663,200 Pepsi Bottling Group, Inc.................      15,585,200
                                                     ---------------
                                                          26,265,466
                                                     ---------------

          HOTELS & RESTAURANTS--1.3%
  271,900 Tricon Global Restaurants, Inc. (b).......      13,377,480
                                                     ---------------

          INDUSTRIAL MACHINERY--0.6%
  135,900 Roper Industries, Inc.....................       6,727,050
                                                     ---------------

          INSURANCE--1.4%
  379,000 ACE, Ltd..................................      15,216,850
                                                     ---------------

          INVESTMENT TRUSTS--1.1%
  123,600 Midcap SPDR Trust Series 1................      11,470,080
                                                     ---------------

          LEISURE--1.4%
  216,100 International Game Technology (b) (c).....      14,759,630
                                                     ---------------

                See accompanying notes to financial statements.

                                    MSF-119

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH AGGRESSIVE GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)
                                             SHORT TERM INVESTMENTS--3.4%


                                                  VALUE
 SHARES                                         (NOTE 1A)
          MEDICAL LABORATORIES--2.8%
  375,500 Barr Laboratories, Inc. (b) (c).... $   29,799,680
                                              --------------

          PETROLEUM SERVICES--1.3%
  403,000 Noble Drilling Corp. (b)...........     13,718,120
                                              --------------

          RETAIL--12.4%
  751,600 Brinker International, Inc. (b)....     22,367,616
  204,100 CDW Computer Centers., Inc. (b)....     10,962,211
  742,400 Circuit City Stores, Inc...........     19,265,280
  218,200 Kohl's Corp........................     15,370,008
  958,500 Staples, Inc.......................     17,923,950
  345,000 The Talbots, Inc. (c)..............     12,506,250
  413,700 Tiffany & Co.......................     13,019,139
  309,600 eBay, Inc. (b) (c).................     20,712,240
                                              --------------
                                                 132,126,694
                                              --------------

          SEMICONDUCTORS--1.2%
  551,800 Flextronics International, Ltd. (b)     13,237,682
                                              --------------

          SOFTWARE--9.8%
  290,700 Adobe Systems, Inc.................      9,026,235
  499,600 Cadence Design Systems, Inc. (b)...     10,951,232
  513,100 Citrix Systems, Inc. (b) (c).......     11,626,846
  240,500 Electronic Arts, Inc. (b)..........     14,417,975
  337,800 Expedia, Inc. (b) (c)..............     13,718,058
  406,800 Intuit, Inc. (b)...................     17,402,904
  278,700 Mercury Interactive Corp. (b)......      9,470,226
  571,300 Peregrine Systems, Inc. (b)........      8,472,379
  265,700 VeriSign, Inc. (b) (c).............     10,107,228
                                              --------------
                                                 105,193,083
                                              --------------
          Total Common Stocks
           (Identified Cost $951,028,419)....  1,018,832,791
                                              --------------

   FACE                                             VALUE
  AMOUNT                                          (NOTE 1A)
            COMMERCIAL PAPER--3.4%
$12,018,000 American Express Credit Corp.
             1.970%, 01/02/02.................. $   12,017,342
 18,737,000 Citicorp 1.870%, 01/04/02..........     18,734,080
  5,540,000 General Electric Capital Corp.
             1.750%, 01/09/02..................      5,537,846
                                                --------------
                                                    36,289,268
                                                --------------
            Total Short Term Investments
             (Identified Cost $36,289,268).....     36,289,268
                                                --------------
            Total Investments--98.7%
             (Identified Cost $987,317,687) (a)  1,055,122,059
            Other assets less liabilities......     14,124,344
                                                --------------
            TOTAL NET ASSETS--100%............. $1,069,246,403
                                                ==============

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $989,595,440 for federal income tax purposes was as follows:

       Aggregate gross unrealized appreciation for all
        investments in which there is an excess of value
        over tax cost...................................... $111,700,364
       Aggregate gross unrealized depreciation for all
        investments in which there is an excess of tax cost
        over value.........................................  (46,173,745)
                                                            ------------
       Net unrealized appreciation......................... $ 65,526,619
                                                            ============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $76,594,675 with cash collateral backing valued at $77,184,477 and securities collateral backing valued at $3,294,272.

Key to Abbreviations:
ADR--An American Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADR's significantly influenced by trading on exchanges not located in the United States or Canada.

                See accompanying notes to financial statements.

                                    MSF-120

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH AGGRESSIVE GROWTH PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

      ASSETS
        Investments at value..................             $1,055,122,059
        Cash..................................                    227,842
        Receivable for:
         Securities sold......................                 31,192,711
         Fund shares sold.....................                     22,580
         Dividends and interest...............                    165,787
         Collateral for securities loaned.....                 77,184,477
        Prepaid Expense.......................                     57,135
                                                           --------------
          Total Assets........................              1,163,972,591
      LIABILITIES
        Payable for:
         Fund shares redeemed................. $ 1,683,885
         Securities purchased.................  15,181,121
         Return of collateral for securities
          loaned..............................  77,184,477
        Accrued expenses :
         Management fees......................     651,770
         Other expenses.......................      24,935
                                               -----------
          Total Liabilities...................                 94,726,188
                                                           --------------
      NET ASSETS..............................             $1,069,246,403
                                                           ==============
        Net assets consist of:
         Capital paid in......................             $1,385,259,112
         Accumulated net realized gains
          (losses)............................               (383,817,081)
         Unrealized appreciation
          (depreciation) on investments.......                 67,804,372
                                                           --------------
      NET ASSETS..............................             $1,069,246,403
                                                           ==============
      Computation of offering price:
      CLASS A
      Net asset value and redemption price
       per share ($1,069,246,316
       divided by 59,785,068 shares of
       beneficial interest)...................             $        17.88
                                                           ==============
      CLASS E
      Net asset value and redemption price
       per share ($87 divided by 5 shares
       of beneficial interest)................             $        17.88
                                                           ==============
      Identified cost of investments..........             $  987,317,687
                                                           ==============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

          INVESTMENT INCOME
            Dividends....................             $  2,772,587 (a)
            Interest.....................                4,856,134 (b)
                                                      -------------
                                                          7,628,721
          EXPENSES
            Management fees.............. $8,357,463
            Directors' fees and expenses.     11,746
            Custodian....................    180,559
            Audit and tax services.......     21,292
            Legal........................      4,032
            Printing.....................    444,391
            Insurance....................      8,931
            Miscellaneous................        517
                                          ----------
              Total expenses before
               reductions................  9,028,931
            Expense reductions...........   (139,346)     8,889,585
                                          ----------  -------------
          NET INVESTMENT LOSS............                (1,260,864)
                                                      -------------
          REALIZED AND UNREALIZED GAIN (LOSS)
          Realized gain (loss) on:
            Investments--net.............              (379,674,078)
          Unrealized appreciation
           (depreciation) on:
            Investments--net.............                31,725,899
                                                      -------------
          Net gain (loss)................              (347,948,179)
                                                      -------------
          NET INCREASE (DECREASE) IN NET
           ASSETS FROM OPERATIONS........             $(349,209,043)
                                                      =============

(a)Net of foreign taxes of $20,530
(b)Income on securities loaned $207,337

                See accompanying notes to financial statements.

                                    MSF-121

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH AGGRESSIVE GROWTH PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                       YEAR ENDED      YEAR ENDED
                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          2001            2000
                                                                     --------------  --------------
FROM OPERATIONS
  Net investment loss............................................... $   (1,260,864) $   (2,117,300)
  Net realized gain (loss)..........................................   (379,674,078)    319,177,117
  Unrealized appreciation (depreciation)............................     31,725,899    (444,445,794)
                                                                     --------------  --------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................   (349,209,043)   (127,385,977)
                                                                     --------------  --------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................       (645,120)              0
  Net realized gain
   Class A..........................................................   (320,255,972)   (202,642,237)
                                                                     --------------  --------------
  TOTAL DISTRIBUTIONS...............................................   (320,901,092)   (202,642,237)
                                                                     --------------  --------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.    238,284,400     230,259,652
                                                                     --------------  --------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   (431,825,735)    (99,768,562)

NET ASSETS
  Beginning of the year.............................................  1,501,072,138   1,600,840,700
                                                                     --------------  --------------
  End of the year................................................... $1,069,246,403  $1,501,072,138
                                                                     ==============  ==============
UNDISTRIBUTED NET INVESTMENT LOSS
  End of the year................................................... $            0  $            0
                                                                     ==============  ==============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                       YEAR ENDED                 YEAR ENDED
                                                                   DECEMBER 31, 2001          DECEMBER 31, 2000
                                                               -------------------------  -------------------------
                                                                 SHARES          $          SHARES          $
                                                               ----------  -------------  ----------  -------------
CLASS A
  Sales.......................................................  3,014,132  $  60,472,342   5,418,093  $ 213,084,301
  Reinvestments............................................... 16,037,036    320,901,092   5,144,510    202,642,237
  Redemptions................................................. (6,787,945)  (143,089,134) (4,680,487)  (185,466,886)
                                                               ----------  -------------  ----------  -------------
  Net increase (decrease)..................................... 12,263,223  $ 238,284,300   5,882,116  $ 230,259,652
                                                               ==========  =============  ==========  =============
CLASS E
  Sales.......................................................          5  $         100           0  $           0
  Reinvestments...............................................          0              0           0              0
  Redemptions.................................................          0              0           0              0
                                                               ----------  -------------  ----------  -------------
  Net increase (decrease).....................................          5  $         100           0  $           0
                                                               ==========  =============  ==========  =============
  Increase (decrease) derived from capital share transactions. 12,263,228  $ 238,284,400   5,882,116  $ 230,259,652
                                                               ==========  =============  ==========  =============

                See accompanying notes to financial statements.

                                    MSF-122

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH AGGRESSIVE GROWTH PORTFOLIO

 FINANCIAL HIGHLIGHTS


                                                                                    CLASS A
                                                          ----------------------------------------------------------

                                                                            YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------------------
                                                             2001        2000        1999        1998        1997
                                                          ----------  ----------  ----------  ----------  ----------
NET ASSET VALUE, BEGINNING OF PERIOD..................... $    31.59  $    38.45  $    29.53  $    27.61  $    27.11
                                                          ----------  ----------  ----------  ----------  ----------
INCOME FROM INVESTMENT OPERATIONS
  Net investment loss....................................      (0.02)      (0.04)      (0.12)      (0.06)      (0.03)
  Net realized and unrealized gain (loss) on investments.      (6.73)      (1.98)       9.86        3.75        1.67
                                                          ----------  ----------  ----------  ----------  ----------
  Total from investment operations.......................      (6.75)      (2.02)       9.74        3.69        1.64
                                                          ----------  ----------  ----------  ----------  ----------
LESS DISTRIBUTIONS
  Distributions from net investment income...............      (0.01)       0.00        0.00        0.00        0.00
  Distributions from net realized capital gains..........      (6.95)      (4.84)      (0.82)      (1.77)      (1.14)
                                                          ----------  ----------  ----------  ----------  ----------
  Total distributions....................................      (6.96)      (4.84)      (0.82)      (1.77)      (1.14)
                                                          ----------  ----------  ----------  ----------  ----------
NET ASSET VALUE, END OF PERIOD........................... $    17.88  $    31.59  $    38.45  $    29.53  $    27.61
                                                          ==========  ==========  ==========  ==========  ==========
TOTAL RETURN (%).........................................      (23.8)       (7.6)       33.2        13.7         6.7
Ratio of operating expenses to average net assets before
 expense reductions (%)..................................       0.77        0.73        0.72        0.75        0.81
Ratio of operating expenses to average net assets after
 expense reductions (%)(d)...............................       0.76        0.72          --          --          --
Ratio of net investment loss to average net assets (%)...      (0.11)      (0.12)      (0.31)      (0.20)      (0.10)
Portfolio turnover rate (%)..............................        150         170          86          97         219
Net assets, end of period (000).......................... $1,069,246  $1,501,072  $1,600,841  $1,431,337  $1,391,956

                                                             CLASS E
                                                          --------------
                                                          MAY 1, 2001(A)
                                                             THROUGH
                                                           DECEMBER 31,
                                                               2001
                                                          --------------
NET ASSET VALUE, BEGINNING OF PERIOD.....................     $20.66
                                                              ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment loss....................................      (0.02)
  Net realized and unrealized gain (loss) on investments.      (2.76)
                                                              ------
  Total from investment operations.......................      (2.78)
                                                              ------
LESS DISTRIBUTIONS
  Distributions from net investment income...............       0.00
  Distributions from net realized capital gains..........       0.00
                                                              ------
  Total distributions....................................       0.00
                                                              ------
NET ASSET VALUE, END OF PERIOD...........................     $17.88
                                                              ======
TOTAL RETURN (%).........................................      (13.4)(b)
Ratio of operating expenses to average net assets before
 expense reductions (%)..................................       0.92 (c)
Ratio of operating expenses to average net assets after
 expense reductions (%)(d)...............................       0.91 (c)
Ratio of net investment loss to average net assets (%)...      (0.12)(c)
Portfolio turnover rate (%)..............................        150
Net assets, end of period (000)..........................     $  0.1

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.
(d)The Portfolio has entered into arrangements with certain brokers who paid a portion of the Portfolio's expenses.


                                    MSF-123

METROPOLITAN SERIES FUND, INC.

 FRANKLIN TEMPLETON SMALL CAP GROWTH PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS



 INVESTMENT OBJECTIVE
 TO ACHIEVE LONG-TERM GROWTH OF CAPITAL.

 INCEPTION DATE  5/1/01

 ASSET CLASS
 SMALL CAP

                                  NET ASSETS
                                 $12.0 MILLION

                             PORTFOLIO MANAGEMENT
             EDWARD B. JAMIESON, MICHAEL MCCARTHY, AIDAN O'CONNELL


PERFORMANCE AT-A-GLANCE
From its inception on May 1, 2001 to the end of the year, the Class A shares of the Franklin Templeton Small Cap Growth Portfolio returned -11.2%, underperforming its benchmark, the Russell 2500 Growth Index/10/, which returned -3.4% over the same time period. The portfolio performance was a result of being overweight in poor performing sectors, such as communications services, telecom equipment, and software, while being underweight in the consumer-oriented and health care sectors. Investments in financials, energy, and transportation benefited the portfolio's performance, but could not counterbalance the damage done by technology.

PORTFOLIO ACTIVITY
This year has been an extremely challenging and disappointing period for the global economy and most equity investors. The equity markets have been extremely volatile in 2001, reflecting uncertainty in the economy. Though there were powerful growth stock rallies, they were followed by declines that left growth stocks even lower than before. The aftermath of the terrorist attacks caused the steepest and most profound decline of the year in late September. Throughout the year, investors rotated frequently between sectors as they alternatively sought refuge or exposure to a rebounding economy. In aggregate though, investors retreated to familiar, more comfortable sectors from arcane sectors like technology and biotechnology. The best performing sectors within the small and medium capitalization market were the low growth sectors that fulfill consumers everyday needs, namely homebuilders, health care services companies, recreational product suppliers, alcoholic beverages, food processors, retailers, lenders, and insurers.

The portfolio's managers have consistently favored investments in sectors with high long-term growth rates, such as technology and business services. However, despite these sectors' high long-term growth rates, their short-term growth rates turned steeply negative in late 2000 as the economy began tipping into recession and the sectors grappled with overcapacity. The managers too eagerly invested in technology stocks throughout 2001. During market pullbacks, especially the one in late September, the managers invested in selective technology stocks in addition to media, business services, and lodging stocks. Though the September purchases have thus far yielded profitable returns, many of the earlier unprofitable investments have been a drag on the portfolio's overall performance.

PORTFOLIO OUTLOOK/A/
The managers regret that they did not invest enough in defensive sectors, but instead invested too much and too early in sectors that would benefit from an economic rebound. Such a strategy clearly hurt performance throughout the first two quarters since the inception of the portfolio in May. It was only in the fourth calendar quarter of 2001 that the portfolio was able to benefit from the equity market's enthusiasm for an economic recovery. The managers are indeed hopeful that such an economic recovery is commencing and they believe the portfolio is positioned to benefit from renewed economic growth. Though the managers recognize that equity market volatility will persist until there is clear evidence of economic growth, they are confident that the economy will respond favorably to pro-active Fed policy, lower energy costs, tax cuts, and the successful end to the Afghan conflict.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                     % OF TOTAL
                SECURITY                             NET ASSETS
                -----------------------------------------------
                FORWARD AIR CORP....................    2.6%
                VARIAN SEMICONDUCTOR EQUIPMENT, INC.    2.4
                INTEGRATED CIRCUIT SYSTEMS, INC.....    2.1
                NATIONAL INSTRUMENTS CORP...........    2.1
                ALPHARMA, INC.......................    2.0
                RUDOLPH TECHNOLOGIES, INC...........    2.0
                METTLER TOLEDO INTERNATIONAL, INC...    1.8
                CATAPULT COMMUNICATIONS CORP........    1.7
                ATLANTIC COAST AIRLINES HOLDINGS....    1.7
                POWERWAVE TECHNOLOGIES..............    1.6

                See footnotes to Portfolio Manager Commentary.

  A $10,000 INVESTMENT COMPARED TO THE RUSSELL 2500 GROWTH INDEX SINCE 5/1/01


                                    [CHART]

           Franklin Templeton     Russell 2500
            Small Cap Growth      Growth Index
                --------            --------
5/01             10,000              10,000
12/01             8,879               9,661


--------------------------------------------------------------------------------
                         AVERAGE ANNUAL TOTAL RETURNS
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                    FRANKLIN TEMPLETON       RUSSELL
                                SMALL CAP GROWTH PORTFOLIO 2500 GROWTH
                                CLASS A    CLASS B CLASS E    INDEX
             Since Inception(a) -11.2%     -11.2%  -11.2%     -3.4%

--------------------------------------------------------------------------------

(a)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                                    MSF-124

METROPOLITAN SERIES FUND, INC.
FRANKLIN TEMPLETON SMALL CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--89.0% OF TOTAL NET ASSETS



                                                     VALUE
SHARES                                             (NOTE 1A)
       AIR TRAVEL--1.9%
   400 Alaska Air Group, Inc. (b)................ $     11,640
 8,700 Atlantic Coast Airlines Holdings, Inc. (b)      202,623
   600 Mesa Air Group, Inc. (b)..................        4,512
   200 Skywest, Inc..............................        5,090
                                                  ------------
                                                       223,865
                                                  ------------

       APPAREL & TEXTILES--0.1%
   300 Jones Apparel Group, Inc. (b).............        9,951
   600 Tommy Hilfiger Corp. (ADR)................        8,250
                                                  ------------
                                                        18,201
                                                  ------------

       AUTO PARTS--1.2%
 5,300 Gentex Corp. (b)..........................      141,669
                                                  ------------

       BANKS--0.6%
   400 City National Corp........................       18,740
   400 Commerce Bancorp, Inc. (b)................       15,736
 1,400 Silicon Valley Bancshares (b).............       37,422
   100 Wilmington Trust Corp.....................        6,331
                                                  ------------
                                                        78,229
                                                  ------------

       BROADCASTING--0.1%
   300 Radio One, Inc. (b).......................        5,541
   600 Radio One, Inc. (Class D) (b).............       10,806
                                                  ------------
                                                        16,347
                                                  ------------

       BUILDING & CONSTRUCTION--0.4%
 2,000 Crane Co..................................       51,280
                                                  ------------

       BUSINESS SERVICES--4.6%
   200 American Dental Partners, Inc.............        1,260
   300 Corporate Executive Board Co. (b).........       11,010
   600 Devry, Inc. (b)...........................       17,070
 8,200 Digitalthink, Inc. (b)....................       88,560
 3,400 PDI, Inc..................................       75,888
 2,400 Pegasus Systems, Inc. (b).................       34,080
 1,100 Princeton Review, Inc.....................        8,415
 7,100 Probusiness Services, Inc. (b)............      133,480
 6,100 Resources Connection, Inc. (b)............      160,613
   200 Robert Half International, Inc............        5,340
   200 Sotheby's Holdings, Inc. (b)..............        3,322
   100 The Bisys Group, Inc. (b).................        6,399
                                                  ------------
                                                       545,437
                                                  ------------

       CHEMICALS--1.6%
 1,000 Cambrex Corp. (b).........................       43,600
 3,200 Minerals Technologies, Inc................      149,248
                                                  ------------
                                                       192,848
                                                  ------------

                                                     VALUE
SHARES                                             (NOTE 1A)

       COMMUNICATION SERVICES--4.0%
 7,900 Acme Communications, Inc. (b)............. $     53,246
   500 Alamosa Holdings, Inc. (b)................        5,965
 1,400 Alaska Communications Systems, Inc. (b)...       11,158
   300 Allegiance Telecom, Inc. (b)..............        2,487
   400 Centurytel, Inc...........................       13,120
   200 Cox Radio, Inc............................        5,096
   700 Cumulus Media, Inc. (b)...................       11,326
   300 Entercom Communications Corp. (b).........       15,000
11,000 Entravision Common Corp...................      131,450
 1,300 Hispanic Broadcasting Corp. (b)...........       33,150
   600 ITC Deltacom (b)..........................          522
   300 Lamar Advertising Co......................       12,702
 4,200 Leap Wireless International, Inc. (b).....       88,074
 1,100 Mediacom Communications Corp. (b).........       20,086
   500 Millicom International Cellular S.A. (ADR)        6,075
   400 Rural Cellular Corp. (b)..................        8,900
   500 US Unwired, Inc. (b)......................        5,090
 2,300 UbiquiTel, Inc. (b).......................       17,135
   300 Western Multiplex Corp. (b)...............        1,620
   900 Western Wireless Corp.....................       25,425
                                                  ------------
                                                       467,627
                                                  ------------

       COMMUNICATIONS--1.4%
 4,100 Cal Dive International, Inc. (b)..........      101,188
 1,100 Core Laboratories N.V. (ADR)..............       15,422
 6,700 Grey Wolf, Inc. (b).......................       19,899
   200 Hydril Co. (b)............................        3,526
   700 Oil States International, Inc. (b)........        6,370
 1,500 Superior Energy Services, Inc. (b)........       12,975
 1,600 Trico Marine Services, Inc. (b)...........       12,080
                                                  ------------
                                                       171,460
                                                  ------------

       COMPUTERS & BUSINESS EQUIPMENT--16.8%
 1,200 AXT, Inc. (b).............................       17,316
 5,300 Advanced Digital Information Corp. (b)....       85,012
10,100 Advanced Fibre Communications (b).........      178,467
   500 Alpha Industries, Inc. (b)................       10,900
 5,600 Anaren Microwave, Inc. (b)................       96,992
   800 Applied Micro Circuits Corp...............        9,056
   400 Cable Design Technologies Corp. (b).......        5,472
 7,800 Catapult Communications Corp. (b).........      203,268
 1,200 Cirrus Logic, Inc. (b)....................       15,864
 4,700 Credence Systems Corp. (b)................       87,279
 3,200 Emcore Corp. (b)..........................       43,040
   300 Harmonic, Inc. (b)........................        3,606
11,100 Integrated Circuit Systems, Inc. (b)......      250,749
 1,800 Lam Research Corp. (b)....................       41,796
 9,500 Maxtor Corp. (b)..........................       60,230
 1,900 McData Corp...............................       46,550
 1,300 Novellus Systems, Inc.....................       51,285

                See accompanying notes to financial statements.

                                    MSF-125

METROPOLITAN SERIES FUND, INC.
FRANKLIN TEMPLETON SMALL CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)

                                                   VALUE
SHARES                                           (NOTE 1A)
       COMPUTERS & BUSINESS EQUIPMENT--(CONTINUED)
 4,100 Oak Technology, Inc. (b)................ $    56,375
   600 Oni Systems Corp........................       3,762
 1,500 Polycom, Inc. (b).......................      51,105
11,400 Powerwave Technologies, Inc. (b)........     196,992
   200 QLogic Corp.............................       8,902
 1,900 Redback Networks, Inc...................       7,505
 2,400 Semtech Corp. (b).......................      85,656
 3,900 Sierra Wireless, Inc. (ADR) (b).........      73,515
 1,400 Siliconware Precision Industries Co.....       6,020
 1,100 Tekelec, Inc............................      19,921
 8,300 Varian Semiconductor Equipment, Inc. (b)     287,097
   400 Vitesse Semiconductor Corp..............       4,972
 1,000 Western Digital Corp. (b)...............       6,270
                                                -----------
                                                  2,014,974
                                                -----------

       CONTAINERS & GLASS--1.0%
 6,900 Pactiv Corp. (b)........................     122,475
                                                -----------

       DOMESTIC OIL--2.6%
 5,400 Chesapeake Energy Corp. (b).............      35,694
 1,800 Spinnaker Exploration Co. (b)...........      74,088
 3,200 Stone Energy Corp. (b)..................     126,400
 3,700 Swift Energy Co. (b)....................      74,740
                                                -----------
                                                    310,922
                                                -----------

       DRUGS & HEALTH CARE--5.8%
   300 Alexion Pharmaceuticals, Inc. (b).......       7,332
   600 Alkermes, Inc...........................      15,816
   400 Alliance Imaging, Inc...................       4,880
 9,100 Alpharma, Inc...........................     240,695
   300 American Medical Systems Holdings (b)...       6,207
   400 Aspect Medical Systems, Inc.............       4,000
   300 Aviron (b)..............................      14,919
 1,200 Beverly Enterprises, Inc. (b)...........      10,320
   700 COR Therapeutics, Inc. (b)..............      16,751
 1,100 Caliper Technologies Corp. (b)..........      17,171
   500 Caremark RX, Inc. (b)...................       8,155
   300 Celgene Corp............................       9,576
   100 Collateral Therapeutics (b).............         626
   800 Epoch Biosciences, Inc..................       2,000
   300 Exelixis, Inc. (b)......................       4,986
   100 Guilford Pharmaceuticals, Inc. (b)......       1,200
   100 ISTA Pharmaceuticals, Inc...............         672
   100 Illumina, Inc. (b)......................       1,176
   200 Inspire Phamaceutical, Inc. (b).........       2,818
   700 Integra LifeSciences Holdings Corp. (b).      18,438
   200 Intermune, Inc. (b).....................       9,852
   300 Laboratory Corp. America Holdings (b)...      24,255
   200 Maximus, Inc. (b).......................       8,412
   200 Medicines Co. (b).......................       2,318
   300 NPS Pharmaceuticals, Inc. (b)...........      11,490

                                                       VALUE
SHARES                                               (NOTE 1A)
       DRUGS & HEALTH CARE--(CONTINUED)
   300 OSI Pharmaceuticals, Inc.................... $    13,722
   800 Oratec Interventions, Inc. (b)..............       5,176
 2,900 Ortec International, Inc....................      16,820
   500 Parexel International Corp. (b).............       7,175
   500 Pharmaceutical Product Development, Inc. (b)      16,155
   200 Shire Pharmaceuticals Group, Plc. (ADR) (b).       7,320
   300 Supergen, Inc. (b)..........................       4,296
   700 Texas Biotechnology Corp. (b)...............       4,550
 2,500 Titan Pharmaceuticals, Inc. (b).............      24,525
   100 Triad Hospitals, Inc. (b)...................       2,935
   700 Trimeris, Inc. (b)..........................      31,479
 1,400 Varian Medical Systems, Inc. (b)............      99,764
   400 Ventana Medical Systems, Inc. (b)...........       9,048
   700 Visible Genetics, Inc. (ADR)................       7,805
                                                    -----------
                                                        694,835
                                                    -----------

       ELECTRIC UTILITIES--0.1%
   200 Newpower Holdings, Inc. (b).................         148
   500 Orion Power Holdings, Inc...................      13,050
                                                    -----------
                                                         13,198
                                                    -----------

       ELECTRICAL EQUIPMENT--2.1%
 5,500 Advanced Energy Industries, Inc. (b)........     146,520
 2,400 C&D Technologies, Inc.......................      54,840
 1,600 CTS Corp....................................      25,440
   300 Flir Systems, Inc. (b)......................      11,376
 1,000 Power-One, Inc..............................      10,410
                                                    -----------
                                                        248,586
                                                    -----------

       ELECTRONICS--10.6%
10,500 DDI Corp. (b)...............................     103,320
 2,700 Intersil Holding Corp.......................      87,075
 5,600 Ixia (b)....................................      71,960
   900 Jabil Circuit, Inc. (b).....................      20,448
 4,100 Mettler Toledo International, Inc. (b)......     212,585
   800 Nanometrics, Inc. (b).......................      15,520
 1,701 Perkinelmer, Inc............................      59,569
 2,700 Plexus Corp. (b)............................      71,712
 6,800 Rudolph Technologies, Inc. (b)..............     233,376
   600 Sanmina Corp................................      11,940
 5,400 Sirenza Microdevices, Inc...................      32,886
 3,200 Tektronix, Inc..............................      82,496
 3,400 Trimble Navigation, Ltd. (b)................      55,114
 5,500 Varian, Inc. (b)............................     178,420
   800 Waters Corp. (b)............................      31,000
                                                    -----------
                                                      1,267,421
                                                    -----------

       FINANCIAL SERVICES--1.9%
   200 Affiliated Managers Group, Inc. (b).........      14,096
 1,500 Blackrock, Inc. (b).........................      62,550

                See accompanying notes to financial statements.

                                    MSF-126

METROPOLITAN SERIES FUND, INC.
FRANKLIN TEMPLETON SMALL CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                               VALUE
SHARES                                       (NOTE 1A)
       FINANCIAL SERVICES--(CONTINUED)
1,000  Federated Investors, Inc. (Class B).. $ 31,880
  800  Instinet Group, Inc..................    8,040
  300  Investment Technology Group, Inc. (b)   11,721
  700  Investors Financial Services Corp....   46,347
1,000  Labranche & Co., Inc. (b)............   34,460
  700  Waddell & Reed Financial, Inc........   22,540
                                             --------
                                              231,634
                                             --------

       FOOD & BEVERAGES--1.0%
4,200  Bunge, Ltd. (ADR)....................   97,776
  200  Dean Foods Co........................   13,640
  300  Performance Food Group Co. (b).......   10,551
                                             --------
                                              121,967
                                             --------

       GAS & PIPELINE UTILITIES--2.6%
  600  Atmos Energy Corp....................   12,750
7,300  Nova Chemicals Corp..................  140,671
6,400  Patterson-UTI Energy, Inc............  149,184
  400  Sierra Pacific Resources (b).........    6,020
                                             --------
                                              308,625
                                             --------

       HOTELS & RESTAURANTS--1.9%
  800  Argosy Gaming Corp. (b)..............   26,016
2,700  CEC Entertainment, Inc. (b)..........  117,153
  300  Meristar Hotels & Resorts, Inc.......      207
7,800  Station Casinos, Inc. (b)............   87,282
                                             --------
                                              230,658
                                             --------

       INDUSTRIAL MACHINERY--4.6%
2,400  AGCO Corp............................   37,872
1,700  Cuno, Inc. (b).......................   51,850
  300  Milacron, Inc........................    4,743
1,500  Oshkosh Truck Corp...................   73,125
3,700  Pentair, Inc.........................  135,087
2,800  Reliance Steel & Aluminum Co.........   73,500
3,500  Roper Industries, Inc................  173,250
                                             --------
                                              549,427
                                             --------

       INSURANCE--1.4%
  200  Arch Capital Group Ltd...............    5,150
  300  Mutual Risk Management, Ltd..........    2,190
  300  Protective Life Corp.................    8,679
  800  Radian Group, Inc....................   34,360
3,400  Reinsurance Group America, Inc.......  113,152
                                             --------
                                              163,531
                                             --------

                                                       VALUE
SHARES                                               (NOTE 1A)
       INTERNET--0.7%
5,300  Brio Technology, Inc. (b).................... $ 15,264
1,000  Check Point Software Technologies, Ltd. (ADR)   39,890
1,600  RSA Security, Inc............................   27,936
                                                     --------
                                                       83,090
                                                     --------

       LEISURE--0.1%
  900  WMS Industries, Inc. (b).....................   18,000
                                                     --------

       PAPER & FOREST--0.1%
1,300  Domtar, Inc..................................   13,104
                                                     --------

       RAILROADS & EQUIPMENT--0.4%
1,500  C.H. Robinson Worldwide, Inc.................   43,373
                                                     --------

       REAL ESTATE INVESTMENT TRUST--0.5%
  700  Catellus Development Corp. (b)...............   12,880
1,700  Security Capital Group, Inc. (b).............   43,129
                                                     --------
                                                       56,009
                                                     --------

       RETAIL--4.6%
  600  Abercrombie & Fitch Co. (b)..................   15,918
  800  Brinker International, Inc. (b)..............   23,808
2,100  Chico's FAS, Inc. (b)........................   83,370
4,300  Cost Plus, Inc. (b)..........................  113,950
  900  Family Dollar Stores, Inc. (b)...............   26,982
4,600  Jack in the Box, Inc. (b)....................  126,684
4,800  K-Mart Corp. (b).............................   26,208
4,500  Linens' n Things, Inc. (b)...................  114,750
  200  The Gap, Inc.................................    2,788
  300  The Men's Wearhouse, Inc. (b)................    6,195
  100  Williams-Sonoma, Inc. (b)....................    4,290
                                                     --------
                                                      544,943
                                                     --------

       SEMICONDUCTORS--0.1%
  800  TriQuint Semiconductor, Inc. (b).............    9,808
                                                     --------

       SOFTWARE--10.8%
  600  Answerthink, Inc. (b)........................    3,918
5,800  Avocent Corp. (b)............................  140,650
5,100  Bindview Development Corp. (b)...............   10,251
  700  Covansys Corp. (b)...........................    6,265
  500  Cysive, Inc. (b).............................    1,405
  800  Entrust, Inc. (b)............................    8,152
  400  H.T.E., Inc..................................      800
4,600  Inforte Corp. (b)............................   64,262
  100  Internet Security Systems, Inc...............    3,206
1,400  Interwoven, Inc. (b).........................   13,636
7,300  Jack Henry & Associates, Inc.................  159,432
6,400  Keane, Inc. (b)..............................  115,392

                See accompanying notes to financial statements.

                                    MSF-127

METROPOLITAN SERIES FUND, INC.
FRANKLIN TEMPLETON SMALL CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

                                             SHORT-TERM INVESTMENTS--10.6%
 COMMON STOCKS--(CONTINUED)

                                                    VALUE
SHARES                                            (NOTE 1A)
       SOFTWARE--(CONTINUED)
  800  Liberate Technologies (b)................ $     9,184
2,300  MatrixOne, Inc. (b)......................      29,877
  600  Mercury Interactive Corp. (b)............      20,388
6,900  Micromuse, Inc. (b)......................     103,500
6,600  National Instruments Corp. (b)...........     247,236
  500  Openwave Systems, Inc....................       4,895
4,100  Precise Software Solutions, Ltd..........      84,706
1,200  Predictive Systems, Inc. (b).............       2,352
1,000  Quest Software, Inc......................      22,110
1,000  Retek, Inc. (b)..........................      29,870
5,600  Sapient Corp. (b)........................      43,232
  300  Selectica, Inc. (b)......................       1,815
  400  Serena Software, Inc. (b)................       8,696
  800  Ticketmaster (Class B)...................      13,112
  300  Valicert, Inc............................         870
  300  Veritas Software Corp. (b)...............      13,449
  900  Verity, Inc. (b).........................      18,225
  200  Versicor, Inc. (b).......................       4,070
  900  Vignette Corp............................       4,833
2,700  Wind River Systems, Inc. (b).............      48,357
1,500  i2 Technologies, Inc. (b)................      11,850
2,700  webMethods, Inc. (b).....................      45,252
                                                 -----------
                                                   1,295,248
                                                 -----------

       TRUCKING & FREIGHT FORWARDING--3.4%
1,700  Expeditors International Washington, Inc.      96,815
9,100  Forward Air Corp. (b)....................     308,672
                                                 -----------
                                                     405,487
                                                 -----------
       Total Common Stocks
         (Identified Cost $10,564,013)..........  10,654,278
                                                 -----------

   FACE                                          VALUE
  AMOUNT                                       (NOTE 1A)

           DISCOUNT NOTES--10.6%
$1,265,000 Federal Home Loan Bank
            1.470%, 01/02/02................. $ 1,264,948
                                              -----------
           Total Short Term Investments
            (Identified Cost $1,264,948).....   1,264,948
                                              -----------
           Total Investments--99.6%
            (Identified Cost $11,828,961) (a)  11,919,226
           Other assets less liabilities.....      47,219
                                              -----------
           TOTAL NET ASSETS--100%............ $11,966,445
                                              ===========

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $11,832,693 for federal income tax purposes was as follows:

      Aggregate gross unrealized appreciation for all
      investments in which there is an excess of value over tax
      cost........................................................ $ 680,655
      Aggregate gross unrealized depreciation for all
      investments in which there is an excess of tax cost over
      value.......................................................  (594,122)
                                                                   ---------
      Net unrealized apppreciation................................ $  86,533
                                                                   =========

(b)Non-Income producing security.
Key to Abbreviations:
ADR--An American Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.

                See accompanying notes to financial statements.

                                    MSF-128

METROPOLITAN SERIES FUND, INC.
FRANKLIN TEMPLETON SMALL CAP GROWTH PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value......................         $11,919,226
         Cash......................................               4,718
         Receivable for:
          Securities sold..........................               2,723
          Fund shares sold.........................             119,999
          Dividends and interest...................                 708
          Due from Investment Adviser..............              28,801
          Prepaid expense..........................                 265
                                                            -----------
           Total Assets............................          12,076,440
       LIABILITIES
         Payable for:
          Fund shares redeemed..................... $79,617
          Securities purchased.....................   4,607
          Withholding taxes........................       4
         Accrued expenses:
          Management fees..........................   5,431
          Service and distribution fees Class B....     860
          Other expenses...........................  19,476
                                                    -------
           Total Liabilities.......................             109,995
                                                            -----------
       NET ASSETS..................................         $11,966,445
                                                            ===========
         Net assets consist of:
          Capital paid in..........................         $12,309,754
          Undistributed net investment income......                 741
          Accumulated net realized gains (losses)..            (434,315)
          Unrealized appreciation (depreciation)
           on investments..........................              90,265
                                                            -----------
       NET ASSETS..................................         $11,966,445
                                                            ===========
       Computation of offering price:
       CLASS A
       Net asset value and redemption price per
        share ($7,467,621 divided by 840,787
        shares of beneficial interest).............         $      8.88
                                                            ===========
       CLASS B
       Net asset value and redemption price per
        share ($4,493,180 divided by 506,133
        shares of beneficial interest).............         $      8.88
                                                            ===========
       CLASS E
       Net asset value and redemption price per
        share ($5,644 divided by 635 shares of
        beneficial interest).......................         $      8.88
                                                            ===========
       Identified cost of investments..............         $11,828,961
                                                            ===========

 STATEMENT OF OPERATIONS
EIGHT MONTHS ENDED DECEMBER 31, 2001(B)

       INVESTMENT INCOME
         Dividends................................           $  12,673(a)
         Interest.................................              28,953
                                                             ---------
                                                                41,626
       EXPENSES
         Management fees.......................... $ 38,225
         Service Fees-Class B.....................    2,842
         Directors' fees and expenses.............    6,696
         Custodian................................   59,765
         Audit and tax services...................    7,850
         Legal....................................       17
         Printing.................................    1,430
         Insurance................................       30
         Miscellaneous............................      142
                                                   --------
           Total expenses before reimbursements...  116,997
           Expense reimbursements.................  (69,557)    47,440
                                                   --------  ---------
       NET INVESTMENT LOSS........................              (5,814)
                                                             ---------
       REALIZED AND UNREALIZED GAIN (LOSS)
       Realized gain (loss) on:
         Investments--net.........................            (434,475)
       Unrealized appreciation (depreciation) on:
         Investments--net.........................              90,265
                                                             ---------
       Net gain (loss)............................            (344,210)
                                                             ---------
       NET INCREASE (DECREASE) IN NET ASSETS
        FROM OPERATIONS...........................           $(350,024)
                                                             =========

(a)Net of foreign taxes of $5
(b)Portfolio commenced operations May 1, 2001.

                See accompanying notes to financial statements.

                                    MSF-129

METROPOLITAN SERIES FUND, INC.
FRANKLIN TEMPLETON SMALL CAP GROWTH PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS



                                                                     MAY 1, 2001(A)
                                                                        THROUGH
                                                                      DECEMBER 31,
                                                                          2001
                                                                     --------------
FROM OPERATIONS
  Net investment income.............................................  $    (5,814)
  Net realized gain (loss)..........................................     (434,475)
  Unrealized appreciation (depreciation)............................       90,265
                                                                      -----------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................     (350,024)
                                                                      -----------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.   12,316,469
                                                                      -----------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   11,966,445
NET ASSETS
  Beginning of the period...........................................            0
                                                                      -----------
  End of the period.................................................  $11,966,445
                                                                      ===========
UNDISTRIBUTED NET INVESTMENT INCOME
  End of the period.................................................  $       741
                                                                      ===========

OTHER INFORMATION:
CAPITAL SHARES
Transactions in capital shares were as follows:

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 2001
                                                               ----------------------
                                                                SHARES         $
                                                               ---------  -----------
CLASS A
  Sales....................................................... 1,405,895  $12,965,298
  Reinvestments...............................................         0            0
  Redemptions.................................................  (565,108)  (5,020,906)
                                                               ---------  -----------
  Net increase (decrease).....................................   840,787  $ 7,944,392
                                                               =========  ===========
CLASS B
  Sales.......................................................   564,496  $ 4,866,115
  Reinvestments...............................................         0            0
  Redemptions.................................................   (58,363)    (499,721)
                                                               ---------  -----------
  Net increase (decrease).....................................   506,133  $ 4,366,394
                                                               =========  ===========
CLASS E
  Sales.......................................................       645  $     5,768
  Reinvestments...............................................         0            0
  Redemptions.................................................       (10)         (85)
                                                               ---------  -----------
  Net increase (decrease).....................................       635  $     5,683
                                                               =========  ===========
  Increase (decrease) derived from capital share transactions. 1,347,555  $12,316,469
                                                               =========  ===========

(a)Commencement of Operations

                See accompanying notes to financial statements.

                                    MSF-130

METROPOLITAN SERIES FUND, INC.
FRANKLIN TEMPLETON SMALL CAP GROWTH PORTFOLIO

 FINANCIAL HIGHLIGHTS


                                                                                                 CLASS A        CLASS B
                                                                                              -------------- --------------
                                                                                              MAY 1, 2001(A) MAY 1, 2001(A)
                                                                                                 THROUGH        THROUGH
                                                                                               DECEMBER 31,   DECEMBER 31,
                                                                                                   2001           2001
                                                                                              -------------- --------------
NET ASSET VALUE, BEGINNING OF PERIOD.........................................................     $10.00         $10.00
                                                                                                  ------         ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment loss........................................................................       0.00          (0.01)
  Net realized and unrealized gain (loss) on investments.....................................      (1.12)         (1.11)
                                                                                                  ------         ------
  Total from investment operations...........................................................      (1.12)         (1.12)
                                                                                                  ------         ------
NET ASSET VALUE, END OF PERIOD...............................................................     $ 8.88         $ 8.88
                                                                                                  ======         ======
TOTAL RETURN (%).............................................................................      (11.2)(b)      (11.2)(b)
Ratio of operating expenses to average net assets (%)........................................       1.05 (c)       1.30 (c)
Ratio of net investment loss to average net assets (%).......................................       0.00 (c)      (0.51)(c)
Portfolio turnover rate (%)..................................................................         67 (c)         67 (c)
Net assets, end of period (000)..............................................................     $7,468         $4,493
The Ratios of operating expenses to average net assets without giving effect to the voluntary
 expense agreement would have been (%).......................................................       2.69 (c)       2.94 (c)

                                                                                                 CLASS E
                                                                                              --------------
                                                                                              MAY 1, 2001(A)
                                                                                                 THROUGH
                                                                                               DECEMBER 31,
                                                                                                   2001
                                                                                              --------------
NET ASSET VALUE, BEGINNING OF PERIOD.........................................................     $10.00
                                                                                                  ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment loss........................................................................       0.00
  Net realized and unrealized gain (loss) on investments.....................................      (1.12)
                                                                                                  ------
  Total from investment operations...........................................................      (1.12)
                                                                                                  ------
NET ASSET VALUE, END OF PERIOD...............................................................     $ 8.88
                                                                                                  ======
TOTAL RETURN (%).............................................................................      (11.2)(b)
Ratio of operating expenses to average net assets (%)........................................       1.20 (c)
Ratio of net investment loss to average net assets (%).......................................      (0.41)(c)
Portfolio turnover rate (%)..................................................................         67 (c)
Net assets, end of period (000)..............................................................     $    6
The Ratios of operating expenses to average net assets without giving effect to the voluntary
 expense agreement would have been (%).......................................................       2.84 (c)

(a)Commencement of Operations
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.

                See accompanying notes to financial statements.

                                    MSF-131

METROPOLITAN SERIES FUND, INC.

 RUSSELL 2000 INDEX PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS



 INVESTMENT OBJECTIVE
 TO EQUAL THE RETURN OF THE RUSSELL 2000 INDEX.

 INCEPTION DATE  11/9/98

 ASSET CLASS
 SMALL CAP STOCKS

                                  NET ASSETS
                                $149.3 MILLION

                             PORTFOLIO MANAGEMENT
                         METLIFE INVESTMENT DEPARTMENT


PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the Russell 2000 Index Portfolio returned +0.9%. Its benchmark, the Russell/ 2000(R) Index11/, returned +2.5% over the same time period. Dividend income accounted for 1.57% of this year's total return. The Russell 2000 Index experienced a highly volatile year. The benchmark was down 6.5% in the first quarter, up 14.3% in second quarter, down 20.8% in the third quarter, and finally up 21.1% in the fourth quarter. Despite this volatility, small cap stocks steadily outperformed large cap stocks throughout the year and ended the year outperforming the S&P 500 Index by a margin of 14.4%.

PORTFOLIO ACTIVITY
The consumer discretionary sector, up 26.8%, along with financial services, up 13.0%, accounted for roughly half of the of the benchmark return this year. The worst performing sectors this past year were technology, down 22.5% and health care, down 11.4%. Excluding these sectors, the Russell 2000 Index would have ended up a positive 6.9% for the full year 2001. Exacly half of Russell's twelve sectors had positive returns for the year. The three largest names to impact performance this past year were Abercrombie & Fitch up 122.6%, Americredit Corp up 90.64%, and Ikon Office Solutions, up 377.93% for the year.

On June 29, 2001 Frank Russell underwent their annual reconstitution. In total, 609 companies were added to the Russell 2000 Index and 431 were deleted. The difference of 178 names is due to attrition throughout the period between annual reconstitutions. The annual Russell 2000 reconstitution generated approximately 57% turnover.

PORTFOLIO OUTLOOK/(A) /
Factors that could impact stock prices in the coming quarter include developments in the War on Terrorism, the Federal Reserve's interest rate policy, corporate earnings, unemployment trends, and the timing of any potential recovery in the U.S. economy.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                   % OF TOTAL
                  SECURITY                         NET ASSETS
                  -------------------------------------------
                  *ISHARES RUSSELL 2000 INDEX FUND    3.0%
                  DEAN FOODS CO...................    0.3
                  MICHAELS STORES, INC............    0.3
                  BALL CORP.......................    0.2
                  NEW YORK COMMUNITY BANCORP, INC.    0.2
                  ANDREW CORP.....................    0.2
                  ALLIANT TECHSYSTEMS, INC........    0.2
                  EDWARDS LIFESCIENCES CORP.......    0.2
                  NOVELL, INC.....................    0.2
                  LEE ENTERPRISES, INC............    0.2

 *Please note that this security is an investment fund and not common stock.


                See footnotes to Portfolio Manager Commentary.

     A $10,000 INVESTMENT COMPARED TO THE RUSSELL 2000 INDEX SINCE 11/9/98


                                    [CHART]

              Russell 2000        Russell 2000
            Index Portfolio          Index
            ---------------       ------------
10/98            10,000              10,000
12/98            10,548              11,175
12/99            12,946              13,551
12/00            12,454              13,141
12/01            12,562              13,468


--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                     RUSSELL 2000         RUSSELL
                                    INDEX PORTFOLIO        2000
                              CLASS A CLASS B   CLASS E    INDEX
              1 Year            0.9%      N/A      N/A     2.5%
              3 Years           6.0       N/A      N/A      6.4
              Since Inception   7.5     5.3%(a)  -0.4%(b)   9.9

--------------------------------------------------------------------------------

(a)Inception date was January 2, 2001.
(b)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                                    MSF-132

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--98.3% OF TOTAL NET ASSETS



                                                       VALUE
SHARES                                               (NOTE 1A)
       AEROSPACE & DEFENSE--1.1%
 4,181 AAR Corp.................................... $     37,671
10,853 Aeroflex, Inc. (b)..........................      205,447
 3,865 Alliant Techsystems, Inc. (b)...............      298,378
 6,259 Ametek Aerospace Products, Inc..............      199,600
 3,161 Aviall, Inc. (b)............................       23,866
 4,551 BE Aerospace, Inc...........................       41,733
 1,062 Curtiss Wright Corp.........................       50,711
 2,470 DRS Technologies, Inc. (b)..................       88,055
 1,967 EDO Corp....................................       52,027
 1,478 Engineered Support Systems, Inc. (c)........       50,562
 2,171 Fairchild Corp. (b) (c).....................        6,296
 5,292 Gencorp, Inc................................       74,670
   206 Heico Corp..................................        2,779
 2,065 Heico Corp..................................       31,119
 4,233 Hexcel Corp. (b)............................       13,038
 1,354 Innovative Solutions & Support (b)..........       10,521
 1,617 Integral Systems, Inc. (b)..................       31,127
 4,254 Kaman Corp..................................       66,362
 1,557 Ladish, Inc. (b)............................       17,002
 3,363 Mercury Computer Systems, Inc. (b)..........      131,527
 2,350 Moog, Inc. (b)..............................       51,230
 1,314 Orbital Sciences Corp. (b) (c)..............        5,427
 7,643 Remec, Inc. (b).............................       76,354
   981 Sequa Corp. (b).............................       46,617
 2,147 United Industrial Corp......................       35,962
                                                    ------------
                                                       1,648,081
                                                    ------------

       AIR TRAVEL--0.3%
 9,077 Airtran Holdings, Inc. (b)..................       59,908
 5,268 Alaska Air Group, Inc. (b)..................      153,299
 5,075 America West Holding Corp. (Class B) (b) (c)       17,763
 6,701 Atlantic Coast Airlines Holdings, Inc. (b)..      156,066
 4,349 Frontier Airlines, Inc. (b) (c).............       73,933
 4,956 Mesa Air Group, Inc. (b)....................       37,269
 2,147 Midwest Express Holdings, Inc. (b) (c)......       31,346
                                                    ------------
                                                         529,584
                                                    ------------

       APPAREL & TEXTILES--0.8%
 2,698 Brown Shoe, Inc. (b)........................       43,816
 1,290 Bush Industries, Inc. (b)...................       14,009
 2,071 Fossil, Inc. (b)............................       43,491
 2,368 Friedmans, Inc..............................       19,939
 1,114 Garan, Inc..................................       47,345
 2,142 Global Sports, Inc. (c).....................       42,733
 2,544 Haverty Furniture Cos., Inc.................       42,103
 1,856 K-Swiss, Inc................................       61,712
 4,217 Kellwood Co.................................      101,250
 1,113 Kenneth Cole Productions, Inc. (b) (c)......       19,700
 1,455 Movado Group, Inc...........................       27,936
 4,426 Nautica Enterprises, Inc. (b)...............       56,609

                                                     VALUE
SHARES                                             (NOTE 1A)
       APPAREL & TEXTILES--(CONTINUED)
 2,412 Oshkosh B'Gosh, Inc. (b).................. $    101,159
 1,006 Oxford Industries, Inc....................       23,742
 3,257 Phillips Van Heusen Corp..................       35,501
 1,974 Quaker Fabric Corp. (b)...................       16,404
 3,524 Quiksilver, Inc. (b)......................       60,613
 4,151 Russell Corp..............................       62,307
 2,805 Skechers U. S. A., Inc. (b)...............       41,009
 1,455 Steven Madden, Ltd. (b)...................       20,472
 6,471 Stride Rite Corp..........................       42,385
 1,026 Tropical Sportswear International Corp....       19,237
 8,333 Unifi, Inc. (b)...........................       60,414
 2,725 Van's, Inc. (b)...........................       34,716
 4,934 Wellman, Inc..............................       76,428
 7,718 Wolverine World Wide, Inc.................      116,156
                                                  ------------
                                                     1,231,186
                                                  ------------

       AUTO PARTS--1.1%
 1,341 American Axle & Manufacturing Holdings,
        Inc. (b).................................       28,671
11,264 ArvinMeritor, Inc.........................      221,225
 2,437 Bandag, Inc. (b)..........................       84,710
 4,898 Borg Warner Automotive, Inc. (b)..........      255,920
13,523 Collins & Aikman Corp. (b)................      104,127
10,913 Cooper Tire & Rubber Co. (b)..............      174,171
 1,909 Dura Automotive Systems, Inc. (b).........       20,999
 3,551 Exide Corp. (c)...........................        4,368
 7,783 Federal Signal Corp.......................      173,327
 3,271 Federal-Mogul Corp. (c)...................        2,584
 1,357 IMPCO Technologies, Inc. (b)..............       17,220
 2,325 Midas, Inc................................       26,738
 5,041 Modine Manufacturing Co...................      117,607
 1,048 Quixote Corp..............................       19,912
 1,588 Sauer-Danfoss, Inc........................       12,704
 4,158 Sports Resorts International, Inc. (b) (c)       32,058
 1,234 Standard Motor Products, Inc..............       17,153
 1,800 Stoneridge, Inc. (b)......................       16,380
 3,801 Superior Industries International, Inc....      152,990
 2,956 TBC Corp. (b).............................       39,581
 5,802 Tower Automotive, Inc. (b) (c)............       52,392
                                                  ------------
                                                     1,574,837
                                                  ------------

       AUTOMOBILES--0.2%
 2,187 Coachmen Industries, Inc..................       26,244
 3,759 Dollar Thrifty Automotive Group (b).......       58,265
 4,431 Monaco Coach Corp. (b) (c)................       96,906
 1,676 Thor Industries, Inc......................       62,096
 1,010 United Auto Group, Inc. (b)...............       26,068
 2,710 Winnebago Industies, Inc..................      100,107
                                                  ------------
                                                       369,686
                                                  ------------

                See accompanying notes to financial statements.

                                    MSF-133

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)

                                                  VALUE
SHARES                                          (NOTE 1A)
       BANKS--9.1%
 2,529 1st Source Corp........................ $     52,350
 1,885 Alabama National Bancorporation (b)....       63,543
 4,750 Amcore Financial, Inc..................      106,162
 5,585 American Financial Holdings, Inc.......      141,915
 3,559 Anchor BanCorp Wisconsin, Inc. (b).....       63,137
 2,179 Area Bancshares Corp. (b)..............       42,425
 1,696 Arrow Financial Corp...................       49,506
 2,257 BOK Financial Corp. (b)................       71,118
 2,149 BSB Bancorp, Inc. (b)..................       50,953
 1,129 Bancfirst Corp. (b)....................       39,176
 2,090 Bancfirst Ohio Corp....................       50,473
14,287 Bancorpsouth, Inc. (b).................      237,164
 1,906 Bank Mutual Corp.......................       29,124
 1,729 Bank of Granite Corp. (b)..............       34,182
 3,538 Bankatlantic Bancorp, Inc..............       32,479
 2,426 Bankunited Financial Corp. (b).........       36,026
 1,815 Banner Corp............................       30,692
 9,681 Bay View Capital Corp. (b).............       70,962
 2,005 Boston Private Financial Holdings, Inc.       44,250
 2,003 Brookline Bancorp, Inc. (b)............       32,929
 2,169 CCBT Financial Cos, Inc................       51,188
 2,748 CFS Bancorp, Inc.......................       39,434
 1,722 CPB, Inc. (b)..........................       50,644
 3,781 CVB Financial Corp. (b)................       88,475
 1,326 Capital City Bank Group, Inc...........       32,129
 5,044 Capitol Federal Financial..............      105,117
 1,711 Cathay Bancorp, Inc. (b)...............      109,590
 3,580 Centennial Bancorp (b).................       26,420
 1,006 Central Coast Bancorp (b)..............       22,132
 4,738 Chemical Financial Corp................      142,886
 5,731 Chittenden Corp........................      158,176
 8,520 Citizens Banking Corp. (b).............      280,138
 2,888 City Holdings Co. (b)..................       34,772
 2,097 CityBank (b)...........................       50,244
 1,192 Coastal Bancorp, Inc...................       34,449
 1,197 Cobiz, Inc. (c)........................       16,160
20,602 Colonial Bancgroup, Inc. (b)...........      290,282
 2,243 Columbia Banking Systems, Inc. (b) (c).       29,271
 9,463 Commercial Federal Corp................      222,380
 1,484 Commonwealth Bancorp, Inc..............       32,871
 1,880 Community Bank Systems, Inc............       49,256
 1,846 Community Banks, Inc...................       49,842
 7,143 Community First Bankshares, Inc. (b)...      183,504
 1,767 Community Trust Bancorp, Inc...........       41,966
 2,654 Connecticut Bancshares, Inc............       68,606
 1,671 Corus Bankshares, Inc. (b).............       75,863
 2,661 Dime Community Bancorp, Inc. (b).......       74,668
 6,788 Doral Financial Corp...................      211,853
 3,620 Downey Financial Corp..................      149,325
 4,917 East West Bancorp, Inc. (b)............      126,613

                                              VALUE
SHARES                                      (NOTE 1A)
       BANKS--(CONTINUED)
 2,268 F&M Bancorp........................ $     57,721
 4,895 F.N.B. Corp. (b)...................      128,983
 1,335 Farmers Capital Bank Corp..........       48,954
 2,691 Fidelity Bankshares, Inc...........       42,975
 2,109 Financial Institutions, Inc........       49,351
 1,846 First Bancorp......................       41,627
 4,462 First Bancorp Puerto Rico..........      127,167
 1,417 First Busey Corp...................       30,437
 5,807 First Charter Corp. (c)............       98,196
 1,267 First Citizens BancShares, Inc.....      123,849
10,173 First Commonwealth Financial Corp..      117,193
 1,940 First Community Bancshares, Inc....       57,172
 1,787 First Essex Bancorp, Inc...........       50,358
 2,314 First Federal Capital Corp.........       36,330
 6,692 First Financial Bancorp............      118,114
 2,496 First Financial Bankshares, Inc....       75,130
 1,389 First Financial Corp...............       60,908
 2,810 First Financial Holdings, Inc......       67,918
 1,431 First Indiana Corp.................       31,353
 2,597 First Merchants Corp...............       62,380
 9,285 First Midwest Bancorp, Inc.........      271,029
 1,852 First Niagara Financial Group, Inc.       31,169
 2,629 First Place Financial Corp.........       41,407
 1,814 First Republic Bank (b)............       43,808
 3,856 First Sentinel Bancorp, Inc........       48,277
 3,179 FirstFed Financial Corp. (b).......       81,478
 1,845 Flagstar Bancorp, Inc..............       37,140
 1,828 Flushing Financial Corp............       32,538
 3,255 Frontier Financial Corp............       85,151
 1,729 GBC Bancorp........................       51,005
 1,612 German American Bancorp............       26,114
 2,315 Glacier Bancorp, Inc. (c)..........       48,198
 4,416 Gold Banc Corp., Inc...............       31,398
 1,621 Great Southern Bancorp, Inc........       49,440
 9,634 Greater Bay Bancorp (c)............      275,340
 1,401 Hancock Holding Co.................       60,299
 4,229 Harbor Florida Bancshares, Inc. (b)       71,893
 3,540 Harleysville National Corp.........       83,367
 2,614 Hudson River Bancorp, Inc..........       57,247
 8,854 Hudson United Bancorp..............      254,110
 1,564 Iberiabank Corp....................       43,354
10,911 Independence Community Bank Corp...      248,334
 2,058 Independent Bank Corp..............       57,212
 1,881 Independent Bank Corp..............       40,423
 3,352 Integra Bank Corp..................       70,191
 3,438 International Bancshares Corp......      144,912
 1,659 Irwin Financial Corp. (c)..........       28,203
 1,978 Lakeland Bancorp, Inc..............       32,241
 3,238 Local Financial Corp. (b)..........       45,300
 3,630 MAF Bancorp, Inc...................      107,085

                See accompanying notes to financial statements.

                                    MSF-134

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)

                                              VALUE
SHARES                                      (NOTE 1A)
       BANKS--(CONTINUED)
 1,635 Main Street Bank, Inc.............. $     26,814
 1,625 MB Financial, Inc..................       44,184
 1,121 Medford Bancorp, Inc...............       23,720
 3,403 Mid-State Bancshares...............       55,401
 2,037 MidAmerica Bancorp.................       67,425
   994 Midwest Banc Holdings, Inc.........       21,123
 1,450 Mississippi Valley Bankshares, Inc.       56,840
 1,431 NBC Capital Corp...................       43,946
 3,696 NBT Bancorp, Inc...................       53,555
 3,878 National Penn Bancshares, Inc. (b).       85,315
 3,640 Net.B@nk, Inc. (b) (c).............       38,147
14,969 New York Community Bancorp, Inc....      342,341
 2,244 Northwest Bancorp, Inc.............       25,671
 1,688 Oceanfirst Financial Corp..........       40,782
 5,557 Ocwen Financial Corp. (b)..........       47,123
 1,496 Old Second Bancorp, Inc............       58,972
 1,848 Omega Financial Corp...............       59,413
 1,769 Oriental Financial Group, Inc......       32,903
 5,276 Pacific Capital Bancorp............      146,620
 2,154 Pacific Northwest Bancorp..........       44,071
 2,168 Park National Corp.................      201,082
 1,014 Pennfed Financial Services, Inc....       25,167
 1,531 Peoples Holding Co.................       56,647
 1,872 Port Financial Corp................       48,803
 2,958 Promistar Financial Corp...........       72,323
 1,555 Prosperity Bancshares, Inc.........       41,969
   774 Provident Bancorp, Inc. (c)........       22,601
 4,046 Provident Bankshares Corp..........       98,318
 1,199 Quaker City Bancorp, Inc. (b)......       35,790
 1,581 R & G Financial Corp. (Class B)....       27,098
 8,462 Republic Bancorp, Inc. (b).........      117,199
 1,298 Republic Bancorp, Inc..............       17,510
 1,002 Republic Bancshares, Inc...........       13,026
 2,096 Riggs National Corp................       29,281
   966 Royal Bancshares Pennsylvania, Inc.       19,465
 4,922 S & T Bancorp, Inc.................      119,506
 1,470 S. Y. Bancorp, Inc.................       48,951
 2,930 Sandy Spring Bancorp, Inc..........       93,334
 1,245 Santander Bancorp..................       24,165
 1,016 Seacoast Banking Corp..............       47,142
 3,859 Seacoast Financial Services Corp...       66,182
 1,488 Second Bancorp, Inc................       32,156
 7,611 Silicon Valley Bancshares (b) (c)..      203,442
 1,244 Simmons First National Corp........       39,995
 7,449 South Financial Group, Inc.........      132,220
 5,013 Southwest Bancorp (b)..............      151,744
 1,281 St. Francis Capital Corp...........       29,630
10,484 Staten Island Bancorp, Inc. (b)....      170,994
 6,109 Sterling Bancshares, Inc. (b)......       76,485
 1,922 Sterling Financial Corp............       46,820
 1,403 Suffolk Bancorp....................       76,548

                                                 VALUE
SHARES                                         (NOTE 1A)
       BANKS--(CONTINUED)
 6,851 Susquehanna Bancshares, Inc........... $    142,843
 3,016 Texas Regional Bancshares, Inc........      114,156
 4,018 The Trust Co. of New Jersey...........      101,254
 1,570 Tompkins Trustco, Inc.................       63,192
   796 Troy Financial Corp...................       19,741
12,400 Trustco Bank Corp.....................      155,868
 3,973 UCBH Holdings, Inc....................      112,992
 3,388 UMB Financial Corp....................      135,534
 1,789 UNB Corp Ohio (b).....................       33,186
 1,534 USB Holding, Inc. (b) (c).............       25,848
 2,466 Umpqua Holdings Corp. (c).............       33,291
 7,724 United Bankshares, Inc. (b)...........      222,915
 5,126 United Community Financial............       36,907
 3,080 United National Bancorp (c)...........       73,951
 4,285 W Holding Co., Inc....................       69,417
 2,057 Washington Trust Bancorp, Inc.........       39,083
 5,970 Waypoint Financial Corp...............       90,028
 3,489 Wesbanco, Inc.........................       73,723
 2,786 West Coast Bancorp....................       38,781
 5,928 Westamerica Bancorporation............      234,571
 1,548 Westcorp, Inc.........................       28,901
 4,894 Whitney Holding Corp..................      214,602
 1,733 Wintrust Financial Corp...............       52,978
                                              ------------
                                                13,664,320
                                              ------------

       BIOTECHNOLOGY--1.5%
 6,095 Aclara Biosciences, Inc. (b)..........       30,902
 9,968 Advanced Tissue Sciences, Inc. (b) (c)       43,460
 4,251 Albany Molecular Research, Inc. (b)...      112,609
 7,956 Avant Immunotherapeutics, Inc. (b)....       31,904
 3,411 Avigen, Inc. (b)......................       39,261
 1,918 Bone Care International, Inc. (b).....       32,855
 6,111 Cell Genesys, Inc. (c)................      142,020
 3,712 Cell Pathways, Inc. (c)...............       25,836
 2,113 Digene Corp. (b)......................       62,333
 4,293 Diversa Corp. (b).....................       60,746
10,793 Edwards Lifesciences Corp. (b)........      298,211
 2,916 Emisphere Technologies, Inc. (b)......       93,050
 4,795 Gene Logic, Inc. (b)..................       90,338
 3,486 Genome Therapeutics Corp. (b).........       23,740
 5,865 Genzyme Corp. (b).....................       31,143
 2,882 Genzyme Transgenics Corp. (b).........       16,773
 3,413 Geron Corp. (b) (c)...................       29,693
 1,578 Hyseq, Inc. (b) (c)...................       12,182
 6,428 Immunomedics, Inc. (b)................      130,231
 5,463 Lexicon Genetics, Inc. (b)............       63,043
 2,720 Luminex Corp. (b) (c).................       46,131
 2,404 Martek Biosciences Corp. (b)..........       52,287
 4,956 Maxygen, Inc. (b) (b).................       87,077
 2,207 Miravant Medical Technologies (b) (c).       21,209
 5,724 Orchid Biosciences, Inc. (b)..........       31,482

                See accompanying notes to financial statements.

                                    MSF-135

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)

                                                    VALUE
SHARES                                            (NOTE 1A)
       BIOTECHNOLOGY--(CONTINUED)
 3,280 Organogenesis, Inc. (b) (c).............. $     15,744
 3,990 Pharmacopeia, Inc. (b)...................       55,421
 5,107 Regeneron Pharmaceuticals, Inc. (b) (c)..      143,813
 3,206 Sequenom, Inc. (b) (c)...................       34,208
 3,059 Serologicals Corp. (b)...................       65,768
 4,973 Targeted Genetics Corp. (b)..............       13,477
 6,796 Texas Biotechnology Corp. (b)............       44,174
 4,370 Titan Pharmaceuticals, Inc. (b)..........       42,870
 4,248 Transkaryotic Therapies, Inc. (b)........      181,814
 4,576 Valentis, Inc. (b) (c)...................       14,186
                                                 ------------
                                                    2,219,991
                                                 ------------

       BROADCASTING--0.4%
 2,842 Crown Media Holdings, Inc. (b) (c).......       32,086
 4,108 Cumulus Media, Inc. (b)..................       66,468
10,950 Metromedia International. Group, Inc. (b)        8,870
 5,226 Paxson Communications Corp. (b) (c)......       54,612
 2,416 Regent Communications, Inc. (b)..........       16,308
 1,692 Saga Communications (b)..................       35,024
 1,508 Salem Communications Corp. (b)...........       34,684
 4,163 Sinclair Broadcast Group, Inc. (b) (c)...       39,382
 8,298 Sirius Satellite Radio, Inc. (b) (c).....       96,506
 5,120 Spanish Broadcasting Systems, Inc. (b)...       50,637
 2,695 TiVo, Inc. (b) (c).......................       17,652
 2,187 XM Satellite Radio Holdings, Inc. (b) (c)       40,153
 2,316 Young Broadcasting, Inc. (b).............       41,572
                                                 ------------
                                                      533,954
                                                 ------------

       BUILDING & CONSTRUCTION--1.1%
 1,450 American Woodmark Corp...................       77,938
   865 Ameron International Corp................       59,858
 4,825 Apogee Enterprises, Inc..................       76,332
 5,953 Armstrong Holdings, Inc. (b) (c).........       20,300
 8,073 Brightpoint, Inc. (b)....................       25,349
 2,054 Coorstek, Inc. (b).......................       65,399
 9,543 Dal Tile International, Inc. (b).........      221,875
 2,983 Elcor Chemical Corp......................       82,898
 4,425 Griffon Corp. (b)........................       66,375
 4,040 Insituform Technologies, Inc. (b)........      103,343
 3,406 LSI Industries, Inc......................       59,264
 7,624 Lennox International, Inc................       73,953
 2,810 NCI Building Systems, Inc. (b)...........       49,737
 2,179 Nortek, Inc. (b).........................       60,794
 1,611 Simpson Manufacturing, Inc. (b)..........       92,310
   863 Trex, Inc. (b) (c).......................       16,388
 6,309 USG Corp. (b) (c)........................       36,088
 2,862 United States Concrete, Inc. (b).........       18,889
 2,415 Universal Forest Products, Inc...........       50,546
 3,115 Watsco, Inc..............................       44,233

                                                       VALUE
SHARES                                               (NOTE 1A)
       BUILDING & CONSTRUCTION--(CONTINUED)
 7,156 York International Corp..................... $    272,858
                                                    ------------
                                                       1,574,727
                                                    ------------

       BUSINESS SERVICES--5.1%
 1,414 4Kids Entertainment, Inc. (b) (c)...........       28,322
 3,786 ABRN Industries, Inc. (b)...................      118,691
 4,416 Administaff, Inc. (b) (c)...................      121,043
 2,563 Advanced Marketing Services, Inc............       46,775
 1,180 Ambassadors International, Inc. (b).........       24,768
 5,644 Arbitron, Inc. (b)..........................      192,743
 3,394 Armor Holdings, Inc. (b) (c)................       91,604
 4,335 Banta Corp..................................      127,969
 5,129 Bowne & Co., Inc. (b).......................       65,651
 1,957 Bright Horizons Family Solutions (b)........       54,776
 2,326 CCC Information Services Group, Inc.........          163
 2,326 CCC Information Services Group, Inc. (c)....       14,375
 1,714 CDI Corp. (b)...............................       32,566
 1,021 CPI Corp....................................       16,949
 7,582 Career Education Corp. (b)..................      259,911
 2,933 Casella Waste Systems, Inc. (b).............       43,438
 2,934 Central Parking Corp. (c)...................       57,624
11,519 Century Business Services, Inc. (b).........       26,494
 2,011 Chemed Corp.................................       68,173
 2,473 CoStar Group, Inc. (b)......................       59,377
 3,982 Coinstar, Inc. (b)..........................       99,550
 1,906 Compucredit Corp. (b).......................       22,415
 1,715 Consolidated Graphics, Inc..................       33,014
 1,893 Corinthian Colleges, Inc....................       77,405
 6,494 Corporate Executive Board Co. (b)...........      238,330
 8,584 Covanta Energy Corp. (b)....................       38,800
 3,021 Daisytek International Corp. (b)............       39,787
 3,325 Digitalthink, Inc. (b)......................       35,910
 4,269 Edison School, Inc. (b) (c).................       83,886
 4,177 Education Management Corp. (b)..............      151,416
 2,248 Emex Corp. (b) (c)..........................        6,970
 9,922 Encompass Services Corp. (b)................       28,774
 2,882 F.Y.I., Inc. (b)............................       96,547
 2,056 FTI Consulting, Inc. (b)....................       67,437
 4,319 FactSet Research Systems, Inc. (c)..........      150,949
 2,624 First Consulting Group (b)..................       41,066
 3,781 G & K Services..............................      122,126
 5,785 Getty Images, Inc. (b)......................      132,939
 6,680 Global Payments, Inc........................      229,792
 3,922 Headwaters, Inc. (b)........................       44,946
 3,009 Heidrick & Struggles International, Inc. (b)       54,613
 4,512 ITT Educational Services, Inc. (b)..........      166,357
 4,640 Information Resources, Inc. (b).............       38,512
 2,385 Insurance Auto Auctions, Inc. (b)...........       34,606
 3,802 Ionics, Inc. (b)............................      114,174
 5,157 John H. Harland Co..........................      113,970

                See accompanying notes to financial statements.

                                    MSF-136

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                            VALUE
SHARES                                                    (NOTE 1A)
       BUSINESS SERVICES--(CONTINUED)
 2,647 Kelly Services, Inc.............................. $     57,943
 2,139 Kforce, Inc. (b).................................       13,454
 5,930 Kimball International, Inc. (Class B)............       89,839
 6,762 Korn/Ferry International (b).....................       72,015
 2,545 Kroll, Inc. (c)..................................       38,429
 5,056 Labor Ready, Inc. (b)............................       25,836
 2,334 Learning Tree International, Inc. (b)............       65,119
   738 Lynch Interactive Corp. (b)......................       50,922
 4,185 Mail Well Holdings, Inc. (b).....................       17,158
 2,383 Medquist, Inc. (b)...............................       69,703
 1,527 Memberworks, Inc. (b) (c)........................       21,393
 1,199 Microfinancial, Inc..............................       12,290
 2,849 Mobile Mini, Inc. (b)............................      111,453
14,163 Modis Professional Services, Inc. (b)............      101,124
 4,603 Multex Systems, Inc. (b).........................       20,713
   384 NCH Corp.........................................       20,026
 3,003 NCO Group, Inc. (b) (c)..........................       68,769
 6,123 NDCHealth Corp...................................      211,550
 1,530 National Processing, Inc. (b)....................       49,725
 5,645 Navigant Consulting Co. (b)......................       31,047
 1,854 New England Business Service, Inc................       35,504
 1,119 New Horizons Worldwide, Inc. (b).................       12,869
 4,996 Nextcard, Inc. (b)...............................        2,598
 3,469 On Assignment, Inc. (b)..........................       79,683
 1,905 PDI, Inc.........................................       42,520
 3,835 Pegasus Systems, Inc. (b) (c)....................       54,457
 4,642 Per-Se Technologies, Inc. (b)....................       49,901
 8,853 Pittston Brink's Group...........................      195,651
 2,829 PrePaid Legal Services, Inc. (b) (c).............       61,955
 2,965 Probusiness Services, Inc. (b)...................       55,742
 6,151 Profit Recovery Group International, Inc. (b) (c)       50,131
 5,936 R. H. Donnelley Corp.............................      172,441
 1,445 Renaissance Learning, Inc. (b) (c)...............       44,029
 1,113 Resources Connection, Inc. (b)...................       29,305
 2,335 Right Management Consultants, Inc. (b)...........       40,395
 2,649 Rollins, Inc.....................................       52,980
 9,286 Ryder System, Inc................................      205,685
10,027 S1 Corp. (b).....................................      162,237
 1,534 Schawk, Inc......................................       16,874
 7,264 Sitel Corp. (b)..................................       17,434
   720 Skillsoft Corp. (b)..............................       18,662
 3,435 Sotheby's Holdings, Inc. (b).....................       57,055
 8,145 Spherion Corp. (b)...............................       79,495
   505 Sri Surgical Express, Inc........................        8,080
 2,021 Standard Register................................       37,449
 1,141 Strayer Education, Inc. (c)......................       55,590
 1,146 Surebeam Corp. (b)...............................       11,999
 2,668 Surmodics, Inc. (b) (c)..........................       97,275
 5,755 Sylvan Learning Systems, Inc. (b)................      127,013
 1,338 TRC Cos., Inc. (b) (c)...........................       66,900
 6,050 Teletech Holdings, Inc. (b)......................       86,696

                                                     VALUE
SHARES                                             (NOTE 1A)
       BUSINESS SERVICES--(CONTINUED)
 8,153 Tetra Technologies, Inc. (b).............. $    162,316
 1,370 Unifirst Corp.............................       30,893
 5,425 United Stationers, Inc. (b)...............      182,551
 1,273 Volt Information Sciences, Inc. (b).......       21,768
 2,150 Wackenhut Corp. (b) (c)...................       53,320
 1,416 Wackenhut Corrections Corp. (b)...........       19,626
 6,838 Wallace Computer Series, Inc..............      129,854
 5,201 Waste Connections, Inc. (b) (c)...........      161,179
 1,577 Watson Wyatt & Co. Holdings (b)...........       34,379
                                                  ------------
                                                     7,688,702
                                                  ------------

       CHEMICALS--2.1%
 4,529 A. Schulman, Inc..........................       61,821
 9,537 Airgas, Inc. (b)..........................      144,199
 4,417 Albemarle Corp............................      106,008
 3,602 Arch Chemicals, Inc.......................       83,566
 3,276 Arqule, Inc. (b)..........................       55,692
 5,301 Calgon Carbon Corp. (b)...................       44,263
 4,295 Cambrex Corp. (b).........................      187,262
 2,199 Chemfirst, Inc............................       52,710
19,341 Crompton Corp.............................      174,069
 7,625 Cytec Industries, Inc. (b)................      205,875
 3,400 Eden Bioscience Corp. (b) (c).............       17,238
 5,331 Ferro Corp................................      137,540
 3,929 Georgia Gulf Corp.........................       72,686
 5,562 H.B. Fuller Co............................      160,019
18,506 IMC Global, Inc...........................      240,578
 2,161 International Specialty Products, Inc. (b)       19,341
 3,634 MacDermid, Inc............................       61,596
10,950 Millennium Chemicals, Inc.................      137,970
 3,879 Minerals Technologies, Inc................      180,917
 1,655 NL Industries, Inc........................       25,272
 1,983 Nanophase Technologies Corp. (b)..........       11,680
 1,704 Octel Corp. (b)...........................       30,672
 6,379 Olin Corp.................................      102,957
 5,316 Omnova Solutions, Inc.....................       36,149
13,048 PolyOne Corp..............................      127,870
 1,318 Quaker Chemical...........................       27,151
17,504 RPM, Inc..................................      253,108
 2,301 Spartech Corp.............................       47,286
 1,483 Stepan Co.................................       36,007
 6,548 Terra Industries, Inc. (b)................       22,918
 3,274 The Scotts Co. (b)........................      155,842
 2,721 WD-40 Co. (c).............................       72,515
                                                  ------------
                                                     3,092,777
                                                  ------------

       COMMUNICATION SERVICES--2.4%
 5,640 ACTV, Inc. (b) (c)........................       10,547
 3,693 ADVO, Inc. (b)............................      158,799
 3,178 AMC Entertainment, Inc. (b)...............       38,136

                See accompanying notes to financial statements.

                                    MSF-137

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                      VALUE
SHARES                                              (NOTE 1A)
       COMMUNICATION SERVICES--(CONTINUED)
 7,398 AT & T Latin America Corp. (b)............. $      8,730
 1,796 Ackerley Communications, Inc. (b) (c)......       31,430
 4,484 Adelphia Business Solutions (b)............        2,602
 1,982 Airgate PCS, Inc. (b) (c)..................       90,280
11,832 Alamosa Holdings, Inc. (b) (c).............      141,156
 1,293 Beasley Broadcast Group, Inc. (b)..........       16,822
 5,295 Boca Resorts, Inc. (b).....................       69,364
 1,344 Boron Lepore & Associates, Inc. (b)........       18,534
 2,569 Boston Communications Group (b) (c)........       29,158
 2,516 CTC Communications, Inc....................       41,539
 1,189 Centennial Communications Corp. (b) (c)....       12,175
 4,314 Centillium Communications, Inc. (b)........       33,908
 2,072 Commonwealth Telephone Enterprises,
        Inc. (b) (c)..............................       94,276
 2,095 Conestoga Enterprises, Inc.................       66,935
 4,012 Dobson Communications Corp. (b)............       34,262
 3,709 Gaylord Entertainment Co. (b)..............       91,241
 6,656 General Communication, Inc. (b)............       56,776
 1,421 Golden Telecom, Inc. (b)...................       16,583
 1,574 Gray Communications Systems, Inc. (c)......       21,847
   160 Grey Global Group, Inc.....................      106,680
 2,156 Hickory Technologies Corp..................       36,544
 1,960 IDT Corp. (b)..............................       38,240
 3,199 IDT Corp. (Class B)........................       53,135
 4,496 ITC Deltacom (b) (c).......................        3,912
   789 ITXC Corp. (b).............................        5,673
 3,320 Information Holdings, Inc. (b).............       93,989
 6,258 Interactive Data Corp......................       88,488
 7,721 John Wiley & Son...........................      177,815
 4,571 Journal Register Co. (b)...................       96,174
 4,994 Key3Media Group, Inc. (b)..................       26,618
 5,199 Leap Wireless International, Inc. (b) (c)..      109,023
 8,035 Lee Enterprises, Inc.......................      292,233
 3,276 Lexent, Inc. (b)...........................       20,475
 3,648 Liberty Digital, Inc. (b)..................       12,622
 1,896 LodgeNet Entertainment Corp. (b)...........       32,403
 1,470 Martha Stewart Living, Inc. (b) (c)........       24,182
 2,493 Media General, Inc.........................      124,226
 3,270 NTELOS, Inc. (b) (c).......................       50,652
 1,696 Net2Phone, Inc. (b)........................       11,448
   611 Netratings, Inc. (b) (c)...................        9,580
 2,330 North Pittsburgh Systems, Inc..............       43,105
 7,355 Pegasus Communications Corp. (b) (b) (c)...       76,566
 4,231 Penton Media, Inc..........................       26,486
 3,098 Plato Learning, Inc. (b)...................       51,458
 2,204 Playboy Enterprises, Inc. (Class B) (b) (c)       37,226
 8,298 Price Communications Corp. (b).............      158,409
 2,112 Private Media Group, Inc. (b) (c)..........       20,698
 1,575 Pulitzer, Inc..............................       80,325
 4,995 RCN Corp. (b) (c)..........................       14,635
 1,875 Rural Celluar Corp. (b)....................       41,719

                                               VALUE
SHARES                                       (NOTE 1A)
       COMMUNICATION SERVICES--(CONTINUED)
 5,319 Scholastic Corp. (b)................ $    267,705
 1,937 TTM Technologies (b)................       19,602
19,724 Terremark Worldwide, Inc. (b).......       11,243
 5,184 US Unwired, Inc. (b)................       52,773
10,072 UbiquiTel, Inc. (b).................       75,036
12,796 UnitedGlobalCom, Inc. (b) (c).......       63,980
 2,413 Ventiv Health, Inc. (b).............        8,832
 8,503 Western Multiplex Corp. (b).........       45,916
 1,393 iBasis, Inc. (b) (c)................        1,825
                                            ------------
                                               3,596,751
                                            ------------

       COMMUNICATIONS--1.3%
 1,798 Atwood Oceanics, Inc. (b)...........       62,660
   872 Butler Manufacturing Co.............       24,154
 5,547 Cal Dive International, Inc. (b)....      136,900
 1,821 Carbo Ceramics, Inc. (b)............       71,310
 7,267 Dycom Industries, Inc. (b)..........      121,432
 1,948 Emcor Group, Inc. (b)...............       88,439
 5,910 Granite Construction, Inc...........      142,313
 1,210 Gulf Islands Fabrication, Inc. (b)..       15,137
 1,418 Gulfmark Offshore, Inc. (b).........       40,144
 2,746 Horizon Offshore, Inc. (b)..........       20,705
 2,192 Hydril Co. (b)......................       38,645
 7,753 Input/Output, Inc. (b)..............       63,652
 5,128 Intergrated Electrical Services (b).       26,255
 4,258 Lone Star Technologies, Inc. (b)....       74,941
 1,603 Lufkin Industries, Inc..............       42,960
 1,590 Natco Group, Inc (b)................       11,130
10,837 Newpark Resources, Inc. (b) (c).....       85,612
 4,002 Oceaneering International, Inc. (b).       88,524
 3,323 Offshore Logistics, Inc. (b)........       59,017
 1,708 Oil States International, Inc. (b)..       15,543
 1,145 Osca, Inc. (b)......................       23,873
14,731 Parker Drilling Co. (b).............       54,357
 1,913 Perini Corp. (b)....................       13,391
 2,065 RPC, Inc............................       36,447
 6,622 SBA Communcations Corp. (b) (c).....       86,219
 3,460 Seacor Smit, Inc. (b)...............      160,544
 3,002 Seitel, Inc. (b) (c)................       40,827
 6,958 Superior Energy Services, Inc. (b)..       60,187
 2,033 Tetra Technologies, Inc. (b)........       42,591
 2,828 URS Corp. (b).......................       77,516
 3,130 WH Energy Services, Inc.............       59,627
                                            ------------
                                               1,885,052
                                            ------------

       COMPUTERS & BUSINESS EQUIPMENT--6.5%
 1,372 3D Systems Corp. (b)................       19,551
 1,493 ADE Corp. (b).......................       14,930
 4,651 ATMI, Inc. (b) (c)..................      110,926
 3,082 AXT, Inc. (b).......................       44,473

                See accompanying notes to financial statements.

                                    MSF-138

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                 VALUE
SHARES                                         (NOTE 1A)
       COMPUTERS & BUSINESS EQUIPMENT--(CONTINUED)
 4,085 Actel Corp. (b)....................... $     81,332
16,855 Adaptec, Inc. (b).....................      244,397
 3,616 Adtran, Inc. (b)......................       92,280
11,197 Advanced Digital Information Corp. (b)      179,600
 4,334 Allen Telecom, Inc. (b)...............       36,839
 4,108 Alliance Semiconductor Corp. (b)......       49,625
 7,426 Alpha Industries, Inc. (b) (c)........      161,887
14,820 Andrew Corp...........................      324,410
 5,095 Anixter International, Inc. (b).......      147,806
 2,020 Applied Innovation, Inc...............       12,524
 8,826 Aspect Communications, Inc. (b).......       34,245
 2,536 Astropower, Inc. (b) (c)..............      102,530
 2,449 Audiovox Corp. (b)....................       18,270
 7,725 Auspex Systems, Inc. (b)..............       13,905
 4,983 Avanex Corp...........................       29,400
 8,403 Avici Systems, Inc. (c)...............       24,453
 4,213 Avid Technology, Inc. (b).............       51,188
 2,529 Aware, Inc. (b).......................       20,991
 3,607 Brooks Automation, Inc. (b) (c).......      146,697
 5,567 C-COR.net Corp. (b)...................       81,111
 7,775 Cable Design Technologies Corp. (b)...      106,362
 3,713 Cacheflow, Inc. (b)...................        9,951
   808 Catapult Communications Corp. (b).....       21,056
 1,850 Celeritek, Inc. (b)...................       24,771
 5,544 Chippac, Inc. (c).....................       41,136
 8,785 Commscope, Inc. (b)...................      186,857
 4,516 Computer Network Technology Corp. (b).       80,340
11,067 Concurrent Computer Corp. (b) (c).....      164,345
 9,047 Copper Mountain Networks, Inc.........       15,289
14,917 Cosine Communications, Inc. (b).......       23,121
 9,790 Credence Systems Corp. (b)............      181,800
 1,454 Crossroads Systems, Inc. (b)..........        6,528
 5,321 Cymer, Inc. (b).......................      142,230
12,611 DMC Stratex Networks, Inc. (b) (c)....       98,114
 4,118 DSP Group, Inc. (b)...................       95,785
 2,163 Digital Lightwave, Inc. (c)...........       20,289
 4,052 Ditech Communications Corp............       24,393
 1,522 Dupont Photomasks, Inc. (b)...........       66,131
 4,214 ESS Technology, Inc. (b) (c)..........       89,590
 4,033 Elantec Semiconductor, Inc. (b) (c)...      154,867
 3,263 Electroglas, Inc. (b).................       48,195
 3,873 Emcore Corp. (b)......................       52,092
 3,310 FEI Co. (b)...........................      104,298
 3,983 FSI International, Inc. (b)...........       36,723
 1,994 FalConstor Software, Inc. (c).........       18,066
17,884 Globespan Virata, Inc. (c)............      231,598
 3,325 Handspring, Inc. (b) (c)..............       22,410
 9,388 Harmonic, Inc. (b)....................      112,844
 3,998 Helix Technology Corp.................       90,155
 3,862 Hutchinson Technology, Inc. (b) (c)...       89,676
24,180 IKON Office Solutions, Inc............      282,664

                                                   VALUE
SHARES                                           (NOTE 1A)
       COMPUTERS & BUSINESS EQUIPMENT--(CONTINUED)
 6,960 Infocus Corp. (b)....................... $    153,259
 4,700 Integrated Circuit Systems, Inc. (b)....      106,173
 4,011 Integrated Silicon Solution (b).........       49,095
 7,082 Intelidata Technologies Corp. (b) (c)...       20,042
 8,390 Interdigital Commerce Corp. (b) (c).....       81,383
 8,489 Intergraph Corp. (b)....................      116,639
 3,012 Intermediate Telephone, Inc.............       57,891
 8,391 Iomega Corp.............................       70,065
 3,875 JNI Corp. (b)...........................       32,201
 8,527 Kulicke & Soffa Industries, Inc. (b) (c)      146,238
 8,184 LTX Corp. (b)...........................      171,373
 2,668 Lantronix, Inc. (b).....................       16,862
13,035 MRV Communications, Inc. (b) (c)........       55,268
 3,939 Mastec, Inc. (b)........................       27,376
 5,933 Metawave Communications Corp. (b).......       18,511
 3,714 Metro One Telecommunications, Inc. (b)..      112,348
 5,401 Microsemi Corp. (b).....................      160,410
 7,374 NETIQ Corp. (b).........................      260,007
 5,493 Netro Corp. (b).........................       20,159
 8,953 New Focus, Inc. (b).....................       34,111
 3,547 Next Level Communications, Inc. (b) (c).       11,882
 6,941 Oak Technology, Inc. (b)................       95,439
 5,664 On Semiconductor Corp. (b) (c)..........       11,724
19,760 Oplink Communications, Inc. (b).........       37,248
 4,436 PRI Automation, Inc. (b) (c)............       90,716
 2,273 Peco II, Inc. (b).......................       13,547
 1,696 Performance Technologies, Inc. (b)......       22,591
 3,323 Pericom Semiconductor Corp. (b).........       48,183
10,368 Perot Systems Corp. (b).................      211,715
 4,516 Photronics, Inc. (b) (c)................      141,577
 6,004 Plantronics, Inc. (b)...................      153,943
10,167 Powerwave Technologies, Inc. (b)........      175,686
 4,188 Proxim, Inc. (b) (c)....................       41,545
 2,939 RadiSys Corp. (b).......................       57,781
20,355 Read-Rite Corp. (b).....................      134,547
 2,026 SCM Microsystems, Inc. (b)..............       29,661
 1,931 Sage, Inc. (b)..........................       71,582
   976 Scansource, Inc. (b) (c)................       46,458
 2,357 Semitool, Inc. (b)......................       27,058
29,712 Silicon Graphics, Inc. (b)..............       62,395
 5,152 Silicon Image, Inc. (b).................       19,372
 1,480 Silicon Laboratories (b)................       49,891
13,062 Silicon Storage Technology, Inc. (b)....      125,918
 1,760 Siliconix, Inc. (b).....................       48,259
12,504 SonicBlue, Inc. (b).....................       50,516
 6,796 SonicWall, Inc. (b) (c).................      132,114
 1,712 Sorrento Networks Corp. (b) (c).........        6,146
 1,823 Spectralink Corp. (b)...................       31,228
11,377 Spectrasite Holdings, Inc. (b) (c)......       40,843
 1,963 Spectrian Corp. (b) (c).................       21,652
 2,213 Standard Microsystems Corp. (b).........       34,346

                See accompanying notes to financial statements.

                                    MSF-139

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                   VALUE
SHARES                                           (NOTE 1A)
       COMPUTERS & BUSINESS EQUIPMENT--(CONTINUED)
10,960 Stratos Lightwave, Inc. (b)............. $     67,404
 3,600 Symmetricom, Inc. (b)...................       27,396
10,346 Terayon Communication Systems (b) (c)...       85,572
14,503 Transwitch Corp. (b)....................       65,263
 1,722 Trikon Technologies, Inc. (b)...........       20,233
 2,651 Tripath Technology, Inc. (b) (c)........        4,533
 5,026 Turnstone Systems, Inc. (b).............       19,953
 1,577 Ulticom, Inc. (b) (c)...................       15,865
 3,419 Ultratech Stepper, Inc. (b).............       56,482
 2,166 Universal Display Corp. (b) (c).........       19,711
 6,234 Varian Semiconductor Equipment, Inc. (b)      215,634
 2,528 Viasat, Inc. (b)........................       39,437
 1,467 Virage Logic Corp. (c)..................       28,210
 3,676 Watchguard Technologies, Inc. (b).......       23,931
 7,630 Wave Systems Corp. (b) (c)..............       17,091
34,030 Western Digital Corp. (b)...............      213,368
 3,828 Wireless Facilities, Inc. (b)...........       25,762
 3,677 Xicor, Inc. (b).........................       40,815
 5,843 Xybernaut Corp. (b) (c).................       13,906
 4,967 Zebra Technologies Corp. (b)............      275,718
                                                ------------
                                                   9,716,304
                                                ------------

       CONGLOMERATES--0.1%
 2,547 Lydall, Inc. (b)........................       25,470
 4,424 Rigel Pharmaceuticals, Inc. (b).........       20,572
 2,821 Roxio, Inc. (b).........................       46,687
 1,699 Standex International Corp..............       36,953
 2,705 Tredegar Industries, Inc................       51,395
 2,236 Valmont Industries, Inc.................       32,333
                                                ------------
                                                     213,410
                                                ------------

       CONSTRUCTION MATERIALS--0.4%
 1,841 Amcol International Corp................       13,255
 5,736 Carlisle Cos., Inc......................      212,117
 1,686 Centex Construction Products, Inc.......       54,036
 3,699 Florida Rock Industries, Inc............      135,310
 4,249 Texas Industries, Inc. (b)..............      156,788
 4,980 Walter Industries, Inc..................       56,324
                                                ------------
                                                     627,830
                                                ------------

       CONTAINERS & GLASS--0.5%
 4,324 Caraustar Industries, Inc...............       29,965
 2,962 Chesapeake Corp.........................       82,373
20,365 Crown Cork & Seal, Inc..................       51,727
 4,896 Earthshell Corp. (b) (c)................        9,792
 5,375 Fibercore, Inc. (b).....................       12,900
 2,567 Greif Brothers Corp.....................       84,583
 2,392 Ivex Packaging Corp. (b)................       45,448
   470 Liqui Box Corp..........................       19,388
 9,151 Longview Fibre Co.......................      108,073

                                            VALUE
SHARES                                    (NOTE 1A)
       CONTAINERS & GLASS--(CONTINUED)
 2,792 Myers Indiana, Inc............... $     38,111
24,807 Owens-Illinois, Inc. (b).........      247,822
 1,659 Silgan Holdings, Inc. (b)........       43,399
                                         ------------
                                              773,581
                                         ------------

       COSMETICS & TOILETRIES--0.2%
 1,604 Elizabeth Arden, Inc. (b)........       24,493
 7,298 NBTY, Inc. (b)...................       85,386
 1,978 Natures Sunshine Products, Inc...       23,222
 6,913 Nu Skin Enterprises, Inc.........       60,489
10,532 Perrigo Co. (b)..................      124,488
                                         ------------
                                              318,078
                                         ------------

       DOMESTIC OIL--1.9%
 2,327 3Tec Energy Corp. (b)............       32,578
 2,812 Berry Petroleum Co. (b)..........       44,148
 4,782 Cabot Oil & Gas Corp. (b)........      115,007
 2,177 Callon Petroleum Co. (b).........       14,912
23,920 Chesapeake Energy Corp. (b)......      158,111
 1,215 Chiles Offshore, Inc. (b)........       24,166
 3,459 Comstock Resources, Inc. (b).....       24,213
 4,418 EEX Corp. (b) (c)................        8,129
 1,301 Encore Aquisition Co.............       17,316
 3,745 Energy Partners, Ltd. (b)........       28,275
 3,306 Evergreen Resources (b) (c)......      127,645
 4,135 Frontier Oil Corp................       68,806
24,381 Grey Wolf, Inc. (b)..............       72,412
 1,408 Holly Corp.......................       27,104
 1,909 Houston Exploration Co. (b)......       64,104
 4,299 KCS Energy, Inc. (b) (c).........       13,413
 2,726 Key Production, Inc. (b).........       46,342
 4,933 Magnum Hunter Resources, Inc. (b)       40,944
 2,462 McMoran Exploration Co. (b)......       14,255
 5,860 Meridian Resource Corp. (b)......       23,381
 2,191 Nuevo Energy Co. (b).............       32,865
 2,470 PYR Energy Corp. (b) (c).........        4,891
 2,984 Patina Oil & Gas Corp............       82,060
13,546 Pennzoil-Quaker State Co.........      195,740
 3,820 Petroquest Energy, Inc. (ADR) (b)       20,322
 4,364 Plains Resources, Inc. (b).......      107,398
 1,977 Prima Energy Corp. Co. (b).......       43,000
   956 Prize Energy Corp................       22,103
 2,294 Pure Resources, Inc. (b).........       46,109
 1,378 Quicksilver Resources, Inc. (b)..       26,251
 8,147 Range Resources Corp. (b)........       37,069
 2,716 Remington Oil Gas Corp. (b)......       46,987
 2,628 Resource America, Inc............       24,546
 3,747 Spinnaker Exploration Co. (b)....      154,227
 5,102 St. Mary Land & Exploration Co...      108,111
 4,316 Stone Energy Corp. (b)...........      170,482

                See accompanying notes to financial statements.

                                    MSF-140

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)



                                                 VALUE
SHARES                                         (NOTE 1A)
       DOMESTIC OIL--(CONTINUED)
 4,005 Swift Energy Co. (b).................. $     80,901
 3,243 Syntroleum Corp. (b)..................       23,025
 6,454 Tesoro Petroleum Corp. (b)............       84,612
 5,675 Tom Brown, Inc. (b)...................      153,282
 3,783 Trico Marine Services, Inc. (b).......       28,562
 6,148 Unit Corp. (b)........................       79,309
 1,757 Universal Compression Holdings (b)....       51,814
 8,414 Vintage Petroleum, Inc................      121,582
 4,476 Westport Resources Corp...............       77,659
                                              ------------
                                                 2,788,168
                                              ------------

       DRUGS & HEALTH CARE--10.3%
 3,416 ATS Medical, Inc. (b).................       18,105
 1,676 AaiPharma, Inc. (b)...................       42,168
 2,306 Abiomed, Inc. (b) (c).................       36,481
 4,910 Accredo Health, Inc. (b)..............      194,927
 4,780 Adolor Corp. (b)......................       85,801
 1,145 Advanced Neuromodulation Systems (b)..       40,361
 2,950 Aksys, Ltd. (b) (c)...................       13,718
 3,026 Alexion Pharmaceuticals, Inc. (b) (c).       73,955
 5,648 Alpharma, Inc. (c)....................      149,390
 2,371 American Healthways, Inc. (b) (c).....       75,730
 5,746 American Medical Systems Holdings (b).      118,885
 3,873 Ameripath, Inc. (b)...................      124,943
 3,960 Amsurg Corp...........................      107,633
 8,814 Amylin Pharmaceuticals, Inc. (b) (c)..       80,560
 2,320 Antigenics, Inc. (b) (c)..............       38,048
 2,191 Aphton Corp. (b) (c)..................       31,989
 2,768 Applied Molecular Evolution, Inc......       34,074
 7,559 Apria Healthcare Group, Inc. (b)......      188,899
 2,552 Arena Pharmaceuticals, Inc. (b) (c)...       30,701
 3,776 Ariad Pharmaceuticals, Inc. (b).......       20,126
 2,509 Array Biopharma, Inc. (b).............       37,284
 2,133 Arrow International, Inc..............       85,192
 3,668 Arthrocare Corp. (b) (c)..............       65,767
 2,127 Aspect Medical Systems, Inc...........       21,270
 3,315 Atrix Laboratories, Inc. (b)..........       68,322
 9,841 Avanir Pharmaceuticals (b) (c)........       41,923
 2,411 Avi Biopharma, Inc. (b)...............       26,328
16,107 Beverly Enterprises, Inc. (b).........      138,520
 9,792 Bio Technology General Corp. (b)......       80,588
 1,574 Bio-Rad Laboratories, Inc. (b)........       99,634
 2,762 Biomarin Pharmaceutical, Inc. (b).....       37,121
 2,704 Biopure Corp. (b).....................       38,424
 2,898 Biosite Diagnostics, Inc. (b).........       53,236
 2,389 Britesmile, Inc. (b) (c)..............       11,945
 7,815 Bruker Daltonics, Inc. (c)............      127,775
 3,576 CV Therapeutics, Inc. (b) (c).........      186,024
 4,700 Cardiodynamics International Corp. (b)       31,067
 6,503 Cell Therapeutics, Inc. (b) (c).......      156,982

                                                         VALUE
SHARES                                                 (NOTE 1A)
       DRUGS & HEALTH CARE--(CONTINUED)
 2,122 Cerus Corp. (b) (c)........................... $     97,081
 7,614 Charles River Laboratories International, Inc.      254,917
 2,763 Cima Laboratories, Inc. (b)...................       99,882
 2,832 Ciphergen Biosystems, Inc. (b)................       22,656
   992 Closure Medical Corp. (b) (c).................       23,173
 5,368 Coherent, Inc. (b)............................      165,979
 3,747 Columbia Laboratories, Inc. (b)...............       12,927
 1,229 Conceptus, Inc. (b)...........................       29,004
 4,228 Conmed Corp. (b)..............................       84,391
 4,620 Connetics Corp. (b)...........................       54,978
 2,913 Cooper Cos., Inc..............................      145,592
 7,213 Corixa Corp. (c)..............................      108,700
 4,681 Corvas International, Inc. (b)................       30,661
 1,308 Corvel Corp. (b)..............................       42,837
 9,937 Covance, Inc. (b).............................      225,570
11,890 Coventry Health Care, Inc. (b)................      237,205
 3,237 Cryolife, Inc. (b)............................       97,110
 5,237 Cubist Pharmaceuticals, Inc. (b) (c)..........      188,323
 5,390 Curis, Inc. (b)...............................       30,238
 3,627 Cyberonics, Inc. (b)..........................       96,224
 3,735 Cygnus, Inc. (b)..............................       19,609
12,014 Cytogen Corp. (b).............................       36,162
 2,411 DVI, Inc. (b).................................       41,469
 2,215 Datascope Corp................................       75,133
 5,211 Decode Genetics, Inc. (b).....................       51,068
 2,610 Dendreon Corp. (b)............................       26,283
 3,909 Diagnostic Products Corp......................      171,801
 1,810 Dianon Systems, Inc. (b) (c)..................      110,048
 1,962 Duane Reade, Inc. (b).........................       59,547
 3,240 Durect Corp., Inc. (b)........................       37,552
 2,138 Dusa Pharmaceuticals, Inc. (ADR) (b) (c)......       17,211
 3,287 Dyax Corp. (b)................................       36,058
   924 Dynacq International, Inc. (c)................       20,577
 7,406 Eclipsys Corp. (b)............................      124,050
 3,140 Endo Pharmaceuticals Holdings (b).............       36,644
 1,926 Endocare, Inc. (b)............................       34,533
 2,696 Entremed, Inc. (b) (c)........................       22,781
 3,515 Enzo Biochem, Inc. (b) (c)....................       82,602
 3,463 Esperion Therapeutics (b).....................       25,453
 5,795 Exelixis, Inc. (b) (c)........................       96,313
 1,377 First Horizon Pharmaceutical (b)..............       40,470
 3,097 Genaissance Pharmaceuticals (b) (c)...........       14,401
 1,690 Genencor International, Inc. (b)..............       26,972
 3,263 Genta, Inc. (b) (c)...........................       46,432
 2,846 Gentiva Health Services, Inc. (b).............       62,470
 2,563 Genzyme-Molecular Oncology (b)................       20,504
 3,988 Guilford Pharmaceuticals, Inc. (b)............       47,856
 3,775 Haemonetics Corp. (b).........................      128,048
 1,771 Harvard Bioscience, Inc.......................       17,604
 3,066 Hemispherx Biopharma, Inc. (b)................       13,797

                See accompanying notes to financial statements.

                                    MSF-141

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                     VALUE
SHARES                                             (NOTE 1A)
       DRUGS & HEALTH CARE--(CONTINUED)
 8,453 Hooper Holmes, Inc........................ $     75,654
 1,419 ICU Medical, Inc. (b).....................       63,146
 2,274 IGEN International, Inc. (b) (c)..........       91,187
 6,107 ISIS Pharmaceuticals, Inc. (b)............      135,514
 5,352 Ilex Oncology, Inc. (b)...................      144,718
 3,155 Illumina, Inc. (b)........................       37,103
 4,147 Immune Response Corp. (b).................        5,557
 6,815 Immunogen, Inc. (b).......................      112,993
 3,233 Impath, Inc. (b) (c)......................      143,901
 2,772 Impax Laboratories, Inc. (b) (c)..........       37,256
 2,601 Inamed Corp. (b)..........................       78,212
11,245 Incyte Genomics, Inc. (b).................      218,603
 5,832 Inkine Pharmaceutical, Inc. (b)...........        9,098
 5,612 Insmed, Inc. (b)..........................       21,438
 2,772 Inspire Phamaceutical, Inc. (b)...........       39,057
 2,153 Integra LifeSciences Holdings Corp. (b)...       56,710
 5,148 Intermune, Inc. (b) (c)...................      253,590
 6,111 Interneuron Pharmaceuticals, Inc. (b).....       67,771
 5,214 Intuitive Surgical, Inc. (b) (c)..........       52,296
 3,793 Invacare Corp.............................      127,862
 1,412 KOS Pharmaceuticals, Inc. (b) (c).........       48,855
 1,654 Kendle International, Inc. (b)............       33,345
 2,130 Keryx Biopharmaceuticals, Inc (b).........       15,549
 4,338 Kingdom V Pharmaceutical Co. (Class B) (b)      140,811
 2,340 Kosan Biosciences, Inc. (b)...............       18,697
 1,880 Landauer, Inc.............................       63,638
 7,004 Lifepoint Hospitals, Inc. (b).............      238,416
 6,809 Ligand Pharmaceuticals, Inc. (Class B) (b)      121,881
 5,433 Louisiana Jolla Pharmaceutical Co.........       48,571
 3,823 MGI Pharma, Inc. (b) (c)..................       58,415
 3,624 MacroChem Corp. (b) (c)...................       11,053
 3,956 Magellan Health Services, Inc. (b)........       25,121
 4,056 Matrix Pharmaceuticals (b)................        6,368
 3,604 Maxim Pharmaceuticals, Inc. (b)...........       24,868
 2,589 Maximus, Inc. (b).........................      108,893
 1,248 Medical Design Corp.......................       24,586
 3,357 Medicines Co. (b) (c).....................       38,908
 4,538 Mentor Corp...............................      129,605
 1,864 Microvision, Inc. (b) (c).................       26,543
 8,148 Mid-Atlantic Medical Services, Inc. (b)...      184,960
 2,546 Molecular Devices Corp. (b) (c)...........       53,135
 5,180 NPS Pharmaceuticals, Inc. (b) (c).........      198,394
 5,539 Nabi, Inc. (b)............................       57,162
    84 Nanogen, Inc. (b) (c).....................          485
 4,020 Napro Biotherapeutics, Inc. (b) (c).......       45,828
 1,392 National Healthcare Corp. (b).............       21,395
 1,930 Neopharm, Inc. (b) (c)....................       48,347
 2,508 Neose Technologies, Inc. (b) (c)..........       91,843
 4,552 Neurocrine Biosciences, Inc. (b)..........      233,563
 2,169 Neurogen Corp. (b)........................       37,914

                                                  VALUE
SHARES                                          (NOTE 1A)
       DRUGS & HEALTH CARE--(CONTINUED)
 1,546 North American Scientific, Inc......... $     20,716
 1,810 Northfield Laboratories, Inc. (b) (c)..       15,532
 2,420 Novavax, Inc. (b)......................       34,122
 3,810 Noven Pharmaceuticals, Inc. (b)........       67,627
 2,470 Novoste Corp. (b) (c)..................       21,588
 3,074 Ocular Sciences, Inc. (b)..............       71,624
 3,151 Onyx Pharmaceuticals, Inc. (b) (c).....       16,133
   984 Option Care, Inc. (b)..................       19,237
 4,378 Orasure Technologies, Inc. (b) (c).....       53,193
 5,979 Owens & Minor, Inc. (c)................      110,611
12,940 PSS World Medical, Inc. (b)............      105,590
 4,742 PacifiCare Health Systems, Inc. (b) (c)       75,872
 2,724 Pain Therapeutics, Inc. (b)............       24,952
 2,971 Paradigm Genetics, Inc. (b)............       16,935
 4,636 Parexel International Corp. (b)........       66,527
 3,820 Pediatrix Medical Group, Inc. (b)......      129,574
 1,912 Penwest Pharmaceuticals Co. (b)........       38,336
13,185 Peregrine Pharmaceuticals, Inc. (b)....       45,225
 3,419 Pharmaceutical Resources, Inc. (b).....      115,562
 2,995 Pharmacyclics, Inc. (b)................       29,770
 9,294 Pharmos Corp. (b) (c)..................       21,841
 2,009 Polymedica Corp. (b) (c)...............       33,349
 2,864 Possis Medical, Inc. (b) (c)...........       49,891
 3,326 Pozen, Inc. (b)........................       17,462
 8,685 Praecis Pharmaceuticals, Inc. (b)......       50,547
 1,362 Progenics Pharmaceuticals, Inc. (b)....       25,156
 5,873 Province Healthcare Co. (c)............      181,241
 2,356 Regeneration Technologies, Inc. (b)....       24,008
 3,044 RehabCare Group, Inc. (b) (c)..........       90,102
 8,817 Renal Care Group, Inc. (b).............      283,026
 5,804 Respironics, Inc. (b)..................      201,051
 1,491 Ribozyme Pharmaceuticals, Inc. (b) (c).        6,814
 1,675 Sangamo Biosciences, Inc. (b)..........       15,645
 2,667 Sangstat Medical Corp. (b) (c).........       52,380
 5,007 Sciclone Pharmaceuticals, Inc. (b).....       15,021
 8,260 Scios, Inc. (b) (c)....................      196,340
 1,587 Select Medical Corp. (b)...............       25,519
 4,079 Sierra Health Services, Inc. (b).......       33,040
 3,841 Sola International, Inc. (b)...........       74,515
 1,491 Sonosite, Inc. (b) (c).................       38,304
 1,508 Specialty Laboratories, Inc. (b).......       41,455
 2,518 Stericycle, Inc. (b)...................      153,296
11,405 Steris Corp. (b).......................      208,369
17,515 Stewart Enterprises, Inc. (b)..........      104,915
 3,565 Sunrise Assisted Living, Inc. (b) (c)..      103,777
 2,831 Supergen, Inc. (b).....................       40,540
 6,016 Sybron Dental Specialties (b)..........      129,825
 3,544 Syncor International Corp. (b) (c).....      101,500
 4,026 Tanox, Inc. (b)........................       74,491
 7,663 Techne Corp. (b).......................      282,382

                See accompanying notes to financial statements.

                                    MSF-142

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                   VALUE
SHARES                                           (NOTE 1A)
       DRUGS & HEALTH CARE--(CONTINUED)
 2,975 Telik, Inc. (b)......................... $     40,163
 4,074 Theragenics Corp. (b)...................       40,170
 6,021 Thoratec Laboratories Corp. (b).........      102,357
 2,007 Transgenomic, Inc. (b) (c)..............       22,077
 2,710 Triangle Pharmaceuticals, Inc. (b) (c)..       10,867
 3,424 Trimeris, Inc. (b)......................      153,977
 3,261 Tularik, Inc. (b).......................       78,329
 1,022 U.S. Physical Therapy, Inc..............       16,516
16,146 US Oncology, Inc. (b)...................      121,741
 2,229 United Therapeutics Corp. (b)...........       23,204
 1,842 Urologix, Inc. (b) (c)..................       36,932
 8,658 VISX, Inc. (b)..........................      114,718
 7,860 Vasomedical, Inc. (b)...................       29,082
 1,283 Vaxgen, Inc. (b) (c)....................       14,883
 2,904 Ventana Medical Systems, Inc. (b) (c)...       65,688
 3,074 Vical, Inc. (b).........................       37,626
 6,001 Vidamed, Inc (b)........................       46,928
 4,476 Vion Pharmaceuticls, Inc. (b)...........       19,739
 3,635 Viropharma, Inc. (b) (c)................       83,423
 1,436 Vital Signs, Inc........................       50,116
 1,600 West Pharmaceutical Services, Inc.......       42,560
 1,913 Wilson Greatbatch Technologies, Inc. (b)       69,059
 1,837 Zoll Medical Corp. (b) (c)..............       71,533
 2,525 i-STAT Corp. (b) (c)....................       19,922
                                                ------------
                                                  15,399,745
                                                ------------

       ELECTRIC UTILITIES--1.5%
 4,753 Beacon Power Corp. (b)..................        6,179
 3,381 CH Energy Group, Inc....................      146,972
 1,974 Central Vermont Public Service..........       32,966
 6,986 Cleco Corp..............................      153,482
 9,557 DQE, Inc. (c)...........................      180,914
 8,977 El Paso Electric Co. (b)................      130,167
 2,726 Empire District Electric Co.............       57,246
 6,130 Hawaiian Electric Industries, Inc.......      246,916
15,289 Key Energy Services, Inc. (b)...........      140,659
 3,248 Madison Gas & Electric Co...............       85,910
17,746 Montana Power Co. (b)...................      102,040
 7,607 Newpower Holdings, Inc. (b) (c).........        5,629
 4,900 Otter Tail Power Co.....................      142,786
 7,333 Public Service Co.......................      204,957
 5,903 RGS Energy Group, Inc. (b)..............      221,953
 2,575 UIL Holdings Corp. (c)..................      132,097
 5,359 Unisource Energy Corp...................       97,480
 5,029 WPS Resources Corp......................      183,810
                                                ------------
                                                   2,272,163
                                                ------------

       ELECTRICAL EQUIPMENT--2.0%
 1,689 A.O. Smith Corp.........................       32,935
 7,037 Acuity Brands, Inc......................       85,148

                                                      VALUE
SHARES                                              (NOTE 1A)
       ELECTRICAL EQUIPMENT--(CONTINUED)
 3,480 Anaren Microwave, Inc. (b)................. $     60,274
 5,155 Artesyn Technologies, Inc. (b).............       47,993
 5,439 Asyst Technologies, Inc. (b) (c)...........       69,402
 1,834 BEI Technologies, Inc......................       31,985
 4,692 BMC Industries, Inc........................        9,665
 4,410 Baldor Electric Co. (b)....................       92,169
 1,334 Bel Fuse, Inc. (Class B) (b)...............       33,417
 4,407 Belden, Inc. (b)...........................      103,785
 3,775 Benchmark Electronics, Inc. (b)............       71,574
 3,819 Brady Corp. (b)............................      139,775
 4,603 C&D Technologies, Inc......................      105,179
 5,072 CTS Corp...................................       80,645
18,174 Comdisco, Inc..............................        9,450
 4,624 Electro Scientific Industries, Inc. (b) (c)      138,766
 2,240 Encore Wire Corp. (b)......................       27,104
 1,419 Excel Technology, Inc. (b).................       24,691
 2,206 Flir Systems, Inc. (b).....................       83,651
   884 Franklin Electric, Inc.....................       72,488
 5,588 Generale Cable Corp........................       73,203
 2,320 Genlyte Group, Inc. (b)....................       69,043
 4,210 H Power Corp. (b) (c)......................       13,135
 1,208 Lecroy Corp. (b)...........................       21,986
 3,843 Littelfuse, Inc............................      100,840
 3,504 MKS Instruments, Inc. (b)..................       94,713
 2,863 Magnetek, Inc. (b).........................       25,796
 7,037 National Service Industries, Inc...........       14,215
 5,655 Paxar Corp. (b)............................       80,301
 1,917 Penn Engineering & Manufacturing Corp......       32,110
 7,744 Plexus Corp. (b)...........................      205,681
 4,284 Power Integrations, Inc. (b)...............       97,847
 5,662 Proton Energy Systems, Inc. (b)............       46,711
 3,044 Rayovac Corp. (b)..........................       53,574
 2,755 SLI, Inc...................................        7,191
 5,894 Technitrol, Inc. (b).......................      162,792
 3,105 Tecumseh Products Co.......................      157,206
 9,944 Thomas & Betts Corp........................      210,316
 3,314 Three Five Systems, Inc. (b)...............       52,726
 3,244 Triumph Group, Inc. (b)....................      105,430
 3,966 Vicor Corp. (b)............................       64,249
 3,355 Wesco International, Inc. (b)..............       16,607
 1,779 Woodhead Industries........................       28,250
   806 Zixit Corp. (b) (c)........................        4,078
                                                   ------------
                                                      3,058,096
                                                   ------------

       ELECTRONICS--2.9%
 1,732 ACT Manufacturing, Inc. (b) (c)............          606
 5,342 Active Power, Inc. (b).....................       36,326
 5,458 Anadigics, Inc. (b) (c)....................       83,234
 1,346 Analogic Corp..............................       51,834
 2,362 Artisan Components, Inc....................       37,320

                See accompanying notes to financial statements.

                                    MSF-143

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                    VALUE
SHARES                                            (NOTE 1A)
       ELECTRONICS--(CONTINUED)
 3,629 Caliper Technologies Corp. (b) (c)....... $     56,649
 4,473 Checkpoint Systems, Inc. (b) (c).........       59,938
 3,853 Cohu, Inc................................       76,097
10,854 Computerized Thermal Imaging, Inc. (c)...       16,824
 1,573 Convera Corp. (b)........................        5,270
 1,333 Cubic Corp. (b)..........................       68,463
 7,082 DDI Corp. (b)............................       69,687
 2,335 Daktronics, Inc. (b).....................       19,731
 6,874 Exar Corp. (b)...........................      143,323
 9,903 Fisher Scientific International, Inc. (b)      289,168
 5,998 Fuelcell Energy, Inc. (b)................      108,804
 5,994 Harman International Industries, Inc.....      270,329
 1,174 Hawaiian Electric Industries, Inc........       16,988
 1,557 II-VI, Inc. (b)..........................       26,827
 1,969 IXYS Corp. (b)...........................       15,929
 4,222 Identix, Inc. (b) (c)....................       61,599
 3,565 Interlogix, Inc. (b).....................      137,859
 2,998 Intermagnetics General Corp. (b).........       77,648
 2,392 Itron, Inc. (b) (c)......................       72,478
 7,164 Ixia (b).................................       92,057
 1,331 Keithley Instruments, Inc................       22,494
11,103 Kopin Corp. (b)..........................      155,442
 2,376 Lightpath Technologies, Inc. (b) (c).....        8,435
 5,166 MEMC Electronic Materials, Inc. (b)......       18,339
 3,518 MTS Systems Corp.........................       35,567
 2,626 Manufacturers Services, Ltd. (b).........       16,413
 5,529 Mattson Technology, Inc. (b).............       48,710
 1,711 Maxwell Technologies, Inc. (b)...........       16,768
 1,180 Measurement Specialties, Inc. (b) (c)....       11,104
 1,618 Mechanical Technology, Inc. (b)..........        4,433
 1,425 Medis Technologies, Ltd. (b) (c).........       10,474
 2,195 Merix Corp. (b)..........................       37,864
 5,352 Methode Electronics, Inc.................       42,816
 3,888 Microtune, Inc. (b) (c)..................       91,212
 2,722 Millennium Cell, Inc. (b) (c)............       14,209
 6,024 Mips Technologies, Inc. (b) (c)..........       52,047
 1,339 Nanometrics, Inc. (b)....................       25,977
 5,830 Newport Corp.............................      112,402
 2,500 Nu Horizons Electronics Corp. (b)........       25,700
 2,527 PLX Technology, Inc. (b).................       31,865
 2,833 Park Electrochemical Corp................       74,791
 2,840 Pemstar, Inc. (b)........................       34,080
 2,503 Photon Dynamics, Inc. (b)................      114,262
 4,909 Pioneer Standard Electronics, Inc. (c)...       62,344
 3,712 Pixelworks, Inc. (b).....................       59,615
 1,766 Planar Systems, Inc. (b).................       37,263
 1,781 Powell Industries, Inc. (b) (c)..........       33,429
14,070 Rambus, Inc. (b) (c).....................      112,419
 1,549 Research Frontiers, Inc. (b) (c).........       25,961
 1,632 Rudolph Technologies, Inc. (b)...........       56,010

                                                       VALUE
SHARES                                               (NOTE 1A)
       ELECTRONICS--(CONTINUED)
 2,820 SBS Technologies, Inc. (b).................. $     41,087
 3,495 Sipex Corp. (b) (c).........................       44,911
   706 Sirenza Microdevices, Inc...................        4,300
 4,599 Somera Communications, Inc. (b) (c).........       34,722
   999 Spectra Physics Lasers, Inc. (b)............       17,502
 3,118 Sunrise Telecom, Inc. (b)...................       12,503
 1,435 Supertex, Inc. (b)..........................       25,127
 4,359 Symyx Technologies, Inc. (b)................       92,585
 4,913 Teledyne Technologies, Inc. (b).............       80,033
 2,725 Therma Wave, Inc. (b).......................       40,657
 2,432 Tollgrade Communications, Inc. (b)..........       81,107
 3,765 Trimble Navigation, Ltd. (b) (c)............       61,031
 3,922 Tripath Imaging, Inc. (b)...................       29,533
 2,225 Uniroyal Technologies Corp. (b).............        7,120
 6,277 Varian, Inc. (b)............................      203,626
 4,860 Veeco Industries, Inc. (b) (c)..............      175,203
 7,136 Viasystems Group, Inc. (b)..................        4,496
 2,632 X Rite, Inc.................................       22,398
 2,339 Zygo Corp. (b)..............................       37,190
                                                    ------------
                                                       4,302,564
                                                    ------------

       FINANCIAL SERVICES--1.5%
 3,022 Acacia Research Corp. (b) (c)...............       33,454
 1,148 Actrade Financial Technologies, Ltd. (b) (c)       33,809
 3,442 Advanta Corp................................       34,213
 4,052 Affiliated Managers Group, Inc. (b) (c).....      285,585
 5,443 American Capital Strategies, Ltd............      154,309
 1,612 BKF Capital Group, Inc. (b).................       46,264
 4,713 Bank United Corp............................          471
 3,838 Cash America International, Inc.............       32,623
 5,233 Charter Municipal Mortgage Acceptance Co....       85,036
 2,353 Credit Acceptance Corp. (b).................       20,942
 2,688 Espeed, Inc. (b) (c)........................       22,257
 1,915 Federal Agricultural Mortage Corp. (b)......       77,558
 2,552 Financial Federal Corp. (b) (c).............       79,750
 3,724 Friedman Billings (b).......................       19,328
 1,299 Gabelli Asset Management, Inc. (b)..........       56,117
11,051 Indymac Bancorp, Inc. (b)...................      258,372
 2,900 Insignia Financial Group, Inc. (b)..........       31,320
 4,494 Jeffries Group, Inc.........................      190,141
 1,812 Medallion Financial Corp....................       14,315
 2,564 PFF Bancorp, Inc. (b).......................       70,766
 7,403 Raymond James Financial, Inc................      262,955
 2,714 SWS Group, Inc..............................       69,071
 6,109 Soundview Technology Group, Inc.............       14,234
 2,154 Sterling Bancorp............................       62,897
   842 Student Loan Corp...........................       67,865
 2,429 The Intercept Group, Inc....................       99,346
 1,674 Triad Guaranty, Inc. (b)....................       60,716
 1,405 WFS Financial, Inc. (b).....................       33,734

                See accompanying notes to financial statements.

                                    MSF-144

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                 VALUE
SHARES                                         (NOTE 1A)
       FINANCIAL SERVICES--(CONTINUED)
1,447  WSFS Financial Corp................... $     25,105
2,031  World Acceptance Corp. (b)............       14,826
                                              ------------
                                                 2,257,379
                                              ------------

       FOOD & BEVERAGES--2.4%
1,269  Alico, Inc............................       39,783
3,034  American Italian Pasta Co. (b)........      127,519
2,967  Aurora Foods, Inc. (b)................       14,983
1,727  Boston Beer, Inc......................       29,618
5,544  Cadiz, Inc. (b).......................       44,463
6,642  Corn Products International, Inc......      234,131
7,330  Dean Foods Co. (c)....................      499,872
4,261  Del Monte Foods Co. (b)...............       36,261
5,983  Delta & Pine Land Co..................      135,395
7,093  Dole Food, Inc........................      190,305
3,708  Dreyer's Grand Ice Cream, Inc. (c)....      142,795
  205  Farmer Brothers Co....................       54,325
1,077  Fisher Communications, Inc............       47,388
7,640  Fleming Cos., Inc. (c)................      141,340
3,365  Flowers Foods, Inc....................      134,331
2,685  Great Atlantic & Pacific Tea, Inc. (b)       63,849
1,417  Green Mountain Coffee, Inc. (b).......       38,812
3,955  Hain Celestial Group, Inc. (b) (c)....      108,604
2,672  International Multifoods Corp. (b)....       63,861
5,151  Interstate Bakeries Corp..............      124,551
  991  J & J Snack Foods Corp. (b)...........       24,230
3,854  Lance, Inc............................       55,074
2,462  Nash Finch Co.........................       76,568
5,908  Pathmark Stores, Inc. (b).............      145,691
6,255  Performance Food Group Co. (b)........      219,988
2,502  Pilgrims Pride Corp. (c)..............       33,902
5,204  Ralcorp Holdings, Inc. (b)............      118,131
1,078  Riviana Foods, Inc....................       19,135
   87  Seabord Corp..........................       26,622
8,235  Sensient Technologies Corp............      171,370
3,316  Spartan Stores, Inc. (b)..............       39,659
1,102  Tejon Ranch Co. (b)...................       26,349
3,976  The J. M. Smucker Co..................      140,671
1,615  The Robert Mondavi Corp. (b) (c)......       61,370
2,595  Triarc Cos. (b).......................       63,059
1,388  United Natural Foods, Inc. (b)........       34,700
1,780  Wild Oats Markets, Inc. (b)...........       17,676
                                              ------------
                                                 3,546,381
                                              ------------

       GAS & PIPELINE UTILITIES--2.2%
9,302  AGL Resources, Inc....................      214,132
2,027  American State Water Co...............       70,844
6,920  Atmos Energy Corp.....................      147,050
8,128  Avista Corp...........................      107,777
1,715  Cascade Natural Gas Corp..............       37,816

                                                    VALUE
SHARES                                            (NOTE 1A)
       GAS & PIPELINE UTILITIES--(CONTINUED)
 1,900 Connecticut Water Service, Inc........... $     56,183
 5,572 Energen Corp.............................      137,350
 3,529 Laclede Group, Inc.......................       84,343
 1,371 Middlesex Water Co.......................       46,504
 2,682 NUI Corp.................................       63,563
 3,462 New Jersey Resources Corp................      162,022
 5,208 Northwest Natural Gas Co.................      132,804
 4,298 Northwestern Corp........................       90,473
 9,208 Oneok, Inc...............................      164,271
 6,462 Peoples Energy Corp. (c).................      245,104
10,403 Philadelphia Suburban Corp...............      234,588
 5,963 Piedmont Natural Gas, Inc................      213,475
   495 SJW Corp.................................       42,218
 2,804 Semco Energy, Inc. (c)...................       30,143
18,025 Sierra Pacific Resources (b) (c).........      271,276
 2,280 South Jersey Industries, Inc.............       74,328
 5,769 Southern Union Co. (b) (c)...............      108,803
 4,950 Southwest Gas Corp.......................      110,632
 3,911 Southwestern Energy Co. (b)..............       40,674
 1,637 Transmontaigne, Inc. (b).................        8,922
 8,839 WGL Holdings, Inc. (c)...................      256,950
 4,202 Western Gas Resources, Inc. (c)..........      135,809
                                                 ------------
                                                    3,288,054
                                                 ------------

       GAS EXPLORATION--0.0%
 2,533 Denbury Resources, Inc. (b)..............       18,516
                                                 ------------

       HEALTH CARE--PRODUCTS--0.3%
   865 CSS Industries, Inc......................       26,737
17,277 Dial Corp................................      296,301
 2,036 Herbalife International, Inc. (b) (c)....       28,952
 5,226 Mathews International Corp...............      128,455
 4,458 Playtex Products, Inc. (b)...............       43,465
                                                 ------------
                                                      523,910
                                                 ------------

       HOTELS & RESTAURANTS--2.3%
 1,601 AFC Enterprises, Inc. (b)................       45,452
 2,490 Alliance Gaming Corp. (b)................       73,181
 6,252 Applebees International, Inc. (b) (c)....      213,818
 4,462 Argosy Gaming Corp. (b)..................      145,104
 5,377 Aztar Corp. (b)..........................       98,399
 4,482 Bally Total Fitness Holding Corp. (b) (c)       96,632
 6,227 Bob Evans Farms, Inc.....................      152,997
 3,061 Boyd Gaming Corp. (b)....................       19,897
 2,157 Buca, Inc. (b) (c).......................       34,965
 9,623 CBRL Group, Inc. (b).....................      283,301
 5,273 CEC Entertainment, Inc. (b)..............      228,795
 2,539 California Pizza Kitchen, Inc. (b).......       62,840
 6,015 Choice Hotels, Inc. (b) (c)..............      133,232
 2,972 Dover Downs Entertainment, Inc...........       45,472

                See accompanying notes to financial statements.

                                    MSF-145

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                   VALUE
SHARES                                           (NOTE 1A)
       HOTELS & RESTAURANTS--(CONTINUED)
 3,756 IHOP Corp. (b).......................... $    110,051
 2,298 Isle of Capri Casinos, Inc. (b).........       30,747
 2,394 Landry's Restaurants, Inc...............       44,648
 2,444 Lone Star Steakhouse & Saloon, Inc......       36,245
 3,481 Luby's, Inc. (b)........................       19,877
 3,755 Magna Entertainment Corp. (b)...........       26,285
 3,386 Marcus Corp.............................       47,912
 2,887 Motor Gaming Group, Inc.................       46,192
 2,539 O' Charleys, Inc. (b)...................       46,997
 1,998 P.F. Chang's China Bistro, Inc. (b) (c).       94,505
 2,080 Panera Bread Co. (b)....................      108,243
 2,724 Papa John's International, Inc. (b) (c).       74,856
 2,924 Pinnacle Entertainment, Inc. (b)........       17,632
 6,930 Prime Hospitality Corp. (b).............       76,576
 3,648 Rare Hospitality International, Inc. (b)       82,226
10,966 Ruby Tuesday, Inc.......................      226,229
 4,829 Ryan's Family Steak Houses, Inc. (b)....      104,548
 2,871 Shuffle Master, Inc. (b)................       44,989
 4,097 Sonic Corp. (b).........................      147,492
 6,025 Station Casinos, Inc. (b)...............       67,420
 6,979 The Cheesecake Factory (b)..............      242,660
 3,634 The Steak & Shake Co....................       40,119
 1,320 Trendwest Resorts, Inc. (b) (c).........       33,422
23,382 Wyndham International, Inc. (b).........       13,094
                                                ------------
                                                   3,417,050
                                                ------------

       HOUSEHOLD APPLIANCES & HOME FURNISHINGS--2.4%
 1,756 Applica, Inc. (b).......................       15,822
 1,739 Bassett Furniture Industries, Inc.......       24,363
 1,795 Beazer Homes USA, Inc. (b) (c)..........      131,340
 5,850 Blyth, Inc. (b).........................      136,013
 7,382 Champion Enterprises, Inc. (b)..........       90,872
 1,098 Crossmann Communitties, Inc. (b)........       36,234
 3,677 Fedders Corp............................       11,178
 5,083 Fleetwood Enterprises, Inc. (c).........       57,590
 2,800 Foamex International, Inc. (b)..........       22,680
 8,596 Furniture Brands International, Inc. (b)      275,244
 2,281 Hovnanian Enterprises, Inc. (b) (c).....       48,540
 2,255 Infogrames, Inc. (b)....................       15,988
 7,075 Interface, Inc..........................       39,691
 6,575 KB HOME.................................      263,657
 5,304 Lancaster Colony Corp...................      188,345
 3,266 Libbey, Inc.............................      106,635
 8,192 Louisiana Z Boy, Inc. (b)...............      178,749
 3,754 M.D.C. Holdings, Inc....................      141,875
 1,513 M/I Schottenstein Homes, Inc............       75,302
   610 Meritage Corp. (b)......................       31,293
 1,252 NVR, Inc. (b)...........................      255,408
 1,333 National Presto Industries, Inc.........       36,991
 2,148 Oneida, Ltd.............................       27,817

                                                   VALUE
SHARES                                           (NOTE 1A)
       HOUSEHOLD APPLIANCES & HOME FURNISHINGS--
        (CONTINUED)
 2,814 Palm Harbor Homes, Inc. (b) (c)......... $     67,395
 1,605 Recoton Corp. (b).......................       21,828
 2,742 Resortquest International, Inc. (b).....       13,052
 2,203 Russ Berrie & Co., Inc..................       66,090
 2,710 Ryland Group, Inc.......................      198,372
   778 Salton, Inc. (b)........................       14,689
 5,106 Schuler Homes, Inc. (b).................      101,354
 1,605 Skyline Corp............................       51,761
 4,519 Standard-Pacific Corp...................      109,902
 1,589 Stanley Furniture, Inc. (b).............       37,771
 6,506 The Topps Co. (b).......................       79,048
 4,545 Toll Brothers, Inc. (b).................      199,525
 2,570 Toro Co.................................      115,650
 8,986 Tupperware Corp.........................      172,981
11,533 U.S. Industries, Inc. (b)...............       29,524
 2,160 Universal Electronics, Inc. (b).........       37,174
                                                ------------
                                                   3,527,743
                                                ------------

       INDUSTRIAL MACHINERY--4.1%
11,195 AGCO Corp...............................      176,657
 3,158 Advanced Energy Industries, Inc. (b) (c)       84,129
 2,730 Albany International Corp. (b)..........       59,241
 3,822 American Superconductor Corp. (b).......       46,858
 3,075 Applied Industrial Technologies, Inc....       57,349
 6,062 AptarGroup, Inc.........................      212,352
 2,398 Astec Industries, Inc...................       34,675
 3,204 Barnes Group, Inc. (b)..................       76,864
 4,238 Briggs & Stratton Corp. (b).............      180,963
 1,467 Circor International, Inc...............       27,066
 4,519 Clarcor, Inc............................      122,691
 5,439 Cognex Corp.............................      139,293
 3,188 Cuno, Inc. (b)..........................       97,234
 4,123 Dionex Corp. (b)........................      105,178
 7,280 Donaldson, Inc..........................      282,755
 1,439 Dril-Quip, Inc. (b).....................       34,680
 1,769 ESCO Technologies, Inc. (b).............       61,013
 2,503 Energy Conversion Devices, Inc. (b) (c).       47,482
 3,937 Esterline Technologies Corp. (b)........       63,031
 2,231 Flow International Corp. (b)............       27,597
 6,485 Flowserve Corp. (b).....................      172,566
 2,756 Gardner Denver, Inc. (b)................       61,514
 1,258 Gorman-Rupp Co..........................       33,777
 5,841 Graco, Inc..............................      228,091
 7,356 Harsco Corp.............................      252,311
 5,806 IDEX Corp...............................      200,307
 7,388 JLG Industries, Inc.....................       78,682
 2,235 Kadant, Inc.............................       32,407
 4,715 Kaydon Corp.............................      106,936
 5,769 Kennametal, Inc.........................      232,318

                See accompanying notes to financial statements.

                                    MSF-146

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                VALUE
SHARES                                        (NOTE 1A)
       INDUSTRY MACHINERY--(CONTINUED)
 5,391 Lincoln Electric Holdings, Inc....... $    131,756
 1,825 Lindsay Manufacturing Co.............       35,314
 5,067 Manitowoc, Inc.......................      157,584
 6,156 Maverick Tube Corp. (b)..............       79,720
 2,682 Milacron, Inc........................       42,402
 1,841 Mine Safety Appliances Co............       73,916
 5,765 Mueller Industries, Inc. (b).........      191,686
 1,960 NN, Inc..............................       21,854
 2,524 NS Group, Inc. (b)...................       18,879
 1,206 Nacco Industries, Inc................       68,489
 4,335 Nordson Corp.........................      114,487
 3,315 Oshkosh Truck Corp...................      161,606
 1,801 Osmonics, Inc. (b)...................       25,250
 4,511 Presstek, Inc. (b)...................       41,366
 3,239 Regal Beloit Corp....................       70,610
 4,333 Reliance Steel & Aluminum Co.........      113,741
 1,929 Robbins & Myers, Inc.................       45,158
 2,949 Rogers Corp. (b).....................       89,355
 5,588 Roper Industries, Inc................      276,606
 2,176 SPS Technologies, Inc. (b)...........       75,986
 5,044 Stewart & Stevenson Services, Inc....       94,878
 1,779 Tennant Co...........................       66,001
 4,603 Terex Corp. (b)......................       80,737
 2,887 Thomas Industries, Inc...............       72,175
 8,491 Timken Co............................      137,384
 6,423 Trinity Industries, Inc..............      174,513
12,488 USEC, Inc............................       89,414
 2,675 Valence Technology, Inc. (b) (c).....        9,015
 3,391 Wabash National Corp.................       26,450
 2,585 Watts Industries, Inc................       38,775
 1,801 Woodward Governor Co.................      104,908
                                             ------------
                                                6,066,032
                                             ------------

       INSURANCE--2.7%
 7,451 Alfa Corp............................      167,200
 1,988 American Physicians Capital, Inc. (b)       43,239
 7,802 Amerus Group Co......................      279,624
 3,721 Argonaut Group, Inc. (c).............       72,820
 1,023 Baldwin & Lyons, Inc. (Class B) (b)..       26,189
 7,746 Brown & Brown, Inc. (b)..............      211,466
 2,554 CNA Surety Corp......................       39,587
 1,560 Capitol Transamerica Corp. (c).......       25,662
 3,325 Citizens Inc. America (b)............       42,061
 2,113 Clark/Bardes, Inc. (b)...............       53,311
 4,705 Commerce Group, Inc..................      177,331
 5,484 Crawford & Co. (Class B) (b).........       64,272
 2,833 Delphi Financial Group, Inc. (b).....       94,339
 1,612 FBI Financial Group, Inc.............       26,888
12,407 First American Financial Corp........      232,507
 9,106 Fremont General Corp. (c)............       71,209

                                                          VALUE
SHARES                                                  (NOTE 1A)
       INSURANCE--(CONTINUED)
 1,117 Great American Financial Resources, Inc........ $     20,944
 5,678 Harleysville Group, Inc........................      135,647
 2,809 Hilb, Rogal & Hamilton Co......................      157,444
 7,008 Horace Mann Educators Corp.....................      148,710
 1,526 Kansas City Life Insurance Co..................       56,615
 3,561 Landamerica Financial Group, Inc...............      102,201
 3,313 Liberty Corp...................................      136,330
 1,049 Midland Co.....................................       45,946
   463 National Western Life Insurance Co. (b)........       51,486
 9,327 Ohio Casualty Corp. (b)........................      149,698
 2,568 PMA Capital Corp...............................       49,562
 2,030 Philadelphia Consolidated Holding Corp. (b) (c)       76,551
 2,064 Pico Holdings, Inc. (b)........................       25,800
 3,826 Presidential Life Corp.........................       78,663
 4,147 Proassurance Corp..............................       72,904
 1,233 RLI Corp.......................................       55,485
   918 Rightchoice Manage Care, Inc. (b)..............       64,251
 1,528 SCPIE Holdings, Inc............................       44,694
 5,229 Selective Insurance Group, Inc.................      113,626
 5,696 Stancorp Financial Group, Inc..................      269,136
 1,887 State Auto Financial Corp......................       30,645
 1,620 Stewart Information Services Corp. (b).........       31,995
 5,965 UICI, Inc. (b).................................       80,528
 1,748 United Fire Casualty Co........................       50,045
 6,845 Universal American Financial Corp (b)..........       46,478
 6,022 Vesta Insurance Group, Inc.....................       48,176
 3,695 W.R. Berkley Corp. (b).........................      198,422
 2,137 Zenith National Insurance Corp.................       59,708
                                                       ------------
                                                          4,029,395
                                                       ------------

       INTERNET--0.3%
 2,012 Brio Technology, Inc. (b)......................        5,795
 5,454 GTECH Holdings Corp. (b).......................      247,012
16,026 Priceline.Com, Inc. (b) (c)....................       93,271
 3,246 Register.com, Inc. (b) (c).....................       37,329
                                                       ------------
                                                            383,407
                                                       ------------

       LEISURE--0.9%
 2,335 Action Performance Cos., Inc. (b)..............       71,474
 5,964 Activision, Inc. (b)...........................      155,124
 2,692 Arctic Cat, Inc................................       45,764
 1,787 Championship Auto Racing Teams, Inc. (b) (c)...       28,753
   605 Churchill Downs, Inc...........................       22,367
 3,775 Concord Camera Corp. (b).......................       29,898
 2,797 JAKKS Pacific, Inc. (b)........................       53,003
 3,067 K2, Inc. (b)...................................       22,113
 4,550 Midway Games, Inc. (b) (c).....................       68,295
 2,017 Navigant International, Inc. (b)...............       23,095
 1,295 Parkervision, Inc. (b) (c).....................       27,195
 1,251 Penn National Gaming, Inc. (b) (c).............       37,955

                See accompanying notes to financial statements.

                                    MSF-147

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                  VALUE
SHARES                                          (NOTE 1A)
       LEISURE--(CONTINUED)
 7,172 Pinnacle Systems, Inc. (b)............. $     56,946
 4,410 Polaris Industries, Inc................      254,677
 3,444 SCP Pool Corp. (b).....................       94,538
 2,184 Speedway Motorsports, Inc. (b) (c).....       55,212
 1,046 Steinway Musical Instructions, Inc. (b)       17,374
 3,021 Sturm Ruger & Co., Inc.................       36,192
 5,650 Take Two Interactive Software (b) (c)..       91,360
 5,183 The 3Do Co. (b) (c)....................       10,781
 1,356 Vail Resorts, Inc. (b) (c).............       24,042
 3,614 WMS Industries, Inc. (b)...............       72,280
 1,914 World Wrestling Federation
        Entertainment, Inc. (b) (c)...........       25,169
                                               ------------
                                                  1,323,607
                                               ------------

       MEDICAL LABORATORIES--0.1%
 6,318 IDEXX Laboratories, Inc. (b)...........      180,126
                                               ------------

       MINING--1.0%
 5,038 Ball Corp..............................      356,187
20,151 Bethlehem Steel Corp. (b) (c)..........        9,068
 2,568 Brush Engineered Material, Inc. (b)....       36,568
 4,118 Carpenter Technology Corp..............      109,621
 1,909 Century Aluminum Co....................       25,504
 1,585 Cleveland Cliffs, Inc..................       29,005
 2,613 Commercial Metals Co...................       91,403
 1,171 Gibraltor Steel Corp...................       20,516
 4,549 Kaiser Aluminum Corp. (b)..............        7,369
 4,407 Oregon Steel Mills, Inc. (b)...........       21,815
 1,570 Penn Virginia Corp.....................       53,537
 1,326 Pitt-Des Moines, Inc...................       41,106
 2,711 Quanex Corp............................       76,721
 3,976 RTI International Metals, Inc. (b).....       39,561
 1,864 Roanoke Electric Steel Corp............       25,723
 3,535 Ryerson Tull, Inc......................       38,885
 2,408 Southern Peru Copper Corp..............       28,776
 4,279 Steel Dynamics, Inc. (b)...............       49,679
 6,618 Stillwater Mining Co. (b)..............      122,433
 3,340 Titanium Metals Corp. (b) (c)..........       13,327
 9,907 UCAR International, Inc. (b)...........      106,005
 1,282 Wolverine Tube, Inc. (b)...............       14,551
12,281 Worthington Industries, Inc............      174,390
                                               ------------
                                                  1,491,750
                                               ------------

       MUTUAL FUNDS--3.0%
46,210 iShares Russell 2000 Index Fund (c)....    4,452,334
                                               ------------

       PAPER & FOREST--0.6%
 3,052 Buckeye Technologies, Inc. (b).........       35,098
 2,251 Deltic Timber Corp. (b)................       61,678
17,848 Louisiana-Pacific Corp.................      150,637

                                                    VALUE
SHARES                                            (NOTE 1A)
       PAPER & FOREST--(CONTINUED)
 2,157 P.H. Glatfelter Co....................... $     33,606
 2,153 Pope & Talbot, Inc.......................       30,680
 5,500 Potlatch Corp............................      161,260
 5,064 Rayonier, Inc............................      255,580
 1,818 Rock Tennessee Co........................       26,179
 7,979 Wausau Mosinee Paper Corp................       96,546
                                                 ------------
                                                      851,264
                                                 ------------

       PETROLEUM SERVICES--0.1%
 5,440 Veritas DGC, Inc. (ADR) (b) (c)..........      100,640
                                                 ------------

       POLLUTION CONTROL--0.0%
 2,199 Catalytica Energy Systems, Inc. (b)......       10,049
                                                 ------------

       PUBLISHING--0.1%
11,561 American Greetings Corp. (c).............      159,311
                                                 ------------

       RAILROADS & EQUIPMENT--1.0%
 3,208 Arkansas Best Corp. (b)..................       92,455
 2,858 Consolidated Freightways Corp............       14,547
 1,219 Covenant Transport, Inc. (b).............       19,455
 4,626 Florida East Coast Indiana, Inc..........      107,092
 2,841 Heartland Express, Inc. (b)..............       78,895
 2,679 JB HuntTransport Services, Inc. (b)......       62,153
 9,976 Kansas City Southern Industries, Inc. (b)      140,961
 2,457 Knight Transportation, Inc. (b)..........       46,142
 1,547 Landstar Systems, Inc. (b)...............      112,173
 2,849 RailAmerica, Inc. (b) (c)................       41,197
 2,655 Roadway Express, Inc.....................       97,438
 9,785 Swift Transportation, Inc. (b)...........      210,475
 5,190 US Freightways Corp......................      162,966
 5,323 Wabtec Corp..............................       65,473
 5,120 Werner Enterprises, Inc..................      124,416
 4,593 Yellow Corp. (b).........................      115,284
                                                 ------------
                                                    1,491,122
                                                 ------------

       REAL ESTATE--1.0%
 2,228 AMERCO (b)...............................       41,931
 7,630 Annaly Mortgage Management, Inc..........      122,080
 5,403 Anthracite Capital, Inc..................       59,379
 1,533 Avatar Holding, Inc (b)..................       36,118
 2,153 Capstead Mortage Corp....................       50,596
 3,873 Corrections Corp. of America (b).........       71,883
 2,638 Crestline Capital Corp. (b)..............       81,936
 2,235 Electro Rent Corp. (b)...................       28,809
 4,887 Forest City Enterprises, Inc.............      189,127
 1,132 Getty Realty Corp........................       21,338
 1,912 Interpool, Inc...........................       36,806
 4,623 Jones Lang Lasalle, Inc. (b).............       83,445
 4,557 LNR Property Corp........................      142,087

                See accompanying notes to financial statements.

                                    MSF-148

METROPOLITAN SERIES FUND, INC
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                VALUE
SHARES                                        (NOTE 1A)
       REAL ESTATE--(CONTINUED)
23,413 La Quinta Properties, Inc. (b)....... $    134,391
 4,644 Regency Centers Corp.................      128,871
 3,783 Rent-Way, Inc. (b)...................       22,660
 1,888 Rental-A-Center, Inc. (b)............       63,380
 4,995 Thornburg Mortgage, Inc..............       98,402
 3,862 Trammell Crow Co. (b)................       45,185
 2,402 Winston Hotels.......................       18,591
                                             ------------
                                                1,477,015
                                             ------------

       REAL ESTATE INVESTMENT TRUST--5.7%
 3,110 AMLI Residential Properties Trust....       78,434
 3,213 Acadia Realty Trust (c)..............       20,403
   553 Alexander's, Inc. (b)................       31,466
 2,955 Alexandria Real Estate Equities, Inc.      121,450
 2,757 Associated Estates Realty Corp.......       25,309
 8,524 BRE Properties, Inc. (b).............      263,903
 2,766 Bedford Property Investors, Inc. (b).       62,235
 2,663 Boykin Lodging Co. (b)...............       21,224
 4,351 Brandywine Realty Trust (b)..........       91,676
 3,950 Burnham Pacific Properties, Inc. (b).       16,274
 3,423 CBL & Associates Properties, Inc. (b)      107,824
 6,806 Camden Property Trust................      249,780
 2,474 Capital Automotive REIT..............       49,208
 3,770 CenterPoint Properties Corp..........      187,746
 3,926 Chateau Communities, Inc.............      117,387
 2,878 Chelsea Property Group, Inc..........      141,310
 3,081 Colonial Properties Trust............       95,973
 4,684 Commercial Net Lease Realty..........       60,892
 8,108 Cornerstone Realty Income Trust, Inc.       92,026
 1,616 Corporate Office Properties Trust....       19,182
 6,883 Cousins Properties, Inc..............      167,670
 3,612 Crown American Realty Trust..........       28,174
 8,521 Developers Diversified Realty Corp...      162,751
 3,154 EastGroup Properties, Inc............       72,763
 2,286 Entertainment Properties Trust.......       44,234
 5,717 Equity Inns, Inc.....................       37,847
 2,819 Essex Property Trust, Inc............      139,287
 6,145 Federal Realty Investment Trust......      141,335
 5,128 Felcor Lodging Trust, Inc. (c).......       85,689
 7,346 First Industrial Realty Trust, Inc...      228,461
 4,743 Gables Residential Trust.............      140,393
 3,319 Glenborough Realty Trust, Inc........       64,389
 4,540 Glimcher Realty Trust................       85,488
 1,770 Great Lakes REIT.....................       28,320
22,340 HRPT Properties Trust................      193,464
 5,898 Health Care REIT, Inc................      143,616
 7,585 Healthcare Realty Trust, Inc.........      212,380
 9,887 Highwoods Properties, Inc............      256,568
 3,464 Home Properties of New York, Inc.....      109,462
 4,705 IRT Property Co......................       49,873

                                                        VALUE
SHARES                                                (NOTE 1A)
       REAL ESTATE INVESTMENT TRUST--(CONTINUED)
 3,947 Innkeepers USA Trust......................... $     38,681
 3,576 Investors Real Estate........................       33,614
 5,104 JDN Realty Corp..............................       62,932
 1,911 JP Realty, Inc...............................       45,463
 1,374 Keystone Property Trust......................       17,986
 4,897 Kilroy Realty Corp...........................      128,644
 4,168 Koger Equity, Inc............................       67,938
 3,207 Kramont Realty Trust.........................       46,822
 1,797 LaSalle Hotel Properties.....................       21,097
 2,727 Lexington Corporate Properties Trust.........       42,269
 5,481 Macerich Co..................................      145,795
 2,745 Manufactured Home Communities, Inc...........       85,671
 6,456 MeriStar Hospitality Corp....................       91,675
 2,703 Mid-America Apartment Communities, Inc.......       71,089
 2,185 Mid-Atlantic Realty Trust....................       33,977
 3,003 Mills Corp...................................       79,519
 2,612 Mission West Properties, Inc.................       33,225
 2,015 National Golf Properties.....................       17,873
 3,787 National Health Investors, Inc. (b)..........       56,048
 7,959 Nationwide Health Properties, Inc............      148,754
 2,533 PS Business Parks, Inc.......................       79,790
 4,640 Pan Pacific Retail Properties, Inc...........      133,261
 2,005 Parkway Properties, Inc......................       66,566
 1,956 Pennsylvania Real Estate Investment Trust (c)       45,379
 7,230 Pinnacle Holdings, Inc. (b)..................        2,458
 7,118 Post Properties, Inc.........................      252,760
 5,741 Prentiss Properties Trust....................      157,590
 1,420 Prime Group Realty Trust.....................       13,107
 3,860 RFS Hotel Investors, Inc. (b)................       43,927
 5,630 Realty Income Corp...........................      165,522
 6,570 Reckson Associates Realty Corp...............      153,475
 1,561 Redwood Trust, Inc. (c)......................       37,823
 4,737 SL Green Realty Corp.........................      145,473
 1,728 Saul Centers, Inc............................       36,893
 2,020 Senior Housing Properties Trust..............       28,098
 5,696 Shurgard Storage Centers, Inc................      182,272
 2,427 Sovran Self Storage, Inc.....................       75,601
 3,061 Storage USA, Inc.............................      128,868
 5,203 Summit Properties, Inc.......................      130,179
 2,765 Sun Communities, Inc.........................      102,996
   812 Tanger Factory Outlet Centers, Inc...........       16,930
 5,032 Taubman Centers, Inc.........................       74,725
 2,494 Town & Country Trust.........................       52,125
17,321 United Dominion Realty Trust.................      249,422
 3,059 United States Restaurant Properties, Inc.....       44,600
 2,214 Universal Health Realty Income Trust, Inc....       52,029
11,016 Ventas, Inc..................................      126,684
 6,979 Washington Real Estate Investment Trust......      173,707
 5,266 Weingarten Realty Investors..................      252,768
                                                     ------------
                                                        8,539,966
                                                     ------------

                See accompanying notes to financial statements.

                                    MSF-149

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                      VALUE
SHARES                                              (NOTE 1A)
       RETAIL--5.2%
 1,159 1-800 Contacts, Inc. (b) (c)............... $     14,418
 3,960 7 Eleven, Inc. (b).........................       46,372
 5,052 99 Cents Only Stores (b)...................      192,481
 2,715 Aaron Rents, Inc. (Class B)................       44,255
 1,409 Alloy Online, Inc. (b) (c).................       30,336
 5,085 Ann Taylor Stores Corp. (b)................      177,975
   379 Arden Group, Inc...........................       22,740
   955 Bebe Stores, Inc. (b)......................       17,820
 9,184 Boyds Collection, Ltd. (b).................       62,176
 1,236 Buckle, Inc. (b)...........................       27,563
 2,198 Building Materials Holdings Corp. (b)......       23,848
 3,477 Burlington Coat Factory Warehouse Corp. (b)       58,414
 2,926 CSK Auto Corp. (b).........................       29,114
 6,816 Casey's General Stores, Inc................      101,558
 2,156 Cato Corp. (c).............................       40,748
 3,540 Charlotte Russe Holding, Inc. (c)..........       65,879
14,662 Charming Shoppes, Inc. (b).................       77,855
 4,360 Chico's FAS, Inc. (b) (c)..................      173,092
 1,809 Childrens Place Retail Stores, Inc. (b) (c)       49,114
 4,420 Christopher & Banks Corp. (b)..............      151,385
 7,236 Church & Dwight, Inc.......................      192,695
 4,386 Circuit City Stores, Inc...................       99,738
 7,206 Claires Stores, Inc........................      108,811
 1,078 Coldwater Creek, Inc. (b)..................       22,832
 1,680 Cole National Corp. (b)....................       27,804
 6,897 Copart, Inc. (b)...........................      250,844
 3,782 Cost Plus, Inc. (b)........................      100,223
   843 Debenture Shops, Inc.......................       20,443
10,934 Dillard's, Inc.............................      174,944
 3,079 Dress Barn, Inc. (b).......................       77,006
 2,006 Electronics Boutique Holding Corp. (c).....       80,120
 2,515 Factory 2-U stores, Inc. (b)...............       50,401
 1,345 Flowers Common, Inc........................       20,982
 3,869 Footstar, Inc. (b).........................      121,100
 2,338 Fred's, Inc................................       95,764
 3,791 Genesco, Inc. (b) (c)......................       78,701
 2,037 GenesisInterMedia, Inc. (b) (c)............       12,018
 1,238 Global Imaging Systems, Inc................       18,483
 2,717 Group 1 Automotive, Inc. (b)...............       77,462
 2,604 Guitar Center, Inc. (b)....................       35,519
 4,799 Gymboree Corp. (b).........................       57,252
 2,669 Hancock Fabrics, Inc.......................       35,097
 3,905 Handleman Co. (b)..........................       57,989
 1,271 Hibbett Sporting Goods, Inc. (b)...........       38,511
 7,352 Hollywood Entertainment Corp. (b) (c)......      105,060
 3,808 Hot Topic, Inc. (b) (c)....................      119,533
 4,348 Hughes Supply, Inc.........................      134,223
 1,543 Ingles Markets, Inc........................       18,439
 6,699 Insight Enterprises, Inc. (b)..............      164,795
 5,563 Intertan, Inc. (b).........................       69,871

                                                      VALUE
SHARES                                              (NOTE 1A)
       RETAIL--(CONTINUED)
 1,804 J. Jill Group, Inc. (b).................... $     38,840
 7,323 Jack in the Box, Inc. (b)..................      201,675
 2,565 Lands' End, Inc. (b) (c)...................      128,660
 1,559 Lawson Products, Inc.......................       40,534
 6,285 Linens' n Things, Inc. (b).................      160,267
 1,058 Lithia Motors, Inc. (b)....................       21,901
 5,913 Long's Drug Stores Corp....................      138,246
 6,731 MSC Industrial Direct Co. (b)..............      132,937
 1,327 McGrath Rent Corp..........................       49,789
11,810 Michaels Stores, Inc. (b)..................      389,139
 1,328 Movie Gallery, Inc.........................       32,350
 6,779 O'Reilly Automotive, Inc. (b)..............      247,230
17,572 Office Max, Inc. (b).......................       79,074
   690 PC Connection, Inc. (b)....................       10,233
 5,045 Pacific Sunwear of California (b)..........      103,019
 7,304 Pep Boys-Manny Moe & Jack (b)..............      125,264
17,298 Petsmart, Inc. (b) (c).....................      170,212
16,479 Pier 1 Imports, Inc........................      285,746
   680 Pricesmart, Inc. (b).......................       23,800
 1,900 Procurenet, Inc............................          285
 6,201 Regis Corp.................................      159,862
 5,586 Ruddick Corp...............................       89,320
 3,261 School Specialty, Inc. (b).................       74,612
 4,456 Shopko Stores, Inc. (b) (c)................       42,332
 1,850 Smart & Final, Inc. (b)....................       19,314
 3,915 Sonic Automotive, Inc. (b).................       91,768
 2,334 Spiegel, Inc...............................       10,620
 4,752 Stamps.com, Inc. (b).......................       17,012
 3,977 Stein Mart, Inc. (b).......................       33,248
 2,972 The Finish Line (b)........................       45,442
 5,605 The Men's Wearhouse, Inc. (b)..............      115,743
 6,091 Too, Inc. (b)..............................      167,502
 4,466 Transport World Entertainment Corp. (b)....       33,942
 1,587 Tuesday Morning Corp. (b)..................       28,709
 2,588 Tweeter Home Entertainment Group, Inc. (b).       75,052
 1,835 Ultimate Electronics, Inc. (b).............       55,050
 1,142 Urban Outfitters, Inc. (b).................       27,545
 2,397 Value City Department Stores, Inc. (b).....       11,266
 3,972 Valuevision International, Inc. (b)........       77,811
 2,596 Wet Seal, Inc. (b).........................       61,136
 1,543 Wilsons The Leather Experts (b) (c)........       17,606
 2,260 Yankee Candle, Inc. (b) (c)................       51,212
 6,380 Zale Corp. (b).............................      267,194
                                                   ------------
                                                      7,826,302
                                                   ------------

       SEMICONDUCTORS--0.2%
23,634 TriQuint Semiconductor, Inc. (b)...........      289,753
                                                   ------------

                See accompanying notes to financial statements.

                                    MSF-150

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                 VALUE
SHARES                                         (NOTE 1A)
       SHIPBUILDING--0.3%
 7,685 Alexander & Baldwin, Inc.............. $    205,189
 3,883 Kirby Corp. (b).......................      106,977
 5,416 Overseas Shipholding Group, Inc.......      121,860
                                              ------------
                                                   434,026
                                              ------------

       SOFTWARE--7.3%
 2,445 ANSYS, Inc............................       60,269
 7,305 Acclaim Entertainment, Inc. (b) (c)...       38,717
 6,909 Actuate Corp. (b).....................       36,410
 3,738 Aether Systems, Inc. (b)..............       34,390
 5,152 Agile Software Corp. (b)..............       88,717
11,788 Akamai Technologies, Inc. (b) (c).....       70,021
 3,047 Allscripts Heathcare Solutions (b) (c)        9,872
 3,797 America Online Latin America (b) (c)..       17,276
 7,115 American Management Systems, Inc. (b).      128,639
 1,041 Ansoft Corp. (b)......................       15,199
 5,337 Answerthink, Inc. (b).................       34,851
 9,252 Art Technology Group, Inc. (b)........       32,197
49,362 Ascential Software Corp...............      199,916
 4,540 Asiainfo Holdings, Inc................       79,087
 5,320 Aspen Technology, Inc. (b)............       89,376
 5,812 Avant! Corp. (b)......................      119,088
 7,554 Avocent Corp. (b).....................      183,184
 1,833 BSQUARE Corp. (b).....................        7,644
 2,391 Barra, Inc. (b).......................      112,592
 2,357 Bell Microproducts, Inc. (b)..........       29,745
 3,644 Black Box Corp. (b) (c)...............      192,695
 8,658 Borland Software Corp. (b)............      135,584
 3,668 Caci, Inc. (b)........................      144,831
 1,577 Caminus Corp. (b) (c).................       36,271
 2,920 Carreker Corp. (b) (c)................       17,228
 3,636 Centra Software, Inc. (b) (c).........       29,088
 6,869 Ciber, Inc. (b).......................       64,912
 3,677 Clarent Corp. (b) (c).................       19,745
 2,943 Click Commerce, Inc. (b)..............        9,300
 1,312 Cognizant Technology Solutions (b) (c)       53,766
51,985 Commerce One, Inc.....................      185,586
 3,196 Covansys Corp. (b)....................       28,604
 2,528 Datastream Systems, Inc. (b)..........       15,598
 4,847 Dendrite International, Inc...........       68,003
 4,633 Diamondcluster International, Inc. (b)       60,692
 3,735 Digex, Inc............................       11,168
 1,625 Digimarc Corp. (b)....................       30,193
 6,031 Digital Generation Systems, Inc. (b)..        6,694
 4,388 Digital Insight Corp. (b).............       98,116
 5,813 Direct Focus, Inc. (b) (c)............      181,366
16,464 Divine, Inc. (b)......................       12,183
 6,243 Docent, Inc. (b)......................       19,790
 6,606 Documentum, Inc. (b)..................      143,482
10,559 E. Piphany, Inc. (b)..................       91,969

                                                 VALUE
SHARES                                         (NOTE 1A)
       SOFTWARE--(CONTINUED)
 2,394 EPIQ System, Inc (b).................. $     46,324
 3,981 Echelon Corp. (c).....................       56,371
 9,120 Electronics For Imaging, Inc. (b).....      203,467
 1,535 Embarcadero Technologies, Inc. (b) (c)       37,147
 6,727 Entergris, Inc........................       73,728
 8,024 Entrust, Inc. (b).....................       81,765
 5,280 Exe Technologies, Inc. (b)............       26,875
 2,518 Extensity, Inc. (b)...................        5,489
 2,591 F5 Networks, Inc. (b) (c).............       55,810
 3,019 Fair Issac & Co., Inc.................      190,257
 5,456 Filenet Corp. (b).....................      110,702
 2,511 Forrester Research, Inc. (b)..........       50,572
 4,946 Freemarkets, Inc. (b).................      118,556
13,594 Gartner Group, Inc. (b)...............      158,914
25,862 Genuity, Inc. (b).....................       40,862
 3,021 Gerber Scientific, Inc. (b)...........       28,095
 6,061 HNC Software, Inc. (b)................      124,857
 2,888 Hotjobs.com, Ltd. (b).................       30,006
 5,979 Hyperion Solutions Corp. (b)..........      118,743
 5,685 I-many, Inc. (b)......................       54,860
 2,404 IDX Systems Corp. (b).................       31,276
 6,126 Imation Corp. (b).....................      132,199
 5,247 Indus International, Inc. (b).........       38,303
41,670 Infospace, Inc. (b) (c)...............       85,424
 4,345 Infousa, Inc. (b).....................       30,154
19,340 Inktomi Corp. (b).....................      129,771
25,674 Internap Network Services Corp. (b)...       29,782
32,288 Internet Capital Group, Inc. (b)......       39,068
10,830 Intertrust Technologies Corp. (b).....       13,321
 5,113 Intervoice-Brite, Inc. (b)............       65,446
 2,623 Intrado, Inc. (b) (c).................       70,296
16,815 J.D. Edwards & Co. (b) (c)............      276,607
 3,309 JDA Software Group, Inc. (b)..........       73,956
 2,183 Kana Software, Inc....................       42,485
 9,111 Keane, Inc. (b).......................      164,271
 4,047 Keynote Systems, Inc..................       37,839
 3,553 Kronos, Inc. (b)......................      171,894
15,194 Legato Systems, Inc. (b)..............      197,066
17,848 Liberate Technologies (b).............      204,895
 4,292 Lightbridge, Inc. (b).................       52,148
 1,662 MCSI, Inc. (b)........................       38,974
 2,080 MRO Software, Inc. (b)................       48,630
 2,439 MSC.Software Corp. (b)................       38,048
10,059 Macromedia, Inc. (b)..................      179,050
 2,433 Manhattan Associates, Inc. (b)........       70,922
 2,247 MapInfo Corp. (b).....................       35,255
 5,131 MatrixOne, Inc. (b)...................       66,652
 1,053 McAfee.com, Inc. (b) (c)..............       35,707
 4,462 MetaSolv, Inc. (b)....................       35,069
 1,742 Micro General Corp. (b)...............       23,883
 2,694 Micros Systems, Inc. (b)..............       67,619

                See accompanying notes to financial statements.

                                    MSF-151

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                    VALUE
SHARES                                            (NOTE 1A)
       SOFTWARE--(CONTINUED)
 5,427 NMS Communications Corp. (b)............. $     26,158
 2,282 NetScout Systems, Inc. (b)...............       18,051
 4,248 Netegrity, Inc. (b)......................       82,241
 2,076 Novadigm, Inc. (b).......................       19,701
64,692 Novell, Inc. (b).........................      296,936
 4,524 Nuance Communications, Inc. (b)..........       41,168
 3,174 Numerical Technologies, Inc. (b).........      111,725
 3,977 Nyfix, Inc. (b) (c)......................       79,620
 3,637 Onyx Software Corp. (b)..................       14,184
 1,400 Opnet Technologies, Inc. (b).............       20,174
 3,092 Overture Services, Inc...................      109,550
 2,126 PC-TEL, Inc. (b).........................       20,643
 4,028 Packeteer, Inc. (b)......................       29,686
 3,584 Phoenix Technology, Ltd. (b).............       41,718
 1,695 Pomeroy Computer Resources (b)...........       22,883
16,623 Portal Software, Inc. (b)................       34,576
 2,825 ProQuest Co. (b).........................       95,796
 5,188 Progress Software Corp. (b)..............       89,649
 5,305 PumaTech, Inc. (b).......................       13,687
 1,995 QRS Corp. (b)............................       28,130
 2,540 Radiant Systems, Inc. (b)................       29,210
 3,362 Rainbow Technologies, Inc. (b)...........       24,879
 4,581 Red Hat, Inc. (b)........................       32,525
 1,341 SPSS, Inc. (b)...........................       23,803
 4,147 Saba Software, Inc. (b) (c)..............       21,647
20,058 Safeguard Scientifics, Inc. (b)..........       70,203
 2,061 Sanchez Computer Associates, Inc. (b) (c)       17,622
13,515 Sapient Corp. (b)........................      104,336
 2,571 SeaChange International, Inc. (b)........       87,723
 4,318 Secure Computing Corp. (b)...............       88,735
 4,744 Seebeyond Technology Corp. (b) (c).......       46,017
 2,859 Serena Software, Inc. (b)................       62,155
 3,021 Signalsoft Corp. (b).....................       13,504
   683 Simplex Solutions, Inc. (b) (c)..........       11,304
 4,121 SpeechWorks International, Inc. (b)......       46,361
 7,809 Starbase Corp. (b) (c)...................        5,310
 1,111 Startek, Inc. (b)........................       21,053
 3,128 Stellent, Inc............................       92,464
 3,714 Support.com, Inc. (b)....................       23,287
 3,580 Sykes Enterprises, Inc. (b)..............       33,437
 1,762 Synplicity, Inc. (b).....................       23,769
 5,090 Systems & Computer Technology (b)........       52,631
 1,485 TALX Corp. (b)...........................       37,095
 3,997 THQ, Inc. (b)............................      193,735
10,302 Titan Corp. (b) (c)......................      257,035
 5,421 Transaction Systems Architects, Inc. (b).       66,461
 4,041 Trizetto Group, Inc. (b).................       53,018
 7,207 Universal Access Global Holdings, Inc....       33,801
 6,807 Unova, Inc. (b)..........................       39,481
 3,105 Vastera, Inc.............................       51,574
 4,698 Verity, Inc. (b).........................       95,135

                                                 VALUE
SHARES                                         (NOTE 1A)
       SOFTWARE--(CONTINUED)
 2,367 Versicor, Inc. (b).................... $     48,168
11,619 Verticalnet, Inc. (b).................       16,267
 4,719 Viewpoint Corp. (b)...................       32,136
 5,284 Virginia Linux Systems, Inc. (c)......       12,946
 3,042 Visual Networks, Inc. (b).............       14,054
12,046 Vitria Technology, Inc. (b)...........       76,974
 3,554 WebEx Communications, Inc. (b) (c)....       88,317
 2,791 Websense, Inc. (b)....................       89,507
 1,980 Witness Systems, Inc. (b).............       26,374
 4,794 Xanser Corp...........................        9,636
 4,427 Zomax Optical Media, Inc. (b).........       35,372
 3,295 Zoran Corp. (b).......................      107,549
 4,614 dELiA*s Corp. (b).....................       28,607
 7,810 eFunds Corp. (b)......................      107,388
 3,991 webMethods, Inc. (b) (c)..............       66,889
                                              ------------
                                                10,899,234
                                              ------------

       TECHNOLOGY--0.1%
 9,224 Arris Group, Inc......................       90,026
                                              ------------

       TOBACCO--0.3%
 7,104 Dimon, Inc............................       51,149
 2,807 Schweitzer-Mauduit International, Inc.       66,666
 1,737 Standard Commercial Corp..............       28,660
 5,185 Universal Corp........................      188,786
 3,233 Vector Group, Ltd. (c)................      106,204
                                              ------------
                                                   441,465
                                              ------------

       TRUCKING & FREIGHT FORWARDING--0.2%
 7,469 Airborne, Inc.........................      110,765
 2,440 Atlas Air, Inc. (b)...................       35,746
 5,849 EGL, Inc. (b).........................       81,594
 3,499 Forward Air Corp. (b).................      118,686
                                              ------------
                                                   346,791
                                              ------------

       UTILITIES--0.2%
 2,732 California Water Service Group........       70,349
 5,372 UGI Corp..............................      162,234
                                              ------------
                                                   232,583
                                              ------------
       Total Common Stocks
        (Identified Cost $150,297,738).......  146,774,818
                                              ------------

                See accompanying notes to financial statements.

                                    MSF-152

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 SHORT TERM INVESTMENTS--1.4%


   FACE                                           VALUE
  AMOUNT                                        (NOTE 1A)
           DISCOUNT NOTES--1.4%
$2,000,000 Federal Home Loan Mortgage
            1.510%, 01/02/02.................. $  1,999,916
                                               ------------
           Total Short Term Investments
            (Identified Cost $1,999,916)......    1,999,916
                                               ------------
           Total Investments--99.7%
            (Identified Cost $152,297,654) (a)  148,774,734
           Other assets less liabilities......      483,721
                                               ------------
           TOTAL NET ASSETS--100%............. $149,258,455
                                               ============

 FUTURES CONTRACTS OUTSTANDING AT DECEMBER 31, 2001

                       NUMBER OF EXPIRATION  CONTRACT   VALUATION AS OF   UNREALIZED
FUTURES CONTRACTS LONG CONTRACTS    DATE      AMOUNT   DECEMBER 31, 2001 APPRECIATION
  Russell 2000 Index..     8     3/14/2002  $1,944,061    $1,957,200       $13,139
                                                                           =======

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized depreciation on investments based on cost of $153,230,928 for federal income tax purposes was as follows:

Aggregate gross unrealized appreciation for all investments in which there is an excess of value over tax cost $ 21,638,345
Aggregate gross unrealized depreciation for all investments in which there is an excess of tax cost over value  (26,094,539)
                                                                                                               ------------
Net unrealized depreciation................................................................................... $ (4,456,194)
                                                                                                               ============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $10,661,883 with cash collateral backing valued at $11,424,948 and Securities Collateral backing valued at $9,391.

Key to Abbreviations:
ADR--An American Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.

                See accompanying notes to financial statements.

                                    MSF-153

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO


 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value..................             $148,774,734
         Cash..................................                  209,128
         Receivable for:
          Securities sold......................                  194,055
          Fund shares sold.....................                  285,450
          Dividends and interest...............                  175,579
          Collateral for securities loaned.....               11,424,948
         Prepaid expense.......................                      810
                                                            ------------
           Total Assets........................              161,064,704
       LIABILITIES
         Payable for:
          Fund shares redeemed................. $   188,313
          Futures variation margin.............      18,800
          Withholding taxes....................          49
          Return of collateral for securities
           loaned..............................  11,424,948
         Accrued expenses:
          Management fees......................     136,746
          Service and distribution fees
           Class B.............................       1,436
          Other expenses.......................      35,957
                                                -----------
           Total Liabilities...................               11,806,249
                                                            ------------
       NET ASSETS..............................             $149,258,455
                                                            ============
         Net assets consist of:
          Capital paid in......................             $152,706,837
          Undistributed net investment
           income..............................                1,002,088
          Accumulated net realized gains
           (losses)............................                 (940,689)
          Unrealized appreciation
           (depreciation) on investments
           and futures contracts...............               (3,509,781)
                                                            ------------
       NET ASSETS..............................             $149,258,455
                                                            ============
       Computation of offering price:
       CLASS A
       Net asset value and redemption price
        per share ($141,957,850 divided by
        13,614,310 shares of beneficial
        interest)..............................             $      10.43
                                                            ============
       CLASS B
       Net asset value and redemption price
        per share ($7,292,119 divided by
        706,029 shares of beneficial interest).             $      10.33
                                                            ============
       CLASS E
       Net asset value and redemption price
        per share ($8,486 divided by 815
        shares of beneficial interest).........             $      10.42
                                                            ============
       Identified cost of investments..........             $152,297,654
                                                            ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

      INVESTMENT INCOME
        Dividends...............................            $1,880,173(a)
        Interest................................               236,367(b)
                                                            ----------
                                                             2,116,540
      EXPENSES
        Management fees......................... $ 334,711
        Service and distribution fees- Class B..     7,965
        Directors' fees and expenses............    11,746
        Custodian...............................   323,612
        Audit and tax services..................    14,844
        Legal...................................       460
        Printing................................    64,168
        Insurance...............................     3,078
        Miscellaneous...........................       920
                                                 ---------
        Total expenses before reimbursements....   761,504
        Expense reimbursements..................   (17,175)    744,329
                                                 ---------  ----------
      NET INVESTMENT INCOME.....................             1,372,211
                                                            ----------
      REALIZED AND UNREALIZED GAIN (LOSS)
      Realized gain (loss) on:
        Investments--net........................   519,464
        Futures contracts--net..................   (49,240)    470,224
                                                 ---------
      Unrealized appreciation (depreciation) on:
        Investments--net........................   386,663
        Futures contracts--net..................  (166,545)    220,118
                                                 ---------  ----------
      Net gain (loss)...........................               690,342
                                                            ----------
      NET INCREASE (DECREASE) IN NET ASSETS
       FROM OPERATIONS..........................            $2,062,553
                                                            ==========

(a)Net of foreign taxes of $1,351
(b)Income on securities loaned $64,736

                See accompanying notes to financial statements.

                                    MSF-154

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                      YEAR ENDED    YEAR ENDED
                                                                       DECEMBER      DECEMBER
                                                                       31, 2001      31, 2000
                                                                     ------------  ------------
FROM OPERATIONS
  Net investment income............................................. $  1,372,211  $  1,136,038
  Net realized gain (loss)..........................................      470,224    15,509,497
  Unrealized appreciation (depreciation)............................      220,118   (21,431,334)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................    2,062,553    (4,785,799)
                                                                     ------------  ------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income.............................................
   Class A..........................................................     (365,148)   (1,132,875)
   Class B..........................................................       (4,975)            0
                                                                     ------------  ------------
                                                                         (370,123)   (1,132,875)
                                                                     ------------  ------------
  NET REALIZED GAIN
   Class A..........................................................            0   (16,678,812)
                                                                     ------------  ------------
  TOTAL DISTRIBUTIONS...............................................     (370,123)  (17,811,687)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.   21,828,085    36,606,794
                                                                     ------------  ------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   23,520,515    14,009,308

NET ASSETS
  Beginning of the year.............................................  125,737,940   111,728,632
                                                                     ------------  ------------
  End of the year................................................... $149,258,455  $125,737,940
                                                                     ============  ============
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $  1,002,088  $          0
                                                                     ============  ============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                      YEAR ENDED                YEAR ENDED
                                                                   DECEMBER 31, 2001         DECEMBER 31, 2000
                                                               ------------------------  ------------------------
                                                                 SHARES         $          SHARES         $
                                                               ----------  ------------  ----------  ------------
CLASS A
  Sales.......................................................  4,039,216  $ 40,439,644   3,312,235  $ 38,833,788
  Reinvestments...............................................     36,189       365,148   1,674,937    17,811,687
  Redemptions................................................. (2,588,870)  (26,024,933) (1,780,748)  (20,038,681)
                                                               ----------  ------------  ----------  ------------
  Net increase (decrease).....................................  1,486,535  $ 14,779,859   3,206,424  $ 36,606,794
                                                               ==========  ============  ==========  ============
CLASS B
  Sales.......................................................    857,914  $  8,536,733           0  $          0
  Reinvestments...............................................        496         4,975           0             0
  Redemptions.................................................   (152,381)   (1,501,859)          0             0
                                                               ----------  ------------  ----------  ------------
  Net increase (decrease).....................................    706,029  $  7,039,849           0  $          0
                                                               ==========  ============  ==========  ============
CLASS E
  Sales.......................................................        824  $      8,474           0  $          0
  Reinvestments...............................................          0             0           0             0
  Redemptions.................................................         (9)          (97)          0             0
                                                               ----------  ------------  ----------  ------------
  Net increase (decrease).....................................        815  $      8,377           0  $          0
                                                               ==========  ============  ==========  ============
  Increase (decrease) derived from capital share transactions.  2,193,379  $ 21,828,085   3,206,424  $ 36,606,794
                                                               ==========  ============  ==========  ============

                See accompanying notes to financial statements.

                                    MSF-155

METROPOLITAN SERIES FUND, INC.
RUSSELL 2000 INDEX PORTFOLIO

 FINANCIAL HIGHLIGHTS



                                                                CLASS A                           CLASS B          CLASS E
                                           ---------------------------------------------     ------------------ --------------
                                                                         NOVEMBER 9, 1998(A) JANUARY 2, 2001(A) MAY 1, 2001(A)
                                              YEAR ENDED DECEMBER 31,          THROUGH            THROUGH          THROUGH
                                           ----------------------------     DECEMBER 31,        DECEMBER 31,     DECEMBER 31,
                                             2001      2000      1999           1998                2001             2001
                                           --------  --------  --------  ------------------- ------------------ --------------
NET ASSET VALUE, BEGINNING OF
 PERIOD................................... $  10.37  $  12.52  $  10.53        $ 10.00             $ 9.84          $ 10.46
                                           --------  --------  --------        -------             ------          -------
INCOME FROM INVESTMENT
 OPERATIONS
  Net investment income...................     0.10      0.11      0.08           0.02               0.06             0.01
  Net realized and unrealized gain
   (loss) on investments..................    (0.01)    (0.55)     2.29           0.53               0.46            (0.05)
                                           --------  --------  --------        -------             ------          -------
  Total from investment operations........     0.09     (0.44)     2.37           0.55               0.52            (0.04)
                                           --------  --------  --------        -------             ------          -------
LESS DISTRIBUTIONS
  Distributions from net investment
   income.................................    (0.03)    (0.11)    (0.08)         (0.02)             (0.03)            0.00
  Distributions from net realized capital
   gains..................................     0.00     (1.60)    (0.30)          0.00               0.00             0.00
                                           --------  --------  --------        -------             ------          -------
  Total distributions.....................    (0.03)    (1.71)    (0.38)         (0.02)             (0.03)            0.00
                                           --------  --------  --------        -------             ------          -------
NET ASSET VALUE, END OF PERIOD............ $  10.43  $  10.37  $  12.52        $ 10.53             $10.33          $ 10.42
                                           ========  ========  ========        =======             ======          =======
TOTAL RETURN (%)..........................      0.9      (3.8)     22.7            5.5 (b)            5.3 (b)         (0.4)(b)
Ratio of operating expenses to average
 net assets (%)...........................     0.55      0.55      0.45           0.40 (c)           0.80 (c)         0.70 (c)
Ratio of net investment income to average
 net assets (%)...........................     1.03      0.89      1.04           1.46 (c)           0.83 (c)         1.58 (c)
Portfolio turnover rate (%)...............       47        78        67              3 (c)             47               47
Net assets, end of period (000)........... $141,958  $125,738  $111,729        $38,147             $7,292          $     8
The Ratios of operating expenses to
 average net assets without giving
 effect to the voluntary expense
 agreement would have been (%)............     0.56      0.55      0.89           1.04 (c)           0.81 (c)         0.71 (c)

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.

                See accompanying notes to financial statements.

                                    MSF-156

METROPOLITAN SERIES FUND, INC.

 STATE STREET RESEARCH AURORA SMALL CAP VALUE PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS



 INVESTMENT OBJECTIVE
 HIGH TOTAL RETURN CONSISTING PRINCIPALLY OF CAPITAL APPRECIATION.

 INCEPTION DATE  7/5/00

 ASSET CLASS
 SMALL CAP STOCKS

                                  NET ASSETS
                                $298.1 MILLION

                               PORTFOLIO MANAGER
                                 JOHN BURBANK

PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the State Street Research Aurora Small Cap Value Portfolio returned +16.0%, outperforming the Russell 2000 Value Index/12/, which returned +14.0% over the same time period. The average return of the portfolio's peer group, the Lipper Variable Insurance Products Small Cap Core Funds universe/15/, was +2.9% for the same period. The portfolio's performance can be attributed to our good stock selection in a period that was generally favorable to value stocks despite a weak overall stock market and a slowing economy.

PORTFOLIO ACTIVITY
Two strong quarters of performance were nearly wiped out in the third quarter, as the events of September 11 were hard on some of the investments that had been strong earlier in the year. Gaming and auto stocks, for example, lost ground in the third quarter. The portfolio's investment in regional air carriers with attractive cost structures and long-term growth potential experienced the sharpest shock to their share prices. However, many of these stocks bounced back in the fourth quarter of the year. Stock selection in autos and transports, financial services, healthcare, and selected energy stocks buoyed performance with their strong fourth-quarter showings. However, we sold our position in America West at a loss as a result of concerns that the company would not be able to bounce back with its heavy debt load. The portfolio's light exposure to technology was a negative factor late in the year as technology stocks led the fourth quarter rebound. Stock selection in materials processing and technology also hurt performance.

PORTFOLIO OUTLOOK/A/
With a focus on individual stock selection and a disciplined investment process, we will continue to seek out opportunities among small companies that we believe have been undervalued or overlooked by other investors, companies with the potential to surprise the market with better-than-expected performance. To that end, we continue to emphasize investments in property and casualty insurance stocks, where premium increases may help boost earnings going forward. We also favor semiconductor capital equipment stocks, which may benefit from a recovering economy and a rebound in the technology sector. We continue to maintain a large position in International Game Technologies, which manufactures casino machines and related proprietary software, because of its strong cash flow, accelerating growth potential in regional markets, and its relatively attractive price.


                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                     % OF TOTAL
                SECURITY                             NET ASSETS
                -----------------------------------------------
                VARIAN SEMICONDUCTOR EQUIPMENT, INC.    2.3%
                PHELPS DODGE CORP...................    2.2
                NAVISTAR INTERNATIONAL CORP.........    1.9
                BROOKS AUTOMATION, INC..............    1.8
                INTERNATIONAL GAME TECHNOLOGY.......    1.7
                OCEAN ENERGY, INC...................    1.7
                DA VITA, INC........................    1.6
                READER'S DIGEST ASSOCIATION, INC....    1.5
                MESA AIR GROUP, INC.................    1.5
                MANDALAY RESORT GROUP...............    1.4

  A $10,000 INVESTMENT COMPARED TO THE RUSSELL 2000 VALUE INDEX SINCE 7/5/00

                See footnotes to Portfolio Manager Commentary.


                                    [CHART]

           State Street
         Research Aurora   Russell 2000
         Small Cap Value   Value Index
         ---------------   ------------
7/00         $10,000         $10,000
12/00         12,322          11,604
12/01         14,292          13,231


--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                  STATE STREET RESEARCH         RUSSELL
                              AURORA SMALL CAP VALUE PORTFOLIO 2000 VALUE
                              CLASS A        CLASS B  CLASS E    INDEX
              1 Year           16.0%            N/A      N/A      14.0%
              Since Inception  27.1            0.0(a)   0.0(a)    20.5

--------------------------------------------------------------------------------

(a)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                                    MSF-157

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH AURORA SMALL CAP VALUE

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--89.7% OF TOTAL NET ASSETS


                                                        VALUE
SHARES                                                (NOTE 1A)
        AEROSPACE & DEFENSE--2.7%
176,600 AAR Corp. (c)............................... $  1,591,166
 24,000 Alliant Techsystems, Inc. (b)...............    1,852,800
110,000 BE Aerospace, Inc. (c)......................    1,008,700
 60,000 Ladish, Inc. (b)............................      655,200
 21,000 Precision Castparts Corp....................      593,250
 47,500 Triumph Group, Inc. (b).....................    1,543,750
 44,200 United Defense Industries, Inc. (c).........      930,410
                                                     ------------
                                                        8,175,276
                                                     ------------

        AIR TRAVEL--2.5%
114,300 Airnet Systems, Inc. (c)....................      941,832
 97,000 Frontier Airlines, Inc. (b) (c).............    1,649,000
580,000 Mesa Air Group, Inc. (b)....................    4,361,600
 27,300 Midwest Express Holdings, Inc. (b) (c)......      398,580
                                                     ------------
                                                        7,351,012
                                                     ------------

        APPAREL & TEXTILES--0.0%
  1,875 Oshkosh B'Gosh, Inc. (b) (c)................       78,638
                                                     ------------

        AUTO PARTS--5.0%
190,100 American Axle & Manufacturing Holdings, Inc.
         (b) (c)....................................    4,064,338
 42,000 Borg Warner Automotive, Inc. (b) (c)........    2,194,500
100,000 Cooper Tire & Rubber Co. (b)................    1,596,000
  9,300 Dura Automotive Systems, Inc. (b)...........      102,300
 36,200 Hawk Corp...................................      130,320
100,200 Intier Automotive, Inc......................    1,275,546
110,000 Lear Corp. (b)..............................    4,195,400
145,000 Tower Automotive, Inc. (b) (c)..............    1,309,350
                                                     ------------
                                                       14,867,754
                                                     ------------

        AUTOMOBILES--2.9%
175,000 Dollar Thrifty Automotive Group (b) (c).....    2,712,500
147,000 Navistar International Corp. (b) (c)........    5,806,500
                                                     ------------
                                                        8,519,000
                                                     ------------

        BANKS--0.9%
  4,400 Astoria Financial Corp. (c).................      116,424
 70,900 Silicon Valley Bancshares (b) (c)...........    1,895,157
 29,400 Staten Island Bancorp, Inc. (b).............      479,514
 21,600 Sun Bancorp, Inc............................      221,616
                                                     ------------
                                                        2,712,711
                                                     ------------

        BROADCASTING--0.2%
 20,000 Westwood One, Inc. (b)......................      601,000
                                                     ------------

        BUILDING & CONSTRUCTION--1.4%
  4,500 Dal Tile International, Inc. (b)............      104,625
113,600 Elcor Chemical Corp.........................    3,156,944

                                                            VALUE
SHARES                                                    (NOTE 1A)
        BUILDING & CONSTRUCTION--(CONTINUED)
 27,300 Nortek, Inc. (b)................................ $    761,670
                                                         ------------
                                                            4,023,239
                                                         ------------

        BUSINESS SERVICES--1.7%
 50,400 Arbitron, Inc. (b)..............................    1,721,160
  2,500 Dun & Bradstreet Corp. (b)......................       88,250
 36,200 Hall Kinion & Associates, Inc. (b)..............      339,556
 28,000 Heidrick & Struggles International, Inc. (b) (c)      508,200
 16,000 NCO Group, Inc. (b) (c).........................      366,400
 90,000 Steelcase, Inc..................................    1,324,800
 32,000 Viad Corp.......................................      757,760
                                                         ------------
                                                            5,106,126
                                                         ------------

        CHEMICALS--5.2%
354,200 Agrium, Inc. (ADR) (c)..........................    3,754,520
  7,000 American Pacific Corp. (c)......................       58,660
 37,000 Cabot Microelectronics Corp. (b) (c)............    2,932,250
  6,000 Cambrex Corp. (b) (c)...........................      261,600
 45,000 IMC Global, Inc.................................      585,000
640,400 Methanex Corp. (b)..............................    3,547,816
 45,000 Minerals Technologies, Inc......................    2,098,800
135,000 Omnova Solutions, Inc...........................      918,000
111,600 PolyOne Corp. (c)...............................    1,093,680
 10,000 Stepan Co.......................................      242,800
                                                         ------------
                                                           15,493,126
                                                         ------------

        COMMUNICATION SERVICES--3.5%
 48,800 A.H. Belo Corp..................................      915,000
 40,000 Catalina Marketing Corp. (b)....................    1,388,000
 10,000 Hispanic Broadcasting Corp. (b).................      255,000
116,000 Hollinger International, Inc. (c)...............    1,357,200
 12,200 Interep National Radio Sales, Inc...............       57,340
100,000 Journal Register Co. (b)........................    2,104,000
195,000 Reader's Digest Association, Inc................    4,500,600
                                                         ------------
                                                           10,577,140
                                                         ------------

        COMMUNICATIONS--0.7%
  8,100 Dycom Industries, Inc. (b) (c)..................      135,351
115,000 Intergrated Electrical Services (b).............      588,800
100,000 Newpark Resources, Inc. (b) (c).................      790,000
 35,000 WH Energy Services, Inc.........................      666,750
                                                         ------------
                                                            2,180,901
                                                         ------------

        COMPUTERS & BUSINESS EQUIPMENT--9.5%
171,000 ATMI, Inc. (b) (c)..............................    4,078,350
100,000 Actel Corp. (b).................................    1,991,000
 10,000 Anixter International, Inc. (b).................      290,100
  5,800 Axcelis Technologies, Inc. (c)..................       74,762
132,000 Brooks Automation, Inc. (b) (c).................    5,368,440

                See accompanying notes to financial statements.

                                    MSF-158

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH AURORA SMALL CAP VALUE

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                     VALUE
SHARES                                             (NOTE 1A)
        COMPUTERS & BUSINESS EQUIPMENT--(CONTINUED)
 50,000 Chippac, Inc. (c)....................... $     371,000
 20,000 Commscope, Inc. (b).....................       425,400
200,000 Credence Systems Corp. (b) (c)..........     3,714,000
 41,300 Globespan Virata, Inc. (c)..............       534,835
 20,000 Helix Technology Corp. (c)..............       451,000
  3,000 Hutchinson Technology, Inc. (b) (c).....        69,660
 40,000 Kulicke & Soffa Industries, Inc. (b) (c)       686,000
 21,200 MCK Communications, Inc. (b)............        31,376
 20,000 On Semiconductor Corp. (b) (c)..........        41,400
 80,000 Plantronics, Inc. (b) (c)...............     2,051,200
 50,000 Sandisk Corp. (b) (c)...................       720,000
 50,000 Spectrian Corp. (b) (c).................       551,500
200,000 Varian Semiconductor Equipment, Inc. (b)     6,918,000
                                                 -------------
                                                    28,368,023
                                                 -------------

        CONGLOMERATES--2.0%
 68,300 General Maritime Corp...................       683,000
137,500 Gentek, Inc.............................       235,125
  2,800 Nova Measuring Instruments, Ltd.........        11,900
100,000 Tredegar Industries, Inc................     1,900,000
111,500 Valmont Industries, Inc.................     1,612,290
 58,900 Willis Group Holdings, Ltd. (c).........     1,387,095
                                                 -------------
                                                     5,829,410
                                                 -------------

        CONSTRUCTION MATERIALS--0.9%
 57,000 Martin Marietta Materials, Inc. (c).....     2,656,200
                                                 -------------

        CONTAINERS & GLASS--0.8%
130,000 Packaging Corp of America (b)...........     2,359,500
                                                 -------------

        DOMESTIC OIL--3.7%
110,000 Cabot Oil & Gas Corp. (b) (c)...........     2,645,500
 10,500 Clayton Williams (b)....................       137,550
  1,100 Core Laboratories N.V. (ADR) (c)........        15,422
 46,000 Nuevo Energy Co. (b)....................       690,000
257,700 Ocean Energy, Inc. (b)..................     4,947,840
 25,000 Patina Oil & Gas Corp...................       687,500
  9,100 Stone Energy Corp. (b)..................       359,450
  5,500 Tom Brown, Inc. (b).....................       148,555
 22,000 Vintage Petroleum, Inc..................       317,900
 60,000 XTO Energy, Inc. (c)....................     1,050,000
                                                 -------------
                                                    10,999,717
                                                 -------------

        DRUGS & HEALTH CARE--5.3%
237,100 Aradigm Corp. (b) (c)...................     1,683,410
 39,600 Arthrocare Corp. (b) (c)................       710,028
 80,000 Aspect Medical Systems, Inc.............       800,000
 14,000 Atrix Laboratories, Inc. (b)............       288,540
 75,000 Coherent, Inc. (b)......................     2,319,000
190,000 DaVita, Inc. (b)........................     4,645,500

                                                     VALUE
SHARES                                             (NOTE 1A)
        DRUGS & HEALTH CARE--(CONTINUED)
  3,100 Dynacare, Inc. (ADR) (c)................ $      52,359
 49,900 Inhale Therapeutic Systems, Inc. (b) (c)       925,645
155,700 Sangstat Medical Corp. (b) (c)..........     3,057,948
 25,000 Sepracor, Inc. (b) (c)..................     1,426,500
                                                 -------------
                                                    15,908,930
                                                 -------------

        ELECTRIC UTILITIES--0.1%
  1,600 Allegheny Energy, Inc...................        57,952
  4,300 Black Hills Corp. (b)...................       145,512
                                                 -------------
                                                       203,464
                                                 -------------

        ELECTRICAL EQUIPMENT--3.6%
 71,200 Asyst Technologies, Inc. (b) (c)........       908,512
 60,200 BEI Technologies, Inc...................     1,049,888
 60,000 Benchmark Electronics, Inc. (b) (c).....     1,137,600
 30,000 Littelfuse, Inc.........................       787,200
 80,000 MKS Instruments, Inc. (b)...............     2,162,400
  1,500 Opticnet, Inc...........................           120
 20,000 Penn Engineering & Manufacturing Corp...       335,000
  6,800 Plug Power, Inc. (c)....................        59,432
151,400 Technitrol, Inc. (b)....................     4,181,668
 12,000 Thomas & Betts Corp.....................       253,800
                                                 -------------
                                                    10,875,620
                                                 -------------

        ELECTRONICS--3.9%
 10,000 AVX Corp................................       235,900
137,700 Kemet Corp. (b).........................     2,444,175
 40,000 Mattson Technology, Inc. (b)............       352,400
 40,000 Park Electrochemical Corp...............     1,056,000
 28,300 SBS Technologies, Inc. (b)..............       412,331
 30,000 SMTC Corp. (c)..........................        38,700
 77,300 Teledyne Technologies, Inc. (b).........     1,259,217
158,000 Therma Wave, Inc. (b)...................     2,357,360
 95,000 Veeco Industries, Inc. (b) (c)..........     3,424,750
                                                 -------------
                                                    11,580,833
                                                 -------------

        FINANCE & BANKING--0.1%
  4,000 Dime Bancorp, Inc.......................       144,320
                                                 -------------

        FINANCIAL SERVICES--0.2%
 15,000 Moody's Corp............................       597,900
                                                 -------------

        FOOD & BEVERAGES--0.6%
 14,100 Bunge, Ltd. (ADR).......................       328,248
 65,000 Cadiz, Inc. (b).........................       521,300
  6,000 Corn Products International, Inc........       211,500
 50,000 Del Monte Foods Co. (b).................       425,500
  6,000 Zapata Corp. (c)........................       174,000
                                                 -------------
                                                     1,660,548
                                                 -------------

                See accompanying notes to financial statements.

                                    MSF-159

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH AURORA SMALL CAP VALUE

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)

                                                         VALUE
SHARES                                                 (NOTE 1A)
        GAS & PIPELINE UTILITIES--1.6%
 42,000 Patterson-UTI Energy, Inc................... $     979,020
  4,100 Sempra Energy (c)...........................       100,655
 79,700 Sierra Pacific Resources (b) (c)............     1,199,485
 17,000 Western Gas Resources, Inc..................       549,440
120,000 Western Resources, Inc......................     2,064,000
                                                     -------------
                                                         4,892,600
                                                     -------------

        HOTELS & RESTAURANTS--4.0%
 70,000 Argosy Gaming Corp. (b).....................     2,276,400
 50,000 Extended Stay America, Inc. (b).............       820,000
 74,500 Harrah Entertainment, Inc. (b)..............     2,757,245
200,000 Mandalay Resort Group (b) (c)...............     4,280,000
160,000 Station Casinos, Inc. (b) (c)...............     1,790,400
                                                     -------------
                                                        11,924,045
                                                     -------------

        HOUSEHOLD APPLIANCES & HOME FURNISHINGS--0.2%
 15,000 Furniture Brands International, Inc. (b) (c)       480,300
                                                     -------------

        INDUSTRIAL MACHINERY--4.5%
109,800 AGCO Corp...................................     1,732,644
  7,800 CTB International Corp......................        85,020
 32,200 Chase Industries, Inc.......................       294,630
 40,000 Cognex Corp.................................     1,024,400
 34,100 Cummins Engine, Inc. (c)....................     1,314,214
 13,100 Denison International, Plc. (ADR)...........       216,936
 57,000 Esterline Technologies Corp. (b)............       912,570
 23,000 Flowserve Corp. (b).........................       612,030
  2,400 Global Power Equipment Group, Inc. (c)......        36,120
244,000 JLG Industries, Inc.........................     2,598,600
 70,000 Joy Global, Inc. (c)........................     1,176,000
 28,000 Lindsay Manufacturing Co. (c)...............       541,800
  2,700 Manitowoc, Inc. (c).........................        83,970
 10,000 NS Group, Inc. (b)..........................        74,800
 71,200 Osmonics, Inc. (b)..........................       998,224
101,200 Titan International, Inc....................       479,688
 50,000 Trinity Industries, Inc.....................     1,358,500
                                                     -------------
                                                        13,540,146
                                                     -------------

        INSURANCE--4.6%
100,000 ACE, Ltd. (c)...............................     4,015,000
 20,000 Everest Reinsurance Group, Ltd. (c).........     1,414,000
 22,110 Fidelity National Financial, Inc............       548,328
 30,000 Landamerica Financial Group, Inc............       861,000
111,300 Odyssey Re Holdings Corp....................     1,970,010
 54,800 PartnerRe, Ltd. (ADR) (c)...................     2,959,200
 20,000 Renaissancere Holdings......................     1,908,000
                                                     -------------
                                                        13,675,538
                                                     -------------

                                                         VALUE
SHARES                                                 (NOTE 1A)
        INTERNET--0.3%
 55,000 KPMG Consulting, Inc........................ $     911,350
                                                     -------------

        LEISURE--2.7%
 90,000 Championship Auto Racing Teams, Inc. (b) (c)     1,448,100
 73,000 International Game Technology (b) (c).......     4,985,900
  4,000 Six Flags, Inc. (b) (c).....................        61,520
 97,100 Steinway Musical Instructions, Inc. (b).....     1,612,831
                                                     -------------
                                                         8,108,351
                                                     -------------

        MINING--5.8%
100,000 Alaska Steel Holding Corp...................     1,138,000
100,000 Allegheny Technologies, Inc. (b)............     1,675,000
 30,000 Cleveland Cliffs, Inc.......................       549,000
126,000 Peabody Energy Corp. (c)....................     3,551,940
207,000 Phelps Dodge Corp...........................     6,706,800
178,900 Stillwater Mining Co. (b)...................     3,309,650
 44,100 UCAR International, Inc. (b)................       471,870
                                                     -------------
                                                        17,402,260
                                                     -------------

        RADIO--0.1%
 12,700 Cox Radio, Inc. (c).........................       323,596
                                                     -------------

        RAILROADS & EQUIPMENT--1.9%
 97,900 ABC-NACO, Inc. (d)..........................             0
 39,500 GATX Corp...................................     1,284,540
 15,000 Genesee & Wyoming, Inc......................       489,750
312,300 Wabtec Corp.................................     3,841,290
                                                     -------------
                                                         5,615,580
                                                     -------------

        RETAIL--0.9%
 71,600 Big Lots, Inc...............................       744,640
 10,500 Michaels Stores, Inc. (b)...................       345,975
 50,000 The Sports Authority, Inc...................       285,000
 50,000 Whitehall Jewellers, Inc. (b)...............       549,500
 26,000 Wilsons The Leather Experts (b) (c).........       296,660
 13,000 Zale Corp. (b)..............................       544,440
                                                     -------------
                                                         2,766,215
                                                     -------------

        SHIPBUILDING--0.5%
400,000 OMI Corp....................................     1,592,000
                                                     -------------

        SOFTWARE--2.7%
244,500 Earthlink, Inc..............................     2,975,565
  8,000 Electronics For Imaging, Inc. (b)...........       178,480
 81,200 Entergris, Inc..............................       889,952
 64,200 Micros Systems, Inc. (b)....................     1,611,420
 60,000 ProQuest Co. (b)............................     2,034,600
 19,300 Versicor, Inc. (b)..........................       392,755
                                                     -------------
                                                         8,082,772
                                                     -------------

                See accompanying notes to financial statements.

                                    MSF-160

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH AURORA SMALL CAP VALUE

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)



                                               VALUE
SHARES                                       (NOTE 1A)
        TECHNOLOGY--0.4%
100,000 August Technology Corp............. $  1,104,000
                                            ------------

        TRANSPORTATION--0.6%
 52,000 Teekay Shipping Corp. (c)..........    1,812,200
                                            ------------

        TRUCKING & FREIGHT FORWARDING--1.4%
300,000 EGL, Inc. (b) (c)..................    4,185,000
                                            ------------

        UTILITIES--0.1%
202,000 Canadian 88 Energy Corp. (ADR).....      236,340
                                            ------------
        Total Common Stocks
         (Identified Cost $244,740,552)....  267,522,681
                                            ------------
 WARRANTS--0.0%

        FINANCE & BANKING--0.0%
  8,000 Dime Bancorp, Inc..................        1,200
                                            ------------
        Total Warrants
         (Identified Cost $2,532)..........        1,200
                                            ------------

SHORT TERM INVESTMENTS--10.0%

   FACE                                            VALUE
  AMOUNT                                         (NOTE 1A)
            COMMERCIAL PAPER--10.0%
$ 4,948,000 General Electric Capital Corp.
             1.850%, 01/07/02.................. $  4,946,474
 10,000,000 Goldman Sachs Group, L.P.
             1.750%, 01/03/02..................    9,999,028
  6,150,000 Household Finance Corp.
             1.780%, 01/09/02..................    6,147,567
  8,649,000 Verizon Network Fund
             1.920%, 01/09/02..................    8,645,310
                                                ------------
                                                  29,738,379
                                                ------------
            Total Short Term Investments
             (Identified Cost $29,738,379).....   29,738,379
                                                ------------
            Total Investments--99.7%
             (Identified Cost $274,481,463) (a)  297,262,260
            Other assets less liabilities......      884,220
                                                ------------
            TOTAL NET ASSETS--100%............. $298,146,480
                                                ============

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $274,481,463 for federal income tax purposes was as follows:

       Aggregate gross unrealized appreciation for all
        investments in which there is an excess of value
        over tax cost........................................ $ 35,692,124
       Aggregate gross unrealized depreciation for all
        investments in which there is an excess of tax cost
        over value...........................................  (12,911,327)
                                                              ------------
       Net unrealized appreciation........................... $ 22,780,797
                                                              ============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $41,933,779 with collateral backing valued at $44,068,234.
(d)Non-Income producing, issuer filed petition under Chapter 11 of the Federal Bankruptcy Code.

Key to Abbreviations:
ADR--An American Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.

                See accompanying notes to financial statements.

                                    MSF-161

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH AURORA SMALL CAP VALUE PORTFOLIO


 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value..................             $297,262,260
         Cash..................................                   45,916
         Receivable for:
          Securities sold......................                1,099,101
          Fund shares sold.....................                1,290,284
          Dividends and interest...............                   96,961
          Collateral for securities loaned.....               44,068,234
         Prepaid expense.......................                    1,167
                                                            ------------
           Total Assets........................              343,863,923
       LIABILITIES
         Payable for:
          Fund shares redeemed................. $   271,036
          Securities purchased.................   1,146,353
          Return of collateral for securities
           loaned..............................  44,068,234
         Accrued expenses:
          Management fees......................     205,168
          Service and distribution fees
           Class E.............................         746
          Other expenses.......................      25,906
                                                -----------
           Total Liabilities...................               45,717,443
                                                            ------------
       NET ASSETS..............................             $298,146,480
                                                            ============
         Net assets consist of:
          Capital paid in......................             $273,489,151
          Undistributed net investment
           income..............................                  196,646
          Accumulated net realized gains
           (losses)............................                1,679,886
          Unrealized appreciation
           (depreciation) on investments.......               22,780,797
                                                            ------------
       NET ASSETS..............................             $298,146,480
                                                            ============
       Computation of offering price:
       CLASS A
       Net asset value and redemption price
        per share ($291,426,368 divided by
        20,618,954 shares of beneficial
        interest)..............................             $      14.13
                                                            ============
       CLASS B
       Net asset value and redemption price
        per share ($101 divided by 7 shares
        of beneficial interest)................             $      14.12
                                                            ============
       CLASS E
       Net asset value and redemption price per
        share ($6,720,011 divided by 476,060
        shares of beneficial interest).........             $      14.12
                                                            ============
       Identified cost of investments..........             $274,481,463
                                                            ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

      INVESTMENT INCOME
        Dividends...............................            $  814,920 (a)
        Interest................................              1,361,570(b)
                                                            -----------
                                                              2,176,490
      EXPENSES
        Management fees......................... $1,593,293
        Service and distribution fees--Class E..      1,504
        Directors' fees and expenses............     11,764
        Custodian...............................    106,500
        Audit and tax services..................     15,326
        Legal...................................        681
        Printing................................    109,662
        Insurance...............................      3,456
        Miscellaneous...........................        749
                                                 ----------
          Total expenses........................              1,842,935
                                                            -----------
      NET INVESTMENT INCOME.....................                333,555
                                                            -----------
      REALIZED AND UNREALIZED GAIN (LOSS)
      Realized gain (loss) on:
        Investments--net........................              2,076,939
      Unrealized appreciation (depreciation) on:
        Investments--net........................             16,889,655
                                                            -----------
      Net gain (loss)...........................             18,966,594
                                                            -----------
      NET INCREASE (DECREASE) IN NET
       ASSETS FROM OPERATIONS...................            $19,300,149
                                                            ===========

(a)Net of foreign taxes of $3,523
(b)Income on securities loaned $53,863

                See accompanying notes to financial statements.

                                    MSF-162

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH AURORA SMALL CAP VALUE PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                      YEAR ENDED    YEAR ENDED
                                                                     DECEMBER 31,  DECEMBER 31,
                                                                         2001        2000 (A)
                                                                     ------------  ------------
FROM OPERATIONS
  Net investment income............................................. $    333,555  $   135,264
  Net realized gain (loss)..........................................    2,076,939      454,704
  Unrealized appreciation (depreciation)............................   16,889,655    5,891,142
                                                                     ------------  -----------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................   19,300,149    6,481,110
                                                                     ------------  -----------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................     (136,909)    (135,916)
  Net realized gain
   Class A..........................................................     (627,501)    (223,604)
                                                                     ------------  -----------
  TOTAL DISTRIBUTIONS...............................................     (764,410)    (359,520)
                                                                     ------------  -----------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.  225,232,016   48,257,135
                                                                     ------------  -----------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................  243,767,755   54,378,725

NET ASSETS
  Beginning of the year.............................................   54,378,725            0
                                                                     ------------  -----------
  End of the year................................................... $298,146,480  $54,378,725
                                                                     ============  ===========
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $    196,646  $         0
                                                                     ============  ===========

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                      YEAR ENDED               YEAR ENDED
                                                                   DECEMBER 31, 2001      DECEMBER 31, 2000 (A)
                                                               ------------------------  ----------------------
                                                                 SHARES         $         SHARES         $
                                                               ----------  ------------  ---------  -----------
CLASS A
  Sales....................................................... 18,556,731  $249,430,089  4,619,904  $50,079,216
  Reinvestments...............................................     55,675       764,410     29,325      359,520
  Redemptions................................................. (2,437,863)  (31,214,511)  (204,818)  (2,181,601)
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease)..................................... 16,174,543  $218,979,988  4,444,411  $48,257,135
                                                               ==========  ============  =========  ===========
CLASS B
  Sales.......................................................          7  $        100          0  $         0
  Reinvestments...............................................          0             0          0            0
  Redemptions.................................................          0             0          0            0
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................          7  $        100          0  $         0
                                                               ==========  ============  =========  ===========
CLASS E
  Sales.......................................................    477,496  $  6,271,598          0  $         0
  Reinvestments...............................................          0             0          0            0
  Redemptions.................................................     (1,436)      (19,670)         0            0
                                                               ----------  ------------  ---------  -----------
  Net increase (decrease).....................................    476,060  $  6,251,928          0  $         0
                                                               ==========  ============  =========  ===========
  Increase (decrease) derived from capital share transactions. 16,650,610  $225,232,016  4,444,411  $48,257,135
                                                               ==========  ============  =========  ===========

(a)Fund commenced operation on July 5, 2000.

                See accompanying notes to financial statements.

                                    MSF-163

METROPOLITAN SERIES FUND, INC.
STATE STREET RESEARCH AURORA SMALL CAP VALUE PORTFOLIO

 FINANCIAL HIGHLIGHTS


                                                                                       CLASS A               CLASS B
                                                                             ------------------------     --------------
                                                                                          JULY 5, 2000(A) MAY 1, 2001(A)
                                                                              YEAR ENDED      THROUGH        THROUGH
                                                                             DECEMBER 31,  DECEMBER 31,    DECEMBER 31,
                                                                                 2001          2000            2001
                                                                             ------------ --------------- --------------
NET ASSET VALUE, BEGINNING OF PERIOD........................................   $  12.24       $ 10.00         $14.12
                                                                               --------       -------         ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income.....................................................       0.02          0.03           0.00
  Net realized and unrealized gain (loss) on investments....................       1.94          2.29           0.00
                                                                               --------       -------         ------
  Total from investment operations..........................................       1.96          2.32           0.00
                                                                               --------       -------         ------
LESS DISTRIBUTIONS
  Distributions from net investment income..................................      (0.01)        (0.03)          0.00
  Distributions from net realized capital gains.............................      (0.06)        (0.05)          0.00
                                                                               --------       -------         ------
  Total distributions.......................................................      (0.07)        (0.08)          0.00
                                                                               --------       -------         ------
NET ASSET VALUE, END OF PERIOD..............................................   $  14.13       $ 12.24         $14.12
                                                                               ========       =======         ======
TOTAL RETURN (%)............................................................       16.0         23. 2 (b)        0.0 (b)
Ratio of operating expenses to average net assets (%).......................       0.98          1.05 (c)       1.23 (c)
Ratio of net investment income to average net assets (%)....................       0.18          1.12 (c)       0.00 (c)
Portfolio turnover rate (%).................................................         15            24 (c)         15
Net assets, end of period (000).............................................   $291,426       $54,379         $  0.1
The Ratios of operating expenses to average net assets without giving effect
 to the voluntary expense agreement would have been (%).....................         --          1.34 (c)         --

                                                                                CLASS E
                                                                             --------------
                                                                             MAY 1, 2001(A)
                                                                                THROUGH
                                                                              DECEMBER 31,
                                                                                  2001
                                                                             --------------
NET ASSET VALUE, BEGINNING OF PERIOD........................................     $14.12
                                                                                 ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income.....................................................      (0.01)
  Net realized and unrealized gain (loss) on investments....................       0.01
                                                                                 ------
  Total from investment operations..........................................       0.00
                                                                                 ------
LESS DISTRIBUTIONS
  Distributions from net investment income..................................       0.00
  Distributions from net realized capital gains.............................       0.00
                                                                                 ------
  Total distributions.......................................................       0.00
                                                                                 ------
NET ASSET VALUE, END OF PERIOD..............................................     $14.12
                                                                                 ======
TOTAL RETURN (%)............................................................        0.0 (b)
Ratio of operating expenses to average net assets (%).......................       1.13 (c)
Ratio of net investment income to average net assets (%)....................      (0.25)(c)
Portfolio turnover rate (%).................................................         15
Net assets, end of period (000).............................................     $6,720
The Ratios of operating expenses to average net assets without giving effect
 to the voluntary expense agreement would have been (%).....................         --

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.

                See accompanying notes to financial statements.

                                    MSF-164

METROPOLITAN SERIES FUND, INC.

 T. ROWE PRICE SMALL CAP GROWTH PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS



 INVESTMENT OBJECTIVE
 TO ACHIEVE LONG-TERM CAPITAL GROWTH.

 INCEPTION DATE  3/3/97

 ASSET CLASS
 SMALL CAP STOCKS

                                  NET ASSETS
                                $298.7 MILLION

                               PORTFOLIO MANAGER
                                PAUL W. WOJCIK

PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the T. Rowe Price Small Cap Portfolio returned -9.0%, while its benchmark, the Russell 2000(R) Growth Index/13/, returned -9.2% for the same time period. The average return of the portfolio's peer group, the Lipper Variable Insurance Products Mid Cap Growth Funds universe/15/, was -23.3% for the same period. During the year, our broad diversification helped temper the portfolio's negative returns through September, while our commitment to staying fully invested allowed us to participate in the fourth-quarter rally.

PORTFOLIO ACTIVITY
Small-cap growth stocks declined in the first three-quarters of 2001, but they pared their losses with a sharp fourth-quarter rally. For the year, small-cap shares outperformed large, but value stocks surpassed growth. Your portfolio returned -5.6% and -9.0% in the six- and 12-month periods ending December 31, 2001, respectively, outperforming its benchmarks.

MARKET ENVIRONMENT
Economic news was discouraging all year. Unemployment rose to 5.8%, GDP shrank at an annualized rate of 1.3% in the third quarter, and the National Bureau of Economic Research -- a group of economists that tracks U.S. business cycles -- reported that the economy slipped into a recession in March.

The fragile economy and the need for increased liquidity following the September 11 terrorist attacks prompted the Federal Reserve to reduce short-term rates to their lowest levels in 40 years. Since the end of 2000, the Fed cut the federal funds target rate -- a benchmark for various lending rates --11 times, from 6.50% to 1.75%.

PORTFOLIO REVIEW
Technology shares extended their declines from the prior year. In the health care sector, biotechnology and pharmaceutical firms were lackluster, but providers of health care equipment and supplies performed well. The consumer discretionary sector performed the best as the stocks of restaurants and retailers posted solid returns for the year.

PORTFOLIO OUTLOOK/A/
We believe the economy will emerge from recession in 2002 and strengthen over the next few years. In addition, we are optimistic that small-cap and growth stocks will extend their recent out performance into 2002 and beyond. Historically, smaller companies have enjoyed greater earnings acceleration than larger companies following a recession, and we would expect these greater profits to be rewarded with higher stock prices.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                    % OF TOTAL
                 SECURITY                           NET ASSETS
                 ---------------------------------------------
                 CORPORATE EXECUTIVE BOARD CO......    0.9%
                 TECHNE CORP.......................    0.9
                 ACCREDO HEALTH, INC...............    0.8
                 PATTERSON-UTI ENERGY, INC.........    0.8
                 IRON MOUNTAIN, INC................    0.8
                 FORWARD AIR CORP..................    0.7
                 ATMI, INC.........................    0.7
                 METTLER TOLEDO INTERNATIONAL, INC.    0.7
                 SCP POOL CORP.....................    0.7
                 CEC ENTERTAINMENT, INC............    0.7


  A $10,000 INVESTMENT COMPARED TO THE RUSSELL 2000 GROWTH INDEX SINCE 3/3/97

                See footnotes to Portfolio Manager Commentary.


                                    [CHART]

              T Rowe Price         Russell 2000
             Small Cap Growth      Growth Index
                --------            --------
3/97             10,000              10,000
12/97            11,881              11,728
12/98            12,291              11,872
12/99            15,732              16,988
12/00            14,302              13,177
12/01            13,011              11,961


--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                      T. ROWE PRICE          RUSSELL
                                SMALL CAP GROWTH PORTFOLIO 2000 GROWTH
                                 CLASS A          CLASS E     INDEX
                1 Year           -9.0%             N/A        -9.2%
                3 Years           1.9              N/A         0.3
                Since Inception   5.6             -3.4(a)      3.8

--------------------------------------------------------------------------------

(a)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                                    MSF-165

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE SMALL CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--101.0% OF TOTAL NET ASSETS

                                                 VALUE
SHARES                                         (NOTE 1A)
       AEROSPACE & DEFENSE--0.5%
24,400 Mercury Computer Systems, Inc. (b)..... $  954,284
40,200 Remec, Inc. (b)........................    401,598
                                               ----------
                                                1,355,882
                                               ----------

       AIR TRAVEL--0.4%
 9,700 Mesaba Holdings, Inc. (b)..............     69,064
45,500 Skywest, Inc...........................  1,157,975
                                               ----------
                                                1,227,039
                                               ----------

       APPAREL & TEXTILES--1.4%
14,600 Fossil, Inc. (b).......................    306,600
93,150 Quiksilver, Inc. (b)...................  1,602,180
46,900 Skechers U. S. A., Inc. (b) (c)........    685,678
22,400 Timberland Co. (b).....................    830,592
48,300 Van's, Inc. (b)........................    615,342
                                               ----------
                                                4,040,392
                                               ----------

       AUTO PARTS--0.2%
23,900 Gentex Corp. (b).......................    638,847
                                               ----------

       BANKS--3.2%
16,600 Boston Private Financial Holdings, Inc.    366,362
19,600 City National Corp.....................    918,260
41,068 Commerce Bancorp, Inc. (b).............  1,615,615
35,200 Community First Bankshares, Inc. (b)...    904,288
12,500 East West Bancorp, Inc. (b)............    321,875
25,400 National Commerce Financial Corp.......    642,620
41,600 Silicon Valley Bancshares (b)..........  1,111,968
40,800 Southwest Bancorp (b)..................  1,235,016
87,750 Sterling Bancshares, Inc. (b)..........  1,098,630
42,700 UCBH Holdings, Inc.....................  1,214,388
                                               ----------
                                                9,429,022
                                               ----------

       BIOTECHNOLOGY--1.9%
 7,200 Cell Genesys, Inc. (c).................    167,328
25,100 Enzon, Inc. (b) (c)....................  1,412,628
 3,456 Imclone Systems, Inc. (c)..............    160,566
27,500 Invitrogen Corp. (b) (c)...............  1,703,075
20,800 Protein Design Laboratories, Inc. (b)..    682,240
74,400 Serologicals Corp. (b).................  1,599,600
                                               ----------
                                                5,725,437
                                               ----------

       BROADCASTING--2.0%
41,800 Cox Radio, Inc.........................  1,065,064
28,700 Entercom Communications Corp. (b)......  1,435,000
10,100 Insight Communications, Inc. (b).......    244,016
19,600 Radio One, Inc. (b) (c)................    362,012
84,900 Radio One, Inc. (Class D) (b) (c)......  1,529,049
48,700 Regent Communications, Inc. (b)........    328,725
33,300 Westwood One, Inc. (b).................  1,000,665
                                               ----------
                                                5,964,531
                                               ----------

                                                         VALUE
SHARES                                                 (NOTE 1A)
       BUILDING & CONSTRUCTION--1.2%
63,700 Insituform Technologies, Inc. (b) (c)......... $ 1,629,446
14,800 Simpson Manufacturing, Inc. (b)...............     848,040
76,100 Watsco, Inc...................................   1,080,620
                                                      -----------
                                                        3,558,106
                                                      -----------

       BUSINESS SERVICES--7.7%
20,900 Apollo Group, Inc.............................     681,131
37,700 Bright Horizons Family Solutions (b)..........   1,055,223
16,700 Career Education Corp. (b)....................     572,476
40,950 ChoicePoint, Inc. (b).........................   2,075,755
76,300 Corporate Executive Board Co. (b).............   2,800,210
47,200 Devry, Inc. (b)...............................   1,342,840
10,100 Education Management Corp. (b)................     366,125
69,000 Exult, Inc. (c)...............................   1,107,450
42,500 F.Y.I., Inc. (b)..............................   1,423,750
61,400 FactSet Research Systems, Inc. (c)............   2,145,930
11,300 G & K Services................................     364,990
49,100 Getty Images, Inc. (b)........................   1,128,318
12,560 Global Payments, Inc..........................     432,064
51,300 Iron Mountain, Inc............................   2,246,940
43,650 Meta Group, Inc. (b)..........................      95,594
16,600 Mobile Mini, Inc. (b).........................     649,392
18,500 On Assignment, Inc. (b).......................     424,945
41,900 Professional Staff, Plc.......................      92,180
32,400 Teletech Holdings, Inc. (b)...................     464,292
50,391 Tetra Technologies, Inc. (b)..................   1,003,290
29,000 The Bisys Group, Inc. (b).....................   1,855,710
17,200 Valassis Communications, Inc. (b).............     612,664
                                                      -----------
                                                       22,941,269
                                                      -----------

       CHEMICALS--1.3%
10,700 Cabot Corp....................................     381,990
25,573 Cabot Microelectronics Corp. (b) (c)..........   2,026,660
21,800 OM Group, Inc.................................   1,442,942
                                                      -----------
                                                        3,851,592
                                                      -----------

       COMMUNICATION SERVICES--3.2%
22,600 Airgate PCS, Inc. (b) (c).....................   1,029,430
30,600 Catalina Marketing Corp. (b)..................   1,061,820
18,600 Emmis Communications Corp. (b)................     439,704
10,500 Hispanic Broadcasting Corp. (b)...............     267,750
17,700 Lamar Advertising Co..........................     749,418
29,300 Macrovision Corp. (b).........................   1,031,946
31,400 Millicom International Cellular S.A. (ADR) (c)     381,510
40,100 Price Communications Corp. (b)................     765,509
21,800 SBA Communcations Corp. (b)...................     283,836
34,900 Scholastic Corp. (b)..........................   1,756,517
24,700 Spanish Broadcasting Systems, Inc. (b)........     244,283
18,700 Triton PCS Holdings, Inc......................     548,845

                See accompanying notes to financial statements.

                                    MSF-166

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE SMALL CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                    VALUE
SHARES                                            (NOTE 1A)
        COMMUNICATION SERVICES--(CONTINUED)
 26,300 Western Multiplex Corp. (b).............. $  142,020
 27,300 Western Wireless Corp....................    771,225
                                                  ----------
                                                   9,473,813
                                                  ----------

        COMMUNICATIONS--2.6%
 33,200 Cal Dive International, Inc. (b).........    819,376
 12,900 Cooper Cameron Corp. (b).................    520,644
 64,100 Core Laboratories N.V. (ADR) (c).........    898,682
 78,425 Dycom Industries, Inc. (b) (c)...........  1,310,482
 40,700 Global Industries, Inc...................    362,230
 20,700 Grey Wolf, Inc. (b)......................     61,479
 37,600 Lone Star Technologies, Inc. (b).........    661,760
123,500 Pride International, Inc.................  1,864,850
 32,850 Quanta Services, Inc. (b)................    506,875
 33,000 Veritas DGC, Inc. (ADR) (b) (c)..........    610,500
                                                  ----------
                                                   7,616,878
                                                  ----------

        COMPUTERS & BUSINESS EQUIPMENT--9.0%
 92,500 ATMI, Inc. (b) (c).......................  2,206,125
 15,000 AXT, Inc. (b)............................    216,450
 12,800 Alliance Semiconductor Corp. (b).........    154,624
 50,000 Alpha Industries, Inc. (b) (c)...........  1,090,000
 33,200 Audio Codes, Ltd.........................    187,580
 31,300 Brooks Automation, Inc. (b)..............  1,272,971
 25,700 Commscope, Inc. (b)......................    546,639
 46,000 Cymer, Inc. (b)..........................  1,229,580
 31,700 DMC Stratex Networks, Inc. (b)...........    246,626
  6,834 Globespan Virata, Inc. (c)...............     88,500
 40,431 Harmonic, Inc. (b).......................    485,981
 82,500 Integrated Silicon Solutions, Inc. (b)...  1,009,800
 44,800 Intermediate Telephone, Inc. (c).........    861,056
  8,400 L-3 Communications Holdings, Inc. (b) (c)    756,000
 32,300 LTX Corp. (b)............................    676,362
 60,600 Lattice Semiconductor Corp. (b)..........  1,246,542
  6,775 Maxim Integrated Products, Inc. (b)......    355,755
 46,300 Micrel, Inc. (b).........................  1,214,449
  4,900 Microchip Technology, Inc. (b)...........    189,826
 20,900 Oak Technology, Inc. (b).................    287,375
 32,300 PRI Automation, Inc. (b).................    660,535
 52,400 Pericom Semiconductor Corp. (b)..........    759,800
 63,700 Plantronics, Inc. (b)....................  1,633,268
 61,893 Polycom, Inc. (b)........................  2,108,695
 33,500 Powerwave Technologies, Inc. (b).........    578,880
 68,800 Proxim, Inc. (b) (c).....................    682,496
 20,400 Sandisk Corp. (b)........................    293,760
 18,700 Semtech Corp. (b)........................    667,403
 64,100 Silicon Storage Technology, Inc. (b).....    617,924
 27,100 SonicBlue, Inc. (b)......................    109,484
 55,300 SonicWall, Inc. (b) (c)..................  1,075,032
 50,400 Transwitch Corp. (b).....................    226,800

                                                    VALUE
SHARES                                            (NOTE 1A)
        COMPUTERS & BUSINESS EQUIPMENT--(CONTINUED)
 26,900 Turnstone Systems, Inc. (b)............. $   106,793
 26,300 Varian Semiconductor Equipment, Inc. (b)     909,717
 21,800 Viasat, Inc. (b)........................     340,080
 34,730 Zebra Technologies Corp. (b)............   1,927,862
                                                 -----------
                                                  27,020,770
                                                 -----------

        CONSTRUCTION MATERIALS--0.2%
 12,400 Carlisle Cos., Inc......................     458,552
                                                 -----------

        DOMESTIC OIL--2.4%
 65,100 Cabot Oil & Gas Corp. (b)...............   1,565,655
 37,200 National-Oilwell, Inc. (b)..............     766,692
 31,300 Spinnaker Exploration Co. (b)...........   1,288,308
 28,500 Stone Energy Corp. (b)..................   1,125,750
 46,000 Tom Brown, Inc. (b).....................   1,242,460
 67,200 XTO Energy, Inc.........................   1,176,000
                                                 -----------
                                                   7,164,865
                                                 -----------

        DRUGS & HEALTH CARE--20.4%
 28,900 Abgenix, Inc............................     972,196
 58,300 Accredo Health, Inc. (b)................   2,314,510
 41,400 AdvancePCS..............................   1,215,090
 13,900 Affymetrix, Inc. (c)....................     524,725
 28,500 Albany Molecular Research, Inc. (b).....     754,965
 36,100 Alkermes, Inc. (c)......................     951,596
  8,400 American Medical Systems Holdings (b)...     173,796
 39,900 Ameripath, Inc. (b) (c).................   1,287,174
 27,000 Apogent Technologies, Inc...............     696,600
 12,200 Aviron (b) (c)..........................     606,706
 13,500 Bruker Daltonics, Inc. (c)..............     220,725
 15,000 COR Therapeutics, Inc. (b) (c)..........     358,950
 59,700 Caremark RX, Inc. (b)...................     973,707
 16,800 Celgene Corp. (c).......................     536,256
 26,073 Cephalon, Inc. (b) (c)..................   1,970,728
 21,000 Cima Laboratories, Inc. (b).............     759,150
 27,900 Coherent, Inc. (b)......................     862,668
 16,100 Cubist Pharmaceuticals, Inc. (b) (c)....     578,956
  8,400 Cyberonics, Inc. (b)....................     222,852
 41,800 Cytyc Corp. (b).........................   1,090,980
 10,000 DaVita, Inc. (b)........................     244,500
  9,100 Datascope Corp..........................     308,672
 69,000 Deltagen, Inc. (c)......................     634,800
 16,700 Dentsply International, Inc.............     838,340
 13,800 Duane Reade, Inc. (b)...................     418,830
 33,500 Eclipsys Corp. (b)......................     561,125
 18,300 Exelixis, Inc. (b) (c)..................     304,146
 21,800 Express Scripts, Inc. (b) (c)...........   1,019,368
 79,900 First Health Group Corp. (b)............   1,976,726
 16,600 Gilead Sciences, Inc. (b)...............   1,090,952
123,700 Hooper Holmes, Inc......................   1,107,115

                See accompanying notes to financial statements.

                                    MSF-167

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE SMALL CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                           VALUE
SHARES                                                   (NOTE 1A)
       DRUGS & HEALTH CARE--(CONTINUED)
17,100 Human Genome Sciences, Inc. (b)................. $   576,612
29,200 ICU Medical, Inc. (b) (c).......................   1,299,400
52,700 Incyte Genomics, Inc. (b).......................   1,024,488
26,800 Inhale Therapeutic Systems, Inc. (b) (c)........     497,140
38,750 KV Pharmaceutical Co. (b).......................   1,143,125
11,314 King Pharmaceuticals, Inc. (b)..................     476,659
48,600 Lifepoint Hospitals, Inc. (b) (c)...............   1,654,344
20,900 Ligand Pharmaceuticals, Inc. (Class B) (b)......     374,110
49,600 Lincare Holdings, Inc. (b)......................   1,421,040
19,500 Manor Care, Inc. (b)............................     462,345
34,200 Medarex, Inc....................................     614,232
25,700 Medicis Pharmaceutical Corp. (b)................   1,659,963
15,000 Mentor Corp.....................................     428,400
11,300 Myriad Genetics, Inc. (b).......................     594,832
30,900 NPS Pharmaceuticals, Inc. (b)...................   1,183,470
 7,000 Neose Technologies, Inc. (b) (c)................     256,340
38,200 Neurocrine Biosciences, Inc. (b)................   1,960,042
10,500 Noven Pharmaceuticals, Inc. (b).................     186,375
 7,700 OSI Pharmaceuticals, Inc........................     352,198
53,600 Omnicare, Inc...................................   1,333,568
41,900 Patterson Dental Co.............................   1,714,967
35,600 Priority Healthcare Corp. (Class B) (b).........   1,252,764
56,250 Province Healthcare Co. (c).....................   1,735,875
 6,100 Regeneron Pharmaceuticals, Inc. (b).............     171,776
31,800 ResMed, Inc. (b) (c)............................   1,714,656
22,162 Shire Pharmaceuticals Group, Plc. (ADR) (b).....     811,129
13,000 Sicor, Inc. (b).................................     203,840
29,800 Specialty Laboratories, Inc. (b) (c)............     819,202
75,100 Techne Corp. (b)................................   2,767,435
20,600 Triad Hospitals, Inc. (b).......................     604,610
80,700 Triangle Pharmaceuticals, Inc. (b) (c)..........     323,607
11,000 Trimeris, Inc. (b)..............................     494,670
41,800 Unilab Corp.....................................   1,049,180
50,200 United Surgical Partners International, Inc. (c)   1,061,730
38,800 Universal Health Services, Inc. (Class B) (b)...   1,659,864
30,070 Vertex Pharmaceuticals, Inc. (b)................     739,421
24,000 Vical, Inc. (b).................................     293,760
18,100 Viropharma, Inc. (b) (c)........................     415,395
                                                        -----------
                                                         60,909,468
                                                        -----------

       ELECTRIC UTILITIES--0.3%
28,600 Calpine Corp. (b) (c)...........................     480,194
41,800 Key Energy Services, Inc. (b)...................     384,560
                                                        -----------
                                                            864,754
                                                        -----------

       ELECTRICAL EQUIPMENT--1.5%
25,900 Anaren Microwave, Inc. (b)......................     448,588
16,400 Artesyn Technologies, Inc. (b) (c)..............     152,684
14,600 Asyst Technologies, Inc. (b) (c)................     186,296
16,200 CTS Corp........................................     257,580
10,966 MKS Instruments, Inc. (b).......................     296,411
54,200 Plexus Corp. (b)................................   1,439,552

                                                  VALUE
SHARES                                          (NOTE 1A)
       ELECTRICAL EQUIPMENT--(CONTINUED)
48,600 Technitrol, Inc. (b)................... $ 1,342,332
12,100 Triumph Group, Inc. (b)................     393,250
                                               -----------
                                                 4,516,693
                                               -----------

       ELECTRONICS--4.6%
41,000 Cohu, Inc..............................     809,750
33,900 Cree, Inc. (b) (c).....................     998,694
21,400 DDI Corp. (b)..........................     210,576
34,600 Exar Corp. (b).........................     721,410
31,000 Harman International Industries, Inc...   1,398,100
 8,100 Hawaiian Electric Industries, Inc......     117,207
34,100 Intersil Holding Corp..................   1,099,725
32,200 Kemet Corp. (b)........................     571,550
20,900 Kopin Corp. (b) (c)....................     292,600
42,100 Mettler Toledo International, Inc. (b).   2,182,885
30,400 Newport Corp...........................     586,112
50,300 Pixelworks, Inc. (b)...................     807,818
 9,600 Quicklogic Corp. (b)...................      48,000
24,400 SBS Technologies, Inc. (b).............     355,508
58,300 Symyx Technologies, Inc. (b)...........   1,238,292
43,300 Varian, Inc. (b).......................   1,404,652
24,800 Waters Corp. (b).......................     961,000
                                               -----------
                                                13,803,879
                                               -----------

       FINANCIAL SERVICES--3.6%
30,100 Affiliated Managers Group, Inc. (b) (c)   2,121,448
37,500 Americredit Corp. (b) (c)..............   1,183,125
27,900 Eaton Vance Corp.......................     991,845
39,600 Investment Technology Group, Inc. (b)..   1,547,172
19,300 Investors Financial Services Corp......   1,277,853
23,366 Legg Mason, Inc........................   1,167,833
25,950 Metris Cos., Inc. (c)..................     667,174
37,900 Triad Guaranty, Inc. (b)...............   1,374,633
13,000 Waddell & Reed Financial, Inc..........     418,600
                                               -----------
                                                10,749,683
                                               -----------

       FOOD & BEVERAGES--1.7%
10,700 American Italian Pasta Co. (b).........     449,721
 7,200 Delta & Pine Land Co...................     162,936
27,400 Dreyer's Grand Ice Cream, Inc..........   1,055,174
45,300 Performance Food Group Co. (b).........   1,593,201
21,800 Smithfield Foods, Inc. (b).............     480,472
14,500 Tootsie Roll Industries, Inc...........     566,660
18,600 Whole Foods Market, Inc. (b)...........     810,216
                                               -----------
                                                 5,118,380
                                               -----------

       GAS & PIPELINE UTILITIES--0.8%
99,100 Patterson-UTI Energy, Inc..............   2,310,021
                                               -----------

                See accompanying notes to financial statements.

                                    MSF-168

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE SMALL CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                  VALUE
SHARES                                          (NOTE 1A)
       HOTELS & RESTAURANTS--2.7%
 8,300 AFC Enterprises, Inc. (b)............... $  235,637
25,000 Buca, Inc. (b) (c)......................    405,250
49,900 CEC Entertainment, Inc. (b).............  2,165,161
21,900 International Speedway Corp. (c)........    856,290
19,700 P.F. Chang's China Bistro, Inc. (b) (c).    931,810
34,050 Rare Hospitality International, Inc. (b)    767,487
40,700 Sonic Corp. (b).........................  1,465,200
37,200 The Cheesecake Factory (b)..............  1,293,444
                                                ----------
                                                 8,120,279
                                                ----------

       HOUSEHOLD APPLIANCES & HOME FURNISHINGS--1.0%
10,500 D.R. Horton, Inc. (c)...................    340,830
 4,000 Ethan Allen Interiors, Inc..............    166,360
 8,400 KB HOME.................................    336,840
23,800 Mohawk Industries, Inc. (b) (c).........  1,306,144
 8,400 Schuler Homes, Inc. (b).................    166,740
13,400 The Topps Co. (b).......................    162,810
13,300 Toll Brothers, Inc. (b) (c).............    583,870
                                                ----------
                                                 3,063,594
                                                ----------

       INDUSTRIAL MACHINERY--0.9%
41,700 Cognex Corp.............................  1,067,937
36,300 Dionex Corp. (b)........................    926,013
27,500 Maverick Tube Corp. (b).................    356,125
26,200 Terex Corp. (b).........................    459,548
                                                ----------
                                                 2,809,623
                                                ----------

       INSURANCE--1.7%
 6,800 Annuity & Life RE Holdings, Ltd. (c)....    170,748
16,600 Arthur J. Gallagher & Co................    572,534
23,200 Brown & Brown, Inc. (b).................    633,360
30,670 Radian Group, Inc.......................  1,317,277

32,900 Stancorp Financial Group, Inc...... 1,554,525
13,900 The PMI Group, Inc.................   931,439
                                           ---------
                                           5,179,883
                                           ---------

       INTERNET--0.5%
11,900 Internet Security Systems, Inc. (c)   381,514
16,650 RSA Security, Inc. (c).............   290,709
79,400 Register.com, Inc. (b).............   913,100
                                           ---------
                                           1,585,323
                                           ---------

       LEISURE--1.3%
41,800 JAKKS Pacific, Inc. (b)............   792,110
78,900 SCP Pool Corp. (b)................. 2,165,805
52,000 Six Flags, Inc. (b) (c)............   799,760
                                           ---------
                                           3,757,675
                                           ---------

                                                 VALUE
SHARES                                         (NOTE 1A)
       MEDICAL LABORATORIES--0.1%
10,400 IDEXX Laboratories, Inc. (b)........... $  296,504
                                               ----------

       MINING--0.4%
33,400 Shaw Group, Inc. (b) (c)...............    784,900
26,400 Stillwater Mining Co. (b)..............    488,400
                                               ----------
                                                1,273,300
                                               ----------

       PETROLEUM SERVICES--0.4%
25,200 BJ Services Co.........................    817,740
 6,000 Smith International, Inc. (b)..........    321,720
                                               ----------
                                                1,139,460
                                               ----------

       POLLUTION CONTROL--0.0%
15,464 Catalytica Energy Systems, Inc. (b)....     70,670
                                               ----------

       RAILROADS & EQUIPMENT--0.4%
45,600 C.H. Robinson Worldwide, Inc...........  1,318,524
                                               ----------

       REAL ESTATE--0.0%
11,500 Trammell Crow Co. (b)..................    134,550
                                               ----------

       REAL ESTATE INVESTMENT TRUST--0.6%
16,753 Apartment Investment & Management Co...    766,115
48,400 Catellus Development Corp. (b).........    890,560
                                               ----------
                                                1,656,675
                                               ----------

       RETAIL--7.0%
12,500 Abercrombie & Fitch Co. (b)............    331,625
47,100 American Eagle Outfitters, Inc. (b) (c)  1,232,607
 9,200 Ann Taylor Stores Corp. (b)............    322,000
45,500 Casey's General Stores, Inc............    677,950
38,000 Copart, Inc. (b).......................  1,382,060
65,950 Cost Plus, Inc. (b)....................  1,747,675
28,450 Dollar Tree Stores, Inc. (b)...........    879,389
28,300 Family Dollar Stores, Inc. (b).........    848,434
41,800 Group 1 Automotive, Inc. (b)...........  1,191,718
31,836 Insight Enterprises, Inc. (b)..........    783,166
22,300 Linens' n Things, Inc. (b).............    568,650
24,300 MSC Industrial Direct Co. (b)..........    479,925
33,000 Michaels Stores, Inc. (b)..............  1,087,350
57,600 O'Reilly Automotive, Inc. (b)..........  2,100,672
31,125 Pacific Sunwear of California (b)......    635,573
12,500 Ross Stores, Inc.......................    401,000
35,550 The Men's Wearhouse, Inc. (b) (c)......    734,107
23,000 The Talbots, Inc.......................    833,750
57,400 Too, Inc. (b)..........................  1,578,500

                See accompanying notes to financial statements.

                                    MSF-169

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE SMALL CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                     VALUE
SHARES                                             (NOTE 1A)
       RETAIL--(CONTINUED)
63,900 Tweeter Home Entertainment Group, Inc. (b) $ 1,853,100
19,000 Ultimate Electronics, Inc. (b)............     570,000
12,500 Williams-Sonoma, Inc. (b) (c).............     536,250
                                                  -----------
                                                   20,775,501
                                                  -----------

       SEMICONDUCTORS--0.1%
33,420 TriQuint Semiconductor, Inc. (b)..........     409,729
                                                  -----------

        SOFTWARE--12.1%
111,900 Actuate Corp. (b).....................   589,713
 15,100 Advent Software, Inc. (b) (c).........   754,245
 14,900 Affiliated Computer Services, Inc. (b) 1,581,337
 17,400 Aspen Technology, Inc. (b)............   292,320
 38,025 Avocent Corp. (b).....................   922,106
 36,650 Barra, Inc. (b)....................... 1,725,849
 31,600 Concord Communications, Inc. (b)......   652,540
 33,200 Dendrite International, Inc...........   465,796
 87,800 Digital Insight Corp. (b)............. 1,963,208
 66,900 Earthlink, Inc........................   814,173
  7,000 Echelon Corp..........................    99,120
  8,800 Electronic Arts, Inc. (b).............   527,560
 52,600 Embarcadero Technologies, Inc. (b) (c) 1,272,920
 29,800 Fair Issac & Co., Inc................. 1,877,996
 73,100 Forrester Research, Inc. (b).......... 1,472,234
 24,400 HNC Software, Inc. (b) (c)............   502,640
 27,475 Hyperion Solutions Corp. (b)..........   545,654
 48,400 Informatica Corp......................   702,284
 20,900 Interwoven, Inc. (b)..................   203,566
 16,700 Jack Henry & Associates, Inc..........   364,728
 14,600 Keynote Systems, Inc..................   136,510
 35,200 Liberate Technologies (b) (c).........   404,096
 21,000 Macromedia, Inc. (b)..................   373,800
 66,300 MatrixOne, Inc. (b)...................   861,237
 17,300 Mercury Interactive Corp. (b).........   587,854
 22,800 Micromuse, Inc. (b)...................   342,000
 39,574 National Instruments Corp. (b) (c).... 1,482,442
 35,250 Netegrity, Inc. (b)...................   682,440
 19,200 Nvidia Corp. (b)...................... 1,284,480
 33,367 Openwave Systems, Inc.................   326,663
 69,100 Packeteer, Inc. (b)...................   509,267
 83,410 Peregrine Systems, Inc. (b)........... 1,236,970
 39,600 Precise Software Solutions, Ltd.......   818,136

                                                      VALUE
  SHARES                                            (NOTE 1A)
            SOFTWARE--(CONTINUED)
     43,250 Radiant Systems, Inc. (b)............. $    497,375
     16,000 Retek, Inc. (b).......................      477,920
      7,200 SeaChange International, Inc. (b).....      245,664
     58,600 Serena Software, Inc. (b).............    1,273,964
     25,200 Smartforce Pub Ltd., Co...............      623,700
     26,300 Stellent, Inc. (c)....................      777,428
     64,500 Sybase, Inc. (b)......................    1,016,520
     15,200 Symantec Corp. (b) (c)................    1,008,216
     20,900 THQ, Inc. (b).........................    1,013,023
     10,100 Titan Corp. (b).......................      251,995
     65,300 Verity, Inc. (b)......................    1,322,325
     35,300 Websense, Inc. (b)....................    1,132,071
     16,700 Zomax Optical Media, Inc. (b).........      133,433
                                                   ------------
                                                     36,149,518
                                                   ------------

            TECHNOLOGY--0.2%
     17,800 Optimal Robotics Corp. (c)............      631,010
                                                   ------------

            TRUCKING & FREIGHT FORWARDING--1.5%
     22,100 Expeditors International of Washington
             Inc..................................    1,258,595
     65,900 Forward Air Corp. (b) (c).............    2,235,328
     56,800 UTI Worldwide, Inc....................    1,111,576
                                                   ------------
                                                      4,605,499
                                                   ------------
            Total Common Stocks
             (Identified Cost $296,028,932).......  301,717,190
                                                   ------------
 SHORT TERM INVESTMENTS--3.5%

   FACE
  AMOUNT
            MONEY MARKET FUNDS--3.5%
$10,346,079 T. Rowe Price Reserve Investment Fund. $ 10,346,079
                                                   ------------
            Total Short Term Investments
             (Identified Cost $10,346,079)........   10,346,079
                                                   ------------
            Total Investments--104.5%
             (Identified Cost $306,375,011) (a)...  312,063,269
            Other assets less liabilities.........  (13,364,166)
                                                   ------------
            TOTAL NET ASSETS--100%................ $298,699,103
                                                   ============

                See accompanying notes to financial statements.

                                    MSF-170

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE SMALL CAP GROWTH PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 NOTES TO PORTFOLIO OF INVESTMENTS


(a)Federal Tax Information:
   At December 31, 2001 the net unrealized appreciation on investments based on cost of $308,199,584 for federal income tax purposes was as follows:

Aggregate gross unrealized appreciation for all investments in which there is an excess of value over tax cost $ 55,185,736
Aggregate gross unrealized depreciation for all investments in which there is an excess of tax cost over value  (51,322,051)
                                                                                                               ------------
Net unrealized appreciation................................................................................... $  3,863,685
                                                                                                               ============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $27,870,500 with collateral backing valued at $29,280,772.

Key to Abbreviations:
ADR--An American Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.

                See accompanying notes to financial statements.

                                    MSF171

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE SMALL CAP GROWTH PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

ASSETS
 Investments at value..................................             $312,063,269
 Cash..................................................                   12,012
 Receivable for:
   Securities sold.....................................                1,126,531
   Fund shares sold....................................                    4,297
   Dividends and interest..............................                   41,607
   Collateral on securities loaned.....................               29,280,772
 Prepaid expenses......................................                    1,796
                                                                    ------------
    Total Assets.......................................              342,530,284
LIABILITIES
 Payable for:
   Fund shares redeemed................................ $14,391,372
   Return of collateral for securities loaned..........  29,280,772
 Accrued expenses:
   Management fees.....................................     130,617
   Other expenses......................................      28,420
                                                        -----------
    Total Liabilities..................................               43,831,181
                                                                    ------------
NET ASSETS.............................................             $298,699,103
                                                                    ============
 Net assets consist of:
   Capital paid in.....................................             $320,378,092
   Accumulated net realized gains (losses).............              (27,367,247)
   Unrealized appreciation (depreciation) on
    investments........................................                5,688,258
                                                                    ------------
NET ASSETS.............................................             $298,699,103
                                                                    ============
Computation of offering price:
CLASS A
Net asset value and redemption price per share
 ($298,699,005 divided by 25,131,791 shares of
 beneficial interest)..................................             $      11.89
                                                                    ============
CLASS E
Net asset value and redemption price per share ($98
 divided by 8 shares of beneficial interest)...........             $      11.80
                                                                    ============
Identified cost of investments.........................             $306,375,011
                                                                    ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

INVESTMENT INCOME
 Dividends...........................................            $    410,718
 Interest............................................                395,346 (a)
                                                                 ------------
                                                                      806,064
EXPENSES
 Management fees..................................... $1,534,405
 Directors fees and expenses.........................     11,746
 Custodian...........................................    132,173
 Audit and tax services..............................     15,884
 Legal...............................................      1,018
 Printing............................................    124,475
 Insurance...........................................      3,606
 Miscellaneous.......................................        913
                                                      ----------
 Total expenses......................................               1,824,220
                                                                 ------------
NET INVESTMENT LOSS..................................              (1,018,156)
                                                                 ------------
REALIZED AND UNREALIZED GAIN (LOSS)
Realized gain (loss) on:
 Investments--net....................................             (24,816,650)
Unrealized appreciation (depreciation) on:
 Investments--net....................................              (4,799,336)
                                                                 ------------
Net gain (loss)......................................             (29,615,986)
                                                                 ------------
NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS            $(30,634,142)
                                                                 ============

(a)Income on securities loaned $127,689


                See accompanying notes to financial statements.

                                    MSF-172

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE SMALL CAP GROWTH PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                                        YEAR ENDED    YEAR ENDED
                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           2001          2000
                                                                                       ------------  ------------
FROM OPERATIONS
 Net investment loss.................................................................. $ (1,018,156) $   (642,895)
 Net realized gain (loss).............................................................  (24,816,650)   24,829,921
 Unrealized appreciation (depreciation)...............................................   (4,799,336)  (61,005,224)
                                                                                       ------------  ------------
 INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS....................................  (30,634,142)  (36,818,198)
                                                                                       ------------  ------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
 Net realized gain
   Class A............................................................................  (25,677,765)            0
                                                                                       ------------  ------------
 TOTAL DISTRIBUTIONS..................................................................  (25,677,765)            0
                                                                                       ------------  ------------
 INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS....................   17,668,253   104,643,313
                                                                                       ------------  ------------
 TOTAL INCREASE (DECREASE) IN NET ASSETS..............................................  (38,643,654)   67,825,115
                                                                                       ------------  ------------
NET ASSETS
 Beginning of the year................................................................  337,342,757   269,517,642
                                                                                       ------------  ------------
 End of the year...................................................................... $298,699,103  $337,342,757
                                                                                       ============  ============
UNDISTRIBUTED NET INVESTMENT
 End of the year...................................................................... $          0  $          0
                                                                                       ============  ============

OTHER INFORMATION:
CAPITAL SHARES
 Transactions in capital shares were as follows:

                                                                       YEAR ENDED                  YEAR ENDED
                                                                    DECEMBER 31, 2001           DECEMBER 31, 2000
                                                               --------------------------  --------------------------
                                                                 SHARES           $          SHARES           $
                                                               -----------  -------------  -----------  -------------
CLASS A
  Sales.......................................................  22,330,134  $ 261,675,508   16,617,366  $ 264,664,213
  Reinvestments...............................................   2,213,600     25,677,765            0              0
  Redemptions................................................. (23,002,837)  (269,685,120) (10,157,416)  (160,020,900)
                                                               -----------  -------------  -----------  -------------
  Net increase (decrease).....................................   1,540,897  $  17,668,153    6,459,950  $ 104,643,313
                                                               ===========  =============  ===========  =============
CLASS E
  Sales.......................................................           8  $         100            0  $           0
  Reinvestments...............................................           0              0            0              0
  Redemptions.................................................           0              0            0              0
                                                               -----------  -------------  -----------  -------------
  Net increase (decrease).....................................           8  $         100            0  $           0
                                                               ===========  =============  ===========  =============
  Increase (decrease) derived from capital share transactions.   1,540,905  $  17,668,253    6,459,950  $ 104,643,313
                                                               ===========  =============  ===========  =============

                See accompanying notes to financial statements.

                                    MSF-173

METROPOLITAN SERIES FUND, INC.
T. ROWE PRICE SMALL CAP GROWTH PORTFOLIO

 FINANCIAL HIGHLIGHTS


                                                                                  CLASS A                             CLASS E
                                                          -----------------------------------------------------    --------------
                                                                                                  MARCH 3, 1997(A) MAY 1, 2001(A)
                                                                  YEAR ENDED DECEMBER 31,             THROUGH         THROUGH
                                                          --------------------------------------    DECEMBER 31,    DECEMBER 31,
                                                            2001      2000      1999      1998          1997            2001
                                                          --------  --------  --------  --------  ---------------- --------------
NET ASSET VALUE, BEGINNING OF PERIOD..................... $  14.30  $  15.73  $  12.29  $  11.88      $ 10.00          $12.22
                                                          --------  --------  --------  --------      -------          ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment loss....................................    (0.04)    (0.03)    (0.03)     0.00         0.00            0.00
  Net realized and unrealized gain (loss) on investments.    (1.27)    (1.40)     3.47      0.41         1.88           (0.42)
                                                          --------  --------  --------  --------      -------          ------
  Total from investment operations.......................    (1.31)    (1.43)     3.44      0.41         1.88           (0.42)
                                                          --------  --------  --------  --------      -------          ------
LESS DISTRIBUTIONS
  Distributions from net investment income...............     0.00      0.00      0.00      0.00         0.00            0.00
  Distributions from net realized capital gains..........    (1.10)     0.00      0.00      0.00         0.00            0.00
                                                          --------  --------  --------  --------      -------          ------
  Total distributions....................................    (1.10)     0.00      0.00      0.00         0.00            0.00
                                                          --------  --------  --------  --------      -------          ------
NET ASSET VALUE, END OF PERIOD                            $  11.89  $  14.30  $  15.73  $  12.29      $ 11.88          $11.80
                                                          ========  ========  ========  ========      =======          ======
TOTAL RETURN (%).........................................     (9.0)     (9.1)     28.0       3.5        18.8 (b)         (3.4)(b)
Ratio of operating expenses to average net assets before
 expense reductions (%)..................................     0.61      0.58      0.61      0.67        0.67 (c)         0.76 (c)
Ratio of operating expenses to average net assets after
 expense reductions (%)(d)...............................       --      0.58        --        --           --              --
Ratio of net investment income/(loss) to average net
 assets (%)..............................................    (0.34)    (0.19)    (0.27)    (0.02)       0.01 (c)         0.00 (c)
Portfolio turnover rate (%)..............................       38        68        68        38          13 (c)           38
Net assets, end of period (000).......................... $298,699  $337,343  $269,518  $189,132      $94,020          $  0.1
The Ratios of operating expenses to average net assets
 without giving effect to the voluntary expense agreement
 would have been (%).....................................       --        --        --        --        0.86 (c)           --

(a) Commencement of operations.
(b) Periods less than one year are not computed on an annualized basis.
(c) Computed on an annualized basis.
(d) The Portfolio has entered into arrangements with certain brokers who paid a portion of the Portfolio's expenses.

                See accompanying notes to financial statements.

                                    MSF-174

METROPOLITAN SERIES FUND, INC.

 MORGAN STANLEY EAFE INDEX PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS



 INVESTMENT OBJECTIVE
 TO EQUAL THE PERFORMANCE OF THE MSCI EAFE INDEX.

 INCEPTION DATE  11/9/98

 ASSET CLASS
 INTERNATIONAL STOCKS

                                  NET ASSETS
                                $116.9 MILLION

                             PORTFOLIO MANAGEMENT
                         METLIFE INVESTMENT DEPARTMENT

PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the Morgan Stanley EAFE Index Portfolio returned -21.7%. The Morgan Stanley Capital International
(MSCI) EAFE(R) Index/6/, which the Portfolio is designed to track, returned -21.4% for the same period. Dividend income accounted for 1.2% of this year's total return. The portfolio cannot exactly duplicate the MSCI EAFE(R) Index's return because of differences that primarily result from sampling, pricing and transaction costs.

Overall weakness in the global economy caused the Index to post negative returns every month, with the exception of April, through the end of September. At its lowest point, on September 21, the EAFE benchmark was down -32.4%. The index then rallied 16.2% between its low and the end of the year.

PORTFOLIO ACTIVITY
Of the 21 countries that constitute the EAFE Index, 19 had negative returns for the year. Japan, the second largest country in EAFE, decreased by nearly 30%. This sharp drop in Japan accounted for over 30% of the total benchmark return for the year. As of December 31, Japan's weighting was 20% of the total benchmark. The worst performing country this year was Finland, down approximately, 38%. However, due to its smaller weighting of 2.3%, Finland had little impact on the overall performance of the index. The only two countries to experience positive returns this year were New Zealand, up over 9.5%, and Australia, up 2.5%.

There were two noteworthy events in the EAFE Index this year. First, in April, Greece was added to the benchmark with a weighting of 0.3%. Next, at the end of November, EAFE underwent the first of two phases of rebalancing to move toward a new Provisional index series that is designed to adjust for the limited free float of certain securities in the index.

PORTFOLIO OUTLOOK/A/
Factors that could impact EAFE stock prices in the coming quarter include global interest rates, developments in the War on Terrorism, oil prices, continued market volatility and the Euro.


                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                                 % OF TOTAL
SECURITY                                                         NET ASSETS
---------------------------------------------------------------------------
*ISHARES MSCI EAFE INDEX FUNDS..................................    3.6%
VODAFONE AIRTOUCH, PLC..........................................    2.6
BP AMCO, PLC....................................................    2.5
GLAXOSMITHKLINE.................................................    2.3
NOKIA AB OYJ....................................................    1.8
HSBC HOLDINGS, PLC..............................................    1.6
ROYAL DUTCH PETROLEUM...........................................    1.6
NOVARTIS AG.....................................................    1.5
TOTAL FINA S.A..................................................    1.4
NESTLE S.A......................................................    1.2

 *Please note that this security is an investment fund and not a common stock.

                See footnotes to Portfolio Manager Commentary.

        A $10,000 INVESTMENT COMPARED TO MSCI EAFE INDEX SINCE 11/9/98


                                    [CHART]

             Morgan Stanley         MSCI EAFE
          EAFE Index Portfolio        Index
          --------------------      ---------
11/98            10,000              10,000
12/98            10,811              10,927
12/99            13,504              13,873
12/00            11,548              11,908
12/01             9,039               9,354


--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                MORGAN STANLEY EAFE     MSCI
                                  INDEX PORTFOLIO       EAFE
                            CLASS A CLASS B   CLASS E   INDEX
1 Year                       -21.7%    N/A       N/A    -21.4%
3 Years                       -5.8     N/A       N/A     -5.1
Since Inception               -3.2   -21.8(a)  -16.2(b)  -2.1

--------------------------------------------------------------------------------

(a)Inception date was January 2, 2001.
(b)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                                    MSF-175

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--99.0% OF TOTAL NET ASSETS


                                                                  VALUE
 SHARES                                                         (NOTE 1A)
          AUSTRALIA--3.3%
    5,400 AMP Division Property Trust......................... $      7,132
   17,618 AMP, Ltd............................................      166,300
    9,798 Amcor, Ltd. (c).....................................       35,861
    5,785 Aristocrat Leisure..................................       19,544
   12,366 Australia & New Zealand Bank Group..................      112,731
    4,916 Australia Gas & Light Co., Ltd......................       22,857
    9,368 Boral, Ltd. (c).....................................       15,777
   17,064 Brambles Industries, Ltd............................       90,843
   63,548 Broken Hill Property Co. (c)........................      341,559
    2,239 CSL, Ltd............................................       59,014
   17,454 CSR, Ltd............................................       60,665
   15,108 Coca-Cola Amatil, Ltd...............................       46,255
    1,086 Cochlear, Ltd.......................................       25,294
   19,057 Coles Myer, Ltd.....................................       81,942
   21,045 Commonwealth Bank of Australia......................      322,534
    4,700 Computershare, Ltd..................................       12,703
   12,600 David Jones, Ltd....................................        7,611
   12,951 ERG, Ltd............................................        3,646
   29,052 Fosters Brewing Group, Ltd..........................       72,275
    6,300 Futuris Corp., Ltd..................................        5,966
   32,031 General Property Trust..............................       46,401
   30,658 Goodman Fielderlt...................................       21,657
   10,826 Harvey Norman Holding NpV...........................       22,444
    4,500 Iluka Resources.....................................       10,251
    6,300 James Hardie Industries.............................       19,327
   11,485 John Fairfax........................................       22,593
    3,986 Leighton Holdings, Ltd..............................       21,118
    5,939 Lend Lease Corp.....................................       39,673
   56,686 MIM Holdings, Ltd...................................       33,079
    1,580 Macquarie Bank, Ltd.................................       30,291
   12,756 Macquarie Infrastructure Group......................       22,854
   13,136 Mayne Nickless, Ltd.................................       46,263
    8,983 Mirvac Group........................................       17,795
   26,208 National Australia Bank.............................      427,420
    2,600 Newcrest Mining, Ltd. (b)...........................        5,510
   30,080 News Corp., Ltd.....................................      240,541
   41,746 Normandy Mining, Ltd................................       38,678
   13,147 Nrma Insurance Gro..................................       20,997
    4,931 Onesteel............................................        2,787
    1,500 Orica, Ltd..........................................        5,536
    6,600 Pacific Dunlop, Ltd.................................        3,480
    1,434 Paperlinx, Ltd. (b) (b).............................        3,576
    4,079 Publishing & Broadcasting, Ltd......................       20,462
   10,129 QBE Insurance Group, Ltd. (c).......................       39,820
    4,750 Rio Tinto, Ltd......................................       90,465
    9,953 Santos, Ltd.........................................       31,588
    8,730 Southcorp, Ltd. (c).................................       33,739
   13,421 Stockland Trust Group...............................       29,679
    6,096 Suncorp-Metway, Ltd.................................       43,780
    5,667 Tab Corp. Holdings, Ltd.............................       28,545

                                                                   VALUE
  SHARES                                                         (NOTE 1A)
           AUSTRALIA--(CONTINUED)
    87,056 Telstra Corp........................................ $    242,422
     8,180 Transurban Group....................................       18,311
    16,514 WMC, Ltd............................................       80,924
     5,702 Wesfarmers, Ltd.....................................       90,453
     3,722 Westfield Holdings..................................       32,111
    29,744 Westfield Trust.....................................       52,741
    28,393 Westpac Banking Corp................................      228,984
     3,878 Woodside Petroleum..................................       26,582
    16,934 Woolworths, Ltd.....................................       97,432
                                                                ------------
                                                                   3,800,818
                                                                ------------

           AUSTRIA--0.1%
       529 BWT AG..............................................       11,540
       100 Bohler Uddeholm AG..................................        4,005
       200 Flughafen Wien AG...................................        5,342
         1 Lenzing AG..........................................           65
       300 Mayr-Melnhof Karton AG (c)..........................       14,200
       448 OMV Handels AG......................................       37,543
       461 Oesterreichischet Elektrizitatswirtsch..............       34,479
     3,015 Telekom Austria AG (c)..............................       24,992
       100 VA Technologie AG...................................        2,198
     1,298 Wienerberger Baustoffindustrie AG...................       18,202
                                                                ------------
                                                                     152,566
                                                                ------------

           BELGIUM--1.0%
     1,550 Agfa Gevaert NV.....................................       20,963
       375 Barco NV............................................       13,155
       310 Bekaert S.A.........................................       11,943
     1,347 Delhaize-Le Lion S.A................................       70,101
     5,756 Dexia...............................................       82,768
       816 Electrabel S.A......................................      170,011
    16,501 Fortis..............................................      428,272
     1,609 GPE Bruxelles Lam...................................       84,595
     2,611 Interbrew...........................................       71,486
     3,238 KBC Bankverzekerin NpV..............................      108,690
     1,193 Solvay S.A..........................................       71,859
     2,054 UCB S.A.............................................       83,157
                                                                ------------
                                                                   1,217,000
                                                                ------------

           BERMUDA--0.1%
    51,000 Johnson Electric Holdings...........................       53,630
    24,000 South China Morning Post............................       15,081
       533 Union Miniere (c)...................................       21,000
                                                                ------------
                                                                      89,711
                                                                ------------

           DENMARK--0.8%
       400 Bang & Olufsen Holdings.............................        9,341
       400 Carlsberg AS-B (c)..................................       16,718
         8 Dampskibsselskabe Svendborg.........................       72,811

                See accompanying notes to financial statements.

                                    MSF-176

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                                   VALUE
  SHARES                                                         (NOTE 1A)
           DENMARK--(CONTINUED)
        12 Dampskibsselskabet at 1912 (c)...................... $     81,912
       800 Danisco.............................................       28,645
    12,100 Den Danske Bank (c).................................      194,170
       700 FLS Industries (Series B)...........................        5,910
       400 Group 4 Falck.......................................       44,788
       500 ISS A/S (b).........................................       24,609
       500 NKT Holding.........................................        6,437
     1,000 Navision Software A/S (b)...........................       26,825
     5,300 Novo Nordisk A/S....................................      216,749
     1,500 Novozymes A/S (B Shares)............................       30,268
     3,400 Tele Danmark A/S....................................      121,132
     1,000 Topdanmark A/S......................................       23,352
     1,400 Vestas Wind Systems A/S (c).........................       38,226
     1,400 William Demant Holding A/S (c)......................       36,381
                                                                ------------
                                                                     978,274
                                                                ------------

           FINLAND--2.2%
       600 Amer Group (c)......................................       15,760
         1 Finnlines Oyj.......................................           20
     5,000 Fortum Oyj (c)......................................       21,146
       200 Instrumentarium Oyj (Class B) (c)...................        8,369
     1,000 Kesko (c)...........................................        9,171
       300 Kone Corp...........................................       22,170
     3,400 Metso Oyj...........................................       35,722
    79,800 Nokia AB Oyj........................................    2,057,653
     2,600 Outokumpu Oyj.......................................       27,432
       700 Oyj Hartwall Abp (c)................................       14,273
       200 Pohjola Insurance Group Series B....................        3,535
     1,600 Rautaruukki Oyj (c).................................        5,841
     6,200 Sampo (c)...........................................       48,579
    14,900 Sonera Oyj..........................................       75,486
     5,400 Stora Enso Oyj......................................       69,139
     1,400 Tietoenator Oyj (c).................................       37,084
     3,900 UPM-Kymmene Oyj.....................................      129,349
       500 Uponor Oyj..........................................        8,347
     1,400 vartsila Oyj AB (Class B) (c).......................       25,928
                                                                ------------
                                                                   2,615,004
                                                                ------------

           FRANCE--10.1%
    26,136 AXA.................................................      546,164
     3,064 Accor S.A. (c)......................................      111,388
     1,458 Air Liquide.........................................      204,330
    19,670 Alcatel Optronics...................................      336,261
       524 Altran Technologies.................................       23,678
    12,640 Aventis S.A.........................................      897,529
       953 BIC.................................................       32,549
     7,027 BNP Paribas (c).....................................      628,792
     4,149 Bouygues S.A. (b)...................................      135,945
     1,851 Cap Gemini..........................................      133,659
    10,226 Carrefour...........................................      531,728

                                                                   VALUE
  SHARES                                                         (NOTE 1A)
           FRANCE--(CONTINUED)
     1,340 Casino Guich Perr (c)............................... $    103,382
       653 Castorama Dubois....................................       33,635
     1,403 Cie de St. Gobain (c)...............................      211,738
       463 Club Mediterranee (c)...............................       16,902
     1,749 Dassault Systemes S.A. (c)..........................       84,092
     1,620 Essilor International...............................       48,969
    11,716 France Telecom S.A. (c).............................      468,378
     2,369 Groupe Danone.......................................      288,972
       269 Imerys (c)..........................................       25,819
     8,577 L'Oreal S.A. (c)....................................      617,810
     6,216 LVMH Moet Hennessy Louis Vuitton (b) (c)............      252,929
     2,072 Lafarge S.A. (c)....................................      193,524
     2,087 Lagardere Sca (c)...................................       87,336
     1,937 Michelin (Class B)..................................       63,898
     1,033 Pechiney International NV...........................       53,254
       961 Pernod Ricard (c)...................................       74,441
     3,992 Peugoet S.A.........................................      169,721
     1,580 Pinault-Printemps-Redoute S.A. (c)..................      203,421
     2,232 Publicis S.A. (c)...................................       59,122
       996 Renault S.A.........................................       35,126
    12,013 ST Microelectronics (c).............................      385,591
       557 Sagem S.A. (c)......................................       34,096
     9,284 Sanofi-Synthelabo S.A. (c)..........................      692,707
     2,882 Schneider Electric (c)..............................      138,567
     6,194 Society General de France S.A.......................      346,615
     2,594 Sodexho Alliance....................................      110,885
    15,514 Suez (c)............................................      469,649
       257 Technip-Coflexip S.A................................       34,324
     1,053 Television Francaise S.A............................       26,617
     1,951 Thales S.A. (b).....................................       67,313
       881 Thomson Multimedia..................................       27,062
    11,333 Total Fina S.A......................................    1,618,527
       660 Unibail S.A. (c)....................................       33,525
     4,248 Usinor Sacilor (c)..................................       53,141
     1,204 Valeo S.A...........................................       48,026
     1,244 Vinci (c)...........................................       72,937
    16,544 Vivendi Universal...................................      905,913
        70 Zodiac..............................................       12,708
                                                                ------------
                                                                  11,752,695
                                                                ------------

           GERMANY--7.5%
       600 Adidas-Salomon AG (c)...............................       45,035
     3,400 Allianz Holdings AG (c).............................      805,251
       600 Altana AG...........................................       29,916
     9,900 BASF AG.............................................      368,012
    12,350 Bayer AG............................................      393,659
     7,704 Bayerishe Hypo-und Vereinsbank AG...................      235,415
     1,000 Beiersdorf AG (c)...................................      113,522
         1 Bilfinger & Berger Bau-AG (c).......................           22

                See accompanying notes to financial statements.

                                    MSF-177

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                                   VALUE
  SHARES                                                         (NOTE 1A)
           GERMANY--(CONTINUED)
       660 Buderus AG.......................................... $     18,158
     1,800 Continental AG......................................       23,800
    16,350 DaimlerChrysler AG..................................      703,858
     9,500 Deutsche Bank AG....................................      671,606
     2,750 Deutsche Post AG....................................       36,703
    42,550 Deutsche Telekom AG.................................      731,186
       600 Douglas Holdings AG.................................       16,561
    11,630 EON Bank AG.........................................      602,454
     1,250 Epcos (c)...........................................       61,769
     1,100 Fresenius Medical Care AG (c).......................       68,069
     1,200 GEHE AG (c).........................................       46,477
       782 Heidelberger Zement AG..............................       37,599
         1 Hochtief AG.........................................           14
     2,850 Infineon Technologies AG (c)........................       58,237
     1,950 Karstadt Quelle AG (c)..............................       77,088
     1,850 Linde AG............................................       74,947
     5,750 Lufthansa AG (c)....................................       75,924
     1,750 MAN AG (c)..........................................       37,006
       450 Marschollek Lauten..................................       32,779
     1,850 Merck KGaA..........................................       68,342
     3,800 Metro AG............................................      134,829
     2,200 Muenchener Ruckverssicherungs AG....................      597,341
       100 Porsche AG (c)......................................       38,010
     2,650 Preussag AG.........................................       65,122
     7,600 RWE AG..............................................      285,560
       500 RWE AG (Non-Voting).................................       13,912
     4,550 SAP AG..............................................      592,688
     3,150 Schering AG.........................................      167,158
    15,050 Siemens AG..........................................      996,296
     7,800 Thyssen Krupp AG (c)................................      113,827
     4,950 Volkswagen AG (c)...................................      231,385
     1,900 Volkswagen AG (Non-Voting) (c)......................       58,956
     5,066 WCM Beteil & Grundbe (c)............................       55,030
                                                                ------------
                                                                   8,783,523
                                                                ------------

           GREECE--0.4%
     2,800 Alpha Bank A.E......................................       49,911
     3,600 Athens Water Supply & Sewage........................       20,386
     1,700 Bank of Piraeus.....................................       15,106
     1,600 Coca-Cola Hellenic Bottling Company S.A.............       23,078
       900 Commercial Bank of Greece...........................       29,729
     1,700 EFG Eurobank Ergas..................................       23,643
     2,800 Hellenic Petroleum S.A..............................       17,352
     4,500 Hellenic Telecommunications Organization S.A........       73,322
     1,300 Intracom S.A........................................       16,668
     3,200 National Bank of Greece.............................       76,130
     3,400 Panafon Hellenic Telecom S.A........................       17,558
       600 Titan Cement Co.....................................       21,348
     2,300 Viohalco............................................       18,758
                                                                ------------
                                                                     402,989
                                                                ------------

                                                                   VALUE
  SHARES                                                         (NOTE 1A)
           HONG KONG--1.8%
    21,000 Bank of East Asia, Ltd.............................. $     45,243
    37,000 CLP Holdings........................................      141,161
    52,000 Cathay Pacific Air..................................       66,685
    13,000 Cheung Kong Holdings, Ltd...........................      135,037
    46,000 Giordano International, Ltd.........................       20,352
    22,600 Hang Seng Bank......................................      248,523
    19,000 Henderson Land Development Co.......................       86,498
    85,879 Hong Kong & China Gas Co., Ltd......................      105,726
    12,000 Hong Kong Electric Co., Ltd.........................       44,628
    54,400 Hutchison Whampoa, Ltd..............................      526,709
    15,000 Hysan Development Co................................       15,100
    40,000 Li & Fung, Ltd......................................       44,884
    26,000 New World Development Co............................       22,673
   205,844 Pacific Century (c).................................       56,755
    37,000 Shangri La Asia, Ltd................................       28,944
    60,000 Sino Land Co........................................       23,853
    32,000 Sun Hung Kai Properties, Ltd........................      258,532
    22,500 Swire Pacific, Ltd..................................      122,630
     4,000 Television Broadcasts...............................       17,338
    38,000 Wharf Holdings......................................       92,833
                                                                ------------
                                                                   2,104,104
                                                                ------------

           IRELAND--0.8%
    15,100 Allied Irish Banks, Plc.............................      174,780
     8,400 Bk Of Ireland.......................................       77,932
     8,645 CRH, Plc............................................      152,636
     1,600 DCC, Plc............................................       17,166
     5,600 Elan Corp. (b)......................................      259,276
     6,000 Independent Newspapers, Plc.........................       11,219
       900 Iona Technologies...................................       18,631
     4,800 Irish Life & Permanent, Plc.........................       48,721
    20,300 Jefferson Smurfit, Plc. (b).........................       44,283
     2,400 Kerry Group, Plc....................................       29,169
    11,200 Ryanair Holdings, Plc...............................       70,802
    18,700 Waterford Wedgewood, Plc............................       14,652
                                                                ------------
                                                                     919,267
                                                                ------------

           ITALY--3.9%
    41,900 Alitalia Linee Aeree Italiane SpA (c)...............       37,381
     3,000 Alleanza Assicurazioni..............................       32,988
     2,900 Arnoldo Mondadori Ediore SpA (c)....................       18,333
    19,000 Assicuraziono Generali SpA (c)......................      527,812
     4,200 Autogrill SpA.......................................       38,929
    18,100 Autostrade SpA......................................      125,702
    14,100 BCA Naz del Lavoro (c)..............................       28,561
    19,100 BCA di Roma (c).....................................       37,839
    78,200 Banca Intesa SpA....................................      195,652
     5,300 Banca Populare di Milano SpA (c)....................       18,498
     2,830 Benetton Group SpA (c)..............................       32,051
    27,800 Bipop Carire (c)....................................       46,039

                See accompanying notes to financial statements.

                                    MSF-178

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                                   VALUE
  SHARES                                                         (NOTE 1A)
           ITALY--(CONTINUED)
     4,600 Bulgari (c)......................................... $     35,715
    51,175 ENE (c).............................................      288,425
    57,300 Eni SpA (c).........................................      718,337
     6,120 FIAT SpA (c)........................................       98,192
     1,300 FIAT SpA Priv.......................................       14,353
     1,400 FIAT SpA Rnc........................................       14,410
     3,800 Gr Ed L Espresso (c)................................       11,368
    12,800 Intesa BCI SpA (c)..................................       22,907
     4,052 Italcementi SpA (c).................................       31,748
     4,500 Italgas Societa Italiane (c)........................       42,230
     5,070 LA Rinascente SpA (c)...............................       17,650
    14,700 Mediaset SpA (c)....................................      107,456
     9,900 Mediobanca SpA (c)..................................      110,889
     8,788 Parmalat Finanz (c).................................       23,708
    29,000 Pirelli SpA (c).....................................       50,867
     8,980 RAS (c).............................................      105,781
    13,084 SNIA SpA (c)........................................       17,591
    18,600 Sao Paolo Imi SpA (c)...............................      199,559
    46,500 Seat Pagine Gialle (c)..............................       37,552
   108,700 Telecom Italia Mobile SpA (c).......................      606,831
    25,600 Telecom Italia SpA (c)..............................      136,761
    53,250 Telecom Italia SpA--RNC (c).........................      455,157
     2,700 Tiscali SpA (c).....................................       24,473
    67,850 Unicredito Italiano SpA (c).........................      272,456
                                                                ------------
                                                                   4,584,201
                                                                ------------

           JAPAN--19.4%
     1,800 Acom Co., Ltd.......................................      131,161
     1,500 Advantest...........................................       84,923
     5,000 Aeon Co., Ltd.......................................      112,925
     1,000 Aeon Credit Service.................................       57,226
    10,000 Ajinomoto Co., Inc..................................       97,665
     9,000 All Nippon Airways..................................       20,876
     2,000 Alps Electric Co. (c)...............................       13,582
     4,000 Amada Co............................................       15,871
     2,000 Amano Corp..........................................       11,979
     1,000 Aoyama Trading Co...................................        9,538
    38,000 Asahi Bank..........................................       23,775
     8,000 Asahi Breweries (c).................................       71,967
    20,000 Asahi Chemical Industry Co..........................       70,197
    17,000 Asahi Glass Co......................................      100,527
     1,100 Asatsu, Inc.........................................       21,486
    17,000 Ashikaga Bank (b)...................................       15,565
       700 Autobacs Seven Co...................................       16,290
    11,000 Bank of Fukuoka (c).................................       37,265
    19,000 Bank of Yokohama (c)................................       66,252
     2,000 Banyu Pharm.........................................       29,757
     1,600 Benesse Corp........................................       41,508
    14,000 Bridgestone Corp....................................      148,161
     1,000 CSK Corp............................................       23,424
    15,000 Canon, Inc..........................................      516,176
     5,000 Casio Computer Co...................................       21,670

                                                                   VALUE
  SHARES                                                         (NOTE 1A)
           JAPAN--(CONTINUED)
        26 Central Japan Railway............................... $    168,228
     6,000 Chiba Bank (c)......................................       19,594
     5,000 Chubu Electric Power (c)............................       90,035
     3,000 Chugai Pharmaceutical Co. (c).......................       34,770
     7,000 Chuo Mitsui Trust (c)...............................        6,943
     3,000 Citizen Watch Co....................................       14,947
     3,000 Credit Saison Co....................................       58,370
    11,000 Dai-Nippon Printng Co...............................      109,950
     6,000 Daicel Chemical Industries..........................       17,626
     8,000 Daiei, Inc. (b) (c).................................        4,517
     2,000 Daifuku Co..........................................        8,088
     5,000 Daiichi Pharmacy Co.................................       97,284
     4,000 Daikin Industries...................................       62,719
     4,000 Daimaru, Inc........................................       16,084
     9,000 Dainippon Ink & Chemicals, Inc. (c).................       12,841
     7,000 Dainippon Screen Manufacturing Co. (b)..............       22,005
     2,000 Daito Trust.........................................       30,597
    37,000 Daiwa Bank Holdings (c).............................       23,150
    10,000 Daiwa House Industries..............................       57,073
    22,000 Daiwa Securities Group, Inc.........................      115,657
     8,000 Denki Kagaku Kogyo..................................       18,556
    12,000 Denso Corp..........................................      158,950
        57 East Japan Railway..................................      275,301
     4,000 Ebara Corp (c)......................................       24,111
     5,000 Eisai Co............................................      124,371
     3,000 Fanuc, Ltd..........................................      127,728
     1,000 Fuji Machine Manufactoring..........................       13,047
     8,000 Fuji Photo Film Co..................................      285,671
       400 Fuji S Ware Abc.....................................       15,932
         6 Fuji Television Network, Inc........................       24,218
     5,000 Fujikura (c)........................................       18,770
     2,000 Fujisawa Pharmaceutical Co..........................       46,086
    32,000 Fujitsu.............................................      232,932
     9,000 Furukawa Electric Co., Ltd..........................       47,795
     9,000 Gunma Bank..........................................       41,203
     6,000 Gunze, Ltd..........................................       21,700
     4,000 Hankyu Dept Stores..................................       24,050
       500 Hirose Electric.....................................       34,068
    50,000 Hitachi.............................................      366,245
     1,000 Hitachi Software (c)................................       33,725
    21,000 Hitachi Zosen Corp..................................        9,774
     8,000 Hokuriku Bank (b)...................................        8,729
    13,200 Honda Motor Co......................................      526,751
     2,000 House Food Corp.....................................       16,405
     1,700 Hoya Corp...........................................      101,564
     4,000 Isetan Co...........................................       40,989
     5,000 Ishihara Sangyo (c).................................        7,020
    17,000 Ishikawajima-Harima Heavy Industries Co (b).........       26,461
     6,000 Ito-Yokado Co.......................................      271,021
    20,000 Itochu Corp (b).....................................       45,170

                See accompanying notes to financial statements.

                                    MSF-179

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                                   VALUE
  SHARES                                                         (NOTE 1A)
           JAPAN--(CONTINUED)
     1,000 Itochu Techno Scie.................................. $     41,355
     5,000 JGC Corp (c)........................................       36,892
    25,000 Japan Air Lines Co..................................       59,896
    12,000 Japan Energy Corp (b) (c)...........................       13,460
        23 Japan Tobacco, Inc..................................      144,781
    14,000 Joyo Bank...........................................       38,776
    17,000 Kajima Corp.........................................       46,177
     3,000 Kaken Pharm (c).....................................       16,344
     7,000 Kamigumi Co.........................................       28,735
     6,000 Kanebo (b)..........................................        9,156
     7,000 Kaneka Corp.........................................       42,675
    13,800 Kansai Electric Power...............................      197,639
    10,000 Kao Corp............................................      207,920
     1,000 Katokichi Co........................................       15,947
    24,000 Kawasaki Heavy Industry (b).........................       21,975
    15,000 Kawasaki Kisen Kaisha, Ltd..........................       20,029
    49,000 Kawasaki Steel......................................       49,725
     9,000 Keihin Electric Express Railway (c).................       34,061
     5,000 Keio Dentetsu Ry....................................       24,607
     3,000 Kikkoman Corp.......................................       16,229
     5,000 Kinden Corp.........................................       23,386
    28,000 Kinki Nippon Railway Co. (c)........................       89,730
    15,000 Kirin Brewery Co....................................      107,241
     2,000 Kokuyo Co...........................................       16,786
    13,000 Komatsu.............................................       46,521
     1,000 Komori Corp.........................................       11,285
     2,000 Konami Co...........................................       59,362
     6,000 Konica Corp.........................................       35,297
     7,000 Koyo Seiko Co.......................................       24,676
    19,000 Kubota Corp.........................................       49,870
     5,000 Kuraray Co..........................................       31,932
     3,000 Kurita Water Industries.............................       37,243
     2,900 Kyocera Corp........................................      189,188
     3,000 Kyowa Exeo Corp (c).................................       17,832
     8,000 Kyowa Hakko Kogyo...................................       37,967
     3,000 Kyushu Electic Power................................       43,217
     1,000 Lawson, Inc.........................................       28,613
     1,000 Mabuchi Motor Co....................................       82,405
     3,000 Makita Corp.........................................       14,810
    22,000 Marubeni Corp. (c)..................................       13,261
     6,000 Marui Co............................................       70,960
     1,000 Matsushita Communications Industrial Co., Ltd. (c)..       27,087
    33,000 Matsushita Electric Industry Co.....................      423,768
     4,000 Matsushita Electric Works, Ltd......................       32,932
     3,000 Meiji Milk Product (c)..............................        7,348
     5,000 Meiji Seika Kaisha..................................       20,029
     1,200 Meitec Corp.........................................       29,300
     5,000 Minebea Co..........................................       26,934
    37,000 Mitsubishi Chemical.................................       78,766

                                                                   VALUE
  SHARES                                                         (NOTE 1A)
           JAPAN--(CONTINUED)
    22,000 Mitsubishi Corp..................................... $    142,851
    33,000 Mitsubishi Electric Corp............................      127,659
    20,000 Mitsubishi Estate...................................      146,345
     7,000 Mitsubishi Gas & Chemical...........................        9,774
    54,000 Mitsubishi Heavy Industry...........................      144,209
     2,000 Mitsubishi Logistc..................................       14,161
    12,000 Mitsubishi Material.................................       16,389
     9,000 Mitsubishi Rayon....................................       23,554
        76 Mitsubishi Tokyo Finance............................      509,721
    24,000 Mitsui & Co.........................................      118,846
     6,000 Mitsui Chemicals I..................................       19,228
    10,000 Mitsui Engineering & Shipbuilding (b)...............        9,919
    13,000 Mitsui Fudosan Co...................................       99,191
    20,000 Mitsui Marine & Fire Insurance......................       93,850
    12,000 Mitsui Mining Co....................................       39,371
    10,000 Mitsui Osk Lines....................................       20,143
     8,000 Mitsukoshi, Ltd. (b) (c)............................       22,463
       122 Mizuho Holdings.....................................      248,543
     2,000 Mori Seiki, Co......................................       11,979
     4,100 Murata Manufactoring Co.............................      245,887
    27,000 NEC Corp............................................      275,439
     7,000 NGK Insulators......................................       51,862
     4,000 NGK Spark Plug Co...................................       28,811
       800 NIDEC Corp. (c).....................................       42,118
     6,000 NSK, Ltd............................................       20,693
     5,000 NTN Corp............................................        8,088
     1,100 Namco (c)...........................................       20,983
     9,000 Nichirei Corp.......................................       19,983
    11,000 Nikko Securities, Ltd...............................       49,100
     6,000 Nikon Corp..........................................       46,193
     2,000 Nintendo Co.........................................      350,221
     2,000 Nippon COMSYS Corp..................................       10,697
    16,000 Nippon Express Co...................................       54,326
     3,000 Nippon Meat Packers.................................       31,818
    24,000 Nippon Mitsubishi Oil...............................       91,561
     5,000 Nippon Sheet Glass..................................       15,794
     2,000 Nippon Shokubai Co..................................        7,172
   114,000 Nippon Steel Corp...................................      164,398
        34 Nippon Telegraph & Telephone Corp...................      399,512
       134 Nippon Telephone & Telegraph Corp...................      436,579
        11 Nippon Unipac Holdings..............................       49,100
    19,000 Nippon Yusen Kabushiki Kaisha.......................       57,264
     8,000 Nishimatsu Construction Co. (c).....................       23,684
    53,000 Nissan Motor Co. (b)................................      281,055
     5,000 Nisshin Flour Mill..................................       30,139
     5,000 Nisshinbo Industries, Inc...........................       18,541
     2,000 Nissin Food Products................................       39,066
     3,000 Nitto Denko Corp....................................       69,358
    31,000 Nomura Securities...................................      397,375
     2,000 Noritake Co.........................................        7,600
    12,000 Obayashi Corp.......................................       34,061

                See accompanying notes to financial statements.

                                    MSF-180

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                    VALUE
  SHARES                                          (NOTE 1A)
           JAPAN--(CONTINUED)
    16,000 Oji Paper Co......................... $     63,605
     5,000 Okumura Corp (c).....................       12,284
     5,000 Olympus Optical Co...................       71,914
     5,000 Omron Corp...........................       66,763
     4,000 Onward Kashiyama.....................       38,395
     1,200 Oriental Land Co., Ltd...............       82,497
     1,200 Orix Corp............................      107,493
    40,000 Osaka Gas Co.........................       95,529
     3,000 Pioneer Electonic Corp...............       65,466
     2,000 Promise Co...........................      108,195
     5,000 Ricoh Co., Ltd.......................       93,087
     1,800 Rohm Co..............................      233,618
     1,100 SMC Corp.............................      111,964
     4,000 Sanden Corp..........................       11,750
     7,000 Sankyo Co............................      119,907
     1,000 Sanrio Co............................        7,897
    29,000 Sanyo Electric Co....................      136,968
    10,000 Sapporo Breweries....................       27,697
     3,500 Secom Co.............................      175,721
     2,000 Sega Enterprises (b) (c).............       39,905
     2,000 Seino Transport (c)..................        8,118
     6,000 Seiyu, Ltd. (b) (c)..................       12,498
    10,000 Sekisui Chemical.....................       26,324
    12,000 Sekisui House........................       86,983
     3,000 Seven Eleven Japan Co................      109,416
    17,000 Sharp Corp...........................      198,848
     1,000 Shimachu Co..........................       13,734
       500 Shimamura Co.........................       29,376
     1,500 Shimano, Inc.........................       17,053
    12,000 Shimizu Corp.........................       40,653
     7,100 Shin-Etsu Chemical Co................      255,158
     5,000 Shionogi & Co........................       85,457
     7,000 Shiseido Co..........................       64,680
    13,000 Shizuoka Bank........................       98,398
    19,000 Showa Denko K.K. (c).................       20,296
     6,000 Showa Shell Sekiyu (c)...............       31,863
     2,000 Skylark Co...........................       33,572
     8,000 Snow Brand Milk Products (c).........       13,246
     4,200 Softbank Corp. (c)...................       67,938
    14,800 Sony Corp............................      676,423
    77,000 Sumitomo Bank........................      326,072
    26,000 Sumitomo Chemical....................       88,280
    17,000 Sumitomo Corp........................       77,957
    13,000 Sumitomo Electric Industries.........       90,760
     2,000 Sumitomo Forestry....................       10,499
    17,000 Sumitomo Heavy Industry..............        9,080
    47,000 Sumitomo Metal Industries (b)........       15,062
     8,000 Sumitomo Metal Mining................       26,675
     4,000 Sumitomo Osaka Cement................        5,829
     4,000 Sumitomo Realty & Development Co. (c)       18,312

                                               VALUE
  SHARES                                     (NOTE 1A)
           JAPAN--(CONTINUED)
     7,000 Sumitomo Trust & Banking........ $     28,415
     1,000 TDK Corp........................       47,154
    16,000 Taiheiyo Cement (c).............       24,294
    18,000 Taisei Corp (c).................       39,005
     5,000 Taisho Pharmaceutical Co........       78,590
     2,000 Taiyo Yuden Co..................       30,292
     4,000 Takara Shuzo Co.................       33,633
     5,000 Takashimaya Co..................       29,490
    14,000 Takeda Chemical Industries, Ltd.      633,450
     1,800 Takefuji Corp...................      130,200
     1,000 Takuma Co.......................        6,844
    14,000 Teijin..........................       53,731
     5,000 Teikoku Oil Co..................       18,274
     3,000 Terumo Corp.....................       38,868
     7,000 The 77 Bank, Ltd................       30,925
     1,000 Tis, Inc........................       23,882
    12,000 Tobu Railway Co.................       31,589
    11,000 Toda Corp.......................       30,215
       300 Toho Co.........................       32,458
     8,000 Tohoku Electric Power...........      109,751
    23,000 Tokio Marine & Fire Insurance...      168,122
     1,000 Tokyo Broadcasting System.......       15,184
    21,800 Tokyo Electric Power............      464,078
     2,800 Tokyo Electron..................      137,372
    45,000 Tokyo Gas Co. (c)...............      120,517
     3,000 Tokyo Style Co..................       25,729
    16,000 Tokyu Corp. (c).................       48,222
     3,000 Tonen Gen Sekiyu................       19,342
    10,000 Toppan Printing Co..............       92,248
    22,000 Toray Industries, Inc...........       53,212
    49,000 Toshiba Corp....................      168,244
     7,000 Tosoh Corp......................       13,620
     5,000 Tostem Corp.....................       67,641
     4,000 Toto, Ltd.......................       19,075
     4,000 Toyo Seikan Kaisha..............       51,091
    20,000 Toyobo Co.......................       25,027
     2,000 Toyota Industries (c)...........       29,147
    49,700 Toyota Motor Corp...............    1,258,996
       600 Trans Cosmos, Inc...............       15,611
     1,000 Trend Micro, Inc................       23,653
     2,000 UNY Co..........................       20,327
    15,000 Ube Industries..................       14,764
     1,100 Uni-Charm Corp. (c).............       22,997
     3,000 Wacoal Corp.....................       23,897
       700 World Co. (c)...................       21,097
     3,000 Yakult Honsha Co................       22,433
     2,000 Yamaha Corp.....................       14,802
     6,000 Yamanouchi Pharmaceutical.......      158,401
     7,000 Yamato Transport................      131,924
     2,000 Yamazaki Baking Co..............       10,972

                See accompanying notes to financial statements.

                                    MSF-181

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                  VALUE
 SHARES                                         (NOTE 1A)
          JAPAN--(CONTINUED)
    6,000 Yasuda Fire & Marine Insurance Co... $     34,335
    4,000 Yokogawa Electric (c)...............       31,894
                                               ------------
                                                 22,663,635
                                               ------------

          NETHERLANDS--5.6%
   24,611 ABN AMRO Holdings NV................      396,405
    7,133 ASML Holding NV (b).................      123,972
   19,180 Aegon NV............................      519,150
   13,124 Ahold Koninklijke NV................      381,873
    4,753 Akzo Nobel NV.......................      212,231
    2,074 Buhrmann NV.........................       22,769
    2,683 Eads Euro Aero......................       32,584
   12,018 Elsevier NV.........................      142,102
    1,186 Hagemeyer NV........................       22,176
    4,886 Heineken NV.........................      185,281
      362 IHC Caland NV.......................       16,922
   31,894 ING Bank NV.........................      813,304
      729 KLM NV (c)..........................        8,399
   25,325 Koninklijke Kpn NV..................      128,753
   22,263 Koninklijke Philips Electronics NV..      661,669
    1,195 Numico Kon NV.......................       27,855
    4,029 Oce NV..............................       40,429
    2,600 Qiagen NV...........................       48,614
   35,930 Royal Dutch Petroleum...............    1,820,289
    7,016 TNT Post Groep NV...................      151,798
    9,669 Unilever NV.........................      566,902
    1,777 VNU NV..............................       54,601
    1,383 Vedior NV...........................       16,587
    1,571 Vendex Kbb NV Cva...................       17,876
    4,633 Wolters Kluwer NV...................      105,602
                                               ------------
                                                  6,518,143
                                               ------------

          NEW ZEALAND--0.1%
   33,200 Carter Holt Harvey (c)..............       23,502
    8,500 Fletcher Building...................       10,406
   18,000 Fletcher Challenge (Forest Division)        1,649
   28,700 Telecom Corp. of New Zealand (c)....       59,753
    8,500 Warehouse Group.....................       23,360
                                               ------------
                                                    118,670
                                               ------------

          NORWAY--0.5%
      900 Bergesen D.Y. ASA...................       15,955
   10,700 Den Norske Bank ASA (c).............       48,196
      700 Elkem ASA...........................       11,707
    1,200 Frontline, Ltd (c)..................       12,443
    4,000 Kvaerner ASA (c)....................        3,858
    1,300 Merkantildata ASA (b)...............        1,536
    4,000 Norsk Hydro ASA.....................      167,683
    1,800 Norske Skogsindust..................       33,815

                                                     VALUE
  SHARES                                           (NOTE 1A)
           NORWAY--(CONTINUED)
       300 Opticom ASA........................... $     12,309
     4,000 Orkla ASA.............................       67,787
     2,800 Petroleum Geo-Services (b)............       21,696
     1,400 Smedvig ASA...........................       11,394
     6,300 Statoil ASA...........................       43,197
     3,100 Storebrand ASA........................       17,972
    10,700 Telenor ASA...........................       46,048
     3,600 Tomra Systems ASA.....................       34,518
                                                  ------------
                                                       550,114
                                                  ------------

           PORTUGAL--0.4%
    35,427 Banco Comercial Portugues.............      143,521
     2,517 Banco Espirito Santo & Comercial S.A..       32,428
    10,938 Brisa-Auto Estradas de Portugal S.A...       46,357
     1,943 Cimpor-Cimento de Portugal S.A........       34,081
    47,703 Electricidade de Portugal S.A.........      103,635
    18,566 Portugal Telecom S.A..................      144,643
    18,000 Sonae SGPS S.A........................       12,982
                                                  ------------
                                                       517,647
                                                  ------------

           SINGAPORE--0.8%
    22,000 Capitaland............................       22,280
    13,000 Chartered Semiconductor
            Manufactoring, Ltd. (c)..............       34,498
    12,000 City Developments.....................       39,317
     4,000 Creative Technology (c)...............       32,061
     3,000 Cycle & Carriage......................        5,004
    18,978 DBS Group Holdings, Inc. (c)..........      141,834
    16,000 Keppel Corp...........................       24,609
    15,000 Neptune Orient Lines (b)..............        7,880
     3,000 Overseas Union Enterprise.............       10,398
    18,400 Overseas-Chinese Banking Corp.........      109,612
     8,000 Parkway Holdings......................        4,159
    24,000 Sembcorp Industries...................       20,796
    18,000 Singapore Airlines....................      107,230
     6,000 Singapore Press Holdings, Ltd.........       70,836
    47,000 Singapore Technologies Engineering....       59,816
   105,000 Singapore Telecommunications, Ltd.....      100,081
    19,392 United Overseas Bank..................      133,375
    11,000 United Overseas Land, Ltd.............       10,068
     6,000 Venture Manufactoring, Ltd............       43,217
                                                  ------------
                                                       977,071
                                                  ------------

           SPAIN--3.1%
       600 ACS Actividades S.A...................       14,638
       980 Acerinox S.A. (c).....................       32,765
     5,194 Altadis S.A...........................       88,330
     4,919 Autopistas Cesa.......................       49,009
    73,239 Banco Central Hispanamericano S.A. (c)      613,625

                See accompanying notes to financial statements.

                                    MSF-182

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                        VALUE
  SHARES                                              (NOTE 1A)
           SPAIN--(CONTINUED)
    54,064 Banco de Bilbao Vizcaya Argentaria....... $    669,104
     3,711 Corp Mapfre S.A..........................       21,510
    17,378 Endesa S.A. (c)..........................      271,858
     2,224 Fomento de Construcciones & Contratas (c)       46,039
     4,837 Gas Natural SDG S.A. (c).................       80,536
     1,973 Grupo Dragados S.A.......................       26,403
    14,520 Iberdrola S.A. (c).......................      189,010
     3,626 Inditex..................................       69,122
     1,512 Metrovacesa S.A. (c).....................       20,867
       169 Puleva Biotech S.A.......................          449
    19,054 Repsol S.A. (c)..........................      277,889
     3,068 Sol Melia S.A............................       23,328
    75,084 Telefonica S.A. (b)......................    1,004,794
     3,300 Telepizza (c)............................        5,112
     3,098 Terra Networks, S.A......................       25,377
     4,499 Union Electric Fenosa (c)................       72,825
     3,421 Vallehermoso S.A.........................       21,291
     2,261 Zeltia S.A. (c)..........................       17,595
                                                     ------------
                                                        3,641,476
                                                     ------------

           SWEDEN--2.3%
     5,000 Assa Abloy (c)...........................       71,975
     1,800 Atlas Copco AB...........................       40,240
     1,200 Atlas Copco AB (Series B)................       25,225
     1,900 Drott AB.................................       19,562
     6,400 Electrolux AB............................       95,484
     2,400 Gambro AB................................       14,986
    11,200 Hennes & Mauritz AB......................      231,694
   136,400 LM Ericsson Telephone....................      741,185
       700 Modern Time Group (c)....................       15,415
    48,162 Nordic Baltic Holding....................      254,821
       500 SKF AB...................................        8,914
     3,300 SSAB Svenskt Stal AB.....................       32,246
     3,800 Sandvik AB (c)...........................       81,327
       500 Sapa AB..................................        6,864
     3,000 Sas AB...................................       19,448
     6,100 Securitas AB (c).........................      115,723
    10,100 Skand Enskilda BKN (c)...................       91,952
    15,900 Skandia Forsaekrings (c).................      115,199
     5,600 Skanska AB...............................       36,569
     3,900 Svenska Cellulosa AB.....................      106,705
    10,100 Svenska Handelsbanken....................      148,279
     1,000 Svenska Handelsbanken (Series B).........       13,918
     5,900 Swedish Match............................       31,216
     2,000 Tele2 AB (b).............................       72,071
    23,800 Telia (b) (c)............................      105,957
     4,100 Trelleborg AB (Class B)..................       31,464
     2,300 Volvo AB.................................       37,165
     5,300 Volvo AB (Series B) (c)..................       88,925

                                                     VALUE
  SHARES                                           (NOTE 1A)
           SWEDEN--(CONTINUED)
     3,000 WM-Data AB............................ $      7,522
                                                  ------------
                                                     2,662,051
                                                  ------------

           SWITZERLAND--7.1%
    20,280 ABB, Ltd..............................      195,435
     2,310 Adecco S.A............................      125,566
       350 Ascom Holding AG......................        6,166
       140 Charles Vogele Holdings...............        5,376
       550 Ciba Specialty Chemicals Holding, Inc.       34,369
     1,150 Clariant AG...........................       21,645
    19,350 Credit Suisse Group...................      825,140
       130 Fischer Georg AG......................       24,625
        60 Forbo Holdings AG.....................       18,250
       146 Givaudan AG (b).......................       44,496
       485 Holcim, Ltd. (Class B)................      104,577
       600 Kudelski S.A..........................       35,054
       700 Logitech International S.A............       25,613
        90 Lonza Group AG........................       58,815
     6,575 Nestle S.A............................    1,401,885
    48,800 Novartis AG...........................    1,763,537
        50 Publigroupe S.A.......................       10,089
     3,470 Richemont Cie Finance AG..............       64,476
     1,728 Roche Holdings AG.....................      141,546
    11,886 Roche Holdings AG (Bearer)............      848,335
       100 SGS Holding...........................       16,051
        60 Serono S.A............................       52,364
        40 Sulzer AG.............................        6,143
       430 Sulzer Medica AG......................       18,129
     1,700 Swatch Group AG.......................       33,687
       540 Swatch Group AG (Class B).............       48,542
     4,970 Swiss Reinsurance.....................      499,904
       880 Swisscom AG...........................      243,811
     2,008 Syngenta AG...........................      104,010
    22,490 UBS AG................................    1,135,133
       150 Unaxis Holding AG.....................       16,172
        80 Valora Holdings AG....................       11,636
     1,414 Zurich Financial Servicess AG.........      331,719
                                                  ------------
                                                     8,272,296
                                                  ------------

           UNITED KINGDOM--24.1%
    10,643 3i Group, Plc.........................      133,135
     3,304 AMEC, Plc.............................       18,994
    18,179 ARM Holdings, Plc. (b)................       94,983
     3,900 AWG, Plc..............................       30,651
     7,680 Airtours, Plc.........................       27,944
    13,491 Amvescap, Plc.........................      194,581
    29,631 AstraZeneca Group, Plc................    1,336,012
    17,409 BAA, Plc..............................      139,481
    38,061 BAE Systems, Inc......................      171,444
     9,370 BBA Group.............................       38,593

                See accompanying notes to financial statements.

                                    MSF-183

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                    VALUE
  SHARES                                          (NOTE 1A)
            UNITED KINGDOM--(CONTINUED)
     59,689 BG Group, Plc....................... $    243,240
      7,638 BOC Group, Plc......................      117,833
    379,695 BP Amoco, Plc.......................    2,950,929
    145,457 BT Group, Plc.......................      535,596
      3,291 BTG, Plc............................       36,019
      8,399 Balfour Beatty......................       21,147
     28,182 Barclays, Plc.......................      933,116
      4,584 Barratt Developments, Plc...........       28,571
      2,000 Berkeley Group, Plc.................       20,667
     19,272 Billiton............................       97,889
     15,666 Boots Co., Plc......................      133,268
      9,918 Brambles Industries, Plc............       49,078
     14,100 British Airways, Plc................       40,016
     33,832 British America Tobacco, Plc........      286,818
      8,190 British Land Co.....................       55,665
     23,963 British Sky Broadcasting Group, Plc.      263,661
      8,761 Bunzl, Plc..........................       56,103
     38,129 CGNU, Plc...........................      468,916
      7,000 CMG, Plc............................       24,756
     23,284 Cable & Wireless....................      111,998
     35,060 Cadbury Schweppes, Plc..............      223,495
      9,423 Canary Wharf Group, Plc.............       61,131
      9,261 Capita Group, Plc...................       66,078
      8,868 Carlton Communications, Plc.........       31,363
      4,577 Celltech Group......................       58,220
     65,222 Centrica, Plc.......................      210,732
     18,121 Chubb, Plc..........................       45,362
     36,378 Compass Group.......................      272,664
     40,164 Corus Group, Plc....................       42,087
      2,533 Daily Mail & General Tst............       23,889
      3,159 De Lousiana Rue Plc.................       20,835
     57,364 Diageo, Plc.........................      655,378
     31,242 Dixons Group, Plc...................      106,854
     12,522 EMI Group, Plc......................       65,062
          1 Eidos, Plc. (b).....................            3
      8,065 Electrocomponents, Plc..............       62,915
      5,213 Exel, Plc...........................       59,558
      9,904 FKI, Plc............................       26,666
      9,918 GKN, Plc............................       38,252
      7,689 George Wimpey, Plc..................       24,507
    105,547 GlaxoSmithKline, Plc................    2,646,755
     49,410 Granada Compass, Plc................      103,193
      5,188 Great Portland Est..................       18,499
     17,076 Great University Stores, Plc........      160,298
     60,240 HBOS, Plc...........................      697,880
    158,223 HSBC Holdings, Plc..................    1,856,040
      3,773 Hammerson, Plc......................       24,354
     12,348 Hanson, Plc.........................       85,184
     32,219 Hays, Plc...........................       97,534
     27,523 Hilton Group, Plc...................       84,520
      5,021 Imi.................................       19,657

                                                 VALUE
  SHARES                                       (NOTE 1A)
           UNITED KINGDOM--(CONTINUED)
    12,918 Imperial Chemical Industries, Plc. $     71,255
     4,328 Imperial Tobacco..................       57,069
    15,912 International Power, Plc..........       46,896
    53,437 Invensys, Plc.....................       92,743
    29,271 J. Sainsbury, Plc.................      155,920
     3,987 Johnson Matthey, Plc..............       55,358
     4,184 Kelda Group, Plc..................       21,617
    19,115 Kidde, Plc........................       18,639
    21,885 Kingfisher........................      127,724
     7,996 Land Securities, Plc..............       91,179
    54,849 Lattice Group.....................      124,531
    84,008 Legal & General Group.............      194,402
    93,997 Lloyds TSB Group..................    1,020,553
     6,623 Logica, Plc.......................       61,690
     2,001 Manitoba Group....................       34,714
    42,043 Marconi, Plc......................       25,547
    47,578 Marks & Spencer, Plc..............      249,975
    11,249 Misys, Plc........................       53,208
    24,553 National Grid Group, Plc..........      152,943
     2,769 Next, Plc.........................       36,069
    21,398 Novar, Plc........................       39,536
    10,961 Nycomed Amersham, Plc.............      106,005
    11,099 P&O Princess Cruise, Plc..........       64,614
    12,613 P&O, Plc..........................       43,644
     3,000 Pace Micro Technologies, Plc......       15,282
    13,130 Pearson, Plc......................      151,155
    22,000 Pilkington, Plc...................       35,861
     3,700 Provident Financial, Plc..........       34,733
    33,686 Prudential, Plc...................      390,252
     4,736 RMC Group, Plc....................       42,666
     6,700 Railtrack Group, Plc. (b).........            0
     8,000 Rank Group, Plc...................       26,779
     4,730 Reckitt & Benckiser...............       68,840
    21,113 Reed International, Plc...........      175,149
    32,021 Rentokil Group, Plc...............      128,625
    24,805 Reuters Group, Plc................      245,488
     7,001 Rexam, Plc........................       38,184
    18,010 Rio Tinto, Ltd....................      344,947
     9,066 Rolls Royce.......................       21,969
    11,945 Royal & Sun Alliance..............       68,626
    45,812 Royal Bank Scotland Group, Plc....    1,114,803
     3,000 SSL International, Plc............       23,687
     8,754 Safeway, Plc......................       40,770
    21,085 Sage Group, Ltd...................       70,120
     4,355 Schroders, Plc....................       53,558
     5,381 Scot & Newcastle..................       41,115
     7,140 Scot & Southern En................       63,389
    30,505 Scottish Power, Plc...............      168,709
     3,966 Serco Group, Plc..................       20,780
     2,853 Severn Trent, Plc.................       29,855
    82,482 Shell Transportation & Trading Co.      566,609

                See accompanying notes to financial statements.

                                    MSF-184

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                                VALUE
 SHARES                                                       (NOTE 1A)
          UNITED KINGDOM--(CONTINUED)
   16,922 Signet Group, Plc.................................      $23,520
   13,355 Six Continents, Plc...............................      132,171
    6,200 Slough Estates, Plc...............................       29,913
   15,595 Smith & Nephew, Plc...............................       94,192
    8,833 Smiths Industries, Plc............................       87,032
    8,473 Spirent, Plc......................................       19,484
   39,900 Stagecoach Holdings, Plc..........................       42,972
    6,000 Tate & Lyle, Plc..................................       30,127
    7,013 Taylor Woodrow, Plc...............................       17,351
   22,153 Telewest Communications, Plc......................       19,990
  119,067 Tesco, Plc........................................      431,493
   49,247 Unilever NC.......................................      404,242
    2,820 United Business Media.............................       19,700
    9,244 United Utilities, Plc.............................       82,808
1,152,145 Vodafone AirTouch, Plc............................    3,014,107
   18,604 WPP Group, Plc....................................      205,780
    2,722 Whitbread, Plc....................................       21,749
    8,200 Wolseley, Plc.....................................       68,622
                                                             ------------
                                                               28,223,104
                                                             ------------

          UNITED STATES--3.6%
       80 Capstone Turbine Corp.............................          433
   35,400 Ishares MSCI EAFE Index Funds.....................    4,223,220
       40 Synthes Stratec...................................       27,850
                                                             ------------
                                                                4,251,503
                                                             ------------
          Total Common Stocks (Identified Cost $138,302,182)  115,795,862
                                                             ------------
 PREFERRED STOCKS--0.2%

          AUSTRALIA--0.2%
   36,256 News Corp., Ltd. (c)..............................      242,195
                                                             ------------
          Total Preferred Stocks (Identified Cost $275,471).      242,195
                                                             ------------

SHORT TERM INVESTMENTS--4.0%

   FACE                                           VALUE
  AMOUNT                                        (NOTE 1A)
           DISCOUNT NOTES--4.0%
$4,600,000 Federal Home Loan Mortgage
            1.510%, 01/02/02.................. $  4,599,807
                                               ------------
           Total Short Term Investments
            (Identified Cost $4,599,807)......    4,599,807
                                               ------------
           Total Investments--103.2%
            (Identified Cost $143,177,460) (a)  120,637,864
           Other assets less liabilities......   (3,703,104)
                                               ------------
           TOTAL NET ASSETS--100%............. $116,934,760
                                               ============

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized depreciation on investments based on cost of $143,467,389 for federal income tax purposes was as follows:

      Aggregate gross unrealized appreciation for all
      investments in which there is an excess of value over
      tax cost................................................ $  3,101,470
      Aggregate gross unrealized depreciation for all
      investments in which there is an excess of tax cost
      over value..............................................  (25,930,995)
                                                               ------------
      Net unrealized depreciation............................. $(22,829,525)
                                                               ============

(b)Non-Income producing security.

(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $4,716,433 with cash collateral backing valued at $4,902,129 and Securities Collateral backing valued at $40,400.

              TEN LARGEST INDUSTRIES              PERCENTAGE OF
              DECEMBER 31, 2001                  TOTAL NET ASSETS
               1. Banks                                12.7%
               2  Communication Services               11.5
               3. Drugs & Health Care                   9.3
               4. Computers & Business Equipment        5.1
               5. Financial Services                    5.0
               6. Food & Beverages                      4.7
               7. Insurance                             4.5
               8. Gas Exploration                       4.2
               9. Automobiles                           3.1
              10. Electric Utilities                    3.0


                See accompanying notes to financial statements.

                                    MSF-185

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

      ASSETS
        Investments at value....................            $120,637,864
        Cash....................................                  35,230
        Foreign cash at value (Identified cost
         $100,278)..............................                  99,042
        Receivable for:
         Fund shares sold.......................                 459,427
         Dividends and interest.................                  62,983
         Foreign taxes..........................                  70,664
         Collateral for securities loaned.......               4,902,129
      Prepaid expense...........................                   5,141
                                                            ------------
        Total Assets............................             126,272,480
      LIABILITIES
        Payable for:
         Fund shares redeemed................... $    9,256
         Securities purchased...................  4,323,191
         Withholding taxes......................      5,845
         Return of collateral for securities
          loaned................................  4,902,129
        Accrued expenses:
         Management fees........................     46,983
         Service and distribution fees Class B..        813
         Other expenses.........................     49,503
                                                 ----------
          Total Liabilities.....................               9,337,720
                                                            ------------
      NET ASSETS................................            $116,934,760
                                                            ============
      Net assets consist of:
         Capital paid in........................            $141,923,886
         Undistributed net investment income....                 595,820
         Accumulated net realized gains
          (losses)..............................              (3,046,897)
         Unrealized appreciation
          (depreciation) on investments and
          foreign currency......................             (22,538,049)
                                                            ------------
      NET ASSETS................................            $116,934,760
                                                            ============
      Computation of offering price:
      CLASS A
      Net asset value and redemption price per
       share ($112,775,084 divided by
       12,889,327 shares of beneficial
       interest)................................            $       8.75
                                                            ============
      CLASS B
      Net asset value and redemption price per
       share ($4,098,768 divided by
       473,072 shares of beneficial interest)...            $       8.66
                                                            ============
      CLASS E
      Net asset value and redemption price per
       share ($60,908 divided by 6,967
       shares of beneficial interest)...........            $       8.74
                                                            ============
      Identified cost of investments............            $143,177,460
                                                            ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

    INVESTMENT INCOME
      Dividends..............................               $  1,683,977 (a)
      Interest...............................                     79,586 (b)
                                                            ------------
                                                               1,763,563
    EXPENSES
      Management fees........................ $    312,492
      Service and distribution fees--Class B.        4,720
      Directors' fees and expenses...........       11,746
      Custodian..............................      465,111
      Audit and tax services.................       14,628
      Legal..................................          378
      Printing...............................       44,376
      Insurance..............................        2,874
      Miscellaneous..........................        2,126
                                              ------------
      Total expenses before reimbursement....      858,451
      Expense reimbursement..................     (124,581)      733,870
                                              ------------  ------------
    NET INVESTMENT INCOME....................                  1,029,693
                                                            ------------
    REALIZED AND UNREALIZED GAIN
     (LOSS)
    Realized gain (loss) on:
      Investments--net.......................   (2,611,118)
      Foreign currency transactions--net.....        2,738    (2,608,380)
                                              ------------
    UNREALIZED APPRECIATION
     (DEPRECIATION) ON:
      Investments--net.......................  (22,772,881)
      Foreign currency transactions--net.....      (11,733)  (22,784,614)
                                              ------------  ------------
    Net gain (loss)..........................                (25,392,994)
                                                            ------------
    NET INCREASE (DECREASE) IN NET
     ASSETS FROM OPERATIONS..................               $(24,363,301)
                                                            ============

(a)Net of foreign taxes of $213,030
(b)Income on securities loaned $62,505


                See accompanying notes to financial statements.

                                    MSF-186

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS


                                                                      YEAR ENDED    YEAR ENDED
                                                                     DECEMBER 31,  DECEMBER 31,
                                                                         2001          2000
                                                                     ------------  ------------
FROM OPERATIONS
  Net investment income............................................. $  1,029,693  $    694,985
  Net realized gain (loss)..........................................   (2,608,380)      606,502
  Unrealized appreciation (depreciation)............................  (22,784,614)  (15,075,824)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................  (24,363,301)  (13,774,337)
                                                                     ------------  ------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................     (331,373)     (918,980)
   Class B..........................................................       (3,798)            0
                                                                     ------------  ------------
                                                                         (335,171)     (918,980)
                                                                     ------------  ------------
  Net realized gain
   Class A..........................................................      (30,125)     (750,622)
   Class B..........................................................         (345)            0
                                                                     ------------  ------------
                                                                          (30,470)     (750,622)
                                                                     ------------  ------------
  TOTAL DISTRIBUTIONS...............................................     (365,641)   (1,669,602)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.   40,713,462    34,039,264
                                                                     ------------  ------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................   15,984,520    18,595,325
NET ASSETS
  Beginning of the year.............................................  100,950,240    82,354,915
                                                                     ------------  ------------
  End of the year................................................... $116,934,760  $100,950,240
                                                                     ============  ============
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $    595,820  $    (98,404)
                                                                     ============  ============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                      YEAR ENDED                YEAR ENDED
                                                                   DECEMBER 31, 2001         DECEMBER 31, 2000
                                                               ------------------------  ------------------------
                                                                 SHARES         $          SHARES         $
                                                               ----------  ------------  ----------  ------------
CLASS A
  Sales....................................................... 11,102,004  $104,432,531   5,906,769  $ 71,917,398
  Reinvestments...............................................     35,651       361,498     149,518     1,669,602
  Redemptions................................................. (7,247,225)  (68,536,088) (3,232,992)  (39,547,736)
                                                               ----------  ------------  ----------  ------------
  Net increase (decrease).....................................  3,890,430  $ 36,257,941   2,823,295  $ 34,039,264
                                                               ==========  ============  ==========  ============
CLASS B
  Sales.......................................................    605,492  $  5,579,375           0  $          0
  Reinvestments...............................................        412         4,143           0             0
  Redemptions.................................................   (132,832)   (1,188,024)          0             0
                                                               ----------  ------------  ----------  ------------
  Net increase (decrease).....................................    473,072  $  4,395,494           0  $          0
                                                               ==========  ============  ==========  ============
CLASS E
  Sales.......................................................      6,977  $     60,108           0  $          0
  Reinvestments...............................................          0             0           0             0
  Redemptions.................................................        (10)          (81)          0             0
                                                               ----------  ------------  ----------  ------------
  Net increase (decrease).....................................      6,967  $     60,027           0  $          0
                                                               ----------  ------------  ----------  ------------
  Increase (decrease) derived from capital share transactions.  4,370,469  $ 40,713,462   2,823,295  $ 34,039,264
                                                               ==========  ============  ==========  ============

                See accompanying notes to financial statements.

                                    MSF-187

METROPOLITAN SERIES FUND, INC.
MORGAN STANLEY EAFE INDEX PORTFOLIO

 FINANCIAL HIGHLIGHTS



                                                                     CLASS A                           CLASS B
                                                 --------------------------------------------     ------------------
                                                          YEAR ENDED          NOVEMBER 9, 1998(A) JANUARY 2, 2001(A)
                                                         DECEMBER 31,               THROUGH            THROUGH
                                                 ---------------------------     DECEMBER 31,        DECEMBER 31,
                                                   2001      2000     1999           1998                2001
                                                 --------  --------  -------  ------------------- ------------------
NET ASSET VALUE, BEGINNING OF PERIOD............ $  11.22  $  13.34  $ 10.80       $  10.00             $11.12
                                                 --------  --------  -------       --------             ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income.........................     0.09      0.07     0.10           0.01               0.04
  Net realized and unrealized gain (loss) on
   investments..................................    (2.52)    (2.00)    2.58           0.80              (2.46)
                                                 --------  --------  -------       --------             ------
  Total from investment operations..............    (2.43)    (1.93)    2.68           0.81              (2.42)
                                                 --------  --------  -------       --------             ------
LESS DISTRIBUTIONS
  Distributions from net investment income......    (0.03)    (0.11)   (0.06)         (0.01)             (0.03)
  Distributions from net realized capital gains.    (0.01)    (0.08)   (0.08)          0.00              (0.01)
                                                 --------  --------  -------       --------             ------
  Total distributions...........................    (0.04)    (0.19)   (0.14)         (0.01)             (0.04)
                                                 --------  --------  -------       --------             ------
NET ASSET VALUE, END OF PERIOD.................. $   8.75  $  11.22  $ 13.34       $  10.80             $ 8.66
                                                 ========  ========  =======       ========             ======
TOTAL RETURN (%)................................    (21.7)    (14.5)    24.9            8.1 (b)          (21.8)(b)
Ratio of operating expenses to average net
 assets (%).....................................     0.70      0.58     0.50           0.49 (c)           0.95 (c)
Ratio of net investment income to average net
 assets (%).....................................     1.00      0.76     1.25           0.71 (c)           0.46 (c)
Portfolio turnover rate (%).....................        9        10       44             13 (c)              9
Net assets, end of period (000)................. $112,775  $100,950  $82,355        $25,453             $4,099
The Ratios of operating expenses to average net
 assets without giving effect to the voluntary
 expense agreement would have been (%)..........     0.82      0.78     1.77           1.41 (c)          1.0 7 (c)

                                                    CLASS E
                                                 --------------
                                                 MAY 1, 2001(A)
                                                    THROUGH
                                                  DECEMBER 31,
                                                      2001
                                                 --------------
NET ASSET VALUE, BEGINNING OF PERIOD............     $10.43
                                                     ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income.........................       0.00
  Net realized and unrealized gain (loss) on
   investments..................................      (1.69)
                                                     ------
  Total from investment operations..............      (1.69)
                                                     ------
LESS DISTRIBUTIONS
  Distributions from net investment income......       0.00
  Distributions from net realized capital gains.       0.00
                                                     ------
  Total distributions...........................       0.00
                                                     ------
NET ASSET VALUE, END OF PERIOD..................     $ 8.74
                                                     ======
TOTAL RETURN (%)................................      (16.2)(b)
Ratio of operating expenses to average net
 assets (%).....................................       0.85 (c)
Ratio of net investment income to average net
 assets (%).....................................       0.00 (c)
Portfolio turnover rate (%).....................          9
Net assets, end of period (000).................     $   61
The Ratios of operating expenses to average net
 assets without giving effect to the voluntary
 expense agreement would have been (%)..........       0.97 (c)

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.

                See accompanying notes to financial statements.

                                    MSF-188

METROPOLITAN SERIES FUND, INC.

 PUTNAM INTERNATIONAL STOCK PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS



 INVESTMENT OBJECTIVE
 TO ACHIEVE LONG-TERM GROWTH OF CAPITAL.

 INCEPTION DATE  5/1/91

 ASSET CLASS
 INTERNATIONAL STOCKS

                                  NET ASSETS
                                $342.6 MILLION

                               PORTFOLIO MANAGER
 PUTNAM CORE INTERNATIONAL EQUITY TEAM, WITH OMID KAMSHAD AS THE LEAD MANAGER


PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the Putnam International Stock Portfolio returned -20.6%, outperforming its benchmark, the Morgan Stanley Capital International (MSCI) EAFE(R) Index/6, which returned -21.4% for the same time period. The average return of the Portfolio's peer group, the Lipper Variable Insurance Product International Funds universe15/, was -21.5% for the same period. Stock selection generated much of the year's outperformance, though sector allocations were also positive.

PORTFOLIO ACTIVITY
Stock selection was strong throughout 2001, particularly in the technology and health-care sectors. Overweighting Samsung Electronics (Korea) was a big contributor to performance; avoiding communications equipment makers Alcatel (France) and Marconi (United Kingdom) and underweighting Ericsson (Sweden) also enhanced results. Overweighting European pharmaceutical stocks in the health-care sector also proved positive. These gains helped offset the negative impact of the weak financial and consumer staples, sectors.

From a sector perspective, underweighting technology and overweighting energy proved most beneficial. Technology finished the year as the worst-performing sector, losing over 33%, while energy held its ground, slipping just 0.4%, making it the second best-performing sector.

Among country allocations, the portfolio benefited from overweighting Ireland, one of only three countries with positive local-currency gains for the year, and underweighting Italy and Germany, which returned -18.2% and -22.6%, respectively. These contributions were somewhat offset by the negative impact of underweighting Australia, Japan, and Spain. Japan managed to modestly beat the index, although its economic conditions continued to deteriorate.

PORTFOLIO OUTLOOK/A/
We are positioning the portfolio in anticipation of an equity rally sparked by an economic recovery during the second half of 2002. Although we are quite negative on Japan's longer-term economic growth prospects, we believe the country's equity market will fare better than most in a global economic recovery, as is often the case with more marginal world economies. Given the weak yen, we are focusing on multinational exporters, especially carmakers Toyota and Honda and game-maker Nintendo. Conversely, we are increasingly bullish on European economies, which we believe will expand, aided by recent interest-rate reductions. We also see an improving outlook for emerging markets, which should recover in step with the U.S. economy.

Among our sector allocations, we continue to add gradually to our technology holdings. We believe technology capital expenditures will not recover sufficiently until 2003; however, we are identifying nearer-term opportunities in the sector while positioning the portfolio accordingly longer term.


                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                    % OF TOTAL
                 SECURITY                           NET ASSETS
                 ---------------------------------------------
                 TOTAL FINA S.A....................    4.5%
                 VODAFONE AIRTOUCH, PLC............    3.9
                 ASTRAZENECA GROUP, PLC............    3.9
                 SHELL TRANSPORTATION & TRADING CO.    3.5
                 SAMSUNG ELECTRONICS, LTD..........    3.4
                 ING BANK N.V......................    3.3
                 SANOFI-SYNTHELABO S.A.............    3.2
                 NTT CORP..........................    3.0
                 GLAXOSMITHKLINE...................    2.5
                 ALLIANZ HOLDING AG................    2.5

                See footnotes to Portfolio Manager Commentary.

      A $10,000 INVESTMENT COMPARED TO THE MSCI EAFE INDEX SINCE 12/31/91


                                    [CHART]



        Putnam International Stock     MSCI EAFE Index
        --------------------------     ---------------
12/91            10,000                    10,000
12/92             8,979                     8,783
12/93            13,268                    11,642
12/94            13,941                    12,548
12/95            14,058                    13,954
12/96            13,809                    14,798
12/97            13,485                    15,061
12/98            16,527                    18,073
12/99            19,245                    22,946
12/00            17,300                    19,695
12/01            13,738                    15,472


--------------------------------------------------------------------------------
                         AVERAGE ANNUAL TOTAL RETURNS
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                    PUTNAM INTERNATIONAL MSCI
                                      STOCK PORTFOLIO    EAFE
                                    CLASS A    CLASS E   INDEX
                    1 Year           -20.6%       N/A    -21.4%
                    3 Years           -6.0        N/A     -5.1
                    5 Years           -0.1        N/A      0.9
                    10 Years           3.3        N/A      4.5
                    Since Inception    2.9      -13.6(a)   4.5

--------------------------------------------------------------------------------

(a)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                                    MSF-189

METROPOLITAN SERIES FUND, INC.
PUTNAM INTERNATIONAL STOCK PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--99.7% OF TOTAL NET ASSETS


                                                   VALUE
 SHARES                                          (NOTE 1A)
          AUSTRALIA--0.9%
  354,089 Broken Hill Property Co. (c)......... $  1,903,025
   62,906 Rio Tinto, Ltd. (c)..................    1,197,975
                                                ------------
                                                   3,101,000
                                                ------------

          BELGIUM--0.7%
  161,400 Dexia S.A............................    2,327,458
                                                ------------

          CANADA--2.3%
    7,387 Alcan Aluminum, Ltd..................      265,130
1,100,000 Ashurst Technology, Ltd. (b) (e).....            0
  282,330 IsleInvest, Ltd. (d).................            0
   36,441 Royal Bank of Canada Montreal Quebec.    1,186,169
  125,659 Sun Life Financial Services, Inc. (b)    2,679,221
   64,088 Suncor Energy, Inc...................    2,109,032
   67,199 Toronto Dominion Bank................    1,733,678
                                                ------------
                                                   7,973,230
                                                ------------

          DENMARK--1.1%
  160,866 Den Danske Bank (c)..................    2,581,006
   30,034 Tele Danmark A/S.....................    1,069,843
                                                ------------
                                                   3,650,849
                                                ------------

          FINLAND--1.0%
  175,029 Stora Enso Oyj (c)...................    2,240,434
   47,000 Tietoenator Oyj (c)..................    1,244,652
                                                ------------
                                                   3,485,086
                                                ------------

          FRANCE--15.1%
   48,396 Accor S.A............................    1,758,944
   30,953 Aventis S.A..........................    2,197,337
   38,256 BNP Paribas..........................    3,422,385
  106,645 Bouygues S.A. (b)....................    3,493,426
   22,717 Groupe Danone........................    2,770,351
  134,762 Havas Advertising (c)................      975,262
   32,869 Lafarge S.A..........................    3,069,200
  107,870 Orange S.A. (c)......................      977,489
   40,201 Publicis S.A.........................    1,064,602
  147,848 Sanofi-Synthelabo S.A................   11,028,660
   62,577 Society General de France S.A........    3,500,929
   68,477 Television Francaise S.A.............    1,730,507
  109,152 Total Fina S.A.......................   15,584,731
                                                ------------
                                                  51,573,823
                                                ------------

          GERMANY--7.3%
   35,463 Allianz Holdings AG..................    8,396,927
   49,260 BASF A.G.............................    1,830,687
  121,667 Bayerische Motoren Werke A.G. (c)....    4,240,019
  102,251 Deutsche Post A.G. (c)...............    1,364,371
   46,043 Metro A.G. (c).......................    1,633,259

                                                VALUE
 SHARES                                       (NOTE 1A)
          GERMANY--(CONTINUED)
   26,776 Muenchener Ruckverssicherungs A.G. $  7,268,380
   36,532 ProSieben Sat.1 Media A.G. (c)....      186,984
                                             ------------
                                               24,920,627
                                             ------------

          HONG KONG--2.5%
  486,300 Cheung Kong Holdings, Ltd.........    5,051,496
  159,800 China Mobile, Ltd.................      562,535
   73,300 Hang Seng Bank....................      806,063
  495,770 Hong Kong & China Gas Co., Ltd....      610,354
  405,500 Hong Kong Electric Co., Ltd.......    1,508,063
                                             ------------
                                                8,538,511
                                             ------------

          IRELAND--2.9%
  151,944 Allied Irish Banks, Plc...........    1,758,289
  282,056 CRH, Plc..........................    4,978,761
   70,202 Elan Corp. (b)....................    3,249,497
                                             ------------
                                                9,986,547
                                             ------------

          ITALY--2.1%
  256,256 Sao Paolo Imi SpA (c).............    2,748,681
  462,797 Telecom Italia Mobile SpA (c).....    2,582,982
  378,100 Telecom Italia SpA (c)............    2,019,394
                                             ------------
                                                7,351,057
                                             ------------

          JAPAN--13.8%
   18,700 Acom Co., Ltd.....................    1,363,140
    9,500 Aiful Corp........................      614,915
   23,200 Asatsu, Inc.......................      453,339
   81,000 Canon, Inc........................    2,788,413
    9,500 Fast Retailing Co., Ltd...........      845,508
   36,000 Fuji Photo Film Co................    1,286,009
      319 Fuji Television Network, Inc......    1,288,077
   99,900 Honda Motor Co....................    3,988,070
       18 Japan Telecom Co..................       53,996
    5,000 Kao Corp..........................      104,000
  118,000 Matsushita Electric Works (c).....      971,850
   17,000 NEC Corp..........................      173,491
  658,000 Nikko Securities, Ltd.............    2,938,173
   14,100 Nintendo Co.......................    2,470,002
      872 Nippon Telegraph & Telephone Corp.   10,250,210
      294 Nippon Telephone & Telegraph Corp.      958,232
    5,470 Nippon Television Network Corp....    1,165,313
   18,100 Orix Corp. (c)....................    1,621,968
   14,800 Rohm Co...........................    1,921,594
   72,000 Sankyo Co.........................    1,233,799
   51,000 Shionogi & Co.....................      871,995
   18,000 Shiseido Co.......................      166,384
   55,800 Sony Corp.........................    2,551,271
  331,000 Tokyo Gas Co. (c).................      886,810

                See accompanying notes to financial statements.

                                    MSF-190

METROPOLITAN SERIES FUND, INC.
PUTNAM INTERNATIONAL STOCK PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                  VALUE
 SHARES                                         (NOTE 1A)
          JAPAN--(CONTINUED)
  254,100 Toyota Motor Corp................... $  6,439,295
                                               ------------
                                                 47,405,854
                                               ------------

          MEXICO--0.2%
  848,000 BBVA Banco BHIF.....................      773,351
                                               ------------

          NETHERLANDS--4.9%
   21,576 ABN AMRO Holdings NV................      347,434
   68,908 Akzo Nobel NV.......................    3,076,124
  439,581 ING Bank NV.........................   11,206,634
    7,980 Koninhlijke Philips Electronics N.V.      237,112
   42,800 TNT Post Groep NV...................      925,792
   35,918 VNU NV..............................    1,103,368
                                               ------------
                                                 16,896,464
                                               ------------

          NEW ZEALAND--0.0%
   61,668 Telecom Corp. of New Zealand (c)....      128,362
                                               ------------

          PORTUGAL--0.2%
   87,705 Portugal Telecom S.A................      683,118
                                               ------------

          SINGAPORE--1.1%
  143,586 DBS Group Holdings, Inc.............    1,073,104
  178,850 Overseas-Chinese Banking Corp.......    1,065,448
   13,000 Singapore Airlines..................       77,444
  106,000 Singapore Press Holdings, Ltd.......    1,251,449
    4,000 United Overseas Bank................       27,512
   21,000 Venture Manufactoring, Ltd..........      151,259
                                               ------------
                                                  3,646,216
                                               ------------

          SOUTH KOREA--0.1%
    1,240 SK Telecom..........................      253,970
                                               ------------

          SPAIN--1.2%
   31,840 Altadis S.A.........................      541,340
   25,499 Banco Popular Espanol S.A. (c)......      837,100
  203,963 Telefonica S.A. (b).................    2,728,812
                                               ------------
                                                  4,107,252
                                               ------------

          SWEDEN--4.2%
  425,116 Investor AB.........................    4,656,633
  834,754 LM Ericsson Telephone (c)...........    4,551,897
  261,490 Nordic Baltic Holding...............    1,388,376
   80,931 Sandvik AB (c)......................    1,738,162
   19,870 Securitas AB (c)....................      378,277
  106,170 Svenska Handelsbanken...............    1,564,161
                                               ------------
                                                 14,277,506
                                               ------------

                                                        VALUE
 SHARES                                               (NOTE 1A)
          SWITZERLAND--5.7%
   34,030 Ciba Specialty Chemicals Holding, Inc. (c) $  2,127,388
    5,800 Julius Baer Holding Beare.................    1,957,098
   23,751 Nestle S.A................................    5,066,193
  112,792 Novartis AG...............................    4,077,802
  136,500 Richemont Cie Finance A.G.................    2,537,373
   29,710 Swatch Group AG...........................      588,973
   13,550 Swatch Group AG (Class B).................    1,218,569
    8,900 Swiss Reinsurance.........................      895,577
      255 Syngenta AG...............................       13,214
      994 Synthes Stratec...........................      692,374
    5,515 UBS A.G...................................      278,475
                                                     ------------
                                                       19,453,036
                                                     ------------

          UNITED KINGDOM--22.0%
   94,100 Abbey National, Plc.......................    1,340,664
    6,200 Allied Irish Banks, Plc...................       71,746
  293,517 AstraZeneca Group, Plc....................   13,219,622
  224,542 BAE Systems, Inc..........................    1,010,328
  168,888 BOC Group, Plc............................    2,602,610
  285,300 Billiton..................................    1,447,543
  203,900 Cadbury Schweppes, Plc....................    1,298,362
  339,577 Compass Group.............................    2,542,435
   81,900 Diageo, Plc...............................      934,669
  338,423 GlaxoSmithKline, Plc......................    8,477,143
   97,517 HSBC Holdings, Plc........................    1,142,667
  137,300 Hays, Plc.................................      415,182
   29,500 Kingfisher................................      171,977
  269,113 Misy's, Plc...............................    1,271,518
   53,424 Rio Tinto, Ltd............................    1,022,108
  498,249 Scottish Power, Plc.......................    2,752,545
1,737,556 Shell Transportation & Trading Co.........   11,922,990
  128,986 Smiths Industries, Plc....................    1,269,508
   80,100 South African Brew........................      544,983
  842,348 Tesco, Plc................................    3,049,266
  165,739 United Business Media.....................    1,156,566
5,112,977 Vodafone AirTouch, Plc....................   13,361,250
  402,033 WPP Group, Plc............................    4,442,011
                                                     ------------
                                                       75,467,693
                                                     ------------

          UNITED STATES--10.4%
   47,277 Companhia de Bebidas das Americas
           (ADR) (c)................................      959,250
    8,300 Elan, Plc.................................      373,998
   38,196 Grupo Television S.A. (ADR) (c)...........    1,649,303
   30,092 Gucci Group N.V. (ADR) (c)................    2,554,811
  215,200 Korea Electric Power Corp. (ADR) (c)......    1,969,080
  134,450 Korea Telecom (ADR) (c)...................    2,733,369
   31,800 Korea Tobacco & Ginseng Corp. (144A)......      238,500
    2,650 Merrill Lynch International, Ltd. (ADR)...      562,928
  149,016 News Corp., Ltd. (ADR) (c)................    4,740,199

                See accompanying notes to financial statements.

                                    MSF-191

METROPOLITAN SERIES FUND, INC.
PUTNAM INTERNATIONAL STOCK PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                  VALUE
SHARES                                          (NOTE 1A)
        UNITED STATES--(CONTINUED)
 68,957 Petroleo Brasileiro S.A. (ADR) (c).... $  1,606,698
 61,635 Pohang Iron & Steel, Ltd. (ADR).......    1,417,605
 40,800 SK Telecom, Ltd. (ADR) (c)............      882,096
100,910 Samsung Electronics, Ltd. (144A) (ADR)   11,705,560
 74,934 Telefonos de Mexico S.A. (ADR) (c)....    2,624,189
  9,100 UBS A.G. (144A).......................      770,978
 34,300 Unibanco-Uniao de Banco (ADR) (c).....      764,890
                                               ------------
                                                 35,553,454
                                               ------------
        Total Common Stocks
         (Identified Cost $378,766,200).......  341,554,464
                                               ------------

 SHORT TERM INVESTMENTS--0.3%

   FACE                                           VALUE
  AMOUNT                                        (NOTE 1A)
           COMMERCIAL PAPER--0.3%
$1,071,000 Tyco Capital Corp. 1.600%, 01/02/02 $  1,070,952
                                               ------------
           Total Short Term Investments
            (Identified Cost $1,070,952)......    1,070,952
                                               ------------
           Total Investments--100.0%
            (Identified Cost $379,837,152) (a)  342,625,416
           Other assets less liabilities......       (5,441)
                                               ------------
           TOTAL NET ASSETS--100%............. $342,619,975
                                               ============

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized depreciation on investments based on cost of $387,396,282 for federal income tax purposes was as follows:

      Aggregate gross unrealized appreciation for all
      investments in which there is an excess of value over
      tax cost................................................ $ 14,241,047
      Aggregate gross unrealized depreciation for all
      investments in which there is an excess of tax cost
      over value..............................................  (59,011,913)
                                                               ------------
      Net unrealized depreciation............................. $(44,770,866)
                                                               ============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of June 30, 2001, the market value of securities loaned was $23,236,121 with collateral backing valued at $24,267,483.
(d)Illiquid Security.
(e)Non-Income producing; Defaulted Bond.

Key to Abbreviations:
ADR--An American Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.
144A--Securities exempt from registration under Rule 144A of the securities act of 1933. These securities may be resold to institutional buyers. At the period end, the value of these securities amounted to $12,715,038 or 3.7% of net assets.

              TEN LARGEST INDUSTRIES AS OF         PERCENTAGE OF
              DECEMBER 31, 2001                   TOTAL NET ASSETS
               1   Communication Services               15.8%
               2   Drugs & Health Care                  13.3
               3   Financial Services                    9.6
               4   Banks                                 9.1
               5   Gas Exploration                       4.6
               6   Automobiles                           4.3
               7   Domestic Oil                          4.1
               8   Industrial Machinery                  3.9
               9   Computers & Business Equipment        3.6
              10.  Food & Beverages                      3.4

                See accompanying notes to financial statements.

                                    MSF-192

METROPOLITAN SERIES FUND, INC.
PUTNAM INTERNATIONAL STOCK PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

       ASSETS
         Investments at value..................             $342,625,416
         Receivable for:
          Securities sold......................                  988,565
          Fund shares sold.....................                  734,946
          Dividends and interest...............                  316,728
          Foreign taxes........................                  284,688
          Miscellaneous........................                      512
          Collateral for securities loaned.....               24,267,483
         Prepaid expense.......................                    2,174
                                                            ------------
           Total Assets........................              369,220,512
       LIABILITIES
         Payable for:
          Fund shares redeemed................. $   592,850
          Securities purchased.................   1,118,270
          Withholding taxes....................      37,159
          Due to custodian bank................     246,679
          Miscellaneous........................         935
          Return of collateral for securities
           loaned..............................  24,267,483
         Accrued expenses:
          Management fees......................     261,783
          Service and distribution fees
           Class E.............................         238
          Other expenses.......................      75,140
                                                -----------
           Total Liabilities...................               26,600,537
                                                            ------------
       NET ASSETS..............................             $342,619,975
                                                            ============
         Net assets consist of:
          Capital paid in......................             $430,125,439
          Undistributed net investment
           income..............................                2,174,084
          Accumulated net realized gains
           (losses)............................              (52,465,475)
          Unrealized appreciation
           (depreciation) on investments
           and foreign currency................              (37,214,073)
                                                            ------------
       NET ASSETS..............................             $342,619,975
                                                            ============
       Computation of offering price:
       CLASS A
       Net asset value and redemption price
        per share ($340,426,055 divided by
        35,884,482 shares of beneficial
        interest)..............................             $       9.49
                                                            ============
       CLASS E
       Net asset value and redemption price
        per share ($2,193,920 divided by
        232,643 shares of beneficial
        interest)..............................             $       9.43
                                                            ============
       Identified cost of investments..........             $379,837,152
                                                            ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

     INVESTMENT INCOME
       Dividends...........................               $  6,045,660 (a)
       Interest............................                    961,484 (b)
                                                          ------------
                                                             7,007,144
     EXPENSES
       Management fees..................... $  3,362,607
       Service and distribution
        fees--Class E......................          498
       Directors' fees and expenses........       13,138
       Custodian...........................      685,433
       Audit and tax services..............       16,283
       Legal...............................        1,337
       Printing............................      245,317
       Insurance...........................        4,377
       Miscellaneous.......................        8,084
                                            ------------
       Total expenses before reductions....    4,337,074
       Expense reductions..................      (65,153)    4,271,921
                                            ------------  ------------
     NET INVESTMENT INCOME.................                  2,735,223
                                                          ------------
     REALIZED AND UNREALIZED GAIN
      (LOSS)
     Realized gain (loss) on:
       Investments--net....................  (36,690,575)
       Foreign currency transactions--net..  (11,703,386)  (48,393,961)
                                            ------------
     Unrealized appreciation (depreciation)
      on:
       Investments--net....................  (38,720,013)
       Foreign currency transactions--net..        1,687   (38,718,326)
                                            ------------  ------------
     Net gain (loss).......................                (87,112,287)
                                                          ------------
     NET INCREASE (DECREASE) IN NET
      ASSETS FROM OPERATIONS...............               $(84,377,064)
                                                          ============

(a)Net of foreign taxes of $812,665
(b)Income on securities loaned $192,330

                See accompanying notes to financial statements.

                                    MSF-193

METROPOLITAN SERIES FUND, INC.
PUTNAM INTERNATIONAL STOCK PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS




                                                                      YEAR ENDED    YEAR ENDED
                                                                     DECEMBER 31,  DECEMBER 31,
                                                                         2001          2000
                                                                     ------------  ------------
FROM OPERATIONS
  Net investment income............................................. $  2,735,223  $    830,308
  Net realized gain (loss)..........................................  (48,393,961)   12,960,700
  Unrealized appreciation (depreciation)............................  (38,718,326)  (41,133,021)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................  (84,377,064)  (27,342,013)
                                                                     ------------  ------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................   (1,008,310)   (2,075,007)
  Net realized gain
   Class A..........................................................  (13,073,256)            0
                                                                     ------------  ------------
  TOTAL DISTRIBUTIONS...............................................  (14,081,566)   (2,075,007)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.   12,559,751   140,105,003
                                                                     ------------  ------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................  (85,898,879)  110,687,983

NET ASSETS
  Beginning of the year.............................................  428,518,854   317,830,871
                                                                     ------------  ------------
  End of the year................................................... $342,619,975  $428,518,854
                                                                     ============  ============
UNDISTRIBUTED (0VERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $  2,174,084  $    531,284
                                                                     ============  ============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                         YEAR ENDED                   YEAR ENDED
                                                                     DECEMBER 31, 2001             DECEMBER 31, 2000
                                                               -----------------------------  --------------------------
                                                                  SHARES            $           SHARES           $
                                                               ------------  ---------------  -----------  -------------
CLASS A
  Sales.......................................................  113,849,758  $ 1,165,083,321   53,163,297  $ 695,948,436
  Reinvestments...............................................    1,315,960       14,081,566      159,985      2,075,007
  Issued from substitution....................................            0                0    8,251,275     98,173,123
  Redemptions................................................. (113,873,512)  (1,168,763,616) (49,894,098)  (656,091,563)
                                                               ------------  ---------------  -----------  -------------
  Net increase (decrease).....................................    1,292,206  $    10,401,271   11,680,459    140,105,003
                                                               ============  ===============  ===========  =============
CLASS E
  Sales.......................................................      243,695  $     2,260,187            0  $           0
  Reinvestments...............................................            0                0            0              0
  Redemptions.................................................      (11,052)        (101,707)           0              0
                                                               ------------  ---------------  -----------  -------------
  Net increase (decrease).....................................      232,643  $     2,158,480            0  $           0
                                                               ============  ===============  ===========  =============
  Increase (decrease) derived from capital share transactions.    1,524,849  $    12,559,751   11,680,459  $ 140,105,003
                                                               ============  ===============  ===========  =============


                See accompanying notes to financial statements.

                                    MSF-194

METROPOLITAN SERIES FUND, INC.
PUTNAM INTERNATIONAL STOCK PORTFOLIO

 FINANCIAL HIGHLIGHTS



                                                                                      CLASS A                         CLASS E
                                                                 ------------------------------------------------  --------------
                                                                                                                   MAY 1, 2001(A)
                                                                                                                      THROUGH
                                                                              YEAR ENDED DECEMBER 31,               DECEMBER 31,
                                                                 ------------------------------------------------  --------------
                                                                   2001      2000      1999      1998      1997         2001
                                                                 --------  --------  --------  --------  --------  --------------
NET ASSET VALUE, BEGINNING OF PERIOD............................ $  12.39  $  13.87  $  14.14  $  11.67  $  11.95      $10.91
                                                                 --------  --------  --------  --------  --------      ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income.........................................     0.08      0.02      0.13      0.13      0.10        0.00
  Net realized and unrealized gain (loss) on investments........    (2.57)    (1.42)     2.05      2.50     (0.38)      (1.48)
                                                                 --------  --------  --------  --------  --------      ------
  Total from investment operations..............................    (2.49)    (1.40)     2.18      2.63     (0.28)      (1.48)
                                                                 --------  --------  --------  --------  --------      ------
LESS DISTRIBUTIONS
  Distributions from net investment income......................    (0.03)    (0.08)    (0.13)    (0.16)     0.00        0.00
  Distributions from net realized capital gains.................    (0.38)     0.00     (2.32)     0.00      0.00        0.00
                                                                 --------  --------  --------  --------  --------      ------
  Total distributions...........................................    (0.41)    (0.08)    (2.45)    (0.16)     0.00        0.00
                                                                 --------  --------  --------  --------  --------      ------
NET ASSET VALUE, END OF PERIOD.................................. $   9.49  $  12.39  $  13.87  $  14.14  $  11.67      $ 9.43
                                                                 ========  ========  ========  ========  ========      ======
TOTAL RETURN (%)................................................    (20.6)    (10.1)     16.4      22.6      (2.3)      (13.6)(b)
Ratio of operating expenses to average net assets before expense
 reductions (%).................................................     1.16        --        --        --        --        1.31 (c)
Ratio of operating expenses to average net assets after expense
 reductions (%) (d).............................................     1.14      1.09      0.97      1.02      1.03        1.30 (c)
Ratio of net investment income to average net assets (%)........     0.73      0.25      0.95      0.87      0.77       (0.17)(c)
Portfolio turnover rate (%).....................................       68       166        87       156       182          68
Net assets, end of period (000)................................. $340,426  $428,519  $317,831  $297,381  $267,089      $2,194

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.
(d)The Portfolio has entered into arrangements with certain brokers who paid a portion of the Portfolio's expenses.


                See accompanying notes to financial statements.

                                    MSF-195

METROPOLITAN SERIES FUND, INC.

 SCUDDER GLOBAL EQUITY PORTFOLIO

MANAGEMENT'S DISCUSSION AND ANALYSIS



 INVESTMENT OBJECTIVE
 TO ACHIEVE LONG-TERM GROWTH OF
 CAPITAL.

 INCEPTION DATE  3/3/97

 ASSET CLASS
 LARGE CAP STOCKS/ INTERNATIONAL STOCKS

                                  NET ASSETS
                                $183.3 MILLION

                               PORTFOLIO MANAGER
                               WILLIAM E. HOLZER
                                NICHOLAS BRATT


PERFORMANCE AT-A-GLANCE
For the year ended December 31, 2001, the Class A shares of the Scudder Global Equity Portfolio returned -16.1%, slightly outperforming its benchmark, the Morgan Stanley Capital International (MSCI) World Index/14/, which returned -16.8% for the same time period. The average return of the Portfolio's peer group, the Lipper Variable Insurance Products Global Equity Funds universe/15/, was -15.3% for the same period. The main drivers of outperformance relative to the index were an underweight exposure to Information Technology and an overweight exposure to Materials. The main detractors from performance were underweight exposure to banks and consumer related stocks, and exposure to Japan.

PORTFOLIO ACTIVITY
Markets alternated between optimism for restored growth resulting from loose monetary policy, especially in the US, and pessimism at deteriorating fundamentals. After the post terrorist attack fallout, markets rallied strongly for the rest of the year, led by technology and Emerging Markets. Stocks now need strong earnings growth to justify their high trailing valuations. The portfolio's strategy was predicated on declining corporate profits in the "Auction Economy", and high levels of company and personal leverage at a time of slowing global growth. Portfolio themes focused on high potential knowledge companies such as biotech leader Immunex, or online reservations specialist Sabre Group, and safety assets among sector dominant scale driven businesses with strong balance sheets and free cash flow, such as EDS, IBM, Rio Tinto Zinc, and Lockheed Martin. The portfolio suffered from holding Enron and Railtrack, but diversification contained the damage. During the last quarter, an underweight exposure to Information Technology was no longer a strategic advantage, so the exposure to the sector was increased.

PORTFOLIO OUTLOOK/A/
Will the old, long-term cycle take off again, or are we at the beginning of a new and different cycle? High leverage, slower economic growth, and re-emerging geopolitics are the dominant investment factors.

Governments, debt, and wealth preservation have replaced corporations and equity markets as defining factors. Demographics are the key. The politically dominant baby boomers have placed their accumulated wealth in markets. Governments are now required to protect these savings. The liquidity provided by new markets infers the characteristics of money on most financial assets, even housing. Given the leverage supporting these assets, interest rates are a vital tool in defending asset prices. In turn, asset prices determine the level of economic activity. If higher asset prices must lead to higher interest rates, a self-sustaining economic recovery is hard to imagine. In the meantime the legacy of overcapacity from the technology boom means that profits are in short supply, and valuations are stretched. Sharing and preserving wealth will be the preoccupations, requiring a bigger role for government. Winner corporations from the last cycle will prefer to protect their gains. We expect lower returns. Investment opportunities will be defined in terms of risk categories -- credit risk, reinvestment and actuarial risk, and volatility. Balance sheet strength is important. Virtual companies depend on outsourcing, but have good balance sheets and cash flow. Scale and sector dominance are important safety characteristics.

                             PORTFOLIO COMPOSITION

                     TOP HOLDINGS AS OF DECEMBER 31, 2001

                                                  % OF TOTAL
                    SECURITY                      NET ASSETS
                    ----------------------------------------
                    FEDERAL REPUBLIC OF GERMANY..    6.6%
                    RIO TINTO LTD................    2.0
                    ELECTRONIC DATA SYSTEMS CORP.    1.6
                    IMMUNEX CORP.................    1.6
                    EXELON CORP..................    1.6
                    ANADARKO PETROLEUM CORP......    1.5
                    NESTLE S.A...................    1.5
                    AVENTIS S.A..................    1.5
                    BARRICK GOLD CORP............    1.4
                    BURLINGTON RESOURCES, INC....    1.4

        A $10,000 INVESTMENT COMPARED TO MSCI WORLD INDEX SINCE 3/3/97


                                     [CHART]

                Scudder           MSCI
                 Global           World
                 Equity           Index
                -------          ------
3/97             10,000          10,000
12/97            10,962          11,313
12/98            12,712          14,066
12/99            15,911          17,573
12/00            15,655          15,257
12/01            13,137          12,690


--------------------------------------------------------------------------------
                          AVERAGE ANNUAL TOTAL RETURN
                            AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------

                                     SCUDDER GLOBAL  MSCI
                                    EQUITY PORTFOLIO WORLD
                                    CLASS A CLASS E  INDEX
                    1 Year           -16.1%    N/A   -16.8%
                    3 Years            1.1     N/A    -3.4
                    Since Inception    5.8   11.1(a)   5.1

--------------------------------------------------------------------------------

(a)Inception date was May 1, 2001.
 Performance numbers are net of all Portfolio expenses but do not include any insurance, sales, or administrative charges of variable annuity or life insurance contracts. If these charges were included, the returns would be lower.
 This information represents past performance and is not indicative of future results. Investment return and principal value may fluctuate so that shares, upon redemption, may be worth more or less than the original cost.

                See footnotes to Portfolio Manager Commentary.

                                    MSF-196

METROPOLITAN SERIES FUND, INC.
SCUDDER GLOBAL EQUITY PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--89.7%


                                               VALUE
  SHARES                                     (NOTE 1A)
           AUSTRALIA--2.2%
   351,067 Broken Hill Property Co......... $  1,886,784
   433,600 WMC, Ltd........................    2,124,614
                                            ------------
                                               4,011,398
                                            ------------

           CANADA--4.2%
    29,398 Alcan Aluminum, Ltd.............    1,055,138
    82,064 BCE, Inc........................    1,855,884
    42,000 Canadian National Railway Co....    2,023,111
    69,600 Manulife Financial Corp.........    1,818,351
    72,900 Placer Dome, Inc................      796,621
     3,514 Potash Corp Saskatchewan, Inc...      215,530
                                            ------------
                                               7,764,635
                                            ------------

           FRANCE--5.3%
    38,505 Aventis S.A.....................    2,685,464
     6,867 Cie de St. Gobain...............    1,036,096
   534,607 Eurotunnel (c)..................      537,745
    22,106 ST Microelectronics.............      709,380
    68,215 Suez............................    2,064,534
    16,708 Vinci (c).......................      979,363
    31,848 Vivendi Universal...............    1,743,494
                                            ------------
                                               9,756,076
                                            ------------

           GERMANY--7.4%
    61,746 BASF AG.........................    2,294,714
    63,934 Bayer AG........................    2,037,409
    51,848 Deutsche Post AG (c)............      691,826
    35,999 EON Bank AG.....................    1,864,350
    12,517 Heidelberger Druck..............      472,978
    44,551 Karstadt Quelle AG..............    1,760,774
    34,322 Lufthansa AG (c)................      453,082
    24,986 MAN AG (c)......................      528,231
    46,900 Metro AG........................    1,663,660
     6,134 Muenchener Ruckverssicherungs AG    1,665,082
     4,529 RWE AG (c)......................      170,129
                                            ------------
                                              13,602,235
                                            ------------

           HONG KONG--2.0%
   428,000 Bank of East Asia, Ltd..........      922,112
   228,500 CLP Holdings....................      871,774
   522,000 China Mobile, Ltd...............    1,837,569
                                            ------------
                                               3,631,455
                                            ------------

           ITALY--0.6%
    99,500 Mediobanca SpA (c)..............    1,114,210
                                            ------------

           JAPAN--9.0%
    38,000 Canon, Inc......................    1,308,144

                                                 VALUE
  SHARES                                       (NOTE 1A)
           JAPAN--(CONTINUED)
    79,000 Chugai Pharmaceutical Co. (c)..... $    915,968
   103,000 Daiwa Securities Group, Inc.......      541,692
    15,800 Fanuc, Ltd........................      672,956
    60,000 Matsushita Electric Industry Co...      770,781
   191,000 Mitsubishi Estate.................    1,398,130
    50,000 Mitsui & Co.......................      247,691
   179,000 Mitsui Fudosan Co.................    1,366,308
    46,000 NEC Corp..........................      469,445
    78,000 Nikko Securities, Ltd.............      348,294
        80 Nippon Telegraph & Telephone Corp.      940,386
    77,000 Nomura Securities.................      987,406
    72,000 Sankyo Co.........................    1,233,799
    36,300 Sony Corp. (c)....................    1,659,698
   426,000 Teijin............................    1,635,585
   159,000 Toshiba Corp......................      546,142
    52,000 Yamanouchi Pharmaceutical.........    1,373,330
                                              ------------
                                                16,415,755
                                              ------------

           SINGAPORE--0.3%
    76,000 DBS Group Holdings, Inc...........      567,993
                                              ------------

           SOUTH KOREA--0.9%
    13,462 Kookmin Bank......................      512,348
    66,540 Korea Electric Power Corp.........    1,103,491
                                              ------------
                                                 1,615,839
                                              ------------

           SWITZERLAND--4.7%
    13,130 Nestle S.A........................    2,800,687
    30,760 Novartis AG.......................    1,112,075
    19,645 Roche Holdings AG (Bearer)........    1,402,707
       600 Serono S.A........................      523,861
    20,384 Swiss Reinsurance.................    2,051,174
    13,083 Syngenta AG.......................      677,957
                                              ------------
                                                 8,568,461
                                              ------------

           UNITED KINGDOM--10.9%
   136,345 BOC Group, Plc....................    2,101,113
    75,699 GlaxoSmithKline, Plc..............    1,896,181
   212,509 Great University Stores, Plc......    1,992,698
   269,922 National Grid Group, Plc..........    1,679,525
   159,890 Pearson, Plc......................    1,838,663
   282,264 Railtrack Group, Plc..............            0
   164,762 Reuters Group, Plc................    1,628,810
   187,344 Rio Tinto, Ltd....................    3,584,265
   140,789 Royal & Sun Alliance..............      807,970
   130,909 Scottish Power, Plc...............      723,198
   258,913 Shell Transportation & Trading Co.    1,776,643
   762,173 Vodafone AirTouch, Plc............    1,991,713
                                              ------------
                                                20,020,779
                                              ------------

                See accompanying notes to financial statements.

                                    MSF-197

METROPOLITAN SERIES FUND, INC.
SCUDDER GLOBAL EQUITY PORTFOLIO

INVESTMENTS AS OF DECEMBER 31, 2001

 COMMON STOCKS--(CONTINUED)


                                                     VALUE
  SHARES                                           (NOTE 1A)
           UNITED STATES--42.2%
    53,300 AOL Time Warner, Inc.................. $  1,710,930
   103,300 AT&T Corp.............................    1,873,862
    33,000 Allegheny Energy, Inc.................    1,195,260
    24,000 Amerada Hess Corp.....................    1,500,000
    37,400 American Home Products Corp...........    2,294,864
    16,200 American International Group, Inc.....    1,286,280
    49,500 Anadarko Petroleum Corp...............    2,814,075
    28,000 Anglo Amern Platinum Corp., Ltd. (ADR)    1,042,969
    36,700 Aracruz Celulose S.A. (ADR)...........      667,206
    16,400 Automatic Data Processing, Inc........      965,960
   156,000 Barrick Gold Corp. (ADR)..............    2,488,200
    50,800 Boston Properties, Inc................    1,930,400
    62,000 Burlington Resources, Inc.............    2,327,480
   124,400 Calpine Corp. (b) (c).................    2,088,676
    49,200 Comcast Corp. (b).....................    1,771,200
    32,100 Companhia Vale do Rio Doce (ADR)......      746,059
    27,500 Compania de Minas Buenaventura........      570,075
    72,600 Conoco, Inc...........................    2,054,580
   108,100 EMC Corp. (b).........................    1,452,864
   109,100 Edison International, Inc.............    1,647,410
    11,200 Electronic Arts, Inc. (b).............      671,440
    44,000 Electronic Data Systems Corp..........    3,016,200
    79,200 Equity Residential Properties Trust...    2,273,832
    61,400 Exelon Corp...........................    2,939,832
    47,200 ExxonMobil Corp.......................    1,854,960
    11,400 Genzyme Corp. (b) (c).................      682,404
    20,900 Guidant Corp. (b).....................    1,040,820
    41,300 Hewlett Packard Co....................      848,302
    21,500 Human Genome Sciences, Inc. (b).......      724,980
   107,800 Immunex Corp. (b).....................    2,987,138
    22,300 Impala Platinum Holdings (ADR) (c)....    1,045,564
    57,600 Intel Corp............................    1,811,520
    13,900 International Business Machines Corp..    1,681,344
    38,100 International Paper Co................    1,537,335
    31,500 Intuit, Inc. (b)......................    1,347,570
    51,900 KPMG Consulting, Inc..................      859,983
   145,052 Liberty Media Corp....................    2,030,728
    44,100 Lockheed Martin Corp..................    2,058,147
    23,900 Microsoft Corp. (b)...................    1,583,375
    59,300 Newmont Mining Corp...................    1,133,223
    35,500 Phillips Petroleum Co.................    2,139,230
    25,700 Sabre Holdings Corp...................    1,088,395
    78,750 Stillwater Mining Co. (b).............    1,456,875
    28,500 The Chubb Corp........................    1,966,500
    22,700 The St. Paul Cos., Inc................      998,119
   114,600 USEC, Inc.............................      820,536
    37,200 Unocal Corp...........................    1,341,804
    80,300 UnumProvident Corp....................    2,128,753
    12,700 Viacom, Inc. (b)......................      560,705
     4,100 eBay, Inc. (b) (c)....................      274,290
                                                  ------------
                                                    77,332,254
                                                  ------------
           Total Common Stocks
            (Identified Cost $172,739,716).......  164,401,090
                                                  ------------

BONDS & NOTES--6.7%

   FACE                                                VALUE
  AMOUNT                                             (NOTE 1A)
            FRANCE--0.1%
$       300 Eurotunnel Finance
             1.000%, 04/30/40 (d).................. $    309,772
                                                    ------------

            GERMANY--6.6%
 13,250,000 Federal Republic of Germany
             5.000%, 02/17/06......................   12,095,839
                                                    ------------
            Total Bonds & Notes
             (Identified Cost $12,921,039).........   12,405,611
                                                    ------------
 SHORT TERM INVESTMENT--2.6%

            REPURCHASE AGREEMENT--2.6%
  4,744,000 State Street Corp. Repurchase Agreement
             dated 12/31/01 at 1.620% to be
             repurchased at $4,744,427 on
             01/02/02, collateralized by
             $4,890,000 U.S. Treasury Bill 1.710%
             due 05/16/02 with a value of
             $4,843,545............................    4,744,000
                                                    ------------
            Total Short Term Investments
             (Identified Cost $4,744,000)..........    4,744,000
                                                    ------------
            Total Investments--99.0%
             (Identified Cost $190,404,755) (a)....  181,550,701
            Other assets less liabilities..........    1,792,490
                                                    ------------
            TOTAL NET ASSETS--100%................. $183,343,191
                                                    ============


                See accompanying notes to financial statements.

                                    MSF-198

METROPOLITAN SERIES FUND, INC.
SCUDDER GLOBAL EQUITY PORTFOLIO

 FORWARD CONTRACTS OUTSTANDING AT DECEMBER 31, 2001


                                  LOCAL                                UNREALIZED
FORWARD CURRENCY      DELIVERY   CURRENCY    AGGREGATE               APPRECIATION/
CONTRACT                DATE      AMOUNT     FACE VALUE  TOTAL VALUE (DEPRECIATION)
Japanese Yen (bought) 08/04/02   210,511,000 $ 1,700,000 $ 1,609,643    $(90,357)
Japanese Yen (sold)   08/04/02 1,509,825,000  12,300,000  11,544,664     755,336
                                                                        --------
Net Unrealized Appreciation on Forward Currency Contracts               $664,979
                                                                        ========

(a)Federal Tax Information:
   At December 31, 2001 the net unrealized depreciation on investments based on cost of $191,323,816 for federal income tax purposes was as follows:

Aggregate gross unrealized appreciation for all investments in which there is an excess of value over tax cost $ 15,503,381
Aggregate gross unrealized depreciation for all investments in which there is an excess of tax cost over value  (25,276,496)
                                                                                                               ------------
Net unrealized depreciation................................................................................... $ (9,773,115)
                                                                                                               ============

(b)Non-Income producing security.
(c)A portion or all of the security was on loan. As of December 31, 2001, the market value of securities loaned was $4,360,404 with cash collateral backing valued at $4,525,671.
(d)Coupon with variable rate.

Key to Abbreviations:
ADR--An American Depositary Receipt (ADR) is a certificate issued by a Custodian Bank representing the right to receive securities of the foreign issuer described. The value of ADRs is significantly influenced by trading on exchanges not located in the United States or Canada.

                                                       PERCENTAGE OF
          TEN LARGEST INDUSTRIES AT DECEMBER 31, 2001 TOTAL NET ASSETS
           1....  Communication Services.............       10.3%
           2....  Domestic Oil.......................        8.6
           3....  Mining.............................        8.4
           4....  Electric Utilities.................        7.7
           5....  Drugs & Health Care................        7.0
           6....  Foreign Government.................        6.6
           7....  Chemicals..........................        6.4
           8....  Insurance..........................        6.0
           9....  Computers & Business Equipment.....        4.0
          10....  Retail.............................        3.1

                See accompanying notes to financial statements.

                                    MSF-199

METROPOLITAN SERIES FUND, INC.
SCUDDER GLOBAL EQUITY PORTFOLIO

 STATEMENT OF ASSETS & LIABILITIES
DECEMBER 31, 2001

      ASSETS
        Investments at value..................                 $181,550,701
        Cash..................................                          585
        Foreign cash at value
         (Identified cost $11,350)............                       11,340
        Receivable for:
         Fund shares sold.....................                      154,534
         Open forward currency
          contracts--net......................                      664,978
         Dividends and interest...............                    1,050,772
         Foreign taxes........................                       97,622
         Collateral for securities loaned.....                    4,525,671
        Prepaid expense.......................                        9,410
                                                               ------------
          Total Assets........................                  188,065,613
      LIABILITIES
        Payable for:
         Fund shares redeemed................. $     56,823
         Withholding taxes....................       11,831
         Return of collateral for securities
          loaned..............................    4,525,671
        Accrued expenses:
         Management fees......................       95,321
         Other expenses.......................       32,776
                                               ------------
          Total Liabilities...................                    4,722,422
                                                               ------------
      NET ASSETS..............................                 $183,343,191
                                                               ============
        Net assets consist of:
         Capital paid in......................                 $205,746,801
         Undistributed net investment income..                    2,724,832
         Accumulated net realized gains
          (losses)............................                  (16,917,211)
         Unrealized appreciation
          (depreciation) on investments
          and foreign currency................                   (8,211,231)
                                                               ------------
      NET ASSETS..............................                 $183,343,191
                                                               ============
      Computation of offering price:
      CLASS A
      Net asset value and redemption price
       per share ($183,296,422 divided
       by 16,885,278 shares of beneficial
       interest)..............................                 $      10.86
                                                               ============
      CLASS E
      Net asset value and redemption price
       per share ($46,769 divided by
       4,312 shares of beneficial interest)...                 $      10.85
                                                               ============
      Identified cost of investments..........                 $190,404,755
                                                               ============

 STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001

   INVESTMENT INCOME
     Dividends...............................               $  3,456,560 (a)
     Interest................................                  3,626,032 (b)
                                                            ------------
                                                               7,082,592
   EXPENSES
     Management fees......................... $  1,183,408
     Directors' fees and expenses............       11,746
     Custodian...............................      240,537
     Audit and tax services..................       15,174
     Legal...................................          685
     Printing................................       71,888
     Insurance...............................        3,380
     Miscellaneous...........................          497
                                              ------------
       Total expenses........................                  1,527,315
                                                            ------------
   NET INVESTMENT INCOME.....................                  5,555,277
                                                            ------------
   REALIZED AND UNREALIZED GAIN (LOSS)
   Realized gain (loss) on:
     Investments--net........................  (12,830,185)
     Foreign currency transactions--net......   (4,183,330)  (17,013,515)
                                              ------------
   Unrealized appreciation (depreciation) on:
     Investments--net........................  (22,483,630)
     Foreign currency transactions--net......   (1,148,897)  (23,632,527)
                                              ------------  ------------
   Net gain (loss)...........................                (40,646,042)
                                                            ------------
   NET INCREASE (DECREASE) IN NET
    ASSETS FROM OPERATIONS...................               $(35,090,765)
                                                            ============

(a)Net of foreign taxes of $218,035
(b)Income on securities loaned $58,987

                See accompanying notes to financial statements.

                                    MSF-200

METROPOLITAN SERIES FUND, INC.
SCUDDER GLOBAL EQUITY PORTFOLIO

 STATEMENT OF CHANGES IN NET ASSETS



                                                                      YEAR ENDED    YEAR ENDED
                                                                     DECEMBER 31,  DECEMBER 31,
                                                                         2001          2000
                                                                     ------------  ------------
FROM OPERATIONS
  Net investment income............................................. $  5,555,277  $  2,826,587
  Net realized gain (loss)..........................................  (17,013,515)   17,286,664
  Unrealized appreciation (depreciation)............................  (23,632,527)  (22,652,695)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.................  (35,090,765)   (2,539,444)
                                                                     ------------  ------------
FROM DISTRIBUTIONS TO SHAREHOLDERS
  Net investment income
   Class A..........................................................   (4,485,808)      (93,296)
  Net realized gain
   Class A..........................................................  (18,251,081)     (619,020)
                                                                     ------------  ------------
  TOTAL DISTRIBUTIONS...............................................  (22,736,889)     (712,316)
                                                                     ------------  ------------
  INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS.   29,817,033    42,891,151
                                                                     ------------  ------------
  TOTAL INCREASE (DECREASE) IN NET ASSETS...........................  (28,010,621)   39,639,391
NET ASSETS
  Beginning of the year.............................................  211,353,812   171,714,421
                                                                     ------------  ------------
  End of the year................................................... $183,343,191  $211,353,812
                                                                     ============  ============
UNDISTRIBUTED (OVERDISTRIBUTED) NET INVESTMENT INCOME
  End of the year................................................... $  2,724,832  $  1,787,316
                                                                     ============  ============

OTHER INFORMATION:
CAPITAL SHARES

 Transactions in capital shares were as follows:

                                                                      YEAR ENDED                YEAR ENDED
                                                                   DECEMBER 31, 2001         DECEMBER 31, 2000
                                                               ------------------------  ------------------------
                                                                 SHARES         $          SHARES         $
                                                               ----------  ------------  ----------  ------------
CLASS A
  Sales.......................................................  1,892,515  $ 22,548,263   4,376,289  $ 63,833,314
  Reinvestments...............................................  1,901,078    22,736,889      48,923       712,316
  Redemptions................................................. (1,366,456)  (15,514,646) (1,485,878)  (21,654,479)
                                                               ----------  ------------  ----------  ------------
  Net increase (decrease).....................................  2,427,137  $ 29,770,506   2,939,334  $ 42,891,151
                                                               ==========  ============  ==========  ============
CLASS E
  Sales.......................................................      4,320  $     46,615           0  $          0
  Reinvestments...............................................          0             0           0             0
  Redemptions.................................................         (8)          (88)          0             0
                                                               ----------  ------------  ----------  ------------
  Net increase (decrease).....................................      4,312  $     46,527           0  $          0
                                                               ==========  ============  ==========  ============
  Increase (decrease) derived from capital share transactions.  2,431,449  $ 29,817,033   2,939,334  $ 42,891,151
                                                               ==========  ============  ==========  ============

                See accompanying notes to financial statements.

                                    MSF-201

METROPOLITAN SERIES FUND, INC.
SCUDDER GLOBAL EQUITY PORTFOLIO

 FINANCIAL HIGHLIGHTS


                                                                                   CLASS A
                                                          -----------------------------------------------------
                                                                  YEAR ENDED DECEMBER 31,         MARCH 3, 1997(A)
                                                          --------------------------------------       THROUGH
                                                            2001      2000      1999      1998    DECEMBER 31, 1997
                                                          --------  --------  --------  --------  -----------------
NET ASSET VALUE, BEGINNING OF PERIOD..................... $  14.62  $  14.91  $  12.38  $  10.85       $ 10.00
                                                          --------  --------  --------  --------       -------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income..................................     0.35      0.18      0.14      0.16          0.10
  Net realized and unrealized gain (loss) on investments.    (2.55)    (0.42)     2.93      1.57          0.86
                                                          --------  --------  --------  --------       -------
  Total from investment operations.......................    (2.20)    (0.24)     3.07      1.73          0.96
                                                          --------  --------  --------  --------       -------
LESS DISTRIBUTIONS
  Distributions from net investment income...............    (0.31)    (0.01)    (0.07)    (0.16)        (0.10)
  Distributions from net realized capital gains..........    (1.25)    (0.04)    (0.47)    (0.04)        (0.01)
                                                          --------  --------  --------  --------       -------
  Total distributions....................................    (1.56)    (0.05)    (0.54)    (0.20)        (0.11)
                                                          --------  --------  --------  --------       -------
NET ASSET VALUE, END OF PERIOD........................... $  10.86  $  14.62  $  14.91  $  12.38       $ 10.85
                                                          ========  ========  ========  ========       =======
TOTAL RETURN (%).........................................    (16.1)     (1.6)     25.2      16.0           9.6 (b)
Ratio of operating expenses to average net assets (%)....     0.80      0.78      0.87      0.96          0.78 (c)
Ratio of net investment income to average net assets (%).     2.90      1.43      1.23      1.61          1.66 (c)
Portfolio turnover rate (%)..............................       36        58        54        51            36
Net assets, end of period (000).......................... $183,296  $211,354  $171,714  $113,715       $60,712
The Ratios of operating expenses to average net assets
 without giving effect to the voluntary expense agreement
 would have been (%).....................................       --        --        --      1.01          1.14 (c)

                                                              CLASS E
                                                          ----------------
                                                           MAY 1, 200(A)
                                                              THROUGH
                                                          DECEMBER 31,2001
                                                          ----------------
NET ASSET VALUE, BEGINNING OF PERIOD.....................      $12.21
                                                               ------
INCOME FROM INVESTMENT OPERATIONS
  Net investment income..................................        0.00
  Net realized and unrealized gain (loss) on investments.       (1.36)
                                                               ------
  Total from investment operations.......................       (1.36)
                                                               ------
LESS DISTRIBUTIONS
  Distributions from net investment income...............        0.00
  Distributions from net realized capital gains..........        0.00
                                                               ------
  Total distributions....................................        0.00
                                                               ------
NET ASSET VALUE, END OF PERIOD...........................      $10.85
                                                               ======
TOTAL RETURN (%).........................................       (11.1)(b)
Ratio of operating expenses to average net assets (%)....        0.95 (c)
Ratio of net investment income to average net assets (%).        0.95 (c)
Portfolio turnover rate (%)..............................          36
Net assets, end of period (000)..........................      $   47
The Ratios of operating expenses to average net assets
 without giving effect to the voluntary expense agreement
 would have been (%).....................................          --

(a)Commencement of operations.
(b)Periods less than one year are not computed on an annualized basis.
(c)Computed on an annualized basis.

                See accompanying notes to financial statements.

                                    MSF-202

METROPOLITAN SERIES FUND, INC.

 NOTES TO FINANCIAL STATEMENTS--DECEMBER 31, 2001


1. SIGNIFICANT ACCOUNTING POLICIES:

   The Metropolitan Series Fund, Inc. (Fund) is registered under the Investment Company Act of 1940 as a diversified open end investment company. The Fund is a ''series'' type of mutual fund, which issues separate classes (or series) of stock. Each class or series represents an interest in a separate portfolio of Fund investments (''Portfolio''). Shares in the Fund are not offered directly to the general public and are currently available only to separate accounts established by Metropolitan Life Insurance Company (''MetLife''), New England Life Insurance Company (''NELICO''), General American Life Insurance Company, The MetLife Investors Group of Insurance Companies and other affiliated insurance companies ("the Insurance Companies"), as an investment vehicle for variable life insurance or variable annuity products, although not all Portfolios are available to all such separate accounts. Each Portfolio's shares may be divided into different classes. Currently the classes being offered by some or all Portfolios are named Class A, Class B, and Class E. The classes of a given Portfolio's shares are identical, except that certain additional charges (Rule 12b-1 fees) are made against Class B and Class E shares. The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with accounting principles generally accepted in the United States of America.

A. INVESTMENT SECURITY VALUATION:

   Portfolio securities that are traded on domestic stock exchanges are valued at the last price as of the close of business on the day the securities are being valued, or, lacking any sales, at the mean between closing bid and asked prices (except for the Loomis Sayles High Yield Bond Portfolio, which in the latter case would value such securities at the last bid price). Securities trading primarily on non-domestic exchanges are valued at the preceding closing price on the exchange where it primarily trades (or, in the case of the Loomis Sayles High Yield Bond and Scudder Global Equity Portfolios, the last sale). A security that is listed or traded on more than one exchange is valued at the quotation on the exchange determined to be the primary market for that security by the Board of Directors or its delegates. If no closing price is available, then such securities are valued by using the mean between the last current bid and asked prices or, second, by using the last available closing price (except for the Scudder Global Equity Portfolio which second values such securities at the last current bid, and third by using the last available price). Equity securities traded on a national securities exchange or exchanges or the NASDAQ National Market System are valued at their last sale price on the principal trading market. Equity securities traded on a national securities exchange or exchanges or on the NASDAQ National Market System for which there is no reported sale during the day, are valued at the last reported bid price (except for the Scudder Global Equity and the Neuberger Berman Partners Mid Cap Value Portfolios which would value such security first at the last sale, and second at the bid price). All non-U.S. securities traded in the over-the-counter securities market are valued at the last sale quote, if market quotations are available, or the last closing bid price, if there is no active trading in a particular security for a given day (except for the Neuberger Berman Partners Mid Cap Value Portfolio, which would be valued at the mean between closing bid and asked price). Where market quotations are not readily available for such non-domestic over-the-counter securities, then such securities will be valued in good faith by a method that the Board of Directors, or its delegates, believe accurately reflects fair value. Portfolio securities which are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market, and it is expected that for debt securities this ordinarily will be the over-the-counter market. Securities and assets for which market quotations are not readily available (e.g. certain long-term bonds and notes) are valued at fair value as determined in good faith by or under the direction of the Board of Directors of the Fund, including valuations furnished by a pricing service retained for this purpose and typically utilized by other institutional-sized trading organizations. Forward foreign currency exchange contracts are valued based on the closing prices of the forward currency contract rates in the London foreign exchange markets on a daily basis as provided by a reliable bank or dealer. Short-term instruments with a remaining maturity of sixty days or less are valued utilizing the amortized cost method of valuation. If for any reason the fair value of any security is not fairly reflected by such method, such security will be valued by the same methods as securities having a maturity of more than sixty days. As permitted under Rule 2a-7 of the 1940 Act, and subject to certain conditions therein, the State Street Research Money Market Portfolio employs the amortized cost method of security valuation which approximates fair market value.

                                    MSF-203

METROPOLITAN SERIES FUND, INC.

   Options, whether on securities, indices, or futures contracts, are valued at the last sales price available as of the close of business on the day of valuation or, if no sale, at the mean between the bid and asked prices. Options on currencies are valued at the spot price each day. As a general matter, futures contracts are marked-to-market daily. The value of futures contracts will be the sum of the margin deposit plus or minus the difference between the value of the futures contract on each day the net asset value is calculated and the value on the date the futures contract originated, value being that established on a recognized commodity exchange, or by reference to other customary sources, with gain or loss being realized when the futures contract closes or expires.

B. INVESTMENT SECURITY TRANSACTIONS:

   Portfolio security transactions are recorded on the trade date. Securities denominated in foreign currencies are translated at exchange rates prevailing on the respective dates traded. Dividend income is recorded on the ex-dividend date or, for certain foreign securities, when notified; interest income is accrued as earned. Transactions denominated in foreign currencies are recorded at the rate prevailing when earned or incurred. Realized gains and losses on investments and unrealized appreciation and depreciation are determined on the identified cost basis, which is the same basis used for federal income tax purposes. Asset and liability accounts that are denominated in foreign currencies are adjusted to reflect current exchange rates prevailing on the respective dates traded.

C. FEDERAL INCOME TAXES:

   It is the Fund's policy to comply with the requirements of the Internal Revenue Code and regulations thereunder applicable to regulated investment companies and to distribute all of its taxable income to shareholders. Therefore, no Federal income tax provision is required. As of December 31, 2001, the following portfolios had capital loss carryovers.

                                                       EXPIRING    EXPIRING    EXPIRING  EXPIRING
PORTFOLIO                                  TOTAL       12/31/09    12/31/08    12/31/07  12/31/06
---------                               ------------ ------------ ----------- ---------- --------
State Street Research Income........... $ 13,347,290 $          0 $11,872,641 $1,474,649     0
Loomis Sayles High Yield Bond..........   15,315,808   13,908,609          --  1,407,199     0
Lehman Brothers Aggregate Bond Index...    2,582,127      798,143   1,343,164    440,820     0
Putnam Large Cap Growth................   20,800,247   19,562,270   1,237,977         --     0
Scudder GLobal Equity..................   16,152,074   16,152,074           0          0     0
T. Rowe Price Large Cap Growth.........   26,706,946   26,706,946           0          0     0
Janus Mid Cap..........................  635,905,206  635,905,206           0          0     0
T. Rowe Price Small Cap Growth.........   25,542,676   25,542,676           0          0     0
MetLife Mid Cap Stock Index............      271,520      271,520           0          0     0
State Street Research Aggressive Growth  381,539,327  381,539,327           0          0     0
State Street Research Investment Trust.  253,425,660  253,425,660           0          0     0
State Street Research Money Market.....          114            0           6         32    76
State Street Research Diversified......  108,547,627  108,547,627           0          0     0
Janus Growth...........................    1,120,173    1,120,173           0          0     0
Franklin Templeton Small Cap Growth....      226,602      226,602           0          0     0
Morgan Stanley EAFE Index..............    2,822,295    2,822,295           0          0     0
Putnam International Stock.............   44,917,207   44,917,207           0          0     0

D. FOREIGN CURRENCY TRANSLATION:

   The books and records of the Fund are maintained in U.S. dollars. The values of securities, currencies and other assets and liabilities denominated in currencies other than U.S. dollars are translated into U.S. dollars based upon foreign exchange rates prevailing at the end of the period. Purchases and sales of investment securities, income and expenses are translated on the respective dates of such transactions. Since the values of investment securities are presented at the foreign exchange rates prevailing at the end of the period, it is not practical to isolate that portion of the results of operations arising from changes in exchange rates from that portion of the results of operations reflecting fluctuations arising from changes in market prices of the investment securities. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

   Net realized foreign exchange gains or losses arise from sales of foreign currency, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends,

                                    MSF-204

METROPOLITAN SERIES FUND, INC.

   interest, and foreign withholding taxes recorded by each Portfolio and the U.S. dollar equivalent of the amounts actually received or paid by each Portfolio. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities, other than investment securities, resulting from changes in the exchange rate.

E. FORWARD FOREIGN CURRENCY EXCHANGE CONTRACTS:

   A forward foreign currency exchange contract is an agreement between two parties to buy or sell a specific currency for a set price on a future date. The Fund may enter into forward foreign currency exchange contracts to hedge security transactions on holdings denominated in a foreign currency. Should foreign currency exchange rates move unexpectedly, the Fund may not achieve the anticipated benefits of the forward foreign currency exchange contracts and may realize a loss. The use of forward foreign currency exchange contracts involves the risk of imperfect correlation in movements in the price of the underlying hedged assets and foreign currency exchange rates. During the period that a contract is open, changes in the value of the contract are recognized as an unrealized gain or loss by ''marking to market'' on a daily basis. A realized gain or loss will be recognized when a contract is completed or canceled.

F. REPURCHASE AGREEMENTS:

   The Fund requires the custodian to take possession, to have legally segregated in the Federal Reserve Book Entry System, or to have segregated within the custodian's vault, all securities held as collateral for repurchase agreements. The market value of the underlying securities is required to be at least 102% of the resale price at the time of purchase. If the seller of the agreement defaults, and the value of the collateral declines, or if the seller enters an insolvency proceeding, realization of the value of the collateral by the Fund may be delayed or limited.

G. ESTIMATES AND ASSUMPTIONS:

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

H. EXPENSE REDUCTIONS:

   Certain portfolio trades are directed to brokers who paid a portion of the Portfolio's expenses. Amounts paid for each Portfolio are shown as expense reductions in the Statement of Operations of the respective Portfolio.

I. ''WHEN-ISSUED'' SECURITIES:

   Purchasing securities ''when-issued'' is a commitment by a Portfolio to buy a security before the security is actually issued. The amount of the Portfolio's payment obligation and the security's interest rate are determined when the commitment is made, even though no interest accrues until the security is issued, which is generally 15 to 120 days later. The Portfolio will segregate liquid assets with its custodian sufficient at all times to satisfy these commitments. If the value of the security is less when delivered than when the commitment was made, the Portfolio will suffer a loss.

J. CHANGE IN ACCOUNTING POLICY:

   The Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies, as revised, effective for its year beginning January 1, 2001. As required, the Fund began amortizing premiums on debt securities effective January 1, 2001. Prior to this date, the Fund did not amortize premiums on debt securities. The cumulative effect of this accounting change has no impact on the total net assets of the affected Portfolios but results in a decrease to the cost of securities and corresponding increase in net unrealized appreciation.

                                               NET UNREALIZED    ACCUMULATED
                                               APPRECIATION/  UNDISTRIBUTED NET
PORTFOLIO                                      (DEPRECIATION) INVESTMENT INCOME
---------                                      -------------- -----------------
Lehman Brothers Aggregate Bond Index Portfolio    $655,145        $(655,145)
State Street Research Income Portfolio........     308,814         (308,814)
Loomis Sayles High Yield Bond Portfolio.......       3,563           (3,563)
State Street Research Diversified Portfolio...     825,441         (825,441)
Scudder Global Equity Portfolio...............          --               --

                                    MSF-205

METROPOLITAN SERIES FUND, INC.

   The effect of this change for the Lehman Brothers Aggregate Bond Index Portfolio, the State Street Research Income Portfolio, the Loomis Sayles High Yield Bond portfolio, the State Street Research Diversified Portfolio and the Scudder Global Equity Portfolio for the year ended December 31, 2001, was to make the following reclassifications.

                                               NET UNREALIZED
                                               APPRECIATION/         NET               NET
PORTFOLIO                                      (DEPRECIATION) INVESTMENT INCOME REALIZED GAIN/LOSS
---------                                      -------------- ----------------- ------------------
Lehman Brothers Aggregate Bond Index Portfolio    $560,826)      $  (650,327)       $   89,501
State Street Research Income Portfolio........     760,231        (1,393,786)          633,555
Loomis Sayles High Yield Bond Portfolio.......       3,105            (3,489)              384
State Street Research Diversified Portfolio...     458,932        (2,311,324)        1,852,392
Scudder Global Equity Portfolio...............      25,338           (43,205)           17,867

2. PURCHASES AND SALES:

   For the year ended December 31, 2001, purchases and sales of securities (excluding short-term investments) for each of the Portfolios were as follows:

                                                      PURCHASES                     SALES
                                             --------------------------- ---------------------------
                                                 U.S.                        U.S.
PORTFOLIO                                     GOVERNMENT      OTHER       GOVERNMENT      OTHER
---------                                    ------------ -------------- ------------ --------------
State Street Research Investment Trust...... $         -- $2,613,430,905 $         -- $2,737,559,419
State Street Research Income................  426,568,435    368,682,702  410,713,515    291,580,050
State Street Research Diversified...........  666,493,809  2,464,816,279  950,182,993  2,228,171,462
State Street Research Aggressive Growth.....           --  1,617,404,682           --  1,623,250,896
MetLife Stock Index.........................           --    402,738,229           --    185,990,633
Putnam International Stock..................           --    254,748,436           --    243,211,123
Loomis Sayles High Yield Bond...............    1,498,698     35,219,477    1,479,664     28,607,784
Janus Mid Cap...............................           --  1,274,381,986           --  1,273,860,301
T. Rowe Price Small Cap Growth..............           --    112,270,992           --    117,516,788
Scudder Global Equity.......................    9,237,116     80,782,991    4,548,660     62,795,809
Harris Oakmark Large Cap Value..............           --    178,625,951           --     44,059,501
Neuberger Berman Partners Mid Cap Value.....           --    357,278,138           --    312,956,579
T. Rowe Price Large Cap Growth..............           --    123,927,005           --    107,698,423
Lehman Brothers Aggregate Bond Index........   69,633,856      7,471,048   27,214,393      7,915,669
Morgan Stanley EAFE Index...................           --     49,133,820           --      8,964,469
Russell 2000 Index..........................           --     87,749,208           --     61,730,290
Putnam Large Cap Growth.....................           --     68,710,932           --     34,200,552
State Street Research Aurora Small Cap Value           --    224,091,261           --     22,728,135
MetLife Mid Cap Stock Index.................           --     76,301,320           --     36,482,763
Janus Growth................................           --     22,928,584           --      9,947,449
Franklin Templeton Small Cap Growth.........           --     13,569,294           --      2,570,806

3. EXPENSES:

A. INVESTMENT MANAGEMENT AGREEMENTS: Prior to May 1, 2001, Metropolitan Life was the investment adviser to the Portfolios. Effective May 1, 2001, MetLife Advisers, LLC. (MetLife Advisers) became the investment adviser to the Portfolios. The Fund has entered into investment management agreements with MetLife Advisers. For providing investment management services to the Fund, MetLife Advisers receives monthly compensation at the annual rate of:

                                                          MANAGEMENT FEES
                                                             EARNED BY
                                        MANAGEMENT FEES  METLIFE ADVISERS
                                           EARNED BY           FROM          ANNUAL               BASED ON
                                       METROPOLITAN LIFE    MAY 1, 2001    PERCENTAGE          SERIES AVERAGE
                                            THROUGH           THROUGH      RATES PAID          DAILY NET ASSET
PORTFOLIO                               APRIL 30, 2001   DECEMBER 31, 2001 TO ADVISER           VALUE LEVELS
---------                              ----------------- ----------------- ---------- ----------------------------------
State Street Research Investment Trust    $4,659,723        $8,302,254       0.550%   Of the first $500 million
                                                                             0.500%   Of the next $500 million
                                                                             0.450%   On amounts in excess of $1 billion

                                    MSF-206

METROPOLITAN SERIES FUND, INC.

                                                                MANAGEMENT FEES
                                                                   EARNED BY
                                              MANAGEMENT FEES  METLIFE ADVISERS
                                                 EARNED BY           FROM          ANNUAL                BASED ON
                                             METROPOLITAN LIFE    MAY 1, 2001    PERCENTAGE           SERIES AVERAGE
                                                  THROUGH           THROUGH      RATES PAID           DAILY NET ASSET
PORTFOLIO                                     APRIL 30, 2001   DECEMBER 31, 2001 TO ADVISER            VALUE LEVELS
---------                                    ----------------- ----------------- ---------- ------------------------------------
State Street Research Income................    $  524,439        $1,130,058       0.350%   Of the first $250 million
                                                                                   0.300%   Of the next $250 million
                                                                                   0.250%   On amounts in excess of $500 million
State Street Research Money Market..........        35,935            83,628       0.250%   Of all assets
State Street Research Diversified...........     3,704,058         7,005,927       0.500%   Of the first $500 million
                                                                                   0.450%   Of the next $500 million
                                                                                   0.400%   On amounts in excess of $1 billion
State Street Research Aggressive Growth.....     3,053,251         5,304,212       0.750%   Of the first $500 million
                                                                                   0.700%   Of the next $500 million
                                                                                   0.650%   On amounts in excess of $1 billion
MetLife Stock Index.........................     3,098,491         6,293,988       0.250%   Of all assets
Putnam International Stock..................     1,194,893         2,167,714       0.900%   Of the first $500 million
                                                                                   0.850%   Of the next $500 million
                                                                                   0.800%   On amounts in excess of $1 billion
Loomis Sayles High Yield Bond...............       176,462           336,663       0.700%   Of all assets
Janus Mid Cap...............................     3,314,856         5,317,864       0.750%   Of the first $100 million
                                                                                   0.700%   Of the next $400 million
                                                                                   0.650%   On amounts in excess of $500 million
T. Rowe Price Small Cap Growth..............       521,942         1,012,463       0.550%   Of the first $100 million
                                                                                   0.500%   Of the next $300 million
                                                                                   0.450%   On amounts in excess of $400 million
Scudder Global Equity.......................       402,179           781,229       0.900%   Of the first $50 million
                                                                                   0.550%   Of the next $50 million
                                                                                   0.500%   Of the next $400 million
                                                                                   0.475%   On amounts in excess of $500 million
Harris Oakmark Large Cap Value..............       211,372           864,870       0.750%   Of the first $250 million
                                                                                   0.700%   On amounts in excess of $250 million
Neuberger Berman Partners Mid Cap Value.....       337,380           750,474       0.700%   Of the first $100 million
                                                                                   0.675%   Of the next $250 million
                                                                                   0.650%   Of the next $500 million
                                                                                   0.625%   Of the next $750 million
                                                                                   0.600%   On amounts in excess of $1.6 billion
                                                                                   0.600%   On amounts in excess of $50 million
T. Rowe Price Large Cap Growth..............       354,356           706,485       0.700%   Of the first $50 million
                                                                                   0.600%   On amounts in excess of $50 million
Lehman Brothers Aggregate Bond Index........       138,346           383,519       0.250%   Of all assets
Morgan Stanley EAFE Index...................        97,295           215,197       0.300%   Of all assets
Russell 2000 Index..........................       103,403           231,308       0.250%   Of all assets
Putnam Large Cap Growth.....................       104,973           267,751       0.800%   Of the first $500 million
                                                                                   0.750%   Of the next $500 million
                                                                                   0.700%   On amounts in excess of $1 billion
State Street Research Aurora Small Cap Value       288,279         1,305,014       0.850%   Of the first $500 million
                                                                                   0.800%   Of the next $500 million
                                                                                   0.750%   On amounts in excess of $1 billion
MetLife Mid Cap Stock Index.................    $   55,067        $  149,562       0.250%   Of all assets
Janus Growth (a)............................             0            38,389       0.800%   Of the first $500 million
                                                                                   0.750%   Of the next $500 million
                                                                                   0.700%   On amounts in excess of $1 billion
Franklin Templeton Small Cap Growth (a).....             0            38,225       0.900%   Of the first $500 million
                                                                                   0.850%   On amounts in excess of $500 million

(a)For the period May 1, 2001 through December 31, 2001.

   The Fund and MetLife Advisers have entered into various sub-investment management agreements. State Street Research & Management Company, a subsidiary of Metropolitan Life, is compensated to provide sub-investment

                                    MSF-207

METROPOLITAN SERIES FUND, INC.

   management services for the State Street Research Investment Trust, State Street Research Income, State Street Research Money Market, State Street Research Diversified, State Street Research Aggressive Growth, and State Street Research Aurora Small Cap Value Portfolios.

                                                 FEES EARNED BY STATE STREET
                                                         RESEARCH &
                                                     MANAGEMENT COMPANY
                                                     FOR THE YEAR ENDED
    PORTFOLIO                                         DECEMBER 31, 2001
    ---------                                    ---------------------------
    State Street Research Investment Trust......         $8,444,302
    State Street Research Income................          1,090,345
    State Street Research Money Market..........            119,563
    State Street Research Diversified...........          6,723,279
    State Street Research Aggressive Growth.....          5,074,790
    State Street Research Aurora Small Cap Value          1,019,773

   Metropolitan Life is the sub-investment adviser for the MetLife Stock Index, Lehman Brothers Aggregate Bond Index, Russell 2000 Index, Morgan Stanley EAFE Index, and the MetLife Mid Cap Stock Index Portfolios. MetLife Advisers pays Metropolitan Life a sub-investment management fee for each Index Portfolio equal to the costs incurred by Metropolitan Life in providing sub-investment management services to the Portfolio.

   Putnam Investment Management, LLC. is compensated to provide sub-investment management services for the Putnam Large Cap Growth Portfolio and the Putnam International Stock Portfolio. Loomis, Sayles & Company, L.P. is compensated to provide sub-investment management services for the Loomis Sayles High Yield Bond Portfolio. Janus Capital Corporation is compensated to provide sub-investment management services for the Janus Mid Cap Portfolio and Janus Growth Portfolio. T. Rowe Price Associates, Inc. is compensated to provide sub-investment management services for the T. Rowe Price Small Cap Growth and the T. Rowe Price Large Cap Growth Portfolios. Scudder Zurich Investments, Inc. is compensated to provide sub-investment management services for the Scudder Global Equity Portfolio. Harris Associates, L.P., is compensated to provide sub-investment management services for the Harris Oakmark Large Cap Value Portfolio. Neuberger Berman Management, Inc. is compensated to provide sub-investment management services for the Neuberger Berman Partners Mid Cap Value Portfolio. Franklin Advisers, Inc. is compensated to provide sub-investment management services for the Franklin Templeton Small Cap Growth Portfolio.

B. SERVICE AND DISTRIBUTION FEES:

   The Fund has adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act of 1940 for the Fund's Class B and Class E Shares. Under the Distribution Plan, the Class B and Class E shares of the Fund pay a fee to compensate the Insurance Companies (or their affiliates) and other broker-dealers and financial intermediaries involved in the offer and sale of Fund shares for promoting, selling, and servicing the Class B and Class E shares of the Portfolio. The fee under the Distribution Plan for each applicable class of a Portfolio's Shares is calculated as a percentage of that Portfolio's average daily net assets that are attributable to that Class. Currently, the fee is 0.25% per year for the Class B shares and 0.15% per year for the Class E shares. Amounts paid by each Portfolio for the year ended December 31, 2001 are shown as Service and Distribution fees in the Statement of Operations of the respective Portfolios.

C. VOLUNTARY SUBSIDIZATION OF PORTFOLIOS:

   MetLife Advisers has voluntarily agreed to subsidize all expenses, excluding those listed below, in excess of 0.20% of the net assets of Metlife Mid Cap Stock Index, State Street Research Aurora Small Cap Value, and Putnam Large Cap Growth Portfolios. Subsidization of expenses will continue until either each Portfolio's total net assets are at least $100 million, or after two years from inception, whichever is earlier. MetLife Advisers has agreed to subsidize, effective February 22, 2000 all expenses, excluding those listed below, in excess of .30% of the net assets of the Russell 2000 Index Portfolio until the Portfolio's total net assets are at least $200 million, or April 30, 2002, whichever is earlier.

   Metlife Advisers has agreed to subsidize all expenses, excluding those listed below, in excess of 0.40% of the net assets of the Morgan Stanley EAFE Index Portfolio until the Portfolio's total net assets are at least $200 million or April 30, 2002, whichever is earlier.

                                    MSF-208

METROPOLITAN SERIES FUND, INC.

   Expenses excluded from subsidization are: investment management fees payable to MetLife Advisers, Rule 12b-1 distribution fees, brokerage commissions on portfolio transactions (including any other direct costs related to the acquisition, disposition, lending or borrowing of portfolio investments), taxes payable by the Fund, interest and other costs related to borrowings by the Fund, and any extraordinary or non-recurring expenses (such as legal claims and liabilities and litigation costs and any indemnification related thereto). Amounts reimbursed by MetLife Advisers for the year ended December 31, 2001 are shown as Expense Reimbursements in the Statement of Operations of the respective Portfolios.

   MetLife Advisers has voluntarily agreed to waive fees or pay through April 30, 2002, all expenses (other than brokerage commission, taxes interest and any extaordinary or nonrecurring expenses) allocable to each Class that exceed the following annual percentages:

                                                MAXIMUM EXPENSE RATIO
                                               UNDER CURRENT VOLUNTARY
                                              EXPENSE DEFERRAL AGREEMENT    EXPENSES DEFERRED IN
-                                             -------------------------- 2001 (SUBJECT TO REPAYMENT
PORTFOLIO/CLASS                               CLASS A    CLASS B CLASS E  UNTIL DECEMBER 31, 2004)
---------------                               -------    ------- ------- --------------------------
Janus Growth Portfolio                         0.95%      1.20%   1.10%           $62,766
Franklin Templeton Small Cap Growth Portfolio  1.05%      1.30%   1.20%            69,557

   Such subsidy is subject to each Portfolio's obligation to repay MetLife Advisers in future years, if any, when the Portfolio's expenses for any class fall below the expense limit for that Class as stated above. Such deferred expenses may be charged to the applicable Portfolio in a subsequent year to the extent that the charge does not cause the expenses in such subsequent year to exceed the expense limits as stated above. The applicable Portfolio, however, is not obligated to repay any expense paid by MetLife Advisers more than three years after the end of the fiscal year in which such expense was incurred.

4. DIVIDENDS AND DISTRIBUTIONS:

   The Fund distributes, at least annually, substantially all net investment income and capital gains, if any, of each Portfolio, which will then be reinvested in additional full and fractional shares of the Portfolio. All net realized long- term or short-term capital gains of the Fund, if any, are declared and distributed at least annually to the shareholders of the Portfolio(s) to which such gains are attributable.

5. SECURITIES LENDING:

   The Fund has entered into a securities lending arrangement with the Fund's custodian, State Street Bank and Trust Co. (the ''custodian''). Under the agreement, the custodian is authorized to loan securities on the Fund's behalf. In exchange, the Fund receives either cash or securities collateral against the loaned securities. Each Portfolio receives collateral at least equal to 102% of the market value of the loaned securities (105% for foreign securities), at each loan's inception. Collateral must be maintained at least at 100% of the market value of the loaned securities for the duration of the loan. The cash collateral is invested in the Navigator Securities Lending Prime Portfolio, which invests in a variety of high quality U.S. dollar-denominated instruments. If the market value of the collateral at the close of trading on a business day is less than 100% of the market value of the loaned securities at the close of trading on that day, the borrower shall be required to deliver, by the close of business on the following business day, an additional amount of collateral, equal to at least 100% of the market value of all the loaned securities as of such preceding day. The Fund receives 70% of the annual net income from lending transactions, which is included in interest income of the respective Portfolios. The remaining 30% is used to defray the costs of securities lending. The Fund bears the risk of any deficiency in the amount of collateral available for return to a borrower due to a loss in an approved investment. Portfolios with outstanding loans at December 31, 2001 are footnoted at the end of each applicable Portfolio's schedule of investments.

6. FUTURES CONTRACTS:

   The Fund may buy and sell futures contracts (on recognized exchanges) on equity securities or stock indices as a hedge or to enhance return.

                                    MSF-209

METROPOLITAN SERIES FUND, INC.

   Futures contracts are agreements to buy or sell a security, or deliver a final cash settlement price in connection with an index, interest rate, currency, or other contracts not calling for physical delivery, for a set price in the future. A Portfolio must post an amount equal to a portion of the total market value of the futures contract as futures variation margin, which is returned when a Portfolio's obligations under the contract have been satisfied. From time to time thereafter, the Portfolio may have to post variation margin to maintain this amount as the market value of the contract fluctuates. Risks of entering into futures contracts (and related options) include the possibility that there may be an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

7. SUBSTITUTION:

   On April 27, 2001, the New England Zenith Westpeak Stock Index Series (the ''Substituted Portfolio'') transferred all of its net assets to the MetLife Stock Index Portfolio (the ''Replacement Portfolio'') in accordance with an order issued by the Securities and Exchange Commission, pursuant to Section 26(b) of the Investment Company Act of 1940, as amended (the ''1940 Act''), approving the substitution of shares of the Replacement Portfolio for shares of the Substituted Portfolio. The substitution was accomplished by exchanging 8,014,575 shares of the Replacement Portfolio's shares valued at $265,683,177 for 1,382,291 shares outstanding of the Substituted Portfolio on April 27, 2001. The aggregate net assets of the Replacement Portfolio and the Substituted Portfolio immediately before the substitution were $3,751,196,530 and $265,683,177, respectively.

8. PAYMENTS BY AFFILIATES:

   On January 17, 2001, State Street Research purchased commercial paper from the State Street Research Money Market Portfolio for $200,000 in excess of that security's value. The Portfolio recorded a realized loss of $200,000 on the transaction and a payment of an equal amount from State Street Research. State Street Research received no shares of the portfolio or other consideration in exchange for such contribution.

9. SUBSEQUENT EVENTS:

   On February 5, 2002, the Board of Directors of the Fund approved, subject to shareholder approval, the acquisition of the State Street Research Income Portfolio ("Income Portfolio") by the State Street Research Bond Income Series ("Bond Income Series") of the New England Zenith Fund and the acquisition of the State Street Research Money Market Portfolio ("Money Market Portfolio") by the State Street Research Money Market Series ("Money Market Series") of the New England Zenith Fund. On April 26, 2002, the shareholders of the Income Portfolio are expected to vote on a proposed Agreement and Plan of Reorganization providing for the acquisition of all the assets of the Income Portfolio by Bond Income Series in exchange for shares of Bond Income Series and the assumption by Bond Income Series of the liabilities of Income Portfolio and the shareholders of the Money Market Portfolio are expected to vote on a proposed Agreement and Plan of Reorganization providing for the acquisition of all the assets of the Money Market Portfolio by Money Market Series in exchange for shares of Money Market Series and the assumption by Money Market Series of the liabilities of Money Market Portfolio.

   The Board of Directors of the Fund also approved, subject to shareholder approval, the acquisition of the Loomis Sayles High Yield Bond Portfolio ("High Yield Portfolio") by the Lord Abbett Bond Debenture Portfolio ("Bond Debenture Portfolio") of the Met Investors Series Trust. On April 26, 2002, the shareholders of the High Yield Portfolio are expected to vote on a proposed Agreement and Plan of Reorganization providing for the acquisition of all the assets of the High Yield Portfolio by Bond Debenture Portfolio in exchange for shares of Bond Debenture Portfolio and the assumption by Bond Debenture Portfolio of the liabilities of High Yield Portfolio.

                                    MSF-210

METROPOLITAN SERIES FUND, INC.

 INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors of the Metropolitan Series Fund,
Inc.:

We have audited the accompanying statements of assets and liabilities, including the schedule of investments, of the Metropolitan Series Fund, Inc. comprising the State Street Research Money Market, Lehman Brothers Aggregate Bond Index, State Street Research Income, Loomis Sayles High Yield Bond, State Street Research Diversified, Harris Oakmark Large Cap Value, Janus Growth, MetLife Stock Index, Putnam Large Cap Growth, State Street Research Investment Trust, T. Rowe Price Large Cap Growth, Janus Mid Cap, MetLife Mid Cap Stock Index, Neuberger Berman Partners Mid Cap Value, State Street Research Aggressive Growth, Franklin Templeton Small Cap Growth, Russell 2000 Index, State Street Research Aurora Small Cap Value, T. Rowe Small Cap Growth, Morgan Stanley EAFE Index, Putnam International Stock, Scudder Global Equity Portfolios, collectively, the "Fund", as of December 31, 2001, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as at December 31, 2001, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the Portfolios constituting Metropolitan Series Funds, Inc. as of December 31, 2001, the results of their operations for the year then ended, the changes in their net assets for each of the two years in the period then ended, and the financial highlights for the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

February 15, 2002
Boston, Massachusetts

                                    MSF-211

METROPOLITAN SERIES FUND, INC.

 DIRECTORS AND OFFICERS (UNAUDITED)



Information about the Fund's Board of Directors and officers appears below. Each Director is responsible for overseeing all 22 Portfolios of the Fund. There is no limit to the term a Director may serve. The Fund's Statement of Additional Information has further information about the Directors and is available without charge by calling (800) 356-5015.

INTERESTEDDIRECTORS

Each Director below is an "interested person" (as defined by the Investment Company Act of 1940) in that Ms. Goggin is an employee, and Mr. Typermass, a former employee, of MetLife, which is an affiliate of MLA, the Investment Manager of the Fund.

                                      CURRENT                POSITION(S) PRINCIPAL OCCUPATIONSOVER PAST FIVE
NAME AND ADDRESS                  AGE POSITION(S) WITH FUND* HELD SINCE* YEARS, INCLUDING OTHER DIRECTORSHIPS*
----------------                  --- ---------------------- ----------- --------------------------------------------
Anne M. Goggin                    53  Director, Chairman of     2002     Chief Counsel, Individual Business, MetLife
Metropolitan Life Insurance           the Board, President               enterprise;Trustee and Chairman of the
Company                               and Chief Executive                Board, New England ZenithFund ("Zenith
1 Madison Avenue                      Officer                            Fund"); Senior Vice President andGeneral
New York, NY 10010                                                       Counsel, New England Financial ("NEF");
                                                                         Chairof the Board of Managers, President and
                                                                         Chief ExecutiveOfficer, MLA; Director, New
                                                                         England SecuritiesCorporation ("NES");
                                                                         formerly, President, GeneralCounsel,
                                                                         Secretary and Clerk, NES, 1993-1999.

Arthur G. Typermass               63  Director                  1998     Formerly, Senior Vice President and
43 Chestnut Street                                                       Treasurer, MetLife.
Garden City, NY 11530

NON-INTERESTED DIRECTORS
Each Director below is NOT an "interested person" (as defined by the Investment Company Act of 1940).
                                      CURRENT                POSITION(S)
NAME AND ADDRESS                  AGE POSITION(S) WITH FUND* HELD SINCE* PRINCIPAL OCCUPATIONS OVER PAST FIVE YEARS*
----------------                  --- ---------------------- ----------- --------------------------------------------

Steve A. Garban+                  64  Director                  1985     Formerly, Senior Vice President, Finance
The Pennsylvania State University                                        andOperations, and Treasurer, The
208 Old Main                                                             Pennsylvania StateUniversity.
University Park, PA 16802

Linda B. Strumpf                  54  Director                  2000     Vice President and Chief Investment Officer,
Ford Foundation                                                          FordFoundation.
320 E. 43rd Street
New York, NY 10017

Dean O. Morton+                   70  Director                  1993     Formerly, Executive Vice President, Chief
3200 Hillview Avenue                                                     OperatingOfficer and Director,
Palo Alto, CA 94304                                                      Hewlett-Packard Company.

Michael S. Scott Morton+          64  Director                  1993     Jay W. Forrester Professor of Management at
Massachusetts Institute of                                               SloanSchool of Management, MIT
Technology ("MIT")
50 Memorial Drive
Cambridge, MA 02139

Toby Rosenblatt                   63  Director                  2001     President, since 1999, and formerly, Vice
3409 Pacific Avenue                                                      President,Founders Investments, Ltd.
San Francisco, CA 94118

H. Jesse Arnelle                  68  Director                  2001     Counsel, Womble Carlyle Sandridge & Rice;
400 Urbano Drive                                                         formerly,Senior Partner, Arnelle, Hastie,
San Francisco, CA 94127                                                  McGee, Willis andGreene.

                                    MSF-212

METROPOLITAN SERIES FUND, INC.

OFFICERS

                          CURRENT                POSITION(S)
NAME AND ADDRESS      AGE POSITION(S) WITH FUND* HELD SINCE* PRINCIPAL OCCUPATIONS OVER PAST FIVE YEARS*
----------------      --- ---------------------- ----------- ------------------------------------------------------
John F. Guthrie, Jr.  58  Senior Vice President     2002     Manager and Senior Vice President, MLA; Senior Vice
MetLife Advisers, LLC                                        President, Zenith Fund, since 1995; Vice President,
501 Boylston Street                                          NEF.
Boston, MA 02116

Peter Duffy           46  Vice President and        2000     Senior Vice President, MLA, since December 1998;
MetLife Advisers, LLC     Treasurer                          Vice President, since 2002, and Treasurer, since 1998,
501 Boylston Street                                          Zenith Fund; Second Vice President, NEF; formerly,
Boston, MA 02116                                             Senior Vice President, New England Funds, L.P.

Thomas M. Lenz        43  Vice President and        2002     Assistant General Counsel, MetLife; General Counsel
MetLife Advisers, LLC     Secretary                          and Secretary, MLA, since 1998; Vice President, since
501 Boylston Street                                          2002, and Secretary, since 1998, Zenith Fund;
Boston, MA 02116                                             formerly, Vice President, State Street Bank and Trust
                                                             Company.

David W. Allen        45  Senior Vice President     2002     Head of Individual Life Product Management,
Metropolitan Life                                            MetLife; Senior Vice President, Zenith Fund, since
Insurance Company                                            2002.
501 Boylston Street
Boston, MA 02116

Hugh McHaffie         43  Senior Vice President     2000     Senior Vice President, MetLife, since 1999; Senior
Metropolitan Life                                            Vice President, Zenith Fund, since 2002; formerly,
Insurance Company                                            Vice President, Manufacturers Life North America.
501 Boylston Street
Boston, MA 02116

Thomas C. McDevitt    46  Vice President            2002     Vice President, Zenith Fund, since 1995.
MetLife Advisers, LLC
501 Boylston Street
Boston, MA 02116

Daphne Thomas-Jones   46  Vice President            2000     Assistant Vice President, since 1998, and formerly,
Metropolitan Life                                            Director, MetLife.
Insurance Company
One Madison Avenue
New York, NY 10010

   * Previous positions during the past five years with the Fund, MetLife, MLA, New England Zenith Fund, New England Financial, New England Funds, L.P. or New England Securities Corporation are omitted if not materially different.
   + Serves as a trustee, director and/or officer of one or more of the following companies, each of which has a direct or indirect advisory relationship with the Investment Manager or its affiliates: State Street Research Financial Trust, State Street Research Income Trust, State Street Research Money Market Trust, State Street Research Tax-Exempt Trust, State Street Research Capital Trust, State Street Research Master Investment Trust, State Street Research Equity Trust, State Street Research
     Securities Trust, State Street Research Growth Trust and State Street Research Exchange Trust.

                                    MSF-213

METROPOLITAN SERIES FUND, INC.

 FOOTNOTES TO PORTFOLIO MANAGER COMMENTARY

(1) The Lehman Brothers Aggregate Bond Index(R) includes most obligations of the U.S. Treasury, agencies and quasi-federal corporations, most publicly issued investment grade corporate bonds and most bonds backed by mortgage pools of GNMA, FNMA and FHLMC. The is an unmanaged measure of bond market performance. Direct investment in the Index is not possible.

(2) The Merrill Lynch High Yield Bond Index is an unmanaged measure of high-yield bond market performance. Direct investment in the Index is not possible.

(3) The Standard & Poor's 500 Index Composite Stock Price Index(R) is an unmanaged index representing the performance of 500 major companies, most of which are listed on the New York Stock Exchange. The S&P 500 performance has not been adjusted for ongoing management, distribution and operating expenses and sales charges applicable to mutual fund investments. Direct investment in the Index is not possible.

(4) The Russell 1000 Value Index(R) is an unmanaged measure of the largest capitalized U.S. domiciled companies with a less than average growth orientation. Companies in this Index generally have a low price-to-book and price-to-earnings ratio, higher divided yields and lower forecasted growth values. Direct investment in the Index is not possible.

(5) The Russell 1000 Growth Index(R) is an unmanaged measure of performance of the largest capitalized U.S. companies, within the Russell 1000 companies, that have higher price-to-book ratios and forecasted growth values. Direct investment in the Index is not possible.

(6) The Morgan Stanley Capital International (MSCI) EAFE Index(R) is an unmanaged, commonly used measure of performance for Europe, Australasia and the Far East. Direct investment in the Index is not possible.

(7) The Standard & Poor's MidCap 400 Index(R) is an unmanaged index measuring the performance of the mid-size company segment of the U.S. market. The Index consists of 400 domestic stocks chosen for market size, liquidity, and industry group representation. Direct investment in the Index is not possible.

(8) The Standard and Poor's MidCap 400 / Barra Value Index(R) is an unmanaged measure of performance of the stocks in the S&P MidCap 400 Index that are slower growing, undervalued and have a low price-to-book ratio. Direct investment in the Index is not possible.

(9) The Russell Midcap Growth Index(R) is an unmanaged measure of performance of those Russell Midcap companies (the 800 smallest companies in the Russell 1000 Index) with higher price-to-book ratios and higher forecasted growth values. Direct investment in the Index is not possible.

(10) The Russell 2500 Growth Index(R) is an unmanaged measure of performance of those Russell 2500 companies (the 2,500 smallest companies in the Russell 3000 Index) that have higher price-to-book ratios and higher forecasted growth values.

(11) The Russell 2000 Index(R) is an unmanaged measure of performance of the 2,000 smallest companies in the Russell 3000 Index. Direct investment in the Index is not possible.

(12) The Russell 2000 Value Index(R) is an unmanaged measure of performance of those Russell 2000 companies that have lower price-to-book ratios and lower forecasted growth values. Direct investment in the Index is not possible.

(13) The Russell 2000 Growth Index(R) is an unmanaged measure of performance of those Russell 2000 companies (small capitalization companies) that have higher price-to-book ratios and lower forecasted growth values. Direct investment in the Index is not possible.

(14) The MSCI World Index(R) is a capitalization weighted index that measures performance of stocks from around the world. Direct investment in the Index is not possible.

(15) Lipper Variable Products Fund Averages. Each of these is an average of the total return performance (calculated on the basis of net asset value) of funds with similar investment objectives to those of the subject Portfolio as calculated by Lipper Analytical Services, an independent mutual fund ranking service.

(A) The views expressed in the Management's Discussion and Analysis, for each Portfolio, are those of the Portfolio Manager as of December 31, 2001 and are subject to change based on market and other conditions. Information about a portfolio's holdings, asset allocation, industry allocation or country diversification is historical and is no indication of future portfolio composition, which will vary.

                                    MSF-214

METROPOLITAN SERIES FUND, INC.

 ECONOMIC AND CAPITAL MARKET REVIEW: 2001



ECONOMY
The year opened with the U.S. economy already slowing and in danger of slipping into a recession for the first time in over ten years. In early January 2001, the Federal Reserve initiated the first of what would be a series of interest rate cuts throughout the year in an effort to lift the slumping economy. While capital spending within the corporate sector sank dramatically during 2000, the consumer sector had remained relatively buoyant and kept the economy afloat even into the first quarter of 2001. However, adverse factors continued to mount during the first half of 2001 to test the resolve of the consumer: the equity market's decline continued to erode the perceived wealth of millions of Americans, rising unemployment and massive layoffs raised concerns about their financial security and the shrinking federal budget surplus foreshadowed tough decisions regarding tax and budget cuts. With the economy already teetering on the brink, the horrific terrorist attacks of September 11th most likely pushed it over the edge and into a recession. While the travel, insurance, and financial sectors were obviously impacted, all industries sensitive to the fluctuations in the economy were eventually affected as well.

Prior to the release of the preliminary fourth quarter Gross Domestic Product number in late January, economists and other "experts" were predicting that the economy would shrink 1.4% during the fourth quarter. Unexpectedly, due to a jump in government spending and a surprisingly strong consumer sector, the economy actually grew at a modest, but still positive real annualized rate of +0.2%. However, before we claim victory over recession, we should note the economy actually shrank on a "current dollar" basis, but because of a drop in the price deflator, the GDP was slightly positive on a "constant dollar" basis in which it is normally reported. In any case, the economy remains weak. For the entire year, the U.S. economy grew at real rate of only 0.1%. Other key economic statistics that show the extent of the deterioration of the economy over the year include: the 5.8% drop in Industrial Production, a decline of Capacity Utilization from 80% to 74%, the rise of the Unemployment Rate from 4.0% to 5.8%, the loss of nearly 2 million jobs, and the sharp drop in Consumer Confidence Index from 128.6 to 93.7. The virtual non-existence of inflation is also evidence of a very weak economy.

FIXED INCOME MARKET
In an environment of mostly declining interest rates, the broad bond market produced positive returns during 2001 as measured by the +8.4% return of the Lehman Brothers Aggregate Bond Index. The Federal Reserve Board initiated eleven rate cuts throughout the year that moved the Fed Funds Target Rate from 6.50% to a forty year low of 1.75%. These actions pushed short-term interest rates sharply lower as seen by the change in the Three Month Treasury Bill yield from 5.9% to 1.7%. However, at longer maturities, yields actually rose slightly, as seen by the rise in the yield of the Ten Year Treasury from 4.9% to 5.0%.

In a reversal from 2000, the investment grade credit sectors of Industrial and Yankee bonds produced superior total returns compared to the higher credit rated Government sectors of Treasuries and Agencies. However, investors did not embrace higher risk entirely, as the High Yield and Emerging Market

                                    [CHART]

                           1 Years      3 Years        5 Years        10 Years
                         Annualized    Annualized    Annualized      Annualized
                       Total Return   Total Return   Total Return   Total Return
                       ------------   ------------   ------------   ------------

U.S. STOCKS                (11.9%)        (1.0%)        10.7%           12.9%
Standard & Poor's 500
Composite Stock Price
(S&P 500) Index

U.S. MID CAP STOCKS         (0.6%)         10.2%        16.1%           15.0%
Standard & Poor's
Mid Cap 400
(S&P 400) Index

U.S. SMALL CAP STOCKS        2.5%           6.4%         7.5%           11.5%
Russell 2000(R) Index

INTERNATIONAL STOCKS        (21.4%)        (5.1%)        0.9%            4.5%
MSCI EAFE(R) Index

U.S. BONDS                    8.4%          6.3%         7.4%            7.2%
Lehman Brothers
Aggregate Bond Index

METROPOLITAN SERIES FUND, INC.

sectors trailed all other sectors. Consistent with the uneven shift of the yield curve, bonds with short or intermediate maturities did better than bonds with longer maturities. Despite the weaker economy, the yield spreads between Treasury and investment grade corporate bonds were actually narrower at the end of the year than they were at the beginning. Many analysts believe that the worst is behind us and expect a recovery by the middle of 2002. Even though the spread between the High Yield sector and Treasuries narrowed, it still remains much wider than it was at the end of 1998.

DOMESTIC EQUITIES
Common stocks fell again in 2001. This was the first time since 1974 that equities have declined in two calendar years in a row. Declining corporate profits, prospects for a weaker economy, stock valuations perceived by many as still being too high, and of course the September 11th terrorist attacks were seen as the primary factors for the market decline. While the Standard & Poor's 500 Index finished the year with a -11.9% return, it was a seesaw year as stock investors vacillated between pessimism and optimism. The market declined 11.9% in the first quarter, rose 5.9% in the second, declined 14.7% in the third quarter, and finished the year with 10.7% rise in the final quarter of the year.

Small Cap stocks (Russell 2000 Small Cap Index: +2.5%) did much better than Large Cap Stocks (Russell 1000 Index: -12.5%). Stocks of the largest companies (Russell Top 200: Index: -14.6) did even worse. Value style stocks, although still negative, did better than Growth style stocks for the second year in a row. Investors also shifted their focus between growth and value styles throughout the year. Real Estate Investment Trusts and Consumer Cyclicals were the best performing sectors during the year, while Utilities and Technology were the weakest.

INTERNATIONAL EQUITIES
Foreign equities were also down for the year as economic growth and corporate profits stagnated outside the U.S. as well. Developed countries, as measured by the MSCI EAFE Index, produced a -21.4% total return for the dollar-based investor for the year. Some of this decline can be attributed to the dollar's strength relative to most other currencies. Japan and Continental Europe were both down more than 20%, while the United Kingdom was down only 14%. As in the U.S., value stocks held up better than growth stocks within the foreign markets. Emerging market countries, led by strong positive growth in Asia, produced a modest positive return of 1.8%.

ECONOMIC OUTLOOK
Equity investors are hoping to build on a strong fourth quarter, but much will depend on the duration of the recession and the strength of any recovery. Weakness in the equity markets in early 2002 indicates that it will not be an easy or certain road. While the -4.9% change in the Lagging Economic Indicators Index over the course of year confirms the weak economy in 2001, the +2.4% change in the Leading Economic Indicators Index over the same period may bode well for 2002. Most economists are predicting the economy will come out of the recession by the middle of 2002 and settle into a modest rate of growth by the year's end.
                                     Prepared by MetLife Advisers, LLC
                                      A-2